Exhibit T3E.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
Intrum AB et al.,[1]	)	Case No. 24-90575 (CML)
)
	)	(Joint Administration Requested)
Debtors.	)
)

DISCLOSURE STATEMENT FOR

JOINT PREPACKAGED CHAPTER 11 PLAN

OF INTRUM AB AND ITS DEBTOR AFFILIATE

MILBANK LLP	PORTER HEDGES LLP

Dennis F. Dunne (pro hac vice pending)	John F. Higgins (TX 09597500)
Jaimie Fedell (pro hac vice pending)	M. Shane Johnson (TX 24083263)
55 Hudson Yards	1000 Main Street, 36th Floor
New York, New York 10001	Houston, TX 77002
Telephone: (212) 530-5000	Telephone: (713) 226-6000
Facsimile: (212) 530-5219	Facsimile: (713) 226-6248

Proposed Co-Counsel for Debtors in Possession	Proposed Co-Counsel for Debtors in Possession

Dated: November 17, 2024

[1]	The Debtors in these chapter 11 cases are Intrum AB and Intrum AB of Texas LLC. The Debtors’ service address in these chapter 11 cases is 801 Travis Street, STE 2101, #1312, Houston, TX 77002.

THIS SOLICITATION IS BEING CONDUCTED BY INTRUM AB AND ITS DEBTOR AFFILIATE (COLLECTIVELY, THE “DEBTORS”) TO OBTAIN SUFFICIENT ACCEPTANCES OF THE DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION (THE “PLAN”).

DISCLOSURE STATEMENT FOR

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF INTRUM AB AND ITS DEBTOR AFFILIATE

November 17, 2024

Solicitation of votes from Holders of outstanding

CLASS 3 RCF CLAIMS

CLASS 5 NOTES CLAIMS

EXCEPT AS OTHERWISE SPECIFIED HEREIN OR AS MAY BE COMMUNICATED BY THE DEBTORS, THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO THE CLASS 5 CLAIMS IS BEING MADE PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), INCLUDING SECTION 4(A)(2) THEREOF, AND APPLICABLE UNITED STATES STATE SECURITIES LAWS AND SIMILAR LAWS OF ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE.

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DELIVERY OF BALLOTS

For your vote to be counted, Ballots (as defined herein) reflecting your vote must be actually received by the Voting Agent (as defined herein) before 4:00 p.m. (prevailing Central Time), on November 13, 2024 (the “Voting Deadline”) unless extended by the Debtors. You should refer to the enclosed Ballot(s) for instructions on how to vote.

The record date for determining which Holders of Claims may vote on the Plan is October 15, 2024 (the “Voting Record Date”)

As soon as practicable after commencing the Chapter 11 Cases, the Debtors intend to request that the Bankruptcy Court schedule a hearing to approve this Disclosure Statement and confirm the Plan (the “Combined Hearing”) and establish December 1, 2024 as the date by which objections, if any, to the adequacy of the Disclosure Statement and Confirmation of the Plan must be filed with the Bankruptcy Court.

A COPY OF THE PLAN TO WHICH THIS DISCLOSURE STATEMENT RELATES IS ATTACHED HERETO AS EXHIBIT A. PLEASE NOTE THAT THE DESCRIPTION OF THE PLAN IN THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY PROVIDED FOR CONVENIENCE. IN THE CASE OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN ITSELF, THE PLAN WILL GOVERN.

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IMPORTANT INFORMATION FOR YOU TO READ

The Debtors have prepared this disclosure statement (this “Disclosure Statement”) in connection with the solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of Intrum AB and its Debtor Affiliate (as it may be amended, supplemented, restated, or modified from time to time, the “Plan”),2 and the information set forth herein may not be relied upon for any other purpose. The Debtors have not authorized any entity to provide any information about, or concerning, the Plan, other than the information contained in this Disclosure Statement. Nor have the Debtors authorized any entity to make any representations concerning the Debtors (together with their non-Debtor affiliates, the “Company” or “Intrum”) other than as set forth in this Disclosure Statement.

This Disclosure Statement sets forth certain information regarding the Company’s operations, its financial history and forecasts, the need for the Debtors to seek chapter 11 protection, significant events that are expected to occur during the Debtors’ chapter 11 cases, and the anticipated organization, operations, and liquidity of the reorganized Debtors upon emergence from chapter 11. This Disclosure Statement also describes the terms of the Plan, certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that the Holders of claims entitled to vote on the Plan must follow in order for their votes to be counted.

Intrum AB has entered into a Lock-Up Agreement with certain of the Debtors’ creditors (the “Consenting Creditors”), a redacted copy of the most recently amended and restated form of which is attached hereto as Exhibit B (the “Lock-Up Agreement”), that allows them to effectuate a recapitalization pursuant to the terms of the Plan. The Debtors anticipate the proposed restructuring to improve their financial condition and creditworthiness, and ensure their continued operations as a going concern.

The Debtors commenced solicitation of the votes on the Plan prior to filing petitions for bankruptcy protection, which they believe will minimize disruption to the Company’s day-to-day operations, reduce the cost of their restructuring, and ultimately be in the best interests of all of the Debtors’ stakeholders.

The Debtors therefore recommend, with the support of the Consenting Creditors, that all Holders of Claims entitled to vote on the Plan, once they have reviewed all of the information contained in this Disclosure Statement, the Plan, and other documents incorporated by reference hereto, vote to accept the Plan.

THE PLAN PROVIDES THAT CERTAIN ENTITIES AND PERSONS WILL BE DEEMED TO HAVE GRANTED THE THIRD-PARTY RELEASE CONTAINED IN ARTICLE VIII.D OF THE PLAN. EVEN IF YOU VOTE TO REJECT THE PLAN, YOU WILL BE BOUND BY THE THIRD-PARTY RELEASE UNLESS YOU VALIDLY AND TIMELY OPT-OUT OF THE

THIRD-PARTY RELEASE. FOR MORE INFORMATION ABOUT THE THIRD-PARTY RELEASE, PLEASE REFER TO SECTION IV.H.2.b OF THIS DISCLOSURE STATEMENT.

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan or the Lock-Up Agreement, as applicable.

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THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE, AND THE DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN, BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE PLAN, TO CONSULT WITH THEIR OWN ADVISORS WITH RESPECT TO LEGAL, BUSINESS, FINANCIAL, OR TAX MATTERS ARISING IN CONNECTION WITH THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

EACH HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN IS ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING. THE PLAN SUMMARY AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT WITH RESPECT TO THE PLAN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, WHICH CONTROLS IN THE EVENT OF ANY INCONSISTENCY OR INCOMPLETENESS.

UNLESS OTHERWISE STATED HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THEY WILL BE CORRECT OR ACCURATE AT ANY TIME AFTER THAT DATE.

ANY STATEMENTS IN THIS DISCLOSURE STATEMENT CONCERNING THE PROVISIONS OF ANY DOCUMENT ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE, REFERENCE IS MADE TO SUCH DOCUMENT FOR THE FULL TEXT THEREOF. CERTAIN DOCUMENTS DESCRIBED OR REFERRED TO IN THIS DISCLOSURE STATEMENT ARE NOT ATTACHED AS EXHIBITS BECAUSE OF THE IMPRACTICABILITY OF FURNISHING COMPLETE COPIES OF SUCH DOCUMENTS TO ALL RECIPIENTS OF THIS DISCLOSURE STATEMENT BUT ARE AVAILABLE UPON REQUEST TO THE DEBTORS. SUCH DOCUMENTS AND PLEADINGS WILL ALSO BE AVAILABLE ON THE COMPANY’S SOLICITATION WEBSITE AT https://cases.ra.kroll.com/IntrumAB. ALL INQUIRIES SHOULD BE DIRECTED TO THE SOLICITATION AGENT BY (A) WRITING TO INTRUM AB BALLOT PROCESSING CENTER, C/O KROLL RESTRUCTURING ADMINISTRATION LLC, 850 THIRD AVENUE, SUITE 412, BROOKLYN, NY 11232; OR (B) EMAILING INTRUMBALLOTS@RA.KROLL.COM (WITH “INTRUM SOLICITATION INQUIRY” IN THE SUBJECT LINE).

EXCEPT WHERE SPECIFICALLY NOTED HEREIN, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH THE GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

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THE COMPANY’S MANAGEMENT AND ADVISORS PREPARED THE FINANCIAL PROJECTIONS INCLUDED IN THIS DISCLOSURE STATEMENT. WHILE THESE FINANCIAL PROJECTIONS ARE PRESENTED WITH NUMERICAL SPECIFICITY, THEY ARE NECESSARILY BASED ON ESTIMATES AND CERTAIN ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT THEY CANNOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY DIFFER FROM ANY ASSUMED FACTS AND CIRCUMSTANCES. ALTERNATIVELY, ANY EVENTS AND CIRCUMSTANCES THAT COME TO PASS MAY WELL HAVE BEEN UNANTICIPATED AND, THUS, MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THESE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

AS TO THE DESCRIPTIONS OF LITIGATION OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, OR SHOULD BE CONSTRUED AS, AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

Neither this Disclosure Statement nor the Plan has been filed with, or approved or disapproved by, the United States Securities and Exchange Commission (the “SEC”) or any comparable state authority, and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the merits of the Plan. Any representation to the contrary is a criminal offense.

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b). The securities to be issued on or after the Effective Date will not be the subject of a registration statement filed with the SEC under the Securities Act, or any securities regulatory authority of any state under the applicable state securities law. To exempt the issuance of the Exchange Notes, the Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) in connection with the Plan from registration under the Securities Act, the Debtors intend to rely on section 1145(a) of the Bankruptcy Code or, to the extent not available, as, e.g., the Backstopped Notes, if issued to persons or entities that are “accredited investors” of the type described in Rule 501(a)(1), (2), (3), or (7) promulgated under the Securities Act or “qualified institutional buyers” as defined in Rule 144A under the Securities Act, on section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder (and in each case, on equivalent state law registration exemptions). The prepetition solicitation of votes on the Plan is being made in reliance on the exemption from the registration requirements of the Securities Act, including as provided by section 4(a)(2) thereof, and other applicable United States

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state securities laws and similar laws of any securities regulatory authority of any state. Neither the solicitation of votes on the Plan nor this Disclosure Statement constitutes an offer to sell securities (or a solicitation of an offer to acquire securities) in any state or jurisdiction in which such offer or solicitation is not authorized.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, SECTION 4(A)(2) OF THE SECURITIES ACT, OR ANY OTHER APPLICABLE EXEMPTION FROM SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology, such as “may,” “expect,” “anticipate,” “estimate,” “continue,” or the negatives thereof, as well as any similar or comparable language. You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis and financial projections forward-looking information contained herein are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

Subject to the terms hereof, this Disclosure Statement is provided, on a confidential basis, to the Holders of claims in Class 3 and Class 5 for use solely in connection with the consideration of the Plan. Its use for any other purpose is not authorized. Distribution of this Disclosure Statement by the recipients thereof to any person other than the holders of claims in Class 3 or Class 5 and any person retained to advise such Holders with respect to their participation in the Debtors’ restructuring is unauthorized and, until such time, if any, as the Plan is publicly filed with the Bankruptcy Court, any disclosure of its contents without the Company’s prior written consent is prohibited. Each Holder of claims in Class 3 or Class 5, by accepting delivery of this Disclosure Statement, agrees to the foregoing and agrees to make no copies or reproductions of this Disclosure Statement or any documents referred to in this Disclosure Statement in whole or in part (other than publicly available documents).

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TABLE OF CONTENTS

SECTION I. INTRODUCTION AND OVERVIEW OF THE PROPOSED RESTRUCTURING			6

A.	Solicitation Package		9
B.	Summary of Classification and Estimated Recoveries of Claims and Interests Under Plan		10
C.	Plan Solicitation		13
	1.	Parties Entitled to Vote on Plan	13
	2.	Voting Procedures, Ballots, and Voting Deadline	13
D.	Anticipated Restructuring Timetable		14

SECTION II. HISTORICAL INFORMATION			16

A.	Overview of the Company’s Business		16
B.	Selected Financial Information		18
C.	Corporate Governance		18
D.	Organizational Structure		18
E.	Prepetition Capital Structure		19
	1.	The RCF	20
	2.	Senior Secured Term Loan	20
	3.	Notes	21
F.	Events Leading to Commencement of Chapter 11 Cases		22
G.	Negotiation and Entry into Lock-Up Agreement		23
H.	Other recent events		26

SECTION III. ANTICIPATED EVENTS DURING CHAPTER 11 CASES			28

A.	Overview of Chapter 11		28
B.	First-Day Relief		28

SECTION IV. SUMMARY OF JOINT PREPACKAGED CHAPTER 11 PLAN			32

A.	Treatment of Claims and Interests		32
	1.	Administrative Claims	32
	2.	Professional Fee Claims	33
	3.	Priority Tax Claims	34
	4.	Restructuring Expenses	34
B.	Classification of Claims and Interests		35
	1.	Special Provision Governing Unimpaired Claims	36
C.	Acceptance and Rejection of the Plan		36
	1.	Voting Classes; Presumed Acceptance by Non-Voting Classes	36
	2.	Elimination of Vacant Classes	36
	3.	No Waiver	37
	4.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	37
	5.	Controversy Concerning Impairment	37

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	6.	Subordinated Claims	37
D.	Means for Implementation of the Plan		37
	1.	General Settlement of Claims and Interests	37
	2.	Restructuring Transactions	38
E.	Sources of Consideration for Plan Distributions		38
	1.	Issuance of the New Money Notes	38
	2.	Equity Issuance	40
	3.	SSRCF	41
	4.	Exchange Notes	41
	5.	Corporate Action	42
	6.	Corporate Existence	43
	7.	Vesting of Assets in the Reorganized Debtors	43
	8.	Cancellation of Prepetition Credit Agreements, Notes, Instruments, Certificates, and Other Documents	44
	9.	Effectuating Documents; Further Transactions	45
	10.	Certain Securities Law Matters	45
	11.	Section 1146(a) Exemption	46
	12.	Employee and Retiree Benefits	46
	13.	Preservation of Causes of Action	47
F.	Treatment of Executory Contracts and Unexpired Leases		47
	1.	Assumption of Executory Contracts and Unexpired Leases	47
	2.	Indemnification Obligations	49
	3.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	49
	4.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	49
	5.	Insurance Policies	51
	6.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	51
	7.	Reservation of Rights	51
	8.	Nonoccurrence of Effective Date	52
	9.	Contracts and Leases Entered into after Petition Date	52
G.	Provisions Governing Distributions		52
	1.	Distributions on Account of Claims and Interests Allowed as of the Effective Date	52
	2.	Rights and Powers of Disbursing Agent	52
	3.	Special Rules for Distributions to Holders of Disputed Claims and Interests	53
	4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	53
	5.	Claims Paid or Payable by Third Parties	55
	6.	Setoffs	56
	7.	Allocation Between Principal and Accrued Interest	56
	8.	Minimum Distributions	57
H.	Procedures for Resolving Disputed Claims		57
	1.	Disputed Claims Generally	57

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	2.	Objections to Claims	57
	3.	Estimation of Claims	58
	4.	Disallowance of Claims	58
	5.	No Distributions Pending Allowance	58
	6.	Distributions after Allowance	58
	7.	Claims Resolution Procedures Cumulative	58
	8.	Single Satisfaction of Claims	59
I.	Settlement, Release, Injunction, and Related Provisions		59
	1.	Compromise and Settlement	59
	2.	Discharge of Claims and Termination of Interests	59
	3.	Release of Liens	60
	4.	Releases by the Debtors	60
	5.	Releases by Holders of Claims and Interests	61
	6.	Exculpation	62
	7.	Injunction	63
J.	Conditions to Effective Date		64
	1.	Waiver of Conditions	67
K.	Modification, Revocation, or Withdrawal of Plan		67
	1.	Modification of the Plan	67
	2.	Effect of Confirmation on Modifications	67
	3.	Withdrawal of Plan	67
L.	Retention of Jurisdiction		68

SECTION V. VOTING PROCEDURES AND REQUIREMENTS			70

A.	Voting Deadline		70
B.	Voting Record Date		71
C.	Parties Entitled to Vote		71
D.	Ballots		71
E.	Agreements upon Furnishing Ballots		72
F.	Withdrawal or Change of Votes on the Plan		72
G.	Fiduciaries and Other Representatives		73
H.	Waivers of Defects, Irregularities, etc.		73
I.	Further Information, Additional Copies		73

SECTION VI. CONFIRMATION OF PLAN			73

A.	Combined Hearing		73
B.	Requirements for Confirmation of Plan – Consensual Confirmation		74
	1.	Acceptance by At Least One Impaired Class of Claims	74
	2.	Feasibility	74
	3.	Best Interests Test	75
C.	Requirements for Confirmation of Plan – Non-Consensual Confirmation		75
	1.	Unfair Discrimination	76
	2.	Fair and Equitable Test	76

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SECTION VII. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS			76

A.	U.S. Holders of Addressed Claims		78
B.	Consequences of Owning and Disposing of SSRCF, Exchange Notes, Noteholder Ordinary Shares, and Subscription Rights		80
	1.	Ownership of SSRCF and the Exchange Notes	80
	2.	Distributions on Noteholder Ordinary Shares	83
	3.	Sale, Exchange, or Other Taxable Disposition of Noteholder Ordinary Shares	84
	4.	Subscription Rights	84
	5.	Possible Treatment of the Company as a Passive Foreign Investment Company	85
C.	Accrued Interest		86
D.	Market Discount		86
E.	Information Reporting and Backup Withholding		87
F.	Importance of Obtaining Professional Tax Assistance		87

SECTION VIII. CERTAIN FEDERAL AND STATE SECURITIES LAW CONSIDERATIONS			87

A.	1145 Securities		88
B.	Private Placement		89

SECTION IX. RISK FACTORS			91

A.	Certain Bankruptcy Considerations		91
B.	Business-Related Risks		94
C.	Risks Related to the Restructuring Transaction		96
D.	Risks Related to the Exchange Notes and the Exchange Notes Collateral		97
E.	Risks Related to the New Money Notes and the New Money Notes Collateral		103
F.	Risks Relating to Noteholder Ordinary Shares		111
G.	Other Risks		112
H.	Certain Disclaimers		113

SECTION X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN			114

A.	Liquidation Under Chapter 7 or Chapter 11		114
B.	Alternative Plans of Reorganization		115

SECTION XI. CONCLUSION AND RECOMMENDATION			115

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EXHIBITS3

EXHIBIT A	Joint Prepackaged Chapter 11 Plan

EXHIBIT B	Lock-Up Agreement

EXHIBIT C	Backstop Agreement

EXHIBIT D	Financial Projections

EXHIBIT E	Liquidation Analysis

[3]	Each Exhibit is incorporated herein by reference.

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SECTION I.

INTRODUCTION AND OVERVIEW OF THE PROPOSED RESTRUCTURING

Intrum AB (“Intrum” or the “Company”) and its Debtor affiliate, as debtors and debtors in possession (collectively, the “Debtors”) submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in connection with the solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of Intrum AB and its Debtor Affiliate, dated as of October 17, 2024. A copy of the Plan is attached hereto as Exhibit A. In the event of any inconsistency between the terms of the Plan and the description of such terms in this Disclosure Statement, the terms of the Plan shall control. The Debtors are pleased to announce that the Plan provides for a restructuring of the Debtors’ capital structure (the “Restructuring”). As a result, the Debtors will emerge from the Chapter 11 Cases (as the “Reorganized Debtors”) as a stronger enterprise, with a sustainable capital structure that is better aligned with the Debtors’ present and future operating prospects.

Intrum is a public limited liability company incorporated under the laws of Sweden and has been listed on the Nasdaq Stockholm exchange since June 2002. It is a credit management servicing company and operates its business throughout a number of European countries with two service lines: “Servicing” and “Investing.” Through the Servicing segment, the Company provides credit management services which are focused on late payment and debt collection. The Company employs tailored debt collection strategies and solutions to maximize cash flow streams from loans and other overdue receivables for clients who outsource their debt collection function. The Company’s Investing segment focuses on purchasing portfolios of secured and unsecured loans and other overdue receivables from its servicing clients and other third parties for a portion of their nominal value, which the Company generally then services using its inhouse debt collection operations. Upon purchase of defaulted receivables, the Company implements long-term debt collection measures aimed at helping customers become debt free. As core values of the Company, empathy and adopting an ethical approach to helping indebted customers become debt free in a respectful manner, the Company and the Intrum Group interacts with every customer to craft solutions on the basis of their individual circumstances, for example through instalment plans that take account of each consumer’s payment capacity.

The Debtors and their non-debtor affiliates have approximately 80,000 clients and approximately 10,000 employees, as well as operations in 20 countries with approximately 250,000 calls with consumers on a daily basis. As of the date of this Disclosure Statement, the Debtors have approximately $4.656 billion of funded debt4, consisting of:

•	a secured revolving credit facility (the “RCF”) with total commitments of approximately $1.116 billion[5];

•	a secured term loan with Piraeus Bank S.A. (the “Senior Secured Term Loan”) with approximately $95 million outstanding[6]; and

[4]	Based on an exchange rate of 1 SEK = 0.086 USD (as of Petition Date).
[5]	As above.
[6]	As above.

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•	a total of 9 unsecured note issuances with approximately $3.445 billion in principal outstanding[7].

In recent years, the credit management services industry has been negatively impacted by high inflation and reduced access to capital markets owing to a decreased appetite from investors. As a response to this macroeconomic pressure, Intrum embarked on a move to a capital light business, moving away from balance sheet investments and pivoting towards its servicing segment. In January 2024, Intrum announced the sale of a portfolio of assets to affiliates of Cerberus Capital Management L.P. (“Cerberus”) for approximately 98% of its book value, intending to use the total net proceeds of the sale (SEK 7.2 billion ($619 million equivalent)8 to reduce its debt burden.

Despite the liquidity boost provided by the Cerberus transaction, markets reacted negatively to the announcement of the sale transaction. In early 2024, rating agencies downgraded Intrum’s long-term ratings citing, among other things, increasing net leverage and declining EBITDA as a result of the Cerberus transaction. Following these sequential events, the Company’s share price dropped significantly, trading down approximately 90% from 2021 highs to a trough in March 2024.

Facing pending debt maturities of approximately $3.314 billion9 in 2025 and 2026 alone, Intrum recognized significant risk of not being able to address these debt liabilities on the capital markets, as Intrum’s options to access unsecured financing on acceptable economic terms has become more limited as Intrum has battled negative market perception.

Accordingly, Intrum approached its lenders regarding a potential comprehensive restructuring transaction in Q2 2024. These negotiations bore fruit and on July 10, 2024 Intrum entered into a Lock-Up Agreement with, amongst others, an ad hoc group of noteholders (the “Notes Ad Hoc Group”) holding a majority of the principal amount outstanding under the Notes.

The Lock-Up Agreement contemplates a new money injection of about €526 million in new secured notes with the exchange of all existing notes with post-2024 maturities into second-lien exchange notes with extended maturities at a 10% discount to face value. It also contemplates an amendment and extension of the RCF on terms to be agreed with the RCF lenders. With the support of a majority by value of its Noteholders, the Company engaged in discussions with a steering committee of its RCF lenders regarding the terms of the Restructuring and on August 15, 2024, reached an agreement with lenders holding approximately 76% by value of the total commitments represented by the RCF on the terms of the restructuring as detailed in the Lock-Up Agreement as amended pursuant to an amendment and restatement agreement. A redacted copy of the Lock-Up Agreement is attached hereto as Exhibit B and incorporated herein by reference. Following the amendment and restatement to the Lock-Up Agreement, the Company sought support from additional creditors, and as of the date of this Disclosure Statement, lenders holding approximately 97% by value of the total commitments represented by the RCF and 73% in principal amount of the Notes have agreed to support the Restructuring and vote to accept the Plan by executing the Lock-Up Agreement.

[7]	Based on an exchange rate of 1 SEK = 0.086 USD (as of Petition Date).
[8]	As above.
[9]	As above.

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The Lock-Up Agreement and Plan contemplate, among other things: (i) an approximately two-year extension of the RCF maturity to June 30, 2028 (subject to certain springing maturity rights) and a reduction of the overall RCF from $1.962 billion to $1.116 billion (equivalents)10 in exchange for certain fees, pricing increase, and an enhanced collateral package; (ii) reinstatement of the Senior Secured Term Loan; (iii) the exchange of all existing unsecured notes issuances into second-lien exchange notes at a 10% discount to face value with staggered maturity dates from 2027-2030 (each existing unsecured notes issuance to be allocated proportionately across each exchange notes maturity), in exchange for, among other things, 10% of post-dilution equity and certain fees payable to consenting noteholders; (iv) a fully-backstopped new money injection of approximately €526 million ($573 million equivalent)11 in new secured notes to be utilized for discounted buy-backs; and (v) payment in full of all general unsecured claims.

The Plan contemplates the following stakeholder recoveries:

•

each Holder of an Allowed RCF Claim will receive, in full and final satisfaction, settlement, release and discharge of such Claim its pro rata share of the SSRCF; provided, that notwithstanding the foregoing, all Ancillary Facility Claims shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and claims under the applicable Ancillary Facility;

•	the Senior Secured Term Loan Claim will be Reinstated or otherwise paid in full in cash;

•

each Holder of an Allowed Notes Claim will receive, in full and final satisfaction, settlement, release, and discharge of such Claims (i) its pro rata share of the Exchange Notes; and (ii) its pro rata share of the Noteholder Ordinary Shares. Holders of Allowed Notes Claims will also receive their pro rata share of the Subscription Rights in accordance with the Lock-Up Agreement and the Rights Offering Documents;

•

each Holder of an Allowed General Unsecured Claim will receive either: (i) Reinstatement of such Allowed General Unsecured Claim; or (ii) payment in full in cash on (a) the Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim;

•	all Allowed Other Secured Claims and Allowed Other Priority Claims will be rendered Unimpaired; and

[10]	Based on an exchange rate of 1 SEK = 0.086 USD (as of Petition Date).
[11]	Based on an exchange rate of 1 EUR = 1.090 USD (as of Petition Date).

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•	the Existing Equity Interests will be reinstated on the Effective Date.[12]

Given the significant support for the Debtors’ restructuring, the Debtors have elected to pursue a prepackaged restructuring to maximize value by minimizing both the costs of restructuring and the impact on the Debtors’ businesses. The Debtors, with the support of the Consenting Creditors, believe that consummation of the proposed Restructuring will provide the Reorganized Debtors with the capital structure and liquidity necessary to continue operating as a going concern and execute on the Debtors’ long-term business plan—an outcome that benefits all stakeholders. Not only will the Plan help stabilize the Reorganized Debtors’ business in the near-term, but it will also position them to operate successfully for years to come and be competitive within their industry. The Debtors commenced the Chapter 11 Cases on November 15, 2024 and requested a hearing on confirmation of the Plan approximately 20 days thereafter.

In connection with developing the Plan, the Debtors conducted a careful review of their current business operations and compared their projected value as a going concern with their potential value in a liquidation, as well as estimated recoveries on account of Allowed Claims and Interests under each scenario. The Debtors concluded that the potential recoveries would be maximized by their continuing to operate as a going concern as their businesses have significant value that would not be realized in a liquidation, either in whole or in substantial part. For additional information on estimated recoveries under the Plan as compared to estimated recoveries in a liquidation, please refer to the discussion in Section VI.B.3, titled “Best Interests Test.” Accordingly, the Debtors, with the support of the Consenting Creditors, strongly recommend that, to the extent you are entitled to vote on the Plan, you vote to accept the Plan. Furthermore, please note that subject to the terms of the Lock-Up Agreement, the parties who have entered into or acceded to the Lock-Up Agreement other than the Abstaining Creditors (as defined in the Lock-Up Agreement) are required, in accordance with the terms of the Lock-Up Agreement to vote to accept the Plan.

A. Solicitation Package.

The “Solicitation Package” distributed to all Holders of Claims entitled to vote to accept or reject the Plan contains the following:

•	this Disclosure Statement,

•	the Plan (attached to this Disclosure Statement as Exhibit A),

•	the Lock-Up Agreement (a redacted version of which is attached to this Disclosure Statement as Exhibit B),[13]

•	the Backstop Agreement (a redacted version of which is attached to this Disclosure Statement as Exhibit C,)

[12]	Intrum will, prior to the Effective Date, hold an extraordinary general meeting to authorize the Board of Intrum to resolve on the issuance of the Noteholder Ordinary Shares on the Effective Date.
[13]	The signature pages to the Lock-Up Agreement have been redacted in accordance with the terms and conditions thereof.

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•	the Financial Projections (attached to this Disclosure Statement as Exhibit D),

•	the Liquidation Analysis (attached to this Disclosure Statement as Exhibit E), and

•

one or more ballots (each, a “Ballot”), as well as instructions describing the acceptable methods to submit the Ballots (via email, first class mail, overnight courier, or hand delivery to Kroll Restructuring Administration, LLC (“Kroll” or the “Voting Agent”) or in accordance with the instructions provided by your broker, bank, or other nominee, or the agent of a broker, bank, or other nominee (each of the foregoing, a “Nominee”)).

Each Ballot has been coded to indicate the Class of Claims that can be voted thereby. If you are a Holder of a Claim entitled to vote on the Plan and you did not receive a Ballot, received a damaged or wrong Ballot, or lost your Ballot, please contact Kroll by e-mail at intrumballots@ra.kroll.com.

In voting to accept or reject the Plan, you must use only the Ballot(s) sent to you with this Disclosure Statement, coded for the Class in which your Claim has been placed. For your vote to be counted, your properly filled-in Ballot(s) must be actually received by the Voting Agent no later than 4:00 p.m., prevailing Central Time, on November 13, 2024 (the “Voting Deadline”). For your vote to be counted, each Ballot must be properly executed, completed, and delivered to the Voting Agent in accordance with the instructions set forth in the Ballot such that it is actually received by the Voting Agent before the Voting Deadline. Votes submitted by fax or any other method outside of those contemplated in the Ballot or voting instructions, as applicable, will not be accepted or counted.

The Debtors anticipate commencing their chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and will request that their cases be jointly administered.

B. Summary of Classification and Estimated Recoveries of Claims and Interests Under Plan

The following table summarizes the classification of Claims and Interests under the Plan and estimated recoveries on account thereof. Although every reasonable effort was made to be accurate, the projections of recoveries are only estimates. The ultimate amounts of Allowed Claims may vary from the estimates set forth herein. As a result, the estimated recoveries set forth in this Disclosure Statement may vary from the actual recoveries realized. In addition, the ability to receive distributions under the Plan depends upon, among other things, the ability of the Debtors to obtain confirmation of the Plan and meet the conditions to the Plan’s effectiveness, as discussed in this Disclosure Statement. For additional information regarding the terms of the Plan and treatment of Allowed Claims and Interests thereunder, please refer to the discussion in Section IV, titled, “Summary of Joint Prepackaged Chapter 11 Plan,” as well as the Plan itself.

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Class	Type of Claim or Interest	Treatment of Claim/Interest	Estimated Recovery
1	Other Secured Claims	Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Majority Participating Lenders and the Majority Core Noteholder Group (not to be unreasonably withheld), either: (i) payment in full in Cash of its Allowed Other Secured Claim; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	100%

2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall either (i) receive Cash in an amount equal to such Allowed Other Priority Claim or (ii) be Reinstated.	100%

3	RCF Claims	In full and final satisfaction, settlement, release, and discharge of each Allowed RCF Claim, on the Effective Date, each Holder of such Allowed RCF Claim shall receive its pro rata share of the SSRCF; provided that notwithstanding the foregoing, all Ancillary Facility Claims shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and claims under the applicable Ancillary Facility. In addition, each Holder of an Allowed RCF Claim shall also receive Cash in an amount equal to all accrued and unpaid interest and all other premiums, fees, costs, or other amounts due and owing pursuant to, and in accordance with, the applicable Facility Agreement Documents, and all other premiums, fees, costs, or other amounts otherwise due and owing pursuant to, and in accordance with the applicable Facility Agreement Documents shall have been paid, regardless of when accrued and payable.[14]	100%

4	Senior Secured Term Loan Claims	At the option of the Debtors or the Reorganized Debtors, each Holder will receive (i) payment in full in Cash, (ii) such Allowed Senior Secured Term Loan Claim will be Reinstated, or (iii) such Holder will receive such other treatment so as to render its Allowed Senior Secured Term Loan Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	100%

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For the avoidance of doubt, the payment of all other premiums, fees, costs, or other amounts otherwise due and owing pursuant to, and in accordance with the applicable Facility Agreement Document shall include any amounts due to any agent under any such Facility Agreement Documents.

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Class	Type of Claim or Interest	Treatment of Claim/Interest	Estimated Recovery
5	Notes Claims	Each Holder of an Allowed Notes Claim shall receive (i) its pro rata share of the Exchange Notes (provided that Holders of an Allowed Notes Claim denominated in SEK shall receive Exchange Notes denominated in SEK and Holders of an Allowed Notes Claim denominated in Euro shall receive Exchange Notes denominated in Euro); and (ii) its pro rata share of the Noteholder Ordinary Shares. Holders of Allowed Notes Claims will also receive their pro rata share of the Subscription Rights in accordance with the Lock-Up Agreement and the Rights Offering Documents. On the Effective Date, each Holder of an Allowed Notes Claim shall also receive Cash in an amount equal to (i) all accrued and unpaid interest on the principal amount of such Allowed Notes Claim and (ii) all other premiums, fees, costs, or other amounts due and owing pursuant to the applicable Prepetition Finance Documents governing the Notes with respect to such Notes Claim. In each case, pro rata calculations shall be in accordance with the definition of the term “Pro Rata Share” in the Lock-Up Agreement.	91.6%[15]

6	General Unsecured Claims	Each Holder of an Allowed General Unsecured Claim shall receive either: (i) Reinstatement of such Allowed General Unsecured Claim; or (ii) payment in full in Cash on (a) the Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	100%

7	Intercompany Claims	All Intercompany Claims will be adjusted, Reinstated, contributed, set off, settled, cancelled and released, or discharged as determined by the Debtors or the Reorganized Debtors, as applicable, in their sole discretion, in accordance with the Lock-Up Agreement, Agreed Steps Plan and Restructuring Implementation Deed or may be compromised pursuant to the Swedish Reorganisation Plan.	0% -100%

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The Estimated Recovery for the Notes Claims of 91.6% is calculated as (i) 90% reinstatement into Exchange Notes plus (ii) the estimated value of the Noteholder Ordinary Shares. The latter is estimated based on the market capitalization as of Petition Date of SEK 5.26 billion which is expected to reflect dilution arising post-issuance of the Noteholder Ordinary Shares.

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Class	Type of Claim or Interest	Treatment of Claim/Interest	Estimated Recovery
8	Existing Equity Interests	Each Holder of an Existing Equity Interest shall have its Existing Equity Interest Reinstated.	100%

9	Intercompany Interests	All Intercompany Interests will be adjusted, Reinstated, contributed, set off, settled, cancelled and released, or discharged as determined by the Debtors or the Reorganized Debtors, as applicable, in their sole discretion, in accordance with the Agreed Steps Plan.	0% -100%

C. Plan Solicitation

As indicated above, the Debtors intend to implement the Restructuring through the confirmation of the Plan. The Debtors are solicitating votes in order to obtain sufficient acceptances of the Plan to permit its confirmation by the Bankruptcy Court. For further information and instructions on voting on the Plan, please refer to Section V, titled “Voting Procedures and Requirements.”

1. Parties Entitled to Vote on Plan

Under the Bankruptcy Code, only Holders of Claims and Interests that are “Impaired” and receiving distributions under the Plan and are entitled to vote to accept or reject the Plan. Holders of Claims or Interests that are Unimpaired under the Plan are, in accordance with section 1126(f) of the Bankruptcy Code, conclusively presumed to accept the Plan, and the solicitation of their votes is not required. Holders of Claims or Interests that are Impaired under the Plan but will neither receive nor retain any distribution under the Plan are, in accordance with section 1126(g) of the Bankruptcy Code, conclusively presumed to reject the Plan, and the solicitation of their votes is not required either.

Holders of Claims in Classes 3 (RCF Claims) and 5 (Notes Claims) are Impaired under the Plan and receiving distributions thereunder. The Debtors are therefore soliciting votes from the holders of Claims in these Classes.

Holders of Claims and Interests, as applicable, in Classes 1 (Other Secured Claims), 2 (Other Priority Claims), 4 (Senior Secured Term Loan Claims), 6 (General Unsecured Claims), 7 (Intercompany Claims), 8 (Existing Equity Interests), and 9 (Intercompany Interests) are either Unimpaired or Impaired but not receiving any distribution under the Plan and therefore are not entitled to vote to accept or reject the Plan.

2. Voting Procedures, Ballots, and Voting Deadline

If you have received a Ballot, you should read the materials in the Solicitation Package in their entirety, including the instructions set forth in the Ballot. These materials contain important information concerning how your Claim has been classified for voting purposes and how your vote will be tabulated. After carefully reviewing the Solicitation Package, please indicate your acceptance or rejection of the Plan on the Ballot. The Debtors will not count any votes transmitted by a Ballot that does not indicate either acceptance or rejection of the Plan or indicates both acceptance and rejection of the Plan. All Holders of Claims who receive an opt out form have the ability to opt out of the Third-Party Releases.

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Each Ballot has been coded to reflect the Class of Claims it relates to. You must use only the Ballot(s) sent to you with this Disclosure Statement and follow the applicable instructions. If you have Claims in more than one Class, you should use a separate Ballot to vote in each such Class. For your vote to be counted, your Ballot(s) must be actually received by the Voting Agent no later than the Voting Deadline. Any Ballot received after the Voting Deadline will be counted only in the Debtors’ sole discretion. For your vote to be counted, your Ballot must be properly executed, completed, and timely delivered in accordance with the instructions set forth thereon. Do not return any debt instruments with your Ballot(s). Please review the Ballot or voting instructions included in your Solicitation Package for further guidance on how to properly submit your vote(s) before the Voting Deadline.

If you have any questions about the amount of your Claim(s), the procedure for voting your Claim(s), the Solicitation Package, or if you wish to obtain, at your own expense, an additional copy of this Disclosure Statement and its exhibits, please contact the Voting Agent, by e-mail at intrumballots@ra.kroll.com.

D. Anticipated Restructuring Timetable

The Debtors have filed a motion seeking entry of an order scheduling the Combined Hearing to consider (i) the adequacy of information contained in this Disclosure Statement, (ii) approval of the solicitation of votes on the Plan, and (iii) confirmation of the Plan. The Debtors expect that notice of the Combined Hearing will be mailed to all known Holders of Claims and Interests and published in the New York Times and the Financial Times or another similar newspaper approximately twenty-eight (28) days before the date by which objections either to the adequacy of information contained in this Disclosure Statement or to the confirmation of the Plan must be filed. For additional information regarding the Combined Hearing, please refer to Section VI.A, titled “Combined Hearing.”

Assuming the Bankruptcy Court approves the Debtors’ scheduling request, the Debtors anticipate that the Combined Hearing will be held within approximately twenty (20) days after the Petition Date.

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The Debtors anticipate emerging from the Chapter 11 Cases by the close of Q1 2025 or early Q2 2025. For additional information regarding the anticipated Chapter 11 Cases, please refer to Section III, titled “Anticipated Events During Chapter 11 Cases.” Based on the foregoing, the Debtors are anticipating the following case timeline:

Proposed Confirmation Schedule
Event	Proposed Date
Voting Record Date	October 15, 2024
Solicitation Commencement Date	October 17, 2024
Voting Deadline	November 13, 2024, at 4:00 p.m. (CT)
Deadline for Non-Voting Holders to Submit Release Opt-Out Form	November 13, 2024, at 4:00 p.m. (CT)
Petition Date	November 15, 2024
Plan Supplement Filing Deadline	November 29, 2024
Plan/Disclosure Statement Objection Deadline	December 1, 2024 at 4:00 p.m. (CT)
Deadline to File Brief in Support of Confirmation and Reply Deadline	December 3, 2024
Combined Hearing	December 5, 2024

Prior to or following confirmation of the Plan, the Debtors intend to commence a proceeding which will allow for implementation of the Plan with respect to Intrum in Sweden through a Swedish company reorganisation (Sw. företagsrekonstruktion) (the “Swedish Reorganisation” and, such plan, the “Swedish Reorganisation Plan”) pursuant to the Swedish Company Reorganisation Act (Sw. lag (2022:964) om företagsrekonstruktion) (the “Swedish Reorganisation Act”). Intrum anticipates submitting a request for plan negotiations, together with the Swedish Reorganisation Plan, to the Swedish Court during January 2025. The Swedish Court will determine the date for, and summon amongst others, Intrum and the affected parties (impaired creditors) to a plan hearing for the purposes of voting on the Swedish Reorganisation Plan. The plan hearing shall take place within three (3) to five (5) weeks after the decision on plan negotiations (likely during February 2025). Assuming the Swedish Reorganisation Plan is approved by the affected parties and/or confirmed by the Swedish Court, Intrum anticipates the Swedish Reorganisation Plan Confirmation during March or first half of April 2025, and targets to emerge from the Swedish Reorganisation at the same time.

In connection with the Restructuring Transactions, it is also proposed that the Intrum Group’s corporate structure will be reorganized and all assets and liabilities of Intrum AB hived down to newly created subsidiaries of Intrum AB ahead of the Effective Date (further details of which are set out in Section II. F herein). The Debtors have commenced work on the steps required to effect the hive down.

Pursuant to the Lock-Up Agreement, the Debtors are required to implement and consummate the Restructuring Transactions by the ‘Long-Stop Date’ prescribed in the Lock-Up Agreement, being (unless otherwise agreed by the requisite creditor majorities) March 31, 2025, or, if a Compromise Process (as defined in the Lock-Up Agreement) remains ongoing at such time, May 31, 2025.

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SECTION II.

HISTORICAL INFORMATION

A. Overview of the Company’s Business

Intrum is a public limited liability company incorporated under the laws of Sweden. Its principal business address is at Riddargatan 10, 114 35, Stockholm, Sweden. Intrum was registered in 2001 (corporate identity number 556607-7581) and has been listed on the Nasdaq Stockholm exchange since June 2002. Intrum was listed on the Nasdaq Stockholm, Large Cap list in 2016.

Intrum’s current brand was established in 2017 following Intrum’s acquisition of the entire issued share capital of Lindorff AB (“Lindorff”) in exchange for newly issued shares in Intrum (the “Merger”). Prior to the Merger, Intrum was known as “Intrum Justitia”, and its origins can be traced to Sven Göransson founding a credit management services company in 1923 in Sweden. The companies that Sven Göransson founded became pioneers in developing processes to obtain credit information prior to lending and in specialized collection operations. Following World War II and throughout the 1960’s, one of the companies founded by Sven Göransson, Justitia Inkasso och Juridiska byrå AB, became Sweden’s premier collection agency. By the 1980s its value proposition included a comprehensive range of services for credit administration, including collection, financial and administrative services and factoring. In 1982, Justitia Inkasso och Juridiska byrå AB changed its name to Intrum Justitia AB (publ). In the years following, Intrum Justitia continued to expand, both through acquisitions and organic growth, to become one of Europe’s leading credit management companies.

Lindorff was founded in 1898 in Norway by Eynar Lindorff. From its origins in Norway, it grew to become one of the leading credit management providers in Europe. In October 2014, Nordic Capital acquired 85% of Lindorff and in mid-2015, Nordic Capital increased its ownership of Lindorff to 91%. Lindorff operated solely in Norway until 1998, after which it expanded into other Nordic and Baltic countries. Upon completion of the Merger, Intrum became the leading credit management provider in Europe.

In February 2017, the Company completed the acquisition of First Credit Ltd (currently under the name of non-Debtor Intrum UK), re-entering into the British market. In October 2017, it entered the Greek market by acquiring a debt portfolio from Eurobank. In November 2018, it entered into a partnership with Intesa Sanpaolo S.p.A. which resulted in the formation of non-Debtor Intrum Italy S.p.A. In October 2019, the Company strengthened its Greek operations and entered into a partnership with Piraeus, acquiring 80% of Piraeus Bank’s Recovery Banking Unit in combination with a long-term non-performing exposure servicing agreement, establishing a leading independent credit management platform in Greece.

The Company operates its business with two service lines: “Investing” and “Servicing” These service lines are subdivided into four geographical groups, each composed of different European countries. Intrum’s integrated business model enables the Company to support clients in two ways: by buying portfolios of overdue accounts, and by servicing accounts – mainly collecting debts – on an outsourced basis.

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The Company’s Investing segment focuses on purchasing portfolios of secured and unsecured loans and other overdue receivables from its clients for a portion of their nominal value, which the Company generally then services using its inhouse debt collection operations. Upon purchase of defaulted receivables, the Company implements long-term debt collection measures aimed at helping customers become debt free. As core values of the Company, empathy and adopting an ethical approach to helping indebted customers become debt free in a respectful manner, the Company interacts with every customer to craft solutions on the basis of their individual circumstances, for example through instalment plans that take account of each consumer’s payment capacity. The Investing segment also houses the Company’s REO offering. Either (i) in the course of its recovery activities for secured loans (or infrequently in relation to unsecured loans with personal guarantees), or (ii) as an outright investment strategy, the Company directly or indirectly, and sometimes alongside its co-investors, holds title to real estate (“REOs”) that are expected to be eventually resold. The Company arranges for the sale of REOs using internal and external resources and networks and its REO ownership/exposure is concentrated in Spain and Hungary.

Through the Servicing segment, the Company provides credit management services which are focused on late payment and debt collection. The Company employs tailored debt collection strategies and solutions to maximize cash flow streams from loans and other overdue receivables for clients who outsource their debt collection function. In addition to, and generally in combination with, collection services, the Company provides capabilities in alternative solutions and offers clients a wide range of value-added services prior to loans and receivables becoming overdue. The value-added service offering includes credit information and analysis on individuals and companies to help the Company’s clients assess their potential customers’ payment capacity, data extraction and modelling, selection and scoring of potential customers and a full suite of services relating to accounts receivable, including invoicing, reminders and account ledger services. For the twelve months ended December 31, 2023, the Servicing segment generated revenue of SEK 10.294 billion ($885 million equivalent)16, excluding revenue generated from portfolios of loans and other overdue receivables that the Company owns.

The Company has, in recent years been moderating and re-evaluating its investment pace to lay the foundation for a transition to a ‘capital-light’ and client centric platform in line with its strategic agenda. As such, the Group has seen a trend of increasing profitability and revenues in its Servicing segment whilst income attributable to the Investing segment has been declining. In line with its strategic direction, in July 2024 the Company entered into a joint venture agreement with Cerberus allowing Intrum to scale its investment activity without increasing its debt, providing servicing and additional portfolio management revenues. The Company is also exploring further structures (including joint ventures and asset management fund vehicles) to support its transition and growth in the Servicing segment whilst maintaining a ‘capital-light’ business model.

As of the date of this Disclosure Statement, the Company has approximately 80,000 clients and approximately 10,000 employees, as well as operations in twenty (20) countries with approximately 250,000 calls with consumers on a daily basis.

[16]	Based on an exchange rate of 1 SEK = 0.086 USD (as of Petition Date).

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B. Selected Financial Information

For the twelve months ended December 31, 2023, the Company generated income of SEK 8.247 billion ($709 million equivalent)17 from its Investing segment. As of December 31, 2023, the book value of assets held by the Company’s Investing segment was SEK 35.294 billion ($3.035 billion equivalent)18 with an ERC of SEK 74 billion ($6.4 billion equivalent).19

For the twelve months ended December 31, 2023, the Company generated income of SEK 10.294 billion ($885 million equivalent)20 from its Servicing segment.

C. Corporate Governance

Intrum Group is controlled by Intrum AB, a Swedish public company domiciled in Stockholm with its shares listed on the Nasdaq Stockholm exchange.

As of the Petition Date, the directors of Intrum AB are Magnus Lindquist (Chairman), Michel van der Bel, Debra Davies, Geeta Gopalan, Andreas Näsvik, Philip Thomas and Ragnhild Wiborg.

Examples of external regulations affecting governance at Intrum AB include:

•	The Swedish Companies Act;

•	Nasdaq Stockholm’s Rule Book for Issuers;

•	Luxembourg Stock Exchange’s regulations for issuers (SOL);

•	The Market Abuse Regulation (MAR); and

•	The Swedish Code of Corporate Governance;

D. Organizational Structure

Intrum AB is the ultimate parent entity of the Intrum group including its Debtor affiliate and non-Debtor affiliates and is a publicly traded corporation with its primary listing on Nasdaq Stockholm. Nordic Capital controls 30.13% of Intrum’s voting stock and is Intrum’s largest shareholder. AMF Pension & Fonder and Vanguard, who control 5.75% and 2.51% of Intrum’s voting stock respectively, are the second and third largest shareholders. The remaining voting stock is held by other public shareholders. The Company is comprised of 134 entities although only two entities in the corporate structure, including Intrum AB, are chapter 11 debtors. A chart illustrating the Company’s simplified organizational structure, is set forth below.

[17]	As above.
[18]	As above.
[19]	As above.
[20]	As above.

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E. Prepetition Capital Structure

The Debtors have incurred funded debt through three (3) primary types of debt instruments, consisting of (i) a revolving credit facility (the “RCF”); (ii) a term loan facility (the “Senior Secured Term Loan Facility”); and (iii) nine unsecured notes issuances (the “Notes” and together with the RCF and Senior Secured Term Loan Facility, the “Outstanding Debt Instruments”). The aggregate principal indebtedness under these facilities as of the Petition Date, is as follows:

Facility	Principal Balance Outstanding as of Petition Date[21]
RCF	$1.116 billion
Senior Secured Term Loan Facility	$95 million
2025 Eurobonds	$843 million
2026 Eurobonds	$840 million
2027 Eurobonds	$870 million
2028 Eurobonds	$473 million
PPNs	$79 million
SEK 1.1b 2025 MTNs	$100 million
SEK 400m 2025 MTNs	$36 million
SEK 1.25b 2025 MTNs	$114 million
SEK 1b 2026 MTNs	$91 million
Unsecured Notes (aggregate)	$3.445 billion
Total	$4.656 billion

[21]	These figures represent the approximate principal balance outstanding as of the Petition Date, excluding accrued and unpaid interest and other amounts.

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The RCF and the Senior Secured Term Loan are secured obligations of Intrum and are guaranteed (subject to certain relevant legal limitations (where applicable)) by (i) Intrum; (ii) Intrum Holding AB, a private limited company with corporate identity number 556723-5956; (iii) Intrum Intl AB, a private limited company incorporated under the laws of Sweden with corporate identity number 556570-1181; (iv) Lock TopCo AS, a private limited company incorporated under the laws of Norway with corporate identity number 913_85-2_508; and (v) Intrum UK Group Limited, a private limited company incorporated under the laws of England and Wales with registered number 03515447 (collectively, the “Existing Guarantees”).

Under the Intercreditor Agreement, the RCF, Senior Secured Term Loan and Notes are all pari passu in right of payment without any preference among them; however, with respect to the secured obligations, the proceeds of enforcement of the Transaction Security Documents will be paid to the RCF lenders in priority to the Senior Secured Term Loan Facility lender.

1. The RCF

Intrum, Swedbank AB, as facility agent and security agent, and the lenders party thereto are party to a Facility Agreement, originally dated December 6, 2019 (as amended, restated, modified or supplemented from time to time, including by an amendment and restatement deed dated December 7, 2020), governing the RCF. As of the Petition Date, there is approximately $1.116 billion22 in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the RCF.

The RCF is secured by, among other things, (i) a share pledge agreement granted by Intrum over all of the shares of Intrum Holding AB originally dated September 22, 2017, and as amended and restated on December 7, 2020; (ii) a share pledge agreement granted by Intrum over all of the shares in Intrum Intl AB dated July 10, 2017; (iii) a receivables pledge agreement granted by Intrum over intra-group loans made available to Intrum Intl AB, Intrum Holding AB, and Lock TopCo AS and each other “Material Company” (as defined in the Facility Agreement) dated September 22, 2017; (iv) an assignment agreement granted by Lock TopCo AS over intra-group loan receivables made available to Intrum dated January 15, 2020; (v) an assignment agreement granted by Lock TopCo AS over monetary claims against Intrum Intl AB and Intrum Holding AB dated January 15, 2020; and (vi) a share pledge granted by Intrum over the shares held in Intrum UK Group Limited dated September 2, 2024.

2. Senior Secured Term Loan

Intrum, Swedbank AB as security agent, and Piraeus Bank S.A., as lender and as facility agent thereto from time to time, are party to a Term Loan Credit Agreement, dated as of November 10, 2023. As of the Petition Date, there was approximately $95 million23 in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the Senior Secured Term Loan.

[22]	Based on an exchange rate of 1 SEK = 0.086 USD (as of Petition Date).
[23]	As above.

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The Senior Secured Term Loan is secured by, among other things, (i) a share pledge agreement granted by Intrum over all of the shares of Intrum Holding AB originally dated September 22, 2017 and as amended and restated on December 7, 2020; (ii) a share pledge agreement granted by Intrum over all of the shares in Intrum Intl AB dated July 10, 2017; (iii) a receivables pledge agreement granted by Intrum over intra-group loans made available to Intrum Intl AB, Intrum Holding AB, and Lock TopCo AS and each other “Material Company” (as defined in the Facility Agreement) dated September 22, 2017; (iv) an assignment agreement granted by Lock TopCo AS over intra-group loan receivables made available to Intrum dated January 15, 2020; (v) an assignment agreement granted by Lock TopCo AS over monetary claims against Intrum Intl AB and Intrum Holding AB dated January 15, 2020; and (vi) a share pledge granted by Intrum over the shares held in Intrum UK Group Limited dated September 2, 2024.

3. Notes

Intrum has a total of nine outstanding unsecured notes issuances made up of the Senior Unsecured Notes (the “SUNs”), the Medium Term Notes (the “MTNs”) and the Private Placement Notes (the “PPNs”).

The SUNs are comprised of (i) the senior unsecured notes initially in the amount of EUR 850 million and due on August 15, 2025 (the “2025 Eurobonds”); (ii) the senior unsecured notes initially in the amount of EUR 800 million and due on July 15, 2026 (the “2026 Eurobonds”); (iii) the senior unsecured notes due initially in the amount of EUR 850 million and on September 15, 2027 (the “2027 Eurobonds”); and (iv) the senior unsecured notes initially in the amount of EUR 450 million and due on March 15, 2028 (the “2028 Eurobonds”). The SUNs are governed by New York law.

The MTNs are comprised of (i) SEK 1.1 billion senior notes due on July 3, 2025; (ii) SEK 400 million senior notes due on July 3, 2025; (iii) SEK 1.25 billion senior notes due on September 12, 2025 (together, the “2025 MTNs”); and (iv) and SEK 1 billion senior notes due on September 9, 2026 (the “2026 MTNs”). The MTNs are governed by Swedish law.

The PPNs are comprised of EUR 75 million senior unsecured private placement notes due March 15, 2025 (the “PPNs”). The PPNs are governed by New York law.

As of the Petition Date, there was approximately $3.026 billion in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the SUNs, $341 million in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the MTNs and $79 million in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the PPNs.24

[24]	Based on an exchange rate of 1 SEK = 0.086 USD (as of Petition Date).

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F. Events Leading to Commencement of Chapter 11 Cases

In recent years, the credit management services industry has been negatively impacted by high inflation and reduced access to capital markets owing to a decreased appetite from investors. A slowing European economy and an increase in the cost of living has impacted the collectability of Intrum’s portfolios. Although inflation has been gradually decelerating, average annual inflation in the EU was 6.4% in Q3 2023, compared with less than 2% in the same period in 2019 and significantly higher than in the United States. European central banks have continued to sharply increase interest rates to combat high inflation, with the European Central Bank only beginning to cut rates in June 2024. The combination of slow growth and high inflation has placed significant stress on households and businesses throughout Europe: “Stage 2” loans, or loans where credit risk has increased significantly, were almost 60% higher in 2023 than compared to 2019.

Intrum has also in past years increased its scale through investment in loan book receivables, financing the investments via the Outstanding Debt Instruments. As the cost of borrowing has increased across the market, financing further investments via new debt financings has become less attractive.

In response to the broader macroeconomic environment affecting the credit management services industry—particularly post-COVID—Intrum embarked on a move to a capital light business, moving away from balance sheet investments, moderating its pace of investment, and pivoting towards its investment management capabilities. In 2023, Intrum launched and completed a cost reduction program of SEK 0.8 billion ($68 million equivalent), followed by an additional initiative to address a total cost base of SEK 1.5 billion ($126 million equivalent) to be completed by year end 2024 and with full run rate achieved during the first half of 2025.25 In parallel, Intrum signed agreements to exit its operations in Brazil, Romania, and the Baltics and sold a Finnish non-core platform which resulted in net proceeds of approximately SEK 0.6 billion ($51 million equivalent)26 The Board and management decided not to propose any dividend payable in 2024.

In furtherance of its shift to a capital light business, in January 2024, Intrum announced the sale of a portfolio of assets to Cerberus for approximately 98% of its book value (the “Back-Book Sale”), intending to use the total net proceeds of the sale (SEK 7.2 billion ($619 million equivalent)) to reduce its debt burden.27

Markets reacted negatively to the announcement of the Back-Book Sale. On January 25, 2024, Intrum held its Q4 earning call, and confirmed that Q4 income was flat year over year, that its Q4 Cash EBITDA was down 1.4% year over year and that its reported net leverage was up from 4.1x as of December 31, 2022, to 4.4x as of December 31, 2023. As a result, the Company’s share price dropped significantly and the Outstanding Debt Instruments started trading at a significant discount. Intrum’s share price dropped 50% from SEK 70 (prior to the announcement) to SEK 35 on February 7, 2024, and to SEK 14 by March 19, 2024.

[25]	Based on an exchange rate of 1 SEK = 0.086 USD (as of Petition Date).
[26]	As above.
[27]	As above.

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The further drop in share price was partly attributable to successive ratings downgrades imposed by rating agencies. Moody’s on January 30, 2024, downgraded the Intrum AB corporate family rating (CFR) to B2 from B1 and its senior unsecured debt rating to B3 from B2. The issuer outlook was changed to negative from stable.

In February, S&P lowered its long-term ratings on Intrum and its senior notes to ‘BB-’ from ‘BB’ and affirmed at ‘B’ with respect to the short-term rating on Intrum on February 5, 2024, perceiving that the Back-Book Sale would weaken Intrum’s leverage by depressing EBITDA generation.

Based on the maturity profile of the Outstanding Debt Instruments, Intrum had been facing approximately $3.314 billion (equivalent)28 of debt liabilities in 2025 and 2026 alone. Intrum recognizes a significant risk of not having sufficient cash on balance sheet to address these liabilities.

Given that Intrum perceives a significant risk of not being able to repay certain of its maturities with cash on hand as they come due in coming years, it would need to rely on the debt capital markets to refinance its outstanding debt. Intrum’s options to access unsecured financing on acceptable economic terms, however, has become more limited as Intrum has battled negative market perception. Intrum has also considered seeking secured financing, using permitted capacity under its Outstanding Debt Instruments to refinance its immediate maturities. Such options, while feasible, are complex and likely to be associated with high costs of borrowing.

In view of the factors identified above, Intrum decided to take proactive steps to address its capital structure on a holistic basis to better position it to achieve its commercial objectives and to avoid a situation of increased financial distress in the medium to long-term.

G. Negotiation and Entry into Lock-Up Agreement

Intrum initially approached its creditors regarding a potential comprehensive restructuring transaction in Q2 2024. These negotiations – initially among the Company and the Notes Ad Hoc Group, and separately with the RCF SteerCo Group—bore fruit and on July 10, 2024, Intrum entered into the Lock-Up Agreement with beneficial holders of a majority by principal amount of the Notes issued by the Company.

On the same day, the Lock-Up Agreement was publicly launched via a website set up and maintained by Kroll Issuer Services Limited, in its capacity as Information Agent.

The Company continued negotiations with its lenders under the RCF, led by the RCF Steerco Group. On August 15, 2024, the Company and a requisite majority of Consenting Noteholders reached agreement with the RCF Steerco Group (who collectively hold approximately 76% of the total commitments under the RCF) on the terms of the Restructuring. The revised terms differed to the terms originally documented in the Lock-Up Agreement. The parties’ agreement was documented in an amendment and restatement agreement to the Lock-Up Agreement. On the same day, the amended and restated Lock-Up Agreement was publicly announced and posted on the website maintained by Kroll Issuer Services Limited. The amended and restated Lock-Up Agreement became effective immediately subject to certain conditions precedent. These conditions precedent were satisfied on August 26, 2024.

[28]	As above.

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Certain fees were offered to all of the Company’s funded-debt creditors in exchange for their support and undertakings in connection with the Lock-Up Agreement.

•

Any RCF lender who acceded to the Lock-up Agreement on or before September 16, 2024 (a “Consent Fee Eligible Participating Lender”), is entitled to receive a cash fee of (A) 0.5% of its share of RCF Commitments as at the Implementation Milestone 1 Date, payable upon the earlier of (i) five (5) Business Days following the decision to launch any court-based restructuring process and (ii) November 29, 2024 the (“RCF Forbearance Fee”) and (B) a further 0.5% of its share of the RCF Commitments as at the Lender Record Date on the Effective Date. If the RCF Forbearance Fee has not been paid by the Effective Date nor will be paid on the Effective Date, a Consent Fee Eligible Participating Lender is eligible to receive a cash fee of 0.5% of its RCF Commitments. Alternatively, if no court-based restructuring process is required and implementation takes place prior to November 29, 2024, each Consent Fee Eligible Participating Lender is entitled to receive a total cash fee of 1% of its share of RCF Commitments as at the Lender Record Date payable on the Effective Date;

•

Any beneficial holder of SUNs or PPNs who acceded to the Lock-up Agreement (A) on or before September 2, 2024, is entitled to receive a fee of 0.5% of the aggregate principal amount of its Notes and (B) on or before September 16, 2024, is entitled to receive a fee of 0.5% of the aggregate principal amount of its Notes, in each case, payable in additional Exchange Notes. Thus, a beneficial holder of SUNs or PPNs who acceded to the Lock-up Agreement on or before September 2, 2024 is entitled to receive a cumulative fee of 1.0% of the aggregate principal amount of its Notes;

•

All beneficial holders of MTNs in a particular issuance of MTNs are eligible to receive (A) a fee of 0.75% of the principal amount outstanding under that MTN issuance if at least a majority of MTNs within that issuance acceded to the Lock-up Agreement on or before September 16, 2024 and at least a majority of holders of that particular issuance of MTNs vote in favor of any noteholders’ meeting(s) required in connection with the implementation of the Restructuring, and (B) a fee of 0.25% of the principal amount outstanding under that MTN issuance, if at least 90% of MTNs within that issuance acceded to the Lock-up Agreement on or before September 16, 2024 and holders holding at least 90% of MTNs of that particular issuance of MTNs vote in favor of any noteholders’ meeting(s) required in connection with the implementation of the Restructuring, or the MTNs are otherwise exchanged into the relevant Exchange Notes pursuant to a court-based implementation process;

and in each case any such fees will become due and payable in accordance with, and subject to, the terms of the Lock-Up Agreement, the Agreed Steps Plan and/or the Restructuring Implementation Deed (as applicable).

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Several additional lenders under the RCF and beneficial holders of Notes acceded to the Lock-Up Agreement since it was initially executed and later amended and restated. As of the date of this Disclosure Statement, approximately 97% by value of the RCF lenders and approximately 72.9% of the Noteholders by value are party to the Lock-Up Agreement.

The Lock-Up Agreement contemplates, among other things:

•

the exchange of all existing Notes with post-2024 maturities into newly issued second-lien notes with extended staggered maturities from 2027-2030 (each existing unsecured notes issuance to be allocated proportionately across each exchange notes maturity) at a 10% discount to face value (the “Exchange Notes”), in exchange for 10% of equity of the Company, on a fully diluted basis;

•

a new money injection of approximately €526 million by the issuance of new senior secured 1.5 lien notes (the “New Money Notes”) for the purpose of buying back Exchange Notes at a discount to principal, backstopped by certain holders of Notes, and open to all holders of Notes to participate in; and

•	an extension of maturity of the RCF and an improvement in economic terms.

The Exchange Notes, the New Money Notes and the RCF will benefit from a substantially enhanced covenants package and collateral package, including guarantees from all material subsidiaries within the Intrum Group and security over all material assets of the Intrum Group. The collateral package is subject to finalization and will be subject to certain agreed security principles appended to the Lock-up Agreement.

The RCF will be secured on a 1L basis, the New Money Notes and Super Senior Term Loan on a 1.5L basis and the Exchange Notes on a 2L basis.

In connection with the Restructuring Transactions, it is also proposed that the Intrum Group’s corporate structure will be reorganized and all assets and liabilities of Intrum AB hived down to newly created subsidiaries of Intrum AB. Under the new structure, the Company will have no material functions other than acting as the entity with listed shares. The Company’s direct subsidiary, Intrum Investments and Financing AB (“HoldCo”), will become the borrower under the RCF and the issuer of the New Money Notes and the Exchange Notes HoldCo’s direct subsidiary, Intrum Group Operations AB (“MidCo”), will assume all operational functions of the Company and become the immediate parent of the rest of the Intrum Group.

As part of the Group reorganization , it is also proposed that certain regulated entities of the Group will be moved from their existing position in the corporate structure to be held directly by MidCo, subject to ongoing tax and regulatory analysis, and obtaining all necessary regulatory approvals. The steps required to implement the Intrum Group reorganization will be set out in a steps plan, to be agreed between the Company, the Majority Participating Lenders and the Majority Core Noteholder Group.

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The Exchange Notes, the New Money Notes and the RCF will benefit from security namely over the shares in each of HoldCo and MidCo as part of their enhanced collateral package thereby affording them a single point of enforcement.

The Restructuring contemplated by the Lock-Up Agreement will allow the Debtors to successfully emerge from chapter 11 and operate as a well-funded enterprise. The Lock-Up Agreement sets forth the principal terms of the Restructuring as summarized above, including the terms of the Plan (described in detail below in Section IV, titled “Summary of Joint Prepackaged Chapter 11 Plan”).

H. Other recent events

Dissenting Group

Despite the significant increase in creditor support during the period from the signing of the initial Lock-Up Agreement in July 2024 until the signing of the amended and restated Lock-Up Agreement in August 2024, two separate minority ad hoc groups of noteholders represented by Weil, Gotshal & Manges LLP and Ropes & Gray LLP, respectively, have refused to support the Restructuring Transactions and accede to the Lock-Up Agreement.

Holdings of both groups are understood to be primarily in the 2025 Eurobonds and 2025 MTNs. Throughout August, September and into October 2024, the Company engaged in good faith discussions with these dissenting ad hoc groups to encourage their support of the Restructuring Transactions. As of the date of this Disclosure Statement, however, the dissenting groups have not agreed to support the Restructuring Transactions and are not party to the Lock-Up Agreement.

Nevertheless, given the existing supermajority creditor support, the Company and its Consenting Creditors determined to implement the proposed restructuring contemplated by the Lock-Up Agreement through prepackaged chapter 11 proceedings.

Cerberus Back-Book Sale

On July 1, 2024, Intrum AB announced the completion of the Back-Book Sale to Cerberus. An amount equal to the net proceeds from the sale of approximately SEK 7.2 billion ($619 million equivalent) has been applied towards the partial prepayment and cancellation of the Group’s RCF (as described in further detail below).29

As part of the Back-Book Sale, Intrum AB retained a 35% ownership stake in the purchasing entity and entered into a minimum 5-year exclusive agreement to retain servicing of the sale portfolio. This transaction allowed Intrum AB to shift assets from proprietary balance sheet investment to third-party servicing income and continue towards implementing a capital light/asset management business model.

[29]	Based on an exchange rate of 1 SEK = 0.086 USD (as of Petition Date).

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As a result of the transaction, Intrum’s investment portfolio was reduced to approximately SEK 24 billion ($2.06 billion equivalent)30 from approximately SEK 35 billion (approximately $3 billion equivalent).31

Following completion of the Back-Book Sale, in order to comply with certain obligations under the RCF and the Senior Secured Term Loan, Intrum UK Group Limited acceded as a guarantor of those debt instruments and the Company granted a pledge over its shares in Intrum UK Group Limited.

2024 SUNs

On July 15, 2024, Intrum AB repaid all outstanding obligations pursuant to the 2024 SUNs at their scheduled maturity in full satisfaction and discharge of the obligations under the indenture governing the 2024 SUNs.

Cerberus Front-Book Partnership

On July 16, 2024, Intrum AB announced that it had signed a term sheet with an affiliate of Cerberus for future investments in consumer unsecured non-performing loans. This partnership is intended to allow Intrum AB to scale its investment activity without increasing its debt, providing servicing revenues and additional portfolio management revenues, in line with its capital light strategy. The parties will seek to jointly invest up to €1 billion annually. Cerberus will provide 70% of the capital and the Intrum Group will provide 30%, with the Intrum Group’s level of investments subject to downward adjustment under certain conditions.

RCF

In connection with the RCF SteerCo Group’s accession to the Lock-Up Agreement, in August 2024 Intrum AB partially prepaid certain loans under the RCF, and irrevocably cancelled the corresponding commitments in an amount equal to the proceeds of the Back-Book Sale. The impact of the partial prepayments and cancellations was a reduction of the total outstanding utilizations and commitments under the RCF from €1.8 billion to €1.1 billion as from August 21, 2024.

2024 MTNs

On October 1, 2024, Intrum AB repaid all outstanding obligations pursuant to the 2024 MTNs at their scheduled maturity.

[30]	As above.
[31]	Based on an exchange rate of 1 SEK = 0.086 USD (as of Petition Date).

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SECTION III.

ANTICIPATED EVENTS DURING CHAPTER 11 CASES

A. Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and other stakeholders. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote the equality of treatment of similarly situated creditors and equity interest Holders with respect to the distribution of a debtor’s assets. In furtherance of these two goals, section 362 of the Bankruptcy Code generally provides for an automatic stay, arising upon the filing of a petition for relief under chapter 11, of substantially all acts and proceedings against a debtor and its property, including all attempts to collect debt or enforce liens that arose prior to the commencement of the debtor’s chapter 11 case. The commencement of a chapter 11 case creates an estate comprising all of the debtor’s legal and equitable interests as of the petition date.

The consummation of a plan is the principal objective of a chapter 11 case. A chapter 11 plan sets forth the means for satisfying claims against and interests in the debtor. Confirmation of a plan by the bankruptcy court makes the plan binding, subject to the occurrence of its effective date, upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest Holder of a debtor. Subject to certain limited exceptions and the terms of the applicable plan, the order confirming a plan discharges the debtor from any debt that arose prior to the date of confirmation and substitutes therefor the obligations specified in the confirmed plan.

The Bankruptcy Code expressly authorizes a debtor to solicit votes for the acceptance of a plan prior to the filing of a chapter 11 case. Section 1125(a) of the Bankruptcy Code requires a plan proponent, prior to soliciting acceptances of the votes on its proposed plan, to prepare and distribute a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment whether to accept or reject the plan. Because no chapter 11 cases have yet been commenced, this Disclosure Statement has not yet been approved by any bankruptcy court. If the Chapter 11 Cases are subsequently commenced as currently contemplated, the Debtors will promptly seek an order of the Bankruptcy Court approving this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code and determining that the solicitation of votes on the Plan by means of this Disclosure Statement was in compliance with section 1125(a) of the Bankruptcy Code.

B. First-Day Relief

The Debtors intend to continue operating their businesses during the pendency of the Chapter 11 Cases in the ordinary course and, to be in the position to do so, have sought certain “first-day” relief from the Bankruptcy Court. The following is a description of the “first-day” motions that the Debtors filed on or around the Petition Date.

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Debtors’ Emergency Motion for Entry of an Order Directing (I) Joint Administration of the Debtors’ Chapter 11 Cases and (II) Granting Related Relief (the “Joint Administration Motion”)

Upon commencement of the Chapter 11 Cases, the Debtors filed a motion for entry of an order directing procedural consolidation and joint administration of the Chapter 11 Cases. Joint administration of the Chapter 11 Cases will provide significant administrative convenience without harming the substantive rights of any party in interest.

Debtors’ Emergency Ex Parte Application for Entry of an Order Authorizing the Employment and Retention of Kroll Restructuring Administration LLC as Claims, Noticing, and Solicitation Agent (the “Claims and Noticing Agent Application”)

The Debtors filed a motion for an order authorizing them to retain Kroll as their claims, noticing, and solicitation agent. The Debtors believe that Kroll’s employment is in the best interest of the estates as Kroll has the required expertise and Kroll’s rates are competitive and reasonable.

Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to File a Consolidated Creditor Matrix and List of the 30 Largest Unsecured Creditors, (II) Modifying the Requirement to File a List of Equity Security Holders, (III) Authorizing the Debtors to Redact Certain Personally Identifiable Information, and (IV) Granting Related Relief (the “Creditor Matrix Motion”)

The Debtors filed a motion for an order confirming (a) the Debtors’ authority to file one consolidated creditor matrix and one consolidated list of the 30 largest unsecured creditors, (b) modifying the requirement to file a list of and provide notice directly to the equity security holders of Intrum AB, and (c) authorizing the Debtors to redact certain personally identifiable information. The ability to file one consolidated list of creditors and one list of the 30 largest general unsecured creditors is consistent with the relevant procedures of a complex chapter 11 proceeding in the Bankruptcy Court. The Debtors also believe that the preparation and submission of a list of all of the Debtors’ equity security holders and last known addresses or places of business of each—if even possible, given that the Debtors do not maintain complete lists in part because a significant number of Intrum AB’s outstanding shares are held through nominees—would cause undue expense and administrative burden.

Debtors’ Emergency Motion Seeking Entry of an Order (I) Restating and Enforcing the Worldwide Automatic Stay, Anti-Discrimination Provisions, and Ipso Facto Protections of the Bankruptcy Code, (II) Approving the Form and Manner of Notice, and (III) Granting Related Relief (the “Automatic Stay Motion”)

The Debtors filed a motion for an order restating and enforcing the worldwide automatic stay, anti-discrimination provisions, and ipso facto protections of the Bankruptcy Code and approval of the form and notice related thereto. The Debtors believe that due to the Company’s extensive operations outside of the United States and European-centric nature of its business, many of the Company’s clients, business contacts, and non-U.S. creditors and contract counterparties may be unfamiliar with the chapter 11 process and the protections afforded thereunder, including

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the scope of a debtor-in-possession’s authority to operate its business and the import of the automatic stay and granting the relief requested in the Automatic Stay Motion will better enable the Debtors to inform non-U.S. creditors and interested parties of debtor protections that may be unfamiliar to them.

Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing Postpetition Use of Cash Collateral, (II) Granting Adequate Protection, and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(B) (the “Cash Collateral Motion”)

The Debtors filed a motion for entry of interim and final orders authorizing the Debtors’ use of Cash Collateral and granting certain relate relief. The Debtors use cash on hand and cash flow from operations to fund their working capital needs and capital expenditures, and for other general corporate purposes. Without access to cash on hand the Debtors would be unable to generate revenue, operate their business, or pay their employees. Access to Cash Collateral is critical for the Debtors to be able to satisfy obligations that are essential for the continued management, operation, and preservation of the Debtors’ businesses and to swiftly proceed to emergence.

Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing Debtors to (A) Perform Under Prepetition Hedging Arrangements, (B) Enter into, and Perform Under, Postpetition Hedging Arrangements, (C) Grant Liens and Superpriority Administrative Expense Claims, and (II) Granting Related Relief (the “Hedging Motion”)

The Debtors filed a motion for entry of interim and final orders authorizing the Debtors to (i) perform under prepetition hedging arrangements, including paying any prepetition amounts owed thereunder, as necessary in the ordinary course of business; (ii) enter into, and perform under, postpetition hedging arrangements with the lenders under that certain Lock-Up Agreement and the Hedge Policy; and (iii) grant liens and administrative claims on account of postpetition hedging agreements, subject to the terms and conditions contained in any Financing Order. As is customary in the Debtors’ industry, in the ordinary course of business, the Debtors enter into Hedging Arrangements pursuant to the Hedge Policy. Maintaining the Prepetition Hedging Arrangements and allowing the Debtors to enter into Postpetition Hedging Arrangements (to the extent of the capacity allowed under the existing debt basket and in accordance with the Hedge Policy) is key to maximizing the value of the Debtors’ estates.

Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing Them to Continue Using Their Existing (A) Cash Management System and (B) Business Forms, (II) Authorizing Them to Continue Engaging in Intercompany Transactions, (III) Providing Administrative Expense Priority for Postpetition Intercompany Claims, (IV) Waiving Compliance with Section 345(B) and UST Guidelines, and (V) Granting Related Relief (the “Cash Management Motion”)

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The Debtors filed a motion for entry of an order authorizing them to continue using their existing cash management system, bank accounts, business forms, cash pooling arrangements, and credit cards; continuing to engage in intercompany transactions in the ordinary course; providing administrative expense priority for postpetition intercompany transactions; and granting an extension of the time within which the Debtors must comply with the requirements of section 345(b) of the Bankruptcy Code. Maintaining the current cash management system will facilitate the Debtors’ transition in the Chapter 11 Cases by, among other things, minimizing delays in paying postpetition obligations and eliminating administrative inefficiencies.

Debtors’ Emergency Motion for Entry of an Order (I) Authorizing Them to (A) Continue Employee Compensation and Benefits Programs and (B) Pay Prepetition Claims Related Thereto, and (II) Granting Related Relief (the “Wages Motion”)

The Debtors filed a motion for entry of an order authorizing them to continue employee compensation and benefits programs in the ordinary course of business and pay prepetition claims in connection therewith in the ordinary course of business. In the ordinary course of business, the Debtors compensate their employees by, among other things, wages, time-off benefits, reimbursable business expenses, bonuses, medical, dental, and vision plans, life insurance, retirement plans, and workers’ compensation. Without continuing to provide these compensation and benefits, the Debtors believe that their employees may seek alternative employment opportunities. In addition, the Debtors believe that maintaining these compensation and benefits is necessary to minimize the personal hardship to the employees and to maintain morale and stability in the Debtors’ business operations.

Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Payment of Certain Taxes and Fees and (II) Granting Related Relief (the “Taxes Motion”)

The Debtors filed a motion requesting an order authorizing them to continue to negotiate, pay, and remit (or use tax credits to offset), or otherwise satisfy any taxes and fees, including income and franchise taxes, sales and use taxes, property taxes, and fees, that arise or accrue in the ordinary course of business postpetition and authorizing the Debtors to negotiate, pay, and remit (or use tax credits to offset), or otherwise satisfy any prepetition taxes and fees in the ordinary course of business. The Debtors believe that payment of these taxes and related fees is imperative to preserving the going concern value of their estates and facilitating their continued operations.

Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing Them to Pay Prepetition Trade Claims, and (II) Granting Related Relief (the “Trade Claims Motion”)

The Debtors filed a motion requesting an order authorizing them to pay prepetition amounts owing on account of critical and foreign vendor claims. The Debtors believe that preserving key relationships with such vendors and other providers is vital to maintain the Debtors’ business operations, goodwill, and market share.

Debtors’ Emergency Motion for Entry of an Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of Plan, (II) Approving Solicitation Procedures and Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline, (III) Fixing Deadline to Object to Disclosure Statement and Plan, (IV) Conditionally (A) Directing the United States Trustee Not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement to File Statements of Financial Affairs and Schedules of Assets and Liabilities, and (V) Granting Related Relief (the “Scheduling Motion”)

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In light of the pre-packaged nature of the Chapter 11 Cases, the Debtors filed a motion requesting entry of an order approving, among other relief: (i) the scheduling of a combined hearing to address the approval of this Disclosure Statement and the confirmation of the Plan; (ii) an objection deadline in respect of both the Plan, the Disclosure Statement, and the assumption and rejection of certain unexpired leases and executory contracts; (iii) procedures for soliciting votes on the Plan; (iv) the form and manner notices of the combined hearing and objection deadlines; and (v) extending the deadline for the Debtors to file schedules of assets and liabilities and statements of financial affairs.

For additional information regarding the confirmation process and requirements, please refer to the discussion in Section VI, titled “Confirmation of Plan.”

SECTION IV.

SUMMARY OF JOINT PREPACKAGED CHAPTER 11 PLAN

A. Treatment of Claims and Interests

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

1. Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims or Backstop Fees, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

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Except as otherwise provided in Article II.A of the Plan, and except with respect to Administrative Claims that are Professional Fee Claims or Backstop Fees requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Combined Order and the notice of entry of the Combined Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed with the Bankruptcy Court and served on the Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with the Bankruptcy Court with respect to an Administrative Claim previously Allowed.

The Backstop Fee will be set off in full on the Effective Date against the Purchase Price (as defined in the Backstop Agreement) payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider. The Backstop Fee will otherwise be paid in Cash to each Backstop Provider in accordance with the Backstop Agreement.

2. Professional Fee Claims

a.	Professional Fee Claims

All applications for final allowance of Professional Fee Claims must be Filed and served on the Reorganized Debtors and such other Entities who are designated in the Combined Order no later than twenty-one (21) days after the Effective Date. The Professional Fee Claims owed to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account after such Claims are Allowed by a Final Order. After all Allowed Professional Fee Claims have been paid in full, any excess amounts remaining in the Professional Fee Escrow Account shall be returned to the Reorganized Debtors. To the extent that the funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Allowed Professional Fee Claims owed to the Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting Professional by no later than thirty (30) days after the Filing of the applicable final application for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Escrow Account, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Escrow Account and shall use such funds to pay only the Professional Fee Claims, as and when Allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in the Plan, the failure of the Professional Fee Escrow Account to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Debtors or the Reorganized Debtors.

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b.	Professional Fee Escrow Account

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the benefit of the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors.

c.	Professional Fee Escrow Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate in good faith their Professional Fee Claims (taking into account any retainers) prior to and as of the Effective Date and shall deliver such estimate to the Debtors at least three (3) calendar days prior to the Confirmation Date. If a Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Amount.

d.	Post-Confirmation Date Fees and Expenses

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate. Each Reorganized Debtor may employ and pay any post-Effective Date fees and expenses of any professional, including any Professional, in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court, including with respect to any transaction, reorganization, or success fees payable by virtue of Consummation of the Plan.

3. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

4. Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Lock-Up Agreement and the Restructuring Implementation Deed, without any requirement (i) to File a fee application with the Bankruptcy Court, (ii) for Bankruptcy Court review or approval, and/or (iii) submission to any party of itemized time detail. All Restructuring Expenses to be paid on the

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Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. From and after the Petition Date, the Debtors and the Reorganized Debtors (as applicable) shall pay, when due and payable pursuant to the Lock-Up Agreement, the Restructuring Implementation Deed, and otherwise in the ordinary course, Restructuring Expenses, whether incurred before, on, or after the Effective Date. On or prior to the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and unpaid as of the Effective Date shall be submitted to the Debtors and shall be paid, or caused to be paid, by the Reorganized Debtors within ten (10) Business Days of receipt of the applicable final invoice.

Notwithstanding the foregoing, if the Debtors or the Reorganized Debtors, as applicable, reasonably dispute the reasonableness of any such estimate or invoice, the Debtors or the Reorganized Debtors, as applicable, shall submit an objection to such applicable Professional within two (2) Business Days of receipt thereof (subject to such professional’s right to cure any disputed issue). Any undisputed portion of such invoice shall be paid in accordance with the foregoing paragraph, and the disputed portion of such estimate or invoice shall not be paid until the dispute is resolved.

B. Classification of Claims and Interests

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth in Article III of the Plan. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving Distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.

Class	Type of Claim or Interest	Impairment	Voting Rights
1	Other Secured Claims	Unimpaired	Not entitled to vote (Conclusively presumed to accept)

2	Other Priority Claims	Unimpaired	Not entitled to vote (Conclusively presumed to accept)

3	RCF Claims	Impaired	Entitled to vote

4	Senior Secured Term Loan Claims	Unimpaired	Not entitled to vote (Conclusively presumed to accept)

5	Notes Claims	Impaired	Entitled to vote

6	General Unsecured Claims	Unimpaired	Not entitled to vote (Conclusively presumed to accept)

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Class	Type of Claim or Interest	Impairment	Voting Rights
7	Intercompany Claims	Either (i) Unimpaired or (ii) Impaired	Either (i) conclusively presumed to accept/ not entitled to vote or (ii) deemed to have rejected/not entitled to vote

8	Existing Equity Interests	Unimpaired	Not entitled to vote (Conclusively presumed to accept)

9	Intercompany Interests	Either (i) Unimpaired or (ii) Impaired	Either (i) conclusively presumed to accept/not entitled to vote or (ii) deemed to have rejected/not entitled to vote

The treatment of each Class pursuant to the Plan is set forth in Section I.B herein.

1. Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan or the Lock-Up Agreement, nothing under the Plan shall affect, diminish, or impair the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims; and, except as otherwise specifically provided in the Plan, nothing herein shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired (including, for the avoidance of doubt, any Claim that is Reinstated) by the Plan. Except as otherwise specifically provided in the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is otherwise Unimpaired by the Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

C. Acceptance and Rejection of the Plan

1. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

2. Elimination of Vacant Classes

Any Class of Claims or Interests that, as of the commencement of the Combined Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

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3. No Waiver

Nothing contained in the Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

4. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the terms of the Lock-Up Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

5. Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on the Confirmation Date or such other date as fixed by the Bankruptcy Court.

6. Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

D. Means for Implementation of the Plan

1. General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or

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any Distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Agreed Steps Plan or the Restructuring Implementation Deed. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement and transactions are in the best interests of the Debtors, their Estates, and Holders of Allowed Claims and Allowed Interests, and is fair, equitable, and within the range of reasonableness. Subject to the provisions of the Plan governing Distributions, all Distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

2. Restructuring Transactions

On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction, including those transactions set forth in the Lock-Up Agreement and Restructuring Implementation Deed, and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions (to the extent not already effected), including, as applicable, to effectuate a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, the Lock-Up Agreement, the Restructuring Implementation Deed or in the Definitive Documents, including: (a) the issuance, transfer, or cancellation of any securities, notes, instruments, Certificates, and other documents required to be issued, transferred, or cancelled pursuant to the Plan or any Restructuring Transaction; (b) issuance of the SSRCF and entry into the Facility Agreement Amendments Documents; (c) issuance of the Exchange Notes and the execution and delivery of the Exchange Notes Indenture; (d) the issuance of the New Money Notes and the execution and delivery of the New Money Notes Indenture and the New Money Notes Purchase Agreement; (e) the execution and delivery of the New Security Documents and amended Intercreditor Agreement; and (f) the issuance of the Noteholder Ordinary Shares, in each case, subject to the Plan and the consent rights and agreements and obligations contained in the Lock-Up Agreement.

The Combined Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

E. Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan with (i) the SSRCF; (ii) issuance of the New Money Notes, (iii) the issuance of the Noteholder Ordinary Shares, and (iv) issuance of the Exchange Notes.

1. Issuance of the New Money Notes

The Reorganized Debtors shall consummate the Rights Offering in accordance with the Rights Offering Documents and the Lock-Up Agreement. Subscription Rights to participate in the Rights Offering shall be allocated among relevant Holders of Notes Claims as of a specified record date in accordance with the Rights Offering Documents and the Plan, and the allocation of such Subscription Rights will be exempt from SEC registration under applicable law and shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction. The Reorganized Debtors intend to implement the Rights Offering in a manner that shall not cause it to be deemed a public offering in any jurisdiction.

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Holders of the Subscription Rights (or their Nominee) shall receive the opportunity to subscribe for their pro rata share of up to approximately €526,315,000 (or equivalent) of the New Money Notes, the subscription price for which shall be at an issue price of 98% of the face value of the New Money Notes and, for each Backstop Provider only, less its pro rata share of the Backstop Fee, in accordance with and pursuant to the Plan, the Rights Offering Procedures, the Lock-Up Agreement and the Agreed Steps Plan. The principal amount of the New Money Notes has been backstopped in full by the Backstop Providers in accordance with the Backstop Agreement. To the extent that any Holders of the Subscription Rights (or their Nominee) do not subscribe for their Subscription Rights, the Backstop Providers shall subscribe for such amounts in the proportions and on the terms set out in the Backstop Agreement.

On the Effective Date, the Reorganized Debtors will issue the New Money Notes, on the terms set forth in the Rights Offering Documents, New Money Notes Indenture, the New Money Notes Purchase Agreement, the Agreed Steps Plan, the Restructuring Implementation Deed, and the Plan. The New Money Notes issued to the Backstop Providers (in their capacity as Backstop Providers) in connection with the Rights Offering (the “Backstopped Notes”) will be issued only to persons that are: “qualified institutional buyers” (as defined in Rule 144A under the Securities Act); or “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in reliance on the exemption provided by either section 1145 of the Bankruptcy Code or section 4(a)(2) under the Securities Act; or persons that, at the time of the issuance, were outside of the United States and were not U.S. persons (and were not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all Liens and security interests granted or confirmed (as applicable) pursuant to, or in connection with, the New Money Notes Indenture, the Security Documents (as defined in the New Money Notes Indenture), or the New Money Documents (including any Liens and security interests granted or confirmed (as applicable) on the Reorganized Debtors’ assets): (a) shall be deemed to be granted or confirmed (as applicable) by the Reorganized Debtors pursuant to the New Money Documents; (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Money Documents, with the priorities established in respect thereof under applicable non-bankruptcy law and the New Money Documents; (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Money Documents; (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, subordination, or equitable subordination for any purposes whatsoever under any applicable law, the Plan, or the Combined Order; and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable law, the Plan, or the Combined Order. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable

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state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

The New Money Notes are backstopped by the Backstop Providers pursuant to the Backstop Agreement. In consideration for their backstop of the New Money Notes, each Backstop Provider will receive its pro rata share of the Backstop Fee, as more fully detailed in the Backstop Agreement. The Backstop Fee will be set off in full on the Effective Date against the Purchase Price (as defined in the Backstop Agreement) payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider. The Backstop Fee will otherwise be paid in Cash to each Backstop Provider in accordance with the Backstop Agreement and the Agreed Steps Plan.

2. Equity Issuance

On the Effective Date, the Company will issue the Noteholder Ordinary Shares on a pro rata basis to the Holders of Notes Claims (or their Nominee), in accordance with the terms of the Agreed Steps Plan and Restructuring Implementation Deed.

The Company shall use all reasonable efforts to ensure that, as soon as possible following the Effective Date, the ownership of the Noteholder Ordinary Shares shall be reflected through the facilities of Euroclear Sweden. None of the Debtors, the Reorganized Debtors or any other Person shall be required to provide any further evidence other than the Plan or the Combined Order with respect to the treatment of the Noteholder Ordinary Shares under applicable securities laws. Euroclear Sweden and any transfer agent shall be required to accept and conclusively rely upon the Plan or Combined Order in lieu of a legal opinion regarding whether the Noteholder Ordinary Shares are exempt from registration or eligible for Euroclear Sweden book-entry delivery, settlement, and depository services.

All of the Noteholder Ordinary Shares issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each Distribution and issuance of the Noteholder Ordinary Shares under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance.

The Company shall effect the listing of the Noteholder Ordinary Shares on Nasdaq Stockholm as soon as reasonably practicable, and in any event, within six (6) weeks following registration of the issuance of Noteholder Ordinary Shares with the Swedish Companies Registration Office in accordance with the Lock-Up Agreement, the Restructuring Implementation Deed, and the Agreed Steps Plan.

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3. SSRCF

The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Agreed Steps Plan and Restructuring Implementation Deed, enter into the Facility Agreement Amendments Documents on or before the Effective Date, on behalf of themselves and each Holder of RCF Claims, on the terms set forth in the Facility Agreement Amendments Documents, and which shall be included in the Plan Supplement. The Facility Agreement will be amended and restated in the form of the Facility Agreement Amendments Documents. On the Effective Date, Holders of RCF Claims shall receive their pro rata share of the SSRCF.; provided that all Ancillary Facility Claims (which are pursuant to the Facility Agreement) shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and Claims under the applicable Ancillary Facility.

Confirmation of the Plan shall be deemed approval of the Facility Agreement Amendments Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Facility Agreement Amendments Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the RCF SteerCo Group.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the Facility Agreement Amendments Documents (a) shall be deemed to be granted, (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Facility Agreement Amendments Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Facility Agreement Amendments Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4. Exchange Notes

The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Agreed Steps Plan and Restructuring Implementation Deed, issue the Exchange Notes on or before the Effective Date, on the terms set forth in the Exchange Notes Indenture, and included in the Plan Supplement. The Exchange Notes shall be distributed to Holders of Notes Claims (or their respective Nominees) on the Effective Date on account of their respective Notes Claims in the manner set forth in the Plan.

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Confirmation of the Plan shall be deemed approval of the Notes Amendments Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors, the Reorganized Debtors, or a non-Debtor Affiliate in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Notes Amendments Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the Majority Core Noteholder Group.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all Liens and security interests granted or confirmed (as applicable) pursuant to, or in connection with, the Notes Amendments Documents (including any Liens and security interests granted or confirmed (as applicable) on the Reorganized Debtors’ assets): (a) shall be deemed to be granted or confirmed (as applicable) by the Reorganized Debtors pursuant to the Notes Amendments Documents; (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Notes Amendments Documents, with the priorities established in respect thereof under applicable non-bankruptcy law and the Notes Amendments Documents; (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Notes Amendments Documents; (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, subordination, or equitable subordination for any purposes whatsoever under any applicable law, the Plan, or the Combined Order; and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable law, the Plan, or the Combined Order. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5. Corporate Action

Upon the Effective Date, all actions contemplated under the Plan and all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date) shall be deemed authorized and approved in all respects, including: (1) the issuance and Distribution of the Noteholder Ordinary Shares; (2) the issuance of New Money Notes; (3) the issuance of Exchange Notes; (4) entry into the Facility Agreement Amendments Documents, (5) implementation of the Restructuring Transactions; (6) entry into the Transaction Documents; and (7) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases.

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All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Noteholder Ordinary Shares, the Exchange Notes, the New Money Notes, the Facility Agreement Amendments Documents, the Transaction Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.D of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

Upon Confirmation of the Plan, each Holder of RCF Claims and each Holder of Notes Claims will be deemed to have appointed the Company as its attorney and agent and to have irrevocably instructed, authorized, directed and empowered the Company (or its authorized representative) solely to (i) enter into, execute and (if applicable) deliver, for and on its behalf, any Transaction Document to which it is party, in each case solely to the extent consistent with the Lock-Up Agreement, Agreed Steps Plan and the Restructuring Implementation Deed and (ii) in the case of Holder of Notes, to take any action necessary to ensure that steps described in the Agreed Steps Plan and the Restructuring Implementation Deed are carried out, including if necessary updating the books and records of the relevant clearing systems in which the Notes are held.

6. Corporate Existence

Except as otherwise provided in the Plan or Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable law).

7. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement (including, for the avoidance of doubt the Agreed Steps Plan and Restructuring Implementation Deed), or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all

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property in each Debtor’s Estate, all Claims, rights, defenses, and Causes of Action of the Debtors, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, Causes of Action, charges, or other encumbrances. If the Reorganized Debtors default in performing under the provisions of the Plan and the Chapter 11 Cases are converted to Chapter 7, all property vested in each Reorganized Debtor and all subsequently acquired property owned as of or after the conversion date shall revest and constitute property of the bankruptcy Estates in such Chapter 7 cases. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

8. Cancellation of Prepetition Credit Agreements, Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in the Plan, the Combined Order, any agreement, instrument or other document entered into in connection with or pursuant to the Plan, the Lock-Up Agreement, or the Restructuring Implementation Deed, all credit agreements, security agreements, intercreditor agreements, notes, instruments, Certificates, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Agents/Trustees shall be released from all duties thereunder; provided, that, notwithstanding Confirmation or the occurrence of the Effective Date, any such document that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) enabling Holders of Allowed Claims and Allowed Interests to receive Distributions under the Plan as provided herein, (b) governing the contractual rights and obligations among the Agents/Trustees and the lenders or Holders party thereto (including, without limitation, indemnification, expense reimbursement, and Distribution provisions) until the Reorganized Debtors emerge from the Chapter 11 Cases, (c) preserving any rights of the Agents/Trustees thereunder to maintain, exercise, and enforce any applicable rights of indemnity, reimbursement, or contribution, or subrogation or any other claim or entitlement, (d) permitting each Agent/Trustee to perform any functions that are necessary to effectuate the immediately foregoing, including appearing and being heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court; (e) facilitating the amendment, reinstatement and combination of the Facility Agreement into the Facility Agreement Amendments Documents, solely to the extent set forth in the Lock-Up Agreement, (f) facilitating the issuance of New Money Notes, solely to the extent set forth in the Lock-Up Agreement, (g) facilitating the issuance of the Exchange Notes, solely to the extent set forth in the Lock-Up Agreement, (h) facilitating the issuance of the Noteholder Ordinary Shares, solely to the extent set forth in the Lock-Up Agreement and (i) furthering any other purpose as set forth in the Lock-Up Agreement, Restructuring Implementation Deed, and Transaction Documents.32

[32]	For the avoidance of doubt, the Facility Agreement Documents shall not be cancelled, but shall be amended in accordance with the Agreed Steps Plan and the Restructuring Implementation Deed.

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9. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Transaction Documents, and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

10. Certain Securities Law Matters

Except as described in the following paragraphs, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act the offer, issuance, and Distribution of the Exchange Notes, the Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) issued pursuant to the Plan on account of Notes Claims. The offering, issuance, and Distribution of such Exchange Notes, Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) pursuant to section 1145(a) of the Bankruptcy Code shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, Distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such Exchange Notes, Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

With respect to any Consenting Noteholder who signed the Lock-Up Agreement before the filing of the Chapter 11 Cases with the Bankruptcy Court, the Debtors relied on section 4(a)(2) of the Securities Act or Regulation S under the Securities Act for the offer of the Exchange Notes and the Noteholder Ordinary Shares to be issued pursuant to the Plan on account of Notes Claims, and the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act the issuance and Distribution of such Exchange Notes and the Noteholder Ordinary Shares. Such Exchange Notes and Noteholder Ordinary Shares will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

The Debtors will rely on section 1145(a) of the Bankruptcy Code, section 4(a)(2) of the Securities Act and Regulation S under the Securities Act, or any other available exemption from registration under the Securities Act, as applicable, to exempt from registration under the Securities Act the offer, issuance, and Distribution of the New Money Notes issued pursuant to the Plan,

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which do not include any Backstopped Notes. Such Backstopped Notes will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws if they are issued to a U.S. person in accordance with the Backstop Agreement pursuant to section 4(a)(2) of the Securities Act but will otherwise be issued pursuant to Regulation S (if they are issued to a non-U.S. person outside of the United States in accordance with the Backstop Agreement). Such Backstopped Notes may be resold, exchanged, assigned or otherwise transferred pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law.

11. Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan, including: (a) the issuance, Distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the SSRCF, the Exchange Notes, and the New Money Notes, if applicable; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Combined Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

12. Employee and Retiree Benefits

All compensation and benefits programs shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

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13. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action included in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Consenting Creditors) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it. Except as specifically released under the Plan or pursuant to a Final Order, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action of the Debtors notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

For the avoidance of doubt, the Debtors and the Reorganized Debtors do not reserve any Claims or Causes of Action that have been expressly released by the Debtors pursuant to the Debtor Release set forth in Article VIII of the Plan (including, for the avoidance of doubt, Claims against the Consenting Creditors).

F. Treatment of Executory Contracts and Unexpired Leases

1. Assumption of Executory Contracts and Unexpired Leases

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On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be assumed and assigned to the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (1) those that are identified on the Rejected Executory Contract and Unexpired Lease List; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. The Rejected Executory Contract and Unexpired Lease List shall be acceptable to the Majority Participating Lenders and the Majority Core Noteholder Group and the Debtors shall not seek to assume or reject Executory Contracts and Unexpired Leases, except with the prior written consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group (which consent shall not be unreasonably withheld).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Lock-Up Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Lock-Up Agreement shall be binding and enforceable against the parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Lock-Up Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of such agreement including, without limitation, any termination events or provisions thereunder. On the Effective Date, in accordance with the Lock-Up Agreement, the Debtors shall pay to each Consent Fee Eligible Participating Lender (x) the RCF Lock-Up Fee and (y) to the extent the RCF Forbearance Fee has not been paid in accordance with the terms of the Lock-Up Agreement, the RCF Closing Fee, in each case, calculated in the manner set forth in the Lock-Up Agreement. On the Effective Date, in accordance with the Lock-Up Agreement, the Debtors shall pay to each (x) Consent Fee Eligible Consenting Eurobond Noteholder the Eurobond Consent Fee, (y) Early Bird Eligible Consenting Eurobond Noteholder the Early Bird Eurobond Consent Fee, (z) eligible Participating MTN Holder, the Simple Majority MTN Consent Fee, the Enhanced Majority MTN Consent Fee in additional Exchange Notes, in each case to the extent applicable in accordance with the terms of, and calculated in the manner set forth in the Lock-Up Agreement.

Entry of the Combined Order by the Bankruptcy Court shall constitute a Final Order approving the assumptions and assumptions and assignments of the Executory Contracts and Unexpired Leases as set forth in the Plan and the rejections of the Executory Contracts and Unexpired Leases as set forth in the Rejected Executory Contract and Unexpired Lease List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to Article V.A of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group (which

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consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List identified in Article V.A of the Plan and in the Plan Supplement at any time through and including 45 days after the Effective Date.

To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the Executory Contract or Unexpired Lease counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

2. Indemnification Obligations

On and after the Effective Date, the Indemnification Provisions will be assumed and irrevocable and survive the Effective Date. None of the Debtors or the Reorganized Debtors, as applicable, will take any action to amend or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, managers’, employees’, or agents’ indemnification rights.

3. Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Combined Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the Effective Date or (2) entry of an order of the Bankruptcy Court (including the Combined Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

4. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the Debtors ordinary course of business. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all

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requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Claims and Noticing Agent on or before 30 days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors ordinary course of business; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure Amount despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure Amount without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors (with the consent of the Majority Core Noteholders Group (not to be unreasonably withheld)) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to Article V of the Plan, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, and for which any Cure has been fully paid pursuant to Article V of the Plan, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

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5. Insurance Policies

Each of the Insurance Policies are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan or in the Plan Supplement or any document related thereto, on the Effective Date, (1) the Debtors shall be deemed to have assumed all Insurance Policies, and (2) such Insurance Policies shall revest in the Reorganized Debtors. Nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Combined Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (x) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such Insurance Policies or (y) alters or modifies the duty, if any, that the Insurers pay Claims covered by such Insurance Policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, Insurers shall not need to nor be required to File or serve a Cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing Cure Amounts or Claims.

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any directors’ and officers’ Insurance Policies in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled, subject to and in accordance with the terms and conditions of such Insurance Policy in all respects, to the full benefits of any such Insurance Policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. For the avoidance of doubt, the directors’ and officers’ Insurance Policies shall revest in the Reorganized Debtors. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including by purchasing any tail coverage (including, without limitation, a tail policy).

6. Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

7. Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, subject to the consent of the Majority Consenting Creditors (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

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8. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code

9. Contracts and Leases Entered into after Petition Date

Notwithstanding anything contained in the Plan (including any release, discharge, exculpation or injunction provisions) or the Combined Order, contracts, agreements, instruments, Certificates, leases and other documents entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts, agreements, instruments, certificates, leases and other documents (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the Plan (including the release, discharge, exculpation and injunction provisions), the entry of the Combined Order and any other Definitive Documents.

G. Provisions Governing Distributions

1. Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as otherwise provided (i) in the Plan, (ii) upon a Final Order, or (iii) in an agreement by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Claim or Interest, on the Effective Date or as reasonably practicable thereafter, the Distribution Agent shall make initial Distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan.

2. Rights and Powers of Disbursing Agent

a.	Powers of the Disbursing Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all Distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

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b.	Expenses Incurred on or after the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

3. Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, unless as otherwise agreed to by the Debtors or set forth in an order of the Bankruptcy Court: (a) no partial payments and no partial Distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order; provided, however, that if a portion of a Claim is not Disputed, the Distribution Agent may make a partial distribution based on such portion of such Claim that is not Disputed; and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any Distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other Distributions arising from property distributed to Holders of Allowed Claims or Interests, as applicable, in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other Distributions were earlier paid to Holders of Allowed Claims or Interests in such Class.

4. Delivery of Distributions and Undeliverable or Unclaimed Distributions

a.	Delivery of Distributions

Except as otherwise provided herein (including, for the avoidance of doubt, as set forth in the foregoing paragraph with respect to Distributions to Holders of RCF Claims and Notes Claims), and notwithstanding any authority to the contrary, Distributions to Holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to Holders of record as of the Effective Date by the Distribution Agent: (1) to the address of such Holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been Filed and the Distribution Agent has not received a written notice of address or change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Notwithstanding anything to the contrary in the Plan, including Article VI.D of the Plan, the Debtors, the Reorganized Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any Distributions under the Plan, including for the avoidance of doubt, Distributions to the Holding Period Trust.

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b.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

c.	Foreign Currency Exchange Rate

Except as otherwise provided in a Final Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall, for the purposes of determining the amount of a Distribution be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as displayed by Bloomberg L.P. or, if that rate is not available, as published in The Wall Street Journal, National Edition, as of a date to be agreed by the Debtors or the Reorganized Debtors, the Majority Participating Lenders, and the Majority Core Noteholder Group.

d.	Undeliverable Distributions and Unclaimed Distributions

If any Distribution to a Holder of an Allowed Claim or Interest is returned to the Distribution Agent as undeliverable, no further Distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed Distributions shall be made to such Holder on the next Distribution Date. Undeliverable Distributions shall remain in the possession of the Reorganized Debtors until such time as a Distribution becomes deliverable, or such Distribution reverts to the Reorganized Debtors or is cancelled pursuant to Article VI.D.(c) of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any Distribution under the Plan, other than with respect to the Noteholder Ordinary Shares or Exchange Notes, that is an unclaimed Distribution for a period of six months after Distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such unclaimed Distribution is not Noteholder Ordinary Shares or Exchange Notes, as applicable, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the Distribution that is an unclaimed Distribution, to the contrary.

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Noteholder Ordinary Shares and Exchange Notes will be issued directly to any Holder of an Allowed Notes Claim (or its Nominee(s)) that has confirmed its details (including details of a securities account that is compatible with Euroclear Sweden) to the Distribution Agent by no later than the date falling 10 Business Days prior to the Effective Date (or such other time and date as the Debtor and the Majority Core Noteholder Group may agree). Any Holder of an Allowed Notes Claim that has not confirmed its details by this date shall accept that its pro rata share of the Noteholder Ordinary Shares and Exchange Notes may instead be transferred to the Holding Period Trust.

If any Holder of an Allowed Notes Claim is unable, owing to fund constitutional or binding governance reasons, to receive its pro rata share of the Noteholder Ordinary Shares or Exchange Notes or to nominate a Nominee to receive its pro rata share of the Noteholder Ordinary Shares or Exchange Notes, such Noteholder Ordinary Shares or Exchange Notes may be transferred to the Holding Period Trust. Any unclaimed Noteholder Ordinary Shares or Exchange Notes held by the trustee at the end of such fixed period shall be liquidated and the net proceeds held on trust for a further fixed period for such Holder of an Allowed Notes Claim to claim. Upon the expiry of the later fixed period, the trustee will deliver any unclaimed proceeds to the Debtor.

e.	Surrender of Cancelled Instruments or Securities

On the Effective Date, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent. Such Certificate shall be cancelled solely with respect to the Debtors (other than any Certificate that survives and is not cancelled pursuant to the Plan), and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, Article VI of the Plan shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.

5. Claims Paid or Payable by Third Parties

a.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a Distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return or deliver any Distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such Distribution under the Plan; provided that the foregoing shall not prejudice such third party’s rights (including, for the avoidance of doubt, subrogation rights) with respect to the Debtors and the Reorganized Debtors.

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b.	Claims Payable by Insurance Carriers

No Distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

c.	Applicability of Insurance Policies

Except as otherwise provided herein, Distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

6. Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off or recoup against any Allowed Claim (other than an Allowed Claim held by a Consenting Creditor) and the Distributions to be made pursuant to the Plan on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder; provided, further, that such Holder may contest any such set off by a Reorganized Debtor in the Bankruptcy Court or any other court of competent jurisdiction. For the avoidance of doubt, any such right of set off may be preserved by Filing a Proof of Claim related to such right of set off prior to the Effective Date.

7. Allocation Between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

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8. Minimum Distributions

No (a) fractional shares of Noteholder Ordinary Shares or (b) fractional New Money Notes or Exchange Notes shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. Whenever any payment or Distribution of a (a) fraction of a dollar or (b) fractional New Money Note or Exchange Notes under the Plan would otherwise be called for, such payment or Distribution shall be rounded as follows: (x) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number; and (y) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment or Distribution therefore. The total number of authorized New Money Notes, and/or Exchange Notes, as applicable, shall be adjusted as necessary to account for the foregoing rounding, subject to any minimum denominations required under the Exchange Notes or the New Money Notes, as the case may be.

Whenever any payment or Distribution of a fraction of a dollar or fractional share of Noteholder Ordinary Shares under the Plan would otherwise be called for, the actual payment or Distribution will reflect a rounding down of such fraction to the nearest whole dollar or share of Noteholder Ordinary Shares, with half dollars and half shares of Noteholder Ordinary Shares or less being rounded down.

H. Procedures for Resolving Disputed Claims

1. Disputed Claims Generally

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in the Plan or Combined Order, Holders of Claims, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, need not File Proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims as if the Chapter 11 Cases had not been commenced. The Holders of Claims other than Claims arising from the rejection of an Executory Contract or Unexpired Lease shall not be subject to any Claims resolution process in the Bankruptcy Court. Except for Proofs of Claim in respect of Claims arising from the rejection of an Executory Contract or Unexpired Lease, any Filed Claim, regardless of the time of filing, and including Claims Filed after the Effective Date, shall be deemed withdrawn. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court

2. Objections to Claims

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims shall be served and Filed on or before the later of (i) one (1) year after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims other than through an objection to a Claim or to Proof of such Claim.

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3. Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, and subject to the consent of the Majority Participating Lenders and the Majority Core Noteholder Group, not to be unreasonably withheld, may (i) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (ii) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim, including, without limitation, at any time during litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.

4. Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors

5. No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is Filed, no payment or Distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Disputed Claim becomes an Allowed Claim.

6. Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan, including the treatment provisions provided in Article IV of the Plan.

7. Claims Resolution Procedures Cumulative

All of the Claims, objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

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8. Single Satisfaction of Claims

In no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim or Interest exceed 100 percent of the underlying Allowed Claim or Interest plus applicable interest required to be paid hereunder, if any

I. Settlement, Release, Injunction, and Related Provisions

1. Compromise and Settlement

Upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Agreed Steps Plan. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement and transactions are in the best interests of the Debtors, their Estates, and Holders of Allowed Claims and Allowed Interests, and is fair, equitable, and within the range of reasonableness. Subject to the provisions of the Plan governing distributions, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

In accordance with the provisions of the Plan, and pursuant to Bankruptcy Rule 9019, without any further notice to, or action, order, or approval of, the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle (1) Claims (including Causes of Action) against and Interests in the Debtors not previously Allowed (if any) and (2) claims (including Causes of Action) against other Entities.

2. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the Distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or

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deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

3. Release of Liens

Except as otherwise provided in or pursuant to the New Security Documents, the Plan, the Combined Order, or any other contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B. of the Plan and any existing mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates or the Debtors’ affiliates for the benefit of Holders of RCF Claims, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, other than, for the avoidance of doubt, the Liens and security interests granted pursuant to, or in connection with, the Facility Agreement Amendments Documents, the Notes Amendments Documents or the Security Documents (as defined in the Notes Amendments Documents). Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Combined Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

4. Releases by the Debtors

Except as otherwise specifically provided in the Plan or the Combined Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any Avoidance Actions and derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors

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and their non-Debtor Affiliates, the Facility Agreement, the Facility Agreement Documents, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of Securities pursuant to the Plan, or the Distribution of property under the Plan, the Lock-Up Agreement, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, the Lock-Up Agreement, the Restructuring Implementation Deed, the Rights Offering Documents (including the Backstop Agreement), the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Definitive Documents, the Facility Agreement Amendments Documents, or any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct gross negligence of an Entity other than a Debtor, (iv) any Cause of Action against a Released Party arising from any obligations owed to or by the Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date, (v) any Cause of Action that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, or (vi) any Cause of Action against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan.

5. Releases by Holders of Claims and Interests

Except as otherwise specifically provided in the Plan or the Combined Order, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Facility Agreement

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Documents, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of Securities pursuant to the Plan, or the Distribution of property under the Plan, or the Lock-Up Agreement. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Lock-Up Agreement, the Restructuring Implementation Deed, the Rights Offering Documents (including the Backstop Agreement), the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Definitive Documents, the Facility Agreement Amendments Documents, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, (iv) any Cause of Action against a Released Party arising from any obligations owed to or by the Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date, (v) any Cause of Action that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, or (vi) any Cause of Action against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan.

6. Exculpation

Except as otherwise expressly provided in the Plan or the Combined Order, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any and all Causes of Action whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort or otherwise, for any claim related to any act or omission in connection with, relating to, or arising out of the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any

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Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the Distribution of property under the Plan, the Lock-Up Agreement, or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and Distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such Distributions shall not be, liable at any time for (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Lock-Up Agreement, the Restructuring Implementation Deed, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action (other than a Cause of Action against the Debtors, the Reorganized Debtors, or any Related Party of the Debtors) unknown to such Exculpated Party as of the Effective Date that arises out of actual fraud or gross negligence of an Entity other than such Exculpated Party, or (iv) the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such Distributions made pursuant to the Plan.

7. Injunction

Upon entry of the Combined Order, all Persons and Entities shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan or the vesting of the Estates’ assets in, and the enjoyment of such assets by, the Reorganized Debtors pursuant to the Plan.

Except as otherwise specifically provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Combined Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions (collectively, the “Covered Matters”) against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties (the “Covered Entities”): (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation

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due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

With respect to any Covered Entity, no Entity or Person may commence or continue any action, employ any process, or take any other act to pursue, collect, recover or offset any Claim, Interest, debt, obligation, or Cause of Action relating or reasonably likely to relate to any act or commission in connection with, relating to, or arising out of a Covered Matter (including one that alleges the actual fraud, gross negligence, or willful misconduct of a Covered Entity), unless expressly authorized by the Bankruptcy Court after (1) it determines, after a notice and a hearing, such Claim, Interest, debt, obligation, or Cause of Action is colorable and (2) it specifically authorizes such Entity or Person to bring such Claim or Cause of Action. The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether any such Claim, Interest, debt, obligation or Cause of Action is colorable and, only to the extent legally permissible and as provided for in Article XI, shall have jurisdiction to adjudicate such underlying colorable Claim, Interest, debt, obligation, or Cause of Action.

J. Conditions to Effective Date

The following are conditions to the Effective Date that must be satisfied or waived in accordance with Article IX.B of the Plan:

(1)	the Combined Order in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders shall be a Final Order;

(2)

the Transaction Documents and the New Security Documents, shall be in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date);

(3)	the Backstop Agreement shall remain in full force and effect and shall not have terminated pursuant to its terms;

(4)	the Rights Offering shall have been conducted, in all material respects, in accordance with the Rights Offering Procedures;

(5)

issuance of the Noteholder Ordinary Shares (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date), in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

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(6)

all conditions precedent to the issuance of the Exchange Notes have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

(7)

all conditions precedent to the issuance of the New Money Notes have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement and the Restructuring Implementation Deed;

(8)

all conditions precedent to the effectiveness of the SSRCF have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement and the Restructuring Implementation Deed;

(9)

all other applicable Definitive Documents shall be in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date);

(10)	the establishment and funding of the Professional Fee Escrow Account;

(11)

payment of all fees, costs and expenses required to be paid under the Lock-Up Agreement, the Backstop Agreement, and the other Transaction Documents and in accordance with the Lock-Up Agreement, including the Restructuring Expenses (to the extent not already paid);

(12)	the Swedish Reorganisation Plan Confirmation shall have occurred and shall be a Final Order;

(13)	all payments in Cash due pursuant to the Treatment in Class 3 and pursuant to the Treatment in Class 5 shall have been paid in full in Cash;

(14)

the Agreed Steps Plan and evidence that steps and transactions referred to therein as steps/transactions to be undertaken on or prior to the Effective Date shall have been or will be duly completed to the satisfaction of Majority Core Noteholder Group and Majority Participating Lenders in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

(15)

all requisite governmental authorities and third parties will have approved or consented to the Restructuring Transactions and any applicable waiting period under applicable law (including with respect to anti-trust laws) shall have expired, in either case, to the extent required;

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(16)

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise preventing or prohibiting the consummation of any Restructuring Transactions.

(17)

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by, and in accordance with, the Lock-Up Agreement, the Agreed Steps Plan, the Restructuring Implementation Deed, and the Plan; and

(18)	either:

(i)	the Lock-Up Agreement shall not have been terminated and shall remain in full force and effect; or

(ii)

(a)	on or before May 30, 2025 the Debtors shall have delivered the Swedish RP Certificate to the Consenting Creditors;

(b)

the Lock-Up Agreement shall not have been terminated other than pursuant to clause 8.1(b) (Automatic Termination) of the Lock-Up Agreement and such termination shall have occurred not more than 122 days before the Effective Date; and

(c)	the Company shall have delivered to the Consenting Creditors a LUA Compliance Certificate;

(d)

no event or circumstance has occurred which (with the expiry of any grace period, the giving of any notice or any combination of the foregoing) would have resulted in a termination right arising in favor of (i) the Majority Core Noteholder Group or the Majority Participating Lenders under paragraphs (c) to (e) of Clause 8.3 (Voluntary termination) or 8.5 (Termination by Participating Lenders with respect to Participating Lenders only) of the Lock-Up Agreement or (ii) the Majority Participating Lenders or the Majority Consenting Noteholders under paragraph (f) of Clause 8.3 (Voluntary termination) of the Lock-Up Agreement (in each case, as if it had not already terminated) and none of the Majority Core Noteholder Group, the Majority Participating Lenders nor the Majority Consenting Noteholders have delivered notice to the Company confirming that it or they would have terminated the Lock-Up Agreement on the basis of such event or circumstance if the Lock-Up Agreement had still been in full force and effect; and

(e)	neither the Majority Core Noteholder Group nor the Majority Participating Lenders have delivered an Effective Date Failed CP Notice to the Company.

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K. Waiver of Conditions

The Debtors, with the prior written consent (which may be provided through electronic mail) of the Majority Core Noteholder Group and the Majority Participating Lenders, may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time or as otherwise provided in the Lock-Up Agreement without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Consenting Creditors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

L. Modification, Revocation, or Withdrawal of Plan

1. Modification of the Plan

Subject to the limitations and terms contained in the Plan, the Debtors reserve the right to (1) amend or modify the Plan before the entry of the Combined Order consistent with the terms set forth herein, in accordance with the Bankruptcy Code and the Bankruptcy Rules; and (2) after the entry of the Combined Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, subject to the Lock-Up Agreement, to remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein, in each case set forth in the preceding clauses (1) and (2) with the prior written consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group. The Debtors must give counsel to the Consenting Creditors (or, if a Consenting Creditor does not have counsel, to such Consenting Creditor) at least five (5) Business Days’ advance notice, or otherwise as much notice as is reasonably practicable, prior to withdrawing the Plan.

2. Effect of Confirmation on Modifications

Entry of the Combined Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3. Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Lock-Up Agreement and the approval rights of the parties set forth therein, to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other

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Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Lock-Up Agreement that survive the termination of these agreements (each, according to its terms) shall remain in effect in accordance with the terms thereof.

M. Retention of Jurisdiction

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases or the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, which shall be exclusive jurisdiction within the territorial jurisdiction of the United States, including jurisdiction to:

(1)

subject to Article VII.A of the Plan, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(2)

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(3)

resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

(4)

ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to Distributions under the Plan;

(5)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(6)

enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Combined Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

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(7)	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(8)	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(9)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(10)

hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of Distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Combined Order; or (d) related to section 1141 of the Bankruptcy Code;

(11)	decide and resolve all matters related to the issuance of the Noteholder Ordinary Shares and the New Money Notes and the execution of the Transaction Documents;

(12)	enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

(13)	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

(14)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(15)	enter an order or Final Decree concluding or closing the Chapter 11 Cases;

(16)	enforce all orders previously entered by the Bankruptcy Court; and

(17)	hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code.

provided, in each case, that the Bankruptcy Court shall not retain jurisdiction over matters arising from agreements or documents (or performance under agreements or documents) contained in the Plan Supplement or any Definitive Documents, in each case, that have a jurisdictional, forum selection, or dispute resolution clause that refers matters to or permits a Person to bring actions before a different court or forum, and any matters arising from agreements or documents (or performance under any agreements or documents) contained in the Plan Supplement or any other Definitive Documents that contain such clauses shall be governed in accordance with the

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provisions of such agreements or documents; provided, further, that if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

SECTION V.

VOTING PROCEDURES AND REQUIREMENTS

If you are entitled to vote to accept or reject the Plan, you should receive a Ballot for the purpose of voting on the Plan. If you hold Claims you are entitled to vote in more than one Class, you will receive separate Ballots to use for voting in each such Class. If you are entitled to vote and did not receive a Ballot, received a damaged Ballot, or lost your Ballot, please contact the Voting Agent by e-mail at Intrumballots@ra.kroll.com.

Before voting to accept or reject the Plan, you should carefully review the Plan attached hereto as Exhibit A and described in Section IV, titled “Summary of Joint Prepackaged Chapter 11 Plan.”

As applicable, an Opt-Out Election Form or Ballot will be provided to you. The Opt-Out Election Form or Ballot, as applicable, will provide you with the option to not grant the releases contained in Article VIII of the Plan to the extent the releases are applicable to you. You must complete and timely return the Opt-Out Election Form or Ballot, as applicable, to the Voting Agent by the Voting Deadline in accordance with the instructions set forth in the Opt-Out Election Form or Ballot, as applicable, for your opt-out to be valid; OTHERWISE, YOU WILL BE DEEMED TO CONSENT TO AND BE BOUND BY THE RELEASES SET FORTH IN THE PLAN IF THEY ARE APPLICABLE TO YOU. Please review the additional information set forth in this Disclosure Statement, the Opt-Out Election Form or Ballot, as applicable, the Plan, and any other documents related to the Chapter 11 Cases that you may receive from time to time. Please be advised that your decision to opt out of the releases in Article VIII of the Plan does not affect the amount of distribution you will receive under the Plan.

A. Voting Deadline

For your vote to be considered for purposes of accepting or rejecting the Plan, your Ballot must be actually received by the Voting Agent no later than the Voting Deadline of 4:00 p.m., prevailing Central Time, on November 13, 2024. The Debtors expressly reserve the right to extend the Voting Deadline by oral or written notice to the Voting Agent. The Debtors will not have any obligation to publish, advertise, or otherwise communicate any such extension, other than by filing a notice of such extension on the docket and/or posting notice on the Voting Agent’s solicitation website at https://cases.ra.kroll.com/IntrumAB. There can be no assurance that the Debtors will exercise this right to extend the solicitation period and Voting Deadline.

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UNLESS YOUR BALLOT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT TO ACCEPT AND COUNT SUCH LATE BALLOT. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE VOTING AGENT.

You must complete and return your Ballot(s) in accordance with the instructions set forth on the applicable Ballot(s). Votes may not be transmitted orally, by facsimile, or by any means other than those contemplated in the Ballot(s) or voting instructions.

B. Voting Record Date

Consistent with the provisions of Bankruptcy Rule 3018(b), the Debtors have fixed October 15, 2024, as the “Voting Record Date” for the determination of which Holders of record of the Claims are entitled to vote to accept or reject the Plan. Only Holders of record as of the Voting Record Date are entitled to vote to accept or reject the Plan.

C. Parties Entitled to Vote

Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a chapter 11 plan. Creditors or equity interest holders whose claims or interests are not Impaired by a plan are deemed to accept the plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “Impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Creditors and equity interest Holders whose Claims or Interests are Impaired by a plan, but who will neither receive nor retain any property under a plan, are also not entitled to vote because they are deemed to have rejected a plan pursuant to section 1126(g) of the Bankruptcy Code.

As mentioned above, the Debtors are soliciting votes on the Plan only from the Holders of Claims in Classes 3 and 5, which are Impaired and receiving a distribution under the Plan.

D. Ballots

Each Ballot is marked to indicate the Class into which your Claim has been placed under the Plan. All votes to accept or reject the Plan must be cast by completing and submitting the appropriate Ballot in accordance with the instructions set forth on such Ballot, or for Holders of Notes Claims in Class 5, in accordance with the instructions provided by your Nominee. Ballots must be delivered to the Voting Agent in accordance with the instructions set forth on the applicable Ballot or voting instructions, as applicable, and actually received by the Voting Deadline.33

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In connection with the solicitation of votes on the Plan, the proposed Voting Agent’s SWIFT-enabled affiliate, Kroll Issuer Services (UK) (“KIS UK”), is authorized to submit a Master Ballot on behalf of (and at the direction of) Euroclear and/or Clearstream following customary practices. Any instructions submitted in solicitations of votes on the Plan to Euroclear and/or Clearstream with respect to the Class 5 Notes Claims, will be forwarded by Euroclear and/or Clearstream to KIS UK, which will share such information with the Voting Agent.

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In order to be counted as votes to accept or reject the Plan, all Ballots must be properly executed, completed, and delivered via by first class mail, overnight courier, email or personal delivery so that the Ballots are actually received by the Voting Agent on or before the Voting Deadline. THE METHOD OF DELIVERY OF YOUR BALLOT(S) IS AT YOUR ELECTION AND RISK. If such delivery is by mail, it is recommended that you use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

If you are entitled to vote and you did not receive a Ballot, received a damaged Ballot, or lost your Ballot, please contact the Voting Agent by e-mail at Intrumballots@ra.kroll.com

Holders of Claims voting on the Plan should be sure to check the appropriate box entitled “ACCEPT (VOTE FOR) THE PLAN” or “REJECT (VOTE AGAINST) THE PLAN.” Any executed Ballot that does not indicate either acceptance or rejection of the Plan, or that indicates both acceptance and rejection of the Plan, will not be counted.

To the extent a person or entity holds multiple Claims in a particular Class, the Voting Agent will aggregate such Holder’s Claims for purposes of counting votes.

E. Agreements upon Furnishing Ballots

The delivery of a Ballot to the Voting Agent by a Holder of a Claim voting to accept the Plan will constitute the agreement of such Holder to accept (i) all of the terms of, and conditions to, the solicitation and (ii) all terms of the Plan; provided, however, that all parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

F. Withdrawal or Change of Votes on the Plan

Any claimholder who has submitted a properly completed Ballot to the Voting Agent may change its vote by submitting, prior to the Voting Deadline, a subsequent, properly completed Ballot. If more than one timely, properly completed Ballot is received with respect to the same Claim, the Ballot that will be counted will be the Ballot that the Voting Agent determines in its sole discretion was the last to be received.

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Except as may be provided in the Lock-Up Agreement, no vote may be withdrawn after the Voting Deadline, without the prior consent of the Debtors.

G. Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another Entity acting in a fiduciary or representative capacity, such Entity should indicate such capacity when signing and, if requested by the Debtors, will be required to submit proper evidence of authority to so act satisfactory to the Debtors.

H. Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of the Ballots will be determined by the Debtors in their sole discretion, which determination will be final and binding on all parties.

The Debtors reserve the right to reject any and all Ballots not in proper form or improperly delivered. Unless otherwise directed by the Bankruptcy Court, delivery of a Ballot will not be deemed to have occurred until any irregularities have been cured or waived; provided, however, that the Debtors may waive any defects or irregularities as to any particular Ballot. Neither the Debtors nor any other person, including the Voting Agent, will have any duty to provide notification of defects or irregularities with respect to the Ballots, nor will any of them incur any liabilities for failure to provide such notification.

I. Further Information, Additional Copies

If you have any questions or require further information about the voting procedures or about the Solicitation Package, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents (at your own expense, unless otherwise specifically required by of Bankruptcy Rule 3017(d)), please contact the Voting Agent by e-mail at Intrumballots@ra.kroll.com.

SECTION VI.

CONFIRMATION OF PLAN

A. Combined Hearing

On, or as promptly as practicable after commencement of the Chapter 11 Cases, the Debtors will request that the Bankruptcy Court schedule the Combined Hearing. Notice of the Combined Hearing will be provided to all known creditors and equity interest Holders. The Combined Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Combined Hearing or any subsequent adjourned Combined Hearing.

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Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to the confirmation of the Plan must (i) be in writing, (ii) conform to the Bankruptcy Rules, (iii) set forth the name of the objecting party, the nature of Claims or Interests held or asserted by the objecting party, (iv) state with particularity the legal and factual basis for the objection, and (v) be filed with the Bankruptcy Court, together with proof of service thereof, and served so as to be received no later than the date and time designated in the notice of the Combined Hearing.

The procedures for filing objections to confirmation of the Plan shall be determined by the Bankruptcy Court after the Chapter 11 Cases are commenced.

B. Requirements for Confirmation of Plan – Consensual Confirmation

At the Combined Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Some of these requirements are discussed below.

1. Acceptance by At Least One Impaired Class of Claims

Pursuant to section 1129(a)(10) of the Bankruptcy Code, at least one Impaired Class of Claims must vote to accept the Plan. An Impaired Class of Claims is deemed to have accepted the Plan if it is accepted by the Holders of at least two-thirds in amount and more than one-half in number of the Claims that have voted on the Plan.

2. Feasibility

Pursuant to section 1129(a)(11) of the Bankruptcy Code, the Bankruptcy Court must determine, among other things, that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors. This condition is often referred to as the “feasibility” of the Plan.

For purposes of determining whether the Plan meets this requirement, the Debtors, in consultation with their financial advisors, have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan. As part of that analysis, the Debtors have prepared consolidated projected financial results (the “Financial Projections”) for each of the fiscal years through 2028.

The Debtors have prepared the Financial Projections based upon certain assumptions and the assessments of market experts the Debtors believe to be reasonable at the time of preparation. The Financial Projections have not been examined or compiled by independent accountants. Many of the assumptions on which the Financial Projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the period covered by the Financial Projections may vary from the projected results, and the variations may be material. All Holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in evaluating the feasibility of the Plan.

The Financial Projections, and the assumptions on which they are based, are attached hereto as Exhibit D.

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3. Best Interests Test

Unless an Impaired Class of Claims accepts the Plan unanimously, section 1129(a)(7) of the Bankruptcy Code requires the Bankruptcy Court to determine that the Plan is in the best interests of the dissenting Holders of Claims in such Class. This “best interests” test must show that each Holder of an Impaired Claim in such Class will receive property under the Plan with a value that is not less than such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

To estimate the potential recoveries to Holders of Claims and Interests in a chapter 7 liquidation, the Bankruptcy Court would first have to estimate the amount of liquidation proceeds that might be available for distribution based on the relative priority of Claims and Interests as set forth in the Bankruptcy Code.

The amount of liquidation proceeds available for Distribution to Holders of unsecured Claims would be reduced by, first, the Claims of secured creditors to the extent of the value of their respective collateral and, second, the administrative and other priority claims allowed in chapter 7, including the costs and expenses of liquidation, such as the compensation of a chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, applicable taxes, litigation costs, and all unpaid administrative expenses incurred in the Chapter 11 Cases allowed in the chapter 7 cases, such as compensation of counsel and other professionals retained by the Debtors and obligations arising from the Debtors’ operations during the pendency of the Chapter 11 Cases. The liquidation itself would accelerate certain priority payments that otherwise would be due in the original course of business. Those priority claims would have to be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured Claims or to make any distribution in respect of Interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases, resulting in a significantly greater amount of General Unsecured Claims.

Once the Bankruptcy Court ascertains the potential recoveries to the Debtors’ creditors in chapter 7, it would then compare it to the respective distributions to such creditors provided under the Plan. If the probable distribution to a Class under chapter 7 has a value greater than the value of the distribution to be received by the members of such Class under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed.

The Liquidation Analysis attached hereto as Exhibit E demonstrates that each Holder of a Claim or Interest in an Impaired Class will receive at least as much, if not more, under the Plan as such Holder would receive if the Debtors were liquidated under chapter 7.

C. Requirements for Confirmation of Plan – Non-Consensual Confirmation

The Bankruptcy Code permits the Bankruptcy Court to confirm the Plan over the dissent of any Impaired Class of Claims or Interests as long as the remaining standards in section 1129(a) and section 1129(b) are met. This power to confirm a plan over dissenting classes is often referred to as a “cram down.” It ensures that no single class of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is accepted by the other case constituents.

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The Bankruptcy Court may confirm the Plan despite the rejection (or deemed rejection) by any Impaired Class of Claims or Interests if the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Class.

1. Unfair Discrimination

In general, a bankruptcy court will consider whether a plan provides different treatment to classes of claims of the same legal character and equal rank. The test does not require that the treatment be exactly the same, but that, to the extent such treatment is different, the discrimination be “fair.” Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly.

2. Fair and Equitable Test

To be fair and equitable with respect to a dissenting class of impaired secured claims, a chapter 11 plan must provide that each Holder in such class either (a) retains its liens on the property subject to such liens (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of consummation of the chapter 11 plan, of at least such allowed amount or (b) receives the “indubitable equivalent” of its secured claim.

To be fair and equitable with respect to a dissenting class of impaired unsecured creditors, a chapter 11 plan must provide that either (a) each Holder in such class receives or retains property having a value, as of consummation of the plan, equal to the allowed amount of its unsecured claim or (b) the Holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the chapter 11 plan.

To be fair and equitable with respect to a dissenting class of impaired equity interest Holders, a chapter 11 plan must provide that either (a) each Holder in such class receives or retains property having a value, as of consummation of the chapter 11 plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference or fixed redemption price of its interest and (ii) the value of its interest or (b) the Holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the chapter 11 plan.

The Debtors submit, and will demonstrate in the memorandum of law they will file in connection with Confirmation, that the Plan is fair and equitable and does not discriminate unfairly with respect to the Holders of Claims and Interests, as applicable.

SECTION VII.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of the consummation of the Plan to holders of RCF Claims or Notes Claims (collectively, the “Addressed Claims”). The following discussion does not address the U.S. federal income tax consequences to holders of Claims who are Unimpaired or who are not entitled to vote because they are deemed to accept or reject the Plan. In addition, this discussion does not address the receipt of Applicable Noteholder Consent Fees, RCF Fees, Backstop Fees or any other consideration being received on account of a person’s capacity other than as a holder of a Claim as consideration for their Claim pursuant to the Plan nor does it address tax issues relating to the ownership or disposition of the New Money Notes.

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This discussion is limited to U.S. Holders (defined below) of Addressed Claims, who hold their Addressed Claims as capital assets for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address rules relating to special categories of holders, including financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, tax-exempt organizations, traders in securities that elect to mark- to-market, persons subject to special accounting rules under section 451(b) of the Code, U.S. expatriates, investors that hold Addressed Claims as part of a straddle, hedging, constructive sale or conversion transaction, holders whose functional currency is not the U.S. dollar or holders who will actually or constructively own 5% or more of the ordinary shares in the capital of the Company (by either vote or value). The discussion does not address any U.S. state, local or foreign taxes, the “Medicare” tax on net investment income, any U.S. federal alternative minimum tax or any other U.S. federal tax other than the U.S. federal income tax.

Generally, the Plan is not expected to have any material U.S. federal income tax consequences to the Debtors. Accordingly, this discussion does not address any U.S. federal income tax consequences relevant to the implementation of the Plan to the Debtors.

The discussion of U.S. federal income tax consequences below is based on the Code, U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), judicial authorities, published positions of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. Holders should note that no rulings from the IRS have been sought with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.

This discussion is not a comprehensive description of all of the U.S. federal tax consequences that may be relevant with respect to the Plan. U.S Holders are urged to consult their own tax advisors regarding their particular circumstances and the U.S. federal tax consequences with respect to the Plan, as well as any tax consequences arising under the laws of any U.S. state, local or foreign tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Addressed Claims that, for U.S. federal income tax purposes, is any of the following:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes holds Addressed Claims, the U.S. federal income tax treatment of a partner (or other beneficial owner) therein generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partnership or other pass-through entity and accordingly, this summary does not apply to partnerships or other pass-through entities. A partner (or other beneficial owner) of a partnership or other pass-through entity or arrangement exchanging Addressed Claims pursuant to the Plan should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner (or other beneficial owner) of exchanging Addressed Claims.

A. U.S. Holders of Addressed Claims

Pursuant to the Plan, each holder of Addressed Claims will receive their pro rata share of (i) in the case of RCF Claims, SSRCF and Cash, and (ii) in the case of Notes Claims, Exchange Notes, Noteholder Ordinary Shares, Subscription Rights and Cash in satisfaction of its Addressed Claims (the “Consideration”). The U.S. federal income tax consequences of the Plan to U.S. Holders of Addressed Claims will depend on whether the exchange of the Addressed Claims pursuant to the Plan constitutes a taxable transaction or a tax-deferred (or partially tax-deferred) transaction, such as an exchange governed by section 368 of the Code. Whether the exchange constitutes a taxable transaction or a tax-deferred (or partially tax-deferred) transaction will depend on the manner in which the Restructuring Transactions undertaken pursuant to the Plan (including pursuant to the Agreed Steps Plan) are consummated (which is not yet finally determined or certain), the identity and U.S. federal income tax classification of the issuer of the Consideration, whether the relevant Addressed Claim is treated as a “security” for U.S. federal income tax purposes, whether the Consideration received in exchange (in whole or partial consideration) for the relevant Addressed Claim is treated as a “security” for U.S. federal income tax purposes and whether Cash or any other amounts are attributable to accrued but unpaid interest on such Addressed Claims.

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are a number of other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor at the time of issuance, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor,

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whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current or accrued basis. A U.S. Holder of Addressed Claims should consult its own tax advisor to determine whether its Addressed Claims should be treated as securities for U.S. federal income tax purposes and, if such Addressed Claims are securities for such purposes, whether any instrument issued as Consideration are securities for such purposes.

If the exchange of Addressed Claims for any of the Consideration constitutes a tax- deferred transaction, generally, U.S. Holders of Addressed Claims that constitute “securities” for U.S. federal income tax purposes, subject to the discussion below under “Accrued Interest” below, should be required to recognize gain (but not loss), to the lesser extent of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the Consideration received in exchange for the Addressed Claim minus the U.S. Holder’s adjusted tax basis, if any, in such Addressed Claim) or (b) the amount of Cash and fair market value of “other property” (as described under section 356 of the Code) received in the exchange. In such case, a U.S. Holder’s tax basis in the Consideration received (other than (i) any Cash or “other property” or (ii) Consideration treated as received in satisfaction of accrued but unpaid interest and accrued original issue discount (“OID”), if any) should be equal to the tax basis in the Addressed Claims exchanged therefor increased by the amount of any gain recognized upon the exchange, and the holding period for such Consideration should include the holding period for the exchanged Addressed Claims. The tax basis of any “other property” should be equal to the fair market value of such property, and the holding period for such “other property” should commence on the day following the Effective Date. Each U.S. Holder of Addressed Claims should consult its own tax advisor about the consequences to them that may apply in the event that the exchange of the Addressed Claims pursuant to the Plan constitutes a tax-deferred (or partially tax-deferred) transaction, such as an exchange governed by section 368 of the Code.

If the exchange of Addressed Claims for the Consideration constitutes a taxable transaction, each U.S. Holder of an Addressed Claim generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of Cash and the “issue price” of the SSRCF or Exchange Notes received, as applicable, and (B) in the case of a U.S. Holder of Notes Claims, the fair market value of the Noteholder Ordinary Shares and Subscription Rights received (other than any such Consideration treated as received for accrued but unpaid interest and accrued OID, if any) (each based on the U.S. dollar value of any such amount paid in the form of, or based on a foreign currency translated at the spot rate of exchange on the Effective Date) and (ii) the U.S. Holder’s adjusted tax basis in its Addressed Claim immediately prior to the exchange (other than any tax basis attributable to accrued but unpaid interest and accrued OID, if any). The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Addressed Claim in such U.S. Holder’s hands, whether the Addressed Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to its Addressed Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Addressed Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations. To the extent that a portion of the Consideration received is allocable to accrued but untaxed interest or OID, the U.S. Holder may recognize ordinary income. See “Accrued Interest” and “Market Discount” below. A U.S. Holder’s tax basis in any SSRCF, Exchange Notes, Noteholder Ordinary Shares, or Subscription Rights received should be equal to the amount required to be taken into account in computing gain or loss as described above. A U.S. Holder’s holding period in any item of Consideration received on the Effective Date should begin on the day following the Effective Date.

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Regardless of whether the exchange is treated as a taxable transaction or a tax-deferred (or partially tax-deferred) transaction, a U.S. Holder will have taxable interest income to the extent of any Consideration allocable to accrued but unpaid interest or OID not previously included in income, as more fully described below under “Accrued Interest,” which amounts will not be included in the amount realized with respect to a U.S. Holder’s Addressed Claim.

B. Consequences of Owning and Disposing of SSRCF, Exchange Notes, Noteholder Ordinary Shares, and Subscription Rights

1. Ownership of SSRCF and the Exchange Notes

The SSRCF and Exchange Notes are intended to be treated as debt for U.S. federal income tax purposes and the discussion below assumes such treatment.

Stated interest on the SSRCF and the Exchange Notes (including any additional amounts paid in respect of withholding taxes and without reduction for any amounts withheld) generally will be includible in the gross income of a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of stated interest on the SSRCF or the Exchange Notes will be required to include in income (as ordinary income) the U.S. dollar value of the foreign currency interest payment (determined based on the spot rate of exchange on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at such time.

A cash method U.S. Holder will not recognize foreign currency exchange gain or loss with respect to the receipt of such stated interest, but may recognize foreign currency exchange gain or loss attributable to the actual disposition of the foreign currency so received.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, or that is otherwise required to accrue interest prior to receipt, will be required to include in income (as ordinary income) the U.S. dollar value of the amount of stated interest income in foreign currency that has accrued for such year determined by translating such amount into U.S. dollars at the average spot rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate of exchange for the partial period within each taxable year. Alternatively, an accrual basis U.S. Holder may make an election (which must be applied consistently to all debt instruments held by the electing U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder, and cannot be changed without the consent of the IRS) to translate accrued interest income into U.S. dollars using the spot rate of exchange on the last day of the interest accrual period (or the last day of the portion of the accrual period within each taxable year in the case of a partial accrual period), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize foreign currency exchange gain or

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loss with respect to accrued stated interest income on the date such interest is received. The amount of foreign currency exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the foreign currency payment received (determined based on the spot rate of exchange on the date such stated interest is received) in respect of such accrual period and the U.S. dollar value of the interest income that has accrued during such accrual period (as determined above), regardless of whether the payment is in fact converted to U.S. dollars at such time. Any such foreign currency exchange gain or loss generally will constitute ordinary income or loss and be treated, for foreign tax credit purposes, as U.S. source income or loss, and generally will not be treated as an adjustment to interest income or expense.

The SSRCF and the Exchange Notes will be treated as issued with OID for U.S. federal income tax purposes if the sum of all principal and interest payments (other than “qualified stated interest”) with respect to the SSRCF or the Exchange Notes, as applicable, exceeds the issue price (as defined below) of the SSRCF or the Exchange Notes, as the case may be, by more than a statutorily defined de minimis amount. U.S. Holders, whether on the cash or accrual method of accounting for U.S. federal income tax purposes, generally must include any OID in gross income as it accrues (on a constant yield to maturity basis), regardless of whether cash attributable to such OID is received at such time. OID accrued by a U.S. Holder generally will be treated as foreign source ordinary income and generally will be considered “passive” category income in computing the foreign tax credit such U.S. Holder may claim for U.S. federal income tax purposes. The availability of a foreign tax credit is subject to certain conditions and limitations and the rules governing the foreign tax credit are complex. Holders should consult their own tax advisors regarding the rules governing the foreign tax credit and deductions.

The amount of OID includible in gross income by a U.S. Holder of SSRCF or the Exchange Notes in any taxable year generally is the sum of the “daily portions” of OID with respect to the SSRCF or the Exchange Notes, as applicable, for each day during such taxable year on which the U.S. Holder holds the SSRCF or the Exchange Notes. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for the SSRCF or the Exchange Notes may be of any length and may vary in length over the term of the SSRCF or the Exchange Notes provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

The amount of OID allocable to any accrual period will be an amount equal to the product of the “adjusted issue price” for the SSRCF and the Exchange Notes, as applicable, at the beginning of the accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of the SSRCF and the Exchange Notes at the beginning of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any payments previously made on the SSRCF and the Exchange Notes, as applicable, other than any payments of qualified stated interest. The “yield to maturity” of the SSRCF and the Exchange Notes is the discount rate that, when used in computing the present value (as of the issue date) of all principal and interest payments to be made on the SSRCF or the Exchange Notes, as applicable, produces an amount equal to the issue price of the SSRCF or the Exchange Notes. OID, if any, on the SSRCF and the Exchange Notes will be determined for any accrual period in foreign currency and then translated into U.S. dollars.

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The “issue price” of the SSRCF and each series of Exchange Notes will be determined separately. The issue price of the SSRCF and each series of the Exchange Notes will depend on whether the SSRCF or such series of Exchange Notes are considered “publicly traded” for U.S. federal income tax purposes as of the issue date of the SSRCF and the relevant series of Exchange Notes. The SSRCF or series of Exchange Notes will be treated as “publicly traded” for U.S. federal income tax purposes if they are traded on an “established market,” within the meaning of the applicable Treasury Regulations, at any time during a 31-day period ending 15 days after the issue date of the SSRCF and the Exchange Notes which, in the case of any particular series of debt, also requires that the series exceeds $100 million. The issue date is the date of the exchange of the RCF Claims for the SSCRF and the Notes Claims for the relevant series of Exchange Notes. Reorganized Debtor[s] may not be able to determine whether the SSRCF or a series of Exchange Notes are treated as “publicly traded” for U.S. federal income tax purposes until after the Effective Date.

If the SSRCF or a series of the Exchange Notes are treated as “publicly traded” for U.S. federal income tax purposes, then the issue price of each of the SSRCF and such series of the Exchange Notes will be their respective fair market values determined as of the issue date. If the SSRCF or a series of Exchange Notes is not treated as “publicly traded” for U.S. federal income tax purposes but the RCF Claims or relevant series of Notes Claims (whichever is surrendered in exchange for the SSRCF or series of the Exchange Notes that are not treated as “publicly traded” for sch purposes) are treated as “publicly traded” for such purposes (under the rules described above), the issue price of the SSRCF or such series of the Exchange Notes (that is not treated as “publicly traded” for such purposes) would be the fair market value of the RCF Claims, in the case of the SSRCF, and the portion of the relevant series of Notes Claims, in the case of the Exchange Notes, exchanged for the SSRCF or the Exchange Notes, as applicable, determined as of the issue date, provided that if the RCF Claims or series of Notes Claims does not exceed $100 million, such Claims will not be considered “publicly traded” for such purposes. If neither the SSRCF nor RCF Claims are treated as “publicly traded” for U.S. federal income tax purpose, the issue price of the SSRCF will be the stated principal amount of the SSRCF as long as the SSRCF Claims are considered to have “adequate stated interest” for U.S. federal income tax purposes. If neither a series of Exchange Notes nor the associated Notes Claims are treated as “publicly traded” for U.S. federal income tax purposes (under the rules described above), the issue price of such Exchange Notes will be the stated principal amount of the Exchange Notes as long as the series of Exchange Notes are considered to have “adequate stated interest” for U.S. federal income tax purposes.

A U.S. Holder will recognize foreign currency exchange gain or loss when OID, if any, is paid (including, upon the disposition of the SSRCF or the Exchange Notes, the receipt of proceeds that include amounts attributable to OID previously included in income) to the extent of the difference, if any, between the U.S. dollar value of the foreign currency payment received, translated at the spot rate of exchange on the date such payment is received, and the U.S. dollar value of the accrued OID. For these purposes, all receipts on the SSRCF or the Exchange Notes will be viewed first, as payment of stated interest payable on the SSRCF or the Exchange Notes, as applicable; second, as receipt of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first; and third, as receipt of principal. The rules governing OID instruments are complex and prospective purchasers should consult their own tax advisors concerning the application of such rules to the SSRCF or the Exchange Notes as well as the interplay between the application of the OID rules and the currency exchange gain or loss rules.

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2. Distributions on Noteholder Ordinary Shares

Subject to the discussion below under “Possible Treatment of the Company as a Passive Foreign Investment Company,” any distributions with respect to the Noteholder Ordinary Shares (including any amounts withheld in respect of taxes thereon) generally will be treated as taxable dividends to the extent paid out of Reorganized Debtor’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of any distribution exceeds the Company’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Noteholder Ordinary Shares, and thereafter as capital gain, subject to the discussion below under “Market Discount.” The Company does not know whether it will keep record of its earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that any distribution on the Noteholder Ordinary Shares generally will be treated as a dividend unless otherwise noted. If any such distributions are in foreign currency, such amount will be included in income at the U.S. dollar value of the foreign currency (determined based on the spot rate of exchange on the date such amount is received) regardless of whether the payment is in fact converted to U.S. dollars at such time. A U.S. Holder will later recognize foreign currency exchange gain or loss, if any, upon converting such funds to U.S. dollars.

Any such taxable dividends received by a corporate U.S. Holder will not be eligible for the “dividends received deduction.” Any such taxable dividends will be eligible for reduced rates of taxation as “qualified dividend income” for non-corporate U.S. Holders if the following conditions are met: (i) either (1) the Company is eligible for the benefits of a comprehensive income tax treaty with the United States that the Secretary of the U.S. Treasury has determined is satisfactory and that includes an exchange of information program (which includes, as of the date hereof, the Convention between the Government of the United States of America and the Government of Sweden for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income) or (2) the Noteholder Ordinary Shares are readily tradable on an established securities market in the United States (including, e.g., the NYSE or NASDAQ); (ii) the U.S. Holder meets the holding period requirement for the Noteholder Ordinary Shares (generally more than 60 days during the 121-day period that begins 60 days before the ex-dividend date); and (iii) the Company was not in the year prior to the year in which the dividend was paid (with respect to a U.S. Holder that held Noteholder Ordinary Shares), and is not in the year in which the dividend is paid, a passive foreign investment company (“PFIC”). Otherwise, such taxable dividends will not be eligible for reduced rates of taxation as “qualified dividend income.”

No assurance can be given that the Company will qualify, or remain qualified, for the benefits of a comprehensive income tax treaty, and it is not expected that the Noteholder Ordinary Shares will be considered readily tradable on an established securities market in the United States as described above. In addition, as discussed below under “Possible Treatment of Reorganized Debtor as a Passive Foreign Investment Company,” no assurance can be given that Reorganized Debtor will not be treated as a PFIC. Accordingly, each non-corporate U.S. Holder is urged to consult its tax advisor regarding whether taxable dividends received by such U.S. Holder will be eligible for qualified dividend income treatment.

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3. Sale, Exchange, or Other Taxable Disposition of Noteholder Ordinary Shares

Subject to the discussion below under “Possible Treatment of the Company as a Passive Foreign Investment Company,” a U.S. Holder generally will recognize gain or loss on a sale, exchange or other taxable disposition of Noteholder Ordinary Shares equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Noteholder Ordinary Shares. If the proceeds of such sale are received in foreign currency, for purposes of determining gain or loss, such amount will be converted into the U.S. dollar value of the foreign currency (determined based on the spot rate of exchange on the date such amount is received) regardless of whether the payment is in fact converted to U.S. dollars at such time. A U.S. Holder will later recognize foreign currency exchange gain or loss, if any, upon converting such funds to U.S. dollars. Subject to the discussion below under “Market Discount,” this gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder has held (or is deemed to hold) the Noteholder Ordinary Shares for more than one year. For foreign tax credit limitation purposes, gain or loss recognized upon a disposition generally will be treated as from sources within the United States. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes is subject to limitations.

4. Subscription Rights

While the U.S. federal income tax treatment of the receipt and exercise of the Subscription Rights is not entirely clear, it is expected that a U.S. Holder that elects to exercise its Subscription Rights should be treated as purchasing, in exchange for its Subscription Rights and the amount of cash paid by the U.S. Holder to exercise such Subscription Rights, New Money Notes issued in connection with such exercise. Consistent with such treatment, such a purchase should generally be treated as the exercise of an option under general tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it receives the New Money Notes upon the exercise of the Subscription Rights. A U.S. Holder’s aggregate tax basis in the New Money Notes should equal the sum of (i) the amount of cash paid by the U.S. Holder to exercise the Subscription Rights plus (ii) such U.S. Holder’s tax basis in the Subscription Rights immediately before the Subscription Rights are exercised (determined consistent with U.S. Holder’s treatment of the receipt of the Subscription Rights). A U.S. Holder’s holding period for the New Money Notes received pursuant to such exercise should begin on the day following the date the U.S. Holder receives the New Money Notes upon the exercise of such U.S. Holder’s Subscription Rights.

A U.S. Holder that elects not to exercise the Subscription Rights may be entitled to claim a loss equal to the amount of tax basis allocated to such Subscription Rights. In general, such loss would be a capital loss (long-term or short-term depending upon whether the requisite holding period was satisfied), subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise their Subscription Rights are urged to consult with their own tax advisors as to the tax consequences of such decision.

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Alternatively, the receipt and exercise of the Subscription Rights may be treated for U.S. federal income tax purposes as an integrated transaction pursuant to which the New Money Notes are acquired directly in partial satisfaction of the U.S. Holder’s Notes Claims, or otherwise. U.S. Holders that will receive and expect to exercise Subscription Rights pursuant to the Plan are urged to consult with their own tax advisors as to the tax characterization thereof.

5. Possible Treatment of the Company as a Passive Foreign Investment Company

The Company may be classified as a PFIC for U.S. federal income tax purposes. In general, a foreign corporation will be classified as a PFIC if (i) 75% or more of its gross income in a taxable year is passive income, or (ii) 50% or more of its assets in a taxable year, averaged quarterly over the year, produce, or are held for the production of, passive income. Passive income for this purpose generally includes, among other items, interest, dividends, royalties, rents and annuities. For purposes of these PFIC tests, if the Company directly or indirectly owns at least 25% (by value) of the stock of another corporation, the Company will be treated as owning its proportionate share of such other corporation’s gross assets and receiving its proportionate share of such other corporation’s gross income.

The determination of whether the Company is a PFIC is a factual determination made annually and thus may be subject to change. Because these determinations are based on the nature of our income and assets from time to time, and involve the application of complex tax rules, no assurances can be provided that we will not be considered a PFIC for the current or any past or future tax year.

If the Company is a PFIC for any taxable year during which a U.S. Holder holds (or is deemed to hold) Noteholder Ordinary Shares, the Company will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds (or is deemed to hold) the Noteholder Ordinary Shares unless (i) the Company ceases to be a PFIC and (ii) the U.S. Holder makes a “deemed sale” election under the PFIC rules. In general, if the Company is a PFIC for any taxable year during which a U.S. Holder holds (or is deemed to hold) Noteholder Ordinary Shares, any gain recognized by the U.S. Holder on a sale or other taxable disposition of such Noteholder Ordinary Shares, as well as the amount of any “excess distribution” (defined below) received by such U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the Noteholder Ordinary Shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before the Company became a PFIC would be taxed as ordinary income. The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year, and an interest charge would be imposed. For purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its Noteholder Ordinary Shares in a taxable year exceeds 125% of the average of the annual distributions on the Noteholder Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment or “qualified electing fund” treatment) of the Noteholder Ordinary Shares. It is not known whether the Company will make available the information necessary for U.S. Holders to make a “qualified electing fund” election with respect to their Noteholder Ordinary Shares.

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The rules relating to PFICs are complex. Each U.S. Holder is urged to consult its tax advisor regarding whether the Company is or will become a PFIC and, if so, the U.S. federal income tax consequences of holding the Noteholder Ordinary Shares.

C. Accrued Interest

To the extent that any amount received by a U.S. Holder of a surrendered Addressed Claim is attributable to accrued but unpaid interest or OID, the receipt of such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already taken into income by the U.S. Holder, and subject to a special exception that may be available to cash-method U.S. Holders in certain circumstances). Conversely, a U.S. Holder of an Addressed Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest or OID was previously included in the U.S. Holder’s gross income but was not paid in full. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the Consideration is not sufficient to fully satisfy all principal and interest on an Addressed Claim, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate Consideration received in respect of Addressed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid interest, if any, that accrued on such Claims through the Effective Date. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by a U.S. Holder should be allocated in some way other than as provided in the Plan. U.S. Holders of Addressed Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

D. Market Discount

Under the “market discount” provisions of the Code, some or all of any gain realized by a U.S. Holder of an Addressed Claim who receives consideration pursuant to the Plan in satisfaction of its Addressed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the Addressed Claim. In general, a debt instrument is considered to have been acquired with “market discount” if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, in either case, by at least a statutorily defined de minimis amount.

Any gain recognized by a U.S. Holder on the taxable disposition of an Addressed Claim acquired with market discount should generally be treated as ordinary income to the extent of the market discount that accrued thereon while the Addressed Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of the exchange of Addressed Claims that were acquired with market discount pursuant to the Plan.

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E. Information Reporting and Backup Withholding

All distributions to U.S. Holders of Claims under the Plan are subject to any applicable tax withholding, including (as applicable) employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the holder fails to furnish its social security number or other taxpayer identification number (a “TIN”), furnishes an incorrect TIN, fails properly to report interest or dividends, or under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded (or credited against the holder’s U.S. federal income tax liability) to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a U.S. taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds. U.S. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these rules in the regulations and require disclosure on the holders’ tax returns.

The U.S. federal income tax consequences of the Plan are complex. The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of such U.S. Holder’s circumstances and income tax situation. All holders of Claims should consult with their tax advisors as to the particular tax consequences to them of the transactions contemplated by the Plan, including the applicability and effect of any U.S. state, local, or foreign tax laws, of any applicable income tax treaty, and of any change in applicable tax laws.

F. Importance of Obtaining Professional Tax Assistance

The foregoing summary has been provided for informational purposes only. All holders of Claims and Interests are urged to consult their own tax advisors concerning the U.S. federal, local, and non-U.S. income tax and other tax consequences that may result from implementation of the Plan.

SECTION VIII.

CERTAIN FEDERAL AND STATE SECURITIES LAW CONSIDERATIONS

The offer, issuance, and distribution under the Plan of the Exchange Notes, the Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) (collectively, the “1145 Securities”) to Holders of the Notes Claims shall be exempt from the registration under Section 5 of the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. The offer, sale, issuance and distribution under

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the Plan of the 1145 Securities to be issued pursuant to the Agreed Steps Plan and Restructuring Implementation Deed will be exempt from the registration requirements under Section 5 of the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. The Backstopped Notes will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws if they are issued to a U.S. person in accordance with the Backstop Agreement pursuant to section 4(a)(2) of the Securities Act but will otherwise be issued pursuant to Regulation S (if they are issued to a non-U.S. person outside of the United States in accordance with the Backstop Agreement).

A. 1145 Securities

Section 1145 of the Bankruptcy Code generally exempts from the registration requirements under Section 5 of the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. In reliance upon this exemption, the 1145 Securities will be exempt from the registration requirements of the Securities Act, and any other state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the Holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, the 1145 Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim against, or interest in, a debtor with a view to distribution of any security to be received in exchange for the claim or interest, (b) offers to sell securities issued under a plan for the Holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution and under an agreement in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan, or (d) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a “person”, whether through the ownership of voting securities, by contract, or otherwise. The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration under the Securities Act pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

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In addition to the foregoing, all transfers of the Noteholder Ordinary Shares will be subject to the transfer provisions and other applicable provisions set forth in the Restructuring Implementation Deed.

B. Private Placement.

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under Section 4(a)(2) of the Securities Act.

Rule 144A allows for the resale of securities to QIBs, and Regulation S allows for the resale of securities to certain persons in offshore transactions complying with Rule 903 or Rule 904 of Regulation S.

The Debtors believe that the Backstopped Notes are issuable without registration under the Securities Act in reliance on the exemption from registration provided under section 4(a)(2) of the Securities Act. Only Holders of the Notes that are institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act) or “qualified institutional buyers” (within the meaning of Rule 144A of the Securities Act) and are parties to the Backstop Agreement will receive the Backstopped Notes, if any. The Backstopped Notes will be “restricted securities” (within the meaning of Rule 144), subject to the transfer restrictions applicable thereto. Such securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law.

Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the Holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate of the issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and who has not been an affiliate of the issuer during the three months preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the

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order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a brokers’ transaction (within the meaning of section 4(a)(4) of the Securities Act), directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC a notice of proposed sale on Form 144.

The Debtors believe that the Rule 144 exemption will not be available with respect to any Backstopped Notes (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, nonaffiliated Holders of 4(a)(2) Securities will be required to hold their Backstopped Notes for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. It is currently contemplated that the Reorganized Debtors will not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

The Debtors and Reorganized Debtors, as applicable, reserve the right to reasonably require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the Backstopped Notes. The Debtors and Reorganized Debtors, as applicable, also reserve the right to stop the transfer of any Backstopped Notes if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws (including, for the avoidance of doubt, Rule 144A and Regulation S). All persons who receive Backstopped Notes will be required to acknowledge and agree, pursuant to and to the extent set forth in the Agreed Steps Plan, that (a) they will not offer, sell or otherwise transfer any Backstopped Notes except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the Backstopped Notes will be subject to the other restrictions described above.

In any case, recipients of securities issued under or in connection with the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE

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SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

SECTION IX.

RISK FACTORS

The implementation of the Plan, the issuance of the Noteholder Ordinary Shares and the obligations under the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, and the Rights Offering Documents are subject to a number of material risks, including those summarized below. However, this summary of risks is not exhaustive. Prior to deciding how to vote on the Plan, Holders of Claims entitled to vote should read and consider carefully all of the information in the Plan and this Disclosure Statement, as well as all other information referenced or incorporated by reference into this Disclosure Statement.

This section contains certain “forward-looking statements.” These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the Debtors’ and the Reorganized Debtors’ control, including the implementation of the Plan, the continuing availability of sufficient borrowing capacity or other financing to fund operations, the effect of the reorganization on customers, suppliers, and vendors, and risks regarding the operation of the business and associated with regulatory matters. Holders of Claims are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements. No party, including, without limitation, the Debtors or the Reorganized Debtors, undertakes an obligation to update any such statements.

A. Certain Bankruptcy Considerations

The bankruptcy court may find the solicitation of votes defective.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of the petition commencing a chapter 11 case. However, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) of the Bankruptcy Code require that:

•

solicitation complies with applicable non-bankruptcy law (or if there is no such law, votes must be solicited after disclosure of adequate information (as defined by section 1125(a) of the Bankruptcy Code));

•	the plan be transmitted to substantially all creditors and interest holders entitled to vote; and

•	the time prescribed for voting is not unreasonably short.

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Bankruptcy Rule 3018(b) provides that a Holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures.

While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion and not require re-solicitation of votes on the Plan.

The Debtors may be unable to obtain confirmation of the Plan.

Although the Debtors believe that the Plan will satisfy all requirements for confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not be sufficiently material as to necessitate re-solicitation of votes on the Plan.

If the Plan is not confirmed or does not become effective, there can be no assurance the Chapter 11 Cases will not be converted into chapter 7 liquidation cases or that any alternative chapter 11 plan or plans would be confirmed on terms as favorable to the Holders of Claims and Interests as those of the Plan. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the Debtors’ going-concern value would be substantially eroded to the detriment of all stakeholders.

Risks associated with prolonged Chapter 11 Cases

The Debtors cannot be certain that the Chapter 11 Cases, commenced solely for the purpose of implementing the Plan, would be of relatively short duration (e.g., 35 to 65 days). It is impossible to predict with certainty the amount of time the Debtors will need to stay in chapter 11.

If the Debtors are unable to obtain confirmation of the Plan on a timely basis for any reason, they may be forced to operate in chapter 11 for an extended period while trying to develop a different chapter 11 plan. Lengthy Chapter 11 Cases would involve additional expenses and divert the attention of management from operation of the businesses, as well as create concerns for personnel, vendors, suppliers, service providers, and customers. The disruption that lengthy Chapter 11 Cases would inflict upon the Debtors’ businesses would increase with the length of time needed to complete the Restructuring Transaction, and the severity of that disruption would depend upon the attractiveness and feasibility of the Plan from the perspective of the suppliers, service providers, vendors, personnel, and customers.

Significant delay may result in the termination of the Lock-Up Agreement due to missed milestones, other termination events, or other applicable events of default to the extent the Debtors are unable to obtain waivers or amendments from the requisite Consenting Creditors.

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In addition, at the outset of a chapter 11 case, the Bankruptcy Code provides the debtor with the exclusive right to propose a plan and prohibits all others from proposing an alternative plan. If the exclusivity period expires or is terminated by the Bankruptcy Court, however, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

The Effective Date may not occur.

Although the Debtors expect the Effective Date to occur after the Confirmation Date, there can be no assurance as to such timing. The occurrence of the Effective Date is subject to certain conditions precedent as set forth in Article IX of the Plan. Failure to meet any of these conditions – unless waived — could result in the Plan not being consummated.

If the Effective Date does not occur, the Plan will be null and void, and nothing contained in the Plan will: (i) constitute a waiver or release of any claims by the Debtors, any Holders of Claims or Interests, or any other Entity; (ii) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity, in any respect.

If the Effective Date does not occur, there can be no assurance that the Chapter 11 Cases will not be converted into chapter 7 liquidation cases or that any alternative chapter 11 plan or plans would be confirmed on terms as favorable to the Holders of Claims and Interests as those of the Plan. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the Debtors’ going-concern value would be eroded to the detriment of all stakeholders.

The Debtors may be unsuccessful in obtaining first-day relief.

There can be no guaranty that the Debtors will be successful in obtaining the necessary authorization of the Bankruptcy Court with respect to the requested “first day” relief, including but not limited to, the authorization to pay wages and employee benefits and use the existing cash management system. As a result, the Debtors may be unable to make certain prepetition payments to employees, customers, vendors, suppliers, and service providers, in which case the Debtors’ businesses may suffer.

The releases, injunctions, and exculpations provisions may not be approved.

The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

Risk of Termination of the Lock-Up Agreement.

The Lock-Up Agreement contains provisions that give the Consenting Creditors the ability to terminate the Lock-Up Agreement if certain conditions are satisfied. Termination of the Lock-Up Agreement could result in the Debtors’ inability to confirm the Plan and in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with their vendors, suppliers, employees, and major customers.

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Risks Related to Possible Objections to the Plan.

There is a risk that certain parties could object to either the entirety of the Plan or to specific provisions of the Plan. Although the Debtors believe that all Plan provisions comply with the relevant Bankruptcy Code requirements, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

Financial Projections, Estimates, and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary.

Certain of the information contained in this Disclosure Statement contains estimates and assumptions that might ultimately prove to be incorrect and projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, including but not limited to (i) the aggregate amounts of Claims in the various Classes and (ii) the estimated recoveries by Holders of Allowed Claims, and such projections and estimates should not be considered assurances or guarantees of the amount of assets that will ultimately be available for distribution on the Effective Date or the amount of Claims in the various Classes that might be Allowed. In addition, if the actual amount of Allowed Claims are greater than the Debtors’ estimates, the Debtors may be unable to pay or otherwise satisfy those Claims in accordance with the terms of the Plan.

Continued risks after consummation of the Plan.

Even if the Plan is consummated, the Reorganized Debtors will continue to face a number of risks, including risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, changes in interest rates, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for their products and services, and increasing expenses. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that the Plan will achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other means after the completion of the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

B. Business-Related Risks

The announcement of the Restructuring Transactions could adversely affect the value of the Debtors’ businesses.

It is possible that announcement of the Restructuring Transactions or the filing of the Chapter 11 Cases could adversely affect the Debtors’ operations and relationships with third parties. Due to this uncertainty, many risks exist, including the following:

•	clients could switch to competitors;

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•	personnel may be distracted from performance of their duties or more easily attracted to other employment opportunities, including with the Debtors’ competitors;

•	clients may delay making payments;

•

although the Plan provides for payment in full of General Unsecured Claims, general unsecured creditors depending on the terms of the relevant contractual relationships, may suspend or terminate their relationship with the Company, exercise rights of set-off or similar remedies, further restrict ordinary credit terms, or require guarantee of payment;

•	vendors and clients could terminate their relationship or require financial assurances or enhanced performance;

•	trade creditors could require payment in advance or cash on delivery;

•	the ability to renew existing contracts and compete for new business may be adversely affected;

•	competitors may take business away from the Debtors; and

•	insurance policies may be more difficult or expensive to obtain.

A delay in completing the Restructuring Transactions may result in the same adverse consequences. The occurrence of one or more of these events could have a material and adverse effect on the financial condition, operations, and prospects of the Debtors and the value of its existing interests and debt.

Results may vary from the projections and other forward-looking statements.

The Debtors’ management and advisors have prepared the Financial Projections attached to this Disclosure Statement as Exhibit D. While those Financial Projections have been presented with numerical specificity, the Financial Projections are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which will be beyond the Reorganized Debtors’ control. The Debtors caution that they cannot make any representations as to the accuracy of these Financial Projections (or other forward-looking statements set forth in this Disclosure Statement) or to the Reorganized Debtors’ ability to achieve the projected results. Some assumptions will inevitably differ from actual conditions. Furthermore, events and circumstances occurring after the date on which these Financial Projections were prepared may differ from any assumed facts and circumstances and may affect financial results in a materially adverse or materially beneficial manner. The Financial Projections and other forward-looking statements, therefore, should not be relied upon as a guarantee or other assurance of the actual results that will occur.

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The Reorganized Debtors may not be able to generate sufficient cash to service their indebtedness.

The Reorganized Debtors’ ability to make scheduled payments on, or refinance, their debt obligations depends on their financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on the SSRCF, or Exchange Notes, as applicable.

C. Risks Related to the Restructuring Transaction

The Swedish Reorganisation

The Debtors currently intend to accomplish the implementation of the Plan for Intrum AB in Sweden through a Swedish Reorganisation of Debtor Intrum AB, which may give rise to certain risks.

The Swedish Reorganisation regime is governed by the Swedish Company Reorganisation Act, enacted by the Swedish Parliament in 2022. Thus, it is a new legislation with limited precedents and case law. A Swedish Reorganisation is, to some extent, the Swedish equivalent to chapter 11 of the Bankruptcy Code. However, the provisions of the Swedish Company Reorganisation Act are not fully compatible with the provisions of chapter 11 of the Bankruptcy Code; meaning it is not certain that the same result will be achieved in a Swedish Reorganisation. For example, the Swedish rules on class composition and voting thresholds and the rules on cross-class cramdown and conditions for confirmation are not entirely consistent with the corresponding rules under the Bankruptcy Code. Accordingly, fully implementing the Plan in Sweden by way of a Swedish Reorganisation proceeding may pose challenges if these thresholds or rules are not met or complied with to the extent required. The consequences for the Debtors’ creditors in such a scenario may be that the distributions to creditors provided for in the Plan may not be realized in the manner envisaged and, in the event of a failure to obtain confirmation of a Swedish Reorganisation Plan, that the Plan cannot be consummated at all, which may lead to the effects described above in connection with a possible chapter 7 conversion. Furthermore, there are differences in what is considered an Allowed Claim under chapter 11 of the Bankruptcy Code compared to the Swedish Company Reorganisation Act (e.g. if the Swedish Reorganisation is initiated significantly after the Petition Date, which may have the effect that the distributions to creditors provided for in the Plan may not be realized in the manner set forth therein).

Further, the Debtors currently only intend to initiate a Swedish Reorganisation proceeding in relation to the Debtor Intrum AB. There is a risk that certain creditors may threaten to take actions against the remaining Debtors with local authorities and, as a result, such Debtors may need to initiate further parallel proceedings, including in other jurisdictions to implement the Plan. Accordingly, there is no guarantee that implementation of the Plan in Sweden would be successful as a measure to effectuate the Plan for enforcement purposes, and there may be a need for additional implementation measures in Sweden or elsewhere, which will likely further complicate and delay the process to implement the Plan.

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D. Risks Related to the Exchange Notes and the Exchange Notes Collateral

The ultimate recoveries under the Plan by the holders of Notes Claims will depend on the realizable value of the Exchange Notes and the Collateral (as defined in the Exchange Notes Indenture) securing the Exchange Notes (the “Exchange Notes Collateral”). The Exchange Notes and the Exchange Notes Collateral are subject to a number of material risks, including, but not limited to, those specified below.

The Issuer is a holding company dependent upon cash flow from subsidiaries to meet its obligations on the Exchange Notes.

The Issuer is a holding company with no independent business operations or significant assets other than investments in its subsidiaries. The Issuer depends upon the receipt of sufficient funds from its subsidiaries to meet its obligations. The Company intends to procure the transfer of funds from its subsidiaries to the Issuer through a combination of dividends and interest payments on intercompany loans in order to meet the obligations on the Exchange Notes.

The amounts of dividends and distributions available to the Issuer will depend on the profitability and cash flow of its subsidiaries and the ability of those subsidiaries to issue dividends under applicable law. The subsidiaries of the Issuer, however, may not be able to, or may not be permitted under applicable law to, make distributions or advance upstream loans to the Issuer to make payments in respect of its indebtedness, including the Exchange Notes. Various agreements governing Intrum Group’s debt may restrict, and in some cases, may actually prevent the ability of the subsidiaries to move cash within their restricted group. Applicable tax laws may also subject such payments to further taxation.

Enforcement of the Exchange Notes Guarantees across multiple jurisdictions may be difficult.

The Exchange Notes will be issued by the Issuer, which is incorporated under the laws of Sweden, and guaranteed by the several Exchange Notes Guarantors, which are organized or incorporated under the laws of multiple jurisdictions. In the event of bankruptcy, pre-insolvency, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions and in the jurisdiction of incorporation or organization of a future Exchange Notes Guarantor. The rights under the Exchange Notes Guarantees will thus be subject to the laws of a number of jurisdictions, and it may be difficult to effectively enforce such rights in multiple bankruptcy, pre-insolvency, insolvency and other similar proceedings. Moreover, such multijurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, pre-insolvency, insolvency, administration and other laws of the jurisdiction of organization of the Issuer and the Exchange Notes Guarantors may be materially different from, or in conflict with, one another, including creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdictions’ law should apply and could adversely affect the ability of the holders of the Exchange Notes to enforce their rights and to realize any recovery under the Exchange Notes and the Exchange Notes Guarantees.

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The insolvency laws of Sweden and other jurisdictions may differ from the laws of the United States.

The Issuer is incorporated under the laws of Sweden. In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in Sweden or another relevant jurisdiction. The bankruptcy, insolvency, administrative and other laws of Sweden may be materially different from, or in conflict with, those of the United States, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of Swedish laws or laws of another relevant jurisdiction, or any conflict among them, could call into question whether any particular jurisdiction’s law should apply, adversely affect the ability of the holders of the Exchange Notes to enforce their rights under the Exchange Notes in those jurisdictions, limit any amounts that they may receive or otherwise result in a less favorable outcome.

If the Exchange Notes are redeemed early, an investor may not be able to reinvest such proceeds in a comparable security.

In the event that the Exchange Notes are redeemed early in accordance with the optional redemption provisions contained in the Exchange Notes Indenture and the terms of the New Money Notes Indenture, and depending on prevailing market conditions at the time, an investor who receives proceeds due to such an early redemption may not be able to reinvest such proceeds in an investment that yields comparable returns.

The transfer of the Exchange Notes is restricted, which may adversely affect their liquidity and the price at which they may be sold.

The Exchange Notes have not been registered under, and neither the Company nor the Issuer is obliged to register the Exchange Notes under, the Securities Act or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act and any other applicable laws. Neither the Company nor the Issuer has agreed to or otherwise undertaken to register the Exchange Notes and neither the Company nor the Issuer has any intention to do so.

Credit ratings may not reflect all risks, are not recommendations to buy or hold securities and may be subject to revision, suspension or withdrawal at any time.

One or more independent credit rating agencies may assign credit ratings to the Exchange Notes. The ratings may not reflect the potential impact of all risks related to the structure, market, additional risk factors discussed herein and other factors that may affect the value of the Exchange Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by the rating agency at any time. No assurance can be given that a credit rating will remain constant for any given period of time or that a credit rating will not be lowered or withdrawn entirely by the credit rating agency if, in its judgment, circumstances in the future so warrant. A suspension, reduction or withdrawal at any time of the credit rating assigned to the Exchange Notes by one or more of the credit rating agencies may adversely affect its access to capital, the cost and terms and conditions of its financings and the value and trading of the Exchange Notes, which could have a material adverse effect on its business, financial condition and results of operations.

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The Exchange Notes will be structurally subordinated to the liabilities and preference shares (if any) of the members of the Intrum Group that do not guarantee the Exchange Notes.

Some, but not all, of the members of the Intrum Group will guarantee the Exchange Notes. Members of the Intrum Group that have not guaranteed the Exchange Notes will not have any obligations to pay amounts due under the Exchange Notes or to make funds available for that purpose. Generally, holders of indebtedness of, and trade creditors of, such members of the Intrum Group, are entitled to payments of their claims from the assets of such members of the Intrum Group before these assets are made available for distribution to the Issuer, as a direct or indirect shareholder and the creditors of the Issuer (including the Holders of the Exchange Notes) will have no right to proceed against the assets of such subsidiary. As such, the Exchange Notes will be structurally subordinated to the creditors (including trade creditors) and any Holders of preferred stock of Intrum AB’s subsidiaries.

The security interests in the Exchange Notes Collateral are not directly granted to the Holders of the Exchange Notes.

The security interests in the Exchange Notes Collateral that will secure, among other obligations, the obligations of the Issuer under the Exchange Notes and the guarantors under the guarantees will not be granted directly to the Holders of the Exchange Notes, but will be granted only in favor of the Security Agent on behalf of the Exchange Notes Trustee and the Holders of the Exchange Notes in accordance with the Exchange Notes Indenture and the Intercreditor Agreement. The Holders of the Exchange Notes will not have direct security interests and will not be entitled to take enforcement action in respect of the Exchange Notes Collateral, except through the Exchange Notes Trustee, who will (subject to the provisions of the Exchange Notes Indenture and the Intercreditor Agreement) provide instructions to the Security Agent in respect of the Exchange Notes Collateral.

It may be difficult to realize the value of the Exchange Notes Collateral, and the ability of the Security Agent to enforce certain of the Exchange Notes Collateral may be restricted.

The Exchange Notes Collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections permitted under the Exchange Notes Indenture and the Intercreditor Agreement, as applicable. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Exchange Notes Collateral as well as the ability of the Security Agent to realize or foreclose on such Exchange Notes Collateral. Furthermore, the ranking of security interests can be affected by a variety of factors, including the timely satisfaction of perfection requirements, statutory liens, certain statutory preferences or recharacterization under the laws of certain jurisdictions.

The security interests of the Security Agent are subject to practical challenges generally associated with the realization of security interests in the Exchange Notes Collateral. For example, the Security Agent may need to obtain the consent or approval of a third party (including a government or regulatory agency) to enforce a security interest in a contract or to transfer or sell

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certain assets. The Company cannot provide assurance that the Security Agent will be able to obtain any such consents or approvals. The Company also cannot provide assurance that the consents or approvals of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the Security Agent may not have the ability to foreclose upon those assets and the value of the Exchange Notes Collateral may significantly decrease.

The Exchange Notes Collateral may not be sufficient to secure the obligations under the Exchange Notes.

The Exchange Notes Collateral will also secure the Intrum Group’s obligations under the Revolving Credit Facility and the New Money Notes. The Exchange Notes Collateral may also secure additional debt to the extent permitted by the terms of the Exchange Notes Indenture, including certain hedging obligations. In addition, the lenders under the Revolving Credit Facility, certain hedging counterparties and the Holders of New Money Notes will have a prior lien or priority in the waterfall for the proceeds of Exchange Notes Collateral to the Holders of the Exchange Notes. There may not be sufficient Exchange Notes Collateral to pay all or any of the Exchange Notes. The rights of a Holder of Exchange Notes to the Exchange Notes Collateral would be further diluted by any increase in the debt secured by the relevant Exchange Notes Collateral or a reduction of the Exchange Notes Collateral.

All Exchange Notes Collateral shall be subject to the Agreed Security Principles and permitted security interests as described in the form of Exchange Notes Indenture and certain of the Intrum Group’s assets are not part of the Exchange Notes Collateral.

The value of the Exchange Notes Collateral and the amount to be received upon a sale of such Exchange Notes Collateral will depend upon many factors, including, among others, the ability to sell the Exchange Notes Collateral in an orderly sale, whether or not the business is sold as a going concern, the condition of the economies in which operations are located and the availability of buyers. The book value of the Exchange Notes Collateral should not be relied on as a measure of realizable value for such assets. No appraisals of any of the Exchange Notes Collateral have been prepared by the Company or on the Company’s behalf. The fair market value of the Exchange Notes Collateral is subject to fluctuations based on factors that include, among others, the Company’s ability to implement its business strategy, whether or not the business is sold as a going concern, the ability to sell the Exchange Notes Collateral in an orderly sale, general economic conditions, the availability of buyers, whether any approvals required to purchase the business would be available to a potential buyer and similar factors. Hence, the amount to be received upon a sale of any Exchange Notes Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Exchange Notes Collateral at such time, general market and economic conditions and the timing and the manner of the sale. All or a portion of the Exchange Notes Collateral may be illiquid and may have no readily ascertainable market value. Likewise, the Company cannot provide assurance that there will be a market for the sale of the Exchange Notes Collateral, or, if such a market exists, that there will not be a substantial delay in its liquidation. In addition, the share pledges of an entity may be of no value if that entity is subject to an insolvency or bankruptcy proceeding. The Exchange Notes Collateral may be released in connection with an enforcement sale and certain disposals pursuant to the Intercreditor Agreement.

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There also can be no assurance that the Exchange Notes Collateral will be sellable and, even if sellable, the timing of any liquidation or foreclosure is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets owned by the Company, such as liens resulting from consignment agreements with the Company’s suppliers and retention rights, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could materially adversely affect the value of the Exchange Notes Collateral and the ability of the Security Agent to realize or foreclose on the Exchange Notes Collateral. By the nature of the Company’s business, some or all of the Exchange Notes Collateral may be illiquid and may have no readily ascertainable market value. Also, certain of the Company’s contracts, including the Exchange Notes Indenture, include or will include a change of control clause, which may be triggered by enforcement of Exchange Notes Collateral and limit the value of the Exchange Notes Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Company cannot provide assurance that the proceeds from any sale or liquidation of the Exchange Notes Collateral will be sufficient to pay the obligations due under the Exchange Notes. If the proceeds of any enforcement (including, where applicable, a sale) of Exchange Notes Collateral are not sufficient to repay all amounts due on the Exchange Notes (to the extent not repaid from the proceeds of the sale of the Exchange Notes Collateral), a Holder of Exchange Notes would only have a senior unsecured claim against the Issuer’s remaining assets.

The Exchange Notes Indenture will also permit the existence or the granting of certain liens other than those in favor of the Holders of the Exchange Notes on the Exchange Notes Collateral, such as certain preexisting or statutory liens. Holders of such other secured indebtedness may have rights and remedies which, if exercised, could reduce the proceeds available to satisfy the Company’s obligations under the Exchange Notes.

The Exchange Notes will be secured only to the extent of the value of the assets that have been granted as Exchange Notes Collateral.

The Exchange Notes will be secured only by the Exchange Notes Collateral described in the Exchange Notes Indenture. Once granted, the security interests over the Exchange Notes Collateral will be limited to the same extent as those under the Revolving Credit Facility and certain other indebtedness, which limitations could be significant. To the extent that the claims of the Holders of the Exchange Notes exceed the value of the assets securing those Exchange Notes and other obligations, those claims will rank equally with the claims of the Holders of all other existing and future senior unsecured indebtedness ranking pari passu with the Exchange Notes. As a result, if the value of the assets pledged as security for the Exchange Notes is less than the value of the claims of the Holders of the Exchange Notes, those claims may not be satisfied in full before the claims of certain unsecured creditors are paid.

The grant of Exchange Notes Collateral to secure the Exchange Notes might be challenged or voidable in an insolvency proceeding.

The grant of Exchange Notes Collateral in favor of the Security Agent may be voidable by the grantor or by an insolvency liquidator, receiver or administrator or by other creditors, or may be otherwise set aside by a court, or be unenforceable if certain events or circumstances exist or occur, including, among others, if the grantor is deemed to be insolvent at the time of the grant, or if the grant permits the secured parties to receive a greater recovery than if the grant had not been given and an insolvency proceeding in respect of the grantor is commenced within a legally specified “clawback” period following the grant.

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The Intrum Group may incur additional indebtedness that is secured by the Exchange Notes Collateral on a pari passu basis, and lenders under the Revolving Credit Facility, Holders of the New Money Notes and certain hedging counterparties may receive proceeds from the enforcement of the Exchange Notes Collateral in priority to Holders of the Exchange Notes pursuant to the Intercreditor Agreement.

Subject to certain conditions, the Intrum Group is permitted to grant security over the Exchange Notes Collateral in connection with future issuances of its indebtedness or indebtedness of its restricted subsidiaries, including any additional New Money Notes, in each case, as permitted under the Exchange Notes Indenture. As such, in the event of a foreclosure on the Exchange Notes Collateral, a Holder of Exchange Notes may not be able to fully recover on the Exchange Notes Collateral if the then outstanding claims on such indebtedness that shares the Exchange Notes Collateral pursuant to the Intercreditor Agreement are greater than the proceeds realized.

Any proceeds received upon any enforcement over any Exchange Notes Collateral, after any applicable liabilities in respect of indebtedness designated as Super Senior Lender Liabilities, Super-Priority Hedging Liabilities, Piraeus Facility Lender Liabilities, 1.5 Liabilities and Headroom Liabilities under the Intercreditor Agreement have been discharged from such recoveries, will be applied pro rata in payment of all liabilities in respect of obligations under the Exchange Notes Indenture and the Exchange Notes and any other indebtedness of the Intrum Group permitted to be incurred and secured by the Exchange Notes Collateral pursuant to the Exchange Notes Indenture and the Intercreditor Agreement on a pari passu basis.

The claims of the Holders of the Exchange Notes are effectively subordinated to the rights of the Intrum Group’s future secured creditors to the extent of the value of the assets securing such indebtedness that does not constitute Exchange Notes Collateral.

The Exchange Notes will only be secured by the Exchange Notes Collateral. The Exchange Notes Indenture will provide for a negative pledge but will allow the Intrum Group, subject to specified limitations, to incur secured indebtedness that will be effectively senior to the Exchange Notes to the extent of the value of the non-Exchange Notes Collateral assets that secure that indebtedness. In the event of any distribution or payment of the Intrum Group’s assets in any foreclosure, dissolution, winding-up, liquidation, administration, reorganization, or other insolvency or bankruptcy proceeding, the proceeds from the sale of non-Exchange Notes Collateral assets securing any indebtedness will be available to pay obligations on the Exchange Notes only after all such secured indebtedness (including claims preferred by operation of law) has been paid in full. As a result, Holders of Exchange Notes may receive less, ratably, than holders of indebtedness secured by assets that do not constitute Exchange Notes Collateral.

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The Intrum Group may not have the ability to raise the funds necessary to finance an offer to repurchase the Exchange Notes upon the occurrence of certain events constituting a change of control as required by the Exchange Notes Indenture.

Upon the occurrence of certain events constituting a “change of control,” the Issuer would be required to offer to repurchase all outstanding Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest to the date of purchase. If a change of control were to occur, the Company cannot provide assurance that it would have sufficient funds available at such time to pay the purchase price of the outstanding Exchange Notes or that the restrictions in the Revolving Credit Facility Agreement, the Intercreditor Agreement or its other existing contractual obligations would allow it to make such required repurchases. The repurchase of the Exchange Notes pursuant to such an offer could cause a default under such indebtedness, even if the change of control itself does not. The ability of the Issuer to receive cash from its subsidiaries to allow them to pay cash to the Holders of the Exchange Notes following the occurrence of a change of control, may be limited by the Company’s then existing financial resources. If an event constituting a change of control occurs at a time when the Issuer is prohibited from repurchasing the Exchange Notes by the terms of its indebtedness (or the Issuer’s subsidiaries are prohibited from providing funds to the Issuer for the purpose of repurchasing the Exchange Notes), the Company may seek the consent of the lenders under such indebtedness to purchase the Exchange Notes or may attempt to refinance the borrowings that contain such prohibition. If such consent to repay such borrowings is not obtained or such refinancing is not possible, the Issuer will remain prohibited from repurchasing any Exchange Notes. In addition, the Company expects that it would require third-party financing to make an offer to repurchase the Exchange Notes upon a change of control. The Company cannot provide assurance that it would be able to obtain such financing. Any failure by the Issuer to offer to purchase the Exchange Notes would constitute a default under the Exchange Notes Indenture, which would, in turn, constitute a default under the Revolving Credit Facility Agreement, the New Money Notes Indenture and certain other indebtedness.

E. Risks Related to the New Money Notes and the New Money Notes Collateral

The New Money Notes and the Collateral (as defined in the New Money Notes Indenture, which includes the escrow account in which the proceeds of the New Money Notes will be held (the “Escrow Account”)) securing the New Money Notes (the “New Money Notes Collateral”) are subject to a number of material risks, including, but not limited to, those specified below.

The offering of the New Money Notes may not be completed.

The offering of the New Money Notes will not be completed unless the conditions to the Effective Date are satisfied. There can be no assurance that the Company would be able to satisfy such conditions.

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The Issuer is a holding company dependent upon cash flow from subsidiaries to meet its obligations on the New Money Notes.

The Issuer is a holding company with no independent business operations or significant assets other than investments in its subsidiaries. The Issuer depends upon the receipt of sufficient funds from its subsidiaries to meet its obligations. The Company intends to procure the transfer of funds from its subsidiaries to the Issuer through a combination of dividends and interest payments on intercompany loans in order to meet the obligations on the New Money Notes.

The amounts of dividends and distributions available to the Issuer will depend on the profitability and cash flow of its subsidiaries and the ability of those subsidiaries to issue dividends under applicable law. The subsidiaries of the Issuer, however, may not be able to, or may not be permitted under applicable law to, make distributions or advance upstream loans to the Issuer to make payments in respect of its indebtedness, including the New Money Notes. Various agreements governing Intrum Group’s debt may restrict, and in some cases, may actually prevent the ability of the subsidiaries to move cash within their restricted group. Applicable tax laws may also subject such payments to further taxation.

If the Company does not use the proceeds of the New Money Notes for certain debt buybacks of the Exchange Notes prior to the date falling 12 months after the Effective Date (the “Escrow Longstop Date”), the Issuer will be required to redeem its New Money Notes. As a result, the Holders of the New Money Notes may not obtain the return they expect on the New Money Notes and the escrowed funds may not be sufficient to cover the special mandatory redemption price.

The proceeds from the issuance of the New Money Notes will be held in an escrow account pending the satisfaction of certain conditions, including buybacks of the Exchange Notes, some of which are outside of our control. If certain debt buybacks of the Exchange Notes do not occur prior to the Escrow Longstop Date or if certain other events that trigger escrow termination occur, including the Company’s sole determination that a special mandatory redemption shall occur, the New Money Notes will be subject to a special mandatory redemption and the Holders of the New Money Notes may not obtain the return they expect to receive on the New Money Notes. Upon such redemption, the Holders of the New Money Notes may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns. In addition, if the Holders of the New Money Notes purchase the New Money Notes at a price greater than the issue price of the New Money Notes, such Holders may suffer a loss on their investment. The escrow funds will be initially limited to the proceeds from the Offering after deducting certain fees pursuant to the Backstop Letter and will not be sufficient to pay the special mandatory redemption price, which ranges from 98% to 100% of the aggregate issue price of the New Money Notes (depending on the timing of the special mandatory redemption) plus accrued and unpaid interest and additional amounts, if any, from the Effective Date to, but excluding, the date of special mandatory redemption and there is no assurance that the Issuer will have access to the funds necessary to allow it to pay the full amount of the required redemption price in the event of a special mandatory redemption.

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There are circumstances other than repayment or discharge of the New Money Notes under which the New Money Notes Guarantees may be released automatically, without the consent of the Holders of the New Money Notes or the consent of the New Money Notes Trustee.

Under various circumstances, the New Money Notes Guarantees will be released automatically.

Enforcement of the New Money Notes Guarantees across multiple jurisdictions may be difficult.

The New Money Notes will be issued by the Issuer, which is incorporated under the laws of Sweden, and guaranteed by the several New Money Notes Guarantors, which are organized or incorporated under the laws of multiple jurisdictions. In the event of bankruptcy, pre-insolvency, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions and in the jurisdiction of incorporation or organization of a future New Money Notes Guarantor. The rights under the New Money Notes Guarantees will thus be subject to the laws of a number of jurisdictions, and it may be difficult to effectively enforce such rights in multiple bankruptcy, pre-insolvency, insolvency and other similar proceedings. Moreover, such multijurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, pre-insolvency, insolvency, administration and other laws of the jurisdiction of organization of the Issuer and the New Money Notes Guarantors may be materially different from, or in conflict with, one another, including creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdictions’ law should apply and could adversely affect the ability of the Holders of the New Money Notes to enforce their rights and to realize any recovery under the New Money Notes and the New Money Notes Guarantees.

The insolvency laws of Sweden and other jurisdictions may differ from the laws of the United States.

The Issuer is incorporated under the laws of Sweden. In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in Sweden or another relevant jurisdiction. The bankruptcy, insolvency, administrative and other laws of Sweden may be materially different from, or in conflict with, those of the United States, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of Swedish laws or laws of another relevant jurisdiction, or any conflict among them, could call into question whether any particular jurisdiction’s law should apply, adversely affect the ability of the Holders of the New Money Notes to enforce their rights under the New Money Notes in those jurisdictions, limit any amounts that they may receive or otherwise result in a less favorable outcome.

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If the New Money Notes are redeemed early, an investor may not be able to reinvest such proceeds in a comparable security.

In the event that the New Money Notes are redeemed early in accordance with the optional redemption provisions contained in the New Money Notes Indenture and depending on prevailing market conditions at the time, an investor who receives proceeds due to such an early redemption may not be able to reinvest such proceeds in an investment that yields comparable returns.

The transfer of the New Money Notes is restricted, which may adversely affect their liquidity and the price at which they may be sold.

The New Money Notes have not been registered under, and neither the Company nor the Issuer is obliged to register the New Money Notes under, the Securities Act or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act and any other applicable laws. Neither the Company nor the Issuer has agreed to or otherwise undertaken to register the New Money Notes and neither the Company nor the Issuer has any intention to do so.

Credit ratings may not reflect all risks, are not recommendations to buy or hold securities and may be subject to revision, suspension or withdrawal at any time.

One or more independent credit rating agencies may assign credit ratings to the New Money Notes. The ratings may not reflect the potential impact of all risks related to the structure, market, additional risk factors discussed herein and other factors that may affect the value of the New Money Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by the rating agency at any time. No assurance can be given that a credit rating will remain constant for any given period of time or that a credit rating will not be lowered or withdrawn entirely by the credit rating agency if, in its judgment, circumstances in the future so warrant. A suspension, reduction or withdrawal at any time of the credit rating assigned to the New Money Notes by one or more of the credit rating agencies may adversely affect its access to capital, the cost and terms and conditions of its financings and the value and trading of the New Money Notes, which could have a material adverse effect on its business, financial condition and results of operations.

The New Money Notes will be structurally subordinated to the liabilities and preference shares (if any) of the members of the Intrum Group that do not guarantee the New Money Notes.

Some, but not all, of the members of the Intrum Group will guarantee the New Money Notes. Members of the Intrum Group who have not guaranteed the New Money Notes will not have any obligations to pay amounts due under the New Money Notes or to make funds available for that purpose. Generally, Holders of indebtedness of, and trade creditors of, such members of the Intrum Group, are entitled to payments of their claims from the assets of such members of the Intrum Group before these assets are made available for distribution to the Issuer, as a direct or indirect shareholder and the creditors of the Issuer (including the Holders of the New Money Notes) will have no right to proceed against the assets of such subsidiary. As such, the New Money Notes will be structurally subordinated to the creditors (including trade creditors) and any Holders of preferred stock of Intrum AB’s subsidiaries.

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The security interests in the New Money Notes Collateral are not directly granted to the Holders of the New Money Notes.

The security interests in the New Money Notes Collateral that will secure, among other obligations, the obligations of the Issuer under the New Money Notes and the Guarantors under the Guarantees will not be granted directly to the Holders of the New Money Notes, but will be granted only in favor of the Security Agent on behalf of the New Money Notes Trustee and the Holders of the New Money Notes in accordance with the New Money Notes Indenture and the Intercreditor Agreement. The Holders of the New Money Notes will not have direct security interests and will not be entitled to take enforcement action in respect of the New Money Notes Collateral, except through the New Money Notes Trustee, who will (subject to the provisions of the New Money Notes Indenture and the Intercreditor Agreement) provide instructions to the Security Agent in respect of the New Money Notes Collateral.

It may be difficult to realize the value of the New Money Notes Collateral, and the ability of the Security Agent to enforce certain of the New Money Notes Collateral may be restricted.

The New Money Notes Collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections permitted under the New Money Notes Indenture and the Intercreditor Agreement, as applicable. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the New Money Notes Collateral as well as the ability of the Security Agent to realize or foreclose on such New Money Notes Collateral. Furthermore, the ranking of security interests can be affected by a variety of factors, including the timely satisfaction of perfection requirements, statutory liens, certain statutory preferences or recharacterization under the laws of certain jurisdictions.

The security interests of the Security Agent are subject to practical challenges generally associated with the realization of security interests in the New Money Notes Collateral. For example, the Security Agent may need to obtain the consent or approval of a third party (including a government or regulatory agency) to enforce a security interest in a contract or to transfer or sell certain assets. The Company cannot provide assurance that the Security Agent will be able to obtain any such consents or approvals. The Company also cannot provide assurance that the consents or approvals of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the Security Agent may not have the ability to foreclose upon those assets and the value of the New Money Notes Collateral may significantly decrease.

The New Money Notes Collateral may not be sufficient to secure the obligations under the New Money Notes.

The New Money Notes Collateral (other than the Escrow Account) will also secure the Intrum Group’s obligations under the Revolving Credit Facility and the New Money Notes. The New Money Notes Collateral (other than the Escrow Account) may also secure additional debt to the extent permitted by the terms of the New Money Notes Indenture, including certain hedging obligations. In addition, the lenders under the Revolving Credit Facility and certain hedging counterparties will have a prior lien or priority in the waterfall for the proceeds of

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New Money Notes Collateral (other than the Escrow Account) to the Holders of the New Money Notes. There may not be sufficient New Money Notes Collateral to pay all or any of the New Money Notes. The rights of a Holder of New Money Notes to the New Money Notes Collateral would be further diluted by any increase in the debt secured by the relevant New Money Notes Collateral or a reduction of the New Money Notes Collateral.

All New Money Notes Collateral shall be subject to the Agreed Security Principles and permitted security interests as described in the form of New Money Notes Indenture and certain of the Intrum Group’s assets are not part of the New Money Notes Collateral.

The value of the New Money Notes Collateral and the amount to be received upon a sale of such New Money Notes Collateral will depend upon many factors, including, among others, the ability to sell the New Money Notes Collateral in an orderly sale, whether or not the business is sold as a going concern, the condition of the economies in which operations are located and the availability of buyers. The book value of the New Money Notes Collateral should not be relied on as a measure of realizable value for such assets. No appraisals of any of the New Money Notes Collateral have been prepared by the Company or on the Company’s behalf. The fair market value of the New Money Notes Collateral is subject to fluctuations based on factors that include, among others, the Company’s ability to implement its business strategy, whether or not the business is sold as a going concern, the ability to sell the New Money Notes Collateral in an orderly sale, general economic conditions, the availability of buyers, whether any approvals required to purchase the business would be available to a potential buyer and similar factors. Hence, the amount to be received upon a sale of any New Money Notes Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the New Money Notes Collateral at such time, general market and economic conditions and the timing and the manner of the sale. All or a portion of the New Money Notes Collateral may be illiquid and may have no readily ascertainable market value. Likewise, the Company cannot provide assurance that there will be a market for the sale of the New Money Notes Collateral, or, if such a market exists, that there will not be a substantial delay in its liquidation. In addition, the share pledges of an entity may be of no value if that entity is subject to an insolvency or bankruptcy proceeding. The New Money Notes Collateral may be released in connection with an enforcement sale and certain disposals pursuant to the Intercreditor Agreement.

There also can be no assurance that the New Money Notes Collateral will be sellable and, even if sellable, the timing of any liquidation or foreclosure is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets owned by the Company, such as liens resulting from consignment agreements with the Company’s suppliers and retention rights, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could materially adversely affect the value of the New Money Notes Collateral and the ability of the Security Agent to realize or foreclose on the New Money Notes Collateral. By the nature of the Company’s business, some or all of the New Money Notes Collateral may be illiquid and may have no readily ascertainable market value. Also, certain of the Company’s contracts, including the New Money Notes Indenture, include or will include a change of control clause, which may be triggered by enforcement of New Money Notes Collateral and limit the value of the New Money Notes Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Company cannot

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provide assurance that the proceeds from any sale or liquidation of the New Money Notes Collateral will be sufficient to pay the obligations due under the New Money Notes. If the proceeds of any enforcement (including, where applicable, a sale) of New Money Notes Collateral are not sufficient to repay all amounts due on the New Money Notes (to the extent not repaid from the proceeds of the sale of the New Money Notes Collateral), a Holder of New Money Notes would only have a senior unsecured claim against the Issuer’s remaining assets.

The New Money Notes Indenture will also permit the existence or the granting of certain liens other than those in favor of the Holders of the New Money Notes on the New Money Notes Collateral, such as certain preexisting or statutory liens. Holders of such other secured indebtedness may have rights and remedies which, if exercised, could reduce the proceeds available to satisfy the Company’s obligations under the New Money Notes.

The New Money Notes will be secured only to the extent of the value of the assets that have been granted as New Money Notes Collateral.

The New Money Notes will be secured only by the New Money Notes Collateral described in the New Money Notes Indenture. Once granted, the security interests over substantially all of the New Money Notes Collateral will be limited to the same extent as those under the Revolving Credit Facility and certain other indebtedness, which limitations could be significant. To the extent that the claims of the Holders of the New Money Notes exceed the value of the assets securing those New Money Notes and other obligations, those claims will rank equally with the claims of the Holders of all other existing and future senior unsecured indebtedness ranking pari passu with the New Money Notes. As a result, if the value of the assets pledged as security for the New Money Notes is less than the value of the claims of the Holders of the New Money Notes, those claims may not be satisfied in full before the claims of certain unsecured creditors are paid.

The grant of New Money Notes Collateral to secure the New Money Notes might be challenged or voidable in an insolvency proceeding.

The grant of New Money Notes Collateral in favor of the Security Agent may be voidable by the grantor or by an insolvency liquidator, receiver or administrator or by other creditors, or may be otherwise set aside by a court, or be unenforceable if certain events or circumstances exist or occur, including, among others, if the grantor is deemed to be insolvent at the time of the grant, or if the grant permits the secured parties to receive a greater recovery than if the grant had not been given and an insolvency proceeding in respect of the grantor is commenced within a legally specified “clawback” period following the grant.

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The Intrum Group may incur additional indebtedness that is secured by the New Money Notes Collateral (other than the Escrow Account) on a pari passu basis, and lenders under the Revolving Credit Facility and certain hedging counterparties may receive proceeds from the enforcement of the New Money Notes Collateral (other than the Escrow Account) in priority to Holders of the New Money Notes pursuant to the Intercreditor Agreement.

Subject to certain conditions, the Company is permitted to grant security over the New Money Notes Collateral (other than the Escrow Account) in connection with future issuances of its indebtedness or indebtedness of its restricted subsidiaries, including any additional New Money Notes, in each case, as permitted under the New Money Notes Indenture. As such, in the event of a foreclosure on such New Money Notes Collateral, a Holder of the New Money Notes may not be able to fully recover on such New Money Notes Collateral if the then outstanding claims on such indebtedness that shares such New Money Notes Collateral pursuant to the Intercreditor Agreement are greater than the proceeds realized.

Any proceeds received upon any enforcement over such New Money Notes Collateral, after any applicable liabilities in respect of indebtedness designated as Super Senior Lender Liabilities and Super-Priority Hedging Liabilities under the Intercreditor Agreement have been discharged from such recoveries, will be applied pro rata in payment of all liabilities in respect of obligations under the New Money Notes Indenture and the New Money Notes and any other indebtedness of the Intrum Group permitted to be incurred and secured by the New Money Notes Collateral pursuant to the New Money Notes Indenture and the Intercreditor Agreement on a pari passu basis.

The claims of the Holders of the New Money Notes are effectively subordinated to the rights of the Intrum Group’s future secured creditors to the extent of the value of the assets securing such indebtedness that does not constitute New Money Notes Collateral.

The New Money Notes will only be secured by the New Money Notes Collateral. The New Money Notes Indenture will provide for a negative pledge but will allow the Company, subject to specified limitations, to incur secured indebtedness that will be effectively senior to the New Money Notes to the extent of the value of the non-New Money Notes Collateral assets that secure that indebtedness. In the event of any distribution or payment of the Intrum Group’s assets in any foreclosure, dissolution, winding-up, liquidation, administration, reorganization, or other insolvency or bankruptcy proceeding, the proceeds from the sale of non-New Money Notes Collateral assets securing any indebtedness will be available to pay obligations on the New Money Notes only after all such secured indebtedness (including claims preferred by operation of law) has been paid in full. As a result, Holders of New Money Notes may receive less, ratably, than Holders of indebtedness secured by assets that do not constitute New Money Notes Collateral.

The Intrum Group may not have the ability to raise the funds necessary to finance an offer to repurchase the New Money Notes upon the occurrence of certain events constituting a change of control as required by the New Money Notes Indenture.

Upon the occurrence of certain events constituting a “change of control,” the Issuer would be required to offer to repurchase all outstanding New Money Notes at a purchase price

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in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest to the date of purchase. If a change of control were to occur, the Company cannot provide assurance that it would have sufficient funds available at such time to pay the purchase price of the outstanding New Money Notes or that the restrictions in the Revolving Credit Facility Agreement, the Intercreditor Agreement or its other existing contractual obligations would allow it to make such required repurchases. The repurchase of the New Money Notes pursuant to such an offer could cause a default under such indebtedness, even if the change of control itself does not. The ability of the Issuer to receive cash from its subsidiaries to allow them to pay cash to the Holders of the New Money Notes following the occurrence of a change of control, may be limited by the Company’s then existing financial resources. If an event constituting a change of control occurs at a time when the Issuer is prohibited from repurchasing the New Money Notes by the terms of its indebtedness (or the Issuer’s subsidiaries are prohibited from providing funds to the Issuer for the purpose of repurchasing the New Money Notes), the Company may seek the consent of the lenders under such indebtedness to purchase the New Money Notes or may attempt to refinance the borrowings that contain such prohibition. If such consent to repay such borrowings is not obtained or such refinancing is not possible, the Issuer will remain prohibited from repurchasing any New Money Notes. In addition, the Company expects that it would require third-party financing to make an offer to repurchase the New Money Notes upon a change of control. The Company cannot provide assurance that it would be able to obtain such financing. Any failure by the Issuer to offer to purchase the Exchange Notes would constitute a default under the New Money Notes Indenture, which would, in turn, constitute a default under the Revolving Credit Facility Agreement, the Exchange Notes Indenture and certain other indebtedness

F. Risks Relating to Noteholder Ordinary Shares

The market price of Intrum AB’s ordinary shares may be volatile and may decline before or after the issuance.

The market price of Intrum AB’s ordinary shares is subject to wide fluctuations in response to numerous factors, some of which are beyond the Company’s control. These factors include, among other things, actual or anticipated variations in the Company’s costs of doing business, operating results and cash flow, the nature and content of the Company’s earnings releases and its competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in its markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in its industry, and governmental legislation or regulation, as well as general economic and market conditions, such as downturns in economy and recessions.

In recent years, the stock market in general has experienced extreme price fluctuations that have often times been unrelated to the operating performance of the affected companies. Similarly, the market price of the Company’s ordinary shares may fluctuate significantly based upon factors unrelated or disproportionate to its operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of Intrum AB’s ordinary shares.

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Significant sales of the Company’s ordinary shares, or the perception that significant sales thereof may occur in the future, could adversely affect the market price for its ordinary shares.

The sale of substantial amounts of the Company’s ordinary shares could adversely affect the price of these securities. Sales of substantial amounts of the Company’s ordinary shares in the public market, and the availability of shares for future sale could adversely affect the prevailing market price of its ordinary shares and could cause the market price of its ordinary shares to remain low for a substantial amount of time.

The Company does not anticipate paying cash dividends in the foreseeable future.

The Company does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on the presence of debt under the Indentures and the Facility Agreement, the Company’s results of operations and financial condition and other factors.

G. Other Risks

The Financial Projections and other financial information are based on assumptions that may prove incorrect.

The Financial Projections and certain other financial information contained herein reflect numerous assumptions concerning the anticipated future performance of the Debtors, some of which may not materialize.

The financial information contained in this Disclosure Statement has not been audited except as otherwise stated herein. In preparing this Disclosure Statement, the Debtors have relied on financial data derived from their books and records available at the time of such preparation. Although the Debtors have exercised reasonable business judgment to ensure the accuracy of the financial information provided herein, and while the Debtors believe that such financial information fairly reflects their financial results, the Debtors are unable to warrant or represent that the financial information contained herein is without inaccuracies.

The Financial Projections are, by their nature, forward-looking, and necessarily based on certain significant assumptions or estimates that are beyond the Debtors’ control and may ultimately prove to be incorrect. The actual future financial results of the Debtors may turn out to be materially different from the Financial Projections. As discussed above, the Debtors’ industry is competitive, and their operations are subject to inherent uncertainties and risks, all of which make accurate forecasting very difficult. There can be no assurances that such prospective assessments will ultimately prove to be accurate.

It was assumed in the preparation of the Financial Projections and other financial information contained herein that the historical book value of the Debtors’ assets as of December 30, 2023, approximates those assets’ fair value, except for specific adjustments.

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The implementation of the Plan may have significant United States federal income tax consequences for Holders of Allowed Claims and Holders of Allowed Interests.

The implementation of the Plan may have significant United States federal income tax consequences for Holders of Allowed Claims and Holders of Allowed Interests.

For a general discussion of the United States federal income tax treatment of the Plan for U.S. Holders of Allowed Claims and U.S. Holders of Allowed Interests, see the discussion in Section VII, titled “Certain U.S. Federal Income Tax Considerations.” Holders of Allowed Claims and Allowed Interests should consult with their tax advisors to determine the United States federal income tax consequences of the Plan in light of each Holder’s specific circumstances.

Historical financial information will not be comparable.

As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

The Debtors have no duty to update.

The statements contained in the Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of the Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update the Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

H. Certain Disclaimers

No representations outside the Disclosure Statement are authorized.

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in the Disclosure Statement. Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, the Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

No legal or tax advice is provided by the Disclosure Statement.

The contents of the Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest. The Disclosure Statement is not legal advice to you. The Disclosure Statement may not be relied upon for any purpose other than to determine (i) how to vote on the Plan, (ii) whether or not to opt-out of the releases as set forth in Section VIII(D)(2) of the Plan, and (iii) whether or not to object to confirmation of the Plan.

113

No admission made.

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or the Holders of Claims or Interests.

SECTION X.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN

If the Plan is not confirmed, the alternatives include (a) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code and (b) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization. Each of these possibilities is discussed in turn below.

A. Liquidation Under Chapter 7 or Chapter 11

If the Plan is not confirmed, the Chapter 11 Cases could be converted to liquidation cases under chapter 7 of the Bankruptcy Code. A trustee would then be appointed to promptly liquidate the assets of the Debtors.

Although it is impossible to predict precisely how the proceeds of a liquidation would be distributed, in a chapter 7 liquidation, additional administrative expenses caused by the appointment of a trustee and professionals to assist the trustee, along with an increase in the number of unsecured Claims that would arise by reason of the liquidation and from the rejection of unexpired leases and executory contracts, would cause a substantial diminution of the distributions available to creditors.

The Debtors could also be liquidated pursuant to a chapter 11 plan. In a liquidation under chapter 11, the Debtors’ assets could be sold in a more orderly fashion over a longer period of time than in a chapter 7 liquidation. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs incurred. Because a trustee is not required in a chapter 11 liquidation, expenses for professional fees could be lower than in a chapter 7 liquidation. However, the drafting and pursuit of a liquidation plan and solicitation and tabulation of votes thereon would result in additional delays and administrative costs.

Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that any liquidation would be a much less attractive alternative than the Plan because of the greater recoveries the Debtors anticipate will be provided under the Plan. It is highly unlikely that the Holders of General Unsecured Claims or Interests would receive any distribution in a liquidation under either chapter 7 or chapter 11.

THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO HOLDERS OF CLAIMS AND INTERESTS THAN WOULD LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.

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The Liquidation Analysis, prepared by the Debtors with its financial advisors, premised upon a chapter 7 liquidation, is attached hereto as Exhibit E. The Liquidation Analysis takes into account the realizable value of the Debtors’ assets of the Debtors and the extent to which the assets are subject to liens and security interests. Based on this analysis, a liquidation of the Debtors’ assets would produce less value for distribution to creditors and equity interest Holders than that recoverable under the Plan.

B. Alternative Plans of Reorganization

If the Debtors continued to operate their businesses and manage their properties as debtors-in-possession while formulating and negotiating an alternative plan, they would remain subject to the restrictions imposed by the Bankruptcy Code. Protracted Chapter 11 Cases would significantly affect the Debtors business and ability to operate as a going concern.

SECTION XI.

CONCLUSION AND RECOMMENDATION

The Debtors, with the support of the Consenting Creditors, believe that confirmation and implementation of the Plan is in the best interests of the Holders of Claims and Interests because it provides the greatest recoveries to such Holders. In addition, any alternative to confirmation of the Plan could result in extensive delays and substantially increased administrative expenses.

Accordingly, the Debtors, with the support of the Consenting Creditors, urge all Holders of Claims who are entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they are actually received by the Voting Agent no later than 4:00 p.m., prevailing Central Time, on November 13, 2024.

[Remainder of page intentionally left blank]

115

Dated: November 17, 2024

Respectfully submitted,

Intrum AB (pub) and its undersigned affiliate

By:	/s/ Andrés Rubio
Name: Andrés Rubio
Title: Chief Executive Officer

On behalf of Intrum AB (pub) and its Debtor affiliate

Exhibit A

The Plan

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
Intrum AB et al.,[1]	)	Case No. 24-90575 (CML)
)
	)	(Joint Administration Requested)
Debtors.	)

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF INTRUM AB AND ITS DEBTOR

AFFILIATE PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

(TECHNICAL MODIFICATIONS)

PORTER HEDGES LLP

John F. Higgins (TX 09597500)

M. Shane Johnson (TX 24083263)

1000 Main Street, 36th Floor

Houston, TX 77002

Telephone: (713) 226-6000

Facsimile: (713) 226-6248

Email: jhiggins@porterhedges.com

sjohnson@porterhedges.com

MILBANK LLP

Dennis F. Dunne (pro hac vice admission pending)

Jaimie Fedell (pro hac vice admission pending)

55 Hudson Yards

New York, NY 10001

Telephone:  (212) 530-5000

Facsimile:  (212) 530-5219

Email: ddunne@milbank.com

jfedell@milbank.com

Proposed Co-Counsel to the Debtors	Proposed Co-Counsel to the Debtors

Dated: November 17, 2024

[1]	The Debtors in these chapter 11 cases are Intrum AB and Intrum AB of Texas LLC. The Debtors’ service address in these chapter 11 cases is 801 Travis Street, STE 2101, #1312, Houston, TX 77002.

ii

i

C.	Special Provision Governing Unimpaired Claims		31
D.	Elimination of Vacant Classes		32
E.	No Waiver		32
F.	Voting Classes; Presumed Acceptance by Non-Voting Classes		32
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code		32
H.	Controversy Concerning Impairment		33
I.	Subordinated Claims		33

ARTICLE IV PROVISIONS FOR IMPLEMENTATION OF THE PLAN			33

A.		General Settlement of Claims and Interests	33
B.		Restructuring Transactions	33
C.		Sources of Consideration for Plan Distributions	34
	1.	Issuance of the New Money Notes	34
	2.	Equity Issuance	35
	3.	SSRCF	36
	4.	Exchange Notes	37
D.		Corporate Action	38
E.		Corporate Existence	39
F.		Vesting of Assets in the Reorganized Debtors	39
G.		Cancellation of Prepetition Credit Agreements, Notes, Instruments, Certificates, and Other Documents	39
H.		Effectuating Documents; Further Transactions	40
I.		Certain Securities Law Matters	40
J.		Section 1146(a) Exemption	41
K.		Employee and Retiree Benefits	42
L.		Preservation of Causes of Action	42

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES			43

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases		43
B.	Indemnification Obligations		44
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases		45
D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed		45
E.	Insurance Policies		46
F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements		47

G.		Reservation of Rights	47
H.		Nonoccurrence of Effective Date	47
I.		Contracts and Leases Entered into after the Petition Date	47

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS			48

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date		48
B.	Rights and Powers of Distribution Agent		48
	1.	Powers of the Distribution Agent	48
	2.	Expenses Incurred on or after the Effective Date	48
C.	Special Rules for Distributions to Holders of Disputed Claims and Interests		48
D.	Delivery of Distributions		49
	1.	Compliance Matters	49
	2.	Foreign Currency Exchange Rate	50
	3.	Undeliverable, and Unclaimed Distributions	50
	4.	Surrender of Cancelled Instruments or Securities	51
E.	Claims Paid or Payable by Third Parties		51
	1.	Claims Paid by Third Parties	51
	2.	Claims Payable by Insurance Carriers	51
	3.	Applicability of Insurance Policies	52
F.	Setoffs		52
G.	Allocation between Principal and Accrued Interest		52
H.	Minimum Distributions		52

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS			53

A.	Disputed Claims Generally		53
B.	Objections to Claims		53
C.	Estimation of Claims		53
D.	Disallowance of Claims		54
E.	No Distributions Pending Allowance		54
F.	Distributions after Allowance		54
G.	Claim Resolution Procedures Cumulative		54
H.	Single Satisfaction of Claims and Interests		54

ARTICLE VIII EFFECT OF CONFIRMATION OF THE PLAN			55

A.	Discharge of Claims and Termination of Interests		55
B.	Release of Liens		55

iii

C.	Releases by the Debtors	56
D.	Releases by Holders of Claims and Interests	57
E.	Exculpation	58
F.	Injunction	59
G.	Reimbursement or Contribution	60

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		60

A.	Conditions Precedent to the Effective Date	60
B.	Waiver of Conditions Precedent	62

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		63

A.	Modification of Plan	63
B.	Effect of Confirmation on Modifications	63
C.	Withdrawal of Plan	63

ARTICLE XI RETENTION OF JURISDICTION		64

ARTICLE XII MISCELLANEOUS PROVISIONS		66

A.	Immediate Binding Effect	66
B.	Additional Documents	66
C.	Payment of Statutory Fees	66
D.	Reservation of Rights	66
E.	Successors and Assigns	67
F.	Service of Documents	67
G.	Term of Injunctions or Stays	68
H.	Entire Agreement	68
I.	Plan Supplement	68
J.	Non-Severability	68
K.	Votes Solicited in Good Faith	69
L.	Closing of Chapter 11 Cases	69
M.	Waiver or Estoppel	69
N.	Creditor Default	69
O.	2002 Notice Parties	70

iv

INTRODUCTION

Intrum AB and its affiliated debtor as debtors-in-possession in the above-captioned chapter 11 cases (each, a “Debtor,” and collectively, the “Debtors”) propose this joint prepackaged plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. The Debtors seek to consummate the Restructuring Transactions on the Effective Date. Each of the Debtors are a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, the Restructuring Transactions, and certain related matters. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1. “2025 Eurobonds” means Notes issued under the 2025 Eurobonds Indenture.

2. “2025 Eurobonds Indenture” means the indenture dated August 5, 2020 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

3. “2025 MTN Issuance Agreement” means a notes program issuance agreement between, among others, the Company and Swedbank AB as lead arranger, originally dated February 10, 2012 (in each case, as amended, amended and restated, or supplemented from time to time).

4. “2025 MTNs” means, collectively: (a) the 2025 Tranche 1 MTNs; (b) the 2025 Tranche 2 MTNs; and (c) the 2025 Tranche 3 MTNs.

5. “2025 PPN Indenture” means the indenture between, among others, the Company (as issuer) and the PPN Trustee, dated December 13, 2019 (as amended, amended and restated or supplemented from time to time).

6. “2025 Tranche 1 MTNs” means SEK 1,100 million senior floating rate medium term notes due 2025, issued by the Company pursuant to terms and conditions dated 3 May 2023 with ISIN SE0013105533 and pursuant to the 2025 MTN Issuance Agreement.

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7. “2025 Tranche 2 MTNs” means SEK 400 million senior fixed rate medium-term notes due 2025, issued by the Company pursuant to the terms and conditions dated 3 May 2023 with ISIN SE0013105525 and pursuant to the 2025 MTN Issuance Agreement.

8. “2025 Tranche 3 MTNs” means SEK 1,250 million senior floating rate medium term notes due 2025, issued by the Company pursuant to notes terms and conditions dated 25 June 2018 with ISIN SE0013104080 and pursuant to the 2025 MTN Issuance Agreement.

9. “2026 Eurobonds” means Notes issued under the 2026 Eurobonds Indenture.

10. “2026 Eurobonds Indenture” means the indenture dated July 31, 2019 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

11. “2026 MTNs” means the SEK 1,000 million senior floating rate medium-term notes due 2026, issued by the Company, with ISIN SE0013360435, in each case pursuant to a notes program issuance agreement between, among others, the Company and Swedbank AB as lead arranger, originally dated 10 February 2012 (in each case, as amended, amended and restated or supplemented from time to time). “2027 Eurobonds” means Notes issued under the 2027 Eurobonds Indenture.

12. “2027 Eurobonds Indenture” means the indenture dated September 19, 2019 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

13. “2028 Eurobonds” means Notes issued under the 2028 Eurobonds Indenture.

14. “2028 Eurobonds Indenture” means the indenture dated December 14, 2022 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

15. “Abstaining Creditor” has the meaning ascribed to such term in the Lock-Up Agreement.

16. “Additional Backstop Provider” means any person who accedes to the Backstop Agreement and Lock-Up Agreement as a Backstop Provider on or after the date of the Backstop Agreement.

17. “Additional Consenting Noteholders” means any person which has become a Consenting Noteholder in accordance with the Lock-Up Agreement on or after the effective date of the Lock-Up Agreement.

18. “Additional Participating Lender” means any person which has become a Participating Lender in accordance with the Lock-Up Agreement on or after the effective date of the Lock-Up Agreement.

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19. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) the Backstop Fees; (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; and (e) the Restructuring Expenses.

20. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

21. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

22. “Agents” means, collectively, the RCF Facility Agent, the agent under the Senior Secured Term Loan, and the Security Agent.

23. “Agents/Trustees” means, collectively, the Agents and the Notes Trustees.

24. “Agreed Steps Plan” means the implementation steps for the Restructuring Transactions as agreed in accordance with the Lock-Up Agreement.

25. “Allowed” means, as to a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, other than with respect to Administrative Claims not otherwise Allowed, (a) there is no requirement to File a Proof of Claim to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

26. “Ancillary Facility” has the meaning set forth in the Facility Agreement.

27. “Ancillary Facility Claim” means a Claim under any Ancillary Facility.

28. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code, or other similar or related state, federal, or foreign statutes, common law, or other applicable law.

29. “Backstop Agreement” means the agreement attached as Exhibit C to the Disclosure Statement, dated on July 10, 2024, setting out the terms of the backstop commitments provided by the Backstop Providers to backstop the entirety of the issuance of New Money Notes (as may be further amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms thereof).

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30. “Backstop Fee” means the fee to be provided to the Backstop Providers in accordance with the Backstop Agreement equal to 3.0% of the aggregate principal amount of New Money Notes.

31. “Backstop Providers” means, collectively, (a) each person identified as such in a signature page to the Lock-Up Agreement and Backstop Agreement, and (on and from the time of their accession), and (b) each Additional Backstop Provider.

32. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

33. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or such other court having jurisdiction over the Chapter 11 Cases.

34. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

35. “Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

36. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

37. “Cause of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law, whether arising under any state or federal law or regulation of the United States of America or of any law or regulation in any other jurisdiction. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to Claims or Interests; (d) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (f) any state or foreign law fraudulent transfer or similar claim; and (g) any other Avoidance Action.

38. “Certificate” means any instrument evidencing a Claim or Interest.

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39. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, any case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, any procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

40. “Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code.

41. “Claims and Noticing Agent” means Kroll Restructuring Administration LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to an order of the Bankruptcy Court.

42. “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

43. “Class” means a class of Claims or Interests, as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

44. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

45. “Combined Hearing” means the hearing(s) before the Bankruptcy Court, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1125, 1128 and 1129 of the Bankruptcy Code at which the Debtors seek entry of the Combined Order.

46. “Combined Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, and approving the Backstop Agreement, including the Backstop Fee.

47. “Company” means Intrum AB (publ), a public limited liability company registered under the laws of Sweden with registration number 556607-7581.

48. “Confirmation” means entry of the Combined Order on the docket of the Chapter 11 Cases.

49. “Confirmation Date” means the date on which the Bankruptcy Court enters the Combined Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

50. “Consent Fee Eligible Consenting Eurobond Noteholder” means a Consenting Noteholder holding Locked-Up Notes Debt comprising Eurobonds that is or becomes a party to the Lock-Up Agreement as a Consenting Noteholder prior to the Consent Fee Deadline (as defined in the Lock-Up Agreement) and remains a Consenting Creditor on, and has not materially breached the Lock-Up Agreement prior to, the Effective Date.

51. “Consent Fee Eligible Participating Lender” means: (i) each Original Participating Lender; and (ii) each Participating Lender (other than an Original Participating Lender) who becomes an Additional Participating Lender on or before the Lock-Up Deadline (as defined in the Lock-Up Agreement), and remains a Participating Lender on, and has not materially breached the Lock-Up Agreement prior to, the Effective Date.

5

52. “Consenting Creditor” means, notwithstanding that any such Consenting Creditor may be an Abstaining Creditor, a Consenting Noteholder or a Participating Lender, as the context requires.

53. “Consenting Noteholders” means (i) the Original Consenting Noteholders; (ii) any Holder of Notes Claims which has become an Additional Consenting Noteholder in accordance with the Lock-Up Agreement, in each case in respect of its Locked-Up Notes Debt unless, in each case, it has ceased to be a Consenting Noteholder in accordance with the Lock-Up Agreement.

54. “Consummation” means the occurrence of the Effective Date.

55. “Core Noteholder Group” means the Notes Ad Hoc Group and each other Original Consenting Noteholder identified as a member of the Core Noteholder Group in its signature page to the Lock-Up Agreement.

56. “Covered Entities” has the meaning ascribed to it in Article VIII.E.

57. “Covered Matters” has the meaning ascribed to in Article VIII.E.

58. “Cure” means the payment of a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

59. “Cure Amount” means as applicable, (i) the payment of Cash by the Debtor, or the Distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (a) Cure a monetary default by the Debtor in accordance with the terms of an Executory Contract or Unexpired Lease and (b) permit the Debtor to assume such Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code or (ii) the payment of Cash by the Debtor in an amount required by section 1124(2) of the Bankruptcy Code to Reinstate a Claim.

60. “Debtor” or “Debtors” has the meaning provided in the preamble of this Plan.

61. “Debtor Release” means the releases by the Debtors set forth in Article VIII.C herein.

62. “Definitive Documents” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including: (i) the Lock-Up Agreement (and all exhibits and other documents and instruments related thereto); (ii) the Financing Order; (iii) the Plan and the Plan Supplement (and all exhibits and other documents and instruments related thereto and included therein); (iv) the Disclosure Statement and the Solicitation Materials; (v) the Combined Order; (vi) the Scheduling Order; (vii) the First Day Pleadings and the First Day Orders; (viii) the Transaction

6

Documents; (ix) any other document or agreement necessary or advisable to be entered into, adopted, or filed to implement the Restructuring Transactions; and (x) any motion, brief, or pleading filed by the Debtors or by any Company Affiliate or its “foreign representative” (or equivalent, as applicable) in these Chapter 11 Cases, the Swedish Company Reorganisation Process, or any related proceeding, including any motion, brief, or pleading seeking approval or confirmation of any of the foregoing Definitive Documents, which shall in each case, (a) be subject to the consent rights as set forth in the Lock-Up Agreement and (b) be in an agreed form as set forth in the Lock-Up Agreement.

63. “Disclosure Statement” means the Disclosure Statement relating to this Plan, dated as of October 17, 2024, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

64. “Disputed” means a Claim or an Interest or any portion thereof: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

65. “Distribution” means a distribution made or facilitated by a Distribution Agent pursuant to the Plan.

66. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate Distributions in accordance with the Plan.

67. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make Distributions to Holders of Allowed Claims entitled to receive Distributions under the Plan.

68. “Early Bird Consent Fee Deadline” means 11:59 pm (London time) on September 2, 2024 or such later date as may be agreed to in writing pursuant to the terms of the Lock-Up Agreement.

69. “Early Bird Eligible Consenting Eurobond Noteholder” means a Consenting Noteholder holding Locked-Up Notes Debt comprising Eurobonds that is or becomes a party to the Lock-Up Agreement as a Consenting Noteholder prior to the Early Bird Consent Fee Deadline and remains a Consenting Noteholder on, and has not materially breached the Lock-Up Agreement prior to, the Effective Date.

70. “Early Bird Eurobond Consent Fee” means in respect of an Early Bird Eligible Consenting Eurobond Noteholder, an early bird consent fee equal to a further 0.5% of the aggregate principal amount of its Locked-Up Debt (as defined in the Lock-Up Agreement) comprising Eurobonds as of the Early Bird Consent Fee Deadline and described in further detail in the Lock-Up Agreement.

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71. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

72. “Effective Date Failed CP Notice” means a notice delivered after the Long-Stop Time by the Majority Core Noteholder Group or the Majority Participating Lenders (in each case, acting reasonably) stating in writing that a condition precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan cannot be satisfied by September 30, 2025 in a manner reasonably acceptable to the party delivering such notice and that they will not waive such condition precedent.

73. “Enhanced Majority MTN Consent Fee” means, in respect of a Participating MTN Holder, a consent fee in respect of each relevant MTN Issuance in which it holds Notes, equal to 0.25% of the aggregate principal amount of its Notes Claims in that MTN Issuance.

74. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

75. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

76. “Eurobond Consent Fee” means in respect of a Consent Fee Eligible Consenting Eurobond Noteholder, a consent fee equal to 0.5% of the aggregate principal amount of its Locked-Up Notes Debt comprising Eurobonds as of the Noteholder Record Date and described in further detail in the Lock-Up Agreement.

77. “Eurobond Trustee” means Citibank, N.A., London Branch.

78. “Eurobonds” means (a) the 2025 Eurobonds; (b) 2026 Eurobonds; (c) the 2027 Eurobonds; (d) the 2028 Eurobonds; and (e) the PPNs.

79. “Exchange Notes” means the new secured notes to be issued by HoldCo (or such other Entity as may be agreed between the Company, the Majority Participating Lenders and the Majority Core Noteholder Group) under the Exchange Notes Indenture pursuant to the Plan consistent with the terms as set forth in the Plan Supplement and the Lock-Up Agreement.

80. “Exchange Notes Indenture” means that certain indenture which shall govern the Exchange Notes.

81. “Exculpated Party” means, collectively, and in each case in its capacity as such and, in each case, to the maximum extent permitted by law: (a) the Debtors and (b) the Reorganized Debtors.

82. “Exculpation” means the exculpation provision set forth in Article VIII.E hereof.

83. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

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84. “Existing Equity Interests” means any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in Intrum AB, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

85. “Facility Agreement” means the revolving facility agreement originally dated 6 December 2019 between, among others, the Company, Lock TopCo AS, a private limited liability company (aksjeselskap) registered under the laws of Norway with registration number 913 852 508, the Security Agent and Swedbank AB (Publ) as facility agent (as amended, amended and restated, modified or supplemented from time to time, including by an amendment and restatement deed dated 7 December 2020, and including all exhibits and other documents and instruments related thereto).

86. “Facility Agreement Amendments Documents” means the SSRCF Credit Agreement and any and all documents (other than the Notes Amendments Documents, the New Money Documents and the Restructuring Documents (as defined in the Lock-Up Agreement) except with respect to the Intercreditor Agreement and New Security Documents, which shall, for the avoidance of doubt, each be a Facility Agreement Amendments Document) required to effect the amendment of the Facility Agreement in accordance with the Lock-Up Agreement.

87. “Facility Agreement Documents” means, collectively, the Facility Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith.

88. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Claims and Noticing Agent or the Bankruptcy Court.

89. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

90. “Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified or amended, that is not stayed, and as to which the time to appeal, seek certiorari, or move for new trial, reargument, or rehearing has expired and no appeal, petition for certiorari, or proceeding for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been withdrawn with prejudice, resolved by the highest court to which the order could be appealed or from which certiorari could be sought, or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

91. “Financing Order” means the Interim Order (I) Authorizing Postpetition Use of Cash Collateral, (II) Granting Adequate Protection and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b) or the Final Order (I) Authorizing Postpetition Use of Cash Collateral, (II) Granting Adequate Protection and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b).

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92. “First Day Orders” means any interim or Final Order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, supplemented or modified from time to time).

93. “First Day Pleadings” means all motions, applications, notices or other pleadings that the Debtors File or propose to File in connection with the commencement of the Chapter 11 Cases and all orders sought thereby (any of the foregoing as amended, supplemented or modified from time to time), including the proposed First Day Orders.

94. “General Unsecured Claim” means any Claim that is not a Secured Claim, other than (a) Administrative Claims, (b) Priority Tax Claims, (c) Other Priority Claims, or (d) Notes Claims.

95. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

96. “HoldCo” means Intrum Investments and Financing AB, a company registered under the laws of Sweden with registration number 559481-4906.

97. “Holder” means any Entity that is the record or beneficial owner of any Claim or Interest, including any nominees, investment managers, investment advisors, sub-advisors, or managers of funds or discretionary accounts that hold, or trustees of trusts that hold, any Claim or Interest.

98. “Holding Period Trust” means a trust to be established on customary terms for a fixed period of twelve months following the Effective Date to hold certain Distributions in accordance with the Lock-Up Agreement.

99. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

100. “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, indemnification agreements, employment agreements, engagement letters, or other contracts, for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, managers’, employees’, attorneys’, other professionals’, and agents’ respective Affiliates.

101. “Insurance Policies” means all insurance policies issued or providing coverage at any time to any of the Debtors or any of their predecessors and all agreements, documents, letters of indemnity, or instruments relating thereto.

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102. “Insurer” means any company or other entity that has issued or entered into an Insurance Policy, any third-party administrator, and any respective predecessors or affiliates thereof.

103. “Intercompany Claim” means any Claim against a Debtor held by another Debtor or a member of the Intrum Group.

104. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

105. “Intercreditor Agreement” means the intercreditor agreement, originally dated June 26, 2017 between, amongst others, the Company and the Security Agent (as amended, supplemented, or restated from time to time, including by amendment agreement dated January 15, 2020).

106. “Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement).

107. “Intrum Group” means Intrum AB, its subsidiaries, and the other entities controlled by Intrum AB or its subsidiaries.

108. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

109. “Lender Record Date” has the meaning set forth in the Lock-Up Agreement.

110. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

111. “Lock-Up Agreement” means that certain Lock-Up Agreement, a redacted version of which is attached as Exhibit B to the Disclosure Statement dated July 10, 2024, by and among the Company and the Consenting Creditors and the other parties who signed the signature pages thereto, including all exhibits and attachments thereto, as amended pursuant to an amendment and restatement agreement dated August 15, 2024, as may be further amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

112. “Locked-Up Facility Agreements Debt” means, in relation to:

(a)

an Original Participating Lender, the amount of RCF Claims held by that Participating Lender from time to time, including: (i) the amount of RCF Claims stated in the most recent Confidential Annexure (as defined in the Lock-Up Agreement) delivered by that Original Participating Lender to the Information Agent (as defined in the Lock-Up Agreement) in accordance with the Lock-Up Agreement or, if the Original Participating Lender has not delivered a Confidential Annexure (as defined in the Lock-Up Agreement) to the Information Agent (as defined in the Lock-Up Agreement), the

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amount of RCF Claims stated in Schedule 1 (Original Participating Lenders) of the LUA Amendment and Restatement Agreement to the Lock-Up Agreement, plus (ii) any accrued and unpaid interest (including any default interest) thereon, plus (iii) the principal amounts of any other RCF Claims plus any accrued and unpaid interest (including any default interest) transferred to it after the Second Effective Date (as defined in the Lock-Up Agreement), plus (iv) all additional RCF Claims that become locked-up pursuant to Clause 6.2 of the Lock-Up Agreement (to the extent not already reflected in Schedule 1 of the LUA Amendment and Restatement Agreement or such Original Participating Lender’s most recent Confidential Annexure (if any); and

(b)

a Participating Lender other than an Original Participating Lender, the amount of RCF Claims held by that Participating Lender from time to time, including: (i) the amount of RCF Claims stated in the most recent Confidential Annexure (as defined in the Lock-Up Agreement) delivered by that Participating Lender to the Information Agent (as defined in the Lock-Up Agreement) in accordance with the Lock-Up Agreement, plus (ii) any accrued and unpaid interest (including any default interest) thereon, plus (iii) the principal amounts of any other RCF Claims plus any accrued and unpaid interest (including any default interest) transferred to it after the date on which it acceded to the Lock-Up Agreement, plus (iv) all additional RCF Claims that becomes locked-up pursuant to Clause 6.2 of the Lock-Up Agreement (to the extent not already reflected in such Participating Lender’s most recent Confidential Annexure (as defined in the Lock-Up Agreement)).

113. “Locked-Up Notes Debt” means in relation to each Consenting Noteholder, the amount of Notes Claims held by that Consenting Noteholder from time to time, including: (a) the amount of Notes Claims stated in its signature pages to the Lock-Up Agreement plus any accrued and unpaid interest (including any default interest) thereon and the principal amounts of any other Notes Claims transferred to it after the First Effective Date (as defined in the Lock-Up Agreement), in each case excluding any Notes Claims held by it as a broker-dealer in its capacity as a Qualified Market-maker (as defined in the Lock-Up Agreement); and (b) all additional Notes Claims that have become locked-up pursuant to Clause 6.2 of the Lock-Up Agreement (to the extent not already reflected in such Holder’s signature pages to the Lock-Up Agreement), in each case to the extent not reduced or transferred by such Consenting Noteholder under and in accordance with the Lock-Up Agreement.

114. “Long-Stop Time” means (a) 11:59 p.m. (London time) on March 31, 2025, or (b) (i) if a Compromise Process (as defined in the Lock-Up Agreement) has been Launched (as defined in the Lock-Up Agreement) and remains ongoing as at March 31, 2025, 11:59 p.m. (London time) on May 31, 2025 or (ii) otherwise, such later date and time as may be extended in writing (whether pursuant to a single extension or multiple extensions) with the agreement of each of the Company and the Majority Consenting Creditors; provided that such date shall not be extended beyond May 31, 2025 without the prior written consent of all Consenting Creditors.

115. “LUA Amendment and Restatement Agreement” means the amendment and restatement agreement to the Lock-Up Agreement dated 15 August 2024 between the Company, the Information Agent (as defined therein), and certain other parties thereto.

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116. “LUA Compliance Certificate” means a certificate signed by an officer of the Company and dated not more than 10 days before the Effective Date confirming that the Company has continued to comply with each of the restrictions and covenants set out in the Lock-Up Agreement (as they apply to the Company and to the Company’s obligations to procure compliance by each other member of the Group (as defined in the Lock-Up Agreement) with any such restrictions and covenants) in all material respects since the termination of the Lock-Up Agreement or where the Company failed to comply with any such restriction or covenant (or such obligation to procure) set out in the Lock-Up Agreement in any material respect and where failure to comply was capable of remedy, such failure to comply was remedied within five (5) Business Days of the date on which the Company became aware of the failure to comply or the Majority Core Noteholder Group or the Majority Participating Lenders delivered a notice to the Company alleging failure to comply, as if the Lock-Up Agreement were still in full force and effect.

117. “Majority Consenting Creditors” means: (a) the Majority Consenting Noteholders and (b) the Majority Participating Lenders.

118. “Majority Consenting Noteholders” means Consenting Noteholders whose Locked-Up Notes Debt represents at least 50% by value of the aggregate Locked-Up Notes Debt held by all Consenting Noteholders at the relevant time.

119. “Majority Core Noteholder Group” means one or more members of the Core Noteholder Group whose principal amount outstanding of Locked-Up Notes Debt represents more than 50% by value of the aggregate Locked-Up Notes Debt of all members of the Core Noteholder Group at the relevant time.

120. “Majority Participating Lenders” means the Participating Lenders whose Locked-Up Facility Agreements Debt represents at least 66 2⁄3% by value of the aggregate Locked-Up Facility Agreement Debt of all Participating Lenders, at the relevant time.

121. “MTN Agent” means Nordic Trustee & Agency AB (publ).

122. “MTN Terms and Conditions” means the terms and conditions governing each MTN Issuance including, for the avoidance of doubt, any final terms.

123. “MTNs” means, collectively: (a) the 2025 MTNs and (b) the 2026 MTNs and each of the notes referred to in the foregoing clauses (a) and (b) above shall be referred to individually as an “MTN Issuance”.

124. “New Money Documents” means any and all documents (other than the Facility Agreement Amendments Documents, the Notes Amendments Documents, and the Restructuring Documents) required to effect the issuance of the New Money Notes in accordance with, and in terms consistent with, the Lock-Up Agreement, the Agreed Steps Plan, and the Restructuring Implementation Deed, which the Debtors and the Consenting Creditors anticipate will include, without limitation: (a) the New Money Notes Indenture; (b) the New Money Notes Purchase Agreement; and (c) the escrow agreement relating to the New Money Notes.

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125. “New Money Notes” means the notes to be issued under and governed by the New Money Notes Indenture.

126. “New Money Notes Indenture” means the indenture to be entered into relating to the New Money Notes between, among others, the issuer of the New Money Notes, the guarantors party thereto, the trustee and the security agent thereto.

127. “New Money Notes Purchase Agreement” means the note purchase agreement to be entered into between, among others, the issuer of the New Money Notes, the guarantors party thereto and each purchaser of New Money Notes party thereto.

128. “New Security Documents” means each document governing security to be granted in accordance with the SSRCF Credit Agreement, New Money Notes Indenture, the Exchange Notes Indenture, the Restructuring Implementation Deed, and the Agreed Steps Plan.

129. “Nominee” means, with respect to each Consenting Creditor and, for the purposes of the Backstop Agreement, each Backstop Provider, its (i) Affiliates, Related Funds (as defined in the Lock-Up Agreement), branches, or controlled co-investment vehicles or (ii) any other related person approved by the Company (acting reasonably and in good faith) to receive any of its entitlements or rights and obligations pursuant to the Restructuring Transactions to the fullest extent permitted by applicable law; provided that each such Consenting Creditor (or Backstop Provider, as the case may be) still remains and shall remain liable and responsible for the performance of all obligations assumed by any such person on its behalf and non-performance by any such person of any obligations of a Consenting Creditor shall not relieve such Consenting Creditor from its obligations under the Lock-Up Agreement.

130. “Noteholder Ordinary Shares” means new equity to be issued by the Company, being, as of the Effective Date, 10% of the ordinary shares in the capital of the Company on a fully diluted basis, on the terms set out more fully in the Lock-Up Agreement, the. Restructuring Implementation Deed, and the Agreed Steps Plan.

131. “Noteholder Record Date” means such date and time as shall be agreed between the Company and the Majority Core Noteholder Group (each using their reasonable endeavors to ensure the date and time is agreed not less than ten (10) Business Days prior to such date and time).

132. “Notes” means: (a) the Eurobonds and (b) the MTNs, in each case which remain outstanding as of the Petition Date.

133. “Notes Ad Hoc Group” has the meaning set forth in the Lock-Up Agreement.

134. “Notes Ad Hoc Group Advisors” means the Notes Ad Hoc Group Counsel and the Notes Ad Hoc Group Financial Advisors.

135. “Notes Ad Hoc Group Counsel” means Latham & Watkins LLP and Latham & Watkins (London) LLP, and Advokatfirmaet Schjødt AS, filial or any of their respective affiliates, local bankruptcy counsel to the Notes Ad Hoc Group, other local counsel or conflicts counsel retained by the Notes Ad Hoc Group, or any of their respective affiliates, or partnerships, as legal counsel to the Notes Ad Hoc Group.

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136. “Notes Ad Hoc Group Financial Advisors” means PJT Partners (UK) Limited or any successor financial advisor to the Notes Ad Hoc Group.

137. “Notes Amendments Documents” means any and all documents, agreements and instruments (other than the Facility Agreement Amendments Documents and the New Money Documents), including the Exchange Notes Indenture, required to propose, implement and consummate the exchange of the Notes in accordance with the Lock-Up Agreement, the Agreed Steps Plan, and the Restructuring Implementation Deed.

138. “Notes Claims” means Claims on account of the Notes.2

139. “Notes Trustees” means the Eurobond Trustee, the PPN Trustee and the MTN Agent (if any).

140. “Original Consenting Noteholders” means each Noteholder (as defined in the Lock-Up Agreement) identified in the signature pages to the Lock-Up Agreement.

141. “Original Participating Lender” has the meaning ascribed to such term in the Lock-Up Agreement.

142. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

143. “Other Secured Claim” means any Secured Claim against the Debtors other than the RCF Claims and the Senior Secured Term Loan Claims.

144. “Participating Eurobond Holder” means a Holder of Participating Eurobonds.

145. “Participating Eurobonds” means the outstanding Eurobonds.

146. “Participating Lender” means the Original Participating Lenders and the Additional Participating Lenders.

147. “Participating MTN Holder” means a Holder of Participating MTNs.

148. “Participating MTNs” means the outstanding 2025 MTNs and 2026 MTNs.

149. “Participating Notes Claim” means Claims held by Participating Eurobond Holders and Participating MTN Holders.

150. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

[2]	For the avoidance of doubt, no Restructuring Expenses shall be deemed Notes Claims.

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151. “Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

152. “Plan” means this chapter 11 plan, as altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

153. “Plan Supplement” means any supplemental appendix to the Plan, containing certain documents and forms of documents, schedules, and exhibits relevant to the implementation of the Plan, as may be amended, modified or supplemented from time to time in accordance with the terms of the Plan, the Lock-Up Agreement, the Restructuring Implementation Deed, the Bankruptcy Code, and the Bankruptcy Rules. The Plan Supplement shall be Filed with the Bankruptcy Court at least seven (7) days prior to the deadline to object to Confirmation.

154. “PPN Trustee” means Citibank, N.A., London Branch.

155. “PPNs” means the Notes issued pursuant to the 2025 PPN Indenture.

156. “Prepetition Finance Documents” means the 2025 PPN Indenture, the Facility Agreement, the 2025 Eurobond Indenture, the 2026 Eurobond Indenture, the 2027 Eurobond Indenture, the 2028 Eurobond Indenture, and the MTN Terms and Conditions.

157. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

158. “pro rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

159. “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

160. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

161. “Professional Fee Claim” means any Administrative Claim for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

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162. “Professional Fee Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

163. “Proof of Claim” means a proof of Claim against any of the Debtors Filed in the Chapter 11 Cases.

164. “RCF Claims” mean any Claim against any Debtor derived from, based upon, or arising under the Facility Agreement or the Facility Agreement Documents including, for the avoidance of doubt, all Ancillary Facility Claims.3

165. “RCF Closing Fee” means, in respect of a Consent Fee Eligible Participating Lender, a consent fee equal to 0.50% of its RCF commitments as of the Lender Record Date in accordance with the Lock-Up Agreement and occurrence of the Effective Date.

166. “RCF Facility Agent” means the “Facility Agent” from time to time under, and as defined in, the Facility Agreement.

167. “RCF Facility Agent Counsel” means the legal counsel engaged by the RCF Facility Agent including, but not limited to, in connection with the negotiation and implementation of the Restructuring (as defined in the Lock-Up Agreement) and the implementation of the Plan, including, but not limited to, any local counsel or conflicts counsel retained by the RCF Facility Agent in each applicable jurisdiction.

168. “RCF Forbearance Fee” means, in respect of a Consent Fee Eligible Participating Lender, a consent fee equal to 0.50% of its RCF commitments as of the Implementation Milestone 1 Date (under, and as defined in, the Lock-Up Agreement) payable in accordance with the Lock-Up Agreement.

169. “RCF Lock-Up Fee” means, in respect of a Consent Fee Eligible Participating Lender, a consent fee equal to 0.50% of its RCF commitments as of the Lender Record Date payable in accordance with the Lock-Up Agreement and subject to the occurrence of the Effective Date.

170. “RCF SteerCo Group” has the meaning set forth in the Lock-Up Agreement.

171. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

172. “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement.

[3]	For the avoidance of doubt, no Restructuring Expenses shall be deemed RCF Claims.

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173. “Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, control persons, investment committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), interest holders, affiliated investment funds or investment vehicles, managed accounts, or funds (including any beneficial holder for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, partners, limited partners, general partners, principals, members, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors (including any attorneys or professionals retained by any current or former director or manager of a Debtor in his or her capacity as director or manager as a Debtor), each in their capacity as such.

174. “Released Party” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Creditor; (d) each member of the Core Noteholder Group; (e) each member of the RCF SteerCo Group; (f) the Notes Ad Hoc group and its members; (g) each Agent; (h) each Notes Trustee; (i) Holders of Claims other than General Unsecured Claims; (j) each current and former wholly-owned Affiliate (other than Holders of Interests in the Debtors or the Reorganized Debtors, solely in their capacity as such) of each Entity in clause (a) through the following clause (k); and (k) each Related Party (other than Holders of Interests in the Debtors or the Reorganized Debtors, solely in their capacity as such) of each Entity in clauses (a) through this clause (i); provided that, in each case, an Entity shall not be a Released Party if it (x) timely elects to opt out of the releases contained in Article VIII hereof in accordance with the Solicitation Materials provided to such party and the Scheduling Order; or (y) timely objects to the releases contained in Article VIII hereof and such objection is not resolved before Confirmation; provided, further, that for the avoidance of doubt, any opt-out election made by a Consenting Creditor shall be void ab initio.

175. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Creditor; (d) each member of the Core Noteholder Group; (e) each member of the RCF SteerCo Group; (f) the Notes Ad Hoc Group and each of its members; (g) each Agent; (h) each Notes Trustee; (i) Holders of Claims other than General Unsecured Claims; (j) each current and former wholly-owned Affiliate (other than Holders of Interests in the Debtors or the Reorganized Debtors, solely in their capacity as such) of each Entity in clause (a) through the following clause (k); and (k) each Related Party (other than Holders of Interests in the Debtors or the Reorganized Debtors, solely in their capacity as such) of each Entity in clauses (a) through this clause (i); provided that, in each case, an Entity shall not be a Releasing Party if it (x) timely elects to opt out of the releases contained in Article VIII hereof in accordance with the Solicitation Materials provided to such party and the Scheduling Order; or (y) timely objects to the releases contained in Article VIII hereof and such objection is not resolved before Confirmation.

176. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on and after the Effective Date.

177. “Restructuring Expenses” means all reasonably incurred, documented and invoiced and outstanding fees, costs and expenses of the Security Agent Counsel, the Notes Ad Hoc Group Advisors, the RCF Facility Agent Counsel, and the SteerCo Advisors accrued since the inception of their respective engagements (whether invoiced to the Company directly or, in the case of the SteerCo Advisors, via a member of the RCF SteerCo Group and in the case of the RCF Facility Agent Counsel and the Security Agent Counsel, via the RCF Facility Agent or the Security Agent (respectively)).

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178. “Restructuring Implementation Deed” means the implementation deed setting out the steps to implement the Plan as agreed to by the Majority Core Noteholder Group and the Majority Participating Lenders in accordance with the Lock-Up Agreement.

179. “Restructuring Transactions” means the mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, formations, dissolutions or other corporate transactions described in, approved by, contemplated by, or undertaken to implement the Plan, including those transactions described in Article IV.B.

180. “Rights Offering” means the rights offering of the New Money Notes on the terms and conditions set forth in the Lock-Up Agreement and the Rights Offering Documents. The Rights Offering will be backstopped by the Backstop Providers on the terms set forth in the Backstop Agreement.

181. “Rights Offering Documents” means collectively the Backstop Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering, including the Rights Offering Procedures.

182. “Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, which rights offering procedures shall be set forth in the Rights Offering Documents.

183. “Schedule of Retained Causes of Action” means the schedule of Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time, which shall be included in the Plan Supplement.

184. “Scheduling Order” means the order of the Bankruptcy Court setting the Combined Hearing and approving the solicitation procedures with respect to the Solicitation Materials.

185. “Secured Claim” means a Claim: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable Law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim. For the avoidance of doubt, the RCF Claims and Senior Secured Term Loan Claims shall be Secured Claims.

186. “Securities Act” means the U.S. Securities Act of 1933, as amended.

187. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

188. “Security Agent” means the “Security Agent” from time to time under, and as defined in, the Intercreditor Agreement.

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189. “Security Agent Counsel” means the legal counsel engaged by the Security Agent including, but not limited to, in connection with the negotiation and implementation of the Restructuring (as defined in the Lock-Up Agreement) and the implementation of the Plan including but not limited to, any local counsel or conflicts counsel retained by the Security Agent in each applicable jurisdiction.

190. “Senior Secured Term Loan” means the €100 million term loan facility made available to the Company by Piraeus Bank S.A., Frankfurt Branch, pursuant to a term facility agreement dated 10 November 2023.

191. “Senior Secured Term Loan Claims” means claims related to the Senior Secured Term Loan.

192. “Simple Majority MTN Consent Fee” means, in respect of a Participating MTN Holder in respect of each relevant MTN Issuance in which it holds Notes, a fee equal to 0.75% of the aggregate principal amount of its Notes in that MTN Issuance.

193. “Solicitation Materials” means any materials used in connection with solicitation of votes on the Plan, including the Disclosure Statement, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan and opting of the Third-Party Release.

194. “SSRCF” means the credit facility provided for under the SSRCF Credit Agreement.

195. “SSRCF Credit Agreement” means the definitive credit agreement governing the SSRCF, to be agreed in accordance with the Lock-Up Agreement and executed on or around the Effective Date.

196. “SteerCo Advisors” means the SteerCo Counsel and the SteerCo Financial Advisors.

197. “SteerCo Counsel” means Clifford Chance LLP (and its affiliated and associated firms) and Roschier Advokatbyrå AB and any other local counsel or conflicts counsel retained by the RCF SteerCo Group, in each case acting in their capacity as advisor to the RCF SteerCo Group.

198. “SteerCo Financial Advisors” means N.M. Rothschild & Sons Limited and Alvarez & Marsal Nordics AB.

199. “Subscription Rights” means the rights provided to eligible record Holders of Notes Claims consistent with the Lock-Up Agreement and the Rights Offering Documents to participate in the Rights Offering.

200. “Swedish Company Reorganisation Process” means a Swedish company reorganisation process (Sw. företagsrekonstruktion) of the Company under the Swedish Company Reorganisation Act (Sw. lag (2022:964) om företagsrekonstruktion).

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201. “Swedish Court” means the District Court of Stockholm (Sw. Stockholms tingsrätt) (or any relevant court of appeal), contemplated to confirm the Swedish Reorganisation Plan.

202. “Swedish RP Certificate” means a certificate signed by an officer of the Company and issued not earlier than May 15, 2025 confirming that: (1) the Company has (a) filed a request for plan negotiations (including the Swedish Reorganisation Plan) in the Swedish Company Reorganisation Process; (b) voting on the Swedish Reorganisation Plan has occurred; (c) creditors have approved by no later than May 30, 2025 the Swedish Reorganisation Plan in the requisite majorities required for the confirmation of the Swedish Reorganisation Process; and (d) there are no events or circumstances (including but not limited to actual or potential appeals) existing which would or could reasonably prevent the Swedish Reorganisation Plan from being approved by the court by September 30, 2025, (2) the Plan has been confirmed pursuant to section 1129 of the Bankruptcy Code (3) the Long-Stop Time is expected to occur prior to the Restructuring Effective Date (as defined in the Lock-Up Agreement) due to delays as a result of (directly or indirectly) the Swedish Reorganisation Process; (4) no event or circumstance has occurred which would or could reasonably be expected to prevent the Restructuring (as defined in the Lock-Up Agreement) from being implemented by September 30, 2025; and (5) a Material Adverse Event (as defined in the Lock-Up Agreement) has not occurred, and the Company does not reasonably believe any such Material Adverse Effect will occur before September 30, 2025.

203. “Swedish Reorganisation Plan” means the reorganisation plan to be filed with the Swedish Court, to be approved by affected parties (or a sufficient majority of classes), and ultimately confirmed by the Swedish Court as part of the Swedish Company Reorganisation Process.

204. “Swedish Reorganisation Plan Confirmation” means the decision by the Swedish Court confirming the Swedish Reorganisation Plan, which confirmation shall be final and binding (Sw. lagakraftvunnen).

205. “Third-Party Release” means the releases by Holders of Claims and Interests set forth in Article VIII.D herein.

206. “Transaction Documents” means: (i) the Intercreditor Agreement, as amended, restated, or replaced; (ii) the Facility Agreement Amendments Documents; (iii) the Notes Amendments Documents; (iv) the New Money Documents; (v) the Exchange Notes Indenture; (vi) the Agreed Steps Plan; (vii) the Restructuring Implementation Deed; (viii) the Rights Offering Documents; and (ix) all documents required to effectuate the Noteholder Ordinary Share issuance.

207. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

208. “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

209. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

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B.	Rules of Interpretation; Computation of Time

For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, where a document or agreement referred to in this Plan is terminated on or before the Effective Date, a reference to such document or agreement shall be a reference to the document or agreement as it stood immediately prior to its termination; (e) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (f) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (j) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (k) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (l) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, however, that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

C.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as with respect to the documents entered into to effect the Swedish Company Reorganisation Process, in which case

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Swedish law shall control, or as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

D.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

E.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors to the extent the context requires.

F.	Consent and Consultation Rights

Notwithstanding anything in this Plan, the Disclosure Statement, or the Combined Order to the contrary, any and all consent, consultation, and approval rights of the parties to the Lock-Up Agreement and/or Restructuring Implementation Deed set forth therein with respect to the form and substance of this Plan, any Definitive Document, any Transaction Document, all exhibits to the Plan, Disclosure Statement, and the Plan Supplement, or any other document with respect to the implementation of the Plan and the Restructuring Transactions, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including with respect to the applicable definitions in Article I.A) and be fully enforceable as if stated in full herein. Failure to reference in this Plan the rights referred to in the immediately preceding sentence as such rights relate to any document referenced in the Lock-Up Agreement and/or Restructuring Implementation Deed, as applicable, shall not impair such rights and obligations. In case of a conflict between the consent rights of the parties to the Lock-Up Agreement and/or Restructuring Implementation Deed that are set forth in the Lock-Up Agreement and/or Restructuring Implementation Deed, as applicable, with those parties’ consent rights that are set forth in the Plan, the Plan Supplement, the Disclosure Statement, or the Combined Order, the consent rights in the Lock-Up Agreement and/or Restructuring Implementation Deed shall control.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or the Combined Order). In the event of any inconsistency between the Plan, the Plan Supplement or the Disclosure Statement, on one hand, and the Combined Order, the Combined Order shall control.

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ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims or Backstop Fees, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except as otherwise provided in this Article II.A of the Plan, and except with respect to Administrative Claims that are Professional Fee Claims or Backstop Fees requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Combined Order and the notice of entry of the Combined Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed with the Bankruptcy Court and served on the Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with the Bankruptcy Court with respect to an Administrative Claim previously Allowed.

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The Backstop Fee will be set off in full on the Effective Date against the Purchase Price (as defined in the Backstop Agreement) payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider. The Backstop Fee will otherwise be paid in Cash to each Backstop Provider in accordance with the Backstop Agreement.

B.	Professional Fee Claims

1. Professional Fee Claims

All applications for final allowance of Professional Fee Claims must be Filed and served on the Reorganized Debtors and such other Entities who are designated in the Combined Order no later than twenty-one (21) days after the Effective Date. The Professional Fee Claims owed to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account after such Claims are Allowed by a Final Order. After all Allowed Professional Fee Claims have been paid in full, any excess amounts remaining in the Professional Fee Escrow Account shall be returned to the Reorganized Debtors. To the extent that the funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Allowed Professional Fee Claims owed to the Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting Professional by no later than thirty (30) days after the Filing of the applicable final application for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Escrow Account, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Escrow Account and shall use such funds to pay only the Professional Fee Claims, as and when Allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Escrow Account to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Debtors or the Reorganized Debtors.

2. Professional Fee Escrow Account

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the benefit of the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors.

3. Professional Fee Escrow Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate in good faith their Professional Fee Claims (taking into account any retainers) prior to and as of the Effective Date and shall deliver such estimate to the Debtors at least three (3) calendar days prior to the Confirmation Date. If a Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Amount.

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4. Post-Confirmation Date Fees and Expenses

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate. Each Reorganized Debtor may employ and pay any post-Effective Date fees and expenses of any professional, including any Professional, in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court, including with respect to any transaction, reorganization, or success fees payable by virtue of Consummation of this Plan.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

D.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Lock-Up Agreement and the Restructuring Implementation Deed, without any requirement (i) to File a fee application with the Bankruptcy Court, (ii) for Bankruptcy Court review or approval, and/or (iii) submission to any party of itemized time detail. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. From and after the Petition Date, the Debtors and the Reorganized Debtors (as applicable) shall pay, when due and payable pursuant to the Lock-Up Agreement, the Restructuring Implementation Deed, and otherwise in the ordinary course the Restructuring Expenses whether incurred before, on, or after the Effective Date. On or prior to the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and unpaid as of the Effective Date shall be submitted to the Debtors and shall be paid, or caused to be paid, by the Reorganized Debtors within ten (10) Business Days of receipt of the applicable final invoice.

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Notwithstanding the foregoing, if the Debtors or the Reorganized Debtors, as applicable, dispute the reasonableness of any such estimate or invoice, the Debtors or the Reorganized Debtors, as applicable, shall submit an objection to such applicable Professional within two (2) Business Days of receipt thereof. Any undisputed portion of such invoice shall be paid in accordance with the foregoing paragraph, and the disputed portion of such estimate or invoice shall not be paid until the dispute is resolved.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving Distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Subject to Article III.F of the Plan, the following chart represents the classification of certain Claims against and Interests in each Debtor pursuant to the Plan.

Class	Claim/Interest	Status	Voting Rights
1.	Other Secured Claims	Unimpaired	Presumed to Accept
2.	Other Priority Claims	Unimpaired	Presumed to Accept
3.	RCF Claims	Impaired	Entitled to Vote
4.	Senior Secured Term Loan Claims	Unimpaired	Presumed to Accept
5.	Notes Claims	Impaired	Entitled to Vote
6.	General Unsecured Claims	Unimpaired	Presumed to Accept
7.	Intercompany Claims	Unimpaired /Impaired	Presumed to Accept / Deemed to Reject
8.	Existing Equity Interests	Unimpaired	Presumed to Accept
9.	Intercompany Interests	Unimpaired /Impaired	Presumed to Accept / Deemed to Reject

B.	Treatment of Classes of Claims and Interests

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

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1. Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)

Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Majority Participating Lenders and the Majority Core Noteholder Group (not to be unreasonably withheld), either:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall either (i) receive Cash in an amount equal to such Allowed Other Priority Claim or (ii) be Reinstated.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3. Class 3 — RCF Claims

(a)

Allowance: On the Effective Date, the RCF Claims shall be Allowed, without setoff, subordination, defense, or counterclaim, in the aggregate principal amount outstanding as of the Petition Date plus accrued and unpaid interest on such principal amount and any other premiums, fees, costs, or other amounts due and owing pursuant to the applicable Facility Agreement Documents governing the RCF.

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(b)	Classification: Class 3 consists of all RCF Claims.

(c)

Treatment: In full and final satisfaction, settlement, release, and discharge of each Allowed RCF Claim, on the Effective Date, each Holder of such Allowed RCF Claim shall receive its pro rata share of the SSRCF; provided that notwithstanding the foregoing, all Ancillary Facility Claims shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and claims under the applicable Ancillary Facility. In addition, each Holder of an Allowed RCF Claim shall also receive Cash in an amount equal to all accrued and unpaid interest and all other premiums, fees, costs, or other amounts due and owing pursuant to, and in accordance with, the applicable Facility Agreement Documents, and all other premiums, fees, costs, or other amounts otherwise due and owing pursuant to, and in accordance with the applicable Facility Agreement Documents shall have been paid, regardless of when accrued and payable.[4]

(d)	Voting: Class 3 is Impaired and the Holders of Allowed RCF Claims are entitled to vote to accept or reject the Plan.

4. Class 4 — Senior Secured Term Loan Claims

(a)	Classification: Class 4 consists of all Senior Secured Term Loan Claims against the Debtors.

(b)

Treatment: At the option of the Debtors or the Reorganized Debtors, each Holder will receive (i) payment in full in Cash, (ii) such Allowed Senior Secured Term Loan Claim will be Reinstated, or (iii) such Holder will receive such other treatment so as to render its Allowed Senior Secured Term Loan Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)

Voting: Class 4 is Unimpaired and Holders of Allowed Senior Secured Term Loan Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

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For the avoidance of doubt, the payment of all other premiums, fees, costs, or other amounts otherwise due and owing pursuant to, and in accordance with the applicable Facility Agreement Documents shall include any amounts due to any agent under any such Facility Agreement Documents.

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5. Class 5 — Notes Claims

(a)

Allowance: On the Effective Date, the Notes Claims shall be Allowed, without setoff, subordination, defense, or counterclaim, in the aggregate principal amount outstanding as of the Petition Date plus accrued and unpaid interest on such principal amount and any other premiums, fees, costs, or other amounts due and owing pursuant to the applicable Prepetition Finance Documents governing the Notes.

(b)	Classification: Class 5 consists of all Notes Claims including the Participating Notes Claims.

(c)

Treatment: Each Holder of an Allowed Notes Claim shall receive (i) its pro rata share of the Exchange Notes (provided that Holders of an Allowed Notes Claim denominated in SEK shall receive Exchange Notes denominated in SEK and Holders of an Allowed Notes Claim denominated in Euro shall receive Exchange Notes denominated in Euro); and (ii) its pro rata share of the Noteholder Ordinary Shares. Holders of Allowed Notes Claims will also receive their pro rata share of the Subscription Rights in accordance with the Lock-Up Agreement and the Rights Offering Documents. On the Effective Date, each Holder of an Allowed Notes Claim shall also receive Cash in an amount equal to (i) all accrued and unpaid interest on the principal amount of such Allowed Notes Claim and (ii) all other premiums, fees, costs, or other amounts due and owing pursuant to the applicable Prepetition Finance Documents governing the Notes with respect to such Notes Claim. In each case, pro rata calculations shall be in accordance with the definition of the term “Pro Rata Share” in the Lock-Up Agreement.

(d)	Voting: Class 5 is Impaired under the Plan and the Holders of Allowed Notes Claims are entitled to vote to accept or reject the Plan.

6. Class 6 — General Unsecured Claims

(a)	Classification: Class 6 consists of all General Unsecured Claims

(b)

Treatment: Each Holder of an Allowed General Unsecured Claim shall receive either: (i) Reinstatement of such Allowed General Unsecured Claim; or (ii) payment in full in Cash on (a) the Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 6 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

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7. Class 7 —Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)

Treatment: All Intercompany Claims will be adjusted, Reinstated, contributed, set off, settled, cancelled and released, or discharged as determined by the Debtors or the Reorganized Debtors, as applicable, in their sole discretion, in accordance with the Lock-Up Agreement, Agreed Steps Plan and Restructuring Implementation Deed or may be compromised pursuant to the Swedish Reorganisation Plan.

(c)

Voting: Class 7 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

8. Class 8 —Existing Equity Interests

(a)	Classification: Class 8 consists of all Existing Equity Interests.

(b)	Treatment: Each Holder of an Existing Equity Interest shall have its Existing Equity Interest Reinstated.

(c)

Voting: Class 8 is Unimpaired under the Plan. Holders of Existing Equity Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9. Class 9 —Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)

Treatment: All Intercompany Interests will be adjusted, Reinstated, contributed, set off, settled, cancelled and released, or discharged as determined by the Debtors or the Reorganized Debtors, as applicable, in their sole discretion, in accordance with the Agreed Steps Plan.

(c)

Voting: Class 9 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan or the Lock-Up Agreement, nothing under the Plan shall affect, diminish, or impair the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims; and, except

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as otherwise specifically provided in the Plan, nothing herein shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired (including, for the avoidance of doubt, any Claim that is Reinstated) by the Plan. Except as otherwise specifically provided in the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is otherwise Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that, as of the commencement of the Combined Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

E.	No Waiver

Nothing contained in the Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

F.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B hereof. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the terms of the Lock-Up Agreement, to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

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H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on the Confirmation Date or such other date as fixed by the Bankruptcy Court.

I.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or any Distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Agreed Steps Plan or the Restructuring Implementation Deed. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement and transactions are in the best interests of the Debtors, their Estates, and Holders of Allowed Claims and Allowed Interests, and is fair, equitable, and within the range of reasonableness. Subject to the provisions of this Plan governing Distributions, all Distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

B.	Restructuring Transactions

On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction, including those transactions set forth in the Lock-Up Agreement and Restructuring Implementation Deed, and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions (to the extent not already effected), including, as applicable, to effectuate a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, the Lock-Up Agreement, the Restructuring Implementation Deed or in the Definitive Documents, including: (a) the issuance, transfer, or cancellation of any securities, notes,

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instruments, Certificates, and other documents required to be issued, transferred, or cancelled pursuant to the Plan or any Restructuring Transaction; (b) issuance of the SSRCF and entry into the Facility Agreement Amendments Documents; (c) issuance of the Exchange Notes and the execution and delivery of the Exchange Notes Indenture; (d) the issuance of the New Money Notes and the execution and delivery of the New Money Notes Indenture and the New Money Notes Purchase Agreement; (e) the execution and delivery of the New Security Documents and amended Intercreditor Agreement; and (f) the issuance of the Noteholder Ordinary Shares, in each case, subject to the Plan and the consent rights and agreements and obligations contained in the Lock-Up Agreement.

The Combined Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.	Sources of Consideration for Plan Distributions

1. Issuance of the New Money Notes

The Reorganized Debtors shall consummate the Rights Offering in accordance with the Rights Offering Documents and the Lock-Up Agreement. Subscription Rights to participate in the Rights Offering shall be allocated among relevant Holders of Notes Claims as of a specified record date in accordance with the Rights Offering Documents and the Plan, and the allocation of such Subscription Rights will be exempt from SEC registration under applicable law and shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction. The Reorganized Debtors intend to implement the Rights Offering in a manner that shall not cause it to be deemed a public offering in any jurisdiction.

Holders of the Subscription Rights (or their Nominee) shall receive the opportunity to subscribe for their pro rata share of up to approximately €526,315,000 (or equivalent) of the New Money Notes, the subscription price for which shall be at an issue price of 98% of the face value of the New Money Notes and, for each Backstop Provider only, less its pro rata share of the Backstop Fee, in accordance with and pursuant to the Plan, the Rights Offering Procedures, the Lock-Up Agreement and the Agreed Steps Plan. The principal amount of the New Money Notes has been backstopped in full by the Backstop Providers in accordance with the Backstop Agreement. To the extent that any Holders of the Subscription Rights (or their Nominee) do not subscribe for their Subscription Rights, the Backstop Providers shall subscribe for such amounts in the proportions and on the terms set out in the Backstop Agreement.

On the Effective Date, the Reorganized Debtors will issue the New Money Notes, on the terms set forth in the Rights Offering Documents, New Money Notes Indenture, the New Money Notes Purchase Agreement, the Agreed Steps Plan, the Restructuring Implementation Deed, and this Plan. The New Money Notes issued to the Backstop Providers (in their capacity as Backstop Providers) in connection with the Rights Offering (the “Backstopped Notes”) will be issued only to persons that are: “qualified institutional buyers” (as defined in Rule 144A under the Securities Act); or “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in reliance on the exemption provided by either section 1145 of the Bankruptcy Code or section 4(a)(2) under the Securities Act; or persons that, at the time of the issuance, were outside of the United States and were not U.S. persons (and were not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act.

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On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all Liens and security interests granted or confirmed (as applicable) pursuant to, or in connection with, the New Money Notes Indenture, the Security Documents (as defined in the New Money Notes Indenture), or the New Money Documents (including any Liens and security interests granted or confirmed (as applicable) on the Reorganized Debtors’ assets): (a) shall be deemed to be granted or confirmed (as applicable) by the Reorganized Debtors pursuant to the New Money Documents; (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Money Documents, with the priorities established in respect thereof under applicable non-bankruptcy law and the New Money Documents; (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Money Documents; (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, subordination, or equitable subordination for any purposes whatsoever under any applicable law, the Plan, or the Combined Order; and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable law, the Plan, or the Combined Order. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

The New Money Notes are backstopped by the Backstop Providers pursuant to the Backstop Agreement. In consideration for their backstop of the New Money Notes, each Backstop Provider will receive its pro rata share of the Backstop Fee, as more fully detailed in the Backstop Agreement. The Backstop Fee will be set off in full on the Effective Date against the Purchase Price (as defined in the Backstop Agreement) payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider. The Backstop Fee will otherwise be paid in Cash to each Backstop Provider in accordance with the Backstop Agreement and the Agreed Steps Plan.

2. Equity Issuance

On the Effective Date, the Company will issue the Noteholder Ordinary Shares on a pro rata basis to the Holders of Notes Claims (or their Nominee), in accordance with the terms of the Agreed Steps Plan and Restructuring Implementation Deed.

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The Company shall use all reasonable efforts to ensure that, as soon as possible following the Effective Date, the ownership of the Noteholder Ordinary Shares shall be reflected through the facilities of Euroclear Sweden. None of the Debtors, the Reorganized Debtors or any other Person shall be required to provide any further evidence other than the Plan or the Combined Order with respect to the treatment of the Noteholder Ordinary Shares under applicable securities laws. Euroclear Sweden and any transfer agent shall be required to accept and conclusively rely upon the Plan or Combined Order in lieu of a legal opinion regarding whether the Noteholder Ordinary Shares are exempt from registration or eligible for Euroclear Sweden book-entry delivery, settlement, and depository services.

All of the Noteholder Ordinary Shares issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each Distribution and issuance of the Noteholder Ordinary Shares under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance.

The Company shall effect the listing of the Noteholder Ordinary Shares on Nasdaq Stockholm as soon as reasonably practicable, and in any event, within six (6) weeks following registration of the issuance of Noteholder Ordinary Shares with the Swedish Companies Registration Office in accordance with the Lock-Up Agreement, the Restructuring Implementation Deed, and the Agreed Steps Plan.

3. SSRCF

The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Agreed Steps Plan and Restructuring Implementation Deed, enter into the Facility Agreement Amendments Documents on or before the Effective Date, on behalf of themselves and each Holder of RCF Claims, on the terms set forth in the Facility Agreement Amendments Documents, and which shall be included in the Plan Supplement. The Facility Agreement will be amended and restated in the form of the Facility Agreement Amendments Documents. On the Effective Date, Holders of RCF Claims shall receive their pro rata share of the SSRCF; provided that all Ancillary Facility Claims (which are pursuant to the Facility Agreement) shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and Claims under the applicable Ancillary Facility.

Confirmation of the Plan shall be deemed approval of the Facility Agreement Amendments Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Facility Agreement Amendments Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the RCF SteerCo Group.

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On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the Facility Agreement Amendments Documents (a) shall be deemed to be granted, (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Facility Agreement Amendments Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Facility Agreement Amendments Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4. Exchange Notes

The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Agreed Steps Plan and Restructuring Implementation Deed, issue the Exchange Notes on or before the Effective Date, on the terms set forth in the Exchange Notes Indenture, and included in the Plan Supplement. The Exchange Notes shall be distributed to Holders of Notes Claims (or their respective Nominees) on the Effective Date on account of their respective Notes Claims in the manner set forth in the Plan.

Confirmation of the Plan shall be deemed approval of the Notes Amendments Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors, the Reorganized Debtors, or a non-Debtor Affiliate in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Notes Amendments Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the Majority Core Noteholder Group.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all Liens and security interests granted or confirmed (as applicable) pursuant to, or in connection with, the Notes Amendments Documents (including any Liens and security interests granted or confirmed (as applicable) on the Reorganized Debtors’ assets): (a) shall be deemed to be granted or confirmed (as applicable) by the Reorganized Debtors pursuant to the Notes Amendments Documents; (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Notes Amendments Documents, with the priorities established in respect thereof under

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applicable non-bankruptcy law and the Notes Amendments Documents; (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Notes Amendments Documents; (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, subordination, or equitable subordination for any purposes whatsoever under any applicable law, the Plan, or the Combined Order; and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable law, the Plan, or the Combined Order. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

D.	Corporate Action

Upon the Effective Date, all actions contemplated under the Plan and all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date) shall be deemed authorized and approved in all respects, including: (1) the issuance and Distribution of the Noteholder Ordinary Shares; (2) the issuance of New Money Notes; (3) the issuance of Exchange Notes; (4) entry into the Facility Agreement Amendments Documents, (5) implementation of the Restructuring Transactions; (6) entry into the Transaction Documents; and (7) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases.

All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Noteholder Ordinary Shares, the Exchange Notes, the New Money Notes, the Facility Agreement Amendments Documents, the Transaction Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.D shall be effective notwithstanding any requirements under non-bankruptcy law.

Upon Confirmation of the Plan, each Holder of RCF Claims and each Holder of Notes Claims will be deemed to have appointed the Company as its attorney and agent and to have irrevocably instructed, authorized, directed and empowered the Company (or its authorized representative) solely to (i) enter into, execute and (if applicable) deliver, for and on its behalf, any

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Transaction Document to which it is party, in each case solely to the extent consistent with the Lock-Up Agreement, Agreed Steps Plan and the Restructuring Implementation Deed and (ii) in the case of Holder of Notes, to take any action necessary to ensure that steps described in the Agreed Steps Plan and the Restructuring Implementation Deed are carried out, including if necessary updating the books and records of the relevant clearing systems in which the Notes are held.

E.	Corporate Existence

Except as otherwise provided in the Plan or Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable law).

F.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement (including, for the avoidance of doubt the Agreed Steps Plan and Restructuring Implementation Deed), or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Claims, rights, defenses, and Causes of Action of the Debtors, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, Causes of Action, charges, or other encumbrances. If the Reorganized Debtors default in performing under the provisions of the Plan and the Chapter 11 Cases are converted to Chapter 7, all property vested in each Reorganized Debtor and all subsequently acquired property owned as of or after the conversion date shall revest and constitute property of the bankruptcy Estates in such Chapter 7 cases. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.	Cancellation of Prepetition Credit Agreements, Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in the Plan, the Combined Order, any agreement, instrument or other document entered into in connection with or pursuant to the Plan, the Lock-Up Agreement, or the Restructuring Implementation Deed, all credit agreements, security agreements, intercreditor agreements, notes, instruments, Certificates, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Agents/Trustees shall be released from all duties thereunder; provided,

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that, notwithstanding Confirmation or the occurrence of the Effective Date, any such document that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) enabling Holders of Allowed Claims and Allowed Interests to receive Distributions under the Plan as provided herein, (b) governing the contractual rights and obligations among the Agents/Trustees and the lenders or Holders party thereto (including, without limitation, indemnification, expense reimbursement, and Distribution provisions) until the Reorganized Debtors emerge from the Chapter 11 Cases, (c) preserving any rights of the Agents/Trustees thereunder to maintain, exercise, and enforce any applicable rights of indemnity, reimbursement, or contribution, or subrogation or any other claim or entitlement, (d) permitting each Agent/Trustee to perform any functions that are necessary to effectuate the immediately foregoing, including appearing and being heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court; (e) facilitating the amendment, reinstatement and combination of the Facility Agreement into the Facility Agreement Amendments Documents, solely to the extent set forth in the Lock-Up Agreement, (f) facilitating the issuance of New Money Notes, solely to the extent set forth in the Lock-Up Agreement, (g) facilitating the issuance of the Exchange Notes, solely to the extent set forth in the Lock-Up Agreement, (h) facilitating the issuance of the Noteholder Ordinary Shares, solely to the extent set forth in the Lock-Up Agreement and (i) furthering any other purpose as set forth in the Lock-Up Agreement, Restructuring Implementation Deed, and Transaction Documents.5

H.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Transaction Documents, and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

I.	Certain Securities Law Matters

Except as described in the following paragraphs, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act the offer, issuance, and Distribution of the Exchange Notes, the Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) issued pursuant to the Plan on account of Notes Claims. The offering, issuance, and Distribution of such Exchange Notes, Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) pursuant to section 1145(a) of the Bankruptcy Code shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, Distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such Exchange Notes, Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) will be freely tradable in the United States by

[5]	For the avoidance of doubt, the Facility Agreement Documents shall not be cancelled, but shall be amended in accordance with the Agreed Steps Plan and the Restructuring Implementation Deed.

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the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

With respect to any Consenting Noteholder who signed the Lock-Up Agreement before the filing of the Chapter 11 Cases with the Bankruptcy Court, the Debtors relied on section 4(a)(2) of the Securities Act or Regulation S under the Securities Act for the offer of the Exchange Notes and the Noteholder Ordinary Shares to be issued pursuant to the Plan on account of Notes Claims, and the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act the issuance and Distribution of such Exchange Notes and the Noteholder Ordinary Shares. Such Exchange Notes and Noteholder Ordinary Shares will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

The Debtors will rely on section 1145(a) of the Bankruptcy Code, section 4(a)(2) of the Securities Act and Regulation S under the Securities Act, or any other available exemption from registration under the Securities Act, as applicable, to exempt from registration under the Securities Act the offer, issuance, and Distribution of the New Money Notes issued pursuant to the Plan, which do not include any Backstopped Notes. Such Backstopped Notes will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws if they are issued to a U.S. person in accordance with the Backstop Agreement pursuant to section 4(a)(2) of the Securities Act but will otherwise be issued pursuant to Regulation S (if they are issued to a non-U.S. person outside of the United States in accordance with the Backstop Agreement). Such Backstopped Notes may be resold, exchanged, assigned or otherwise transferred pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law.

J.	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan, including: (a) the issuance, Distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the SSRCF, the Exchange Notes, and the New Money Notes, if applicable; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate

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transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Combined Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

K.	Employee and Retiree Benefits

All compensation and benefits programs shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

L.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action included in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Consenting Creditors) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it. Except as specifically released under the Plan or pursuant to a Final Order, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

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The Reorganized Debtors reserve and shall retain the Causes of Action of the Debtors notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

For the avoidance of doubt, the Debtors and the Reorganized Debtors do not reserve any Claims or Causes of Action that have been expressly released by the Debtors pursuant to the Debtor Release (including, for the avoidance of doubt, Claims against the Consenting Creditors).

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be assumed and assigned to the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (1) those that are identified on the Rejected Executory Contract and Unexpired Lease List; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. The Rejected Executory Contract and Unexpired Lease List shall be acceptable to the Majority Participating Lenders and the Majority Core Noteholder Group and the Debtors shall not seek to assume or reject Executory Contracts and Unexpired Leases, except with the prior written consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group (which consent shall not be unreasonably withheld).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Lock-Up Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Lock-Up Agreement shall be binding and enforceable against the parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Lock-Up Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of such agreement including, without limitation, any termination events or provisions thereunder. On the Effective Date, in accordance with the Lock-Up Agreement, the Debtors shall pay to each Consent Fee Eligible Participating Lender (x) the RCF Lock-Up Fee and (y) to the extent the RCF Forbearance Fee has not been paid in accordance with the terms of the Lock-Up Agreement, the RCF Closing Fee, in each case, calculated in the manner set forth in the Lock-Up Agreement. On the Effective Date, in accordance with the Lock-Up Agreement, the Debtors shall pay to each (x) Consent Fee Eligible Consenting

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Eurobond Noteholder the Eurobond Consent Fee, (y) Early Bird Eligible Consenting Eurobond Noteholder the Early Bird Eurobond Consent Fee, (z) eligible Participating MTN Holder, the Simple Majority MTN Consent Fee, or, the Enhanced Majority MTN Consent Fee in additional Exchange Notes, in each case to the extent applicable in accordance with the terms of, and calculated in the manner set forth in the Lock-Up Agreement.

Entry of the Combined Order by the Bankruptcy Court shall constitute a Final Order approving the assumptions and assumptions and assignments of the Executory Contracts and Unexpired Leases as set forth in the Plan and the rejections of the Executory Contracts and Unexpired Leases as set forth in the Rejected Executory Contract and Unexpired Lease List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List identified in this Article V.A and in the Plan Supplement at any time through and including 45 days after the Effective Date.

To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the Executory Contract or Unexpired Lease counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Indemnification Obligations

On and after the Effective Date, the Indemnification Provisions will be assumed and irrevocable and survive the Effective Date. None of the Debtors or the Reorganized Debtors, as applicable, will take any action to amend or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, managers’, employees’, or agents’ indemnification rights.

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C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Combined Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the Effective Date or (2) entry of an order of the Bankruptcy Court (including the Combined Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III hereof.

D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the Debtors ordinary course of business. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Claims and Noticing Agent on or before 30 days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors ordinary course of business; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure Amount despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure Amount without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors (with the consent of the Majority Participating Lenders and the Majority Core Noteholder Group (not to be unreasonably withheld)) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

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Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, and for which any Cure has been fully paid pursuant to this Article V, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Insurance Policies

Each of the Insurance Policies are treated as Executory Contracts under the Plan. Unless otherwise provided herein or in the Plan Supplement or any document related thereto, on the Effective Date, (1) the Debtors shall be deemed to have assumed all Insurance Policies, and (2) such Insurance Policies shall revest in the Reorganized Debtors. Nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Combined Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (x) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such Insurance Policies or (y) alters or modifies the duty, if any, that the Insurers pay Claims covered by such Insurance Policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, Insurers shall not need to nor be required to File or serve a Cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing Cure Amounts or Claims.

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any directors’ and officers’ Insurance Policies in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled, subject to and in accordance with the terms and conditions of such Insurance Policy in all respects, to the full benefits of any such Insurance Policy for the full term of such policy regardless of whether such directors or officers remain in such positions after the Effective Date. For the avoidance of doubt, the directors’ and officers’ Insurance Policies shall revest in the Reorganized Debtors. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including by purchasing any tail coverage (including, without limitation, a tail policy).

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F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, subject to the consent of the Majority Consenting Creditors (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Contracts and Leases Entered into after the Petition Date

Notwithstanding anything contained herein (including any release, discharge, exculpation or injunction provisions) or the Combined Order, contracts, agreements, instruments, Certificates, leases and other documents entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts, agreements, instruments, certificates, leases and other documents (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the Plan (including the release, discharge, exculpation and injunction provisions), the entry of the Combined Order and any other Definitive Documents.

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ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as otherwise provided (i) herein, (ii) upon a Final Order, or (iii) in an agreement by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Claim or Interest, on the Effective Date or as reasonably practicable thereafter, the Distribution Agent shall make initial Distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan.

B.	Rights and Powers of Distribution Agent

1. Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all Distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred on or after the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

C.	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, unless as otherwise agreed to by the Debtors or set forth in an order of the Bankruptcy Court: (a) no partial payments and no partial Distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order; provided, however, that if a portion of a Claim is not Disputed, the Distribution Agent may make a partial Distribution based on such portion of such Claim that is not Disputed; and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any Distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been

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resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other Distributions arising from property distributed to Holders of Allowed Claims or Interests, as applicable, in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other Distributions were earlier paid to Holders of Allowed Claims or Interests in such Class.

D.	Delivery of Distributions

Except as otherwise provided herein (including, for the avoidance of doubt, as set forth in the foregoing paragraph with respect to Distributions to Holders of RCF Claims and Notes Claims), and notwithstanding any authority to the contrary, Distributions to Holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to Holders of record as of the Effective Date by the Distribution Agent: (1) to the address of such Holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been Filed and the Distribution Agent has not received a written notice of address or change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Notwithstanding anything to the contrary in the Plan, including this Article VI.D of the Plan, the Debtors, the Reorganized Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any Distributions under the Plan, including for the avoidance of doubt, Distributions to the Holding Period Trust.

1. Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

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2. Foreign Currency Exchange Rate

Except as otherwise provided in a Final Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall, for the purposes of determining the amount of a Distribution be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as displayed by Bloomberg L.P. or, if that rate is not available, as published in The Wall Street Journal, National Edition, as of a date to be agreed by the Debtors or the Reorganized Debtors, the Majority Participating Lenders, and the Majority Core Noteholder Group.

3. Undeliverable, and Unclaimed Distributions

(a)

Undeliverable Distributions. If any Distribution to a Holder of an Allowed Claim or Interest is returned to the Distribution Agent as undeliverable, no further Distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed Distributions shall be made to such Holder on the next Distribution Date. Undeliverable Distributions shall remain in the possession of the Reorganized Debtors until such time as a Distribution becomes deliverable, or such Distribution reverts to the Reorganized Debtors or is cancelled pursuant to Article VI.D.(c) of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(b)

Reversion. Any Distribution under the Plan, other than with respect to the Noteholder Ordinary Shares or Exchange Notes, that is an unclaimed Distribution for a period of six months after Distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such unclaimed Distribution is not Noteholder Ordinary Shares or Exchange Notes, as applicable, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the Distribution that is an unclaimed Distribution, to the contrary.

(c)

Noteholder Ordinary Shares / Exchange Notes. Noteholder Ordinary Shares and Exchange Notes will be issued directly to any Holder of an Allowed Notes Claim (or its Nominee(s)) that has confirmed its details (including details of a securities account that is compatible with Euroclear Sweden) to the Distribution Agent by no later than the date falling 10 Business Days prior to the Effective Date (or such other time and date as the Debtor and the Majority Core Noteholder Group may agree). Any Holder of an Allowed Notes Claim that has not confirmed its details by this date shall accept that its pro rata share of the Noteholder Ordinary Shares and Exchange Notes may instead be transferred to the Holding Period Trust.

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If any Holder of an Allowed Notes Claim is unable, owing to fund constitutional or binding governance reasons, to receive its pro rata share of the Noteholder Ordinary Shares or Exchange Notes or to nominate a Nominee to receive its pro rata share of the Noteholder Ordinary Shares or Exchange Notes, such Noteholder Ordinary Shares or Exchange Notes may be transferred to the Holding Period Trust. Any unclaimed Noteholder Ordinary Shares or Exchange Notes held by the trustee at the end of such fixed period shall be liquidated and the net proceeds held on trust for a further fixed period for such Holder of an Allowed Notes Claim to claim. Upon the expiry of the later fixed period, the trustee will deliver any unclaimed proceeds to the Debtor.

4. Surrender of Cancelled Instruments or Securities

On the Effective Date, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent. Such Certificate shall be cancelled solely with respect to the Debtors (other than any Certificate that survives and is not cancelled pursuant to the Plan), and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.

E.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a Distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return or deliver any Distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such Distribution under the Plan; provided that the foregoing shall not prejudice such third party’s rights (including, for the avoidance of doubt, subrogation rights) with respect to the Debtors and the Reorganized Debtors.

2. Claims Payable by Insurance Carriers

No Distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Claims and Noticing Agent without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

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3. Applicability of Insurance Policies

Except as otherwise provided herein, Distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

F.	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off or recoup against any Allowed Claim (other than an Allowed Claim held by a Consenting Creditor) and the Distributions to be made pursuant to the Plan on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder; provided, further, that such Holder may contest any such set off by a Reorganized Debtor in the Bankruptcy Court or any other court of competent jurisdiction. For the avoidance of doubt, any such right of set off may be preserved by Filing a Proof of Claim related to such right of set off prior to the Effective Date.

G.	Allocation between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

H.	Minimum Distributions

No (a) fractional shares of Noteholder Ordinary Shares or (b) fractional New Money Notes or Exchange Notes shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. Whenever any payment or Distribution of a (a) fraction of a dollar or (b) fractional New Money Note or Exchange Note under this Plan would otherwise be called for, such payment or Distribution shall be rounded as follows: (x) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number; and (y) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment or Distribution therefore. The total number of authorized New Money Notes, and/or Exchange Notes, as applicable, shall be adjusted as necessary to account for the foregoing rounding, subject to any minimum denominations required under the Exchange Notes or the New Money Notes, as the case may be.

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Whenever any payment or Distribution of a fraction of a dollar or fractional share of Noteholder Ordinary Shares under this Plan would otherwise be called for, the actual payment or Distribution will reflect a rounding down of such fraction to the nearest whole dollar or share of Noteholder Ordinary Shares, with half dollars and half shares of Noteholder Ordinary Shares or less being rounded down.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Disputed Claims Generally

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in the Plan or Combined Order, Holders of Claims, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, need not File Proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims as if the Chapter 11 Cases had not been commenced. The Holders of Claims other than Claims arising from the rejection of an Executory Contract or Unexpired Lease shall not be subject to any Claims resolution process in the Bankruptcy Court. Except for Proofs of Claim in respect of Claims arising from the rejection of an Executory Contract or Unexpired Lease, any Filed Claim, regardless of the time of filing, and including Claims Filed after the Effective Date, shall be deemed withdrawn. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

B.	Objections to Claims

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims shall be served and Filed on or before the later of (i) one (1) year after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims other than through an objection to a Claim or to Proof of such Claim.

C.	Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, and subject to the consent of the Majority Participating Lenders and the Majority Core Noteholder Group, not to be unreasonably withheld, may (i) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (ii) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim, including, without limitation, at any time during litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or

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Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.

D.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

E.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is Filed, no payment or Distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Disputed Claim becomes an Allowed Claim.

F.	Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan, including the treatment provisions provided in Article IV of the Plan.

G.	Claim Resolution Procedures Cumulative

All of the Claims, objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

H.	Single Satisfaction of Claims and Interests

In no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim or Interest exceed 100 percent of the underlying Allowed Claim or Interest plus applicable interest required to be paid hereunder, if any.

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ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the Distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens

Except as otherwise provided in or pursuant to the New Security Documents, the Plan, the Combined Order, or any other contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B. hereof and any existing mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates or the Debtors’ affiliates for the benefit of Holders of RCF Claims, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, other than, for the avoidance of doubt, the Liens and security interests granted pursuant to, or in connection with, the Facility Agreement Amendments Documents, the Notes Amendments Documents or the Security Documents (as defined in the Notes Amendments Documents). Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including

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any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Combined Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors

Except as otherwise specifically provided in the Plan or the Combined Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any Avoidance Actions and derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Facility Agreement Documents, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of Securities pursuant to the Plan, or the Distribution of property under the Plan, the Lock-Up Agreement, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, the Lock-Up Agreement, the Restructuring Implementation Deed, the Rights Offering Documents (including the Backstop Agreement), the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Definitive Documents, the Facility Agreement Amendments Documents, or any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action that is judicially determined by a Final Order to

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have constituted actual fraud, willful misconduct gross negligence of an Entity other than a Debtor, (iv) any Cause of Action against a Released Party arising from any obligations owed to or by the Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date, (v) any Cause of Action that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, or (vi) any Cause of Action against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan.

D.	Releases by Holders of Claims and Interests

Except as otherwise specifically provided in the Plan or the Combined Order, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Facility Agreement Documents, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of Securities pursuant to the Plan, or the Distribution of property under the Plan, or the Lock-Up Agreement. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Lock-Up Agreement, the Restructuring Implementation Deed, the Rights Offering Documents (including the Backstop Agreement), the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Definitive Documents, the Facility Agreement Amendments Documents, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, (iv) any Cause of Action against a Released Party arising from any obligations

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owed to or by the Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date, (v) any Cause of Action that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, or (vi) any Cause of Action against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan.

E.	Exculpation

Except as otherwise expressly provided in the Plan or the Combined Order, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any and all Causes of Action whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort or otherwise, for any claim related to any act or omission in connection with, relating to, or arising out of the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the Distribution of property under the Plan, the Lock-Up Agreement, or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and Distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such Distributions shall not be, liable at any time for (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Lock-Up Agreement, the Restructuring Implementation Deed, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action (other than a Cause of Action against the Debtors, the Reorganized Debtors, or any Related Party of the Debtors) unknown to such Exculpated Party as of the Effective Date that arises out of actual fraud or gross negligence of an Entity other than such Exculpated Party, or (iv) the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such Distributions made pursuant to the Plan.

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F.	Injunction

Upon entry of the Combined Order, all Persons and Entities shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan or the vesting of the Estates’ assets in, and the enjoyment of such assets by, the Reorganized Debtors pursuant to this Plan.

Except as otherwise specifically provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Combined Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions (collectively, the “Covered Matters”) against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties (the “Covered Entities”): (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

With respect to any Covered Entity, no Entity or Person may commence or continue any action, employ any process, or take any other act to pursue, collect, recover or offset any Claim, Interest, debt, obligation, or Cause of Action relating or reasonably likely to relate to any act or commission in connection with, relating to, or arising out of a Covered Matter (including one that alleges the actual fraud, gross negligence, or willful misconduct of a Covered Entity), unless expressly authorized by the Bankruptcy Court after (1) it determines, after a notice and a hearing, such Claim, Interest, debt, obligation, or Cause of Action is colorable and (2) it specifically authorizes such Entity or Person to bring such Claim or Cause of Action. The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether any such Claim, Interest, debt, obligation or Cause of Action is colorable and, only to the extent legally permissible and as provided for in Article XI, shall have jurisdiction to adjudicate such underlying colorable Claim, Interest, debt, obligation, or Cause of Action.

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G.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied, in a manner reasonably acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders, or waived pursuant to Article IX.B of the Plan:

1.	the Combined Order in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders shall be a Final Order ;

2.

the Transaction Documents and the New Security Documents, shall be in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date);

3.	the Backstop Agreement shall remain in full force and effect and shall not have terminated pursuant to its terms;

4.	the Rights Offering shall have been conducted, in all material respects, in accordance with the Rights Offering Procedures;

5.

issuance of the Noteholder Ordinary Shares (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date), in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

6.

all conditions precedent to the issuance of the Exchange Notes have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

7.

all conditions precedent to the issuance of the New Money Notes have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

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8.

all conditions precedent to the effectiveness of the SSRCF have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

9.

all other applicable Definitive Documents shall be in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date);

10.	the establishment and funding of the Professional Fee Escrow Account;

11.

payment of all fees, costs and expenses required to be paid under the Lock-Up Agreement, the Backstop Agreement, and the other Transaction Documents and in accordance with the Lock-Up Agreement, including the Restructuring Expenses (to the extent not already paid);

12.	the Swedish Reorganisation Plan Confirmation shall have occurred and shall be a Final Order;

13.

the Agreed Steps Plan and evidence that steps and transactions referred to therein as steps/transactions to be undertaken on or prior to the Effective Date shall have been or will be duly completed to the satisfaction of the Majority Core Noteholder Group and the Majority Participating Lenders in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

14.	all payments in Cash due pursuant to the Treatment in Class 3 and pursuant to the Treatment in Class 5 shall have been paid in full in Cash;

15.

all requisite governmental authorities and third parties will have approved or consented to the Restructuring Transactions and any applicable waiting period under applicable law (including with respect to antitrust laws) shall have expired, in either case, to the extent required;

16.

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise preventing or prohibiting the consummation of any Restructuring Transactions;

17.

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by, and in accordance with, the Lock-Up Agreement, the Agreed Steps Plan, the Restructuring Implementation Deed, and the Plan; and

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18.	either:

i)	the Lock-Up Agreement shall not have been terminated and shall remain in full force and effect; or

ii)

(a)	on or before May 30, 2025 the Debtors shall have delivered the Swedish RP Certificate to the Consenting Creditors;

(b)

the Lock-Up Agreement shall not have been terminated other than pursuant to clause 8.1(b) (Automatic Termination) of the Lock-Up Agreement and such termination shall have occurred not more than 122 days before the Effective Date; and

(c)	the Company shall have delivered to the Consenting Creditors a LUA Compliance Certificate;

(d)

no event or circumstance has occurred which (with the expiry of any grace period, the giving of any notice or any combination of the foregoing) would have resulted in a termination right arising in favor of (i) the Majority Core Noteholder Group or the Majority Participating Lenders under paragraphs (c) to (e) of Clause 8.3 (Voluntary termination) or 8.5 (Termination by Participating Lenders with respect to Participating Lenders only) of the Lock-Up Agreement or (ii) the Majority Participating Lenders or the Majority Consenting Noteholders under paragraph (f) of Clause 8.3 (Voluntary termination) of the Lock-Up Agreement (in each case, as if it had not already terminated) and none of the Majority Core Noteholder Group, the Majority Participating Lenders nor the Majority Consenting Noteholders have delivered notice to the Company confirming that it or they would have terminated the Lock-Up Agreement on the basis of such event or circumstance if the Lock-Up Agreement had still been in full force and effect; and

(e)	neither the Majority Core Noteholder Group nor the Majority Participating Lenders have delivered an Effective Date Failed CP Notice to the Company.

B.	Waiver of Conditions Precedent

The Debtors, with the prior written consent (which may be provided through electronic mail) of the Majority Core Noteholder Group and the Majority Participating Lenders, may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time or as otherwise provided in the Lock-Up Agreement without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Consenting Creditors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

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ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the limitations and terms contained in the Plan, the Debtors reserve the right to (1) amend or modify the Plan before the entry of the Combined Order consistent with the terms set forth herein, in accordance with the Bankruptcy Code and the Bankruptcy Rules; and (2) after the entry of the Combined Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, subject to the Lock-Up Agreement, to remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein, in each case set forth in the preceding clauses (1) and (2) with the prior written consent (which may be provided through electronic mail) of the Majority Consenting Creditors. The Debtors must give counsel to the Consenting Creditors (or, if a Consenting Creditor does not have counsel, to such Consenting Creditor) at least five (5) Business Days’ advance notice, or otherwise as much notice as is reasonably practicable, prior to withdrawing the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Combined Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Lock-Up Agreement and the approval rights of the parties set forth therein, to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Lock-Up Agreement that survive the termination of these agreements (each, according to its terms) shall remain in effect in accordance with the terms thereof.

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ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, which shall be exclusive jurisdiction within the territorial jurisdiction of the United States, including jurisdiction to:

1.

subject to Article VII.A of the Plan, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.

resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.

ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to Distributions under the Plan;

5.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.

enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Combined Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

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10.

hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of Distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Combined Order; or (d) related to section 1141 of the Bankruptcy Code;

11.	decide and resolve all matters related to the issuance of the Noteholder Ordinary Shares and the New Money Notes and the execution of the Transaction Documents;

12.	enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

13.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

14.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

15.	enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16.	enforce all orders previously entered by the Bankruptcy Court; and

17.	hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code.

provided, in each case, that the Bankruptcy Court shall not retain jurisdiction over matters arising from agreements or documents (or performance under agreements or documents) contained in the Plan Supplement or any Definitive Documents, in each case, that have a jurisdictional, forum selection, or dispute resolution clause that refers matters to or permits a Person to bring actions before a different court or forum, and any matters arising from agreements or documents (or performance under any agreements or documents) contained in the Plan Supplement or any other Definitive Documents that contain such clauses shall be governed in accordance with the provisions of such agreements or documents; provided, further, that if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

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ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided, however, that such agreements and other documents shall be consistent in all material respects with the terms and conditions of the Lock-Up Agreement, including the condition that such agreements and other documents shall be in form and substance reasonably acceptable to the Majority Participating Lenders and the Majority Core Noteholder Group. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving Distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

Prior to the Effective Date, the Debtors shall pay all fees due and payable pursuant to 28 U.S.C. § 1930(a)(6) and shall File monthly reports in a form reasonably acceptable to the U.S. Trustee. On or after the Effective Date, the Reorganized Debtors shall pay any and all fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Reorganized Debtor shall remain obligated to pay all fees to the U.S. Trustee until the applicable Debtor’s Chapter 11 Case is closed.

D.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Combined Order. None of the filing of the Plan, any statement or provision contained in the Plan, including the amounts set forth in Article III.D, or the taking of any action by any Debtor or any party in interest with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any party in interest prior to the Effective Date.

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E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each such Entity.

F.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Intrum AB Riddargatan 10 Stockholm, Sweden 11435 Attention: Niklas Lundquist

Counsel to Debtors

Porter Hedges LLP

1000 Main St., 36th

Houston, TX 77002

Attn.: John F. Higgins (jhiggins@porterhedges.com)

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attn.: Dennis F. Dunne (ddunne@milbank.com)

Jaimie Fedell (jfedell@milbank.com)

Counsel to Consenting Noteholders

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn.: Adam J. Goldberg (adam.goldberg@lw.com)

Ebba Gebisa (ebba.gebisa@lw.com)

Brian S. Rosen (brian.rosen@lw.com)

Thomas Fafara (thomas.fafara@lw.com)

Counsel to the RCF SteerCo Group

Clifford Chance US LLP

Two Manhattan West

375 9th Avenue

New York, NY 10001

Maja Zerjal Fink (maja.zerjalfink@cliffordchance.com)

Robert Johnson (robert.johnson@cliffordchance.com)

Madelyn Nicolini (madelyn.nicolini@cliffordchance.com)

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002

67

G.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Combined Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Combined Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Combined Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Lock-Up Agreement, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://cases.ra.kroll.com/IntrumAB or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

J.	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Lock-Up Agreement and in form and substance reasonably satisfactory to the Majority Consenting Creditors. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, consistent with the terms set forth herein; and (3) nonseverable and mutually dependent.

68

K.	Votes Solicited in Good Faith

Upon entry of the Combined Order, the Debtors, the Consenting Creditors, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and pursuant to section 1125(e) of the Bankruptcy Code, and participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered, issued, or sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered, issued, or sold under the Plan.

L.	Closing of Chapter 11 Cases

After an Estate has been fully administered, the Reorganized Debtors shall be authorized, but not directed, to submit an order to the Bankruptcy Court under certification of counsel to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules. Furthermore, the Claims and Noticing Agent is authorized to destroy all paper/hardcopy records related to this matter two (2) years after the Effective Date has occurred.

M.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Lock-Up Agreement, the Plan Supplement, or other papers Filed prior to the Confirmation Date.

N.	Creditor Default

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Combined Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtors in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

69

O.	2002 Notice Parties

The Combined Order shall provide that, after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

[Remainder of page left intentionally blank]

70

Dated: November 17, 2024

Respectfully submitted,

By:	/s/ Andrés Rubio
Name: Andrés Rubio
Title: Chief Executive Officer

On behalf of Intrum AB (pub) and its Debtor affiliate

71

Exhibit B

Lock-Up Agreement

Execution version

_15_ August 2024

AMENDMENT AND RESTATEMENT AGREEMENT

relating to the

Lock-Up Agreement (as defined herein)

between

INTRUM AB (PUBL)

as the Company

KROLL ISSUER SERVICES LIMITED

as the Information Agent

EACH CONSENTING NOTEHOLDER NAMED HEREIN

and

EACH ORIGINAL PARTICIPATING LENDER NAMED

HEREIN

MILBANK LLP

London

(i)

THIS AGREEMENT (this “Agreement”) is made on 15 August 2024 among:

(1)	INTRUM AB (PUBL), a public limited liability company registered under the laws of Sweden with registration number 556607-7581 (the “Company”);

(2)	KROLL ISSUER SERVICES LIMITED as information agent (the “Information Agent”);

(3)	EACH CONSENTING NOTEHOLDER identified as such in the signature pages to this Agreement; and

(4)	EACH PARTICIPATING LENDER identified as such in the signature pages to this Agreement (the “Original Participating Lenders”).

RECITALS:

(A)	On 10 July 2024, the Company, the Information Agent and certain Consenting Noteholders entered into a lock-up agreement relating to the Notes and the Facility Agreement (the “Lock-Up Agreement”).

(B)	The parties wish to agree certain amendments to the terms of the Lock-Up Agreement – namely, to facilitate accession of the Original Participating Lenders thereto.

(C)

By their signature to this Agreement, each party to this Agreement agrees to be bound, in their respective capacities, by the terms of the Lock-Up Agreement as amended and restated by the Amended and Restated Lock-Up Agreement (as defined below).

IT IS HEREBY AGREED as follows.

1.	DEFINITIONS AND INTERPRETATION

(a)

Unless the context otherwise requires, words and expressions defined in the Agreement shall have the meanings given to them in the Amended and Restated Lock-Up Agreement. The provisions of Clause 1.2 (Interpretation) of the Amended and Restated Lock-Up Agreement shall be deemed to be incorporated into this Agreement mutatis mutandis and shall apply to and under this Agreement as if they were expressly set out in this Agreement.

(b)	In addition:

(i)	“Amended and Restated Lock-Up Agreement” means the Lock-Up Agreement as amended and restated by this Agreement and set-forth in Schedule 2 hereto on and from the Effective Date.

(ii)

“Amendment and Restatement Representations” means the representations set out in clause 10.1 (Representations of the Consenting Noteholders and Participating Lenders) and clause 10.2 (Representations of the Company) of the Lock-Up Agreement, save that references to: (a) the “First Effective Date” shall be construed as if they were references to “the date of this Agreement”; and (b) the “Second Effective Date” shall be construed as if they were references to the “Effective Date”.

(iii)	“Effective Date” means the date on which the SteerCo Counsel confirm (on behalf of the Original Participating Lenders) that the following conditions have been satisfied or waived:

(A)

each SteerCo Adviser has received all reasonable, documented fees, costs and expenses owing to it in connection with the Restructuring, invoiced no later than two (2) Business Days prior to the Effective Date;

(B)	the facility agent under the Facility Agreement has signed and delivered the Notes Prepayment Waiver;

(C)

receipt of a certificate from an Officer of the Company, addressed to each of the Original Participating Lenders, confirming that, as at the Effective Date, the requisite consents required to amend and restate the Lock-Up Agreement pursuant to this Agreement have been received;

(D)

prepayment of the Loans in the required amount of Net Available Cash from the Asset Disposition to Cerberus announced 16 July 2024 and cancellation of the Total Commitments (under and as defined in the Facility Agreement) to €1.1 billion, in accordance with the process agreed between the Company and the Original Participating Lenders (the “Facility Agreement Debt Prepayment & Cancellation”).

(iv)

“Effective Date Long-Stop Date” means 17:00 (London time) on the date which is eight (8) Business Days after the date of this Agreement (or such later date as may be agreed between the Company and the Majority Original Participating Lenders, acting reasonably).

(v)	“Surviving Provisions” means each of the following provisions of this Agreement:

(A)	Clause 1 (Definitions and Interpretation);

(B)	Clause 2.3 (Amendment and Restatement);

(C)	Clause 7 (Continuity);

(D)

Clause 8.1 (Incorporation of provisions of the Amended and Restated Lock-Up Agreement), with respect to Clauses 11 (Confidentiality), 13 (Information relating to Individual Holdings), 18 (Separate Rights), 19 (Specific Performance), 20 (Notices), 21 (Partial Invalidity), 22 (Remedies and waivers), 23 (Reservation of Rights), 24 (Successors and Assigns) and 26 (Entire Agreement) of the Amended and Restated Lock-Up Agreement only;

(E)	Clause 11 (Governing law); and

(F)	Clause 12 (Enforcement).

(vi)

“Majority Original Participating Lenders” means Original Participating Lenders whose Locked-Up Facility Agreement Debt represents at least 66 2⁄3% by value of the aggregate Locked-Up Facility Agreement Debt of all Original Participating Lenders.

(vii)

“Notes Prepayment Waiver” means the waiver confirmation letter dated on or around the date of this Agreement with respect to the Company’s compliance with clause 25.9(a) (Notes Debt) of the Facility Agreement.

(c)

Each Original Participating Lender enters into this Agreement in respect of the Facility Agreement Debt beneficially owned by it through the business unit identified in Schedule 1 (Original Participating Lenders) to this Agreement and not (for the avoidance of doubt) in their capacity as Consenting Noteholders or with respect to any other business unit. The Company agrees and confirms that Schedule 1 hereto constitutes a Confidential Annexure for the purposes of the Amended and Restated Lock-Up Agreement (subject to the Original Participating Lenders, or SteerCo Counsel on their behalf, delivering Proof of Holdings to the Company and the Information Agent contemporaneously with each Original Participating Lender’s signature page).

2.	AMENDMENT AND RESTATEMENT

2.1

The provisions of this Agreement (including, for the avoidance of doubt, provisions of the Amended and Restated Lock-up Agreement expressly incorporated herein) shall become effective on and from the date of this Agreement.

2.2	On and with effect from the Effective Date:

(a)

the parties hereby agree that the Lock-Up Agreement be and is hereby amended and restated such that it shall be read and construed for all purposes as set out in Schedule 2 (Amended and Restated Lock-Up Agreement); and

(b)

each Original Participating Lender is bound and shall be Party to the Amended and Restated Lock-Up Agreement as a Participating Lender with respect to the Facility Agreement Debt held by it and identified in Schedule 1 (Original Participating Lenders) hereto (together with any Additional Debt).

2.3

Notwithstanding Clause 2.2 above, the Company and the Consenting Noteholders agree that, with effect from the date of this Agreement, the Early Bird Consent Fee Deadline in the Lock-Up Agreement shall be deleted in its entirety and replaced with the following:

“Early Bird Consent Fee Deadline” means 11:59 pm (London time) on 27 August 2024 or such later date as may be agreed in writing by each of (i) the Company and (ii) the Majority Core Noteholder Group.

3.	UNDERTAKINGS

3.1	The Company shall pay (or procure payment of) all reasonable, documented fees, costs and expenses of the SteerCo Advisers and the Notes Ad Hoc Group Advisers in connection with the Restructuring:

(a)	that were invoiced no later than two (2) Business Days prior to the Effective Date, by no later than the Effective Date; and

(b)	that were invoiced following the issuance of any invoice referred to in paragraph (a) above, on the earlier of:

(i)	such date or dates as provided in accordance with the terms of the Adviser Fee Letters; and

(ii)	termination of the Amended and Restated Lock-Up Agreement.

4.	LONG-STOP TIME

4.1

This Agreement shall automatically terminate with immediate effect on the Effective Date Long-Stop Time (and the amendment and restatement of the Lock-Up Agreement and the accession the Original Participating Lenders to the Amended and Restated Lock-Up Agreement pursuant to Clause 2.2 (Amendment and Restatement) shall be of no effect), if the Effective Date has not occurred on or before the Effective Date Long-Stop Time.

4.2

In the event that this Agreement is terminated pursuant to Clause 4.1 (Long-Stop Time), this Agreement will cease to have any further effect, save for the Surviving Provisions which shall remain in full force and effect and save in respect of any liability arising or breaches of this Agreement that occurred prior to termination.

5.	WAIVERS

5.1

Each Original Participating Lender agrees to irrevocably waive any Break Costs (as defined in the Facility Agreement) which may accrue to it under the terms of the Facility Agreement in connection with the Facility Agreement Debt Prepayment & Cancellation only.

6.	NOTIFICATION OF AMENDMENT TO THE LOCK-UP AGREEMENT

6.1

The Company shall instruct the Information Agent (and the Information Agent hereby agrees, following receipt of such instruction), promptly following the occurrence of the Effective Date, to deliver notice of the Amended and Restated Lock-Up Agreement to the Parties confirming the occurrence of the amendment and restatement of the Lock-Up Agreement, as contemplated herein.

6.2

The parties acknowledge and agree that the execution of this Agreement constitutes: (i) notification by the Company to the Information Agent of the proposed amendment; and (ii) a request by the Information Agent for the requisite parties under the Lock-Up Agreement to consent to the proposed amendment.

7.	CONTINUITY

Save as amended by this Agreement, the provisions of the Lock-Up Agreement shall continue in full force and effect and all other rights and obligations of the Parties to the Lock-Up Agreement shall continue unaffected.

8.	INCORPORATION OF PROVISIONS OF THE AMENDED AND RESTATED LOCK-UP AGREEMENT

8.1

The provisions of clauses 1.3 (Third-party rights), 1.4 (Execution by Consenting Creditors), 1.7(c) (Repo Arrangements and Restricted Debt), 10.1 (Representations of the Consenting Noteholders and Participating Lenders), 10.2 (Representations of the Company), 11 (Confidentiality), 12 (Publicity), 13 (Information relating to Individual Holdings), 18 (Separate Rights), 19 (Specific Performance), 20 (Notices), 21 (Partial Invalidity), 22 (Remedies and Waivers), 23 (Reservation of Rights), 24 (Successors and Assigns), 26 (Entire Agreement) of the Amended and Restated Lock-Up Agreement shall be deemed to be incorporated into this Agreement mutatis mutandis and shall apply to this Agreement as if they were expressly set out herein, as if references in those clauses to “this Agreement” are references to this Agreement.

8.2

Subject to the provisions of clause 1.7(c) (Repo Arrangements and Restricted Debt) of the Lock-Up Agreement, the Amendment and Restatement Representations are given by each Party hereto: (i) on the date of this Agreement; and (ii) on the Effective Date (immediately prior to the amendment and restatement of the Lock-Up Agreement, as proposed herein).

9.	ADDITIONAL REPRESENTATIONS

9.1

The Company hereby confirms that, under and in accordance with the provisions of the Lock-Up Agreement (including Clause 9.2 (Amendments and Waivers – Exceptions) and Clause 9.3 (Amendments and Waivers – Amendments and waivers generally) therein), by the signatures of each Consenting Noteholder hereto, it has received consents from: (i) the Majority Original Consenting Noteholders; and (ii) the Enhanced Majority Core Noteholder Group to the relevant amendments contemplated by this Agreement.

9.2

Each Original Participating Lender confirms that the Locked-Up Debt specified in Schedule 1 (Original Participating Lenders) is all of the Debt it holds in its capacity as Original Participating Lender.

10.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with it are governed by English law.

12.	ENFORCEMENT

12.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement or a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

12.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

IN WITNESS WHEREOF this Agreement is executed by the parties and takes effect on the date and year first above written.

Schedule 1

Original Participating Lenders

[Intentionally omitted.]

Schedule 2

Amended and Restated Lock-Up Agreement

Final form

LOCK-UP AGREEMENT

originally dated 10 July 2024 and amended and restated pursuant to an amendment and restatement agreement dated 15 August 2024

relating to the

Notes and the Facility Agreement (in each case as defined herein)

between

(amongst others)

INTRUM AB (PUBL)

as the Company

KROLL ISSUER SERVICES LIMITED

as the Information Agent

and

THE ORIGINAL CONSENTING NOTEHOLDERS

MILBANK LLP

London

70-41074252

Final form

[Schedule – Lock-up Agreement]

1

Final form

Schedule 3	The Original Participating Lenders	85

Schedule 4	Restructuring Term Sheet	86

Schedule 5	Form of Noteholder / Lender Accession Letter

Schedule 6	Form of Transfer Certificate

Schedule 7	Form of Sub-Participation Letter

[Schedule – Lock-up Agreement]

2

Final form

THIS AGREEMENT (this “Agreement”) is originally dated 10 July 2024 and amended and restated pursuant to an amendment and restatement agreement dated 15 August 2024 and made amongst:

(1)	INTRUM AB (PUBL), a public limited liability company registered under the laws of Sweden with registration number 556607-7581 (the “Company”);

(2)	THE CONSENTING NOTEHOLDERS identified as such in the signature pages to this Agreement (the “Original Consenting Noteholders)”;

(3)	THE PARTICIPATING LENDERS identified in Schedule 3 (The Original Participating Lenders) to this Agreement (the “Original Participating Lenders”);

(4)	THE MEMBERS OF THE NOTES AD HOC GROUP (as defined below) each in their capacity as such and in no other capacity;

(5)	THE BACKSTOP PROVIDERS identified as such in the signature pages to this Agreement; and

(6)	KROLL ISSUER SERVICES LIMITED as information agent (the “Information Agent”).

Background

(A)

The Company and certain of its key stakeholders, including the Original Consenting Noteholders, have been engaged in negotiations with the objective of agreeing a financial restructuring of the Group’s indebtedness.

(B)	The Parties have agreed in principle to the terms of the Restructuring, which are reflected in the Restructuring Term Sheet appended hereto.

(C)	The Parties have agreed to enter into this Agreement to confirm their support for and to facilitate the implementation of the Restructuring subject to the terms and conditions of this Agreement.

(D)

The Original Participating Lenders have agreed to become Party to this Agreement pursuant to an amendment and restatement agreement dated 15 August 2024 between, among others, the Company, the Information Agent and each Consenting Noteholder named therein (the “Amendment and Restatement Agreement”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2024 Eurobonds” means notes issued under the indenture dated 26 June 2017 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

[Schedule – Lock-up Agreement]

3

Final form

“2024 MTNs” means the SEK 1,500 m senior floating rate medium term notes due October 2024, issued by the Company pursuant to terms and conditions dated 25 June 2018 pursuant to a notes programme issuance agreement between, among others, the Company and Swedbank AB as lead arranger, originally dated 10 February 2012 (as amended, amended and restated or supplemented from time to time), with ISIN SE0013102407.

“2025 Eurobonds” means Notes issued under the 2025 Eurobonds Indenture.

“2025 Eurobonds Indenture” means the indenture dated 5 August 2020 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

“2025 PPN Indenture” means the indenture between, among others, the Company (as issuer) and the PPN Trustee, dated 13 December 2019 (as amended, amended and restated or supplemented from time to time).

“2026 Eurobonds Indenture” means the indenture dated 31 July 2019 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

“2027 Eurobonds Indenture” means the indenture dated 19 September 2019 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

“2028 Eurobonds Indenture” means the indenture dated 14 December 2022 between the Company (as issuer) and the Eurobond Trustee (as amended, amended and restated or supplemented from time to time).

“Abstaining Creditor” means each Consenting Creditor that is unable (in its reasonable opinion, having considered in good faith), for fund, constitutional or governance reasons (and solely to the extent of such reasons), to:

(a)	agree to certain of the covenants set out in:

(i)	paragraphs (a)(i) to (a)(vi) of Clause 3.2 (General Undertakings to Support the Restructuring); and

(ii)	Clause 3.3 (Negotiation of Transaction Documents); or

(b)	execute any agreement, document, letter or similar to confirm its support for the Restructuring pursuant to Clause 3.5(a)(vi) (Specific Undertakings and Forbearance by the Consenting Creditors),

and that has provided the Information Agent with notice of such fact on or prior to the date of its entry into this Agreement, or accession to this Agreement in its Noteholder / Lender Accession Letter, and which has not (i) ceased to be a Consenting Creditor due to a transfer of all of its Locked-Up Debt in accordance with the provisions of this Agreement; or (ii) ceased to be an Abstaining Creditor (but for the avoidance of doubt shall remain a Consenting Creditor) by providing written notice of such change to the Information Agent.

“Additional Backstop Provider” means any person who accedes to this Agreement as a Backstop Provider pursuant to a Noteholder / Lender Accession Letter.

[Schedule – Lock-up Agreement]

4

Final form

“Additional Consenting Noteholders” means any person which has become a Consenting Noteholder in accordance with Clause 5 (Accessions) or Clause 6 (Transfers).

“Additional Debt” has the meaning given in Clause 6.2 (Additional Debt).

“Additional Participating Lender” means any person which has become a Participating Lender in accordance with Clause 5 (Accessions) or Clause 6 (Transfers).

“Adviser Fee Letters” has the meaning given to that term in Clause 3.1 (Implementation and Steps Plan).

“Advisers” means: (i) with respect to the Notes Ad Hoc Group, the Notes Ad Hoc Group Advisers; (ii) with respect to the RCF SteerCo Group, the SteerCo Advisers; and (iii) with respect to the Company, the Company Advisers.

“Affiliates” means, in relation to any person, (i) any other person or identified business unit directly or indirectly controlling or controlled by or under direct or indirect common Control with such person; and (ii) a Subsidiary of that other person, a Holding Company of that other person or any Subsidiary of the Holding Company of that other person.

“Agents” means in relation to a Consenting Creditor, its Affiliates and Related Funds and each of its and their respective directors, officers, employees, consultants, partners, investment funds (including those funds and accounts under the management of or advised by the Consenting Creditor or its Affiliates that are holders of the Eurobonds and/or MTNs), investment advisers, investment managers, branches, controlled co-investment vehicles, agents (including any asset manager or servicer acting on behalf of such person), members, shareholders, managers and advisers and potential financing sources and their professional advisers.

“Agreed Form” means:

(a)

with respect to any Facility Agreement Amendments Documents, a document in a form and substance reasonably acceptable to the Company and the Majority Participating Lenders (or their legal advisers on their behalf) as confirmed in writing between them;

(b)

with respect to any Notes Amendments Documents that are expressly contemplated by the Agreed Steps Plan, a document in a form and substance reasonably acceptable to the Company and the Majority Core Noteholder Group (or, in the case of (i) the Company, the Company Counsel on its behalf or (ii) the Notes Ad Hoc Group as part of the Core Noteholder Group, the Notes Ad Hoc Group Counsel on its behalf), as confirmed in writing between them;

(c)

with respect to any New Money Document, a document in a form and substance reasonably acceptable to the Company and the Majority Backstop Providers (or their respective advisers on their behalf), as confirmed in writing between them; and

(d)

with respect to any Restructuring Document, or any other document, agreement, instrument, announcement, consent, notice or other written material, a form and substance which each of the Company, the Majority Core Noteholder Group (or, in the case of (i) the Company, the Company Counsel on its behalf or (ii) the Notes Ad Hoc Group as part of the Core Noteholder Group, the Notes Ad Hoc Group Counsel on its behalf) and the Majority Participating Lenders (or their legal or financial advisers on their behalf) have confirmed in writing is reasonably acceptable to them.

[Schedule – Lock-up Agreement]

5

Final form

“Agreed Steps Plan” means the Steps Plan, as agreed by the Company, the Majority Core Noteholder Group and the RCF SteerCo Group in accordance with Clause 3.1 (Implementation and Steps Plan) (as amended, updated, supplemented or modified from time to time in accordance with this Agreement).

“Agreement” has the meaning given to that term in the preamble.

“Ancillary Facility” has the meaning given to it in the Facility Agreement.

“Asset Disposition” means an “Asset Disposition” as defined in the Eurobond Indentures and/or the Facility Agreement (as at the date of this Agreement).

“Authorisation” includes an authorisation, consent, approval, resolution, licence, concession, franchise, permit, exemption, filing, notarisation or registration.

“Backstop Agreement” means the agreement, dated on or about the First Effective Date, setting out the terms of the backstop commitments provided by the Backstop Providers to backstop the entirety of the issuance of New Money Notes.

“Backstop Providers” means each person identified as such in a signature page to this Agreement, and (on and from the time of their accession), an Additional Backstop Provider.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

“Base Currency” means Euro.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, New York, Oslo and Stockholm.

“Cash Equivalents” means paragraphs (1) to (8) of the definition of “Cash Equivalents” as defined in the Facility Agreement (as at the date of this Agreement).

“Chapter 11” means chapter 11 of the Bankruptcy Code.

“Chapter 11 Case” means a case commenced pursuant to Chapter 11.

“Chapter 11 Documents” means a plan of reorganisation, and any related documents or agreements (including, but not limited to, any plan supplement).

“Clearing System” means Clearstream Banking SA, Euroclear Sweden AB or Euroclear Bank, SA/NV, as applicable.

“Co-Borrower” means Lock TopCo AS, a private limited liability company (aksjeselskap) registered under the laws of Norway with registration number 913 852 508.

“Company” means the person defined as such in the preamble to this Agreement.

“Company Advisers” means the Company Counsel and the Company Financial Adviser.

“Company Counsel” means Milbank LLP and its affiliates, Advokatfirman Vinge KB and its affiliates, and any successor legal adviser to the Company in connection with the Restructuring.

[Schedule – Lock-up Agreement]

6

Final form

“Company Financial Adviser” means any financial advisor to the Company, being as at the date hereof Houlihan Lokey EMEA, LLP and Houlihan Lokey UK Limited, and their respective affiliates.

“Company Lock-Up Period” means:

(a)	for the purposes of paragraphs (a)(i) and (a)(ix) of Clause 3.4 (Specific undertakings by the Company), the period commencing on and including the First Effective Date; and

(b)	for the purposes of paragraph (a)(viii) of Clause 3.4 (Specific undertakings by the Company), the period commencing on and including the Second Effective Date,

and ending on the Termination Date.

“Compromise Process” means any:

(a)	English scheme of arrangement under Part 26 or compromise or arrangement under Part 26A of the Companies Act 2006;

(b)	plan of reorganisation proposed in a Chapter 11 Case or Chapter 11 Cases, and/or

(c)	Swedish Company Reorganisation Process,

in each case which may be proposed by a member of the Group in accordance with the Agreed Steps Plan in order to implement the Restructuring (or any part of it) and shall be consistent with this Agreement (including the Restructuring Term Sheet) and the Agreed Steps Plan in all material respects (in each case, as those documents may be amended from time to time).

“Compromise Process Document” means any and all documents, agreements and instruments required to propose, implement and consummate any Compromise Process in accordance with the Restructuring Term Sheet and the Agreed Steps Plan, in each case in Agreed Form.

“Compromise Process Meeting” means (if any) any meeting of a class of creditors, or meeting of all creditors (as applicable) who will be affected by a Compromise Process to vote on the Compromise Process convened pursuant to, or in advance of, an order of the Court (and any adjournment of such meeting).

“Confidential Annexure” means, in relation to a Consenting Creditor, the confidential annexure to its signature page to this Agreement and/or any Noteholder / Lender Accession Letter (as applicable), or any digital form capturing substantially the same information (including via the Information Agent’s Website) in form and substance acceptable to the Company (acting reasonably).

“Consent Fee Deadline” means the Lock-Up Deadline, or such later date as may be agreed in writing by each of (i) the Company and (ii) the Majority Core Noteholder Group.

“Consent Fee Eligible Consenting Eurobond Noteholders” means a Consenting Noteholder holding Locked-Up Notes Debt comprising Eurobonds that is or becomes a Party to this Agreement as a Consenting Noteholder prior to the Consent Fee Deadline and remains a Consenting Creditor on and has not materially breached this Agreement (including, for the avoidance of doubt, Clause 6 (Transfers)) prior to, the Restructuring Effective Date.

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“Consent Fee Eligible Participating Lender” means: (i) each Original Participating Lender; and (ii) each Participating Lender (other than an Original Participating Lender) who becomes an Additional Participating Lender on or before the Lock-Up Deadline, and remains a Participating Lender and has not materially breached this Agreement (including, for the avoidance of doubt, Clause 6 (Transfers)) prior to, the Restructuring Effective Date.

“Consent Solicitation/Exchange Offer” means a consent solicitation and/or exchange offer to be made by the Company to some or all of the Noteholders, to implement the Restructuring (or any part of it) as described in the Restructuring Term Sheet and/or the Agreed Steps Plan.

“Consent Solicitation/Exchange Offer Documents” means any and all documents, agreements and instruments required to propose, implement and consummate a Consent Solicitation/Exchange Offer in relation to some or all of the Notes (other than the 2024 MTNs) in accordance with the Restructuring Term Sheet and the Agreed Steps Plan, in each case in Agreed Form, which the Parties anticipate will include:

(a)	one or more offering and consent solicitation memorandums relating to the Consent Solicitation/Exchange Offer; and

(b)	one or more trustee accession agreements relating to the Intercreditor Agreement.

“Consenting Creditor” means, notwithstanding that any such Consenting Creditor may be an Abstaining Creditor, a Consenting Noteholder or a Participating Lender, or any of them, as the context requires.

“Consenting MTN Noteholders” means a Consenting Noteholder holding Locked-Up Notes Debt comprising MTNs (other than 2024 MTNs) that is or becomes a Party to this Agreement as a Consenting Noteholder prior to the Early Bird Consent Fee Deadline and remains a Consenting Noteholder on, and has not materially breached this Agreement (including for the avoidance of doubt, Clause 6 (Transfers)), prior to, the Restructuring Effective Date.

“Consenting Noteholders” means (i) the Original Consenting Noteholders; (ii) any Noteholder which has become an Additional Consenting Noteholder in accordance with Clause 5.1 (Additional Consenting Noteholders and Participating Lenders); and (iii) any Noteholder which has become a Consenting Noteholder in accordance with Clause 6 (Transfers), in each case in respect of its Locked-Up Notes Debt unless, in each case, it has ceased to be a Consenting Noteholder in accordance with the terms of this Agreement.

“Control” means in relation to any person, the possession (directly or indirectly) of more than 50% of the voting rights, equity securities or equity interests in such person or the power to direct or cause the direction of the management and policies of such person (whether through a right to appoint or remove directors, ownership of securities, partnership interest or other ownership interests, by contract, or otherwise) and controls and controlled shall be construed accordingly.

“Core Noteholder Group” means the Notes Ad Hoc Group and each other Original Consenting Noteholder identified as a member of the Core Noteholder Group in its signature page to this Agreement.

“Court” means, as the context requires, the High Court of Justice of England and Wales, or the competent court of any other jurisdiction in which a Compromise Process is to be used.

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“Creditor Lock-Up Period” means the period commencing:

(a)	with respect to each Original Consenting Noteholder, on and including the First Effective Date;

(b)

with respect to each Additional Consenting Noteholder who acceded to this Agreement after the First Effective Date but prior to the Second Effective Date, on and including the date of its accession to the Lock-up Agreement (as amended from time to time);

(c)	with respect to each Original Participating Lender, on and including the Second Effective Date; and

(d)

with respect to each Additional Consenting Noteholder and each Additional Participating Lender who accedes to this Agreement after the Second Effective Date, on and including the date of its accession,

and ending on the Termination Date.

“Debt” means all Notes Debt and all Facility Agreement Debt.

“Deed of Release” means the deed (or deeds) of release to be entered into in connection with the Restructuring.

“Dispute” has the meaning given to that term in Clause 28(a) (Enforcement).

“Early Bird Consent Fee Deadline” means 11:59 pm (London time) on 27 August 2024 or such later date as may be agreed in writing by each of (i) the Company and (ii) the Majority Core Noteholder Group.

“Early Bird Eligible Consenting Eurobond Noteholder” means a Consenting Noteholder holding Locked-Up Notes Debt comprising Eurobonds that is or becomes a Party to this Agreement as a Consenting Noteholder prior to the Early Bird Consent Fee Deadline and remains a Consenting Noteholder on, and has not materially breached this Agreement (including, for the avoidance of doubt, Clause 6 (Transfers)) prior to, the Restructuring Effective Date.

“Early Bird Eurobond Consent Fee” means in respect of an Early Bird Eligible Consenting Eurobond Noteholder, an early bird consent fee equal to a further 0.5% of the aggregate principal amount of its Locked-Up Debt comprising Eurobonds as at the Early Bird Consent Fee Deadline and described in further detail in the Restructuring Term Sheet.

“Effective Date RCF Commitments” has the meaning given to it in the Restructuring Term Sheet.

“Enforcement Action” means:

(a)	the acceleration of any Debt or the making of any declaration that any Debt is prematurely due and payable;

(b)	the making of any declaration that any Debt is payable on demand;

(c)	the making of a demand in relation to any Debt;

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(d)

the making of any demand against any member of the Group in relation to any guarantees, indemnities or other assurance against loss that any member of the Group has provided in respect of any of the Debt;

(e)	the exercise of any right of set-off, account combination or payment netting against any member of the Group in respect of any Debt, save as required by law;

(f)	the taking of any action of any kind to recover or demand cash cover in respect of all or any part of the Debt, save as required by law;

(g)	the suing for, commencing or joining of any legal process against any member of the Group to recover any Debt;

(h)	the taking of any step to obtain recognition or enforcement of a judgment against any member of the Group in any jurisdiction in respect of any Debt;

(i)

the taking of any steps to obtain recognition or enforce or require the enforcement of any Transaction Security or other security interest (excluding any registrations or other steps in relation to the perfection of security interests that do not relate to any such enforcement) in respect of any Debt or the Group; or

(j)

the petitioning (or taking any formal corporate action to petition for), applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer in any jurisdiction) in relation to, the winding up, dissolution, administration or reorganisation of any member of the Group which owes any Debt, or has given any security, guarantee, indemnity or other assurance against loss in respect of any of the Debt, or any of such member of the Group’s assets or any suspension of payments or moratorium of any indebtedness of any such member of the Group, or any analogous procedure or step in any jurisdiction, provided that: (x) the taking of any action falling within paragraphs (a) to (j) of this definition that is necessary to preserve the validity, existence or priority of claims in respect of the Debt or any security interest in connection with the Debt, including the filing of any proof of claim, or the registration of any claim before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods, shall not constitute an Enforcement Action; and (y) the taking of any action falling within paragraphs (a) to (i) of this definition in respect of an Ancillary Facility, shall not constitute an Enforcement Action.

“Enhanced Majority MTN Consent Fee” means, in respect of a Participating MTN Holder, a consent fee in respect of each relevant MTN Issuance (other than 2024 MTNs) in which it holds Notes, equal to 0.25% of the aggregate principal amount of its Notes Debt in that MTN Issuance.

“Eurobond Consent Fee” means in respect of a Consent Fee Eligible Consenting Eurobond Noteholder, a consent fee equal to 0.5% of the aggregate principal amount of its Locked-Up Notes Debt comprising Eurobonds as at the Noteholder Record Date and described in further detail in the Restructuring Term Sheet.

“Eurobond Indentures” means:

(a)	the 2025 Eurobonds Indenture;

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(b)	the 2026 Eurobonds Indenture;

(c)	the 2027 Eurobonds Indenture; and

(d)	the 2028 Eurobonds Indenture.

“Eurobond Trustee” means Citibank, N.A., London Branch.

“Eurobonds” means:

(a)	the 4.875% senior notes issued by the Company due 2025, initially in the amount of €850 million, issued pursuant to the 2025 Eurobonds Indenture with ISINs XS2211136168 and XS2211137059;

(b)	the €800 million 3.500% senior notes issued by the Company due 2026, issued pursuant to the 2026 Eurobonds Indenture with ISINs XS2034925375 and XS2034928122;

(c)	the 3.000% senior notes issued by the Company due 2027, initially in the amount of €850 million, issued pursuant to the 2027 Eurobonds Indenture with ISINs XS2052216111 and XS2052216202;

(d)	the €450 million 9.250% senior notes issued by the Company due 2028, issued pursuant to the 2028 Eurobonds Indenture with ISINs XS2566292160 and XS2566291865; and

(e)	PPNs.

“Excluded Debt” means any Indebtedness (as defined in the Facility Agreement (as at the date of this Agreement)) of the Company or any other member of the Group other than Debt, including, but not limited to:

(a)	Hedging Liabilities (as defined under the Intercreditor Agreement); and

(b)

any products and services, and/or general banking facilities and arrangements provided by a Participating Lender to the Company or any other member of the Group, other than pursuant to the Facility Agreement.

“Facility Agreement” means the revolving facility agreement originally dated 6 December 2019 between, among others, the Company, the Co-Borrower, the Security Agent and Swedbank AB (Publ) as facility agent as amended, amended and restated, modified or supplemented from time to time, including by an amendment and restatement deed dated 7 December 2020.

“Facility Agreement Amendments Documents” means any and all documents (other than the Notes Amendment Documents, the New Money Documents and the Restructuring Documents) required to effect any amendment of the Facility Agreement in accordance with the Restructuring Term Sheet and the Agreed Steps Plan, in each case in Agreed Form, which the Parties anticipate will include, amongst other things:

(a)	the Facility Agreement, as amended, restated or replaced in connection with the Restructuring; and

(b)	the Intercreditor Agreement, as amended, restated or replaced in connection with the Restructuring.

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“Facility Agreement Debt” means all present and future moneys, debts and liabilities due, owing or incurred from time to time, by any member of the Group to any Lender under or in connection with any Senior Finance Document, and if applicable, any exposure under a Letter of Credit (as defined in the Facility Agreement) and any undrawn Commitments (as defined in the Facility Agreement), in each case, whether alone or jointly, jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise.

“Finance Documents” means the Senior Finance Documents and the Notes Indentures.

“First Effective Date” means 10 July 2024.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency of such body, or any court or arbitrator (public or private).

“Group” means the Company and each of its Subsidiaries from time to time.

“Holding Company” means, in relation to a company, corporation or partnership, any other company, corporation or partnership in respect of which it is a Subsidiary.

“Implementation Milestone 1 Date” means the first date on which the board of the Company (or any other member of the Group, or any other person at the direction of the Company, or any other member of the Group or its or their Representatives) resolves to Launch.

“Implementation Milestone 2 Date” means 29 November 2024.

“Implementation Milestone 1 Payment Deadline” means the date which is no later than five (5) Business Days following the Implementation Milestone 1 Date.

“Implementation Milestone 2 Payment Deadline” means 29 November 2024.

“Individual Holding” means, in relation to a Consenting Creditor, the amount of the Locked-Up Debt held by that Consenting Creditor as set out in its Confidential Annexure.

“Information Agent” has the meaning given to that term in the preamble to this Agreement.

“Information Agent’s Website” means the website (https://deals.is.kroll.com/intrum) maintained by the Information Agent in connection with the Restructuring, as notified to the Parties from time to time.

“Initial Parties” means each Party to this Agreement as at the First Effective Date.

“Intercreditor Agreement” means the intercreditor agreement originally dated 26 June 2017 between, amongst others, the Company and the Security Agent (as amended, supplemented and/or restated from time to time, including by amendment agreement dated 15 January 2020).

“Launch” means the date on which the Company (or another member of the Group, or a person at the direction of the Company or any other member of the Group or its or their Representatives) files an application with the relevant court to launch a Compromise Process (or analogous filing) or, in the case of an English scheme or restructuring plan, issues a practise statement letter in accordance with the practice statement issued on 26 June 2020 by the Chancellor of the High Court of Justice of England and Wales.

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“Legal Advisers” means the Notes Ad Hoc Group Counsel, the SteerCo Counsel and/or the Company Counsel, each as relevant.

“Lender” means a “Lender” under, and as defined in, the Facility Agreement.

“Lender Record Date” means such date and time as shall be agreed between the Company and the Majority Participating Lenders (each using their reasonable endeavours to ensure the date and time is agreed not less than ten (10) Business Days prior to such date and time).

“Lien” means a “Lien” under, and as defined in, the Facility Agreement (as at the date of this Agreement).

“Limitation Acts” means the applicable limitation law (including the Limitation Act 1980 and the Foreign Limitation Periods Act 1984).

“Lock-Up Deadline” means:

(a)	initially, 11:59pm (London time) on 16 September 2024;

(b)

such later date and time as may be extended in writing (whether pursuant to a single extension or multiple extensions) with the agreement of: (i) the Company and; (ii) the Majority Core Noteholder Group, provided that such date and time shall be no later than 11:59pm (London time) on 15 October 2024; and

(c)

for any date and time later than 11:59pm (London time) on 15 October 2024, such date and time as may be extended in writing (whether pursuant to a single extension or multiple extensions) with the agreement of: (i) the Company and; (ii) the Majority Core Noteholder Group; and (iii) the Majority Participating Lenders.

“Lock-Up Default” means any Default or Event of Default (as defined in the Finance Documents (as at the date of this Agreement)) or event (howsoever described) that would enable a Consenting Creditor to accelerate or otherwise demand repayment of any Locked-Up Debt (other than pursuant to an Ancillary Facility) as a result of the Company (or, where relevant, any other member of the Group):

(a)	entering into this Agreement, and complying with its terms;

(b)	negotiating the Restructuring Term Sheet or the Agreed Steps Plan;

(c)

in connection with repayment of the 2024 Eurobonds prior to the Second Effective Date, failing to comply with clause 25.9 of the Facility Agreement as a result of any failure to deliver a notice to the facility agent with respect to the Facility Agreement designating the 2025 Eurobonds as “Senior Pari Passu Notes Debt” for the purposes of the Facility Agreement; and/or

(d)	proposing, implementing and/or consummating the Restructuring, or any step required to implement or consummate the Restructuring, including entry into any Transaction Document.

“Locked-Up Debt” means Locked-Up Facility Agreement Debt and Locked-Up Notes Debt, or either of them, as the context requires.

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“Locked-Up Facility Agreement Debt” means, in relation to a Participating Lender, the amount of Facility Agreement Debt held by that Participating Lender from time to time, including:

(a)

the amount of Facility Agreement Debt stated in its Confidential Annexure plus any accrued and unpaid interest (including any default interest) thereon and the principal amounts of any other Facility Agreement Debt plus any accrued and unpaid interest (including any default interest) transferred to it after:

(i)	the Second Effective Date, in the case of an Original Participating Lender; and

(ii)	the date of its accession to this Agreement, in the case of an Additional Participating Lender;

(b)	all additional Facility Agreement Debt that has become locked-up pursuant to Clause 6.2 (Additional Debt) (to the extent not already reflected in its Confidential Annexure),

in each case to the extent not reduced or transferred by the Participating Lender under and in accordance with this Agreement.

“Locked-Up Notes Debt” means in relation to each Consenting Noteholder, the amount of Notes Debt held by that Consenting Noteholder from time to time, including:

(a)

the amount of Notes Debt stated in its Confidential Annexure plus any accrued and unpaid interest (including any default interest) thereon and the principal amounts of any other Notes Debt transferred to it after the First Effective Date, in each case excluding any Notes Debt held by it as a broker-dealer in its capacity as a Qualified Market-maker; and

(b)	all additional Notes Debt that has become locked-up pursuant to Clause 6.2 (Additional Debt) (to the extent not already reflected in its Confidential Annexure),

in each case to the extent not reduced or transferred by the Consenting Noteholder under and in accordance with this Agreement.

“Long-Stop Time” means:

(a)	11:59pm (London time) on 31 March 2025; or

(b)	if:

(i)	a Compromise Process has been Launched and remains ongoing as at 31 March 2025, 11:59pm (London time) on 31 May 2025;

(ii)

otherwise, such later date and time as may be extended in writing (whether pursuant to a single extension or multiple extensions) with the agreement of each of: (i) the Company and (ii) the Majority Consenting Creditors,

in any case, provided that, such date shall not be extended beyond 31 May 2025 without the prior written consent of all Consenting Creditors.

“Majority Backstop Providers” means the Backstop Providers whose commitments under the Backstop Agreement represent at least 50% by value of the aggregate commitments of all Backstop Providers under the Backstop Agreement.

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“Majority Consenting Creditors” means: (a) the Majority Consenting Noteholders; and (b) the Majority Participating Lenders.

“Majority Consenting Noteholders” means Consenting Noteholders whose Locked-Up Notes Debt (other than Locked-Up Notes Debt in respect of the 2024 MTNs) represents at least 50% by value of the aggregate Locked-Up Notes Debt (other than Locked-Up Notes Debt in respect of the 2024 MTNs) of all Consenting Noteholders at the relevant time.

“Majority Core Noteholder Group” means one or more members of the Core Noteholder Group whose principal amount outstanding of Locked-Up Notes Debt (other than Locked-Up Notes Debt in respect of the 2024 MTNs) represents more than 50% by value of the aggregate Locked-Up Notes Debt (other than Locked-Up Notes Debt in respect of the 2024 MTNs) of all members of the Core Noteholder Group at the relevant time.

“Majority Original Consenting Noteholders” means: (a) Original Consenting Noteholders whose Locked-Up Notes Debt (other than Locked-Up Notes Debt in respect of the 2024 MTNs) represents at least 50% by value of the aggregate Locked-Up Notes Debt (other than Locked-Up Notes Debt in respect of the 2024 MTNs) of all Original Consenting Noteholders at the relevant time; and (b) the Majority Core Noteholder Group.

“Majority Participating Lenders” means the Participating Lenders whose Locked-Up Facility Agreement Debt represents at least 66 2⁄3% by value of the aggregate Locked-Up Facility Agreement Debt of all Participating Lenders, at the relevant time.

“Material Adverse Effect” means an event or circumstance, occurring or arising after the First Effective Date which: (i) materially adversely affects the implementation of the Restructuring such that it is reasonably likely that the Restructuring is not capable of being implemented, including any failure by any Party to comply with its obligations under this Agreement; (ii) materially adversely affects the consolidated financial condition, assets or business of the Group, taken as a whole; or (iii) would constitute a “Material Adverse Effect” under sub-paragraph (c) of such definition in the Facility Agreement.

“Member State” means the term as used in the Prospectus Regulation.

“MidCo” has the meaning given to it in the Restructuring Term Sheet.

“MTN Agent” means any party formally designated to act on behalf of holders of MTNs as agent in accordance with the MTN Terms and Conditions.

“MTN Issuing Institution” means each of: (i) Swedbank AB (publ); (ii) Nordea Bank Abp; (iii) Skandinaviska Enskilda Banken AB (publ); (iv) Danske Bank A/S, Danmark, Sverige Filial; and (v) DNB Bank ASA, filial Sverige.

“MTN Terms and Conditions” means the terms and conditions relating to the MTNs.

“MTNs” means, together:

(a)	the 2024 MTNs;

(b)	the:

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(i)	SEK 1,100 million senior floating rate medium term notes due 2025, issued by the Company pursuant to terms and conditions dated 3 May 2023 with ISIN SE0013105533;

(ii)	SEK 400 million senior fixed rate medium-term notes due 2025, issued by the Company pursuant to the terms and conditions dated 3 May 2023 with ISIN SE0013105525; and

(iii)	SEK 1,250 million senior floating rate medium term notes due 2025, issued by the Company pursuant to notes terms and conditions dated 25 June 2018 with ISIN SE0013104080,

in each case pursuant to a notes programme issuance agreement between, among others, the Company and Swedbank AB as lead arranger, originally dated 10 February 2012 (in each case, as amended, amended and restated or supplemented from time to time); and

(c)

the SEK 1,000 million senior floating rate medium-term notes due 2026, issued by the Company pursuant to terms and conditions dated 25 June 2018 pursuant to a notes programme issuance agreement between, among others, the Company and Swedbank AB as lead arranger, originally dated 10 February 2012 (as amended, amended and restated or supplemented from time to time), with ISIN SE0013360435, and each of the notes referred to in paragraphs (a), (b)(i), (b)(ii), (b)(iii) and (c) above shall be referred to individually as an “MTN Issuance”.

“New Money Documents” means any and all documents (other than the Facility Agreement Amendment Documents, the Notes Amendment Documents and the Restructuring Documents), required to effect the issuance of the New Money Notes in accordance with the Restructuring Term Sheet and the Agreed Steps Plan, in each case in Agreed Form, which the Parties anticipate will include:

(a)	the New Money Notes Indenture;

(b)	the New Money Notes Purchase Agreement; and

(c)	the escrow agreement relating to the New Money Notes.

“New Money Notes” means the notes to be issued under and governed by the New Money Notes Indenture.

“New Money Notes Indenture” means the indenture to be entered into relating to the New Money Notes between, among others, the issuer of the New Money Notes, the guarantors party thereto, the trustee and the security agent.

“New Money Notes Purchase Agreement” means the note purchase agreement to be entered into between, among others, the issuer of the New Money Notes, the guarantors party thereto and each purchaser of New Money Notes party thereto.

“New Security Documents” means each document governing security to be granted in accordance with the Restructuring Term Sheet and the Agreed Steps Plan, in each case in Agreed Form.

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“Nominee” has the meaning given to that term in Clause 1.6 (Nominees).

“Non-Voting Debt” means, in relation to any Abstaining Creditor, the aggregate amount of Debt identified as such in the Confidential Annexure to the Noteholder / Lender Accession Letter executed by such Abstaining Creditor.

“Non-Voting Sub-Participation” means a sub-participation or any agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of the Facility Agreement Debt which is entered into on terms consistent with clause 27.6 (Sub-participations) of the Facility Agreement.

“Note Trustees” means the Eurobond Trustee, the PPN Trustee and the MTN Agent (if any).

“Noteholder” means a legal and/or beneficial owner of the ultimate economic interest in any Notes.

“Noteholder / Lender Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Noteholder / Lender Accession Letter), including (for the avoidance of doubt) any digital form capturing the same information via the Information Agent’s Website in form and substance acceptable to the Company (acting reasonably).

“Noteholder Record Date” means such date and time as shall be agreed between the Company and the Majority Core Noteholder Group (each using their reasonable endeavours to ensure the date and time is agreed not less than ten (10) Business Days prior to such date and time).

“Notes” means:

(a)	the Eurobonds;

(b)	the MTNs; and

(c)	the PPNs,

in each case which remain outstanding as at the date of this Agreement.

“Notes Ad Hoc Group” means the ad hoc group of Consenting Noteholders (or nominees, investment managers, investment advisers and/or sub-advisers of such Consenting Noteholders), as at the date of this Agreement comprising the institutions listed in Schedule 2 (The Notes Ad Hoc Group), and any person notified by any Notes Ad Hoc Group Adviser to the Company as having become a member of the Notes Ad Hoc Group (with the consent of each member of the Notes Ad Hoc Group), unless and until, in each case, any such institution has notified the Company (or any Notes Ad Hoc Group Adviser has notified the Company) that such institution has ceased to be a member of the Notes Ad Hoc Group.

“Notes Ad Hoc Group Advisers” means together the Notes Ad Hoc Group Counsel and the Notes Ad Hoc Group Financial Advisers.

“Notes Ad Hoc Group Counsel” means Latham & Watkins (London) LLP, Latham & Watkins LLP and Advokatfirmaet Schjødt AS, filial and/or any of their respective affiliates, and/or any of their respective affiliated partnerships as legal counsel to the Notes Ad Hoc Group.

“Notes Ad Hoc Group Financial Advisers” means PJT Partners (UK) Limited or any successor financial advisor to the Notes Ad Hoc Group.

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“Notes Amendments Documents” means any and all documents, agreements and instruments (other than the Facility Agreement Amendment Documents, the New Money Documents and the Restructuring Documents) required to propose, implement and consummate the exchange and/or amendment of some or all of the Notes (other than the 2024 MTNs) in accordance with the Restructuring Term Sheet and the Agreed Steps Plan, in each case in Agreed Form.

“Notes Debt” means all present and future moneys, debts and liabilities due, owing or incurred from time to time by any member of the Group to any Noteholder under or in connection with the Notes (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

“Notes Indentures” means the Eurobond Indentures, the MTN Terms and Conditions and the 2025 PPN Indenture.

“Notice Register” has the meaning given to that term in Clause 20.4(a) (Notice Register).

“Notified Locked-Up Debt” means, in respect of a Consenting Noteholder or Participating Lender, the amount of Debt it has notified the Information Agent that it holds in its Confidential Annexure (including any updated Confidential Annexure) and any Transfer Certificate.

“Obligor” means each entity whose name is listed in Part A of Schedule 1 (The Parties).

“Officer” means the CEO, the CFO or the Chairman of the Company.

“Original Consenting Noteholders” means each Noteholder identified as such in its signature page to this Agreement.

“Participating Lender” means (i) the Original Participating Lenders; (ii) any Lender which has become an Additional Participating Lender in accordance with Clause 5.1 (Additional Consenting Noteholders and Participating Lenders); and (iii) any Lender which has become a Participating Lender in accordance with Clause 6 (Transfers), in each case in respect of its Locked-Up Debt unless, in each case, it has ceased to be a Participating Lender in accordance with the terms of this Agreement, and in each case, solely in their capacity as holders of Facility Agreement Debt.

“Participating MTN Holder” means a holder of MTNs (other than any holder which holds 2024 MTNs only).

“Party” means a party to this Agreement.

“Permitted Asset Disposition” means:

(a)	any sales, dispositions or transfers of any assets conducted by the Company or any member of the Group in connection with ordinary-course takeout strategies (other than any non-recurring block sales);

(b)

any synthetic sales, dispositions or transfers of any assets (including any total-return swaps) conducted by the Company or any member of the Group in connection with any joint venture or partnership, in each case provided such transaction would be permitted in accordance with Annex 4 to the Restructuring Term Sheet; or

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(c)	any forced sales, disposition or transfers of assets in connection with any contractual drag-along obligations of any member of the Group.

“Permitted Collateral Lien” means a “Permitted Collateral Lien” as defined in the Facility Agreement (as at the date of this Agreement).

“Permitted Lien” means:

(a)

paragraphs (1) to (9), (11), (12), (13), (16) (in respect of the SSTL Refinancing Permission only), (15), (18) to (20), (21) (provided that such Lien is granted only in respect of Indebtedness permitted under Clause 3.4(a)(v)(E) of this Agreement), (23), (24), (30), (33) (to the extent related to a Permitted Asset Disposition), and (34) (with respect only to any Liens (as defined in the Facility Agreement (as at the date of this Agreement)) that exist as at the Second Effective Date, and which would otherwise fall within the scope of this paragraph (a)) of the definition of “Permitted Liens” of the Facility Agreement (as at the date of this Agreement); and

(b)

any extension, renewal or replacement, in whole or in part, of any Lien described in paragraph (a) above; provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets.

“PPN Trustee” means Citibank, N.A., London Branch.

“PPNs” means the €75 million 3.000% senior private placement notes due 2025, issued by the Company pursuant to the 2025 PPN Indenture and with ISIN XS2093168115.

“Pre-Existing Lien” means any Lien that was created or incurred by the Company or a member of the Group on or prior to the date of this Agreement.

“Proof of Holdings” means a screenshot from a Consenting Noteholder’s internal software, a statement from a Consenting Noteholder’s custodian, trustee, issuing institution, prime broker, or similar party, or the Participating Lender’s agent (as the case may be), confirming all or part of that Consenting Creditor’s holding of Debt, or such other evidence of the relevant Consenting Creditor’s holding of Debt, in each case in form and substance satisfactory to the Information Agent (acting reasonably). For the avoidance of doubt, any Consenting Noteholder which holds its Debt as a participant in the relevant Clearing System may provide its own Proof of Holdings.

“Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

“Qualified Market-maker” means an entity that:

(a)

holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers, and sell to customers, some or all Notes Debt (or enter with customers into long and short positions in respect of some or all Notes Debt, in its capacity as a dealer or market-maker in some or all Notes Debt); and

(b)	is, in fact, regularly in the business of making a two-way market in some or all Notes Debt.

“RCF Fees” means the RCF Forbearance Fee, the RCF Closing Fee and the RCF Lock-Up Fee.

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“RCF Forbearance Fee” means, in respect of a Consent Fee Eligible Participating Lender, a consent fee equal to 0.50% of its RCF Commitments as at the Implementation Milestone Date, subject to the occurrence of the Implementation Milestone Date.

“RCF Lock-Up Fee” means, in respect of a Consent Fee Eligible Participating Lender, a consent fee equal to 0.50% of its RCF Commitments as at the Lender Record Date, subject to the occurrence of the Restructuring Effective Date.

“RCF Closing Fee” means, in respect of a Consent Fee Eligible Participating Lender, a consent fee equal to 0.50% of its RCF Commitments as at the Lender Record Date, subject to the occurrence of the Restructuring Effective Date.

“RCF SteerCo Group” means each Lender that is a member of the “Steering Committee” from time to time, as that term is defined in the Steering Committee Appointment Letter (comprising, as at the Second Effective Date, the entities listed in Part B (RCF SteerCo Group) of Schedule 1 (The Parties), provided each such Lender is a Party).

“Related Fund” means in relation to an entity, fund, vehicle account, investment manager, investment adviser or identified business unit (the “First Fund”): (a) an entity, fund, vehicle account or identified business unit which is (i) managed or advised by the First Fund or the same investment manager or investment adviser as the First Fund or (ii) if it is managed by a different entity, fund, vehicle account, investment manager, investment adviser or identified business unit, a fund whose entity, fund, vehicle account, investment manager, investment adviser or identified business unit is an Affiliate of the entity, fund, vehicle account, investment manager, investment adviser or identified business unit of the First Fund; or (b) the investment manager or investment adviser of the First Fund.

“Reorganisation” has the meaning given to that term in the Restructuring Term Sheet.

“Repo Arrangement” means any repurchase arrangement or securities lending arrangement entered into by an Original Consenting Noteholder in the ordinary course of its business as at the First Effective Date or, in the case of an Additional Consenting Noteholder, as at the date of its accession to this Agreement, in each case under which any Notes Debt (other than in respect of the 2024 MTNs) is sold, pledged or otherwise disposed of for security purposes.

“Representatives” means, with respect to the Company or any other member of the Group, all members of its board of managers (or similar or equivalent body) and/or non-statutory advisory board and, in each case, its and their respective officers, consultants, employees, and advisors, and with respect to any other Party, its Affiliates and Related Funds and its and their respective directors, officers, partners, members, employees, consultants, advisors (including accountants and auditors, financial and legal advisors and investment advisors), branches, controlled co-investment vehicles, agents (including any asset manager or servicer acting on behalf of such Party), general partners and investment funds and accounts managed or advised by them (and their directors, officers, partners, members, advisors, general partners and employees) and/or its investment managers or investment advisors.

“Reservations” means:

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(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any relevant jurisdiction.

“Restricted Debt” means any Notes Debt (other than in respect of the 2024 MTNs) of a Consenting Noteholder that is subject to a third-party managed Repo Arrangement.

“Restructuring” means the restructuring of certain of the financial indebtedness of the Group as contemplated by this Agreement, the Restructuring Term Sheet and the Agreed Steps Plan.

“Restructuring Documents” means the Agreed Form documents, agreements and instruments necessary to implement or consummate the Restructuring, which shall be referred to in more detail in the Agreed Steps Plan and which the Parties anticipate will include:

(a)	the Intercreditor Agreement, as amended, restated or replaced;

(b)	each New Security Document;

(c)	if the Restructuring (or any part of it) is to be implemented by way of Consent Solicitation/Exchange Offer, the Consent Solicitation/Exchange Offer Documents;

(d)

if the Restructuring (or any part of it) is to be implemented by way of a Compromise Process, the Compromise Process Documents (including, where implemented by way of a Chapter 11, the Chapter 11 Documents);

(e)	the Deed of Release; and

(f)

any and all other documents, agreements, court filings and instruments necessary or reasonably desirable to implement or consummate the Restructuring, including instructions to the applicable Note Trustee, MTN Issuing Institution and/or Security Agent, declarations, consents and waivers and this Agreement and its schedules.

“Restructuring Effective Date” means the date on which the last of the Transaction Documents has become effective in accordance with its terms and all conditions to completion or effectiveness thereunder have been satisfied (or waived) with the effect that the Restructuring has been implemented in full.

“Restructuring Term Sheet” means the term sheet for the Restructuring set out in Schedule 4 (Restructuring Term Sheet) (as amended, updated, supplemented or modified from time to time in accordance with this Agreement).

“Second Effective Date” means the “Effective Date” under, and as defined in, the Amendment and Restatement Agreement.

“Security Agent” means the “Security Agent” under, and as defined in, the Intercreditor Agreement.

“Senior Finance Documents” has the meaning given to it in the Facility Agreement.

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“Senior Secured Term Loan” means the €100 million term loan facility made available to the Company by Piraeus Bank S.A., Frankfurt Branch, pursuant to a term facility agreement dated 10 November 2023.

“Simple Majority MTN Consent Fee” means, in respect of a Participating MTN Holder in respect of each relevant MTN Issuance (other than 2024 MTNs) in which it holds Notes, a fee equal to 0.75% of the aggregate principal amount of its Notes Debt in that MTN Issuance.

“SteerCo Advisers” means SteerCo Counsel and SteerCo Financial Advisers.

“SteerCo Counsel” means Clifford Chance LLP (and its affiliated and associated firms) and Roschier Advokatbyrå AB.

“SteerCo Financial Advisers” means N.M. Rothschild & Sons Limited and Alvarez & Marsal Nordics AB.

“Steering Committee Appointment Letter” means the steering committee appointment letter dated 29 May 2024 between, among others, the Company and the original steering committee members named therein.

“Steps Plan” means the implementation steps plan for the Restructuring to be agreed by the Company, the Majority Core Noteholder Group and the RCF SteerCo Group in accordance with Clause 3.1 (Implementation and Steps Plan) (as amended, updated, supplemented or modified from time to time in accordance with this Agreement).

“Sub-Participation Letter” means a letter substantially in the form prescribed in Schedule 7 (Form of Sub-Participation Letter) to this Agreement.

“Subsidiary” means any person in relation to which another person has Control.

“Surviving Provisions” means each of the following provisions of this Agreement:

(a)	Clause 1 (Definitions and Interpretation);

(b)	Clause 2 (Effectiveness of this Agreement);

(c)	Clause 11 (Confidentiality);

(d)	Clause 13 (Information relating to Locked-up Debt);

(e)	Clause 15 (Consenting Noteholders and Notes Ad Hoc Group, Participating Lenders and RCF SteerCo Group);

(f)	Clause 16 (Notes Ad Hoc Group Counsel);

(g)	Clause 18 (Separate Rights);

(h)	Clause 20 (Notices);

(i)	Clause 22 (Remedies and Waivers);

(j)	Clause 23 (Reservation of Rights);

(k)	Clause 27 (Governing Law); and

(l)	Clause 28 (Enforcement).

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“Swedish Company Reorganisation Process” means a Swedish Company Reorganisation Process (Sw. företagsrekonstruktion) under the Swedish Company Reorganisation Act (Sw. lag (2022:964) om företagsrekonstruktion).

“Termination Date” means the date on which this Agreement is terminated pursuant to and in accordance with Clause 8.1 (Automatic termination), 8.2 (Termination by Agreement) or 8.3 (Voluntary Termination).

“Total Assets” means “Total Assets” as defined in the Facility Agreement (as at the date of this Agreement).

“Transaction Documents” means: (i) the Restructuring Documents; (ii) the Facility Agreement Amendments Documents; (iii) the Notes Amendments Documents; and (iv) the New Money Documents.

“Transaction Security” has the meaning given to that term in the Intercreditor Agreement.

“Transfer” means the assignment, novation, sub-participation (other than via a Non-Voting Sub-Participation), encumbering, creating a trust over or otherwise disposing of (or acquiring) in any manner whatsoever of any interest in the Debt.

“Transfer Certificate” means written confirmation issued by one Consenting Noteholder to another, or one Participating Lender to another of the principal amount of Locked-Up Debt transferred between them to the Company and the Information Agent at the time of the confirmation, substantially in the form of Schedule 6 (Form of Transfer Certificate).

1.2	Construction

Unless it is clear from the context, any reference in this Agreement to:

(a)	this Agreement includes all of its schedules, appendices, exhibits and other attachments;

(b)

an agreement, deed or other document is a reference to the agreement, deed or other document as amended and an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and as amended will be construed accordingly;

(c)

a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(d)

the “Notes Ad Hoc Group” includes, where the context requires, each member of the Notes Ad Hoc Group, the “Core Noteholder Group” includes, where the context requires, each member of the “Core Noteholder Group” and the “RCF SteerCo Group” includes, where the context requires, each member of the RCF SteerCo Group;

(e)	a currency is a reference to the lawful currency for the time being of the relevant country;

(f)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

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(g)	“include” or “including” shall mean include or including without limitation;

(h)

a “process” includes any litigation/arbitration proceeding commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body, court or any arbitrator or arbitration panel or other process of law;

(i)

to the extent recognised pursuant to the applicable law, a reference to a communication, notice, amendment, waiver or other document being “in writing” shall include being by email and a reference to such communication, notice, amendment, waiver or other document being given “by” a Party shall include being given on behalf of that Party;

(j)	the singular includes the plural (and vice versa);

(k)

a Clause, a Sub-clause, or a Schedule is a reference to a clause or sub-clause of, or a schedule to, this Agreement. Clause, Sub-clause and Schedule headings are for ease of reference only and are to be given no effect in the construction or interpretation of this Agreement;

(l)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(m)	a time of day is a reference to the time in London, United Kingdom;

(n)

an Abstaining Creditor being prohibited from taking any steps, or giving any instructions, shall be subject to the reasonable determination of the relevant Abstaining Creditor that is so prohibited, acting in good faith;

(o)

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month except that if there is no numerically corresponding day in that month, the period will end on the last day in that month;

(p)

a term as defined in the “Eurobond Indentures and/or the Facility Agreement” shall be taken to refer respectively to that term as defined in: (i) the Eurobond Indentures (with respect to any Party in its capacity as a Consenting Noteholder); (ii) the Facility Agreement (with respect to any Party in its capacity as a Participating Lender); and/or (iii) the Eurobond Indentures and the Facility Agreement (with respect to the Company); and

(q)

a term as defined in the “Eurobond Indentures (as at the date of this Agreement)” or the “Facility Agreement (as at the date of this Agreement)” or the “Eurobond Indentures and the Facility Agreement (as at the date of this Agreement)” shall mean such term as defined as at the First Effective Date; and

(r)

a term as defined in the “Eurobond Indentures” or the “Facility Agreement” or the “Eurobond Indentures and the Facility Agreement” but omitting the words “as at the date of this Agreement” shall mean such term as defined in the Eurobond Indentures and/or the Facility Agreement as at the relevant time.

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1.3	Third-party rights

Other than:

(a)	paragraph (a)(iii) of Clause 3.1 (Implementation and Steps Plan), which may be relied upon by the Notes Ad Hoc Group Advisers, the Company Advisers and the SteerCo Advisers;

(b)	paragraphs (c)(viii) and (j) of Clause 3.4 (Specific Undertakings by the Company) which may be relied upon by the Notes Ad Hoc Group Advisers;

(c)	paragraph (k) of Clause 3.4 (Specific Undertakings by the Company) and paragraph (b) of Clause 15.3 (No agency), which may be relied upon by the SteerCo Advisers; and

(d)	Clause 16 (Notes Ad Hoc Group Counsel), which may be relied upon by the Notes Ad Hoc Group Counsel;

unless expressly provided for in this Agreement, a person (other than any member of the Group) who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement. Subject to Clause 16 (Notes Ad Hoc Group Counsel), this Agreement may be terminated, and any term of this Agreement may be amended or waived, without the consent of any person who is not a Party.

1.4	Execution by Consenting Creditors

(a)

Notwithstanding any other terms of this Agreement, where a Consenting Creditor enters into or accedes to this Agreement through an identified business unit in respect of the Notes Debt and/or Facility Agreement Debt beneficially owned in such capacity (as specified in the Confidential Annexure to its signature page to this Agreement or its Noteholder / Lender Accession Letter), or a Nominee receives any of its entitlements or rights and obligations pursuant to the Restructuring through an identified business unit, the terms of this Agreement shall apply only to that identified business unit and not to any other business unit within that legal entity which has not signed or acceded to this Agreement (in accordance with the terms of this Agreement) separately in respect of any Notes Debt or Facility Agreement Debt or other instrument which it beneficially owns and, therefore, that Consenting Creditor shall not be required to procure compliance with this Agreement on behalf of such other business unit within that legal entity.

(b)

The Company may (in its discretion) accept a Confidential Annexure which is defective in any respect. The Company may make any such acceptance conditional on such further assurances or undertakings as the Company may require with respect to the cure of any such defect. The Company shall promptly notify the Information Agent of any decision to accept a defective Confidential Annexure, and of the terms of any such further assurances or undertakings.

(c)

Each Participating Lender and each Consenting Noteholder (as applicable) is entering into this Agreement only in respect of the Debt which it holds (other than any Debt held by it in its capacity as a Qualified Market-maker) and not in any other capacity or in respect of any other debt or other instrument.

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1.5	Currencies

For the purposes of determining:

(a)	the percentage of Notes Debt or Facility Agreement Debt held by the Consenting Noteholders or Participating Lenders (as applicable); or

(b)

the Consenting Noteholders and Participating Lenders who constitute the Majority Consenting Creditors, the Notes Ad Hoc Group, the Core Noteholder Group, the Majority Core Noteholder Group, the Majority Backstop Providers, the Majority Participating Lenders, or the Majority Original Consenting Noteholders (as applicable), the amount of all Notes Debt or Facility Agreement Debt not denominated in the Base Currency shall be deemed to be converted into the Base Currency at a publicly available spot rate of exchange selected by the Company in consultation with its Advisers (acting reasonably) at or about 11:00am on the First Effective Date. The Information Agent shall promptly and upon reasonable request provide any such calculation to the Company, the Company Advisers, the SteerCo Advisers and/or the Notes Ad Hoc Group Advisers or the Consenting Creditors (as the case may be), with such redactions as may be required with respect to the identities and holdings of the Consenting Creditors.

1.6	Nominees

Notwithstanding any other provision of this Agreement, the Restructuring Term Sheet, the Backstop Agreement or the Agreed Steps Plan, each Consenting Creditor, and for the purposes of the Backstop Agreement, each Backstop Provider, may nominate or designate any of: (i) its Affiliates, Related Funds, branches and/or controlled co-investment vehicles and/or (ii) any other related person approved by the Company (acting reasonably and in good faith) (each a “Nominee”) to receive any of its entitlements or rights and obligations pursuant to the Restructuring to the fullest extent permitted by applicable law provided that such Consenting Creditor (or Backstop Provider, as the case may be) still remains and shall remain liable and responsible for the performance of all obligations assumed by any such person on its behalf and non-performance by any such person of any obligations of a Consenting Creditor shall not relieve such Consenting Creditor from its obligations under this Agreement.

1.7	Repo Arrangements and Restricted Debt

(a)

(a) Subject to the Company’s prior written consent (such consent not to be unreasonably withheld), which shall be irrevocable once given and may be provided by email, nothing in this Agreement shall require any Consenting Noteholder to take any action in respect of Locked-Up Debt subject to any Repo Arrangement (other than Restricted Debt) already existing at the date of this Agreement (or, (i) in the case of an Initial Party, as at the First Effective Date, or (ii) in the case of an Additional Consenting Noteholder, existing at the date of its accession to this Agreement) provided that: (A) promptly following the date of this Agreement (or, in the case of an Initial Party, the First Effective Date, or in the case of an Additional Consenting Noteholder, the date of its accession to this Agreement), that Party has requested the Locked-Up Debt subject to that Repo Arrangement be returned by the counterparty of the Repo Arrangement as soon as possible; and (B) that Party takes commercially reasonable steps promptly following the date of this Agreement (or the First Effective Date, or the date of its accession to this Agreement, as applicable) to recover such Locked-Up Debt as soon as possible. This paragraph shall not apply to any Locked-Up Debt that is subject to that Repo Arrangement that has been returned to, or recovered by, the Consenting Noteholder on and from such time that such Locked-Up Debt is returned or recovered.

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(b)

Subject to the Company’s prior written consent (such consent not to be unreasonably withheld), which shall be irrevocable once given and may be provided by email, nothing in this Agreement shall require any Consenting Noteholder to take any action in respect of Locked-Up Debt that is Restricted Debt, provided that, promptly following this Agreement being made publicly available by the Company in accordance with Clause 12 (Publicity) (or, in the case of an Additional Consenting Noteholder, the date of its accession to this Agreement, if later) that Party takes commercially reasonable steps with a view to the recovery of the Restricted Debt as soon as possible. This paragraph shall not apply to any Restricted Debt that has been returned to, or recovered by, the Consenting Noteholder on and from such time that such Restricted Debt is returned or recovered.

(c)

The representations in paragraphs (e), (f), (g) and (j) of Clause 10.1 (Representations) shall not apply in respect of (i) any Locked-Up Debt subject to any Repo Arrangement already existing at the First Effective Date (or, in the case of an Additional Consenting Noteholder, existing at the date of its accession to this Agreement), or (ii) any Restricted Debt, in each case, unless (and until) such Locked-Up Debt subject to a Repo Arrangement or Restricted Debt has been transferred or returned to a Consenting Creditor.

1.8	Repayment of 2024 MTNs

Notwithstanding any other provision of this Agreement, on and from such time that the 2024 MTNs are repaid at their maturity, each Consenting Noteholder holding 2024 MTNs shall cease to have any rights or obligations under this Agreement in respect of the 2024 MTNs.

2.	EFFECTIVENESS OF THIS AGREEMENT

2.1

The provisions of this Agreement became effective and binding on: (i) each of the Initial Parties on the First Effective Date; and (ii) each Additional Consenting Noteholder who acceded to this Agreement prior to the Second Effective Date on the date of its accession, and, for the avoidance of doubt, shall continue to apply to each such Party on and from the Second Effective Date, on the terms set out herein.

2.2	The provisions of this Agreement shall become effective and binding on each of the Original Participating Lenders on the Second Effective Date.

2.3

This Agreement shall become binding on an Additional Consenting Noteholder or Additional Participating Lender which accedes to, or becomes party to, this Agreement, on and from such time that the Additional Consenting Noteholder or Participating Lender (as applicable) delivers a duly executed Noteholder / Lender Accession Letter to the Information Agent (with a copy to the Company and the Company Advisers).

3.	SUPPORTING AND IMPLEMENTING THE RESTRUCTURING

3.1	Implementation and Steps Plan

(a)	The Company, the Core Noteholder Group and the RCF SteerCo Group shall (and where necessary, the Company shall procure that each member of the Group will), acting reasonably:

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(i)

at the Company’s cost, enter into negotiations in good faith and use reasonable endeavours to agree the Agreed Steps Plan for the implementation and consummation of the Restructuring as soon as reasonably practicable following the Second Effective Date, having regard to ongoing commercial due diligence and regulatory, tax and legal structuring considerations;

(ii)

at the Company’s cost, provide such information and cooperation as is reasonably required to facilitate the preparation of a final tax structuring paper for the implementation and consummation of the Restructuring as soon as reasonably practicable following the finalisation of the Agreed Steps Plan; and

(iii)

ensure that the applicable Transaction Documents shall provide as a condition to their effectiveness that all reasonably incurred, documented and invoiced and outstanding fees, costs and expenses of the Company Advisers, Notes Ad Hoc Group Advisers and SteerCo Advisers have been or will be paid by the Group on or prior to completion of the Restructuring in each case in accordance with such advisers’ fee letters, fee terms and/or engagement letters entered into with the Company and certain other members of the Group (the “Adviser Fee Letters”).

3.2	General Undertakings to Support the Restructuring

(a)

Subject to Clause 7 (Limitations), each Party shall (and the Company shall use all reasonable endeavours to procure that each member of the Group shall, to the extent applicable) promptly take all actions (within its power) which it is required to take as contemplated in the Restructuring Term Sheet and Agreed Steps Plan or which are necessary or reasonably desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring as soon as reasonably practicable, provided that such action is consistent in all material respects with this Agreement, the Restructuring Term Sheet and the Agreed Steps Plan taken as a whole, including (in each case, if and to the extent applicable to the relevant Party):

(i)

in respect of a Consenting Creditor, if so requested by the Company, confirming that it fully supports the Restructuring, in a form agreed between the Company and the Party whose support is requested, for any purpose necessary or reasonably desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring (or otherwise as agreed between the Company and the Party whose support is requested to be confirmed);

(ii)

executing and/or delivering, within any reasonably requested time period, all Transaction Documents and all instructions, proxies, directions, consents, notices and other similar things which are in Agreed Form and which are necessary or reasonably desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring;

(iii)

on a timely basis, preparing and filing for any legal process or proceedings, and supporting petitions or applications to (and, where applicable, instructing their Legal Advisers to support such petition or applications on its behalf before) any court, to support, facilitate, implement, consummate or otherwise give effect to the Restructuring;

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(iv)

providing all information (unless such information is subject to an obligation of confidentiality owed to a third party, in which case the relevant Party shall use reasonable endeavours to procure the consent of the beneficiary of that obligation of confidentiality to allow such disclosure to be made) and, in respect of a Consenting Creditor, upon reasonable request from the Company;

(v)

to the extent it is legally entitled to do so, voting (or instructing its proxy or causing the relevant person to vote, to the extent it is legally entitled to cause that person to vote) and exercising any powers or rights available to it (including in any board, shareholders’ or creditors’ meeting or in any process requiring voting or approval, or, if applicable, solicitation of acceptances of a proposed plan of reorganisation under Chapter 11) in each case irrevocably and unconditionally in favour of:

(A)

any matter requiring approval under the Notes Indentures, the Facility Agreement, the Intercreditor Agreement, and otherwise in connection with or in relation to the Restructuring, including providing any consent or instruction to the applicable Note Trustee, MTN Issuing Institution, the Security Agent and/or the Information Agent, provided that this sub-paragraph (A) shall not require the Consenting Creditors to forbear from taking any action in respect of a Default or an Event of Default (as such terms are defined in a Notes Indenture or the Facility Agreement) other than: (x) as expressly set out in this Agreement; or (y) a Lock-Up Default;

(B)

the initiation of as well as any and all intermediate actions as part of any Compromise Process (including with respect to the relevant Compromise Process Documents contemplated thereby) and/or any other analogous process in any applicable jurisdiction used to propose, implement and consummate all or any part of the Restructuring;

(C)

in respect of the Group only, the filing of any case to support an application to the courts of any jurisdiction seeking recognition of foreign proceedings by any member of the Group (including supporting any request for recognition of any Compromise Process and/or any other analogous process in any applicable jurisdiction which the Company may initiate, in its discretion) in such jurisdiction, and any petitions, motions, applications, orders, agreements or other documents filed by the Group in such foreign proceedings; and

(D)

in the case of the Company, any matter requiring shareholder or board approval and (to the extent applicable), holding all relevant shareholder meetings and board meetings and voting affirmatively on all shareholder and board resolutions;

provided that, with respect to a Compromise Process pursuant to Chapter 11, (i) such vote to accept a proposed plan of reorganisation shall be deemed immediately revoked and void ab initio upon termination of this Agreement in accordance with the terms hereof before the consummation of such plan of reorganisation; and (ii) a condition precedent to effectiveness of the plan of reorganisation shall be that this Agreement shall remain in full force and effect, all conditions shall have been satisfied or waived thereunder, and there shall be no breach thereunder that, after the expiration of any applicable notice or any cure period, would give rise to a right to terminate this Agreement;

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(vi)

in respect of a Consenting Noteholder, to the extent any of its Locked-Up Notes Debt is held in the name of a nominee, giving such instructions and directions as may be necessary, if any, to that nominee in order for that Consenting Noteholder to comply with its obligations under this Agreement;

(vii)

not objecting to, opposing, challenging or withholding support for any petitions, motions, applications, orders, agreements or other documents filed by any member of the Group in any Compromise Process (or any foreign proceedings in connection with a Compromise Process); and

(viii)

not voting, or allowing any proxy or relevant person appointed by such Party to vote, in favour of any scheme of arrangement or compromise or arrangement under Part 26A of the Companies Act 2006, any plan or sale process under Chapter 11, the Swedish Company Reorganisation Act (Sw. lag (2022:964) om företagsrekonstruktion), liquidation application, or compromise or any restructuring plan, insolvency proceedings, amendment, waiver, consent or other proposal or process or proceeding analogous to any of the foregoing in any jurisdiction that would:

(A)	be inconsistent with, or otherwise delay, impede, frustrate or prevent the implementation of, the Restructuring; or

(B)	breach or be inconsistent with any term of this Agreement, the Agreed Steps Plan, the Restructuring Term Sheet or the Transaction Documents (as applicable),

in each case, within any reasonably requested timeframe and as necessary or desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring.

(b)	Subject to Clause 7 (Limitations), no Party shall (and the Company shall procure that no member of the Group, nor its or any member of the Group’s respective Representatives shall):

(i)

take, encourage, assist or support (or procure that any other person takes, encourages, assists or supports) directly or indirectly any action (or omission) that would, or could reasonably be expected to, breach or be inconsistent with this Agreement, the Agreed Steps Plan, the Restructuring Term Sheet or the Transaction Documents, taken as a whole, or frustrate, delay, impede, be inconsistent with or prevent the Restructuring;

(ii)

challenge or object, or encourage or support any challenge or objection, to any term of any scheme of arrangement, consent solicitation, plan of reorganisation under Chapter 11, exchange offer, arrangement, reconstruction, any Compromise Process, other restructuring procedure, process, amendment, waiver, consent, other proposal or step proposed to support, facilitate, implement, consummate or otherwise give effect to all or any part of the Restructuring (and each Abstaining Creditor shall abstain from voting on, and shall not vote or allow any proxy appointed by it to vote against, any Compromise Process or the relevant Compromise Process Documents contemplated thereby) in each case insofar as the same is consistent in all material respects with this Agreement (including the Restructuring Term Sheet) and the Agreed Steps Plan; or

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(iii)

invite, negotiate, encourage, assist, support, vote, or allow any proxy appointed by it to vote, in favour of, or procure or agree or commit to any alternative extension, refinance, restructuring, recapitalisation, uptiering, or dropdown transaction or any restructuring or other procedure in relation to the Notes or the Facility Agreement, or the provision of alternative financing or refinancing to any member of the Group, except:

(A)	as expressly contemplated by the Restructuring Term Sheet; or

(B)	in the case of any refinancing of the Senior Secured Term Loan, if such financing is:

(1)	in the ordinary course of business;

(2)	permitted by the Finance Documents;

(3)	for a principal amount not exceeding the outstanding principal amount of the Senior Secured Term Loan; and

(4)	incurred by the Company or, to the extent it has been incorporated as at that time, HoldCo (as that term is defined in the Restructuring Term Sheet),

and then only if the all-in yield (inclusive of margin, any interest rate floor, and all market participation, original issue discount based on a three-year convention), arrangement fees or similar fees of such refinancing indebtedness (other than, for the avoidance of doubt, fees owing to underwriting banks, legal counsel and other expenses in connection with such refinancing) does not exceed 9.5% per annum (the “SSTL Refinancing Permission”), and then only if the incoming lender(s) undertake to enter into the amended Intercreditor Agreement and to take such other steps as may be required to effect the Restructuring.

(c)

Nothing in paragraphs (a)(i) to (a)(vii) of this Clause 3.2 (General Undertakings to Support the Restructuring), shall require any Abstaining Creditor to take any steps, or give any instructions, that such Abstaining Creditor would be prohibited to take, or give, provided that such Abstaining Creditor is prohibited from doing so as a result of restrictions expressly set out in, or contemplated by, its fund, constitutional or governance documents.

(d)

Each of the Company, the Core Noteholder Group, the RCF SteerCo Group and the Backstop Providers (as applicable) (including, subject to paragraph (c) of Clause 6.5 (Abstaining Creditors), each Abstaining Creditor) agree to negotiate in good faith with one another with a view to ensuring each Transaction Document is in Agreed Form in accordance with paragraph (a) of Clause 3.3 (Negotiation of Transaction Documents).

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(e)

The Company, the Core Noteholder Group and the RCF SteerCo Group each agree to negotiate with one another in good faith with a view to agreeing the Compromise Process(es), if any, to be used to effect the Restructuring with a view to:

(i)	minimising any material disruption to the business of the Group arising from, or in relation to, such Compromise Process(es) (taking the interests of Consenting Creditors into account); and

(ii)	implementing and consummating the Restructuring successfully in accordance with the Restructuring Term Sheet:

(A)	taking into account the level of Locked-Up Debt (other than Locked-Up Notes Debt in respect of the 2024 MTNs) of Consenting Creditors; and

(B)	prioritising speed of implementation and minimisation of cost,

and the Agreed Steps Plan shall (only with the consent of the Majority Core Noteholder Group and the RCF SteerCo Group) be amended and/or prepared accordingly.

3.3	Negotiation of Transaction Documents

(a)

The Company (or the Company Advisers on its behalf), shall negotiate with the Backstop Providers, the RCF SteerCo Group, and the Core Noteholder Group (including, subject to paragraph (c) of Clause 6.5 (Abstaining Creditors), any Abstaining Creditors), in good faith (and the Company shall be required to provide drafts of each of the documents below to each of the persons listed above, and provide each of the persons listed above an adequate opportunity to review and comment on such documents) and use reasonable endeavours to agree the forms of:

(i)	the Facility Agreement Amendments Documents with RCF SteerCo Group (or the SteerCo Advisers, on their behalf);

(ii)	the Notes Amendments Documents with the Majority Core Noteholder Group (or, in the case of the Notes Ad Hoc Group as part of the Core Noteholder Group, the Notes Ad Hoc Group Counsel on its behalf);

(iii)	the New Money Documents, with the Backstop Providers (or their advisers on their behalf); and

(iv)

the Restructuring Documents with the RCF SteerCo Group (or the SteerCo Advisers, on their behalf) and the Majority Core Noteholder Group (and, in the case of the Notes Ad Hoc Group as part of the Core Noteholder Group, the Notes Ad Hoc Group Counsel, as applicable, on their behalf), in each case in a form consistent in all material respects with the Restructuring Term Sheet and the Agreed Steps Plan with a view to implementing and consummating the Restructuring as soon as reasonably practicable, and, in any event, by no later than the Long-Stop Time.

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(b)	Upon confirmation from the Company Counsel and:

(i)	the RCF SteerCo Group (or the SteerCo Counsel, on their behalf) that the Facility Agreement Amendments Documents are in Agreed Form;

(ii)

the Majority Core Noteholder Group (or, in the case of the Notes Ad Hoc Group as part of the Core Noteholder Group, the Notes Ad Hoc Group Counsel on their behalf) that the Notes Amendments Documents are in Agreed Form;

(iii)	the Majority Backstop Providers (or their advisers on their behalf) that the New Money Documents are in Agreed Form; and

(iv)

the Majority Core Noteholder Group (or, in the case of the Notes Ad Hoc Group as part of the Core Noteholder Group, the Notes Ad Hoc Group Counsel on their behalf) and the RCF SteerCo Group (or the SteerCo Counsel, on their behalf) that the Restructuring Documents are in Agreed Form, each of the Parties (including, subject to paragraph (c) of Clause 6.5 (Abstaining Creditors), each Abstaining Creditor) shall execute each Transaction Document to which it is a party and deliver such executed Transaction Document (if applicable, via its own legal counsel) in accordance with the Agreed Steps Plan.

(c)

No Party shall be obliged to execute a Transaction Document, or (in the case of a Consenting Creditor) support, provide a written direction (including giving relevant instructions to the applicable Note Trustee, MTN Issuing Institution or the Security Agent) and/or vote for any process that includes any provision or brings into effect any document or take any action set out in this Clause 3.3 (Negotiation of Transaction Documents) which is not (i) in all material respects consistent with the Restructuring Term Sheet and the Agreed Steps Plan, and (ii) in Agreed Form.

(d)

Subject to Clause 6.5 (Abstaining Creditors), nothing in this Clause 3.3 (Negotiation of Transaction Documents) shall require any Abstaining Creditor to take any steps, or give any instructions, that such Abstaining Creditor would be prohibited to take, or give, provided that such Abstaining Creditor is prohibited from doing so as a result of restrictions contained in its fund, constitutional or governance documents.

3.4	Specific Undertakings by the Company

(a)

Subject to Clause 7 (Limitations), the Company shall not, and the Company shall procure that each other member of the Group and its or any member of the Group’s respective Representatives, shall not take any action, consent to the taking of any action, omit to take any action, or exercise any rights it may have to instruct, approve or agree to take any action, the effect of which will result in (or is reasonably likely to result in) the Company, or any other member of the Group:

(i)	assigning or transferring, or declaring or creating any trust over, any rights, title, interest or benefits in respect of this Agreement or any other Transaction Document;

(ii)	changing its debt or equity capital structure for the duration of the Company Lock-Up Period, including:

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(A)	the repurchase, redemption or repayment of any Eurobonds or MTNs, other than the 2024 MTNs;

(B)	amending the terms of any existing Indebtedness that would have the effect of:

(1)	accelerating, or otherwise bringing forward, the date of any scheduled principal or interest payments of such Indebtedness; or

(2)	increasing the pricing of such Indebtedness,

including by agreeing to any amendment that would have the same economic effect as the foregoing including, but not limited to, by way of payment of a fee to the applicable creditor; and

(C)	the repayment of any Debt (other than scheduled principal repayments under the Facility Agreement),

but excluding:

(D)	scheduled payments with respect to the Facility Agreement Debt or Notes Debt; and

(E)	any other payment/repayment of any Debt as expressly contemplated by this Agreement and/or the Agreed Steps Plan;

(iii)

paying any fee or inducement to any creditor holding any Debt, under or in connection with the Restructuring, except as expressly contemplated under this Agreement, including under clause 3.2(b)(iii)(B) of this Agreement;

(iv)	increasing its authorised share capital, or taking any steps with a view to issuing any share in, or, any option, warrant or other right in respect of, its share capital;

(v)

creating, incurring, refinancing, assuming or suffering to exist any Indebtedness (as defined in the Eurobond Indentures and/or the Facility Agreement (as at the date of this Agreement)) or Subordinated Shareholder Funding (as defined in the Eurobond Indentures and/or the Facility Agreement (as at the date of this Agreement)), other than:

(A)

as described in paragraphs (4) and (5) of the definition of Indebtedness in the Eurobond Indentures and the Facility Agreement (as at the date of this Agreement), provided the aggregate amount of all such Indebtedness (calculated across the Group as a whole), shall not exceed €75,000,000 (or its equivalent in another currency);

(B)

in the ordinary course of the Group’s trading and in accordance with the terms of the Finance Documents, provided the aggregate amount of all such Indebtedness (calculated across the Group as a whole) during the term of this Agreement (whether or not secured or guaranteed) shall not exceed €10,000,000 (or its equivalent in another currency);

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(C)

obligations pursuant to any Currency Agreements and Interest Rate Agreements (each as defined in the Eurobonds Indentures and/or the Facility Agreement (as at the date of this Agreement)) of the Group existing as at the date of this Agreement;

(D)	any indebtedness incurred pursuant to the SSTL Refinancing Permission; and

(E)

pursuant to any local lines of credit or working capital facilities (where permitted by the terms of the Finance Documents), provided that the aggregate amount of all such Indebtedness (calculated across the Group as a whole) shall not exceed €20,000,000 (or its equivalent in another currency);

(vi)

(A)

declaring or paying or making any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) to any person who is not a member of the Group;

(B)	repaying or distributing any dividend or share premium reserve to any person who is not a member of the Group;

(C)	paying any interest, fees, charges or principal on any shareholder loan or loan notes owed to a person who is not a member of the Group;

(D)	redeeming, repurchasing, defeasing, retiring or repaying any of its share capital or resolving to do so to any person who is not a member of the Group;

(E)	redeeming, repurchasing, defeasing or repaying any shareholder loan or loan notes to any person who is not a member of the Group; or

(F)

paying any management, advisory or other fee to or to the order of any Investors (as defined in the Facility Agreement (as at the date of this Agreement)), other than in connection with IT or operational agreements entered into on market terms prior to the Second Effective Date, and any amendment, amendment and restatement, variation, extension or replacement of such arrangements, that are entered into by the Company or the relevant member of the Group after the Second Effective Date (x) in the ordinary course of the Company, or that member of the Group’s, business, (y) on third party market terms and (z) that are on substantially the same economic terms as the agreement which is being amended, restated, varied, extended or replaced, in each case, other than to any shareholder in a Group entity which is a partnership or joint venture (provided such dividend or distribution is pro-rata to such shareholder’s shareholding in the relevant company, or otherwise is not inconsistent with the relevant partnership, shareholders or joint venture agreement, as the case may be), or to any holder of profit participating notes;

[Schedule – Lock-up Agreement]

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(vii)

designating any member of the Group as an Unrestricted Subsidiary (as defined in the Eurobond Indentures and/or the Facility Agreement (as at the date of this Agreement)) or the making of any payment or the transfer of any rights, assets or undertakings to any Unrestricted Subsidiary (as defined in the Eurobond Indentures and/or the Facility Agreement (as at the date of this Agreement));

(viii)	making any Asset Disposition (other than a Permitted Asset Disposition), unless:

(A)

the total value of all Asset Dispositions made by the Group during the Company Lock-Up Period that relate or are otherwise attributable to the Group’s operations in (x) the Czech Republic, Hungary and Slovakia (the “Non-Core Jurisdictions”) does not exceed (and will not, after completion of the proposed Asset Disposition, exceed) €50 million in aggregate and (y) in all jurisdictions other than a Non-Core Jurisdiction does not exceed (and will not, after completion of the proposed Asset Disposition, exceed) 1.5 per cent. of Total Assets in aggregate;

(B)

the Company or the member of the Group, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by an Officer or the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(C)

in any such Asset Disposition, or series of related Asset Dispositions, at least 75% of the consideration from such Asset Disposition received by the Company or member of the Group, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments (as defined in the Facility Agreement (as at the date of this Agreement)); and

(D)	for the duration of the Company Lock-Up Period, the Group does not apply the proceeds of any Asset Dispositions in repayment of any Notes Debt;

(ix)

(A)	making any Portfolio Acquisition (as defined in the Restructuring Term Sheet), unless the Loan to Cost (as defined in the Restructuring Term Sheet) of such Portfolio Acquisition is less than 60%; or

(B)	acquiring any Acquired Business (as defined in the Restructuring Term Sheet) (a “Business Acquisition”), unless the Acquired Business has a consolidated total net leverage ratio of less than 2.0x,

provided that the total value of all Portfolio Acquisitions and Business Acquisitions entered into by the Group during the Company Lock-Up Period shall not exceed €225 million in aggregate;

(x)	any Qualified Receivables Financing (as defined in the Eurobond Indentures and/or the Facility Agreement (as at the date of this Agreement));

(xi)

any non-ordinary course winding-up or dissolution, or administration of any member of the Group or any proposed arrangement (including any scheme of arrangement, restructuring plan, Chapter 11 Case or analogous process in any jurisdiction) with any creditor of any member of the Group, other than:

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(A)	where occurring in agreement with the Majority Core Noteholder Group and the Majority Participating Lenders; and

(B)	when conducted expressly in accordance with this Agreement or the Agreed Steps Plan;

(xii)

creating, incurring or suffering to exist any Lien (as defined in the Facility Agreement (as at the date of this Agreement)) upon any of its property or assets whether owned on the First Effective Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness, other than:

(A)	any Pre-Existing Liens;

(B)	any Permitted Liens; or

(C)	with the Majority Participating Lenders’ consent, any Permitted Collateral Lien;

(xiii)

making any Investment (as defined in the Facility Agreement (as at the date of this Agreement)) in any Leveraged Minority Co-Investment Vehicles, Non-Leveraged Minority Co-Investment Vehicles or Majority Co-Investment Vehicles (each as defined in Annex 4 of the Restructuring Term Sheet), unless such Investment would, based on calculations prepared by the Company (acting reasonably and in good faith), be permitted in accordance with Annex 4 of the Restructuring Term Sheet, as certified by an Officer or the Board of Directors of the Company in a certificate provided to the Consenting Creditors as at the date of the Investment;

(xiv)

taking any action which would breach or be inconsistent with the Restructuring or this Agreement or otherwise hinder, frustrate, prevent or delay the completion of the Restructuring in accordance with this Agreement, the Restructuring Term Sheet or the Agreed Steps Plan; or

(xv)

prior to the Restructuring Effective Date, making any amendments to those elements of the Group Treasury Policy that relate to hedging of the Group Treasury Policy (as defined in the Intercreditor Principles annexure to the Restructuring Term Sheet), other than with the consent of the RCF SteerCo Group (such consent not to be unreasonably withheld or delayed), in each case, other than: (x) as expressly contemplated by this Agreement (including the Agreed Steps Plan); (y) transactions between Restricted Subsidiaries (as defined in the Eurobond Indentures and the Facility Agreement (as at the date of this Agreement)), (other than with respect to sub-paragraph (vii) above), and then only if and to the extent permitted by the Eurobond Indentures and the Facility Agreement; or (z) with the prior written consent of the Majority Core Noteholder Group and the Majority Participating Lenders.

(b)

The Company shall (and shall procure that each member of the Group shall) continue to operate the Group and its business in the ordinary course consistent with past practice and use reasonable endeavours to mitigate any negative impact of the Restructuring on the business of the Group.

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(c)	The Company shall:

(i)	implement the Restructuring in accordance with this Agreement, the Restructuring Term Sheet and the Agreed Steps Plan including:

(A)	convening all meetings of its creditors which are required to consider any resolutions and/or decisions in relation to the Restructuring;

(B)	convening all meetings of directors which are required to consider any resolutions and/or decisions in relation to the Restructuring; and

(C)

making all securities and other filings and announcements and publishing all documents and making all submissions required in connection with the matters contemplated by this Agreement as and when necessary to effect the Restructuring and/or comply with all applicable laws;

(ii)	complete the Reorganisation by the earlier of the Long-Stop Time and the Restructuring Effective Date and, in particular, will:

(A)

promptly prepare, or procure that the relevant member of the Group promptly prepares, all regulatory approval, notification and licence applications and third party consent requests that are required or reasonably desirable to implement the Reorganisation;

(B)

file, and procure that each member of the Group that is required to file a notice or application for regulatory or third party approval or consent prior to completion of the Reorganisation files all regulatory approval, notification and licence applications and third party consent requests that are required or reasonably desirable to implement the Reorganisation immediately after they have been prepared;

(C)	use all reasonable endeavours to promptly progress any regulatory application or third party request for consent filed in connection with the Reorganisation;

(D)

without prejudice to paragraph (iii) of this Clause 3.4, promptly provide the RCF SteerCo Group and the Notes Ad Hoc Group (and the Notes Ad Hoc Group Advisers and the SteerCo Advisers) with updates on the implementation of the Reorganisation upon reasonable request by the RCF SteerCo Group or the Notes Ad Hoc Group (or the Notes Ad Hoc Group Advisers or the SteerCo Advisers);

(E)

promptly take, and procure that each member of the Group promptly takes, all steps to implement the Reorganisation (or part thereof), in accordance with the Reorg Steps Plan (as defined in the Restructuring Term Sheet) as soon as each relevant regulatory approval or licence is received (and in any event on or before the Restructuring Effective Date);

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in each case, unless to do so would be materially detrimental to the Group due to tax or regulatory reasons;

(iii)	transfer each of the following Subsidiaries of the Company to MidCo in connection with the Reorg Steps Plan prior to the Restructuring Effective Date:

(A)	Intrum UK Limited;

(B)	Capquest Debt Recovery Limited;

(C)	Mars Capital Finance Limited;

(D)	Intrum Hellas A.E.D.A.D.P;

(E)	Intrum Zrt;

(F)	Intrum TFI SA; and

(G)	Revalue SpA,

in each case, unless to do so would have a materially detrimental effect on the Group due to tax or regulatory reasons, and subject to obtaining any necessary regulatory and third-party consents (which the Group shall use reasonable endeavours to obtain);

(iv)

keep the Notes Ad Hoc Group Advisers and the SteerCo Advisers regularly informed in relation to the status and progress of the Restructuring and the Reorganisation, including progress in relation to obtaining any necessary or desirable consents or Authorisations, and any consents from or dealings with any material creditor or other third party;

(v)

provide, and shall procure that each other member of the Group provides, the Notes Ad Hoc Group Advisers and the SteerCo Advisers with all information in respect of, and access to, the business of the Group (including for the avoidance of doubt, forward-looking information of any nature, and information regarding the financial condition and operations of the Group, but excluding any information identified by the Company (in its sole discretion, acting reasonably) as sensitive information prepared in connection with any quarterly financial reporting of the Company or the Group) reasonably requested by any of them to complete any due diligence in relation to the Restructuring, to the satisfaction of the Notes Ad Hoc Group Advisers and the SteerCo Advisers (as applicable) at such times as the Notes Ad Hoc Group Advisers and/or the RCF SteerCo Group on behalf of the Majority Participating Lenders may reasonably request, and within a reasonable timeframe;

(vi)

provide the Notes Ad Hoc Group Advisers and the SteerCo Advisers a reasonable opportunity, at least two (2) days in advance of when the Company intends to file such documents (and if not reasonably practicable, then as soon as reasonably practicable prior to filing) unless the Company determines (acting reasonably, and having due regard to the Consenting Creditors’ expectation that all Compromise Process Documents shall be reviewed by the Notes Ad Hoc Group Advisers and the SteerCo Advisers) that this is not possible due to reasons of urgency or necessity

[Schedule – Lock-up Agreement]

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only, to review draft copies of all Compromise Process Documents prior to filing thereof, including, but not limited to, all material motions or pleadings in a Chapter 11 Case, any drafts or proposed amended versions of the Compromise Process Documents, and any Chapter 11 “first day pleadings” and provide a reasonable opportunity prior to filing thereof to counsel to any Consenting Creditors materially affected by such filing to review draft copies of other documents that the Obligors intend to file with the Court, as applicable;

(vii)

procure, or provide such assistance as may reasonably be required by the Majority Core Noteholder Group or the Majority Participating Lenders for the purpose of procuring receipt of any Authorisation or clearance from a Governmental Body required in connection with the Restructuring;

(viii)

promptly procure, or provide such assistance as may reasonably be required by the Notes Ad Hoc Group Advisers for the purpose of outreach to and bookbuilding of the group of Consenting Noteholders, provided that such bookbuilding and outreach may only be conducted by the Notes Ad Hoc Group Advisers for the sole purpose of increasing support for the Restructuring;

(ix)	continue to comply with all its obligations under the Finance Documents (save where such compliance would be expressly inconsistent with the terms of this Agreement or the Agreed Steps Plan); and

(x)

promptly inform the Notes Ad Hoc Group Advisers and the SteerCo Advisers of any notices, correspondence received from or details of any action threatened by any creditor of the Group (including the exercise of, or threat to exercise any rights by Noteholders and/or holders of any Facility Agreement Debt), except that the Company shall be under no such obligation where such notice, correspondence, or action threatened:

(A)	could not reasonably be expected to have an adverse impact on the implementation or consummation of the Restructuring; or

(B)

is received from a creditor or creditors of a member of the Group where the aggregate amount of indebtedness owed by members of the Group pursuant to any agreement in respect of which such creditor or creditors are a party is less than €5,000,000 (or its equivalent in another currency).

(d)

For the duration of the Company Lock-Up Period, the Company shall not, and the Company shall procure that each other member of the Group and its or any member of the Group’s respective Representatives, shall not amend any, or all of, the Notes Indentures or any associated documents, without the consent of the Majority Participating Lenders (such consent not to be unreasonably withheld or delayed).

(e)

The Company shall not, and the Company shall procure that each other member of the Group and its or any member of the Group’s respective Representatives, shall not amend, or agree to amend clause 41 (Governing law) or clause 42 (Enforcement) of the Facility Agreement unless:

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(i)

Participating Lenders whose Commitments (under, and as defined in, the Facility Agreement) aggregate at least 75 per cent. of the Total Commitments (under, and as defined in, the Facility Agreement) agree to such amendment; or

(ii)	the Company confirms for the benefit of each Participating Lender that:

(A)

the Company intends to commence the solicitation of votes for a plan of reorganisation pursuant to a Chapter 11 Case (“Plan of Reorganisation”) not later than 5 Business Days after the date on which the Company provides such confirmation to each of the Participating Lenders;

(B)

the Plan of Reorganisation will be proposed in accordance with the Agreed Steps Plan and consistent in all material respects with this Agreement (including the Restructuring Term Sheet) and the Agreed Steps Plan; and

(C)

66 2⁄3 per cent. in amount of claims and more than one-half in number of holders thereof in each class of the creditors of interest holders who will be entitled to vote for Plan of Reorganisation have agreed to vote to accept such Plan of Reorganisation as described in paragraph (ii)(B) of Clause 3.4(e) above, in which case, the Company may enter into an agreement that provides, conditional upon such plan of reorganisation becoming effective, for the amendment of clause 41 (Governing law) and clause 42 (Enforcement) of the Facility Agreement (on terms satisfactory to the Majority Participating Lenders), such that the Facility Agreement shall be governed by the laws of New York State but construed in accordance with English law.

(f)	Paragraphs (a) to (e) of this Clause 3.4 shall not prevent the Company or any member of the Group from taking any action that:

(i)

is expressly contemplated by this Agreement (including the Restructuring Term Sheet) and, in the case of any action taken pursuant to paragraph (d) of this Clause 3.4, only if the amendment to a Notes Indenture or associated document is on terms that are in form and substance satisfactory to the Majority Participating Lenders (acting reasonably);

(ii)	the Majority Core Noteholder Group, the RCF SteerCo Group and the Company agree is necessary or reasonably desirable to implement or consummate the Restructuring; or

(iii)	is required to be taken to comply with applicable law or regulation.

(g)

The Company shall notify the Notes Ad Hoc Group Advisers and the SteerCo Advisers if it, or any other member of the Group, receives notice from: (x) a regulator or counterparty to any material Authorisation, that it intends to terminate, or has terminated, such Authorisation; or (y) a counterparty to a joint venture, that it intends to terminate, or has terminated, such joint venture.

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(h)

The Company shall use commercially reasonable efforts to provide (and procure that each other member of the Group provides) within a reasonable timeframe from any request customary information and documents necessary as may be reasonably required by a Consenting Creditor in order to comply with the relevant provisions relating to money laundering and / or “know your customer” regulation (including any anti-money laundering rules and regulations, including the USA Patriot Act).

(i)	The Company shall notify the Consenting Creditors, the Notes Ad Hoc Group Advisers and the SteerCo Advisers as soon as reasonably practicable if:

(i)

it becomes aware of any petition, application, vote, filing or other material Enforcement Action in respect of the Company or an Obligor, or any other enforcement action in respect of financial indebtedness of the Group or any member thereof in excess of €5,000,000 (or its equivalent in another currency);

(ii)	it receives any notice from any regulator, which (in the reasonable opinion of the Company) has or is reasonably likely to have a Material Adverse Effect; or

(iii)

it becomes aware of the details of any new material litigation, arbitration or administrative proceedings commenced against an Obligor after the First Effective Date which has or is reasonably likely to have a Material Adverse Effect.

(j)	The Company shall pay (or procure payment of) all reasonable, documented fees, costs and expenses of the Notes Ad Hoc Group Advisers in connection with the Restructuring:

(i)	that were invoiced no later than two (2) Business Days prior to the date of this Agreement, by no later than the date of this Agreement; and

(ii)	that were invoiced following the issuance of any invoice referred to in paragraph (i) above, on the earlier of:

(A)	such date or dates as provided in accordance with the terms of the Adviser Fee Letters; and

(B)	termination of this Agreement.

(k)	The Company shall pay (or procure payment of) all reasonable, documented fees, costs and expenses of the SteerCo Advisers in connection with the Restructuring on the earlier of:

(i)	such date or dates as provided in accordance with the terms of the Adviser Fee Letters; and

(ii)	termination of this Agreement; and

(l)

For the duration of the Company Lock-up Period only, the Company shall comply with each of the covenants set out in Schedule 18 (Covenants) of the Facility Agreement and any incurrence-based permissions tied to “grower” components (including those based on, tied to or expressed as a percentage of Fixed Charge Coverage Ratio, Total Assets, ERC, Net Cash Proceeds, Consolidated Net Income, Consolidated Leverage Ratio or Consolidated Secured Leverage Ratio) (each as defined in the Facility Agreement) will be switched off. For the avoidance of doubt, any incurrence-based permissions tied to “fixed amount” components will not be switched off. For the avoidance of doubt, this undertaking shall not exclude the Company from exercising the permissions set forth in this Clause 3.4.

[Schedule – Lock-up Agreement]

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(m)

The Company shall not (and shall procure that no other member of the Group, and no other person at the direction of the Company shall) Launch unless and until the RCF Forbearance Fee has been paid in full to each Consent Fee Eligible Participating Lender in accordance with Clauses 4.2 and 4.3 (Consent Fees).

3.5	Specific Undertakings and Forbearance by the Consenting Creditors

(a)	Subject to Clauses 7 (Limitations) and 23 (Reservation of Rights), each Consenting Noteholder and Participating Lender shall:

(i)

on or before the First Effective Date (in the case of an Original Consenting Noteholder), on or before the Second Effective Date (in the case of an Original Participating Lender) or on the date of its Noteholder / Lender Accession Letter (in the case of an Additional Consenting Noteholder or Additional Participating Lender), deliver a Confidential Annexure stating the amount of its Locked-Up Debt;

(ii)

provide to the Information Agent promptly, and in any event no later than three (3) Business Days following receipt of a request from the Information Agent, an updated Confidential Annexure stating the amount of its Locked-Up Debt;

(iii)

provide to the Information Agent no later than three (3) Business Days prior to the date on which Locked-Up Debt is to be voted in accordance with the Restructuring and the Agreed Steps Plan (provided that such Consenting Noteholder has reasonable notice of that date), a schedule specifying any Locked-Up Debt that is subject to Repo Arrangements and/or is Restricted Debt;

(iv)

if the Consenting Creditor enters into any Transfer of any Locked-Up Debt promptly following the date of the relevant Transfer, provide to the Information Agent a duly completed and signed Transfer Certificate (and an updated Confidential Annexure), as confirmation of any increase or decrease in the amount of its Debt;

(v)

as soon as reasonably practicable following provision of or any update to its Confidential Annexure in accordance with the foregoing paragraphs (i) through (iv), or, upon request from the Company or the Information Agent, supply to the Information Agent one or more Proofs of Holdings confirming the amount of its Locked-Up Debt. The Information Agent shall be entitled (but shall not be required) to disregard any Confidential Annexure which is not supported by Proofs of Holdings, or to request that further Proof of Holdings be provided; and

(vi)

if required by the Majority Core Noteholder Group (in the case of a Consenting Noteholder) or Majority Participating Lenders (in the case of a Participating Lender), including subject to paragraph (c) of Clause 6.5 (Abstaining Creditors), any Abstaining Creditor, execute any agreement, document, letter or similar to confirm its support for the Restructuring or any forbearance agreement, standstill agreement or similar in relation to any of its rights under a Notes Indenture or the Facility Agreement.

[Schedule – Lock-up Agreement]

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(b)	Subject to Clauses 7 (Limitations), 8 (Termination) and 23 (Reservation of Rights), each Consenting Noteholder and each Participating Lender agrees during the Creditor Lock-Up Period not to:

(i)	take any Enforcement Action;

(ii)	direct, encourage, assist or support (or procure that any other person directs, encourages, assists or supports) any other person to take any Enforcement Action; or

(iii)	vote (or instruct its proxy or other relevant person to vote) in favour of any Enforcement Action,

except (x) as required by the Transaction Documents, the Restructuring Term Sheet or the Agreed Steps Plan or (y) with the consent of the Company, the Majority Core Noteholder Group and the Majority Participating Lenders, to the extent necessary or reasonably desirable to implement or consummate all or any part of the Restructuring.

(c)

Subject to Clauses 7 (Limitations), 8 (Termination) and 23 (Reservation of Rights), each Consenting Noteholder and each Participating Lender agrees during the Creditor Lock-Up Period not to enter into any voting arrangement, co-operation agreement or similar agreement with any person which relates to a restructuring of any financial indebtedness of the Group on terms that are inconsistent with the Restructuring.

(d)

Subject to Clauses 7 (Limitations), 8 (Termination) and 23 (Reservation of Rights), each Consenting Noteholder and Participating Lender agrees to forbear from exercising any rights or remedies under any Notes Indenture or the Senior Finance Documents against any Obligor it may have as a result of any Lock-Up Default existing at the First Effective Date or arising during the term of this Agreement.

(e)

Subject to Clause 6.5 (Abstaining Creditors), nothing in Clause 3.5(a)(vi) (Specific Undertakings and Forbearance by the Consenting Creditors) shall require any Abstaining Creditor to take any steps, or give any instructions, to confirm its support for the Restructuring that such Abstaining Creditor may be prohibited from taking or giving as a result of restrictions contained in its fund, constitutional or governance documents.

3.6	Notification of Impediments and Breaches

(a)

Each Party shall promptly notify the Company, the Notes Ad Hoc Group Advisers and the SteerCo Advisers of any matter or circumstance that it knows will be, or could reasonably be expected to be, a material impediment to the implementation or consummation of the Restructuring.

(b)	Each Party shall promptly notify the Company, the Notes Ad Hoc Group Advisers and the SteerCo Advisers of:

(i)	any representation or statement made or deemed to be made by it under this Agreement that is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; and

(ii)	any breach by it of any undertaking given, or obligation assumed by it under this Agreement together with reasonable details of the related circumstances.

[Schedule – Lock-up Agreement]

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(c)

The Company shall promptly notify the Notes Ad Hoc Group Advisers and the SteerCo Advisers of any matter, event or circumstance within its knowledge which (with the expiry of any grace period, the giving of any notice or any combination of the foregoing) will result in a termination right arising in favour of the Majority Participating Lenders or the Majority Core Noteholder Group under Clauses 8.3(c)(i) or 8.3(c)(ii).

(d)

Each Party may, but shall be under no obligation to, disclose any information supplied to it by another Party pursuant to this Clause 3.6 (Notification of Impediments and Breaches) to any other Party and/or any Legal Adviser of any other Party.

3.7	Submission to the relevant Court

By executing this Agreement and notwithstanding any term to the contrary in any Notes Indenture or any Senior Finance Document, each Party shall acknowledge (and the Company shall ensure that each member of the Group shall acknowledge) and submit to the jurisdiction of the relevant Courts in respect of and for the purposes of any Compromise Process.

4.	CONSENT FEES

4.1	The Company shall pay or procure payment of:

(a)	the Early Bird Eurobond Consent Fee to each Early Bird Eligible Consenting Eurobond Noteholder;

(b)	the Eurobond Consent Fee to each Consent Fee Eligible Consenting Eurobond Noteholder;

(c)

the Simple Majority MTN Consent Fee to each Participating MTN Holder in respect of each MTN Issuance (other than the 2024 MTNs) in which it holds Notes, provided: (i) the Locked-Up Notes Debt of Consenting Noteholders represents at least 50% by value of the aggregate principal amount outstanding of Notes Debt under the relevant MTN Issuance by no later than the Consent Fee Deadline; and (ii) the relevant quorum requirements are met and that Participating MTN Holders holding at least a simple majority in aggregate principal amount of Participating MTN Holders present and voting in that MTN Issuance (i.e. >50%) vote in favour of any matter requiring a vote in accordance with the Agreed Steps Plan that is subject to a simple majority consent threshold under the relevant MTN Terms and Conditions; and/or

(d)

the Enhanced Majority MTN Consent Fee to each Participating MTN Holder in respect of each MTN Issuance (other than the 2024 MTNs) in which it holds Notes, provided: (i) the Locked-Up Notes Debt of Consenting Noteholders represents at least 90% by value of the aggregate principal amount outstanding of Notes Debt under the relevant MTN Issuance by no later than the Consent Fee Deadline; and (ii) the relevant quorum requirements are met and that Participating MTN Holders holding an enhanced majority in aggregate principal amount of Participating MTN Holders present and voting in that MTN Issuance (i.e. >90%) vote in favour of any matter requiring a vote in accordance with the Agreed Steps Plan that is subject to an enhanced majority consent threshold under the relevant MTN Terms and Conditions; or (iii) all MTNs (other than the 2024 MTNs) are subject to the Exchange (as defined in the Restructuring Term Sheet) pursuant to a Compromise Process, in each case in accordance with the Restructuring Term Sheet and the Agreed Steps Plan (and, if the Restructuring is implemented by way of a Consent Solicitation/Exchange Offer, in accordance with any mechanics of payment specified in the Consent Solicitation/Exchange Offer documentation).

[Schedule – Lock-up Agreement]

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4.2	The Company shall pay, or procure payment of:

(a)	the RCF Forbearance Fee to each Consent Fee Eligible Participating Lender on the earlier of:

(A)	the Implementation Milestone 1 Payment Deadline; and

(B)	the Implementation Milestone 2 Payment Deadline, and

(b)	the RCF Lock-Up Fee to each Consent Fee Eligible Participating Lender on the Restructuring Effective Date; and

(c)	if the RCF Forbearance Fee has not been paid, the RCF Closing Fee to each Consent Fee Eligible Participating Lender on the Restructuring Effective Date.

4.3

If, prior to the Implementation Milestone 2 Date, the Company or any member of the Group or any of its or their Representatives has resolved to Launch, the Company shall procure that a member of the Group (other than the member of the Group or the Representative (as applicable) that has resolved to Launch) pays the RCF Forbearance Fee to each Consent Fee Eligible Participating Lender.

4.4

The Information Agent, in consultation with the Company and the Notes Ad Hoc Group Advisers, shall calculate the amounts to be paid to each eligible Consenting Noteholder under this Clause 4 (Consent Fees) on the basis of the confirmed holdings of each eligible Consenting Noteholder with reference to such Consenting Noteholder’s Proof of Holdings, or otherwise the most recent Confidential Annexures and/or Transfer Certificates provided by that Consenting Noteholder on or prior to the Noteholder Record Date.

4.5

The Information Agent, in consultation with the Company and the Notes Ad Hoc Group Advisers, shall calculate eligibility of the Participating MTN Holders to the Simple Majority MTN Consent Fee and/or the Enhanced Majority MTN Consent Fee (as applicable) under this Clause 4 (Consent Fees) on the basis of the confirmed holdings of each Consenting MTN Noteholder with reference to such Consenting MTN Noteholder’s Proof of Holdings, or otherwise the most recent Confidential Annexures and/or Transfer Certificates provided by that Consenting MTN Noteholder on or prior to the Consent Fee Deadline.

4.6

The Information Agent, in consultation with the Company and the SteerCo Advisers, shall calculate the amounts to be paid to each Consent Fee Eligible Participating Lender under this Clause 4 (Consent Fees) on the basis of the confirmed holdings of each eligible Participating Lender with reference to such Participating Lender’s Proof of Holdings, or otherwise the most recent Confidential Annexures and/or Transfer Certificates provided by that Participating Lender on or prior to:

(a)	the Implementation Milestone 1 Date, with respect to a payment of the RCF Forbearance Fee in connection with Implementation Milestone 1;

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(b)	22 November 2024, with respect to a payment of the RCF Forbearance Fee in connection with Implementation Milestone 2; and

(c)	the Lender Record Date, with respect to the RCF Lock-Up Fee or RCF Closing Fee, as applicable.

4.7	The Information Agent shall notify:

(a)

(i)	eligible Consenting Noteholder of the amount of its Early Bird Eurobond Consent Fee and/or Eurobond Consent Fee;

(ii)	Participating MTN Holder of the amount of its Simple Majority MTN Consent Fee and/or Enhanced Majority MTN Consent Fee (as applicable); and

(iii)	each Consent Fee Eligible Participating Lender of the amount of its RCF Lock-Up Fee and, if applicable, its RCF Closing Fee,

at least five (5) Business Days in advance of the anticipated Restructuring Effective Date; and

(b)

each Consent Fee Eligible Participating Lender of the amount of its RCF Forbearance Fee by the date which is at least three (3) Business Days prior to the Implementation Milestone 1 Payment Deadline or Implementation Milestone 2 Payment Deadline (as applicable).

4.8

Unless otherwise agreed between the Majority Core Noteholder Group and the Company, payment of the relevant Eurobond Consent Fee, Early Bird Eurobond Consent Fee, and any Simple Majority MTN Consent Fee and/or Enhanced Majority MTN Consent Fee will be made in the currency specified in the Restructuring Term Sheet.

4.9	Unless expressly provided to the contrary, the Information Agent shall calculate entitlements to:

(a)

Eurobond Consent Fees on the basis of Locked-Up Debt as at the Consent Fee Deadline, together with any Locked-Up Debt acquired after the Consent Fee Deadline, provided that the relevant Locked-Up Debt acquired after the Consent Fee Deadline was transferred in accordance with this Agreement;

(b)

Early Bird Eurobond Consent Fees, on the basis of confirmed holdings of Locked-Up Debt as at the Early Bird Consent Fee Deadline, together with any Locked-Up Debt acquired after the Early Bird Consent Fee Deadline, provided that the relevant Locked-Up Debt was Locked-Up Debt as at the Early Bird Consent Fee Deadline and was transferred in accordance with this Agreement;

(c)

RCF Forbearance Fee, on the basis of Locked-Up Debt as at the Implementation Milestone 1 Date (with respect to payment in connection with Implementation Milestone 1) or 22 November 2024 (with respect to payment in connection with Implementation Milestone 2) (As applicable); and

(d)	The RCF Lock-Up Fee or RCF Closing Fee (as applicable), on the basis of Locked-Up Debt as at the Lender Record Date.

[Schedule – Lock-up Agreement]

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4.10	Notwithstanding any other provision of this Agreement, if:

(a)	a Consenting Noteholder holds: (x) Restricted Debt; or (y) Locked-Up Debt subject to any Repo Arrangement as at the date of any vote referred to in paragraph (b) below; and

(b)

such Consenting Noteholder does not fulfil its obligations to vote (or deliver any instruction to vote) such: (x) Restricted Debt; or (y) Locked-Up Debt subject to any Repo Arrangement in favour of: (A) any Compromise Process; or (B) any other means of facilitating or consummating the Restructuring in accordance with this Agreement or the Agreed Steps Plan, within any time period required to vote or deliver such instruction to vote in accordance with the Agreed Steps Plan, in each case, in reliance on Clause 1.7 (Repo Arrangements and Restricted Debt) (such Locked-Up Debt or portion thereof being “Non-Voting Repo Debt”), the Company shall not be obliged to pay or procure payment to that Consenting Noteholder of such portion of its Eurobond Consent Fee or Early Bird Eurobond Consent Fee which corresponds to such Non-Voting Repo Debt.

4.11

The Company and each Participating Lender agree that the RCF Fees, and any other fee payable to each Participating Lender under, or in connection with this Agreement, shall be paid as consideration for any Participating Lender’s undertaking, including, but not limited to, providing any required approval, consent, or other action under the Facility Agreement and related documentation (including, but not limited to, as provided in Clause 3.2).

5.	ACCESSIONS

5.1	Additional Consenting Noteholders and Participating Lenders

(a)

A Noteholder (which is not an Original Consenting Noteholder) or Lender may become a Party as an Additional Consenting Noteholder and/or an Additional Participating Lender (as applicable) by delivering a duly executed and completed Noteholder / Lender Accession Letter to the Information Agent (with a copy to the Company and the Company Advisers). On delivery of a duly executed and completed Noteholder / Lender Accession Letter to the Information Agent the acceding Noteholder and/or Lender agrees to be bound by the terms of this Agreement as a Consenting Noteholder and/or a Participating Lender (as applicable) from the date of the relevant Noteholder / Lender Accession Letter, and this Agreement shall be read and construed as if such acceding entity was a Party to this Agreement from the date of the relevant Noteholder / Lender Accession Letter.

(b)

If a Noteholder or Lender that enters into or accedes to this Agreement pursuant to paragraph (a) above has, on or prior to the date of its execution of or accession to this Agreement, entered into a Transfer in respect of all or any part of its Locked-Up Debt such that it does not have the power to vote, or direct the voting of, or approve changes in respect of that Locked-Up Debt, either directly or indirectly, it shall use all reasonable endeavours to procure that the entity that does control the vote or approval delivers to the Information Agent a Sub-Participation Letter in respect of that Locked-Up Debt at the same time as that Noteholder or Lender executes this Agreement or delivers a Noteholder / Lender Accession Letter.

[Schedule – Lock-up Agreement]

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(c)

If, before entering into or acceding to this Agreement, a Noteholder or Lender is party to a trade to acquire any Debt that has not closed before the time that it enters or accedes to this Agreement (except for any Debt in respect of which that Noteholder or Lender is acting as a Qualified Market-maker), that Noteholder or Lender shall, to the extent voting powers in relation to such Debt have been transferred to it or must otherwise be exercised at its discretion, give such directions and instructions to: (i) the lender of record (in respect of Facility Agreement Debt); and (ii) the beneficial owner (in respect of Notes Debt), in each case as if such Debt forms part of its Locked-Up Debt of that Lender or Noteholder and as if that Lender or Noteholder were party to this Agreement.

(d)

The Company may, in its discretion, accept Noteholder / Lender Accession Letters subject to non-material defects in the form and/or means of delivery without requiring such non-material defects to be resolved. The Company may, in its discretion (exercised reasonably), deem Noteholder / Lender Accession Letters received subject to material defects that are later resolved to have been received at the time of receipt of the defective document.

6.	TRANSFERS

6.1	Restrictions on Consenting Noteholder and Participating Lender Transfers

(a)

Subject to Clause 3.5(a) and Clause 6.4 (Qualified Market-makers), during the Creditor Lock-Up Period no Consenting Creditor may enter into a Transfer in connection with its Locked-Up Debt or this Agreement in favour of any person unless the transferee or voting sub-participant:

(i)	is a Consenting Noteholder or Participating Lender (as applicable) as of the date of the Transfer and the Debt subject to the Transfer will remain Locked-Up Debt; or

(ii)

(x) will become bound by the terms of this Agreement as a Consenting Noteholder or Participating Lender (as applicable) by delivering an executed Noteholder / Lender Accession Letter contemporaneously with the delivery of the Transfer Certificate (and, if the Transfer is in the form of a voting sub-participation, following a request from the Information Agent (acting reasonably) confirmation from the “Lender” of the relevant Facility Agreement Debt, of the amount of Facility Agreement Debt which is the subject of the voting sub-participation); and (y) has delivered a Sub-Participation Letter, if applicable, to the Information Agent, which shall become effective immediately upon receipt by it of the beneficial interest in the relevant Debt, such that it will then immediately become a Consenting Noteholder or Participating Lender in accordance with Clause 5.1 (Additional Consenting Noteholders and Participating Lenders).

(b)

A Consenting Creditor who enters into a Transfer during the Creditor Lock-Up Period (other than a Transfer pursuant to Clause 6.4 (Qualified Market-makers)) shall deliver a duly completed and signed Transfer Certificate to the Information Agent (and, if requested by the Information Agent, an updated Confidential Annexure confirming the total principal amount of Locked-Up Debt held by or owed to it as at the date of and subject to such Transfer). The Information Agent shall provide any confirmation requested pursuant to this Clause 6.1 (Restrictions on Consenting Noteholder and Participating Lender Transfers) promptly upon request.

[Schedule – Lock-up Agreement]

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(c)

For the avoidance of doubt, this Clause 6.1 (Restrictions on Consenting Noteholder and Participating Lender Transfers) shall not apply to a Consenting Creditor at any time prior to the commencement of the Creditor Lock-Up Period applicable to that Consenting Creditor.

6.2	Additional Debt

(a)	Subject to Clause 6.5 (Abstaining Creditors), a Consenting Creditor may acquire Debt, pursuant to Transfers, in addition to their Locked-Up Debt at any time (“Additional Debt”).

(b)

Any Additional Debt acquired by a Consenting Creditor shall automatically become Locked-Up Debt. As soon as reasonably practicable (and in any event, no later than three (3) Business Days) after the date of the relevant Transfer, a Consenting Creditor who has acquired Additional Debt shall deliver a duly completed and signed Transfer Certificate to the Information Agent (or where such Additional Debt is acquired from a Qualified Market-maker, that Consenting Creditor shall confirm in writing to the Information Agent the amount of such Locked-Up Debt subject to the Transfer (and the Notes or facilities under the Facility Agreement to which it relates, if relevant)).

6.3	Consenting Noteholders and Participating Lenders Ceasing to be a Party

Following the Transfer of all of its Locked-Up Debt to another person in a manner permitted by this Agreement, a Consenting Noteholder or Participating Lender shall cease to be a Consenting Noteholder or Participating Lender for the purposes of this Agreement, save that the Surviving Provisions shall remain in force in respect of that Consenting Noteholder or Participating Lender and it shall remain liable for any breaches by it of this Agreement that occurred prior to the Transfer.

6.4	Qualified Market-makers

(a)

A Consenting Creditor may Transfer any Locked-Up Debt to a Qualified Market-maker in which case such Qualified Market-maker shall not be required to accede to this Agreement or otherwise agree to be bound by the terms and conditions of this Agreement in respect of such Locked-Up Debt, provided that:

(i)

the relevant Consenting Creditor shall make such Transfer conditional on any person to whom the relevant Locked-Up Debt is then transferred by the Qualified Market-maker either (A) being a Consenting Creditor; or (B) agreeing to execute and deliver a Noteholder / Lender Accession Letter and the relevant Consenting Creditor shall confirm in writing to the Information Agent: (x) the amount of such Locked-Up Debt subject to the Transfer (and the Notes or facilities under the Facility Agreement to which it relates, if relevant); and (y) that it has made its Transfer in accordance with the terms of this Agreement (including this paragraph (a)(i) of Clause 6.4 (Qualified Market-makers));

(ii)

the relevant Consenting Creditor shall use reasonable endeavours to procure that the Qualified Market-maker Transfers the relevant Locked-Up Debt within five (5) Business Days of the settlement date in respect of its acquisition of Locked-Up Debt to a Consenting Creditor or a transferee who executes and delivers a Noteholder / Lender Accession Letter (as the case may be); and

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(iii)

no such Transfer may be made within seven (7) Business Days (or such shorter or longer period as the Company, the Majority Core Noteholder Group and the Majority Participating Lenders may agree) prior to the date of any Compromise Process Meeting, the deadline to vote to accept or reject any plan or reorganisation under Chapter 11 in a Compromise Process, or any meeting to consider, or deadline for, any Consent Solicitation/Exchange Offer or other mechanism contemplated to deliver the Restructuring, as contemplated by the Restructuring Term Sheet.

(b)

Nothing in this Agreement shall limit the ability of a Consenting Creditor in its separate capacity as a Qualified Market-maker to buy or sell Debt after the date it executes this Agreement or who executes and delivers a Noteholder / Lender Accession Letter (“Market-Making Activities”) and any such Market-Making Activities in respect of any Debt (that is not Locked-Up Debt) shall not be deemed or included as being Locked-Up Debt or subject the transferee to any requirements to execute this Agreement or execute and deliver a Noteholder / Lender Accession Letter.

6.5	Abstaining Creditors

(a)	No Consenting Creditor who is an Abstaining Creditor may acquire any Debt from a Consenting Creditor who is not an Abstaining Creditor.

(b)

No Consenting Creditor may sell, assign, transfer, charge, encumber, grant any option over or otherwise dispose of, create or grant any encumbrance, option or trust in respect of any of its rights or obligations in respect of, or declare or create any trust in respect of any of its rights, title, interest or benefits in respect of, its Locked-Up Debt or this Agreement (including any moneys and other assets owing to it under or in connection with its Locked-Up Debt or this Agreement) to, or in favour of, any person who is an Abstaining Creditor.

(c)	Notwithstanding any other provision of this Agreement:

(i)

any obligation or undertaking of a Consenting Creditor under this Agreement shall be taken to apply to an Abstaining Creditor to the extent that such obligation or undertaking would not be illegal or impermissible under the applicable fund, constitutional and/or governance documents of such Abstaining Creditor;

(ii)	an Abstaining Creditor shall:

(A)

if it becomes able and entitled to vote, respond or otherwise participate in any action, vote or process which it was previously restricted from doing or taking pursuant to its fund, constitutional or governance documents, such that it would not be an Abstaining Creditor if it became a Party to this Agreement at that time, notify the Information Agent in writing as soon as possible thereafter, at which point such Abstaining Creditor will cease to be an Abstaining Creditor for the purposes of this Agreement;

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(B)	provide confirmation of its express abstention from any action, vote or process if so requested by the Company; and

(C)	not challenge or object or support any challenge or objection to any terms of any Compromise Process which is proposed to implement the Restructuring.

7.	LIMITATIONS

(a)	Nothing in this Agreement shall:

(i)

be construed to prohibit any Party from asserting or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or prevent any Party from enforcing this Agreement;

(ii)

require any Party to take any action that would breach any legal or regulatory requirement beyond the control of that Party or any order or direction of any relevant court, regulator, or Governmental Body, and which impediment cannot be avoided or removed by taking reasonable steps;

(iii)

require any Party to take or procure the taking of or refrain from taking any action if doing so is reasonably likely to result in: (A) any Representative incurring personal liability or sanction due to a breach of any law, regulation or legal or fiduciary duty; or (B) a breach of law, regulation or legal duty applicable to that Party;

(iv)

restrict, or attempt to restrict, any director (or equivalent or similar office holder) of the Company or any other member of the Group from commencing any legal process under insolvency, bankruptcy or any analogous law in respect of that entity if that director (or equivalent or similar office holder) reasonably considers (on the basis of legal professional advice) they are required to do so by any law, regulation or legal duty;

(v)	restrict, or attempt to restrict, any director (or equivalent or similar office holder) of the Company from complying with any applicable securities laws in respect of any member of the Group;

(vi)

require any Consenting Creditor (or any of its Affiliates or Related Funds) to make any additional equity or debt financing available to the Group, except as specifically contemplated by this Agreement or the Backstop Agreement;

(vii)

require any Consenting Creditor (or any of its Affiliates or Related Funds) to incur any material out-of-pocket expenses or other material financial obligations (including granting any indemnity) unless the Company or any member of the Group has agreed to meet those expenses or obligations to such Consenting Creditor’s satisfaction (acting reasonably);

(viii)

prevent any Consenting Creditor (or any of its Affiliates or Related Funds) from providing advisory services (including debt financing, equity capital or other services) or from carrying on its activities in the ordinary course and providing services to clients (including to others who may have a conflicting interest to the Restructuring);

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(ix)

prevent or restrict any Party from bringing proceedings or taking such action or steps which the Company and the Majority Consenting Creditors consider to be necessary or desirable to implement or consummate the Restructuring; or

(x)	restrict the Company or any member of the Group from taking any step or action that is permitted pursuant to, or not prohibited by, Clause 3 (Supporting and Implementing the Restructuring).

7.2

If a Party anticipates that it will, or is reasonably likely to, fail to take or refrain from taking action which would otherwise have been required were it not for this Clause 7 (Limitations), it shall so notify the Company, with a copy to the Notes Ad Hoc Group Counsel and SteerCo Counsel, promptly upon becoming so aware.

7.3

If a Party fails to take or refrains from taking action which would otherwise have been required were it not for this Clause 7 (Limitations), it shall so notify the Company, with a copy to the Notes Ad Hoc Group Counsel and the SteerCo Counsel, promptly upon becoming so aware, and any of the Company, the Majority Original Consenting Noteholders or the Majority Participating Lenders shall be entitled to require the relevant Party to provide reasonably satisfactory evidence (without any obligation on such Party whatsoever to breach any relevant privilege) as to why taking or refraining from taking the action would have given rise to the breach of the applicable law, regulation, statute or legal or fiduciary duty referred to in this Clause 7 (Limitations).

8.	TERMINATION

8.1	Automatic termination

This Agreement shall automatically terminate as to all Parties on the earlier to occur of:

(a)	the Restructuring Effective Date; and

(b)	the Long-Stop Time.

8.2	Termination by Agreement

This Agreement may be terminated as to all Parties at any time by the mutual written agreement of the Company and the Majority Consenting Creditors.

8.3	Voluntary termination

This Agreement may be terminated as to all Parties:

(a)	at the election of the Company or the Majority Consenting Creditors by the delivery of a notice of termination to the Parties:

(i)	if the Company and the Majority Consenting Creditors agree (following consultation and acting reasonably) that the Restructuring is not capable of implementation prior to the Long-Stop Time; or

(ii)	at any time after the Lock-Up Deadline, unless at that time:

(A)

the Locked-Up Notes Debt of Consenting Noteholders represents at least 66.67% by value of the aggregate principal amount outstanding of Notes Debt in respect of the Eurobonds (other than the PPNs) and the MTN Issuances (other than the 2024 MTNs); or

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(B)

the Locked-Up Notes Debt of Consenting Noteholders represents at least 50% by value of the aggregate principal amount outstanding of Notes Debt under each issuance of the Eurobonds (other than the PPNs), and each MTN Issuance (other than the 2024 MTNs), in each case, for the purpose of such calculation, excluding any Non-Voting Debt from the Locked-Up Notes Debt of Consenting Noteholders, and, for the purposes of such calculation under sub-paragraph (A) above only, excluding any Non-Voting Debt from the aggregate principal amount outstanding of Notes Debt.

(b)	at the election of the Company by the delivery of a notice of termination to the Parties:

(i)

if one or more Consenting Creditors does not comply with any of its obligations or undertakings under this Agreement in any material respect, with the effect that the Locked-Up Notes Debt of Consenting Noteholders that are materially in compliance with their obligations under this Agreement represents less than 66.67% by value of the aggregate principal amount outstanding of Notes Debt in respect of the Eurobonds (other than the PPNs) and the MTN Issuances (other than the 2024 MTNs), unless the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Company delivering a notice to the Notes Ad Hoc Group and the RCF SteerCo Group alleging failure to comply;

(ii)

if it becomes unlawful for the Company to perform any of its obligations under this Agreement for a period of 15 days, and the Company has used reasonable endeavours to perform the relevant obligations without such obligation being unlawful, where it is capable of doing so; or

(iii)

if an order of a Governmental Body, regulator or court or arbitrator (public or private) of competent jurisdiction restraining or otherwise preventing the implementation of the Restructuring has been made and has not been revoked or dismissed within 30 days of it being made (other than: (x) an order made at the instigation of, or on the application of, the Party purporting to terminate this Agreement under this paragraph (b); or (y) if the Restructuring is to be implemented by way of a Compromise Process, if the Court makes a final order declining to convene the Compromise Process or to sanction or approve any Compromise Process);

(c)	at the election of the Majority Core Noteholder Group or the Majority Participating Lenders, by and upon delivery of a written notice of termination to the Company, if:

(i)

the Company does not comply with any provision of this Agreement in any material respect, unless the failure to comply is capable of remedy and is remedied within five (5) Business Days of the date on which the Company becomes aware of the failure to comply or the Majority Core Noteholder Group or the Majority Participating Lenders deliver a notice to the Company alleging failure to comply;

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(ii)

where the Company is required to procure the compliance of a member of Group in respect of any provision of this Agreement, that member of the Group does not comply with the relevant provision in any material respect, unless the failure to comply is capable of remedy and is remedied within five (5) Business Days of the date on which the Company becomes aware of the failure to comply or the Majority Core Noteholder Group or the Majority Participating Lenders deliver a notice to the Company alleging failure to comply;

(iii)

an order of a Governmental Body, regulator or court or arbitrator (public or private) of competent jurisdiction restraining or otherwise preventing the implementation of the Restructuring has been made and has not been revoked or dismissed within 30 days of it being made (other than an order made at the instigation of, or on the application of the Party purporting to terminate this Agreement under this paragraph (ii));

(iv)

the Restructuring is to be implemented by way of a Compromise Process, and the Court makes an order declining to convene the Compromise Process or to sanction or approve (or make any analogous decision) any Compromise Process or an order to sanction or approve (or any analogous decision) any Compromise Process that is materially inconsistent with this Agreement or any relevant Compromise Process Documents and either (i) the Company has not commenced an appeal against such order within (15) Business Days of it being made, or (ii) the Company fails to agree an alternative means of implementing or consummating the Restructuring with the Notes Ad Hoc Group Advisers and the SteerCo Advisers within 15 Business Days of such order;

(v)

in a Compromise Process pursuant to Chapter 11, any Obligor files any motion, pleading, or related document with the Court that is inconsistent with this Agreement or any relevant Compromise Process Documents, and such motion, pleading, or related document has not been withdrawn within five (5) Business Days of the Company receiving written notice in accordance with this Agreement that such motion, pleading, or related document is inconsistent with this Agreement;

(vi)

in a Compromise Process pursuant to Chapter 11, the Court enters an order, or the Company files a motion or application seeking an order, (A) directing the appointment of an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in any Chapter 11 Cases, (B) converting any Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any Chapter 11 Cases, (D) terminating any Obligor’s exclusive right to file and/or solicit acceptances of a plan of reorganisation in a Chapter 11 Case, or € the effect of which would render the Compromise Process Documents in a Chapter 11 Case incapable of consummation on the terms set forth in this Agreement;

(vii)

in a Compromise Process pursuant to Chapter 11, an order is entered by the Court granting relief from the automatic stay to the holder or holders of any security interest to permit the enforcement of any remedies (including, but not limited to, foreclosure or the granting of a deed in lieu of foreclosure on the same) on any of the Obligors’ or other member of the Group’s assets (other than with respect to assets having a fair market value of less than €25,000,000 in the aggregate);

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(viii)

upon the commencement of an involuntary bankruptcy case against the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganisation, or other relief in respect of the Company or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect; provided that such involuntary proceeding is not dismissed, or if the Company has not notified the Majority Consenting Creditors of its intention to challenge or file any motion to dismiss such involuntary proceeding within a period of thirty (30) days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

(ix)

the Company files or directly or indirectly supports another party in filing any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of any claims, liens, rights or entitlements of the Consenting Creditors arising under any of the Finance Documents;

(x)	the Company loses the exclusive right to file a Chapter 11 plan or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code; or

(xi)

in a Chapter 11 Case, the Court enters any order authorizing the incurrence or use of post-petition financing that is not acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders.

(d)

at the election of the Majority Core Noteholder Group by and upon delivery of a written notice of termination to the Company and the SteerCo Advisers, if an Event of Default (as defined in a Notes Indenture) has occurred and is continuing, other than in respect of:

(i)	a Lock-Up Default; or

(ii)	any Event of Default (as defined in a Notes Indenture) which has occurred and is no longer continuing in accordance with the provisions of the relevant Notes Indentures;

(e)	at the election of the Majority Participating Lenders by and upon delivery of a written notice of termination to the Company and the Notes Ad Hoc Group Advisers, if:

(i)	an Event of Default (as defined in the Facility Agreement (as at the date of this Agreement)) has occurred and is continuing, other than in respect of:

(A)	a Lock-Up Default; or

(B)

any Event of Default (as defined in the Facility Agreement (as at the date of this Agreement)) which is capable of remedy and is remedied in accordance with the provisions of the Facility Agreement; or

(ii)

the Majority Consenting Creditors do not terminate this Agreement pursuant to paragraph (a)(ii) of this Clause 8.3 (Voluntary Termination) within five (5) Business Days of the date on which they first became entitled to do so;

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(f)	at the election of the Majority Consenting Noteholders or the Majority Participating Lenders, if any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement, restructuring plan, Chapter 11 or otherwise) of any member of the Group;

(B)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group; or

(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets,

other than where such corporate action, legal proceedings or other procedure or step is taken:

(1)	expressly in accordance with this Agreement or the Agreed Steps Plan;

(2)	as part of a solvent reorganisation;

(3)	by the Company or a member of the Group in connection with any ordinary course winding-up or dissolution of any member of the Group;

(4)	frivolously or vexatiously, and such legal proceedings or other procedure is discharged, stayed or dismissed within fourteen (14) days of commencement; or

(5)	as a result of a breach of the provisions of this Agreement by Participating Lenders seeking to rely on this provision.

8.4	Individual voluntary termination by holder of Locked-up Debt

A Consenting Creditor may terminate this Agreement (with respect to itself only) by written notice to the Company if that Consenting Creditor determines (acting reasonably) that its compliance with the terms of this Agreement (including the transactions contemplated hereby) would be reasonably likely to put that Consenting Creditor in breach of any law or regulation applicable to it or cause that Consenting Creditor to be in breach of any bona fide internal compliance requirements of general application to such Consenting Creditor’s business or any regulatory policies applicable to it.

8.5	Termination by Participating Lenders with respect to Participating Lenders only

The Majority Participating Lenders may terminate this Agreement (with respect to the Participating Lenders only), by written notice to the Company, if:

(a)	the Company fails to pay (or procure payment of) the RCF Forbearance Fee to each Consent Fee Eligible Participating Lender by the Implementation Milestone Payment Deadline; or

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(b)	the Company (or another member of the Group, or another person at the direction of the Company) breaches paragraph (m) of Clause 3.4 of this Agreement.

8.6	Voluntary Termination – individual Noteholders

The Company may decline to enter into, or terminate this Agreement, with respect to an individual Additional Consenting Noteholder if it determines that such person (or an entity or account that it represents) is not in compliance with paragraph (B) of Clause 10.1(o)(ii) below.

8.7	No termination for own breach

Notwithstanding any other Clause in this Agreement, nothing in this Agreement permits any Party to terminate this Agreement as a result of its own breach of this Agreement, or if the circumstances giving rise to such termination were instigated, commenced, supported or encouraged by the Party (or its Affiliates and/or Related Funds) purporting to terminate.

8.8	Effect of termination

(a)

This Agreement will cease to have any further effect on the Termination Date save for the Surviving Provisions which shall remain in full force and effect and save in respect of any liability arising or breaches of this Agreement that occurred prior to termination.

(b)

With immediate effect on and from the Termination Date (other than if the Termination Date occurs as a result of the occurrence of the Restructuring Effective Date) the rights of the Consenting Creditors under or in connection with the Finance Documents shall be reinstated in full, as if this Agreement were never entered into, and in particular:

(i)

upon the Termination Date, the temporary forbearances granted pursuant to paragraph (c) of Clause 3.5 (Specific Undertakings and Forbearance by the Consenting Creditors) shall cease to have any force or effect; and

(ii)

with effect on and from the Termination Date, for all purposes the Consenting Creditors shall have all such rights and remedies under the Finance Documents as they would have had if this Agreement had never been entered into.

(c)

With respect to any Compromise Process pursuant to Chapter 11, the Company acknowledges that, and shall procure that each member of the Group shall acknowledge that, after the commencement of the Chapter 11 Cases, the giving of notice of default or termination by any other Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code, and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

8.9	Notification of Termination

The Company shall inform the Information Agent, who shall promptly notify: (x) each other Party, upon the Company becoming aware that this Agreement may be, or has been, terminated under Clause 8.1 (Automatic termination), 8.2 (Termination by Agreement) or 8.3 (Voluntary Termination); and (y) the Notes Ad Hoc Group Counsel and the SteerCo Counsel, upon the Company becoming aware that this Agreement may be, or has been, terminated under Clause 8.4 (Individual voluntary termination by holder of Locked-Up Debt).

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9.	AMENDMENTS AND WAIVERS

9.1

Subject to Clause 9.2 (Exceptions), any term of this Agreement (including, for the avoidance of doubt, the Restructuring Term Sheet and the Agreed Steps Plan) may be amended or waived if agreed in writing by the Company and the Majority Consenting Creditors, and any such amendment or waiver shall be binding on all Parties.

9.2	Exceptions

(a)	An amendment or waiver of this Agreement (including the Schedules hereto) which:

(i)	changes the terms of the Restructuring (as set out in this Agreement and the Restructuring Term Sheet) in a manner materially adverse to:

(A)	the Participating Lenders as a whole (as determined by the Majority Participating Lenders, acting reasonably) may not be effected without the consent of the Majority Participating Lenders; or

(B)	the Consenting Noteholders as a whole (as determined by the Majority Core Noteholder Group, acting reasonably) may not be effected without the consent of the Majority Consenting Noteholders,

in each case, other than amendments affected pursuant to sub-paragraphs (f) and (g) of this Clause 9.2.

(b)	An amendment or waiver that:

(i)	imposes a materially more onerous obligation on any Consenting Noteholder or Participating Lender than is anticipated by this Agreement; or

(ii)

adversely affects any Consenting Noteholder or Participating Lender materially disproportionately in comparison to other Consenting Noteholders or Participating Lenders (as applicable) who are affected by the amendment or waiver, may not be effected without the prior written consent of that Consenting Noteholder or Participating Lender.

(c)

An amendment or waiver that relates to or would have the effect of changing the backstop commitments provided by the Backstop Providers to backstop the entirety of the issuance of New Money Notes, or has the effect of changing any of the rights or obligations of the Backstop Providers under the Backstop Agreement may not be effected without the prior written consent of each Backstop Provider (in addition to any other consent requirements under this Agreement).

(d)

An amendment or waiver of this Clause 9 may not be effected without the consent of the Majority Participating Lenders, the Majority Consenting Noteholders and the Enhanced Majority Core Noteholder Group (as defined below), except that a waiver or amendment of clause 9.2(b) will require the consent of each Consenting Creditor.

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(e)	The date and time specified in the definition of “Long-Stop Time” may be extended if agreed between the Company and the relevant creditor majority(ies) specified therein.

(f)

Subject to paragraph (h) of this Clause 9.2 (Exceptions), any amendment or waiver to this Agreement that relates to the rights or obligations of the Noteholders only or the Lenders only, as a class, may be effected with the prior written consent of the Company and the affected class, being the Majority Consenting Noteholders or the Majority Participating Lenders respectively.

(g)

Subject to paragraph (h) of this Clause 9.2 (Exceptions), this Agreement (including the Restructuring Term Sheet and/or the Agreed Steps Plan) may be amended and/or waived to the extent reasonably necessary or desirable to facilitate the implementation of the Restructuring (on terms that are commercially consistent with the Restructuring Term Sheet as a whole) by a Compromise Process, if agreed in writing by (w) the Company; (x) the Majority Core Noteholder Group; (y) the Majority Consenting Noteholders; and (z) the Majority Participating Lenders.

(h)	An amendment or waiver that relates to or would have the effect of changing:

(i)	the terms of the Post-RED Discounted BuyBack (as defined in the Restructuring Term Sheet); or

(ii)

any provision of this Agreement (including the Restructuring Term Sheet and the Agreed Steps Plan) requiring all Eurobonds (other than the PPNs) to be bound by the Restructuring and to receive equal treatment under the Restructuring (including, for the avoidance of doubt, any such amendment that would result in any different economic treatment for any series of Eurobonds (other than the PPNs) or that would result in any principal amount of any Eurobond (other than in respect of the PPNs) remaining outstanding after the Restructuring Effective Date and not being exchanged into the Exchange Notes (as defined in the Restructuring Term Sheet)), may not be effected without the consent of:

(A)

members of the Core Noteholder Group whose principal amount outstanding of Locked-Up Notes Debt (other than Locked-Up Notes Debt in respect of the 2024 MTNs) represents more than 85% by value of the aggregate Locked-Up Notes Debt (other than Locked-Up Notes Debt in respect of the 2024 MTNs) of all members of the Core Noteholder Group at the relevant time (the “Enhanced Majority Core Noteholder Group”);

(B)	the Majority Consenting Noteholders; and

(C)	the Majority Participating Lenders.

(i)

An amendment or waiver that relates to: (i) pricing of; (ii) maturity of; (iii) commitments under; and/or (iv) (except as expressly effected pursuant to Clause 3.4(e) (Specific undertakings by the Company), the governing law of the Facility Agreement (as it is proposed to be amended and restated pursuant to the Restructuring Term Sheet) shall require the consent of each Participating Lender.

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(j)	Any amendment or waiver that relates to a term of an Ancillary Facility shall require the consent of the Participating Lender that provides the relevant Ancillary Facility.

9.3	Amendments and waivers generally

(a)

The Company shall promptly notify the Information Agent of a proposed amendment or waiver to this Agreement who shall promptly ask the requisite Parties for their consent to such proposed amendment or waiver.

(b)

An amendment or waiver to this Agreement shall become effective and binding on all Parties on and from the time at which the Information Agent delivers notice to the Parties, confirming the occurrence of any amendment or waiver.

(c)

If any Consenting Creditor does not accept or reject a request made in accordance with the terms of this Agreement for any decision, consent, waiver, amendment of or in relation to any of the terms of this Agreement (including, for the avoidance of doubt, the Restructuring Term Sheet and the Agreed Steps Plan) within five (5) Business Days of that request being made, for the purposes of ascertaining whether the consent of the requisite Parties has been obtained to approve the same (including for the avoidance of doubt for the purposes of ascertaining the Majority Core Noteholder Group, the Enhanced Majority Core Noteholder Group, the Majority Consenting Noteholders, the Majority Original Consenting Noteholders, the Participating Lenders, or the Majority Participating Lenders), that person’s status as a Consenting Creditor shall be disregarded and the amount of that person’s Locked-Up Debt shall be deemed to be zero for the purposes of calculating the approval threshold for such consent, waiver or amendment.

(d)

Any notice, consent, agreement, communication or request which may be made or is required to be made by any member of the Notes Ad Hoc Group under or in connection with this Agreement may be validly given by the Notes Ad Hoc Group Counsel (including by email) on behalf of any one or more Notes Ad Hoc Group members.

(e)

Any notice, consent, agreement, communication or request which may be made or is required to be made by the Majority Core Noteholder Group under or in connection with this Agreement may, if consenting members of the Notes Ad Hoc Group constitute the Majority Core Noteholder Group, be validly given by the Notes Ad Hoc Group Counsel (including by email) on behalf of those Notes Ad Hoc Group members.

10.	REPRESENTATIONS

10.1	Representations of the Consenting Noteholders and Participating Lenders

With the exception of paragraphs (m) and (n) below, which are made by each Consenting Noteholder only, and paragraph (o) below, which is made by each Additional Consenting Noteholder only, each Consenting Noteholder and Participating Lender makes the representations and warranties set out in this Clause 10.1 (Representations of the Consenting Noteholders and Participating Lenders) to each other Party on the date on which it becomes a Party by reference to the facts and circumstances existing on that date, subject to the other provisions of this Agreement (including Clause 1.7 (Repo Arrangements and Restricted Debt)):

(a)	it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction of incorporation or formation;

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(b)	it has the power to own its assets and carry on its business as it is being, and is proposed to be, conducted;

(c)	the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable, subject to any applicable Reservations;

(d)

the entry into, and performance by it of the transactions contemplated by, this Agreement do not and will not conflict with any material law or regulation applicable to it or its constitutional documents;

(e)

it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and (subject to the fulfilment of the conditions to the implementation and consummation of the Restructuring specified in the Restructuring Term Sheet) the transactions contemplated by this Agreement;

(f)

all Authorisations required for the performance by it of this Agreement and the transactions contemplated by this Agreement and to make this Agreement admissible in evidence in its jurisdiction of incorporation and any material jurisdiction where it conducts its business have been obtained or effected and are in full force and effect;

(g)

it is authorised, legally entitled and able to control the exercise and casting of votes, and consenting to any amendments to the Notes Indentures or the Facility Agreement (as applicable) in relation to its Locked-Up Debt to the extent necessary to comply with the terms of this Agreement and promote all relevant approvals for the implementation of the Restructuring;

(h)

it has made its own independent appraisal of, and investigation into, all risks arising in respect of the business of the Company and the Group or under or in connection with the Restructuring, this Agreement and any associated documentation, and has independently concluded that its entry into the Restructuring, this Agreement, and any associated documentation is in its own best interests and (if applicable) the interests of any person it acts for or represents;

(i)

all (if any) Locked-Up Debt held by it subject to Repo Arrangements (other than Restricted Debt) has been reflected in its Confidential Annexure or Noteholder / Lender Accession Letter (as applicable), and the amount of Locked-Up Debt, and any Locked-Up Debt subject to a Repo Arrangement set out in its Confidential Annexure or Noteholder / Lender Accession Letter (other than Restricted Debt) is true and accurate as at the date of such confirmation (provided that the amount of any Locked-Up Debt subject to a Repo Arrangement may be true and accurate within three (3) Business Days of such confirmation);

(j)	it is the legal or beneficial holder of, or investment manager or investment adviser in respect of, its Locked-Up Debt;

(k)

the aggregate principal amount of its Locked-Up Debt constitutes all of the Debt legally and beneficially owned by it, other than any Notes Debt or Facility Agreement Debt held by it as a broker-dealer in its capacity as a Qualified Market-maker;

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(l)

it is not party to any voting arrangement, co-operation agreement or similar agreement with any person which relates to a restructuring of any financial indebtedness of the Group on terms that are inconsistent with the Restructuring;

(m)

it is either: (i) in the United States or a U.S. person (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) and is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act; or (ii) not a U.S. person (as defined in Regulation S under the Securities Act) and is outside the United States;

(n)

it has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Exchange Notes (as defined in the Restructuring Term Sheet) and the New Money Notes, it is able to bear the economic risk of loss of its entire investment, and it has had access to all information and materials it has requested about the Company and the issuer of the Exchange Notes and the New Money Notes in order to make its investment decision; and

(o)	on and from the Second Effective Date, it (or any entity or account it represents) that:

(i)	if outside the United States,

(A)

such person has professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”);

(B)	is a person falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order; or

(C)

is a person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated, and further that, it, and each account for which it is acting,

(ii)

(A)	is a “qualified investor” within the meaning of the Prospectus Regulation; or

(B)

(1)	is not a “qualified investor” within the meaning of the Prospectus Regulation;

(2)

acknowledges that the provisions of this Agreement are addressed to the 149 largest holders of the Eurobonds by aggregate principal amount in each Member State (other than qualified investors) who agree to the terms of this Agreement; and

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(3)

agrees that the Company may decline to enter into or terminate this Agreement (with respect to such person, or any entity or account that such person represents) if the Company determines in its sole discretion that such person (or any entity or account that it represents) is not such a holder of the Eurobonds, in each case, without prejudice and subject to any limitations on the abilities of any Abstaining Creditor as notified to the Company in the relevant Abstaining Creditor’s Noteholder / Lender Accession Letter.

10.2	Representations of the Company

The Company makes the representations and warranties set out in this Clause 10.2 (Representations of the Company): (i) to each Party (as at the First Effective Date), on the First Effective Date; and (ii) to each Party on the Second Effective Date, subject to the other provisions of this Agreement (including without limitation Clause 7 (Limitations)):

(a)	it is duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(b)	it has the power to own its assets and carry on its business as it is being, and is proposed to be, conducted;

(c)	the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable, subject to any applicable Reservations;

(d)

the entry into, and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or instrument binding on it or any of its assets;

(e)

it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement (other than the performance of any matters which require the express approval of an extraordinary or annual general meeting of its shareholders);

(f)

all Authorisations required for the performance by it of this Agreement and the transactions contemplated by this Agreement (other than any transactions which would require the express approval of an extraordinary or annual general meeting of its shareholders) and to make this Agreement admissible in evidence in its jurisdiction of incorporation and any material jurisdiction in which it conducts its business have been obtained or effected and are in full force and effect except as expressly set out in the Restructuring Term Sheet;

(g)

neither it, nor any other member of the Group: (x) was the legal owner of, or had any beneficial interest in, any Debt as at the First Effective Date; nor (y) is the legal owner of, or has any beneficial interest in, any Debt as at the Second Effective Date;

(h)	it has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect;

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(i)

except as otherwise disclosed to the RCF SteerCo Group and the Notes Ad Hoc Group in writing, no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency with a disputed value or potential liability (in the reasonable opinion of the Company) in excess of €5 million has been started or threatened against it which may reasonably be expected to restrain its entry into, or the performance of, its obligations under this Agreement;

(j)

all material written information and documentation (other than projections and estimates) provided by the Company or any other member of the Group to the other Parties (or their respective advisers) are, to the best knowledge and belief of the information provider (having made reasonable enquiries), and taken as a whole, true and accurate in all material respects as at the date they were provided or (as the case may be) as at the date the information is expressed to be given;

(k)

all projections and estimates provided by the Company or any other member of the Group to any Party or its advisers on or before the date of this Agreement (including, without limitation, any cashflow and liquidity forecasts, cash positions and similar updates) have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied;

(l)

as far as the Company is aware, no order has been made, petition presented or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or any other member of the Group by any person other than the Company or a member of the Group, and no analogous procedure has been commenced in any jurisdiction.

11.	CONFIDENTIALITY

11.1

The terms of any confidentiality agreement (“Confidentiality Agreement”) entered into by any Participating Lender or any Consenting Noteholder with the Company in respect of the Restructuring shall continue to apply notwithstanding the terms of this Clause 11, and in the event of any conflict between the terms of a Confidentiality Agreement and the terms of this Clause 11, the terms of such Confidentiality Agreement shall prevail. For the avoidance of doubt, the Steering Committee Appointment Letter shall constitute a Confidentiality Agreement for the purposes of this clause.

11.2

Subject to Clause 11.3 to Clause 11.6 (inclusive) below, the Company shall (and shall procure that each member of the Group shall) and each Participating Lender and each Consenting Noteholder shall keep confidential the terms of this Agreement and all information provided to it by a member of the Group under this Agreement (the “Confidential Information”).

11.3	The Company and/or each member of the Group may disclose:

(a)	this Agreement;

(b)	the aggregate amount of Locked-Up Debt at any time;

(c)	this Agreement (and any related notices) to:

(i)	the Information Agent, provided such party has agreed with the Company to keep the terms of this Agreement confidential;

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(ii)	to the Court as part of the evidence to be submitted in respect of any Compromise Process;

(iii)

as required by the laws, rules or regulations of any country with jurisdiction, or if this Agreement is requested to be disclosed by a court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, or as required by the rules of any relevant listing authority or stock exchange on which the shares of any Party are listed or traded; and

(d)

this Agreement (and any related notices) to any of their Affiliates or Agents, provided that, prior to such disclosure, the relevant Affiliate or Agent has agreed with the Company to keep the terms of this Agreement confidential (unless already bound by law, regulation, or professional duty to keep the same confidential), provided that (i) any disclosure of this Agreement and/or the Backstop Agreement shall be subject to redaction of the identity of, and each signature page of, each Notes Ad Hoc Group member, RCF SteerCo Group member, Consenting Noteholder, Participating Lender and Backstop Provider, unless required by applicable law or under any Compromise Process; and (ii) this Clause 11.3 shall not permit any disclosure of any Confidential Annexure, other than to the Information Agent and/or the Company Advisers.

11.4	Each Participating Lender, each Consenting Noteholder, each Backstop Provider and each member of the Notes Ad Hoc Group may disclose the Confidential Information to:

(a)	any of its Affiliates, Agents and Related Funds;

(b)	any Participating Lender, Consenting Noteholder, Backstop Provider or member of the Notes Ad Hoc Group;

(c)	its statutory auditors in order to comply with its statutory audit requirements;

(d)

the Notes Ad Hoc Group and/or RCF SteerCo Group, any member of the Notes Ad Hoc Group and/or RCF SteerCo Group, and any of the Affiliates and Related Funds of any member of the Notes Ad Hoc Group or the RCF SteerCo Group and their respective Representatives for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Restructuring, the Restructuring Term Sheet and this Agreement;

(e)

any of its professional advisers, including lawyers, accountants and financial advisers (including the Notes Ad Hoc Group Counsel, Notes Ad Hoc Group Financial Advisers, SteerCo Counsel and SteerCo Financial Adviser) for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Restructuring, the Restructuring Term Sheet and this Agreement;

(f)

as required by the laws, rules or regulations of any country with jurisdiction (including to persons to whom information is required by law to be disclosed in connection with, and for the purpose of, any litigation, arbitration, administrative or other investigations, proceedings or disputes), or if this Agreement is requested to be disclosed by a court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, or as required by the rules of any relevant listing authority or stock exchange on which the shares of any Party are listed or traded; and

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(g)

any person (a “Participant”) with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement, provided that the Confidential Information that is shared is limited to:

(i)

a copy of this Agreement, subject to the redaction of the identity of, and each signature page of, each Notes Ad Hoc Group member, each RCF SteerCo Group member, each Consenting Noteholder, each Participating Lender and each Backstop Provider; and

(ii)	any information which that Participating Lender or Consenting Noteholder (in its capacity as a Participating Lender or Consenting Noteholder, as applicable) has been provided under this Agreement,

but only if it agrees in writing with such Participant for the benefit of each Participating Lender and Consenting Noteholder (other than the disclosing Participating Lender or Consenting Noteholder, if applicable) and the Company to keep the document or information confidential on the same terms (with consequential changes) as are set out in this Clause 11.4, provided that any disclosure of this Agreement and/or the Backstop Agreement shall be subject to redaction of the identity of, and each signature page of, each Notes Ad Hoc Group member, RCF SteerCo Group member, Consenting Noteholder, Participating Lender and Backstop Provider, unless required by applicable law.

11.5

Each Consenting Creditor agrees that the Company shall not be required to cleanse any of the information provided pursuant to the terms of this Agreement, other than as expressly agreed in accordance with any applicable Confidentiality Agreement.

11.6	The restrictions imposed by this Clause 11 shall not apply in respect of any information:

(a)	which is, or becomes, publicly available other than as a direct or indirect result of the information being disclosed by a Party in breach of Clause 11.3 or 11.4 above;

(b)	which was available to the receiving party on a non-confidential basis prior to disclosure by the disclosing Party;

(c)

which was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the disclosing Party’s knowledge, after reasonable enquiry, is not under any confidentiality obligation in respect of that information; and/or

(d)	which has been independently developed by the receiving party;

(e)

which was lawfully known to, or in the possession of the receiving party before the information was disclosed by the disclosing Party, or which is lawfully obtained by the receiving party thereafter (other than from a Party which so far as the receiving party is aware has been obtained in violation of any confidentiality obligation owed to any member of the Group);

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(f)	which was or is expressly identified at the time of delivery as being non-confidential by any member of the Group or the Company Advisers; and/or

(g)	which is disclosed to the receiving party without their prior consent.

12.	PUBLICITY

12.1

Without prejudice to Clause 13.1 (Information relating to Locked-up Debt), each Party acknowledges that the Company will make this Agreement publicly available promptly upon the date of this Agreement, including by publication on its website, by a regulatory information service, and by any other reasonable means chosen by the Company subject to redaction of the identity of, and each signature page and Confidential Annexure of, each Notes Ad Hoc Group member, RCF SteerCo Group member, Consenting Noteholder, Participating Lender and Backstop Provider.

12.2

Except as permitted by, Clause 12.1 (Publicity) above, and Clause 12.3 below, no announcement regarding or referencing this Agreement or the Restructuring (including the identity of any Consenting Creditor) will be made by or on behalf of any Party (whether publicly or otherwise) other than in the form agreed between the Majority Core Noteholder Group, the RCF SteerCo Group and the Company and, to the extent that such announcement identifies or refers to a Consenting Creditor by name, the relevant Consenting Creditor.

12.3

Clause 12.1 (Publicity) above does not apply to any announcement or public statement (i) required or requested to be made by any Governmental Body, banking, taxation or other authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or (ii) required to be made in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes. Any Party required to make such an announcement shall, unless the requirement is to make an immediate announcement with no time for consultation or unless otherwise not permitted to do so by law or regulation, consult with the Notes Ad Hoc Group, the RCF SteerCo Group (to the extent party to this Agreement) and the Company before making the relevant announcement.

13.	INFORMATION RELATING TO LOCKED-UP DEBT

13.1	Subject to Clause 13.2 (Information relating to Individual Holdings), each Party:

(a)

authorises the Company to inform the Parties (and the Notes Ad Hoc Group, and the RCF SteerCo Group) of the aggregate principal amount of Locked-Up Debt held by the Consenting Noteholders and Participating Lenders from time to time (and the Company shall provide such updates in relation to aggregate holdings of Locked-Up Debt upon reasonable request from the Majority Core Noteholder Group or RCF SteerCo Group); and

(b)	agrees that the Company may in any public announcement refer to the aggregate principal amount of Locked-Up Debt from time to time.

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13.2	Information relating to Individual Holdings

Each Party agrees that Individual Holdings are strictly confidential, and it will not make any disclosure to any person, including to any other Party or other Noteholder, which would identify an Individual Holding without the prior written consent of the relevant Consenting Creditor, except:

(a)	if and to the extent required for the purposes of any Compromise Process;

(b)	to the extent required by law, rules, regulation or court order;

(c)	in response to a subpoena, discovery request, or a request from a Governmental Body or securities exchange for information regarding Individual Holdings;

provided, however, that the relevant disclosing party shall use its reasonable efforts to maintain the confidentiality of such Individual Holding in the context of the relevant circumstance described in, as applicable, paragraphs (a) to (c) above and will, to the extent permitted by applicable law or regulation, provide any such Consenting Creditor with prompt notice of any such request or requirement so that such Consenting Creditor may seek a protective order or other appropriate remedy and the disclosing party will fully cooperate with such Consenting Noteholder’s or Participating Lender’s efforts to obtain the same.

13.3

The Parties agree and acknowledge that all Noteholder / Lender Accession Letters, Confidential Annexures, Transfer Certificates, and Proofs of Holdings may be disclosed by the Information Agent to the Company, the Company Advisers, the Notes Ad Hoc Group Advisers, and the SteerCo Advisers provided they each agree not to make any disclosure to any person other than the foregoing, including to any Consenting Noteholder or Participating Lender or other Noteholder or Lender, which would identify an Individual Holding on the same terms as Clause 13.2 (Information relating to Individual Holdings).

14.	INFORMATION AGENT

14.1	The Company has appointed the Information Agent, and the Information Agent shall be responsible for, among other things:

(a)

making a copy of this Agreement available to all Noteholders and Lenders who have certified to the Information Agent their status as such, subject to redaction of the identity of, and any signature page and Confidential Annexure of, Notes Ad Hoc Group members, RCF SteerCo Group members, Backstop Providers, Consenting Noteholders and Participating Lenders;

(b)	receipt and processing of Noteholder / Lender Accession Letters, Transfer Certificates, Confidential Annexures, and Proofs of Holdings;

(c)	maintaining and updating the Notice Register;

(d)	calculating the amount of:

(i)

the Early Bird Eurobond Consent Fee, Eurobond Consent Fee, Simple Majority MTN Consent Fee and/or Enhanced Majority MTN Consent Fee payable to each eligible Consenting Noteholder (or, as applicable, Participating MTN Holder); and

(ii)	the RCF Fees payable to each eligible Participating Lender;

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(e)	monitoring compliance by Consenting Noteholders and Participating Lenders with the provisions of Clause 3.2 (General Undertakings to Support the Restructuring) and Clause 6 (Transfers); and

(f)

calculating the amount of Locked-Up Debt and Notified Locked-Up Debt held by Consenting Noteholders and Participating Lenders (as applicable), and as applicable the percentage that Locked-Up Debt or Notified Locked-Up Debt represents of the Notes Debt and Facility Agreement Debt, or the principal amount of the Notes Debt or Facility Agreement Debt, and, in the absence of manifest error, the decision of the Information Agent in relation to any such calculations which may be required shall be final and may not be disputed by any Consenting Noteholder or Participating Lender, and each Consenting Noteholder and Participating Lender in its capacity as such hereby unconditionally and irrevocably waives and releases any claims which may arise against the Company or the Information Agent, (save in the case of wilful misconduct, fraud or gross negligence) in each case in relation to the Information Agent’s performance of its roles in connection with this Agreement.

14.2	The Information Agent shall be entitled to rely in good faith upon any information supplied to it (including in any Confidential Annexure and any Proof of Holdings).

14.3

The Information Agent shall provide any Consenting Creditor with such information relevant to it relating to the calculations referred to above as that person may reasonably request for the purposes of evaluating and checking such calculations and reconciliations, provided that no such information shall be provided where it would or might (in the Information Agent’s reasonable opinion) result in a breach of Clause 13.2 (Information relating to Individual Holdings).

15.	CONSENTING NOTEHOLDERS AND NOTES AD HOC GROUP, PARTICIPATING LENDERS AND RCF STEERCO GROUP

15.1	Agreements amongst the Consenting Noteholders and Participating Lenders

This Clause 15 (Consenting Noteholders and Notes Ad Hoc Group, Participating Lenders and RCF SteerCo Group) sets out certain rights and obligations amongst: (i) the Notes Ad Hoc Group and the Consenting Noteholders, and is not intended to impact the rights and obligations of each Consenting Noteholder vis-à-vis any other Party; and (ii) the RCF SteerCo Group and the Participating Lenders, and is not intended to impact the rights and obligations of each Participating Lender vis-à-vis any other Party.

15.2	No representation

(a)

Nothing in this Agreement shall create or imply any fiduciary duty, any duty of trust or confidence in any form on the part of the Notes Ad Hoc Group or any member of the Notes Ad Hoc Group (in its capacity as a member of the Notes Ad Hoc Group and not in its capacity as a Noteholder and/or agent (as applicable)) to any other Party or the other Consenting Noteholders under or in connection with this Agreement, a Notes Indenture or the Restructuring.

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(b)

Nothing in this Agreement shall create or imply any fiduciary duty, any duty of trust or confidence in any form on the part of the RCF SteerCo Group or any member of the RCF SteerCo Group (in its capacity as a member of the RCF SteerCo Group and not in its capacity as a Lender and/or facility agent and/or Security Agent (as applicable)) to any other Party, member of the Group, Lender or the other Participating Lenders under or in connection with this Agreement, the Intercreditor Agreement, the Facility Agreement or the Restructuring.

15.3	No Agency

(a)

The Notes Ad Hoc Group is not an agent and does not and will not “act for” or act on behalf of or represent the Noteholders or Consenting Noteholders in any capacity, will have no fiduciary duties to the Noteholders or Consenting Noteholders and will have no authority to act for, represent, or commit the Noteholders or Consenting Noteholders. The Notes Ad Hoc Group and the Notes Ad Hoc Group Advisers will have no obligations other than those for which express provision is made in this Agreement (and for the avoidance of doubt the Notes Ad Hoc Group and the Notes Ad Hoc Group Advisers are not under any obligation to advise or to consult with any Noteholder, Consenting Noteholders, or any other party on any matter related to this Agreement).

(b)

The RCF SteerCo Group is not an agent and does not and will not “act for” or act on behalf of or represent the Lenders or Participating Lenders in any capacity, will have no fiduciary duties to the Lenders or Participating Lenders and will have no authority to act for, represent, or commit the Lenders or Participating Lenders. The RCF SteerCo Group and the SteerCo Advisers will have no obligations other than those for which express provision is made in this Agreement (and for the avoidance of doubt the RCF SteerCo Group and the SteerCo Advisers are not under any obligation to advise or to consult with any Lenders, Participating Lenders or any other party on any matter related to this Agreement).

15.4	No requirement to disclose information received in other capacities

(a)

No information or knowledge regarding the Company or the Group or their affairs received or produced by any Consenting Noteholder or Participating Lender in connection with this Agreement shall be imputed to any other Consenting Noteholder or Participating Lender (as applicable) and no Consenting Noteholder or Participating Lender shall be bound to distribute or share any information received or produced pursuant to this Agreement to any other Consenting Noteholder or Participating Lender (as applicable) to any other Noteholder under a Notes Indenture, or any other Lender under the Facility Agreement (as applicable) or any other person.

(b)

No information or knowledge regarding the Company or the Group or its affairs received or produced by any member of the Notes Ad Hoc Group or the RCF SteerCo Group in connection with this Agreement or the Restructuring shall be imputed to any other member of the Notes Ad Hoc Group or the RCF SteerCo Group (as applicable).

15.5	Notes Ad Hoc Group / RCF SteerCo Group may continue to deal with the Company

The Notes Ad Hoc Group members and the RCF SteerCo Group members will remain free to deal with the Company and the Group each on its own account and will therefore not be bound to account to any Party for any sum, or the profit element of any sum, received by it for its own account.

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15.6	Consenting Noteholders and Participating Lenders can seek their own advice

Each Consenting Noteholder and Participating Lender acknowledges and agrees that it remains free to seek advice from its own advisers regarding its exposure as a Consenting Noteholder or Participating Lender (as applicable) or, for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Restructuring, the Restructuring Term Sheet and this Agreement and will at all times continue to be solely responsible for making its own independent investigation and appraisal of the business, financial condition, creditworthiness, status and affairs of the Company and the Group.

15.7	Assumptions as to authorisation

The Notes Ad Hoc Group and the RCF SteerCo Group (and each of their respective Advisers) may assume that (and shall not be required to verify):

(a)	any representation, notice or document delivered to them is genuine, correct and appropriately authorised;

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters are within that person’s knowledge or within that person’s power to verify; and

(c)	any communication made by the Company or a member of the Group is made on behalf of and with the consent and knowledge of such person.

15.8	Responsibility for documentation

The Notes Ad Hoc Group and the RCF SteerCo Group (and each of their respective Advisers):

(a)

will not be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Consenting Noteholder or Participating Lender (as applicable), the Company, the Group or any other person given in or in connection with this Agreement and any associated documentation or the transactions contemplated therein;

(b)

will not be responsible for the legality, validity, effectiveness, completeness, adequacy or enforceability of the Restructuring, this Agreement or any agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the Restructuring;

(c)

will not be responsible for any determination as to whether any information provided or to be provided to any Consenting Noteholder or Participating Lender (as applicable) is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing, market abuse or otherwise;

(d)

will not be responsible for verifying that any information provided to the Consenting Noteholders or Participating Lenders (as applicable) (using reasonable endeavours and usual methods of transmission such as email or post) has actually been received and/or considered by each Consenting Noteholder or Participating Lender. Neither the Notes Ad Hoc Group nor the RCF SteerCo Group, nor their respective Advisers shall be liable for any information not being received by any Consenting Noteholder or Participating Lender (as applicable);

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(e)	subject to Clause 20.3(c) (Delivery), shall not be bound to distribute to any Consenting Noteholder or Participating Lender (as applicable) or to any other person, any information received by it; and

(f)

shall not be bound to enquire as to the absence, occurrence or continuation of any Default or Event of Default (as such terms are defined in the Notes Indentures or the Facility Agreement), or the performance by the Company, in each case, of its obligations under the Notes Indentures or the Facility Agreement, or any other document or agreement.

15.9	Own responsibility

(a)

It is understood and agreed by each Consenting Noteholder and Participating Lender, for the benefit of the Notes Ad Hoc Group and the RCF SteerCo Group (and each of their respective Advisers) respectively, that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of, and investigation into, all risks arising in respect of the business of the Company and the Group or under or in connection with the Restructuring, this Agreement and any associated documentation including, but not limited to:

(i)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

(ii)

the legality, validity, effectiveness, completeness, adequacy and enforceability of any document entered into by any person in connection with the business or operations of the Company or the Group or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Restructuring;

(iii)

whether such Consenting Creditor or Participating Lender has recourse (and the nature and extent of that recourse) against the Company or any other person or any of their respective assets under or in connection with the Restructuring and/or any associated documentation, the transactions therein contemplated, or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Restructuring;

(iv)

the adequacy, accuracy and/or completeness of any information provided by the Company and advisors or by any other person in connection with the Restructuring, and/or any associated documentation, the transactions contemplated therein, or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Restructuring; and

(v)

the adequacy, accuracy and/or completeness of any advice obtained by the Notes Ad Hoc Group, the RCF SteerCo Group or the Company in connection with the Restructuring or in connection with the business or operations of the Company or the Group.

(b)

Each Consenting Noteholder and Participating Lender acknowledges to the Notes Ad Hoc Group and the RCF SteerCo Group (as applicable) that it has not relied on, and will not hereafter rely on, the Notes Ad Hoc Group, the RCF SteerCo Group or any of them in respect of any of the matters referred to in paragraph (a) above and that consequently the

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Notes Ad Hoc Group members nor the RCF SteerCo Group members shall have any liability (whether direct or indirect, in contract, tort or otherwise) or responsibility to any Consenting Noteholder or Participating Lender (as applicable) nor any other person in respect of such matters.

15.10	Exclusion of liability

(a)

Without limiting paragraph (b) or paragraph (c) below, a member of the Notes Ad Hoc Group or the RCF SteerCo Group will not be liable for any action taken by it (or any inaction) under or in connection with the Restructuring or this Agreement, unless directly caused by its gross negligence or wilful misconduct.

(b)

Subject to Clause 15.1 (Consenting Noteholders and Notes Ad Hoc Group, Participating Lenders and RCF SteerCo Group), no Party (other than a member of the Notes Ad Hoc Group) may take any proceedings against any director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund, or any member of the Notes Ad Hoc Group in respect of (i) any claim it might have against the Notes Ad Hoc Group or a member of the Notes Ad Hoc Group or (ii) in respect of any act or omission of any kind by that director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund of the Notes Ad Hoc Group, in each case, in relation to this Agreement or the Restructuring and any associated documentation or transactions contemplated therein and, without prejudice to Clause 1.3 (Third-party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999, no such director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund of the Notes Ad Hoc Group shall be bound by any amendment or waiver of this Clause 15.10(b) (Exclusion of liability) without the consent of such director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund. Nothing in this paragraph shall limit any liability of a member of the Notes Ad Hoc Group arising from a breach of this Agreement by such member of the Notes Ad Hoc Group or failure to comply with any obligation such member of the Notes Ad Hoc Group has under this Agreement in each case solely in its capacity as a Consenting Creditor.

(c)

Subject to Clause 15.1 (Consenting Noteholders and Notes Ad Hoc Group, Participating Lenders and RCF SteerCo Group), no Party (other than a member of the RCF SteerCo Group) may take any proceedings against any director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund of any member of the RCF SteerCo Group in respect of (i) any claim it might have against the RCF SteerCo Group or a member of the RCF SteerCo Group or (ii) in respect of any act or omission of any kind by that director, officer, employee, agent, investment manager, investment adviser, general partner, consultant, Affiliate or Related Fund of the RCF SteerCo Group, in each case, in relation to this Agreement or the Restructuring and any associated documentation or transactions contemplated therein and, without prejudice to Clause 1.3 (Third-party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999, no such director, officer, employee, agent, investment manager, investment adviser, general partner, Affiliate or Related Fund of the RCF SteerCo Group shall be bound by any amendment or waiver of this Clause 15.10(c) (Exclusion of liability) without the consent of such director, officer, employee, agent, investment manager,

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investment adviser, general partner, Affiliate or Related Fund. Nothing in this paragraph shall limit any liability of a member of the RCF SteerCo Group arising from a breach of this Agreement by such member of the RCF SteerCo Group or failure to comply with any obligation such member of the RCF SteerCo Group has under this Agreement in each case solely in its capacity as a Consenting Creditor.

15.11	Additional Provisions Regarding the Consenting Creditors’ Commitments

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)

affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Obligors, or any other party in interest (including, without limitation, in any Chapter 11 Case, any official committee and the United States Trustee);

(b)

impair or waive the rights of any Consenting Creditor to assert or raise in a Chapter 11 Case, any objection or any other position not prohibited by this Agreement in connection with the Restructuring;

(c)	prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(d)

limit the rights of a Consenting Creditor in any Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in any Chapter 11 Case, so long as the exercise of any such right is not inconsistent with such Consenting Creditor’s obligations hereunder;

(e)

limit the ability of a Consenting Creditor to purchase, sell, or enter into any transactions regarding the claims against or interests in the Obligors, subject to the terms, conditions, and restrictions of this Agreement;

(f)	constitute a waiver or amendment of any term or provision of the Finance Documents or the Intercreditor Agreement;

(g)	constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Obligors that secure the obligations under the Finance Documents;

(h)

require any Consenting Creditor to incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Creditor, in each case other than those which are expressly contemplated by this Agreement;

(i)	prevent a Consenting Creditor from taking any action that is required to comply with applicable law;

(j)	prohibit any Consenting Creditor from taking any action that is not inconsistent with this Agreement or the Restructuring;

(k)

obligate a Consenting Creditor to deliver a vote to accept a Chapter 11 plan of reorganisation (or any other Compromise Process Document) or prohibit a Consenting Creditor from withdrawing such vote, in each case, from and after the Termination Date (other than a Termination Date as a result of the occurrence of the consummation of the

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Restructuring); provided that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the consummation of the Restructuring), such vote shall be deemed void ab initio and such Consenting Creditor shall have the opportunity to change its vote; or

(l)	require any Consenting Creditor to take any action which is prohibited by applicable law or to waive or forego the benefit of any applicable legal professional privilege.

16.	NOTES AD HOC GROUP COUNSEL

16.1

Subject to any provisions to the contrary in any engagement letter between the Notes Ad Hoc Group Counsel and a Party, to the extent that the Notes Ad Hoc Group Counsel acts as co-ordinating counsel to any one or more of the Parties in relation to this Agreement, the Restructuring, any of the transactions contemplated by this Agreement, or any post-Restructuring activities of the Company or any other member of the Group, each such Party:

(a)

acknowledges that the Notes Ad Hoc Group Counsel may, subject to its absolute discretion to determine otherwise, in accordance with applicable professional conduct rules, act in any or all of such capacities and shall not be required to disclose to any person any information it may receive in any or all of such capacities;

(b)	waives any claim that the Notes Ad Hoc Group Counsel’s representation of any or all of them or in any or all of such capacities represents a conflict of interest;

(c)	confirms that it consents to the Notes Ad Hoc Group Counsel acting for any or all of them; and

(d)	acknowledges and agrees that the Notes Ad Hoc Group Counsel may assume that (and shall not be required to verify):

(i)	any representation, notice or document delivered to them is genuine, correct and appropriately authorised;

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters are within that person’s knowledge or within that person’s power to verify; and

(iii)	any communication made by the Company or any other member the Group is made on behalf of and with the consent and knowledge of all members of the Group.

16.2

The Notes Ad Hoc Group Counsel shall be entitled to rely on, enforce and enjoy the benefit of this Clause 16 (Notes Ad Hoc Group Counsel) as if it were a Party and, notwithstanding Clause 1.3 (Third party rights) or any other provision of this Agreement, no amendment or waiver of this Clause 16 (Notes Ad Hoc Group Counsel) or of any other provision in this Agreement that affects the rights and obligations of the Notes Ad Hoc Group Counsel may be made without its prior written consent.

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17.	FACILITY AGREEMENT, ANCILLARY FACILITY AND EXCLUDED DEBT

17.1	Notwithstanding any other provision to the contrary, each Party agrees and acknowledges that:

(a)

save as expressly contemplated pursuant to Schedule 4 (Restructuring Term Sheet) and the restrictions set out in limb (j) of the definition of Enforcement Action (as applied pursuant to Clause 3.5(b)(i)):

(i)

this Agreement does not, and is not intended to, waive, or amend, or otherwise vary any term of any Ancillary Facility, or the right of any person party to any Ancillary Facility to exercise any rights which that person may have under the applicable Ancillary Facility; and

(ii)	each Ancillary Facility shall continue to operate in accordance with its terms, unaffected by the provisions of this Agreement; and

(b)	each Participating Lender shall be free to deal with its Excluded Debt in accordance with its terms, without any restriction pursuant to the terms of this Agreement.

18.	SEPARATE RIGHTS

18.1

The obligations of each Party under this Agreement are several. Failure by a Party to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No Party is responsible for the obligations of any other Party under this Agreement.

18.2	The rights of each Party under or in connection with this Agreement are separate and independent rights. A Party may separately enforce its rights under this Agreement.

19.	SPECIFIC PERFORMANCE

Without prejudice to any other remedy available to any Party, the obligations under this Agreement shall, subject to applicable law, be the subject of specific performance by the relevant Parties. Each Party acknowledges that damages shall not be an adequate remedy for breach of the obligations under this Agreement.

20.	NOTICES

20.1	Communications in writing

(a)	Any communication to be made under or in connection with this Agreement shall be made in writing and may be made by letter or by electronic mail.

(b)

The contact details of the Parties for all communications under or in connection with this Agreement are as identified below, or any substitute contact details as a Party may notify to the Information Agent in accordance with Clause 20.2(a) (Change of Addresses):

(i)	in the case of the Company (on behalf of itself and each other Obligor), to:

Intrum AB (publ)

Riddargatan 10, 114 35, Stockholm

Attention: Chief Financial Officer

Email:   Niklas.lundquist@intrum.com; jens.kullander@intrum.com;

     emil.folkesson@intrum.com; clo@intrum.com

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with a copy to the Company Counsel:

Milbank LLP, 100 Liverpool Street, London EC2M 2AT

Attn: Yushan Ng, Sarah Levin

Email: MilbankProjectIndoor@milbank.com

(ii)	in the case of each Original Consenting Noteholder, those identified in the signature page of that Original Consenting Noteholder;

(iii)	in the case of each Original Participating Lender, those identified in the signature page of that Original Participating Lender to the Amendment and Restatement Agreement;

(iv)	in the case of each Additional Consenting Noteholder, those set out in the Additional Consenting Noteholder’s Noteholder / Lender Accession Letter;

(v)	in the case of each Additional Participating Lender, those set out in the Additional Participating Lender’s Noteholder / Lender Accession Letter;

(vi)	in the case of each Backstop Provider, those set out in the signature page of that Backstop Provider;

(vii)	in the case of an Additional Backstop Provider, those set out in its Noteholder / Lender Accession Letter;

(viii)	in the case of the Company Counsel, to:

Address: Milbank LLP, 100 Liverpool Street, London EC2M 2AT

Email: MilbankProjectIndoor@milbank.com

Attention: Yushan Ng, Sarah Levin

(ix)	in the case of the Company Financial Adviser, to:

Address: Houlihan Lokey, 1 Curzon Street, London, W1J 5HD

Email: Project_Indoor_HL <Project_Indoor_HL@hl.com>

Attention: Manuel Martinez-Fidalgo, Matteo Bezzini

(x)	in the case of the SteerCo Counsel, to:

Address: Clifford Chance LLP, 10 Upper Bank Street, London, E14 5JJ

Email: CCProjectVanir@CliffordChance.com

Attention: John MacLennan, William Steel

(xi)	in the case of the SteerCo Financial Adviser, to:

Address: New Court, St Swithin’s Lane, London EC4N 8AL

Email: ProjectVanir@rothschildandco.com

Attention: Mahir Quraishi, Ioannis Ntarlantanis

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(xii)	in the case of the Notes Ad Hoc Group Counsel, to:

Address: Latham & Watkins (London) LLP, 99 Bishopsgate, London, EC2M 3XF

Email: ProjectImpetus.lwteam@LW.com

Attention: Yen Sum, Jennifer Brennan and Jack Isaacs.

(xiii)	in the case of the Notes Ad Hoc Group Financial Adviser, to:

Address: PJT Partners, 1 Curzon Street, London W1J 5HD

Email: Project_Impetus@pjtpartners.com

Attention: Mike Wilcox, Andrew Code

(xiv)	in the case of a member of the Notes Ad Hoc Group, those set out next to its name in Schedule 2 (The Notes Ad Hoc Group);

(xv)	in the case of the Information Agent, by:

(A)	email to intrum@is.kroll.com; or

(B)

with respect to a Noteholder / Lender Accession Letter, a Confidential Annexure, a Proof of Holdings, or any other communication expressly permitted by the Information Agent, by digital upload to the Information Agent’s Website, in each case, as collated and recorded by the Information Agent.

20.2	Change of Addresses

(a)

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is as set out in Clause 20.1 (Communications in writing) or:

(i)	for any Party other than the Information Agent, any substitute address or email address or department or officer as that Party may notify to the Information Agent; or

(ii)

for the Information Agent, any substitute address or email address or department or officer as the Information Agent may notify to the Company, the Consenting Noteholders and the Participating Lenders, the SteerCo Advisers and the Notes Ad Hoc Group Advisers,

in each case, by not less than five (5) Business Days’ written notice.

(b)

If the Information Agent receives a notice of substitute notice details from a Party pursuant to Clause 20.1(b)(i) above, it shall promptly provide a copy of that notice to all the other Parties, and to the SteerCo Advisers and the Notes Ad Hoc Group Advisers.

20.3	Delivery

(a)

Any communication under or in connection with this Agreement (including the delivery of any Noteholder / Lender Accession Letter or Transfer Certificate given pursuant to Clause 20.1 (Communications in writing)) will be deemed to be given when actually received (regardless of whether it is received on a day that is not a Business Day or after business hours) in the place of receipt.

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(b)	For the purposes of this Clause 20.3 (Delivery), any communication under or in connection with this Agreement made:

(i)	by or attached to an email will be deemed received only on the first to occur of the following:

(A)

when it is dispatched by the sender to each of the relevant email addresses specified by the recipient, unless for each of the addressees of the intended recipient, the sender receives an automatic non-delivery notification that the email has not been received (other than an out of office greeting for the named addressee) and the sender receives the notification of non-delivery within one hour after dispatch of the email by the sender;

(B)	the sender receiving a message from the intended recipient’s information system confirming delivery of the email; and

(C)	the email being available to be read at one of the email addresses specified by the recipient,

provided that, in each case, the email is in an appropriate and commonly used format, and that any attached file is a pdf, jpeg, tiff or other appropriate and commonly used format.

(ii)	if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post, with postage prepaid, and in an envelope addressed to it at that address.

(c)	For the purposes of this Clause 20.3 (Delivery), any notice, approval, consent or other communication under or in connection with this Agreement:

(i)

to be made by the Company (or on behalf of the Company, the Obligors or any other member of the Group) or the Information Agent (on behalf of the Company, the Obligors, or any other member of the Group), or the Notes Ad Hoc Group Counsel (on behalf of the Notes Ad Hoc Group) will be deemed to be validly received as if it had been made by the Group or the Notes Ad Hoc Group, as applicable; and

(ii)

to be made to the Notes Ad Hoc Group (or a member thereof) will be deemed to have been validly received by the Notes Ad Hoc Group (or the relevant member thereof) if it is delivered to and actually received by the Notes Ad Hoc Group Counsel in writing by letter or by email to the notice details specified above; and

(iii)

to be made to an Original Consenting Noteholder will be deemed to have been validly received by the relevant Original Consenting Noteholder if it is delivered to and actually received by such Original Consenting Noteholder in writing by letter or by email to the notice details specified in that Original Consenting Noteholder’s signature page to this Agreement.

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20.4	Notice register

(a)	The Information Agent will collate and record each Party’s notice details in a register held by the Information Agent (the “Notice Register”).

(b)

Notwithstanding any other provision of this Agreement, where a provision of this Agreement requires a Consenting Noteholder to provide any notice to a Participating Lender, or for a Participating Lender to provide notice to any Consenting Noteholder, such obligation shall be satisfied if the relevant Participating Lender or Consenting Noteholder (as applicable) provides notice to the Company (and the Company shall promptly deliver, or instruct the Information Agent to deliver, such notice in accordance with the instructions set forth therein).

20.5	English language

Any communication provided under or in connection with this Agreement must be in English.

21.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction: (x) neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired; and (y) the invalid provision will be deemed to be replaced with a legal provision that is as close as possible to the original.

22.	REMEDIES AND WAIVERS

(a)

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement unless expressly set out herein, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(b)	No election to affirm this Agreement on the part of any Party shall be effective unless it is in writing.

(c)	No single or partial exercise of any right or remedy shall prevent any further or other exercise of such right or remedy or of any other right or remedy.

(d)	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23.	RESERVATION OF RIGHTS

(a)

Unless expressly provided to the contrary, this Agreement does not amend or waive any Party’s rights under any Notes Indenture or the Facility Agreement (as applicable) or any other documents and agreements, or any Party’s rights as creditors of the Company, or any member of the Group unless and until the Restructuring is consummated (and then only to the extent provided under the terms of the Transaction Documents).

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(b)	The Parties fully reserve any and all of their rights, until such time as the Restructuring is implemented.

(c)

If this Agreement is terminated by any Party for any reason, the rights of that Party against the other Parties to this Agreement and those other Parties’ rights against the terminating Party shall be fully reserved.

24.	SUCCESSORS AND ASSIGNS

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

26.	ENTIRE AGREEMENT

This Agreement and the documents referred to in and/or entered into under this Agreement contain the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to matters dealt with in this Agreement.

27.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with it are governed by English law.

28.	ENFORCEMENT

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement or a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

The Parties

Part A The Obligors

No.	Name	Jurisdiction	Registration Number (or equivalent)

1.	Intrum Intl AB	Sweden	556570-1181

2.	Intrum Holding AB	Sweden	556723-5956

3.	Lock TopCo AS	Norway	913 852 508

Part B RCF SteerCo Group

[Intentionally omitted.]

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Schedule 2

The Notes Ad Hoc Group

[Intentionally omitted.]

[To be inserted]

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Schedule 3

The Original Participating Lenders

[To be inserted]

[Schedule – Lock-up Agreement]

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Schedule 4

Restructuring Term Sheet

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Schedule 4

Project Indoor

Restructuring Term Sheet

The term sheet (this “Restructuring Term Sheet”) sets out a summary of the key commercial terms of the proposed Restructuring.

The matters set out in this Restructuring Term Sheet are summary terms only and not intended to include all the terms and conditions which will be set out in full in the final Transaction Documents. This Restructuring Term Sheet remains subject to regulatory, tax and legal structuring advice, commercial due diligence and definitive documentation, and to the satisfaction of all conditions precedent as may be specified in such definitive documentation.

Unless otherwise defined herein, each capitalised term used in this Restructuring Term Sheet shall have the meaning given to that term in the lock-up agreement to which this Restructuring Term Sheet is appended (the “Lock-Up Agreement”). The rules of interpretation set out in clause 1.2 (Construction) of the Lock-Up Agreement shall apply to this Restructuring Term Sheet as though set out in this Restructuring Term Sheet in full.

Nothing in this Restructuring Term Sheet should be deemed an admission or opinion of any person as to the value of any member of the Group or of the Group as a whole, or of its or its Subsidiaries’ assets.

Overview

Summary of Restructuring

Among other things, the Restructuring contemplates:

•  The provision of new money to the Group via the issuance of c. €526,315,000 aggregate principal amount of notes by the Issuer (as defined below) on a senior secured 1.5L basis.

•  The amendment and/or exchange (the “Exchange”) of the Participating Notes into:

•  the exchange notes, which shall have an aggregate principal amount equal to 90% of the aggregate principal amount of the Participating Notes, the terms of which are more particularly set out in Annex 1 (The Exchange Notes) (the “Exchange Notes”); and

•  new equity to be issued by the Company, being, as at the Restructuring Effective Date, 10% of the ordinary shares in the capital of the Company on a fully diluted basis, on the terms set out more fully in Annex 2 (The Ordinary Shares) (the “Ordinary Shares”).

•  The amendment and restatement of the Facility Agreement including an extension of the term of the Revolving Credit Facility to 30 June 2028, the terms of which are more particularly set out in Annex 4 (Amended/Extended SSRCF Term Sheet) (the “Amended SSRCF”).

•  The payment of certain other fees as set forth in this Restructuring Term Sheet.

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Other financial debt

The Company shall repay the 2024 Eurobonds and 2024 MTNs in full upon their respective maturity dates.

The Company shall, at its discretion, repay or refinance the Senior Secured Term Loan in a manner that complies with the terms of the New Money Notes, the Amended SSRCF and the Exchange Notes (or, prior to the Restructuring Effective Date, the Finance Documents and the Lock-Up Agreement).[1]

Hive Down

As a condition precedent to the Restructuring Effective Date, the Company will complete the Reorganisation. To the extent not capable of completion prior to the Restructuring Effective Date due to reasons that are beyond the Company’s control (it being acknowledged that the Reorg Steps Plan shall be prepared with a view to all material Reorganisation steps capable of completion being completed prior to the proposed Restructuring Effective Date), the Company will undertake to use all reasonable efforts to complete any remaining steps required to effect the Reorganisation in accordance with the Reorg Steps Plan. If the Company concludes (acting in good faith and acting reasonably) that it is not possible to complete any remaining step(s) having used all reasonable efforts, it shall promptly engage with the Core Noteholder Group and the RCF SteerCo Group and the parties shall consult together to agree (in the case of the Core Noteholder Group, acting by Majority Core Noteholder Group) upon an appropriate solution to determine how to give effect to the remaining steps or any alternative solution (including but not limited to the granting of security over any assets which have not been successfully transferred).

“Reorg Steps Plan” means the steps plan for the Reorganisation to be agreed by the Company, the Majority Core Noteholder Group and the Majority Participating Lenders.

“Reorganisation” means the intra-group reorganisation as will be more particularly set out in the Reorg Steps Plan whereby all of the Company’s assets (including its shares and other interests in its direct subsidiaries and intellectual property), functions, contracts and employees will be hived down and transferred to a newly created entity incorporated under the laws of Sweden (“MidCo”), which shall be (unless otherwise agreed between the Company, the Majority Participating Lenders and the Majority Core Noteholder Group) directly wholly-owned by a newly created entity incorporated under the laws of Sweden (“HoldCo”) that is directly wholly-owned by the Company.

Implementation

Implementation of the Restructuring	The Restructuring shall be implemented in accordance with the terms of this Restructuring Term Sheet, the Lock-Up Agreement and the Steps Plan.

[1]	Note: The Company, with the consent of the Majority Participating Lenders and the Majority Core Noteholder Group may agree an alternative approach with respect to the 2025 PPNs.

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Lock-Up Fees

Lock-Up Fees (Consenting Eurobonds)

Each Consent Fee Eligible Consenting Eurobond Noteholder will be entitled to receive a consent fee equal to 0.50% of the aggregate principal amount of its Locked-Up Eurobond Notes Debt (the “Consent Fee”).

Each Early Bird Eligible Consenting Eurobond Noteholder will be entitled to an early bird consent fee equal to a further 0.50% of the aggregate principal amount of its Locked-Up Eurobond Notes Debt (the “Early Bird Consent Fee”).

Entitlements to the Consent Fee and the Early Bird Consent Fee shall be calculated by the Information Agent in accordance with the Lock-Up Agreement.

The Consent Fee and Early Bird Consent Fee shall be paid to each Consent Fee Eligible Consenting Eurobond Noteholder or Early Bird Eligible Consenting Eurobond Noteholder (as applicable) on the Restructuring Effective Date in additional Exchange Notes (pro rata across all maturities of Exchange Notes) in a principal amount equal to the amount of such fees and shall be denominated in the same currency as that Consenting Eurobond Holder’s Exchange Notes.

Lock-Up Fees (Participating MTNs)

Each Participating MTN Holder will be entitled to receive a consent fee in respect of each MTN Issuance (other than the 2024 MTNs), equal to 0.75% of the aggregate principal amount of its Notes Debt in that MTN Issuance, if (i) the Locked-Up Notes Debt of Consenting Noteholders represents at least 50% by value of the aggregate principal amount outstanding of Notes Debt under that relevant MTN Issuance by no later than the Consent Fee Deadline and (ii) the relevant quorum requirements under the MTN Terms and Conditions are met and Consenting Noteholders representing at least 50% by value of the aggregate principal amount outstanding of Notes Debt under that relevant MTN Issuance vote in favour of any matter requiring approval under the MTN Terms and Conditions or otherwise in connection with or in relation to the Restructuring (the “Simple Majority MTN Consent Fee”).

Each Participating MTN Holder will be entitled to receive a further consent fee in respect of each MTN Issuance (other than the 2024 MTNs), equal to 0.25% of the aggregate principal amount of its Notes Debt in that MTN Issuance, if:

(a)   (i) the Locked-Up Notes Debt of Consenting Noteholders represents at least 90% by value of the aggregate principal amount outstanding of Notes Debt under that relevant MTN Issuance and (ii) the relevant quorum requirements under the MTN Terms and Conditions are met and Consenting Noteholders representing at least 90% by value of the aggregate principal amount outstanding of Notes Debt under that relevant MTN Issuance vote in favour of any matter requiring approval under the MTN Terms and Conditions or otherwise in connection with or in relation to the Restructuring; or

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(b)   all Participating MTNs are subject to the Exchange pursuant to a Compromise Process,

(the “Enhanced Majority MTN Consent Fee”).

The Simple Majority MTN Consent Fee and the Enhanced Majority MTN Consent Fee shall be paid to each Participating MTN Holder (as applicable) on the Restructuring Effective Date in additional Exchange Notes (pro rata across all maturities of Exchange Notes) in a principal amount equal to the amount of such fees and shall be denominated in the same currency as that Participating MTN Holder’s Exchange Notes.

Lock-Up Fees (Participating Lenders)

Each Consent Fee Eligible Participating Lender under the Existing SSRCF that accedes to the Lock-up Agreement on or before the Lock-Up Deadline will be entitled to receive a non-refundable fee equal to:

•  0.50% of its RCF Commitments payable in cash on the earlier of:

•  Implementation Milestone 1 Payment Deadline calculated by reference to its RCF Commitments as at the Implementation Milestone 1 Date; and

•  Implementation Milestone 2 Payment Deadline calculated by reference to its RCF Commitments as at 22 November 2024

(the “RCF Forbearance Fee”); and

•  0.50% of its RCF Commitments payable in cash on the Restructuring Effective Date (and subject to the occurrence of the Restructuring Effective Date) calculated by reference to its RCF Commitments as at the Restructuring Effective Date (the “RCF Lock-Up Fee”); and

•  if the RCF Forbearance Fee has not been paid by the Restructuring Effective Date nor will be paid on the Restructuring Effective Date, 0.50% of its RCF Commitments as at the Restructuring Effective Date payable in cash on the Restructuring Effective Date (the “RCF Closing Fee”).

If any Consent Fee Eligible Participating Lender is required to repay its RCF Forbearance Fee (or any part thereof) to the Company or any member of the Group as a result of a successful preference claim in a Compromise Process (the “Repaid Fee”), such Consent Fee Eligible Participating Lender shall be entitled to an additional fee in an amount equal to the Repaid Fee which shall be payable in cash on the Restructuring Effective Date.

Agreed Exchange Rate	For the purposes of all calculations under this Term Sheet, the equivalent to an amount in EUR or SEK, as the context requires, shall be calculated using the Agreed Exchange Rate on the banking day falling immediately prior to the relevant date.

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ANNEX 1

THE EXCHANGE NOTES

Terms of the Exchange Notes

Issuer	HoldCo (or such other member of the Group as may be agreed between the Company, the Majority Participating Lenders and the Majority Core Noteholder Group) (the “Issuer”)

Issue Date	Restructuring Effective Date

Guarantors	As per New Money Notes

Guarantor Coverage Test	As per New Money Notes

Trustee	Kroll Trustee Services Limited or such other trustee as may be agreed by the Company and the Majority Core Noteholder Group (each acting reasonably and in good faith)

Security Agent	Nordic Trustee or such other agent as may be agreed by the Company, the RCF SteerCo Group and the Majority Core Noteholder Group (each acting reasonably and in good faith)

Amount

Equal to 90% of the aggregate principal amount outstanding of all Participating Notes as at the Restructuring Effective Date (anticipated to be c. €2,965 million (equivalent) in aggregate) plus the amount of all Consent Fees, Early Bird Consent Fees, Simple Majority MTN Consent Fees and Enhanced Majority MTN Consent Fees.

Minimum denominations to be agreed by the Company and the Majority Core Noteholder Group (each acting reasonably and in good faith).

Term

Four (or more, where any portion or tranche of the Exchange Notes are to be denominated in SEK) separate series of Exchange Notes will be issued in the following amounts (or the equivalent in SEK in respect of any portion or tranche of the Exchange Notes that is to be denominated in SEK, requiring separate series):

•  20% of the aggregate amount (anticipated to be c. €593m (equivalent)) to mature on 11 September 2027 (the “2027 Exchange Notes”);

•  25% of the aggregate amount (anticipated to be c. €741m (equivalent)) to mature on 11 September 2028 (the “2028 Exchange Notes”);

•  25% of the aggregate amount (anticipated to be c. €741m (equivalent)) to mature on 11 September 2029 (the “2029 Exchange Notes”); and

•  30% of the aggregate amount (anticipated to be c. €889m (equivalent)) to mature on 11 September 2030 (the “2030 Exchange Notes”).[2]

[2]	Note: Indicated tranche sizes are exclusive of Consent Fees, Early Bird Consent Fees, Simple Majority MTN Consent Fees and Enhanced Majority MTN Consent Fees to be capitalised.

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Currency	EUR for all Participating Eurobonds. SEK for all Participating MTNs

OID	None.

Coupon	2027 Exchange Notes: 7.75% 2028 Exchange Notes: 7.75% 2029 Exchange Notes: 8.50% 2030 Exchange Notes: 8.50%

Interest Period

3 months (the “Interest Period”), the first Interest Period commencing on the Restructuring Effective Date and ending on and including the day immediately preceding the next succeeding Interest Period.

Interest on the Exchange Notes will be payable on the last day of each Interest Period, in each case payable in arrear and computed on the basis of a 360-day year composed of twelve 30-day months.

Default Interest	Interest will accrue on overdue principal or interest, to the extent lawful, at a rate per annum equal to 1% over the then current interest rate on the relevant Exchange Notes until such amount (plus all accrued and unpaid interest thereon) is paid in full.

Amortization	None

Optional Redemption & Call Protection

NC2; provided that, (i) during the non-call period, the Exchange Notes may be redeemed at 100% plus a customary “make-whole” premium and (ii) this provision relating to Option Redemption & Call Protection shall not apply to the extent that the Exchange Notes are redeemed using the Available Cash Amount pursuant to the Cash Flow Waterfall.

On or following the date falling two years after the Restructuring Effective Date, the Exchange Notes may be optionally redeemed by the Issuer at par plus accrued interest.

Exchange Notes may be redeemed upon not less than ten and no more than 60 calendar days’ notice.

The Issuer shall be permitted to issue conditional or revocable notices of optional redemption.

The Exchange Notes will also contain tax redemption provisions consistent with the 2026 Eurobonds Indenture, provided that any Change in Tax Law must be publicly announced.

Other than pursuant to:

(i) the following paragraph; or

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(ii)  the repurchase of Exchange Notes pursuant to (x) a reverse Dutch auction in which each series of Exchange Notes is offered the opportunity to participate or (y) fixed-price (per series) tender offer which is made pro rata across each series of Exchange Notes, any notice of redemption or offer to repurchase the Exchange Notes must be applied across all series of Exchange Notes on a pro rata basis.

In connection with certain tender offers for the Exchange Notes, if holders of not less than 90% in aggregate principal amount of an outstanding series of Exchange Notes validly tender and do not withdraw such series of Exchange Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases, all of the Exchange Notes of such series validly tendered and not withdrawn by such holders, the Issuer or such third party will also have the right to redeem the Exchange Notes of such series that remain outstanding in whole, but not in part, following such purchase at a price equal to the price offered to each other holder of such series of Exchange Notes.

The optional redemption provisions will be otherwise consistent with the 2026 Eurobonds Indenture.

Repurchase following Change of Control	As per the 2026 Eurobonds Indenture.

Collateral	As per the Agreed Security Principles, including the same collateral as will benefit the amended & restated Facility Agreement and including a pledge over all shares in MidCo and HoldCo.

Ranking

2L

Pari passu with the RCF and New Money Notes in right of payment and liens priority; junior to the RCF and New Money Notes as to proceeds of enforcement of Transaction Security, guarantee claims, receipts or recoveries following a Distress Event or other Payment Stop (including from Debtors) and turnover.

Clearing	Euroclear / Clearstream

Listing	Listing on the Securities Official List of the Luxembourg Stock Exchange (or such other exchange as the Company and the Majority Core Noteholder Group may agree) with effect from the Restructuring Effective Date.

Rating	The Company and the Issuer to use commercially reasonable efforts to obtain issue ratings in respect of the Exchange Notes from any two of Fitch, Moody’s and S&P, as soon as reasonably practicable and in any event by no later than the date falling three months after the Restructuring Effective Date; no minimum rating requirement.

Allocation	Each Participating Noteholder shall receive its Pro Rata Share of the Exchange Notes, being a pro rata strip of Exchange Notes across all maturities.[3]

[3]

Note: The Company and the Majority Core Noteholder Group may agree a pro rata allocation mechanism which enables Participating Noteholders to elect to receive certain tranches of Exchange Notes, provided that such elections shall not change the amount/maturity of any tranche, and oversubscribed amounts in a tranche shall be reallocated on a pro-rata basis to the other tranches.

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Treatment of Accrued Interest	All accrued unpaid interest in respect of the Participating Notes shall be paid in cash in full on the Restructuring Effective Date.

Cash Flow Waterfall	As per the New Money Notes

Enhanced Reporting	As per the New Money Notes

Information Undertakings	As per the New Money Notes

Single Point of Enforcement	As per the New Money Notes

Permitted Holdco Reorganisation	As per the New Money Notes

Change of Control	As per the New Money Notes

Other Covenants & Terms	Other covenants and terms to be the same as those under the existing 2026 Eurobonds Indenture, subject to changes set out in Annex 7 (Exchange Notes and New Money Notes: Common Terms).

Governing Law & Jurisdiction	State of New York

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ANNEX 2

THE ORDINARY SHARES

Ordinary Shares

Allocation

Participating Eurobonds:

(a)   If the Restructuring is not implemented by way of a Compromise Process, each Participating Eurobond Holder that is or becomes a Party to the Lock-Up Agreement as a Consenting Noteholder prior to the Consent Fee Deadline and remains a Consenting Creditor on and has not materially breached the Lock-Up Agreement prior to the Restructuring Effective Date shall be entitled to receive its Lock-Up Pro Rata Share of the Ordinary Shares—Eurobonds, which shall be issued on the Restructuring Effective Date; or

(b)   If the Restructuring is implemented by way of a Compromise Process, each Participating Eurobond Holder shall be entitled to receive its Eurobond Pro Rata Share of the Ordinary Shares – Eurobonds, which shall be issued on the Restructuring Effective Date.

Participating MTNs:

Each Participating MTN Holder shall be entitled to receive its MTN Pro Rata Share of the Ordinary Shares - MTNs provided that:

(a)   the Locked-Up Notes Debt of Consenting Noteholders represents at least 90% by value of the aggregate principal amount outstanding of Notes Debt under each MTN Issuance; or

(b)   all Participating MTNs are subject to the Exchange pursuant to a Compromise Process,

the Ordinary Shares – Eurobonds, together with the Ordinary Shares – MTNs,“Share Entitlements” and each Participating Holder that is eligible to receive Share Entitlements, an “Entitled Noteholder”.

The Share Entitlements shall be issued by the Company on a fully diluted basis.

Clearing	Euroclear Sweden

Claiming Entitlements

Share Entitlements will be issued directly to any Entitled Noteholder (or its Nominee(s)) that has confirmed its details (including the details of a securities account that is compatible with Euroclear Sweden) to the Information Agent by no later than the date falling 10 Business Days prior to the Restructuring Effective Date (or such other time and date as the Company and the Majority Core Noteholder Group may agree). Any Entitled Noteholder that has not confirmed its details by this date shall have its Share Entitlements allocated to the Holding Period Trust (defined below).

If any Entitled Noteholder is unable, owing to fund constitutional or binding governance reasons, to receive its Share Entitlements or to nominate a Nominee to receive its Share Entitlements, such Share Entitlements shall be allocated to a trustee to be held on customary terms for a fixed period of 12 months

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following the Restructuring Effective Date (unless claimed) (the “Holding Period Trust”). Any unclaimed Share Entitlements held by the trustee at the end of such fixed period shall be liquidated and the net proceeds held on trust for a further fixed period for the relevant Entitled Noteholders to claim. Upon the expiry of the later fixed period, the trustee will deliver any unclaimed proceeds to the Company.

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ANNEX 3

THE NEW MONEY NOTES

Terms of the New Money Notes

Issuer	HoldCo (or such other member of the Group as may be agreed between the Company, the Majority Participating Lenders and the Majority Core Noteholder Group)

Guarantors

The Company and such other members of the Group that are required to become guarantors in accordance with the Agreed Security Principles and the Guarantor Coverage Test (including all guarantors of the RCF and the Exchange Notes from time to time).

Notwithstanding the foregoing, no:

(i) Fund Co-Investment Vehicle shall be required to provide a guarantee; or

(ii)  Target Group (as defined in Annex 7 (Exchange Notes and New Money Notes: Common Terms)) that is subject to the terms of Acquired Debt (as defined in Annex 7 (Exchange Notes and New Money Notes: Common Terms)) incurred in accordance with the Amended SSRCF, Exchange Notes Indenture and New Money Notes Indenture (or any Refinancing Indebtedness (as defined in Annex 7 (Exchange Notes and New Money Notes: Common Terms)) in respect of such Acquired Debt), shall be required to provide a guarantee for so long as such Acquired Debt (or such Refinancing Indebtedness) remains in place.

Guarantor Coverage Test

Subject to the Agreed Security Principles, each Material Company (as defined in the Agreed Security Principles) plus such other members of the Group as are required to ensure that (i) the aggregate of earnings before interest, tax, depreciation and amortisation, calculated on the same basis as Consolidated EBITDA (as defined in the New Money Notes indenture, Exchange Notes indenture and Amended SSRCF) (“EBITDA”) of the Guarantors represents not less than 85% of Consolidated EBITDA (except that the EBITDA of a member of the Group will, if less than zero, be treated as zero for the purposes of such calculation), (ii) the aggregate total assets of the Guarantors represents not less than 85% of the aggregate total assets of the Group and (iii) the aggregate total revenue of the Guarantors represents not less than 85% of total revenues of the Group.

To be calculated in each case on an unconsolidated basis excluding all intra-group items tested and satisfied as at the Issue Date and thereafter tested annually by reference to each set of annual financial statements required to be delivered under the Amended SSRCF, New Money Notes indenture and/or Exchange Notes indenture, and to be satisfied within 60 days thereafter. For the avoidance of doubt, there shall be no default if the Guarantor Coverage Test is not satisfied as a result of members of the Group not being required to provide guarantees in accordance with the Agreed Security Principles.

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Agreed Form

Trustee	Kroll Trustee Services Limited or such other trustee as may be agreed by the Company and the Majority Core Noteholder Group (each acting reasonably and in good faith).

Security Agent	Nordic Trustee or such other agent as may be agreed by the Company, the RCF SteerCo Group and the Majority Core Noteholder Group (each acting reasonably and in good faith).

Escrow Agent	Kroll Agency Services Limited or such other agent as may be agreed by the Company and the Majority Core Noteholder Group (each acting reasonably and in good faith).

Amount & Purpose

c. €526,315,000 (equivalent) aggregate principal amount of New Money Notes. The New Money Notes may be denominated in (i) Euro, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof or (ii) SEK, in minimum denominations of SEK 1,250,000 and integral multiples of SEK 10,000 in excess thereof.

Proceeds to be applied by the Issuer for one or more discounted buybacks of the Exchange Notes through fixed-price tender offers or reverse Dutch auction tender offers, provided that:

a)  the Exchange Notes are repurchased at a discount to the outstanding principal amount; and

b)  if the buyback is:

i.   by way of fixed-price (per series) tender offer, the tender offer is made pro rata across each series of the Exchange Notes. If the tender offer is not fully subscribed in a particular series of the Exchange Notes (any amount not subscribed for being the “Series Shortfall”), the Issuer may undertake a further tender offer in respect of such series of Exchange Notes only in an amount equal to the Series Shortfall; or

ii.  by way of reverse Dutch auction tender offer, each series of Exchange Notes is offered the opportunity to participate in the reverse Dutch auction,

(each a “Discounted BuyBack”).

The Company shall, subject to the escrow arrangements set out below, use the New Money Notes proceeds for the Post-RED Discounted BuyBack (as set out below).

Any refinancing of debt in respect of the 2027 Exchange Notes shall be treated in the same manner as the Exchange Notes for the purpose of the New Money Notes.

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Agreed Form

Post-RED Discounted BuyBack

If the Restructuring is not implemented by way of a Compromise Process, on or prior to the Restructuring Effective Date each Consenting Noteholder shall be given the option to elect whether it wishes to tender its notes pursuant to a fixed-price tender offer to be undertaken by the Issuer within 60 days of the Restructuring Effective Date for a total of €250 million (or a lesser amount, if not fully subscribed) of the Exchange Notes, pro rata across each series of the Exchange Notes to all tendering Consenting Noteholders at a price equal to 94.4% of the face value of the Exchange Notes.

If the Restructuring is implemented by way of a Compromise Process, within 60 days of the Restructuring Effective Date, the Issuer shall undertake a fixed-price tender offer to all holders of Exchange Notes made for a total of €250 million (or a lesser amount, if not fully subscribed) of the Exchange Notes, pro rata to all tendering holders of Exchange Notes across each series of the Exchange Notes at a price equal to 94.4% of the face value of the Exchange Notes.

The Issuer shall be entitled to consummate the redemption of any Exchange Notes validly tendered, pro rata across all holders of the Exchange Notes who validly tender their Exchange Notes.

Currency	EUR, provided that any New Noteholder may elect to subscribe in SEK.

Issue Date	On or about Restructuring Effective Date.

Escrow

All cash proceeds of the issuance of the New Money Notes shall be paid into an escrow account on the Issue Date (the “Escrow Account” and the balance of proceeds standing to the credit of the Escrow Account being the “Escrow Proceeds”).

The Escrow Proceeds shall be released, from time to time, by the Escrow Agent to the Issuer, subject only to the receipt by the Escrow Agent of an officer’s certificate by the Issuer to the Escrow Agent with a copy to the trustee of the New Money Notes, during the period prior to (but excluding) the date falling twelve months after the Issue Date (the “Escrow Longstop Date”), certifying that the Escrow Proceeds to be released will be used to complete a Discounted BuyBack (including, for the avoidance of doubt, a Post-RED Discounted BuyBack) and pay accrued and unpaid interest and additional amounts, if any, on any Exchange Notes repurchased in such Discounted Buyback.

Escrow Special Mandatory Redemption: 0–4 months

In the event that, at any time prior to the date that is four (4) months following the Issue Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Proceeds (or any portion thereof), the Issuer shall redeem the New Money Notes using the Escrow Proceeds (other than any interest that has accrued on the Escrow Proceeds) on a pro rata basis at a redemption price equal to 98% of the aggregate principal amount of the New Money Notes that are being redeemed, plus accrued and unpaid interest, and any interest that has accrued on the Escrow Proceeds shall be remitted to the Issuer’s designated account for its own account.

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Agreed Form

Escrow Special Mandatory Redemption: 5–8 months

In the event that, at any time on or after the date that is four (4) months following the Issue Date but prior to the date that is eight (8) months following the Issue Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Proceeds (or any portion thereof), the Issuer shall redeem the New Money Notes using the Escrow Proceeds (other than any interest that has accrued on the Escrow Proceeds) on a pro rata basis at a redemption price equal to 99% of the aggregate principal amount of the New Money Notes that are being redeemed, plus accrued and unpaid interest, and any interest that has accrued on the Escrow Proceeds shall be remitted to the Issuer’s designated account for its own account.

Escrow Special Mandatory Redemption: 9–12 months

In the event that (i) any Escrow Proceeds remain in the Escrow Account on the Escrow Longstop Date or (ii) at any time on or after the date that is eight (8) months following the Issue Date but prior to the Escrow Longstop Date, the Issuer determines in its sole discretion that it will not undertake any further Discounted BuyBack using the Escrow Proceeds (or any portion thereof), the Issuer shall redeem the New Money Notes using the Escrow Proceeds (other than any interest that has accrued on the Escrow Proceeds) on a pro rata basis at a redemption price equal to 100% of the aggregate principal amount of the New Money Notes that are being redeemed, plus accrued and unpaid interest, and any interest that has accrued on the Escrow Proceeds shall be remitted to the Issuer’s designated account for its own account.

Escrow Account Bank Interest

Any interest accruing on the Escrow Proceeds shall be for the account of the Issuer.

Term	New Money Notes shall fall due on a date to be agreed between the Company and the Majority Core Noteholder Group that is after 30 June 2027 but on or prior to 31 December 2027.

Coupon	8% cash coupon, accruing on the aggregate principal amount of the New Money Notes

Issue Price	98%

Interest Period

3 months (the “Interest Period”), the first Interest Period commencing on the Issue Date and ending on and including the day immediately preceding the next succeeding Interest Period

Interest on the New Money Notes will be payable on the last day of each Interest Period, in each case payable in arrear and computed on the basis of a 360-day year composed of twelve 30-day months.

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Agreed Form

Default Interest	Interest will accrue on overdue principal or interest, to the extent lawful, at a rate per annum equal to 1% over the then current interest rate on the relevant New Money Notes until such amount (plus all accrued and unpaid interest thereon) is paid in full.

Amortization	None

Optional Redemption & Call Protection

NC1; provided that, during the non-call period, the New Money Notes may be redeemed at 100% plus a customary “make-whole” premium.

On or following the date falling one year after the Issue Date, the New Money Notes may be optionally redeemed by the Issuer at par plus accrued interest.

New Money Notes may be redeemed upon not less than ten and no more than 60 calendar days’ notice.

The Issuer shall be permitted to issue conditional or revocable notices of optional redemption.

The New Money Notes will also contain tax redemption provisions consistent with the 2026 Eurobonds Indenture, provided that any Change in Tax Law must be publicly announced.

In connection with certain tender offers for the New Money Notes, if holders of not less than 90% in aggregate principal amount of the outstanding New Money Notes validly tender and do not withdraw such New Money Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases, all of the New Money Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will also have the right to redeem the New Money Notes that remain outstanding in whole, but not in part, following such purchase at a price equal to the price offered to each other holder of New Money Notes.

The optional redemption provisions will be otherwise consistent with the 2026 Eurobonds Indenture.

Repurchase following Change of Control	As per the 2026 Eurobonds Indenture.

Collateral	As per the Agreed Security Principles, including the same collateral as will benefit the Amended SSRCF and including a pledge over all shares in Midco and HoldCo; plus a pledge over the escrow account holding the Escrow Proceeds (provided that the RCF and Exchange Notes shall not benefit from the pledge over the escrow account)

Ranking

1.5L

Pari passu with the RCF and Exchange Notes in right of payment and liens priority; junior to RCF but senior to Exchange Notes as to proceeds of enforcement of Transaction Security, guarantee claims, receipts or recoveries following a Distress Event or other Payment Stop (including from Debtors) and turnover.

Clearing	Euroclear / Clearstream

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Agreed Form

Listing	Listing on the Securities Official List of the Luxembourg Stock Exchange (or such other exchange as the Company and the Majority Core Noteholder Group may agree) with effect from the Issue Date

Rating	The Company and the Issuer to use commercially reasonable efforts to obtain issue ratings in respect of the Exchange Notes from any two of Fitch, Moody’s and S&P, as soon as reasonably practicable and in any event by no later than the date falling three months after the Issue Date; no minimum rating requirement.

Participation

Participation to be offered to all Participating Noteholders, each of whom may elect to subscribe for an amount not exceeding its Pro Rata Share of the New Money Notes. Each such Participating Noteholder may nominate one or more Nominees to participate on its behalf.

New Money Notes to be allocated to those New Noteholders (or Nominees) which have delivered a duly executed notes purchase agreement on or before the date falling ten Business Days prior to the Issue Date and to be dated on or after the date falling ten Business Days prior to the Issue Date, which shall be confirmed by the Company to all New Noteholders or Nominees (as applicable).

Backstop	New Money Notes to be backstopped by the Backstop Providers pursuant to the Backstop Agreement.

Backstop Fee

In consideration for their backstop of the New Money Notes, each Backstop Provider will receive its pro rata share of a Backstop Fee in an aggregate amount equal to 3% of the aggregate principal amount of New Money Notes. The Backstop Fee will be set off in full on the Issue Date against the Purchase Price (as defined in the Backstop Agreement) payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider

The Backstop Fee will otherwise be paid in cash to each Backstop Provider in accordance with the Backstop Agreement.

Conditions Precedent	Occurrence of the Restructuring Effective Date. Customary documentary conditions precedent to be specified in the notes purchase agreement.

Enhanced Reporting	Contained in Annex 7 (Exchange Notes and New Money Notes: Common Terms) and Annex 8 (Enhanced Reporting Package)

Information Undertakings

Requirement for the Company to notify the Security Agent if:

1.  a New Licence (as defined in the Group Covenants & Baskets section below) is issued;

2.  a member of the Group acquires any Person that is subject to a licence which would require regulator consent or notification upon a change of control; or

3.  due to a change in law (subject to its awareness having made reasonable enquiries from time to time) or a change in an existing member of the Group’s licence conditions, regulatory consent or notification would be required for a change of control of that member of the Group.

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Agreed Form

Single Point of Enforcement

Covenants in relation to the single point of enforcement, as follows:

•  The definition of Change of Control shall also include a limb that it will be a Change of Control if the Company ceases to own directly 100% of the issued shares in Holdco (other than as part of a Permitted Holdco Reorganisation) or if Holdco ceases to own directly 100% of the issued shares in Midco or, if a Permitted Holdco Reorganisation has occurred, if the Company ceases to own directly 100% of the issued shares in Intermediate Holdco or if Intermediate Holdco ceases to own directly 100% of the issued shares in Holdco.

•  The permissions set out in Section 5.01 (Merger and Consolidation) in the 2026 Eurobond Indenture as such provisions shall be incorporated in the Exchange Notes Indenture shall not apply as between the Company and Holdco and as between Holdco and Midco and, if a Permitted Holdco Reorganisation has occurred, as between the Company and Intermediate Holdco and as between Intermediate Holdco and Holdco.

•  A prohibition on the Company owning shares in any person except Holdco, any RED Direct Subsidiaries (as defined in the Agreed Security Principles set out in Annex 6 (Agreed Security Principles) of the Restructuring Term Sheet), a prohibition on Holdco owning shares in any person except Midco and, if a Permitted Holdco Reorganisation has occurred, a prohibition on the Company owning shares in any person except Intermediate Holdco or any RED Direct Subsidiaries (as defined in the Agreed Security Principles set out in Annex 6 (Agreed Security Principles) of the Restructuring Term Sheet) and a prohibition on Intermediate Holdco owning shares in any person except Holdco.

•  A requirement shall be included that the Company and Holdco act as holding companies only and, if a Permitted Holdco Reorganisation has occurred, a requirement that Intermediate Holdco act as a holding company only.

•  A prohibition shall be included on (A) the Company incorporating or acquiring new Subsidiaries except (i) Holdco and (ii) as part of a Permitted Holdco Reorganisation (as defined below) and (B) Holdco incorporating or acquiring new Subsidiaries other than Midco and (C) if a Permitted Holdco Reorganisation has occurred, Intermediate Holdco incorporating or acquiring new Subsidiaries other than Holdco.

•  A requirement shall be included that any downstream loans from (i) the Company to any of Holdco’s Subsidiaries must be routed via Holdco (or if applicable an Intermediate Holdco, after a Permitted Holdco Reorganisation), (ii) Holdco to any of Midco’s Subsidiaries must be routed via Midco, (iii) any member of the Group are made only to such member’s immediate subsidiary(ies) and (iv) if a Permitted Holdco Reorganisation has occurred, Intermediate Holdco to any of Holdco’s Subsidiaries must be routed via Holdco.

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Agreed Form

•  Unless materially detrimental due to tax or regulatory reasons or where to do so would have a materially negative impact on the balance sheet of any Group Company, HoldCo shall procure that (i) any New Licence is obtained by a newly incorporated direct wholly owned subsidiary of MidCo or a Group Company that currently holds a regulated licence from a regulator in the same jurisdiction or (ii) where this is not possible and the New Licence is required to be obtained by an entity within a regional sub-group, that such regional sub-group is directly owned by MidCo.A

“New Licence” shall be a new or renewed debt or credit servicing licence that would require regulatory approval prior to any enforcement or change of control.

“Licence” shall be a debt or credit servicing licence (other than a New Licence) that would require regulatory approval prior to any enforcement or change of control.

•  Unless materially detrimental due to tax, regulatory reasons or where contrary to applicable laws or regulation or where to do so would have a materially negative impact on the balance sheet of any Group Company, HoldCo shall procure that in the event that any existing entity becomes subject to a Licence, such entity (to the extent it is not already the case) is moved so that it is directly wholly owned by (i) Midco or by a Group Company that currently holds a regulated licence from a regulator in the same jurisdiction or (ii) where this is not possible and such entity is within a regional sub-group, that such regional sub-group is directly owned by MidCo

•  HoldCo shall procure that any regulated entity that it acquires, incorporates or otherwise establishes is directly wholly owned by Midco (or where such entity is within a regional sub-group, that such regional sub-group is directly owned by Midco).

Permitted Holdco Reorganisation

The Company shall be permitted to hold shares in Holdco via a newly incorporated intermediate subsidiary (“Intermediate Holdco”) which shall be wholly owned by the Company, subject to:

•  The prior written consent of the Security Agent (acting on the instruction of the majority of holders) being obtained.

•  Security being granted by (i) the Company over its shares in Intermediate Holdco and (ii) Intermediate Holdco over its shares in Holdco.

•  Security being granted by (i) the Company over intra-group receivables owed to it by Intermediate Holdco and (ii) Intermediate Holdco over intra-group receivables owed to it by Holdco.

Intermediate Holdco acceding as a Guarantor under the Indenture.

Change of Control	Change of Control threshold of 30%.

Other Covenants & Terms	Other covenants and terms to be the same as those under the existing 2026 Eurobonds Indenture, subject to changes set out in Annex 7 (Exchange Notes and New Money Notes: Common Terms).

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Agreed Form

Cash Flow Waterfall

Concurrently with providing consolidated year-end financial accounts, the Issuer will provide the Trustee with a certificate confirming (i) that the Additional Capex did not exceed the Additional Capex Limit during that financial year; and (ii) the Available Cash Amount for the immediately succeeding financial year (the “Certificate”).

The Issuer shall apply all of the Available Cash Amount during the relevant financial year towards, in the following order of priority:

(i) first, undertaking (a) one or more tender offers which is made pro rata across each series of Exchange Notes provided that the Company shall have discretion to consummate the redemption of any such Exchange Notes validly tendered or (b) a reverse Dutch auction provided each series of Exchange Notes is offered the opportunity to participate (each a “Tender Offer”);

(ii)  second, at the same time and by the same amount, towards: (1) cancellation of: (A) the Total Commitments and limb (ii) of the Servicing Sub-Limit and (B) after reduction of limb (ii) of the Servicing Sub-Limit to zero, the Total Commitments alone; and (2) prepayment of Utilisations at par (with each defined term in this limb (ii) having the meaning given to it in the Amended SSRCF);

(iii)  third, once the Utilisations under the Amended SSRCF have been prepaid in full and the Commitments under the Amended SSRCF have been cancelled in full, redeeming Exchange Notes pro rata across each series; and

(iv) fourth, once the Exchange Notes are fully repaid and/or repurchased, repaying or repurchasing the New Money Notes, the Super Senior Term Loan and/or any other secured debt permitted to be incurred under the New Money Notes Indenture (each redemption or repayment under (ii), (iii) and (iv), a “Repayment”).

Not less than 20 Business Days prior to undertaking any Tender Offer or making any Repayment, the Issuer shall deliver a certificate to the Trustee confirming that, on a pro forma basis for the Tender Offer or Repayment, the Issuer is projected to have sufficient cashflow to meet its Debt Service and Additional Capex for the next twelve months. To the extent that the Issuer (acting reasonably and in good faith) is unable to provide such confirmation, the Available Cash Amount shall be reduced by such amount as is necessary to ensure that the Issuer has sufficient cashflow to meet its Debt Service and Additional Capex for the next twelve months.

Notwithstanding the foregoing, the Company shall be permitted to use any cash on balance (including the Available Cash Amount) to repay and redraw the RCF at any time and in accordance with its terms provided that the Commitments are not cancelled other than pursuant to any Debt Service or a Repayment, and provided that any voluntary repayment that does not result in any cancellation of such Commitments shall not reduce the Available Cash Amount.

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Agreed Form

“Additional Capex” means Capex for (i) meeting forward flow commitments, (ii) replenishment and (iii) investments in portfolios (directly or indirectly, including via M&A and any Investments in Non-Leveraged Minority Co-Investment Vehicles (and any re-investments, rollovers or any extension of investment (including via proceeds from asset sales) by the Non-Leveraged Minority Co-Investment Vehicle (each a “Re-Investment”), in each case, with any Re-Investment being treated as new Capex)), in each case to the extent permitted by the New Money Notes Indenture, and in an amount per year (on an aggregate basis) not to exceed the greater of (the “Additional Capex Limit”):

(a)   the Capex amount for the relevant financial year set out in the Business Plan (“Business Plan Capex”); and

(b)   Maximum Capex.

Additional Capex:

(a)   may not exceed Business Plan Capex for the relevant financial year as a result of acquisitions of Acquired Businesses (as defined in Annex 7 (Exchange Notes and New Money Notes: Common Terms));

(b)   may exceed Business Plan Capex for the relevant financial year (but may not exceed Maximum Capex) as a result of Portfolio Acquisitions (as defined in Annex 7 (Exchange Notes and New Money Notes: Common Terms)) if the Consolidated Net IRR (as defined in Annex 7 (Exchange Notes and New Money Notes: Common Terms)) for such Portfolio Acquisitions that exceed the Business Plan Capex is at least 14%.

“Available Cash Amount” means, with respect to a financial year, (i) Excess Cash as of 31 December of the immediately prior financial year less:

(a)   amounts projected for (i) Debt Service and (ii) Capex for that financial year; and

(b)   SEK 2.5bn, which the Group shall be entitled to retain on balance sheet.

“Capex” means any expenditure or obligation in respect of expenditure which, in accordance with the applicable accounting principles, is treated as capital expenditure (and Additional Capex, including, for the avoidance of doubt, any Investments in Non-Leveraged Minority Co-Investment Vehicles (including any Re-Investments, in each case, with any Re-Investment being treated as new Capex) shall be deemed for these purposes to constitute Capex).

“Debt Service” means, with respect to a financial year, all scheduled interest payments, scheduled principal payments (excluding repayments of the RCF in connection with rollover loans under the Facility Agreement (as amended, restated or replaced in connection with the Restructuring)) and mandatory repayments or similar (including any mandatory repayment of the RCF in accordance with the Facility Agreement (as amended, restated or replaced in connection with the Restructuring)) for that financial year with respect to the RCF, the Exchange Notes, the New Money Notes, the Super Senior Term Loan and all other debt permitted to be incurred under the New Money Notes Indenture.

“Excess Cash” means, with respect to a financial year, the opening cash balance as at 1 January of the relevant financial year:

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Agreed Form

plus, without any double counting:

(a)   Consolidated EBITDA with adjustments to be agreed by the Company and the Majority Core Noteholder Group, including in relation to (i) non-cash items, (ii) amounts paid in cash in relation to taxes, (iii) cash dividends paid in compliance with the New Money Notes restrictions to any person that is not a member of the Group, (iv) fees and expenses paid in relation to any financing or M&A (subject to the restrictions in the New Money Notes Indenture), (v) exceptional items, (vi) adjustments in working capital and (vii) in respect of EBITDA of a Non-Leveraged Minority Co-Investment Vehicle, the product of (x) such EBITDA and (y) the percentage shareholding (or equivalent including in respect of any Disqualified Stock, Preferred Stock or Non-Recourse Obligations at the applicable redemption values) of all shareholders (or holders of similar interests) of such Non-Leveraged Minority Co-Investment Vehicle that are members of the Restricted Group; and

(b)   proceeds from (i) Asset Dispositions (as defined in, and subject to the restrictions on Asset Dispositions set out in, New Money Notes Indenture) and other dispositions to be agreed by the Company and the Majority Core Noteholder Group (including non-ordinary course dispositions that would otherwise be excluded from the definition of Asset Dispositions as a result of de minimis thresholds) but excluding proceeds from sales of equity or other interests to third parties in connection with synthetic sales that are carved out from the Asset Dispositions covenant (as set out in the New Money Notes Indenture) and (ii) asset dispositions by a Non-Leveraged Minority Co-Investment Vehicle in an amount equal to the product of (x) the proceeds of such asset disposition and (y) the percentage shareholding (or equivalent including in respect of any Disqualified Stock, Preferred Stock or Non-Recourse Obligations at the applicable redemption values) of all shareholders (or holders of similar interests) of such Non-Leveraged Minority Co-Investment Vehicle that are members of the Restricted Group (but excluding proceeds from sales of equity or other interests to third parties in connection with synthetic sales that are carved out from the Asset Dispositions covenant (as set out in the New Money Notes Indenture)), less:

(a)   Capex;

(b)   Debt Service; and

(c)   Tender Offers and Repayments other than any Discounted BuyBack using New Money Notes proceeds,

in each case during that financial year.

“Maximum Capex” means EUR 330m per year plus any unutilized amount from previous years carried forward.

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Agreed Form

Governing Law & Jurisdiction	State of New York

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Agreed Form

ANNEX 4

AMENDED/EXTENDED SSRCF TERM SHEET

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Agreed Form

Amended/Extended SSRCF Term Sheet

Terms not otherwise defined herein have the meaning given to them in the revolving credit facility agreement, among Intrum AB and Swedbank AB, among others, originally dated 6 December 2019 (as amended, the “Existing SSRCF” and as it will be amended in accordance with the terms of this term sheet, the “Amended SSRCF”) and in the Project Indoor restructuring term sheet (the “Restructuring Term Sheet”) which forms Schedule 3 (Restructuring Term Sheet) of the lock-up agreement dated 10 July 2024 (the “Lock-up Agreement”) (as amended pursuant to an amendment and restatement agreement dated 15 August 2024 (the “ARA”) and/or Appendix 3 (ERC-Related Key Definitions) to this Annex.

Borrower	Holdco, a direct wholly owned Subsidiary of the Company and the sole shareholder of Midco

Facility Agent / Security Agent	Nordic Trustee

Commitments

On or prior to the Effective Date (as defined in the ARA), the Company shall cancel Original Facility Commitments such that the Total Original Facility Commitments shall be reduced to no greater than €1,100m (the resulting Total Original Facility Commitments as of such date being the “Effective Date RCF Commitments”) (the “Initial Cancellation”). Contemporaneously with the Initial Cancellation, the Company shall prepay in cash one or more Loans (the “Pre-Paid Loans”) in an amount equal to the portion of Net Available Cash from the Cerberus Asset Disposition (estimated at approximately €500m) at par in satisfaction of the Company’s obligations under s1.05(a) of Schedule 18 of the Existing SSRCF to apply such portion of the Net Available Cash from the Cerberus Asset Disposition towards prepayment of the Existing SSRCF. The SteerCo Group will waive any Break Costs that would arise for the benefit of the SteerCo Lenders individually in relation to the Pre-Paid Loans.

With effect from the Restructuring Effective Date, the amount of Effective Date RCF Commitments that may be utilised by way of Utilisation, Ancillary Commitments or Fronted Ancillary Commitments shall not, by reference to the applicable Testing Date, exceed: the lower of (i) the Total Commitments at such time and (ii) the sum of the NPL Sub-Limit and the Servicing Sub-Limit, where:

(a)   ”NPL Sub-Limit” means 35% of Midco Group Net ERC;

(b)   “Servicing EBITDA” means “Servicing EBIT” (calculated on a 12 month basis) for the Group plus the portion of depreciation and amortisation allocated to the “Servicing” segment (in each case, as set out in the most recent consolidated financial statements for the Company)[1].

(c)   ”Servicing Sub-Limit”, means the lesser of (i) the Total Commitments less the NPL Sub-Limit, (ii) €200m and (iii) 0.75x Servicing EBITDA (for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available); and

[1]

NTD: Company to calculate these figures on the same basis throughout the life of the Amended SSRCF provided that any new asset management revenue streams (including any “asset-lite” revenue streams) shall be taken into account going forward as applicable (for the avoidance of doubt, this shall not include any collections).

1

(d)   “Testing Date” means:

i.   each Quarter Date;

ii.  the date of completion of any ERC Sale (whether in a single transaction or a related series of transactions) where the net consideration for all such ERC Sales exceeds EUR 30,000,000 (or its equivalent) in aggregate in any 12 month period;

iii.   at the Company’s option, the date of completion of any ERC Purchase; and

iv.   the date of submission of each Utilisation Request.

With effect from the Restructuring Effective Date, to the extent that the aggregate Base Currency Amount of Utilisations, Ancillary Commitments and Fronted Ancillary Commitments exceeds the sum of the NPL Sub-Limit and Servicing Sub-Limit, in each case as at the applicable Testing Date (the “Excess”) (by reference to the relevant Compliance Certificate delivered in relation to that Testing Date) or, for a Testing Period under paragraph (iv) thereof, the Compliance Certificate delivered in accordance with the below), the Company shall, within 20 Business Days of the date of delivery of the relevant Compliance Certificate evidencing the amount of such Excess or, for a Testing Date under paragraphs (ii), (iii) or (iv) thereof, within 20 Business Days of the relevant Testing Date, repay Utilisations and/or cancel Ancillary Commitments or Fronted Ancillary Commitments and prepay corresponding Ancillary Outstandings in an aggregate principal amount equal to the Excess.

With respect to the delivery of any Utilisation Request and any Testing Date under paragraph (iv) of that definition, the relevant Utilisation Request delivered on that Testing Date shall be delivered with a Compliance Certificate[2] showing the amount of any Excess (per above) or alternatively any available capacity by reference to the sum of the NPL Sub-Limit and the Servicing Sub-Limit less the aggregate Base Currency Amount of Utilisations, Ancillary Commitments and Fronted Ancillary Commitments (the “Available Commitments”) in each case as at the relevant Testing Date (and for avoidance of doubt the Borrower shall only be permitted to utilize Total Commitments on the relevant Utilisation Date to which that Utilisation Request relates, to the extent that (on a pro forma basis) the Available Commitments would not be exceeded). A drawstop will be added and the Utilisation Request will contain a representation to this effect.

Purpose	For financing or refinancing working capital requirements and/or general corporate purposes but excluding the repayment or redemption of any Indebtedness (excluding for avoidance of doubt the operation of rollover loans under the Amended SSRCF itself).

[2]	NTD: for avoidance of doubt, the compliance certificate will contain the matters referred to in the ERC financial definitions rider in footnote 2.

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Optional Currencies	As per Existing SSRCF with appropriate updates to reflect GBP, SEK, NOK and DKK being the only Optional Currencies.

Interest Period	As per Existing SSRCF.

Margin / Margin Ratchet:	The Margin ratchet under the Amended SSRCF shall be as set out below (subject to the below section “Default Interest”):

Net Leverage Ratio	Margin
Greater than 3.50:1	3.75%
Equal to or less than 3.50:1 but greater than 3.00:1	3.25%
Equal to or less than 3.00:1 but greater than 2.50:1	2.75%
Equal to less than 2.50:1	2.55%

Margin ratchet provisions to otherwise be as per the Existing SSRCF.

Default Interest:	While an Event of Default is continuing, the applicable Margin shall be 4.75% per annum. For the avoidance of doubt, no further default interest shall be payable pursuant to clause 12.3 of the Existing SSRCF.

Upfront Fee	Each Lender under the Amended SSRCF as at the Restructuring Effective Date shall receive a non-refundable upfront fee payable in cash of 3.93125% of their Effective Date RCF Commitments payable on the Restructuring Effective Date and subject to the Restructuring Effective Date occurring.

RCF Fees

Each Consent Fee Eligible Participating Lender under the Existing SSRCF that accedes to the Lock-up Agreement on or before the Lock-Up Deadline will be entitled to receive a non-refundable fee equal to:

•  0.50% of its RCF Commitments payable in cash on the earlier of:

•  Implementation Milestone 1 Payment Deadline calculated by reference to its RCF Commitments as at the Implementation Milestone 1 Date; and

•  Implementation Milestone 2 Payment Deadline calculated by reference to its RCF Commitments as at 22 November 2024 (the “RCF Forbearance Fee”); and

•  0.50% of its RCF Commitments payable in cash on the Restructuring Effective Date (and subject to the occurrence of the Restructuring Effective Date) calculated by reference to its RCF Commitments as at the Restructuring Effective Date (the “RCF Lock-Up Fee”); and

•  if the RCF Forbearance Fee has not been paid by the Restructuring Effective Date nor will be paid on the Restructuring Effective Date, 0.50% of its RCF Commitments as at the Restructuring Effective Date payable in cash on the Restructuring Effective Date (the “RCF Closing Fee”).

If any Consent Fee Eligible Participating Lender is required to repay its RCF Forbearance Fee (or any part thereof) to the Company or any member of the Group as a result of a successful preference claim in a Compromise Process (the “Repaid Fee”), such Consent Fee Eligible Participating Lender shall be entitled to an additional fee in an amount equal to the Repaid Fee which shall be payable in cash on the Restructuring Effective Date.

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For the purposes of this section, terms not defined in this section shall have the meaning given to them in the Lock-Up Agreement.

Termination Date	30 June 2028, or, if earlier, the final maturity date of any RED Temporally Senior Debt that is incurred in contravention of the section titled “Temporally Senior Debt” below.

Amortisation	None

Temporally Senior Debt

With effect from the Restructuring Effective Date, the Group may not incur (or allow to remain outstanding) any Indebtedness referred to in paragraphs (1), (2), (7) and (8) of that definition[3], that has a final maturity date which is earlier than 30 June 2028 (“RED Temporally Senior Debt”) other than:

(a)   any Indebtedness to the extent the aggregate principal amount of such Indebtedness does not exceed (the “Fixed Amount”):

i.   €755[4] million; plus

ii.  an amount equal to the aggregate consent fees paid to Participating Noteholders in the form of 2027 Exchange Notes (the “2027 PIK Lock Up Fee”) (provided that the aggregate amount of such 2027 PIK Lock Up Fee that is taken into account in this paragraph (ii) may not exceed the lower of (1) 20% of the total consent fees that will be payable to the Participating Noteholders and (ii) €6.6 million;

(b)   proceeds of the New Money Notes up to the aggregate principal amount of €526,315,000 (including any fees payable thereunder); and

(c)   intra-group Indebtedness that is subject to the Intercreditor Agreement.

The amounts referred to above shall be reduced on a euro for euro basis to the same extent that the aggregate principal amount of any RED Temporally Senior Debt that is outstanding as at the Restructuring Effective Date and which is included in those amounts is repaid, redeemed or otherwise discharged in each case after the Restructuring Effective Date.

Mandatory Prepayments	As per the Existing SSRCF.

Information Undertakings	As per Existing SSRCF and as set forth under “Enhanced Reporting”. In addition: • requirement to provide an annual budget within 45 days of the start of each Financial Year;

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NTD: Portfolio Assets funded by way of deferred consideration shall be treated, for the purpose of the Portfolio Acquisitions basket, as having completed on the date the Group acquires control of the Portfolio Assets and not on the date on which the deferred purchase price is paid.

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NTD: constituting the aggregate of (i) EUR 580m 2027 Exchange Notes (excl. of 2025 PPNs being subject to the Exchange), (ii) EUR 100m Term Loan and (iii) EUR 75m 2025 PPNs. If the MTNs and existing Eurobonds are not exchanged into Exchange Notes in full, or the EUR 100m Term Loan or EUR 75m 2025 PPNs are reduced prior to the Restructuring Effective Date, the EUR 755m amount will be reduced correspondingly.

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•  requirement for the Company to notify the Security Agent if:

1.  a New Licence (as defined in the Group Covenants & Baskets section below) is issued;

2.  a member of the Group acquires any Person that is subject to a licence which would require regulator consent or notification upon a change of control; or

3.  due to a change in law (subject to its awareness having made reasonable enquiries from time to time) or a change in an existing member of the Group’s licence conditions, regulatory consent or notification would be required for a change of control of that member of the Group.

Clause 23.13 (Alternative Reporting) under the Existing SSRCF shall not be included in the Amended SSRCF.

Enhanced Reporting	Contained in Annex 8 (Enhanced Reporting Package) of the Restructuring Term Sheet and in the “Reporting Requirements—Other Requirements” section of Appendix 2 (RCF Covenants Package) of this term sheet.

Financial Covenant	A Consolidated Net Leverage Ratio financial covenant shall be included in the Amended SSRCF and shall be tested on a quarterly basis. The Consolidated Net Leverage Ratio shall not exceed the levels set out below in respect of the Relevant Period ending on the applicable Quarter Date below.

Quarter Date	Covenant Level
31 March 2025	5.60:1
30 June 2025	5.45:1
30 September 2025	5.10:1
31 December 2025	5.00:1
31 March 2026	5.00:1
30 June 2026	4.95:1
30 September 2026	4.70:1
31 December 2026	4.65:1
31 March 2027	4.60:1
30 June 2027	4.60:1
30 September 2027	4.35:1
31 December 2027	4.15:1
31 March 2028	3.95:1

Mulligan

•  During the financial years ending 31 December 2025 and 31 December 2026:

1.  no Default in respect of the financial covenant shall occur unless the Company breaches the financial covenant in respect of two consecutive Relevant Periods (in which case, any Default shall only occur after the expiry of the applicable Cure Deadline if no sufficient Cure Amount is received) (a “Mulligan”), provided that any further Mulligan may not be exercised until such time as there have been two successive Relevant Periods in compliance with the financial covenant after the Relevant Period in respect of which a previous Mulligan was exercised; and

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2.  if the Company breaches the financial covenant once, (1) the Company shall on request by the Facility Agent: (i) grant cost cover to the Finance Parties for advisers in respect of any matters relating to, and arising out of, the breach of the financial covenant, together with any contingency planning and/or enforcement planning that the Majority Lenders consider (acting reasonably) may be required in such situation (provided that (A) only one legal adviser and one financial adviser may be appointed in each jurisdiction, (B) any fees in respect of such advisers shall be incurred on customary terms and for ongoing advice (and shall not include one-off success or similar fees) and (C) the Facility Agent shall provide reasonably detailed documentary evidence (including quotes and invoices) in respect of such fees on request by the Company), (ii) provide detailed written information regarding the cause of the breach of the financial covenant and the steps being taken to address such breach and (iii) pay Interest at the Default Interest rate specified above, and (2) the Lenders shall be entitled to communicate freely between themselves, in each case until such time as the Company is once again in compliance with the financial covenant in respect of a financial quarter (as evidenced by the delivery of the relevant Compliance Certificate).

•  Subject to the above, the Mulligan shall not be taken into account for the purposes of calculating Consolidated EBITDA, Margin or for any other permission, usage or purpose under the Finance Documents.

•  The Mulligan may not be exercised in respect of the two Relevant Periods immediately following the Relevant Period in respect of which an Equity Cure was exercised.

Equity Cure

Equity cure right to be based on the Existing SSRCF, adapted to reflect:

•  The Cure Amount being made available to Midco (such Cure Amount to be received by Midco through downstream loans and/or new equity injections from Holdco (and Holdco in turn shall receive such Cure Amount through downstream loans and/or new equity injections from the Company)).

•  The covenant being recalculated as if debt had been reduced by the Cure Amount (and not for the avoidance of doubt as if Consolidated EBITDA had increased by the Cure Amount), but without any requirement for prepayment and/or cancellation of the Cure Amount.

•  The Cure Amount shall not be taken into account for the purposes of calculating Consolidated EBITDA, Margin or for any other permission, usage or purpose under the Finance Documents, except to the extent it is actually applied in prepayment of debt under the SSRCF (with a corresponding cancellation of Commitments) in which case it will be taken into account only for the purpose of calculating debt.

•  The equity cure right shall not be used more than twice or in two consecutive quarters and may not be used in respect of the two Relevant Periods immediately following the Relevant Period in respect of which a Mulligan was exercised.

•  Overcures shall be permitted.

•  The Cure Amount shall only be taken into account for the purposes of calculations in respect of the test date in respect of which it is utilised and shall not be taken into account for the purposes of Testing thereafter except to the extent the proceeds of such Cure Amount remain as cash on the balance sheet of the Group.

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Group Covenants & Baskets

As set out in Appendix 2 (RCF Covenants Package) of this term sheet.

In addition, the following covenants shall apply in respect of the Amended SSRCF:

(a)   Covenants in relation to the single point of enforcement, as follows:

i.   Change of Control: this shall also include a limb that it will be a Change of Control if the Company ceases to own directly 100% of the issued shares in Holdco (other than as part of a Permitted Holdco Reorganisation) or if Holdco ceases to own directly 100% of the issued shares in Midco or, if a Permitted Holdco Reorganisation has occurred, if the Company ceases to own directly 100% of the issued shares in Intermediate Holdco or if Intermediate Holdco ceases to own directly 100% of the issued shares in Holdco.

ii.  The permissions set out in 1.07 (Merger and Consolidation – the Company) and 1.08 (Merger and Consolidation – Subsidiary Guarantors) of Schedule 18 (Covenants) in the Existing SSRCF as such provisions shall be incorporated in the Amended SSRCF shall not apply as between the Company and Holdco and as between Holdco and Midco and, if a Permitted Holdco Reorganisation has occurred, as between the Company and Intermediate Holdco and as between Intermediate Holdco and Holdco.

iii.   A prohibition on the Company owning shares in any person except Holdco, any RED Direct Subsidiaries (as defined in the Agreed Security Principles set out in Annex 6 (Agreed Security Principles) of the Restructuring Term Sheet), a prohibition on Holdco owning shares in any person except Midco and, if a Permitted Holdco Reorganisation has occurred, a prohibition on the Company owning shares in any person except Intermediate Holdco or any RED Direct Subsidiaries (as defined in the Agreed Security Principles set out in Annex 6 (Agreed Security Principles) of the Restructuring Term Sheet) and a prohibition on Intermediate Holdco owning shares in any person except Holdco.

iv.   A requirement shall be included that the Company and Holdco act as holding companies only and, if a Permitted Holdco Reorganisation has occurred, a requirement that Intermediate Holdco act as a holding company only.

v.  A prohibition shall be included on (A) the Company incorporating or acquiring new Subsidiaries except (i) Holdco and (ii) as part of a Permitted Holdco Reorganisation (as defined below) and (B) Holdco incorporating or acquiring new Subsidiaries other than Midco and (C) if a Permitted Holdco Reorganisation has occurred, Intermediate Holdco incorporating or acquiring new Subsidiaries other than Holdco.

vi.   A requirement shall be included that any downstream loans from (i) the Company to any of Holdco’s Subsidiaries must be routed via Holdco (or if applicable an Intermediate Holdco, after a Permitted Holdco Reorganisation), (ii) Holdco to any of Midco’s Subsidiaries must be routed via Midco, (iii) any member of the Group are made only to such member’s immediate subsidiary(ies) and (iv) if a Permitted Holdco Reorganisation has occurred, Intermediate Holdco to any of Holdco’s Subsidiaries must be routed via Holdco.

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vii.  Unless materially detrimental due to tax or regulatory reasons, HoldCo shall procure that (i) any New Licence is obtained by a newly incorporated direct wholly owned subsidiary of MidCo or a Group Company that currently holds a regulated licence from a regulator in the same jurisdiction or (ii) where this is not possible and the New Licence is required to be obtained by an entity within a regional sub-group, that such regional sub-group is directly owned by MidCo. The Majority Lenders shall agree to consider in good faith any dispensation required from this covenant where it would have a materially negative impact on the balance sheet on any Group Company.

A “New Licence” shall be a new or renewed debt or credit servicing licence that would require regulatory approval prior to any enforcement or change of control.

“Licence” shall be a debt or credit servicing licence (other than a New Licence) that would require regulatory approval prior to any enforcement or change of control.

viii.  Unless materially detrimental due to tax, regulatory reasons or where contrary to applicable laws or regulation, HoldCo shall procure that in the event that any existing entity becomes subject to a Licence, such entity (to the extent it is not already the case) is moved so that it is directly wholly owned by (i) Midco or by a Group Company that currently holds a regulated licence from a regulator in the same jurisdiction or (ii) where this is not possible and such entity is within a regional sub-group, that such regional sub-group is directly owned by MidCo. The Majority Lenders shall agree to consider in good faith any dispensation required from this covenant where it would have a materially negative impact on the balance sheet on any Group Company.

ix.   HoldCo shall procure that any regulated entity that it acquires, incorporates or otherwise establishes is directly wholly owned by Midco (or where such entity is within a regional sub-group, that such regional sub-group is directly owned by Midco).

(b)   New Money Notes shall only be permitted up to the aggregate principal amount of €526,315,000 (including any fees payable thereunder) or, if lower, the amount specified in the Amount & Purpose Section of Annex 3 (The New Money Notes) of the Restructuring Term Sheet, and provided that:

i.   (A) no more than €250 million of the €500 million cash proceeds of the New Money Notes (the “Cash Proceeds”) is applied towards the Post-RED Discounted Buyback and (B) the remaining Cash Proceeds of the New Money Notes are applied towards Discounted Buybacks which are deleveraging for the Group on an all-in cost basis, and are conducted at a discount of 5% or more;

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ii.  at least €100 million of the proceeds from the New Money Notes (the “Relevant New Money Notes Proceeds”) must be applied for Discounted BuyBacks of the 2027 Exchange Notes; and

iii.   to the extent that as at the date falling 12 months after the Restructuring Effective Date, any amount of the Relevant New Money Notes Proceeds has not been applied towards Discounted BuyBacks of the 2027 Exchange Notes (the “Residual Proceeds”), the Company must repay, repurchase or redeem the New Money Notes (A) in an amount equal to the Residual Proceeds at a redemption price equal to 100% of the aggregate principal amount of the New Money Notes that are being redeemed and (B) in compliance with the Escrow Special Mandatory Redemption provisions;

(c)   The New Money Notes and the 2027 Exchange Notes shall (i) each have a final maturity date falling after 30 June 2027 but on or before 31 December 2027 and (ii) have respective final maturity dates that fall no more than 3 months apart.

(d)   No redemption, prepayment or buyback of Indebtedness ahead of its scheduled maturity shall be permitted other than (i) with the proceeds of the New Money Notes (up to an aggregate principal amount of €500,000,000) which have been applied in accordance with paragraph (b) i. noted above, (ii) pursuant to the Cash Flow Waterfall or (iii) with the proceeds of new equity or Indebtedness that is permitted under the Amended SSRCF (using other available basket capacity for debt incurrence) and which matures at least six months after the Amended SSRCF provided that the Group shall apply such proceeds first to redeem, prepay or buyback the RED Temporally Senior Debt.

(e)   The Company shall only be entitled to incur Indebtedness that constitutes Headroom Liabilities (as defined in Annex 5 (Intercreditor Agreement Principles) of the Restructuring Term Sheet) if such Indebtedness (i) matures at least six months after the Amended SSRCF and (ii) has economic terms no worse than the New Money Notes (with the only relevant economic terms being those which are cash).

(f)   Holdco (as issuer of the New Money Notes) will, subject to compliance with the terms of the New Money Notes documents, use reasonable endeavours to maximise the proceeds of the New Money Notes used for buying back 2027 Exchange Notes.

(g)   Holdco (as issuer of the New Money Notes) will not amend the purpose, pricing or maturity of the New Money Notes without the consent of the Majority Lenders.

(h)   Holdco, as Issuer of the New Money Notes, will not apply any Available Cash Amounts in compliance with the Cash Flow Waterfall unless it has repaid any Utilisations which constitute an Excess as determined as at the most recent Testing Date, unless the Available Cash Amounts are attributable to the proceeds of an Asset Disposition, in which case the Excess shall be determined as at the date of the Asset Disposition.

(i) The Company will use reasonable endeavours to reduce existing Lenders’ Commitments pro rata by €75 million in aggregate, by bringing in an additional Lender (as notified to the RCF SteerCo Group) on the Restructuring Effective Date with a Commitment of €75m.

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MFN

As at the Restructuring Effective Date, the Amended SSRCF will benefit from (i) the same Transaction Security and guarantees as the Exchange Notes, the New Money Notes, the Piraeus Facility, any Refinancing Indebtedness incurred to refinance the Piraeus Facility and (if applicable) any other Indebtedness in respect of which the relevant creditors have acceded to the Intercreditor Agreement) (together the “MFN Indebtedness”) and (ii) substantially the same information undertakings, negative undertakings and positive undertakings (to the extent relevant in respect of the Amended SSRCF) (the “Common Undertakings”) as the MFN Indebtedness (for avoidance of doubt, (A) with such technical amendments as are required to reflect the fact that such undertakings are included in a revolving credit facility loan agreement and (B) without prejudice to any additional or better undertakings which are provided to the Lenders under the Amended SSRCF as at the Restructuring Effective Date).

The Company will also agree that, until the date of repayment and discharge in full of the Amended SSRCF, it will not (i) offer any Security and/or guarantees to the creditors of the MFN Indebtedness or any refinancing of the MFN Indebtedness that is not also offered to the Lenders under the Amended SSRCF or (ii) offer any improved (from a Lender perspective) terms under or respect of the Common Undertakings, or provide any additional information undertakings, positive undertakings (to the extent such positive undertakings would be relevant in respect of the Amended SSRCF) or negative undertakings (including any financial maintenance covenant) to the creditors of the MFN Indebtedness or any refinancing of the MFN Indebtedness that are not also offered to the Lenders under the Amended SSRCF.

Tender Offer Notes Repayment Condition

The Amended SSRCF will contain a provision (the “Tender Offer Notes Repayment Condition”) which requires that:

(a)   in respect of any Tender Offer referred to in (1) of the Cash Flow Waterfall in the Restructuring Term Sheet, amounts of Available Cash Amount may only be applied towards such Tender Offers in priority to the Amended SSRCF to the extent that (i) the relevant Exchange Notes that are the subject of such Tender Offer are redeemed at a discount of 5% or more and (ii) the Company is in compliance with the requirements in the “Commitments” section as to the NPL Sub-Limit and Servicing Sub-Limit and any obligations as to any Excess as referred to therein; and

(b)   the Company must (1) cancel: (A) the Total Commitments and limb (ii) of the Servicing Sub Limit and (B) after the reduction of limb (ii) of the Servicing Sub Limit to zero, the Total Commitments alone; and (2) prepay Utilisations at par under the Amended SSRCF, in each case, in an amount equal to the Mandatory Tender Prepayment (as defined below).

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“Mandatory Tender Prepayment” means the Pre-Available Cash Amount multiplied by the quotient of the outstanding Commitments under the Amended SSRCF divided by the aggregate of (i) the outstanding Commitments under the Amended SSRCF and (ii) the Exchange Notes outstanding.

“Pre—Available Cash Amount” means the Available Cash Amount as calculated without giving effect as Debt Service to any anticipated Mandatory Tender Prepayment or pro rata redemption of Exchange Notes.

Events of Default

As set out in the Events of Default section of Appendix 2 (RCF Covenants Package) of this term sheet. In addition, the following audit qualification Event of Default shall be included in the Amended SSRCF:

Audit Qualification

The Company’s auditors qualify the Annual Financial Statements of the Group in a manner that could reasonably be expected to materially adversely effect the interests of the Lenders (taken as a whole) under the Finance Documents or in respect of the Group as a going concern.

The following definition of Acceleration Event shall be included in the Amended SSRCF:

“Acceleration Date” means the date (if any) on which the Facility Agent:

(a)   gives a notice under and in accordance with paragraphs (a)(i), (a)(ii), (a)(iii) or (a)(iv) of clause 26.6 (Acceleration) of the Facility Agreement; or

(b)   having declared that cash cover in respect of each Letter of Credit be payable on demand pursuant to paragraph (a)(v) of clause 26.6 (Acceleration) of the Facility Agreement, makes a demand under and in accordance with paragraph (a)(v) as aforesaid;

Additional Facilities	No ability to incur Additional Facilities (and Clauses 2.4 (Additional Facilities) and 2.5 (Permitted Refinancing) of the Existing SSRCF shall be deleted).

Guarantors	As set out in the Guarantors section of Annex 3 (The New Money Notes) of the Restructuring Term Sheet.

Guarantor Coverage Test	As set out in the Guarantor Coverage Test section of Annex 3 (The New Money Notes) of the Restructuring Term Sheet.

Security / Structure	All Security to be granted shall be subject to the Agreed Security Principles set out in Annex 6 (Agreed Security Principles) of the Restructuring Term Sheet.

Permitted Holdco Reorganisation

Subject to complying with the Group Covenants & Baskets and Security / Structure sections above, the Company shall be permitted to hold shares in Holdco via a newly incorporated intermediate subsidiary (“Intermediate Holdco”) which shall be wholly owned by the Company, subject to:

(a)   The prior written consent of the Security Agent (acting on the instructions of the Majority Lenders) being obtained.

(b)   Transaction Security being granted by (i) the Company over its shares in Intermediate Holdco and (ii) Intermediate Holdco over its shares in Holdco.

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(c)   Transaction Security being granted by (i) the Company over intra-group receivables owed to it by Intermediate Holdco and (ii) Intermediate Holdco over intra-group receivables owed to it by Holdco.

(d)   Intermediate Holdco acceding as a Guarantor under the Amended SSRCF.

Certain definitions	The definitions set out in Appendix 1 (Financial Definitions) and Appendix 3 (ERC-Related Key Definitions) to this Annex shall be incorporated into the Amended SSRCF and shall replace the equivalent definitions in the Existing SSRCF (as applicable).

Releases	As set out in the Releases section of Annex 9 (Other terms) of the Restructuring Term Sheet.

Intercreditor Agreement	The Amended SSRCF will be subject to a restated intercreditor agreement which will be entered into as a condition precedent to the Restructuring Effective Date (the “Intercreditor Agreement”) based on the intercreditor principles set out in Annex 5 (Intercreditor Agreement Principles) of the Restructuring Term Sheet.

Conditions Precedent

Subject to any waiver by the Majority Lenders (under and as defined in the Amended SSRCF) and, in each case, in form and substance satisfactory to the Majority Lenders (acting reasonably), conditions precedent to be in line with those set out in Annex 9 (Other terms) of the Restructuring Term Sheet as applicable to the Amended SSRCF. In addition, the Amended SSRCF will also include condition precedents:

(a)   requiring the Company to deliver a worked example demonstrating the calculation of Net ERC (in form and substance satisfactory to the Majority Lenders (acting reasonably));

(b)   requiring that the Notes Amendment Documents and the New Money Documents comply in all material respects with the Restructuring Term Sheet as determined by the Majority Lenders (acting reasonably); and

(c)   requiring that all Transaction Security has been granted.

Hive Down CP

As a condition precedent to the Restructuring Effective Date, the Company will complete the Reorganisation (the “Hive Down CP”).

It is acknowledged that the transfer of shares in Intrum Holding Spain SAU and Intrum Intl AB to Midco may not be capable of completion prior to the Restructuring Effective Date due to the need to obtain regulatory consents. The Company shall use all reasonable efforts to complete each of these transfers prior to the Restructuring Effective Date. However to the extent this is not possible, the Hive Down CP shall be deemed satisfied if the Reorganisation is complete other than with respect to such transfer. In that case the Company agrees to use all reasonable efforts to complete such transfer as soon as possible after the Restructuring Effective Date, and in any event, within 90 days of the Restructuring Effective Date.

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If the Company has complied with all of its undertakings set out in the Lock-Up Agreement with respect to the Reorganisation and the Reorganisation is not capable of completion prior to the earlier of the Long-Stop Time and the Restructuring Effective Date due to reasons that are beyond the Company’s control as a result of third party regulatory approval processes, the Company may request the Core Noteholder Group and the RCF SteerCo Group to waive the Hive Down CP with respect to certain Reorganisation steps that are not capable of completion prior to the earlier of the Long-Stop Time and the Restructuring Effective Date. The Core Noteholder Group and the RCF SteerCo agree to promptly engage with the Company in respect of such waiver request and not to unreasonably withhold or delay their consent to such waiver.

The Core Noteholder Group and the RCF SteerCo agree to consider in good faith such amendments to the structure and timing of the Reorganisation (particularly with regard to paragraph (b) of the definition thereof) to minimise any materially detrimental impact of the Reorganisation on the Group due to the effects of tax, regulatory issues, other third-party relationships or where to do so would have a materially negative impact on the balance sheet of any Group Company.

If the Company concludes (acting in good faith and acting reasonably) that it is not possible to complete any remaining step(s) having used all reasonable efforts, it shall promptly engage with the Core Noteholder Group and the RCF SteerCo Group and the parties shall consult together to agree (in the case of the Core Noteholder Group, acting by Majority Core Noteholder Group) upon an appropriate solution to determine how to give effect to the remaining steps or any alternative solution (including but not limited to the granting of security over any assets which have not been successfully transferred).

Where (i) a regulated entity becomes a direct subsidiary of Midco, or (ii) for tax or regulatory purposes (including where it would cause a material negative balance sheet impact to otherwise occur), it is necessary for a regulated entity to remain in a regional sub-group such that it cannot become a direct subsidiary of Midco, the Company shall procure that the Transaction Security will include:

•  a share pledge over the shares in (i) the regulated entity or (ii) the parent company within such regional sub-group / tax group; and

•  a perfected receivables pledge over intra-group receivables between the provider of the share pledge and the issuer of the secured shares so that the receivables security can be enforced at the same time as the share pledge.

“HoldCo” means a newly created entity incorporated under the laws of Sweden that is directly wholly-owned by the Company.

“MidCo” means a newly created entity incorporated under the laws of Sweden, which shall be (unless otherwise agreed between the Company, the Majority Participating Lenders and the Majority Core Noteholder Group) directly wholly-owned by HoldCo.

“Reorg Steps Plan” means the steps plan for the Reorganisation to be agreed by the Company, the Majority Core Noteholder Group and the Majority Participating Lenders.

“Reorganisation” means the intra-group reorganisation as will be more particularly set out in the Reorg Steps Plan whereby:

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(a)   all of the Company’s assets (including its shares and other interests in its direct subsidiaries and intellectual property), functions, contracts and employees will be hived down and transferred to MidCo; and

(b)   subject to there being no material detrimental effect on the Group due to tax or regulatory reasons and subject to obtaining any necessary regulatory and third-party consents (which the Group shall use all reasonable efforts to obtain), each of the following entities shall be transferred directly to MidCo:

a.   Intrum UK Limited

b.  Capquest Debt Recovery Limited

c.   Mars Capital Finance Limited

d.  Intrum Hellas A.E.D.A.D.P.

e.   Intrum Zrt

f.   Intrum Slovakia Sro

g.  Intrum TRI SA

h.  ReValue SPA

(the “Internal Reorganisation”)

. In addition, the Core Noteholder Group and the RCF SteerCo Group agree to consider in good faith any dispensation required from the Hive Down CP insofar as it relates to the Internal Reorganisation where it would have a materially negative impact on the balance sheet on any Group Company to complete the necessary step.

Miscellaneous	The Amended SSRCF shall include amendments to reflect (i) any changes in law and any changes in market practice in relation to boilerplate provisions (such changes to be in line with the LMA equivalent) since the date on which the Existing SSRCF was entered into (as amended and/or restated prior to the Restructuring Effective Date) and (ii) any jurisdiction specific updates in respect of any Obligors (on customary terms and subject to the Agreed Security Principles set out in Annex 6 (Agreed Security Principles) of the Restructuring Term Sheet). Such amendments to be agreed between the Company and the Lenders.

Governing Law

With the exception of the covenants noted below, the Amended SSRCF and Intercreditor Agreement to be governed by and constructed in accordance with English law.

The covenants schedule (being Schedule 18 (Covenants) in the Existing SSRCF) and the Events of Default schedule (being Schedule 19 (Events of Default) in the Existing SSRCF) as incorporated into the Amended SSRCF to be construed in accordance with the laws of the State of New York.

14

APPENDIX 1

FINANCIAL DEFINITIONS

15

Agreed Form

Appendix 1

Financial Definitions1

“Cash Equivalents” means:

(1)

securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a Permissible Jurisdiction, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition (excluding any securities issued by a member of the Group);

(2)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €500 million;

(3)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4)

commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(5)

readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any Permissible Jurisdiction, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(6)

Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization), with maturities of 12 months or less from the date of acquisition;

[1]

Note: defined terms used but not defined herein are intended to have the meaning given to them in the Existing SSRCF. Relevant clause and paragraph references refer to Existing SSRCF; to be updated in long form.

Agreed Form

(7)

bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(8)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(9)

for purposes of clause (2) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Company and its Subsidiaries on the date of this Agreement after giving pro forma effect to the Transactions.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortization or impairment expense (including amortization expense in respect of debt portfolios);

(5)

any expenses, charges or other costs related to any Equity Offering, Investment, acquisition of any company, business or undertaking (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition of any company, business or undertaking, recapitalization or the Incurrence of any Indebtedness permitted or not prohibited by this Agreement (in each case whether or not successful), in each case, as determined in good faith by an Officer of the Company; and

(7)

other non-cash charges or write-downs (excluding any such non-cash charge or write-down to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified as extraordinary, exceptional, unusual or nonrecurring items (in each case only to the extent reducing Consolidated Net Income) but subject to the aggregate amount being added back (excluding: (A) any restructuring expense or other costs in each case relating to the Restructuring (as described in the “Project Indoor Restructuring Term Sheet” dated [•] 2024”) and (B) non-cash charges or write-downs as relate to revaluation of shares or Portfolio Assets or to goodwill adjustments) not exceeding 10 per cent. of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of determination for which consolidated financial statements are available) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

Agreed Form

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority, in each case, excluding (but only to the extent not paid or required to be remitted by the Company or any Restricted Subsidiary or not promptly reimbursed by such Leveraged Minority Co-Investment Vehicle) any such taxes or other payments attributable to any Leveraged Minority Co-Investment Vehicle.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of IFRS), the consolidated net interest expense of the Company and its Restricted Subsidiaries, whether paid or accrued, including any pension liability interest cost, plus or including (without duplication) any interest, costs and charges consisting of:

(1)	interest expense attributable to Capitalized Lease Obligations;

(2)	amortization of debt discount, but excluding amortization of debt issuance costs, fees and expenses and the expensing of any financing fees;

(3)	non-cash interest expense;

(4)	the net payments (if any) on Interest Rate Agreements and Currency Agreements (excluding amortization of fees and discounts and unrealized gains and losses);

(5)

dividends or other distributions in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company or a subsidiary of the Company;

(6)	the consolidated interest expense that was capitalized during such period;

(7)	interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person; and

(8)

interest accrued on any Indebtedness of a Parent Holding Company that is Guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on the assets of the Company or any Restricted Subsidiary (less any interest accrued on any Indebtedness of the Company or any Restricted Subsidiary that was funded with the proceeds of such Guaranteed or secured Indebtedness).

Notwithstanding any of the foregoing, Consolidated Interest Expense shall not include (i) any interest accrued, capitalized or paid in respect of Subordinated Shareholder Funding or (ii) interest expense or other items listed above attributable to any Leveraged Minority Co-Investment Vehicle (but only to the extent not paid by the Company or any Restricted Subsidiary or not promptly reimbursed by such Leveraged Minority Co-Investment Vehicle).

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis (excluding Hedging Obligations except to the extent provided in clause (c) of Section 1.01(f) of Schedule 18 (Covenants)).

Agreed Form

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the Consolidated EBITDA of the Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available; provided that for the purposes of calculating Consolidated EBITDA for such period (or, in the case of clause (4), Consolidated Leverage as of such date) if, as of such date of determination:

(1)

since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes “discontinued operations” in accordance with IFRS, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

(2)

since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(3)

since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

(4)	any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such period;

(5)	any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such period; and

(6)	[Intentionally blank].

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income or any component thereof, calculations shall be made on a pro forma basis and, (a) pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Company (including any pro forma expenses and cost savings and cost reduction synergies to the extent they have occurred or are reasonably expected to occur within the

Agreed Form

next twelve months following the date of such calculation as a result of, or that would result from any actions by the Company or any of its Restricted Subsidiaries including, without limitation, (i) in connection with any cost reduction or cost savings program, (ii) in connection with any transaction, investment, disposition or acquisition (including, without limitation, disposition or acquisition of business entities or property and assets constituting a division or line of business (including any Portfolio Assets)) or (iii) in connection with any restructuring, corporate reorganization or otherwise (and, in the case of sub-clauses (i) and (iii), steps have been taken to realize such expenses and cost savings and cost reduction synergies), in the good faith judgment of the chief executive officer, chief operating officer, chief financial officer or any person performing a similarly senior accounting role of the Company (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared)) but subject to the aggregate amount of such pro forma expenses and cost savings and cost reduction synergies not exceeding 20 per cent. of Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of determination for which consolidated financial statements are available) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)

subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2)	[reserved];

(3)

any net gain (or loss) realized upon the sale, abandonment or other disposition of any asset or disposed operations of the Company and its Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(4)

any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or other costs related to the Restructuring, in each case, as determined in good faith by the Company;

(5)	the cumulative effect of a change in accounting principles;

Agreed Form

(6)

any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(7)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)

any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)

any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)

any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(11)

any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenues in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)	any goodwill or other intangible asset impairment charge, amortization or write-off;

(13)	Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes;

(14)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding; and

(15)

to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses with respect to business interruption.

“Consolidated Net Leverage Ratio” means the Consolidated Leverage Ratio provided that, for the purposes of calculating the Consolidated Leverage Ratio, Consolidated Leverage shall be reduced by the aggregate amount of Cash and Cash Equivalents held by any member of the Group at the relevant time of calculation.

Agreed Form

“Cash” means any cash convertible into Euro or sterling in hand or at a bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is capable of being repaid within 30 days after the relevant date of calculation or is on deposit for a period no longer than 12 months;

(b)

repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition (other than the expiry of a notice period);

(c)

there is no Security over that cash except for Transaction Security or any Permitted Lien constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements or banker’s lien; and

(d)	(except as mentioned in paragraph (a) above) that cash is freely available to be applied in prepayment within 30 days.

“Acceptable Bank” means:

(a)

a bank or financial institution duly authorised under applicable laws to carry on the business of banking (including, without limitation, the business of taking deposits) which: (i) in the case of any bank or financial institution not incorporated or established in Greece, has a long term corporate credit rating equal to or better than BBB by S&P or Fitch or Baa2 by Moody’s or (ii) in the case of any bank or financial institution incorporated or established in Greece, either (A) has a long term corporate credit rating equal to or better than BBB- by S&P or Fitch or Baa3 by Moody’s, (B) is Piraeus Bank S.A. or a subsidiary of Piraeus Bank S.A. which has a long term corporate credit rating equal to or better than the corporate credit rating of Piraeus Bank S.A. or (C) is any other bank or financial institution but subject to an aggregate limit of Cash that is held with such bank or financial institution that counts towards the definition of “Cash” of €2.5m;

(b) any Finance Party or any Affiliate of a Finance Party; or

(c) any other bank or financial institution approved by the Facility Agent (acting reasonably).

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

Agreed Form

(4)

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)

the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (other than any Lien Incurred pursuant to clause (32)(i) of the definition of Permitted Liens); provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)

to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include (a) Subordinated Shareholder Funding, (b) any asset retirement obligations, (c) any prepayments of deposits received from clients or customers in the ordinary course of business, or (d) any obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the date of this Agreement or in the ordinary course of business. For the avoidance of doubt and notwithstanding the foregoing, the term “Indebtedness” excludes any accrued expenses and trade payables.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7), (8) or (9) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of IFRS. Indebtedness represented by loans, notes or other debt instruments shall not be included to the extent funded with the proceeds of Indebtedness which the Company or any Restricted Subsidiary has guaranteed or for which any of them is otherwise liable and which is otherwise included.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

Agreed Form

(1)	Contingent Obligations Incurred in the ordinary course of business;

(2)

in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(3)

Non-Recourse Obligations Incurred by any Co-Investment Vehicle that primarily have the attributes of an indirect equity interest in the assets of such Co-Investment Vehicle and are not debt for borrowed money (as determined in the good faith judgment of the Company);

(4)

payment obligations under any derivative agreement or contract related to a Synthetic Sale that represent income from, proceeds of sales of or other returns on or in respect of, the assets subject to such Synthetic Sale; or

(5)

for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Portfolio Assets” means all (a) Right to Collect Accounts, (b) performing, sub performing or charged-off accounts, loans, receivables, mortgages, debentures and claims, (c) real estate assets that are repossessed in satisfaction of debts and (d) other similar assets or instruments which, for the avoidance of doubt, shall in each case exclude any Trust Management Assets and any Right to Collect Accounts, performing accounts, subperforming accounts, charged-off accounts, cash and bank accounts, loans, receivables, mortgages, debentures, claims or other similar assets or instruments which are or will (from acquisition) be (y) held on trust for a third party which is not the Company or any Restricted Subsidiary (or, if applicable, the relevant JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries) or (z) subject to any Security except for Transaction Security or any Permitted Lien referred to in clauses (2), (3), (4), (5), (6), (8), (9), (11), (12), (15) (provided that references to the Company in clause (15) shall be amended to Holdco), (17), (18), (20), (23) and/or (24) of the definition of “Permitted Liens.

APPENDIX 2

RCF COVENANTS PACKAGE

16

General approach:

•	“Restricted Group” means Midco and its Restricted Subsidiaries.

•

Intrum AB (the “Company”) and Holdco will be subject to the debt, liens and security impairment covenants and the covenants set out in the SSRCF Term Sheet (relating to merger, ownership of shares, holding company activity, incorporation, acquisitions and downstream loans). In addition, the Company will be subject to the J Crew blocker pending completion of the hive down. All other covenants will apply to Midco and its Restricted Subsidiaries. Covenants in the SSRCF and not in the basket table which relate to Obligors will also apply to Intrum AB and Holdco.

•	All disposals / sales are subject to the agreed Swedish terms.

•

The agreements contained in the RCF long-form term sheet and the ICA principles are not duplicated in this baskets table but in the long form stage they will be incorporated in the covenants schedule as appropriate.

•	The financial ratios will be calculated by including the Restricted Group as well as the Company and Holdco in the calculation perimeter.

Basket/Permission	Current Permission	Agreed Position for the Amended RCF
Debt covenant

Ratio Debt	Unlimited, subject to 2.00x FCCR, can be incurred by the Company and Restricted Subsidiaries (subject to NGRS cap).	Permission to be deleted.

Credit Facilities Basket	Greater of €1,100m and 35% of ERC; can be incurred by the Company and Restricted Subsidiaries.

€[1,100] million[1] (no grower). May only be in the form of revolving facilities (provided that up to €50 million can be incurred in the form of short-term commercial paper with a maturity not to exceed six months) and may only be incurred by Holdco. Notwithstanding the foregoing, Ancillary Facilities and Fronted Ancillary Facilities under the RCF (as in existence at the RED or subsequently renewed or refinanced) may be incurred by Holdco and any Guarantor.

Any debt that refinances the existing RCF prior to prepayment and cancellation of the RCF in full will be 1.5L Liabilities (under the ICA).

Drawings under the RCF at any time to be incurred under this basket.

General Debt Basket	Greater of €365m and 9.5% of ERC, can be incurred by the Company and Restricted Subsidiaries (subject to NGRS cap).	€50 million (no grower). May only be incurred by Holdco.

Acquisition Indebtedness	Unlimited acquisition debt, provided ability to incur ratio debt or no deterioration of FCCR; can be incurred by the Company and Restricted Subsidiaries.	Permission to be deleted.

[1]	To equal the total commitments under the RCF as of the RED.

Acquired Indebtedness	Unlimited acquired debt, provided ability to incur ratio debt or no deterioration of FCCR; can be incurred by the Company and Restricted Subsidiaries.	Unlimited Acquired Debt[2]; provided that: (i) pro forma at the time of the incurrence (a) FCCR ≥ 2.00x or the FCCR would not be less than immediately prior to giving effect to such acquisition or other transaction and (b) the maximum Total Net Leverage in the consolidated Total Net Leverage financial covenant would not be breached; (ii) such Acquired Debt must be non-recourse to the rest of the Restricted Group (except to the extent provided in customary “bad boy” undertakings); and (iii) no other Restricted Group member may make payments (other than in the ordinary course and on an arms’ length basis) or contribute assets or otherwise transfer value to the acquired entity or any of its subsidiaries (the “Target Group”) while that debt remains outstanding, provided that other Restricted Group members may make payments based on a fixed annual basket in an amount to be agreed to fund capex & other PPE of the Target Group.

Currency / Interest Rate / Hedging Agreements	Unlimited; provided for bona fide hedging purposes and not for speculative purposes (as determined in good faith).	Unlimited; provided for bona fide hedging purposes and not for speculative purposes (as determined in good faith) and available only to Holdco.

Capital Lease Obligations / Purchase Money Obligations	Greater of €150m and 2.4% of Total Assets, can be incurred by the Company and Restricted Subsidiaries.

Greater of €75 million and [ 🌑 ]%[3] of Total Assets.

Capital Lease Obligations and Purchase Money Obligation existing as of the RED to be incurred under this basket and not the Existing Debt basket.

Purchase Money Obligations may only be incurred by Holdco (other than existing Purchase Money Obligations that will count towards this basket as of the RED).

For the avoidance of doubt, this basket cannot be used to incur debt for the purpose of purchasing Portfolio Assets or acquiring an Acquired Business.

Contribution Debt	100%, can be incurred by the Company and Restricted Subsidiaries.	Permission to be deleted.

QRF	Unlimited, can be incurred by the Company and Restricted Subsidiaries.	Permission to be deleted (and QRF obligations to be considered as ‘Indebtedness’).

Local Lines of Credit / Working Capital Facilities	Greater of €100m and 2.1% of ERC; can be incurred by the Company and Restricted Subsidiaries.	€20 million (no grower) with Permitted Liens to secure this basket to facilitate efficient cash management locally.

Additional Baskets

Basket for New Money Notes in the amount of €526,315,000; provided that, to the extent the New Money Notes are issued in an amount less than €526,315,000 or are fully or partially repaid, (i) any Indebtedness incurred under this basket may only be incurred by Holdco and must be on economic terms that are no worse than the New Money Notes (with the only relevant economic terms being those which are cash), (ii) the New Money Notes noteholders have a ROFO over any indebtedness incurred under this basket and (iii) no Indebtedness other than the New Money Notes may be incurred under this basket unless the maturity of such Indebtedness is at least six months later than the maturity of the RCF.

Existing debt as of RED (pro forma for the Restructuring) (consisting of the Piraeus term loan) to be grandfathered in. The Exchange Notes may only be incurred at Holdco and the Piraeus Term Loan may only be incurred at the Company or Holdco.

[2]

“Acquired Debt” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary; provided that such Indebtedness has been outstanding for at least six months prior to the Acquisition Date. The “Acquisition Date” shall be the date the definitive agreement for such acquisition, merger or consolidation was entered into.

[3]	Corresponding grower component to be calculated on the basis of the fixed component as a percentage of Total Assets as of [RED], pro forma for the Cerberus transaction.

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Deferred purchase price basket of €75 million for Holdco and Guarantors in connection with unsecured deferred purchase price obligations (and guarantees in respect thereof) not to exceed 18 months.

For the avoidance of doubt, the Guarantors can incur guarantees of debt under baskets available only to Holdco.

Refinancing Indebtedness	(i) If Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a Stated Maturity that is the same or later than that of the debt being refinanced, and if shorter, the SUNs; (ii) the principal amount is equal to or less than the amount of the debt being refinanced; (iii) if Company/Guarantor was an obligor, then refinanced debt has to be incurred by the Company or a Guarantor; (iv) if debt being refinanced is expressly subordinated to the RCF or Guarantees, such refinancing debt is subordinated to the RCF or Guarantees on terms at least as favourable; and (v) if debt being refinanced was incurred under the acquired debt basket, the refinancing debt is incurred by the Company.

As per the existing RCF, with the following additional restrictions on the ability to refinance the Exchange Notes with pari passu debt or unsecured debt: (i) no amortization (excluding final maturity payments) and no voluntary repayment other than on a pro rata basis, prior to the last maturity of the Exchange Notes; (ii) MFN on key non-economic terms including covenants and collateral; (iii) the maturity of such Refinancing Indebtedness must be at least six months after that of the RCF; and (iv) the Refinancing Indebtedness must be incurred by Holdco.

In addition, any Refinancing Indebtedness with respect to the PPNs and Piraeus term loan must be similarly ranked and comply with limbs (iii) and (iv) of the preceding paragraph.

Refinancing Indebtedness in respect of the New Money Notes can only be incurred from 12 months post-RED.

Reclassification	Permitted, except that drawings under the RCF on the Issue Date will be deemed incurred under the Credit Facilities basket and may not be reclassified.	No reclassification.

Other	N/A

Notwithstanding anything to contrary herein or in the Agreed Security Principles, no Indebtedness may be incurred by entities that own or acquire Portfolio Assets (other than (i) Acquired Debt not incurred in contemplation of the relevant acquisition and any Refinancing Indebtedness in respect thereof, (ii) Indebtedness described in Sections 1.01(b)(3) (provided that a non-Guarantor accedes to the Intercreditor Agreement), (7) (to the extent such Indebtedness consists of Capitalized Lease Obligations incurred in the ordinary course of business), (8) and (10) of Schedule 18 (Covenants) under the existing RCF and (iii) the deferred purchase price basket.

Guarantee release provision (Clause 21.14) to be removed.

SSRCF Creditors to share in the same upstream guarantee and security package as the bondholders.

Permitted Liens and Permitted Collateral Liens

Permitted Liens: General Basket	€250 million.	Permission to be deleted.

Permitted Liens: Other

Permitted Lien for Credit Facilities basket.

Permitted Lien for Refinancing Indebtedness; provided such Lien is limited to the same property/assets securing the debt being refinanced.

Permitted Lien for ordinary-course obligations up to the greater of 2.5% of ERC and €120 million.

For the avoidance of doubt, (i) clause (14) under “Permitted Liens” to be retained and can be used to secure Acquired Debt on the assets and shares of the relevant Target Group (provided such Liens are not created in anticipation of such acquisition and have been in place for at least six months prior to the relevant Acquisition Date); (ii) clause (21) under “Permitted Liens” to be retained and can be used to secure the local credit facilities basket; and (iii) clause (22) under “Permitted Liens” to be retained and can be used to secure the New Money Notes on the Escrow Account.

Permitted Liens for Credit Facilities basket, Refinancing Indebtedness and ordinary-course obligations up to the greater of 2.5% of ERC and €120 million to be deleted.

Permitted Collateral Liens	Limited to the following: (i) Credit Facilities basket; (ii) Hedging; (iii) operational liens;	Limited to the following: (i) Credit Facilities basket; (ii) Hedging; (iii) Exchange Notes (and Refinancing Indebtedness in respect thereof);

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(iv) Liens to secure Guarantees of Indebtedness that is otherwise permitted to be secured on the Collateral;

(v)   Liens to secure any “parallel debt obligation” under the ICA;

(vi) Ratio debt basket, subject to 4.0x Consolidated Secured Leverage Ratio; and

(vii) Acquisition debt basket, general debt basket and contribution debt basket (subject to €250m cap).

(iv) New Money Notes (and Refinancing Indebtedness in respect thereof);

(v)   Piraeus term loan (and Refinancing Indebtedness in respect thereof);

(vi) operational liens consistent with clause (1) of the definition of “Permitted Collateral Liens” in the RCF;

(vii)  Liens to secure Guarantees of Indebtedness that is otherwise permitted to be secured on the Collateral; and

(viii)  Liens to secure any “parallel debt obligation” under the ICA.

Debt incurred under the Credit Facilities basket, New Money Notes basket and Hedging baskets may be senior to the Exchange Notes with respect to proceeds of enforcement of security.

Only the RCF can benefit from super priority as Super Senior Lender Liabilities (under the ICA) and only debt within the parameters for Super-Priority Hedging Transactions (as defined in the Intercreditor Principles) can benefit from super seniority as Super-Priority Hedging Liabilities (under the ICA).

No member of the Restricted Group will grant Liens on the Collateral to secure short term currency hedging obligations under transactions described under paragraph (b) of the definition of Super-Priority Hedging Transactions in the Intercreditor Principles in an aggregate amount in excess of €50 million at any time outstanding.

Basket/Permission	Current Permission	Agreed Position for the Amended RCF
Restricted Payments

General Restrictions / General Dividend Permission	N/A

No Restricted Payments described under 1.02(a) of Schedule 18 (Covenants) under the existing RCF at any time, subject to the other paragraphs under this section. For the avoidance of doubt, the Restricted Payments covenant will apply to Restricted Payments by Midco (inside the Restricted Group) to Holdco and the Company (each outside the Restricted Group).

For the avoidance of doubt, dividends or distributions payable to the Midco or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than Midco or another Restricted Subsidiary on no more than a pro rata basis, measured by value) will not be restricted.

Anti-short circuit provisions to be included to block indirect Restricted Payments to affiliates/shareholders.[4]

Restricted Payments by Midco to Holdco will be subject to exceptions for:

(i) dividends where such dividend is required for the purpose of Debt Service (including for payments to be made pursuant the repayment waterfall in Schedule 3 (Restructuring Term Sheet)) at Holdco or the Company or the payment of holding company expenses to be agreed;

(ii)  intercompany loans where such intercompany loan is required for the purpose of Debt Service (including for payments to be made pursuant the repayment waterfall in Schedule 3 (Restructuring Term Sheet)) at Holdco or the Company or the payment of holding company expenses to be agreed, provided that the outstanding

[4]	Including via Co-Investment Vehicles and Fund Co-Investment Vehicles.

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    amount of the downstream loan from Holdco to Midco, net of all intercompany loans from Midco to Holdco, would not be less than the outstanding commitments under the RCF plus all accrued and unpaid interest and super senior hedging liabilities and subject to each intercompany loan from Midco to Holdco being made subject to duly perfected security pursuant to the Transaction Security Documents;

(iii)  (iii) payments to the Security Agent on behalf of the Secured Creditors, in each case for the purpose of Debt Service of the secured liabilities under the Intercreditor Agreement (including for payments to be made pursuant the repayment waterfall in Schedule 3 (Restructuring Term Sheet)) at Holdco or the Company; and

(iv) the payment of holding company expenses to be agreed by way of payment of interest on any shareholder loans that are sized and segregated as a conduit for such payments,

where “Debt Service” means refinancing, repaying, purchasing and paying principal amounts, and paying interest amounts, premia, catch-up payments, make-whole amounts, fees, underwriting discounts, costs, commissions, hedging, tax, break costs, indemnification obligations or other expenses (including any consent fees) in respect of any Indebtedness of the Company or Holdco.

Categories of permitted holding company expenses to be agreed at the long-form stage.

No other flexibility or permitted payments or baskets shall apply in respect of payments from Midco to Holdco (or the Company).

‘Build-up’ basket

50% of Consolidated Net Income on a cumulative basis beginning on 1 January 2016 to the end of the Issuer’s most recently ended fiscal quarter prior to the date of such Restricted Payment for which internal consolidated financial statements are available (or, if the Consolidated Net Income is a deficit, minus 100% of such deficit), plus other customary builder baskets (set out in Section 1.02(a)(c)).

Subject to no Default having occurred and is continuing or would occur as a result of such Restricted Payment.

Issuer must be able to incur an additional €1 of Ratio Debt after giving pro forma effect to the Restricted Payment.

Permission to be deleted.

General basket	Greater of €110m and 3.4% of ERC Subject to no Default or Event of Default. Reduces the CNI build up basket.	Permission to be deleted.

Payment of Subordinated Indebtedness	Purchase, repurchase, redemption, defeasance or other acquisition of retirement of Subordinated Indebtedness: (a)(i) from Net Available Cash from Asset Dispositions and (ii) at a price no greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; (b) to the extent required by the agreement governing such Subordinated Indebtedness, following a Change of Control but only if (i) the Company shall have complied with clause 11.8 and (ii) at a price no greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or (c)(i) consisting of Acquired Indebtedness and (ii) at a price no greater than 100% of the principal amount of such Subordinated Indebtedness.	Permission to be deleted.

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Equity Repurchases	€15m per fiscal year (with unused amount up to €10m being carried over to the next fiscal year)	€7 million per fiscal year (no carry-forward or carry-back), provided that there is no continuing Event of Default; provided that such basket can only be used for equity repurchases pursuant to a long-term incentive plan.

Parent Expenses

(i) General corporate overhead: €2m in any fiscal year

(ii)  Other Parent fees/expenses: €2m in any fiscal year

(iii)  Uncapped payments to any Permitted Holder for out of pocket expenses in connection with its direct or indirect investment in the Restricted Group

Permission to be deleted.

Dividends on Equity / IPO Proceeds

(i) Not to exceed 10% of the Company Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 3.75x.

(ii)  Not to exceed 6% of the Company Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 4.25x.

(iii)  Subject to no Default or Event of Default.

(iv) Reduces the CNI build up basket.

Permission to be deleted.

Excluded Contributions	In an amount equal to the Excluded Contributions made.	An amount equal to the proceeds of equity offerings that are designated as Excluded Contributions can be used to make Portfolio Acquisitions or acquisitions of Acquired Businesses, subject to clauses (i) to (iii) in the first paragraph of “Permitted Investments— General Restrictions” below, except that Investment capacity created by Excluded Contributions shall not be subject to the proviso set forth therein.

Qualified Receivables Financing	Uncapped.	Permission to be deleted.

Unlimited basket	Unlimited provided that Consolidated Leverage Ratio on a pro forma basis does not exceed 3.0x Subject to no Default or Event of Default. Reduces the CNI build up basket	Permission to be deleted.

Unrestricted Subsidiary spin-offs	Permitted.	Clause 1.02(b)(15) of Schedule 18 (Covenants) under the RCF to be deleted.

Reclassification	Permitted.	Permission to be deleted.

Basket/Permission	Current Permission	Agreed Position for the Amended RCF
Permitted Investments

General Restrictions	N/A	No Investments constituting a Portfolio Acquisition or an acquisition of an Acquired Business unless: (i) the Restricted Group’s equity interest in any acquired entity to be pledged to the RCF lenders (together with the other secured creditors party to the ICA in accordance with the ICA principles) subject to the Agreed Security Principles (except where the acquired entity’s shares are already pledged to secure Acquired Debt, provided that such share pledges are not created in anticipation of such acquisition and have been in place for at least six months prior to

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the relevant Acquisition Date); (ii) in the case of Portfolio Acquisitions, the Loan to Cost of such Portfolio Acquisition must be less than 60%; (iii) in the case of an acquisition of an Acquired Business, the Acquired Business must have a Consolidated Total Net Leverage Ratio of less than 2.0x; provided that the aggregate amount of such Investments in any fiscal year shall not in any event exceed the Additional Capex Limit (as defined in Schedule 3 (Restructuring Term Sheet)); provided further that the amount of such Investments in any fiscal year (x) may not exceed Business Plan Capex (as defined in Schedule 3 (Restructuring Term Sheet)) for the relevant financial year as a result of acquisitions of Acquired Businesses, and (y) may exceed Business Plan Capex for the relevant financial year (but may not exceed Maximum Capex (as defined in Schedule 3 (Restructuring Term Sheet))) as a result of Portfolio Acquisitions if the Consolidated Net IRR for such Portfolio Acquisitions that exceed the Business Plan Capex is at least 14%; and (iv) the maximum Total Net Leverage in the consolidated Total Net Leverage financial covenant would not be breached pro forma for the making of such Investment.

“Portfolio Acquisition” means any Investment, directly or indirectly, in (i) Portfolio Assets by Midco or any Restricted Subsidiary or (ii) one or more entities or vehicles that hold, directly or indirectly, Portfolio Assets by Midco or any Restricted Subsidiary.

“Acquired Business” is to be defined as an entity that is, or is to be, acquired by Midco or any Restricted Subsidiary and becomes a Restricted Subsidiary, or is merged into Midco or any Restricted Subsidiary.

“Loan to Cost” means the ratio of (i) Acquired Debt of the relevant entity, entities or vehicle(s) (and or any of their subsidiaries) that hold, directly or indirectly, Portfolio Assets; to (ii) the cash consideration paid/payable by such entity for the purchased Portfolio Assets.

“Consolidated Net IRR” means unlevered consolidated internal rate of return net of servicing costs.

Restrictions on Leveraged Minority Co-Investment Vehicles	Greater of €650m and 13.8% of ERC.

€50 million per fiscal year sub-basket under the Additional Capex Limit that can be used for Investments in (i) Portfolio Assets with a Loan to Cost above 60% and (ii) Leveraged Minority Co-Investment Vehicles; provided (i) the relevant Investments must have a consolidated levered internal rate of return net of servicing costs of 18% or higher and an unlevered MOIC of 2.0x or higher and (ii) Midco or its Restricted Subsidiaries must receive 75% of the servicing income with respect to such Investments (at the time of Investment, averaged on a rolling 12-month basis).

Existing Investments in Leveraged Minority Co-Investment Vehicles as of the RED to be grandfathered.

Restrictions on Non-Leveraged Minority Co-Investment Vehicles	N/A

Investments in Non-Leveraged Minority Co-Investment Vehicles to be permitted subject to the following conditions:

(i) the Non-Leveraged Minority Co-Investment Vehicle has no outstanding Indebtedness;

(ii)  the Consolidated Net IRR for Investments in a Non-Leveraged Minority Co-Investment Vehicle is at least 14% (including, for the avoidance of doubt, Investments that do not exceed the Business Plan Capex);

(iii)  Midco or its Restricted Subsidiaries must receive 75% of the servicing income with respect to such Investment (at the time of Investment, averaged on a rolling 12-month basis);

(iv) Midco or its Restricted Subsidiaries receives returns on its Investments on at least a pro rata basis;

(v)   co-investment contract must be on customary market terms (including customary minority protections with respect to asset dispositions);

(vi) servicing contracts must be on customary market terms;

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(vii)  Investments in Non-Leveraged Minority Co-Investment Vehicles are subject to the conditions in “Permitted Investments—General Restrictions” (including Maximum Capex); and

(viii)  for the avoidance of doubt, existing restrictions on Co-Investment Vehicles from the existing RCF remain in place.

See the definition of “Excess Cash” in the repayment waterfall in Schedule 3 (Restructuring Term Sheet) for the contribution of EBITDA and asset dispositions by Non-Leveraged Minority Co-Investment Vehicles to such definition.

Restrictions on Majority Co- Investment Vehicles	N/A

Investments in Majority Co-Investment Vehicles to be permitted subject to the following conditions:

(i)  such Majority Co-Investment Vehicles are Restricted Subsidiaries (but not Guarantors) and are subject to the covenants (including with respect to debt incurrence, Permitted Investments and asset sales (subject to ability to sell economic interests of the Majority Co-Investment Vehicles per this paragraph));

(ii)  subject to (iv)(b) below, the Restricted Group can make Investments into the Majority Co-Investment Vehicle for no less than 50.1% of the economic interests in the Majority Co-Investment Vehicle, with third-parties making Investments for up to 49.9% of the economic interests in the Majority Co-Investment Vehicle;

(iii)   the Restricted Group will have up to 18 months from the time of designation of a Majority Co-Investment Vehicle (which designation cannot occur prior to the date that a third party commits or invests into the Majority Co-Investment Vehicle) (a “Majority Co-Investment Vehicle Designation”) to issue interests in the Majority Co-Investment Vehicle to third party investors on an arm’s length basis;

(iv) Investments by Midco or its Restricted Subsidiaries in the Majority Co-Investment Vehicle must be in the form of (a) cash or (b) assets acquired by the Restricted Group after July 1, 2024 (in the case of (b) only, the assets contributed must be matched by corresponding investments by third party investors (on an arm’s length basis and pro rata for the third party investors’ economic interest in the Majority Co-Investment Vehicle) obtained within 18 months of the relevant Majority Co-Investment Vehicle Designation);

(v)   the Restricted Group’s economic interest in the Majority Co-Investment Vehicle will be pari passu or senior to the economic interests of the third party investors in the Majority Co-Investment Vehicle, with no layering or subordination in the waterfall, except in relation to asset management and/or performance fees or otherwise for the benefit of the Restricted Group;

(vi) the limitations under the definition of “Co-Investment Vehicle” in the 2026 Eurobond Indenture continue to apply (including that Indebtedness at the Majority Co-investment Vehicle will be non-recourse to the rest of the Restricted Group);

(vii)  servicing of such Majority Co-Investment Vehicles’ directly or indirectly held portfolios will be performed by the Restricted Group, except where Midco or its Restricted Subsidiaries determines, in its reasonable discretion, that it is in the economic best interest of the Restricted Group for such servicing to be carried out by a third-party, with such determination being made in a manner consistent with Intrum’s past practice;

(viii)  servicing contracts must be on customary market terms;

(ix) the Restricted Group receives returns on the invested assets at least pro rata to their economic interest in the Majority Co-Investment Vehicle; and

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(x) the Consolidated Net IRR for Investments in a Majority Co-Investment Vehicle that exceed the Business Plan Capex is at least 14%.

Restrictions on Upstream Loans	N/A	An upstream loan to Midco from its direct subsidiary must never exceed the downstream loan from Midco to that direct subsidiary.

Receivables / QRF	Uncapped investments in receivables owing to the Company or any Restricted Subsidiary in the ordinary course of business and Investments in connection with a QRF	Permission to be deleted.

Management Advances	€10m	Permission to be deleted.

General Permitted Investments	Greater of €220m and 2.8% of Total Assets.	Permission to be deleted.

Investments in Similar Business	Greater of €170m and 2.2% of Total Assets.	Permission to be deleted.

Reclassification	Not permitted.	Not permitted.

Basket/Permission	Current Permission	Agreed Position for the Amended RCF
Asset Dispositions
Restrictions on Asset Dispositions

Consideration received (including by way of relief from, or other Person assuming, liabilities) is not less than the FMV of the shares and assets subject to such Asset Disposition (as determined in good faith by an officer or the Board of Directors and including Permitted Asset Swaps).

Minimum 75% consideration must consist of cash, Cash Equivalents or Temporary Cash Investment.

100% of the Net Cash Proceeds from the Asset Disposition is applied within 365 days from the later of (A) the date of the Asset Disposition and (B) the receipt of such Net Available Cash to repay debt (subject to certain conditions) or reinvest in the business.

The total amount of Asset Dispositions in non-core markets (defined to be Czech Republic, Hungary and Slovakia) may not exceed €300 million over the life of the RCF.

The total amount of Asset Dispositions in core markets (defined to be any market other than a non-core market) may not exceed 3% of Book Value per year (with no carry forward or carry back), based on the lesser of (i) the Book Value as of the date of the Lock-Up Agreement (pro forma for the Cerberus transaction) and (ii) the Book Value at the beginning of the relevant fiscal year.

“Book Value” shall mean the mark-to-market value of Portfolio Assets and shares in joint ventures.

Consideration received (including by way of relief from, or other Person assuming, liabilities) is not less than the FMV of the shares and assets subject to such Asset Disposition (as determined in good faith by an officer or the Board of Directors and including Permitted Asset Swaps).

Minimum 75% consideration must consist of cash, Cash Equivalents or Temporary Cash Investment.

100% of the Net Cash Proceeds from the Asset Disposition must be applied in accordance with the repayment waterfall noted in Schedule 3 (Restructuring Term Sheet); provided that Net Cash Proceeds which are being used to repay the Exchange Notes should be applied pro-rata to all existing Exchange Note maturities.

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Synthetic Sales	N/A

Carve-out for Synthetic Sales (with no cap) of Portfolio Assets purchased after July 1, 2024, to the extent:

(i) made at fair market value, on or around the same date as an acquisition of Portfolio Assets in a jurisdiction in which, for regulatory, tax or other reasons outside of Intrum’s control, it is necessary or beneficial to the Restricted Group for the entirety of the portfolio of assets to be owned by a Restricted Subsidiary,

(ii)  no debt is used to purchase the relevant Portfolio Assets,

(iii)  the acquirer of the synthetic sale portfolio will not receive a right to more than its pro-rata share of collections in relation to the portfolio net of relevant costs,

(iv) Midco or its Restricted Subsidiaries receives 100% cash payment within 30 days from closing of the synthetic sale,

(v)   Midco or its Restricted Subsidiaries receives a right to service the full portfolio of Portfolio Assets on closing subject to customary market conditions, and

(vi) there is no debt at or security on the relevant Portfolio Assets (i.e., the assets are not levered in any way).

Any proceeds from such Synthetic Sales go to replenish the annual capex limit (such that the resulting capex spend would be no different than had the Company only invested their minority share).

For the avoidance of doubt, Synthetic Sales of assets owned by the Group as of July 1, 2024 are not subject to this carve-out.

Put-backs and re-sale rights under SPAs	N/A	Carve-out for sales of Portfolio Assets relating to exercising put backs or other re-sale rights in the ordinary course of business or consistent with past practice under sale and purchase agreements with respect to Portfolio Acquisitions.

Merger Covenant / Change of Control / Permitted Reorganization	Permitted

Transactions permitted under the Merger Covenant.

Transactions that constitute a Change of Control (which, for the avoidance of doubt, will trigger the right as set out in clause 11.8 of the existing RCF).

Any disposition resulting from a Permitted Reorganization.

De minimis	Greater of €110m and 1.4% of Total Assets.	€2 million per fiscal year (no carry-forward or carry-back).

Asset sales, the proceeds of which are used to make Permitted Investments or Restricted Payments	Subject to applicable Permitted Investment or Restricted Payment basket	Permission to be deleted.

Sale & Leaseback Transactions	Uncapped.	Permission to be deleted.

Forced Sales	N/A	Carve-out for forced sales in relation to non-controlled joint ventures/investment structures with drag rights and for take-outs relating to secured portfolios in the ordinary course of business.

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Basket/Permission	Current Permission	Agreed Position for the Amended RCF
Affiliate Transactions

De minimis	€30 million	Permission to be deleted.

Arm’s length terms

Transaction, or transactions, taken as a whole, are not materially less favourable than arm’s length transaction with third parties

If in excess of €75m, the terms have been approved by a majority of the members of the Board of Directors of the Issuer.

Transaction, or transactions, taken as a whole, are not materially less favourable than arm’s length transaction with third parties.

If in excess of €15 million, the terms have been approved by a majority of the members of the Board of Directors of Holdco.

If in excess of €25 million, Holdco has obtained a fairness opinion from a third-party accounting or investment banking firm.

Affiliate Transactions carve-outs:

Qualified Receivables Financing	Uncapped	Permission to be deleted.

Management Advances	Uncapped	Permission to be deleted.

Sponsor Fees	Uncapped	Permission to be deleted.

Basket/Permission	Current Permission	SteerCo position
Events of Default

RCF definition of Default	“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Senior Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.	“Default” means (i) an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Senior Finance Documents or any combination of any of the foregoing) be an Event of Default; and (ii) any event which is, or after notice or passage of time or both would be, an Event of Default under Schedule 19 (Defaults).

Non-payment	30-day cure period for failure to pay interest or Additional Amounts when due. No cure period for failure to pay principal or premium when due.	5-day cure period for failure to pay interest or Additional Amounts when due. No cure period for failure to pay principal or premium when due.

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Other obligations

30-day cure period for failure to comply with obligations under Change of Control covenant after written notice from the Trustee or holders representing 30% in aggregate principal amount of the outstanding Notes (other than a failure to purchase the Notes which constitutes an EoD).

60 day cure period for failure to comply with any other obligations under the Indenture after written notice from the Trustee or holders representing 30% in aggregate principal amount of the outstanding Notes

Agreed subject to 20-day cure period for breach of other obligations and with such period counting from the earlier of (i) receipt of notice from Agent and (ii) the Company or a Restricted Subsidiary becoming aware.

Final judgments	€55 million with 60-day cure period	€25 million with 30-day cure period.

Cross-default / Cross-acceleration	€55 million	€25 million

Events of Default – other adjustments	N/A

RCF events of default to be updated to reflect the following adjustments to existing RCF Events of Default:

•   Insolvency: to apply to Company, Holdco, Midco, Significant Subsidiaries, groups of Restricted Subsidiaries that together constitute Significant Subsidiaries, Obligors and Pledgors and based on cash flow insolvency;

•   Default trigger: threshold to be changed from “entry into” insolvency proceedings to “any corporate action, legal proceedings or other procedure or step is taken in relation to”;

•   Bankruptcy Law: definition to be amended to capture UK, EU and US insolvency procedures, moratoria, and restructuring tools (including schemes of arrangement and other ‘non-insolvency’ restructuring procedures);

•   Grace period for disputed winding up petitions: to be reduced from 60 days to 45 days.

•   To include mandatory liquidations pursuant to Swedish law.

•   Cessation of business: to apply to Company, Significant Subsidiaries, Obligors and Pledgors, provided that Permitted Reorganizations (except with respect to the Company, Holdco and Midco) are permitted as a Permitted Transaction.

•   Event of Default in clause 26.3(a)(ii) to be revised as follows:

•   “subject to the Legal Reservations and Perfection Requirements, any obligation or obligations of any Obligor under any Senior Finance Documents are not or cease to be legal, valid, binding or enforceable or any Transaction Security ceases to be effective”

•   Audit Qualification: the Company’s auditors qualify the Annual Financial Statements of the Group in a manner that could reasonably be expected to materially adversely affect the interests of the Lenders (taken as a whole) under the Finance Documents or in respect of the Group as a going concern.

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Basket/Permission	Current Permission	SteerCo position
Reporting Requirements

Financial Statements

120 days after each financial year:

•   audited consolidated Group;

•   audited Company and any Borrower;

•   if requested by FA, audited of each Obligor.

60 days after end of each financial quarter:

•   unaudited consolidated Group FS or management accounts.

Removal of (Alternative Reporting) clause whereby accounts and financial statements which comply with the requirements of the Senior Pari Passu Notes Agreement fulfil the RCF requirement for Quarterly Financial Statements to be removed.

Compliance Certificate	With Annual FS and Quarterly FS.	To also include (i) additional reporting on Net ERC and Servicing EBITDA per RCF Term Sheet and ERC/Financial Covenant riders and (ii) a quarterly breakdown of available capacity under each of the baskets/permissions under the RCF.

Other Requirements

•   List of Material Companies and confirmation of Pledged Group Contribution;

•   Invitation to Public Calls with SUN holders;

•   Presentations (if requested);

•   All docs provided to SUN holders;

•   Prompt MAE reports;

•   Prompt designation of Unrestricted Subsidiary reports;

Additional reporting requirements as set forth below:

1.  Annually updated forecasts against the business plan delivered as at the RED

2.  A sub-limit to the liquidity split on available RCF and cash on balance sheet as follows, which, with reference to page 29 of the Q2 results by way of example, should be located after the last bullet point, such that it would have supported the SEK 10.5bn liquidity stated:

• Prompt material change to Group structure;	SEKm

• Prompt any information if requested by FA;	Cash on Balance Sheet	[50]
• Use of Websites; and	Trapped cash	[(10)]
• KYC.	Undrawn available commitments under SSRCF	[10]

	Liquidity	[50]

3.  A quarterly breakdown of available capacity under each of the RCF baskets/permissions, within the quarterly Compliance Certificate.

4.  Under Group “EBITDA excluding Non-Recurring Items (“EBITDA”)”, detail and commentary on synergies and costs savings that have been achieved and are contemplated in the definition of Consolidated Leverage Ratio. If no such items are taken into account, the Company would simply confirm this.

5.  A bridge for reported EBITDA to Cash EBITDA.

6.  In Under Investing, Book Value and Face Value per vintage, a sub-bullet for revaluations (positive / negative), which will be disclosed to RCF Lenders on a bilateral basis without any requirement for publication.

13

Provision	Agreed Position for the Amended RCF
Other Provisions

Unrestricted Subsidiaries	• No ability to designate Unrestricted Subsidiaries other than Partnerships and GPs in connection with the Asset Management Scheme set forth in the Appendix and subject to the restrictions therein.

Co-Investment Vehicles

•   Existing Co-Investment Vehicles permitted and future Co-Investment Vehicles permitted subject to the restrictions in this baskets table.

•   Fund Co-Investment Vehicles permitted subject to the restrictions in the Appendix.

Additional covenants

•   Anti-layering covenant, as per 1.01(h) of Schedule 18 (Covenants) under the existing RCF.

•   Chewy protections (ASPs to provide that non-wholly owned subs are not carved out unless required by law/regulation).

•   Serta right of first refusal protection on new money up-tiering (90% consent required to subordinate the RCF in right of payment and/or give super senior or priority security to any other Indebtedness unless the RCF lenders have been provided with a bona fide opportunity to provide their pro rata share of such priming Indebtedness on the same terms).

•   Payments for consent covenant, as per Section 4.11 under the 2026 Eurobond Indenture, for the benefit of the RCF Lenders.

•   Negative pledge such that if any guarantee is not granted or security not granted over an asset on the basis of the ASPs, such asset cannot be provided as security and/or the relevant entity cannot provide a guarantee or other assurance of payment to any other creditor unless such security or guarantee is also shared with the RCF and the Super Priority Hedging.

•   Financial Calculations covenant, as per Section 4.17 under the 2028 Eurobond Indenture.

•   The following J Crew blocker to be included as clause 1.02(e) of Schedule 18 (Covenants):

Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall Holdco or any Restricted Subsidiary be permitted to dispose of, transfer, or grant an exclusive license to, any Material Assets, whether as an Asset Disposition, Investment, Restricted Payment, Permitted Payment, dividend or otherwise, to any Unrestricted Subsidiary, including via designation as an Unrestricted Subsidiary.

“Material Assets” means any assets owned by Holdco or any Restricted Subsidiary that are, in the good faith determination of the Company, material to the operation of the business of the Group, taken as a whole.

As stated above, the Company will be subject to the J Crew blocker pending completion of the hive down.

•   Cash management undertakings apply to the Company and Holdco to restrict the amount of cash held by each entity save to the extent required for Debt Service (as defined herein) or payment of agreed costs and expenses.

APPENDIX

Agreed Position
Structure

Each Co-Investment Vehicle subject to this scheme (the “Fund Co-Investment Vehicle”) and each of its Subsidiaries will be Restricted Subsidiaries, but will not be Guarantors. Each Fund Co-Investment Vehicle will be 100% owned by Restricted Subsidiaries and/or one or more Partnerships (owned by third party investors) and/or third-party investors.

One or more partnerships with third party investors with economic interests in a Fund Co-Investment Vehicle (the “Partnership”) and its controlling general partner (the “GP”) will not be Restricted Subsidiaries.

As a condition to designating the GP as an Unrestricted Subsidiary:

(i) the GP will be prohibited from incurring any Indebtedness, pledging any assets or receiving any economics from the Partnership and/or any Fund Co-Investment Vehicle;

(ii)  the Restricted Group will make no Investments in the GP or the Partnership, except those which are required to maintain the corporate existence of such entities;

(iii)  Midco or its Restricted Subsidiaries will control the GP;

(iv) controls will be put in place to ensure the prohibitions on the GP are maintained (controls other than EoD to be agreed); and

(v)   the GP cannot change asset management contracts or servicing contracts with respect to a fund in a manner that would be materially adverse to the interests of the bondholders or the RCF lenders, after final close of such fund.

14

As the general partner to the Partnership, the GP will have customary controlling interests in the Partnership (which will be subject to customary non-controlling LP rights, such as approval of affiliate transactions, change of tax status, increase of LP liability, etc.).

Economic Interest

Subject to the paragraph below, the Restricted Group can make Investments into the Fund Co-Investment Vehicle for up to 35% of the economic interests in the Fund Co-Investment Vehicle, with third-parties making Investments for at least 65% of the economic interests in the Fund Co-Investment Vehicle.

The Restricted Group will have up to 18 months from the time of designation of a Fund Co-Investment Vehicle (which designation cannot occur prior to the date that a third party commits or invests into the Fund Co-Investment Vehicle) (a “Fund Co-Investment Vehicle Designation”) to achieve the 35% threshold set out above, by issuing interests in the Fund Co-Investment Vehicle to a Partnership or third party investors on an arm’s length basis.

Form of Investment and Capex Limits

Investments by the Restricted Group in the Fund Co-Investment Vehicle must be in the form of (i) cash or (ii) assets acquired by the Restricted Group after July 1, 2024 (subject to (x) in the case of each of (i) and (ii), the Maximum Capex parameters as applied from January 1, 2024 and (y) in the case of (ii) only, the assets contributed must be matched by corresponding investments by, or commitments (requiring asset contribution within 18 months of the relevant Fund Co-Investment Vehicle Designation) from third party investors (through a Partnership or otherwise and in each case on an arm’s length basis) of 65% or more of the economic interests in the Fund Co-Investment Vehicle, obtained within 18 months of the relevant Fund Co-Investment Vehicle Designation).

The Maximum Capex parameters applies (i) to cash Investments in the Fund Co-Investment Vehicle in the year in which such cash

Investments are made and (ii) to other assets contributed to the Fund Co-Investment Vehicle in the year in which such assets were acquired.

A sub-limit of 30% of the Maximum Capex in the year the relevant assets were acquired applies to Investments (via cash or in-kind) in levered Fund Co-Investment Vehicles. For purposes of determining compliance with the prior sentence, the amount of the Investment of any contributed assets should be no less than book value of the contributed assets as determined in good faith by the Intrum board at the time of the transfer.

The Restricted Group’s economic interest in the Fund Co-Investment Vehicle will be pari passu or senior to the economic interests of the Partnership in the Fund Co-Investment Vehicle, with no layering or subordination in the waterfall, except in relation to asset management and/or performance fees or otherwise for the benefit of the Restricted Group.

Debt

Debt at any Fund Co-Investment Vehicle and its subsidiaries to be limited to 50% Loan to Purchase Price (i.e., ratio of Indebtedness of the Fund Co-Investment Vehicle and its Restricted Subsidiaries to the consideration paid/payable by the Fund Co-Investment Vehicle and its Restricted Subsidiaries for the assets held by them).

For purposes of calculating the Loan to Purchase Price of any contributed assets, the Purchase Price of contributed assets should be the amount initially paid by the Restricted Group, not the amount paid by the Co-Investment Vehicle.

Indebtedness incurred by the Fund Co-Investment Vehicle and its Subsidiaries will be on arms’ length terms and non-recourse to the rest of the Restricted Group (other than the ability to pledge the shares of the Fund Co-Investment Vehicle to raise third-party debt at the Fund Co-Investment Vehicle in order to finance the purchase of portfolio assets)

Indebtedness may be incurred by the Fund Co-Investment Vehicle or at one or more of its Subsidiaries

Any other debt baskets that the Restricted Group has cannot be used to finance the Fund Co-Investment Vehicle or its Subsidiaries in any way (including the financing of equity or asset contributions into the Fund Co-Investment Vehicle)

Identity of Servicing Entity and Fees	The Fund Co-Investment Vehicle and its Subsidiaries are prohibited from being the servicing entity in respect of their directly or indirectly held portfolios.

The Restricted Group receives returns on the invested assets at least pro rata to their economic interest in the Fund Co-Investment Vehicle held by the Restricted Group.

Not more than 40% of asset management and performance fees (in each case, for all Fund Co-Investment Vehicles) may be shared with third parties. The Restricted Group shall be permitted to share the asset management and performance fees paid by any Fund Co-Investment Vehicle or Partnership, provided that at the time of any agreement to share asset management or performance fees, The Restricted Group reasonably expects that the net asset management and estimated performance fees to be received by the Restricted Group from all Fund Co-Investment Vehicles and Partnership shall be at least 110% of the costs incurred by the Restricted Group for the management of the Fund Co-Investment Vehicles and Partnerships. For the avoidance of doubt, servicing fees are not to be shared with third parties, subject to the points outlined below.

Servicing of a Fund Co-Investment Vehicles directly or indirectly held portfolios will be performed by the Restricted Group, except where Intrum determines, in its reasonable discretion, that it is in the economic best interest of the Restricted Group for such servicing to be carried out by a third-party, with such determination being made in a manner consistent with Intrum’s past practice.

Servicing and asset management contracts must be on customary market terms.

The Restricted Group servicer and asset management entity in respect of a Fund Co-Investment Vehicle must be a Guarantor of the Exchange Notes and of the RCF and the Exchange Notes and the RCF Lenders must have security over its shares, subject to local law limitations / ASPs.

15

The Fund Co-Investment Vehicle will be permitted to invest, directly or indirectly, in any receivables and related assets consistent with Intrum’s past practice.

Capex spend in relation to the Fund Co-Investment Vehicle structure is subject to the Permitted Investment General Restrictions for required returns.

There can be no obligation on the part of any other member of the Restricted Group to maintain the financial condition or support the operations of the Fund Co-Investment Vehicle.

Intrum will use commercially reasonable efforts to negotiate the terms of any financing arrangements with a third-party creditor lending to the Fund Co-Investment Vehicle or its Subsidiaries to include a ROFO to apply in favour of the Restricted Group in the event that the third party creditor enforces its share pledge over the Fund Co-Investment Vehicle.

Neither the Partnership, the Fund Co-Investment Vehicle nor any of its Subsidiaries can make any direct or indirect Restricted Payments (via investments or otherwise) to shareholders of Midco or affiliates of Midco that are not members of the Restricted Group.

16

APPENDIX 3

ERC-RELATED KEY DEFINITIONS

17

Agreed Form

Appendix 3

ERC-Related Key Definitions1

“Asset Management Scheme Amounts” means for any applicable ERC Testing Date and in relation to any Fund Co-Investment Vehicle and each of its Subsidiaries, an amount which is equal to the product of (x) the net ERC (calculated on the same basis as Net ERC but (i) by reference to all Portfolio Assets owned and relevant Indebtedness owed directly or indirectly by that Fund Co-Investment Vehicle and its Subsidiaries and (ii) for avoidance of doubt ignoring for these purposes the reference to a deduction of Minority ERC Amounts) of the Fund Co-Investment Vehicle and its Subsidiaries and (y) the lower of (i) the percentage of such net ERC which any member or members of the Midco Group is contractually entitled to receive in the ordinary course through its ownership interest through the shares or other equivalent equity ownership interests or economic interests in the relevant Fund Co-Investment Vehicle and each of its Subsidiaries and (ii) the percentage of such net ERC which any member or members of the Midco Group is contractually entitled to receive through its ownership interest through the shares or other equivalent equity ownership interests or economic interests in the relevant Fund Co-Investment Vehicle and each of its Subsidiaries in the event of its termination or dissolution.

“ERC” means, for any applicable ERC Testing Date, the aggregate amount of estimated remaining gross collections projected to be received during the period of 84 months commencing from the applicable ERC Testing Date by a member of the Midco Group (excluding for avoidance of doubt any such estimated remaining gross collections attributable to (i) a Leveraged Minority Co-Investment Vehicle, (ii) a JV Entity, (iii) an Unrestricted Subsidiary or (iv) a Fund Co-Investment Vehicle and each of its Subsidiaries) from all Portfolio Assets directly owned by that member of the Midco Group on (1) the applicable ERC Testing Date (where the test is performed pursuant to paragraph (a) of the definition of ERC Testing Date) or (2) on the last day of the month immediately preceding the applicable ERC Testing Date (where the test is performed pursuant to paragraphs (b), (c) or (d) of the definition of ERC Testing Date) (the “Reference Date”), calculated:

(a)	in accordance with the Portfolio ERC Model; and

(b)	to give pro forma effect to:

(1)

any Purchase or any other acquisition by that member of the Midco Group of (x) Portfolio Assets or (y) any shares or other interest in any entity holding Portfolio Assets, from a person that is not a member of the Group (an “ERC Purchase”); and

(2)

any Sale or any other disposal (including, without limitation, any direct or indirect transfer of any economic interest (including any Synthetic Sale)) by that member of the Midco Group of (a) Portfolio Assets or (b) any shares or other interest in any entity holding Portfolio Assets to anyone that is not a member of the Group (an “ERC Sale”) where (whether in a single transaction or a related series of transactions) the net consideration for all such ERC Sales exceeds EUR 30,000,000 (or its equivalent) in aggregate in any 12 month period,

[1]

Note: defined terms used but not defined herein are intended to have the meaning given to them in the Existing SSRCF. Relevant clause and paragraph references refer to Existing SSRCF; to be updated in long form.

1

in the case of both (1) and (2), that have occurred between the Reference Date and the applicable ERC Testing Date, including any such ERC Sale or ERC Purchase giving rise to the need to calculate ERC.

ERC shall be calculated as at each applicable ERC Testing Date, and tested by reference to each Compliance Certificate delivered pursuant to Clause 23.2 (Compliance Certificate) or with a Utilisation Request2.

“ERC Testing Date” means:

(a)	each Quarter Date; and

(b)

the date of completion of any ERC Sale (whether in a single transaction or a related series of transactions) where the net consideration for all such ERC Sales exceeds EUR 30,000,000 (or its equivalent) in aggregate in any 12 month period;

(c)	at the Company’s option, the date of completion of any ERC Purchase; and

(d)	the date of submission of each Utilisation Request.

“Joint Venture” means any joint venture or similar arrangement (including minority interest investments) entered into by a member of the Midco Group with any other person which is not a member of the Group where: (a) a member or members of the Midco Group directly or indirectly hold shares or an equivalent equity ownership interest or an economic interest in the relevant entity; (b) a member or members of the Midco Group own (directly or indirectly) 50%, or less, of the shares or other equivalent equity ownership interests or economic interests in that relevant entity; and (c) such member or members of the Midco Group are entitled to receive a share of the ERC generated by such Portfolio Assets of such JV.

“JV ERC Amount” means, for any applicable ERC Testing Date and in relation to any Joint Venture or Co-Investment Vehicle which is not a Restricted Subsidiary (and excluding, for the avoidance of doubt, (i) a Leveraged Minority Co-Investment Vehicle and (ii) a Fund Co-Investment Vehicle and its Subsidiaries) (each a “JV Entity”), an amount which is equal to the product of (x) the net ERC (calculated on the same basis as Net ERC but by reference to (i) all Portfolio Assets owned and relevant Indebtedness owed directly or indirectly by that JV Entity and its Subsidiaries and (ii) for avoidance of doubt ignoring for these purposes the reference to a deduction of Minority ERC Amounts) of the JV Entity and (y) the lower of (i) the percentage of such net ERC which any member or members of the Midco Group is contractually entitled to receive in the ordinary course through its ownership interest through the shares or other equivalent equity ownership interests or economic interests in that relevant entity and (ii) the percentage of such Net ERC which any member or members of the Midco Group is contractually entitled to receive in the ordinary course through its ownership interest through the shares or other equivalent equity ownership interests or economic interests in that relevant entity in the event of its termination or dissolution.

[2]

Note: each annual and quarterly Compliance Certificate shall be required to include calculation of ERC and of EBITDA. The Compliance Certificate delivered with the annual financial statements will be reported on by the Group’s existing / then current auditors, as per existing clause 23.2(c), and this will include reporting on the ERC calculation and confirmation that such reporting/calculation is consistent with applicable accounting principles, current practice and other metrics to be agreed as in effect/applied as at the Closing Date. Company to deliver an additional Compliance Certificate covering ERC only with respect to any relevant disposal / purchase (see definition of ERC Testing Date) in order to re-test ERC at that time, within 10 Business Days of the completion of the relevant disposal/purchase.

“Leveraged Minority Co-Investment Vehicle” means a Co-Investment Vehicle that is not a Restricted Subsidiary and that at the time of the initial Investment by the Company or any Restricted Subsidiary in such Co-Investment Vehicle has Indebtedness outstanding or is intended to Incur any Indebtedness in the future in the good faith determination of senior management of the Company.

“Midco Group” means Midco and its Restricted Subsidiaries.

“Midco Group Net ERC” means, for any applicable ERC Testing Date, the aggregate of:

(a)	whether positive or negative, the Net ERC of each member of the Midco Group in respect of such ERC Testing Date;

(b)	all JV ERC Amounts in respect of such ERC Testing Date; and

(c)	all Asset Management Scheme Amounts in respect of such ERC Testing Date.

“Minority ERC Amount” means, in respect of a relevant member of the Midco Group which is not wholly owned by one or more members of the Midco Group (a “Non Wholly Owned Person”), an amount which is equal to the product of (x) the Net Unlevered ERC of such Non Wholly Owned Person multiplied by the lower of (y) the percentage shareholding (or equivalent including in respect of any Disqualified Stock or Preferred Stock at the applicable redemption values) of all shareholders (or holders of a similar interest) of such Non Wholly Owned Person which are not members of the Midco Group (a “Minority TP Holder”) and (z) the percentage of such Net Unlevered ERC which the Minority TP Holder is contractually entitled to receive through its ownership interest through the shares or other equivalent equity ownership interests or economic interests in that relevant entity in the event of its termination or dissolution.

“Net ERC” means, for any applicable ERC Testing Date, in respect of any member of the Midco Group (excluding for avoidance of doubt (i) a Leveraged Minority Co-Investment Vehicle, (ii) a JV Entity, (iii) an Unrestricted Subsidiary or (iv) a Fund Co-Investment Vehicle and its Subsidiaries), its Net Unlevered ERC in respect of such ERC Testing Date less:

(a)

the aggregate of all Minority ERC Amounts in respect of such ERC Testing Date (for avoidance of doubt, only to the extent such Minority ERC Amount was originally included in the calculation of ERC); and/or

(b)

the aggregate of all Synthetic Sale Amounts in respect of such ERC Testing Date (for avoidance of doubt, only to the extent the Portfolio Assets or related ERC that is the subject of such Synthetic Sale Amount were originally included in the calculation of ERC for the relevant member of the Midco Group); and/or

(c)

any part of the relevant Net Unlevered ERC which is the subject of any security, encumbrance or other equivalent right or any option to acquire or otherwise acquire control of such Net Unlevered ERC or any relevant underlying Portfolio Assets or cash proceeds, revenue or collections relating thereto (each a “Third Party Entitlement”), in each case that creates or could give rise to any entitlement of any person other than the relevant member of the Midco Group to such Net Unlevered ERC, any underlying Portfolio Assets or cash proceeds, revenue or collections relating thereto but excluding such Third Party Entitlement to the extent (i) the relevant contractual right, claim or other right of priority is limited to the amount of a debt claim where the maximum amount of such debt claim that can be accelerated or satisfied in relation to such Third Party Entitlements has already been fully deducted in the calculation of Net Unlevered ERC for the relevant member of the Midco Group or (ii) such Third Party Entitlement relates to the right to acquire an ownership interest through shares or other equivalent equity ownership interests or economic interests in an entity in respect of which Midco or the Relevant Subsidiary owning such interests would be entitled to receive compensation for on arm’s length terms.

“Net Unlevered ERC” means for any applicable ERC Testing Date, in respect of any member of the Midco Group (excluding for avoidance of doubt (i) a Leveraged Minority Co-Investment Vehicle, (ii) a JV Entity, (iii) an Unrestricted Subsidiary or (iv) a Fund Co-Investment Vehicle and its Subsidiaries), its ERC in respect of such ERC Testing Date (which could be zero) less (for the avoidance of doubt, without double counting and such that no amount of Indebtedness is taken into account more than once):

(a)	the quotient of (x) the aggregate principal amount of all Indebtedness of that member of the Midco Group excluding:

a.

Indebtedness referred to in paragraphs (3), (4) (only to the extent that the deferred payment referred to in paragraph (4) of that definition is not in respect of ERC related Portfolio Assets) and (6) (except to the extent incurred in respect of Indebtedness of a Person that is not the Issuer or a Restricted Subsidiary) of that definition) (the “Excluded Indebtedness”); and

b.	Indebtedness incurred under paragraphs (b)(7), (b)(8), (b)(9), (b)(10) and (b)(14) of Section 1.01 of Schedule 18,

as at the applicable ERC Testing Date, divided by (y) 0.35; and

(b)

the aggregate principal amount of all Indebtedness (other than Excluded Indebtedness) of that member of the Midco Group incurred under paragraphs (b)(7), (b)(8), (b)(9), (b)(10) and (b)(14) of Section 1.01 of Schedule 18 as at the applicable ERC Testing Date, in each case only to the extent such Indebtedness is Structurally Senior Indebtedness.

“Portfolio Assets” means all (a) Right to Collect Accounts, (b) performing, sub performing or charged-off accounts, loans, receivables, mortgages, debentures and claims, (c) real estate assets that are repossessed in satisfaction of debts and (d) other similar assets or instruments which, for the avoidance of doubt, shall in each case exclude any Trust Management Assets and any Right to Collect Accounts, performing accounts, subperforming accounts, charged-off accounts, cash and bank accounts, loans, receivables, mortgages, debentures, claims or other similar assets or instruments which are or will (from acquisition) be (y) held on trust for a third party which is not Midco or any Restricted Subsidiary (or, if applicable, the relevant JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries) or (z) subject to any Security except for Transaction Security or any Permitted Lien referred to in clauses (2), (3), (4), (5), (6), (8), (9), (11), (12), (15), (17), (18), (20), (23) and/or (24) of the definition of “Permitted Liens”.

“Portfolio ERC Model” means the models and methodologies that the Company uses to calculate the value of its ERC and those of its Subsidiaries, JV Entities and Fund Co-Investment Vehicles and each of their Subsidiaries, consistently with its most recent audited financial statements as at the Restructuring Effective Date.

“Right to Collect Account” means a performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim, or other similar asset or instrument that is owned by a person that is not Midco or one of its Restricted Subsidiaries (or, if applicable, a JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries) (a “Third Party”) and in respect of which (a) such Third Party is unable or unwilling to dispose of the relevant performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim, or other similar asset or instrument to Midco or a Restricted Subsidiary (or, if applicable, a JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries); and (b) Midco or a Restricted Subsidiary (or, if applicable, a JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries) is entitled to collect and retain substantially all of the amounts due under such performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim, or other similar asset or instrument or to receive amounts equivalent thereto.

“Structurally Senior Indebtedness” means Indebtedness incurred by any member of the Midco Group that is not subject to the Intercreditor Agreement and where in order for such Indebtedness to be ‘subject to the Intercreditor Agreement’ the following conditions must be satisfied: (i) all Obligors and creditors in relation to such Indebtedness have acceded to the Intercreditor Agreement to the effect that such Indebtedness (whether incurred in the form of borrowings, guarantees, surety, indemnity or any equivalent arrangements) is fully subject to the terms of the Intercreditor Agreement and (ii) the claims of the relevant creditors in relation to such Indebtedness will be subordinated in right of priority to security enforcement proceeds and on the basis that any payments in relation to such Indebtedness not expressly permitted by the Intercreditor Agreement will be subject to turnover obligation to the security trustee (whether made by an Obligor as primary debtor or a guarantor).

“Synthetic Sale Amount” means, in respect of a relevant member of the Group, an amount which is equal to the ERC relating to an asset of such member that has been sold or transferred pursuant to a Synthetic Sale to a person that is not a member of the Group.

“Trust Management Assets” means Right to Collect Accounts, performing accounts, subperforming accounts, charged-off accounts, loans, receivables, mortgages, debentures, claims, cash and bank accounts or other similar assets or instruments held by a member of the Midco Group (or, if applicable, JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries) on trust for a beneficiary which is not a member of the Group (or as applicable JV Entity or a Fund Co-Investment Vehicle or one of their Subsidiaries).

Agreed Form

ANNEX 5

INTERCREDITOR AGREEMENT PRINCIPLES

24

ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

The below sets out the high-level intercreditor terms that would form the basis for a new intercreditor agreement or a restatement of the existing intercreditor agreement originally dated 26 June 2017 for Intrum AB (publ) (the “ICA”) in connection with the implementation of the “long-dated proposal” in respect of the 2025 Notes, the 2026 Notes, the 2027 Notes and the 2028 Notes and the requested extension of the SSRCF (the “Long-Dated Proposal”). The key intercreditor terms set out below remain subject to review by local counsel, including any jurisdiction specific updates required to the ICA (including, without limitation, up to date guarantee limitation language).

	Issue	Position
1.	Right and priority of payment

Liabilities to rank in the following order:

1.  ”Super Senior Lender Liabilities” (being the Liabilities under the SSRCF)

“Senior Liabilities” (being (i) the “1.5L Liabilities” (the New Money Notes, the Piraeus Facility and any headroom in the EUR 1.1bn Credit Facilities Basket over and above the Total Commitments under the SSRCF (the “Headroom Liabilities”), (ii) the “2L Liabilities” (being the 2027, 2028, 2029 and 2030 Exchange Notes) and (iii) the Permitted Senior Secured Financing Liabilities)

Hedging Liabilities

Security Agent Liabilities, Agent Liabilities, Senior Creditor Representative Liabilities and Senior Pari Passu Notes Trustee Amounts

pari passu and without any preference between them;

2.  Investor Liabilities and Intra-Group Liabilities

2.	Ranking of Transaction Security	Transaction Security[1] to secure: Super Senior Lender Liabilities Senior Liabilities Hedging Liabilities

[1]	NTD: To be defined as the existing Transaction Security plus the additional security to be granted in accordance with the Agreed Security Principles.

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ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

Security Agent Liabilities, Agent Liabilities, Senior Creditor Representative Liabilities and Senior Pari Passu Notes Trustee Amounts pari passu and without any preference between them

3.	Application of proceeds of enforcement of Transaction Security, guarantee claims, receipts or recoveries following a Distress Event or other Payment Stop (including from Debtors) and turnover

To be applied in the following order:

1.  Security Agent Liabilities and sums owing to any Receiver or Delegate pro rata and pari passu;

2.  Agent Liabilities, Senior Creditor Representative Liabilities and Senior Pari Passu Notes Trustee Amounts pro rata and pari passu;

3.  costs and expenses incurred by any Agent or Primary Creditor in connection with realisation or enforcement of Transaction Security or enforcement actions at request of Security Agent;

4.  in payment pro rata and pari passu to:

a.   the Super Senior Agent (on its own behalf and on behalf of the Super Senior Arrangers and Super Senior Lenders) for application towards the Super Senior Arranger Liabilities and the Super Senior Lender Liabilities; and

b.  the Hedge Counterparties for application towards the Super-Priority Hedging Liabilities;

5.  in payment pro rata and pari passu to:

a.   the 1.5L Notes Trustee on its own behalf and on behalf of the 1.5L Noteholders for application towards the 1.5L Notes Liabilities;

b.  the Piraeus Facility Agent (on its own behalf and on behalf of the Piraeus Facility Arrangers and Piraeus Facility Lenders) for application towards the Piraeus Facility Arranger Liabilities and the Piraeus Facility Lender Liabilities; and

c.   the Headroom Liabilities Facility Agent or Headroom Liabilities Notes Trustee (in each case, on its own behalf and on behalf of the creditors in respect of the Headroom Liabilities for application towards the Headroom Liabilities;

6.  in payment pro rata and pari passu to:

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ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

a.   the 2L Notes Trustee on its own behalf and on behalf of the 2L Noteholders for application towards the 2L Notes Liabilities;

b.  the Hedge Counterparties for application towards the Non-Super Priority Hedging Liabilities;

c.   each Senior Secured Creditor Representative on its own behalf and on behalf of the Permitted Senior Secured Financing Arrangers and the Permitted Senior Secured Financing Creditors for application towards the Permitted Senior Secured Liabilities;

7.  if none of the Debtors is under any further actual or contingent liability under any Secured Debt Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Debtor; and

8.  to the relevant Debtor.

4.	Hedging Liabilities

The “Super-Priority Hedging Liabilities” are Liabilities under each Super-Priority Hedging Transaction (as defined below).

The Non-Super-Priority Hedging Liabilities are any other Hedging Liabilities which are not allocated as Super-Priority Hedging Liabilities.

Super-Priority Hedging Transactions shall be limited to the following “Super-Priority Hedging Transactions”:

(a)   any:

a.   Interest Rate Hedging Transactions entered into by the Debtors in connection with their interest rate exposure arising from the Super Senior Lender Liabilities and/or Senior Liabilities; and

b.  Currency Hedging Transactions (including cross currency interest rate swap transactions) entered into by the Debtors; and

(b)   any Currency Hedging Transactions entered into by the Debtors,

in each case which are allocated by the Company as a Super-Priority Hedging Transaction.

In relation to (a) above:

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ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

(i) the aggregate notional amount of such Interest Rate Hedging Transactions shall be limited to the outstanding principal amount of the Super Senior Lender Liabilities and Senior Liabilities that bears a floating rate of interest; and

(ii)  the aggregate notional amount of such Currency Hedging Transactions (including cross interest rate swap transactions) shall be limited to the outstanding principal amount of the Super Senior Lender Liabilities and Senior Liabilities that is drawn or repayable in a Debtor’s non-reporting currency.

Any transactions entered into for the purposes of reducing the notional amount of the Group’s hedging (e.g. offsetting swaps) and any pre-hedging or deal contingent hedging transactions shall not count towards the above limitations. The Group shall not be entitled to undertake any other hedging, including commodity or inflation hedging.

In relation to (b) above, any Currency Hedging Transactions shall have a maximum tenor not exceeding 6 months but there shall be no cap on the aggregate notional amount.

ICA to include an undertaking from the Debtors in favour of the Super Senior Creditors and the Senior Creditors to enter into Hedging Agreements only if they are (i) in its ordinary course of business, (ii) in compliance with the Group Treasury Policy, (iii) for non-speculative purposes and (iv) for the purpose of hedging bona fide interest rate or foreign exchange exposure.

The Group shall provide the Super Senior Creditors and the Senior Creditors with a quarterly report signed by any two directors or a member of Senior Management (being the Chairman, CEO, COO or CFO) of the Group including a summary of the Group’s outstanding hedging liabilities, and the following information with respect to each hedging transaction:

(i) Notional Amount

(ii)  MtM value

(iii)  The relevant rate / currency pair

(iv) The tenor/maturity

(v)   Ranking (e.g. super-priority, senior or unsecured)

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ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

(vi) Reasonable details of the exposure being hedged

Any amendments to the Hedging Parameters and to those elements of the Group Treasury Policy that relate to hedging and any material amendments to the reporting obligations in each case following the Restructuring Effective Date shall require Majority Super Senior Creditor consent (such consent not to be unreasonably withheld or delayed).

5.	Instructing Group

1.  in relation to instructions to enforce Transaction Security or refrain or cease from enforcing Transaction Security or taking other Enforcement Action:

a.   Senior Creditors (excluding Non-Super Priority Hedge Counterparties) whose Senior Secured Credit Participations aggregate more than 50% of the total Senior Secured Credit Participations at that time (the “Senior Instructing Group”); and/or

b.  Super Senior Lenders and Super-Priority Hedge Counterparties whose Super Senior Credit Participations aggregate more than 66 2/3% of the total Super Senior Credit Participations at that time (the “Majority Super Senior Creditors”), in each case as applicable in accordance with the manner of enforcement provisions in the ICA; and

2.  in relation to any other matter:

a.   the Senior Instructing Group; and

b.  the Majority Super Senior Creditors.

6.	Enforcement Instructions

The Security Agent shall enforce the Transaction Security:

1.  as the Instructing Group shall instruct, provided that such instructions are consistent with the Security Enforcement Principles; or

2.  in the case of Conflicting Enforcement Instructions, in accordance with the instructions given by the Senior Instructing Group, provided that such instructions are consistent with the Security Enforcement Principles (to the extent consistent with the ICA and the Security Documents), provided that, in each case if:

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ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

a.   the Super Senior Creditors have not been fully repaid within six months of the date on which the Initial Enforcement Notice was received;

b.  the Security Agent has not commenced any enforcement of the Transaction Security (or a transaction in lieu thereof) within three months of the date on which the Initial Enforcement Notice was received (provided that if the Initial Enforcement Notice is given by the Majority Super Senior Creditors, this paragraph (b) shall only apply if the Initial Enforcement Notice instructs the Security Agent to enforce the Transaction Security); or

c.   an Insolvency Event has occurred and the Security Agent has not commenced any enforcement of the Transaction Security (or a transaction in lieu thereof),

then the Security Agent shall follow the instructions given by the Majority Super Senior Creditors (to the extent consistent with the ICA and the Security Documents).

7.	Payment Stops

Following the occurrence of a Distress Event or a Payment Default which is continuing where the unpaid amount exceeds EUR 15,000,000 (or its equivalent), no Debtor may make payments of any Super Senior Lender Liabilities, Senior Liabilities or Hedging Liabilities, save to the extent such payments are made to the Security Agent for application in accordance with section 3 above, irrespective of whether they should have been received, recovered or realised by the Security Agent, subject to the provisos in paragraphs (a) to (b) of clause 3.1 of the existing ICA.

a.   “Distress Event” means any of (i) an Acceleration Event; or (ii) the enforcement of any Transaction Security.

b.  “Acceleration Event” means a Super Senior Acceleration Event, a Senior Notes Acceleration Event, a Piraeus Facility Acceleration Event and/or a Permitted Senior Secured Financing Acceleration Event.

c.   “Payment Default” means an Event of Default arising by reason of non-payment of any amount which is due and payable under the Debt Documents (other than any agreement evidencing the terms of the Intra-Group Liabilities or Investor Liabilities), other than in respect of non-payment of any amount (a) not constituting principal or interest or (b) not exceeding EUR 200,000 (or its equivalent).

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ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

d.  “Event of Default” means an Event of Default arising under a Super Senior Facilities Agreement, a Senior Pari Passu Notes Indenture, the Piraeus Facility Agreement and/or any Permitted Senior Secured Financing Agreement.

The existing restrictions on payments shall continue to apply to Hedge Counterparties.

8.	Enforcement action – Insolvency Event

Prior to an Insolvency Event, no Super Senior Lender, Senior Creditor, Hedge Counterparty and/or Permitted Senior Secured Financing Creditor shall be entitled to take any Enforcement Action without the prior written consent of an Instructing Group.

Nothing in the ICA shall prevent the Super Senior Lenders, Hedge Counterparties, Senior Pari Passu Notes Creditors, Piraeus Facility Creditors and/or Permitted Senior Secured Financing Creditors, to the extent permitted to do so by the terms of the relevant Debt Documents, from taking the following Enforcement Action against the Insolvent Party following an Insolvency Event in relation to that Insolvent Party (provided that this shall not permit any such person to give any directions to the Security Agent in relation to any enforcement of any Transaction Security):

1.  accelerating any Liabilities of that Insolvent Party or declaring them prematurely due and payable;

2.  making any declaration that any Liabilities of that Insolvent Party are payable on demand;

3.  making any demand in relation to a Liability of that Insolvent Party that is payable on demand;

4.  making any demand in relation to Guarantee Liabilities of that Insolvent Party;

5.  exercising any right to require that Insolvent Party to acquire any Liability subject to carve-outs in line with the existing ICA;

6.  exercising any right of set-off, account combination or netting in relation to that Insolvent Party subject to carve-outs in line with the existing ICA; or

7.  suing for, commencing or joining of any legal or arbitration proceedings against that Insolvent Party or to recover any Liabilities of that Insolvent Party.

9.	Non-Distressed Disposals	In line with the existing ICA (as amended to reflect the updated Agreed Security Principles).

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ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

10.	Distressed Disposals

If a disposal of an asset of a member of the Group or any other asset subject to Transaction Security is being effected (a) at the request of an Instructing Group when Transaction Security has become enforceable, (b) by enforcement of Transaction Security or (c) by a disposal after an Acceleration Event to a person which is not a member of the Group, the Security Agent shall have authority to:

1.  release all or part of the borrowings of, guarantees and Transaction Security granted by, and trading, other liabilities and any other claim over the assets of, that member of the Group (or its direct or indirect holding companies) being sold and their respective subsidiaries;

2.  transfer to another member of the Group all or part of the intra-Group obligations of that member of the Group (or its direct or indirect holding companies) being sold and their respective subsidiaries under or in connection with the relevant Liabilities; and/or

3.  dispose of all or part of the relevant Liabilities of that member of the Group (or its direct or indirect holding companies) being sold and their respective subsidiaries.

The ICA will:

1.  contain customary value protections in respect of any release, transfer or disposal of any Super Senior Lender Liabilities, Senior Liabilities, Hedging Liabilities and Senior Secured Notes Liabilities following any Distressed Disposal or a disposal of Liabilities by the Security Agent; and

2.  contain customary provisions regarding receipts or recoveries other than in cash.

11.	Realisations

Transaction Security may only be enforced, Distressed Disposals and disposals of Liabilities may only be effected and other action as to Enforcement may only be taken such that:

(a) to the extent the Instructing Group is the Senior Instructing Group, either:

(i) all proceeds of Enforcement are received by the Security Agent in cash for distribution in accordance with section 3; or

(ii) sufficient proceeds from enforcement will be received by the Security Agent in cash to ensure that when the proceeds are applied in accordance with section 3, the Super Senior Lender Liabilities and Super-Priority Hedging Liabilities are repaid and discharged in full (unless the Majority Senior Super-Priority Creditors agree otherwise); or

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ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

(b) to the extent the Instructing Group is the Majority Super Senior Creditors, either:

(i) all proceeds of enforcement are received by the Security Agent in cash for distribution in accordance with section 3; or

(ii) sufficient proceeds from Enforcement will be received by the Security Agent in cash to ensure that, when the proceeds are applied in accordance with section 3, the Super Senior Lender Discharge Date will occur (unless the Majority Super Senior Lenders agree otherwise).

12.	Option to Purchase	After an Acceleration Event which is continuing, Senior Creditors holding at least a simple majority of the relevant Senior Liabilities may purchase the Super Senior Lender Liabilities and the Super-Priority Hedging Liabilities (and Hedge Counterparty Obligations owing to a Super-Priority Hedge Counterparty) on 10 days’ notice and subject to certain conditions set out in the existing ICA (including, without limitation, the transfer being at par). The purchasing Senior Creditors shall indemnify the Super Senior Lenders and relevant Hedge Counterparties on terms reasonably satisfactory to the Super Senior Lenders and relevant Hedge Counterparties in respect of any claw back risk in respect of the purchase.

13.	Additional Debt

No ability for the Company to incur liabilities which are senior to the Super Senior Lender Liabilities or for additional Super Senior indebtedness to be incurred ranking pari passu with the Super Senior Lender Liabilities (in each case other than the Super-Priority Hedging Liabilities) without the consent of all Super Senior Lenders.

Anti-layering protections for the 1.5L Liabilities and 2L Liabilities will apply.

14.	Restricted Subsidiaries	All Restricted Subsidiaries that incur Super Senior Lender Liabilities, Hedging Liabilities or Senior Liabilities or grant guarantees or security in respect of the same must be party to / accede to the ICA.

15.	Restrictions on Investors, Intra-Group Lenders and Debtors	As per the existing ICA, subject to the inclusion of disenfranchisement provisions for Investors and Investor Affiliates.

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ANNEX 5 – INTERCREDITOR AGREEMENT PRINCIPLES

16.	Loans subject to security and attached security

ICA to restrict:

•   Holdco taking any steps in relation to security granted to it by Midco (and the receivables subject to such security) without the prior written consent of the Security Agent; and

•   the Company, Holdco, Midco and any other Intragroup Lender from dealing with any pledged loans if required by the Agreed Security Principles.

17.	Amendments and Waivers	Each creditor class may amend or waive the terms of their Debt Documents in accordance with their terms at any time without requiring other creditor consent provided that it would not conflict with the ICA or other relevant Debt Document.

18.	Governing Law

English law, except for the Transaction Security (where relevant).

Swedish law governed Transaction Security to be subject to customary Swedish terms (including restrictions on releases, transfers and payments).

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Agreed Form

ANNEX 6

AGREED SECURITY PRINCIPLES

25

Agreed Form

These Agreed Security Principles remain subject to local counsel review & input in all respects

AGREED SECURITY PRINCIPLES

Unless otherwise defined herein, each capitalised term used in these Agreed Security Principles shall have the meaning given to that term in the lock-up agreement to which these Agreed Security Principles are appended. 1

1.	AGREED SECURITY PRINCIPLES

(a)

The guarantees and security to be provided will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Schedule addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b)

The Agreed Security Principles, subject to Clause 8 (Overrides), embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from members of the Group. In particular:

(i)

general statutory or regulatory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalisation” rules, tax restrictions, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise. If any such limit applies, the guarantees and security provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management (a guarantee or security interest will not be required if giving such guarantee or taking such security would expose the directors of the relevant company to a material risk of personal or criminal liability, after having taken into account any mitigating factors and actions that are reasonably available to the directors and/or any member of the Group);

(ii)

certain supervisory board, works council or another external body’s or person’s consent may be required to enable a member of the Group to provide a guarantee or security. Such guarantee and/or security shall not be required unless such consent has been received provided that reasonable endeavours have been used by the relevant member of the Group to obtain the relevant consent taking into account the Company’s view (acting reasonably and in good faith) on any potential material adverse impact on its material commercial relationships;

[1]

Note: Unless otherwise defined, capitalised terms used in this Annex 6 (Agreed Security Principles) shall have the meaning given to them (or, prior to the Restructuring Effective Date, to be given to them) in the Amended SSRCF.

(iii)

a key factor in determining whether or not a guarantee or security shall be taken (other than the Company and Holdco Security and the guarantee granted by the Company) is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarisation and registration fees) which shall not be disprop’ortionate to the benefit to the Secured Parties of obtaining such guarantee or security (the “Cost/Benefit Analysis”) and, for these purposes, taking a guarantee from or security over the shares in any member of the Group that is not a Material Company and that (A) represents, on a consolidated basis excluding intra-Group items (and, in the case of total assets only, excluding goodwill), (1) 1.5 per cent. or less of the Consolidated EBITDA (as defined in the New Money Notes Indenture, Exchange Notes Indenture and the Amended SSRCF) of the Group, (2) 1.5 per cent. or less of the total assets of the Group and (3) 1.5 per cent. or less of total revenues of the Group and (B) holds no material Intellectual Property (such member of the Group a “De Minimis Entity”) shall be deemed not to satisfy the Cost/Benefit Analysis; [2]

(iv)

other than in respect of the Company and Holdco Security and the guarantee from the Company, the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guarantee or secured amount is disproportionate to the level of such fee, taxes and duties (and in any event the maximum aggregate amount payable by the Group in respect of fees, costs, expenses, disbursements and VAT relating to the provision of guarantees and security shall be limited to an amount to be agreed between the parties);

(v)

it is acknowledged that in certain jurisdictions, it may be either impossible or commercially impractical to create security over certain categories of assets, in which event security will not be taken over such assets (where impossible) and the parties shall seek to agree to any exclusion of any assets where the Company, acting reasonably, believes it is commercially impractical to do so;

[2]	NTD: the Company has separately agreed for guarantees to be provided by Intrum Netherlands Holding BV & Capquest Group Limited on the Restructuring Effective Date.

(vi)

other than any assets that are, or which are purported to be, subject to Company and Holdco Security, any assets that are subject to a bona fide contractual restriction or other third party arrangements which prevent those assets from being charged or assigned (or assets which, if charged or assigned, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Group in respect of those assets or require any member of the Group to take any action materially adverse to the interests of the Group or any member thereof) will be excluded from any relevant security document provided that (A) reasonable endeavours to obtain consent to charging or assigning any such assets shall be used by the Group on an ongoing basis if the relevant asset is material to the Group and (B) such restriction or limitation in such third party arrangement was not included as a means (directly or indirectly) to avoid granting security over the relevant asset to the Secured Parties. Notwithstanding the foregoing, any assets which are subject to third party arrangements which, if charged, would, in the reasonable and good faith determination of the Company, have a material adverse impact on its ongoing commercial relationship with any third party (even in circumstances where such third party were to provide its consent) will be excluded from any relevant security document and the Group shall not be required to use reasonable endeavours to obtain consent to the charging or assigning of such assets;

(vii)

members of the Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or regulatory condition or would result in (or in a material risk of resulting in) personal or criminal liability on the part of any officer provided that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle;

(viii)

other than the Company and Holdco Security and the guarantee granted by the Company, the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents, the Exchange Notes and the New Money Notes (and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (viii));

(ix)

to the extent possible, all security shall be given in favour of the Security Agent and not the Secured Parties individually (provided that “Parallel Debt” provisions may be used where necessary and such provisions will be contained in the Intercreditor Agreement and not the individual security documents, unless agreed by the parties as being required to avoid an amendment to the Intercreditor Agreement);

(x)

to the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Existing Lender assigns or transfers any of its participation in a Facility to a New Lender (as such term is defined in the relevant Finance Document) (and notwithstanding anything to the contrary, no member of the Group shall bear or otherwise be liable for any Taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Finance Party);

(xi)

information, such as lists of assets, will be provided (a) semi-annually in respect of assets that are subject to “fixed” security (which shall exclude all portfolios assets) if and only to the extent, required by local law to be provided to perfect or register the relevant security and (b) upon request if an “Event of Default” (as such term is defined in the relevant Finance Document, Exchange Notes and/or New Money Notes) (the “EoD”) has occurred and is continuing (or otherwise in accordance with practice agreed between the parties);

(xii)

perfection action may be required in the jurisdiction of one guarantor in relation to security granted by another guarantor located in a different jurisdiction and (where otherwise consistent with the Agreed Security Principles) in any supra-national registries agreed between the parties from time to time;

(xiii)

no security will be required over new or existing investments or shares in joint ventures or the assets of joint ventures and no new or existing joint venture will be required to provide a guarantee, in each case, where the joint venture arrangements prohibit or restrict such security or guarantee from being granted or require the consent of another party to the joint venture arrangements provided that (A) reasonable endeavours to obtain consent from such other party to the joint venture arrangements to taking security over such investments, shares or assets (as applicable) and/or the giving of such guarantee shall be used by the Group to the extent that, in the reasonable and good faith determination of the Company, requesting such consent would not have a material adverse impact on such joint venture arrangement or the Group’s ongoing relationship with the joint venture party and (B) any such restriction was not included as a means (directly or indirectly) to avoid granting such security or guarantee to the Secured Parties. For the avoidance of doubt, and subject to the provisos set out in paragraphs (A) and (B) above, the terms of these Agreed Security Principles shall not restrict the Group from entering into any new joint venture arrangements in circumstances where the joint venture party requires the inclusion of a restriction on the granting of the security or giving of guarantees; and

(xiv)	share security agreements shall be governed by the law of the jurisdiction of incorporation of the entity whose shares are being secured.

Subject to Clause 8 (Overrides), to the extent legally possible and subject to the terms of these Agreed Security Principles, security shall be granted over:

(a)

all or substantially all assets of each Obligor provided that such security will only be granted over an Obligor’s portfolio assets by way of floating charge (or equivalent) in jurisdictions where a floating charge or similar security interest (including, without limitation, a business mortgage under Swedish law with a value to be agreed between the parties acting reasonably and in good faith) is readily available and customarily granted. If a relevant jurisdiction does not recognise a floating charge or similar security interest, then no security shall be granted over such portfolio assets and the parties shall in good faith negotiate and agree the scope of security to be provided by such Obligor subject always to the other terms of these Agreed Security Principles;

(b)

the shares held by any Holding Company of an Obligor or Material Company in such Obligor or Material Company (as applicable). For the avoidance of doubt, there shall be no requirement to provide security over the shares of the Company notwithstanding that it constitutes a Material Company;

(c)

the shares in a regulated entity or, where a regulated entity is within a regional sub-group, a share pledge over the parent entity of the regional sub-group which holds the shares in such regulated entity (the Group Company that is granting such security the “RS Pledgor” and the Group Company’s shares that are subject to such security the “RS Entity”);

(d)

the shares of any other subsidiary that is incorporated in the same jurisdiction as a Material Company that is subject to a share pledge and which shares are held by a Holding Company that is otherwise granting a security interest;

(e)

any intra-group receivables owed by a member of the MidCo Group to another member of the MidCo Group that (i) are in excess of EUR 5m (on a net basis) (ii) have a tenor or implied tenor equal to or longer than 12 months and (iii) have arisen within cash pooling arrangements (the “Cash Pool ICLs”)

(f)	any intra-group receivables owed by an RS Entity to the relevant RS Pledgor (the “RS ICLs”);

(g)	any intra-group receivables owed to the Company by Holdco (and any RED Direct Subsidiary), by Midco to Holdco or by HoldCo to MidCo under a corresponding loan (“Shareholder Loans”); and

(h)

in addition to any Cash Pool ICLs and RS ICLs, any intra-group receivables owed by a member of the MidCo Group to another member of the MidCo Group (the “Intra-Group Lender”) (save that no security shall be required (i) over intra-group receivables arising within cash pooling arrangements or (ii) for de minimis intra-group receivables to the extent that the aggregate amount of all such de minimis intra-group receivables owed to all Intra-Group Lenders by all members of the MidCo Group is equal to or less than EUR 5m) (the “General ICLs”) (the Cash Pool ICLs, RS ICLs and General ICLs together the “Intercompany Loans”).

For the purposes of these Agreed Security Principles:

(a)

“Material Company” means: (i) the Company, MidCo and HoldCo; (ii) a Subsidiary of the Company which, on a consolidated basis including its consolidated Subsidiaries but excluding intra-Group items, has (A) earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA (as defined in the New Money Notes indenture, Exchange Notes indenture and the Amended SSRCF)) representing 5.00 per cent. or more of Consolidated EBITDA of the Group, (B) total revenues representing 5.00 per cent. or more of total revenues of the Group or (C) total assets (excluding goodwill) representing 5.00 per cent. or more of total assets of the Group and (iii) a member of the Group that is the direct Holding Company of a Subsidiary of the Company which itself is a Material Company pursuant to paragraph (ii) above;

(b)

any reference to a matter or document being agreed by the parties shall mean: (i) on or prior to the Restructuring Effective Date, the Majority Notes Ad Hoc Group, RCF SteerCo Group and the Company; and (ii) after the Restructuring Effective Date, the Security Agent and the Company;

(c)

if a member of the Group is not wholly-owned, that shall not, by itself, mean that such member of the Group shall not be required to grant guarantees or security, or that no security over the shares in such member shall be required to be granted, and there shall be no automatic release of any guarantees or security by virtue of any member of the Group ceasing to be wholly-owned provided that, for the avoidance of doubt, a member of the Group shall not be required to grant such guarantees or security where the provision of such guarantee or security is otherwise not required by these Agreed Security Principles;

(d)	the shares of, or intercompany receivables owed by, a Funds Co-Investment Vehicle shall not be required to be pledged; and

(e)

the shares of any Target Group entity that are pledged to secure Acquired Debt incurred in accordance with the Finance Documents, the Exchange Notes and the New Money Notes (and any Refinancing Indebtedness in respect of such Acquired Debt) (provided that such share pledges are not created in anticipation of the acquisition of such entity and have been in place for at least six months prior to the relevant Acquisition Date) shall not be required to be pledged for so long as such Acquired Debt (or such Refinancing Indebtedness) remains in place.

2.	Terms of Transaction Security Documents

Subject to the Swedish Terms (as set out at Annex 1), the following principles will be reflected in the terms of any security created or expressed to be created in favour of the Security Agent and/or the other Secured Parties (or any of them) (the “Transaction Security”) pursuant to any document entered into by any Obligor or Holding Company of an Obligor (each a “Security Grantor”) creating or expressed to create any security over all or any part of its assets in respect of the obligations of the Obligors under any of the Finance Documents, the Exchange Notes and the New Money Notes (the “Transaction Security Documents”):

(a)

security will not be enforceable unless the “Acceleration Date” (as such term is defined in the relevant Finance Document and any equivalent term in the Exchange Notes and New Money Notes (the “Acceleration Date”)) has occurred and is continuing;

(b)

the security documents should only operate to create security rather than to impose new commercial obligations; accordingly they should not repeat nor contain any additional representations, undertakings or other terms (such as in respect of title, insurance, information or the payment of costs) unless these are provisions required for the creation and/or perfection in which case the parties shall ensure that they are (i) limited to the extent necessary to ensure the creation and/or perfection of the security and (ii) to the extent applicable, are consistent with an no more onerous than the terms contained in any Finance Document (or otherwise in accordance with practice agreed between the parties);

(c)

the Secured Parties should only be able to exercise any power of attorney granted to them under the security documents if the Acceleration Date has occurred and is continuing or after failure by a Security Grantor to comply with a further assurance or perfection obligation;

(d)	any rights of set off will not be exercisable unless the Acceleration Date has occurred and is continuing;

(e)

the security documents should not operate so as to prevent transactions which are not otherwise prohibited under the Finance Documents, the terms of the Exchange Notes or New Money Notes or to require additional consents or authorisations other than where required pursuant to the Swedish Terms or where required for creation and/or perfection of the security; and

(f)

the Security Agent will not be required to accept any security or its perfection if it is of a type or in a jurisdiction which the Security Agent determines does not meet or comply with its established internal regulations or policies or with applicable law or regulation, or which would impose liabilities on the Security Agent, provided that, notwithstanding anything to the contrary in these Agreed Security Principles or any other Finance Document:

(i)

any obligation of any member of the Group to grant, enter into or perfect any security (or otherwise take any action in relation to any security or asset) shall be subject to the provisions of this paragraph (f); and

(ii)

no event or circumstance (including, without limitation, any failure by any member of the Group to comply with any obligation under any Finance Document, the Exchange Notes or New Money Notes) arising as a direct or indirect consequence of the operation of the provisions of this paragraph (f) shall (or shall be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents, Exchange Notes documents or New Money Notes documents or a Default or an Event of Default.

3.	Intercompany Loans

(a)	In respect of any Intercompany Loans which are subject to Swedish law:

i.

until the Acceleration Date but subject to the terms of the Finance Documents, the Exchange Notes and the New Money Notes, each Security Grantor will be permitted to receive payment of interest (however not principal) under Intercompany Loans but may not otherwise deal with (including, among other things, receiving payment of principal or exercising set-off rights), amend, waive, repay or terminate any Intercompany Loan without the consent of the Security Agent; and

ii.

notice of the security will be served on the relevant debtor within five (5) Business Days of granting an Intercompany Loan that is subject to security or, if such Intercompany Loan has already been granted, on the date of granting the security in respect of such Intercompany Loan (unless such debtor has already been notified of the pledge) and the relevant creditor will procure that such notice is acknowledged by the relevant debtor.

(b)

In respect of any Intercompany Loans which are not subject to Swedish law governed security and if required by local law to perfect the security, notice of the security will be served on the borrower of the Intercompany Loan on the date on which the security is granted, or where the security applies to subsequent Intercompany Loans, within five (5) Business Days of the Intercompany Loan being granted or otherwise promptly upon the written request by the Security Agent following an Acceleration Date having occurred. In addition, if strictly required by local law to perfect security over an Intercompany Loan, such Intercompany Loan shall be subject to the restrictions set out in paragraph (a)i. above.

4.	Shareholder Loans

(a)	In respect of any Shareholder Loans which are subject to Swedish law:

i.

neither the Company, HoldCo nor MidCo may deal with (including, amongst other things, receiving payment of or making payment of principal and interest), amend, waive, repay or terminate any Shareholder Loan save that HoldCo and MidCo shall be permitted to make payments of interest on any Shareholder Loans that are sized and segregated for the purposes of payment of agreed holding company expenses; and

ii.

the Company shall notify Holdco (and any RED Direct Subsidiary), Holdco shall notify MidCo and MidCo shall notify HoldCo no later than the Restructuring Effective Date and shall procure that HoldCo (and any RED Direct Subsidiary) and MidCo acknowledge such pledge on the date of receipt of the applicable notice of pledge,

(b)

In respect of any Shareholder Loan granted to a debtor not incorporated or domiciled in Sweden, the applicable perfection requirements necessary for perfection of the security interest over such Shareholder Loan shall be taken and completed no later than on the Restructuring Effective Date (or such later date as may be agreed by the parties) or, if such Shareholder Loan is granted after the Restructuring Effective Date, within five (5) Business Days after the date on which such Shareholder Loan is granted.

5.	Shares

(a)

Unless the Acceleration Date has occurred and is continuing, the Security Grantors shall be permitted to retain and to exercise voting rights to any shares pledged or charged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur, and the entity whose shares are pledged shall be permitted to pay dividends and upstream distributions on pledged shares to the extent permitted under these Agreed Security Principles, the Finance Documents, the Exchange Notes and the New Money Notes.

(b)

Other than any share security governed by Swedish law, where customary and applicable as a matter of law and following a request by the Security Agent, as soon as reasonably practicable (taking into account any stamping or other transfer requirements) following the granting of any share security over certificated shares, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent.

(c)

In respect of any share security governed by Swedish law, share certificates shall be delivered to the Security Agent duly endorsed in blank to the Security Agent no later than on the date of entering into the agreement governing the share security. In connection with granting the pledge, the relevant pledgor shall procure that the relevant pledged company note the pledge in its share register.

(d)

In respect of the security over the shares in Holdco (and any RED Direct Subsidiary) and Midco, the Company shall procure that on the date on which the security is granted, the Security Agent receives a duly executed power of attorney enabling it to vote for on such shares with effect from the Acceleration Date (and the Company shall provide new duly executed powers of attorney prior to the expiration of any outstanding power of attorney delivered to the Security Agent).

(e)	Subject to paragraph (c) above, no registration relating to shares and equity certificates shall be required unless required by applicable law to create and/or perfect the security.

6.	Bank Accounts

(a)

Until the Acceleration Date has occurred and is continuing, any Security Grantor will be free to deal, operate and transact business in relation to any bank accounts over which it grants security (including opening and closing accounts).

(b)

Until the Acceleration Date has occurred and is continuing there will be no obligation to hold, pay or sweep cash or cash proceeds of receivables into a particular account or for any account to be blocked.

(c)

If required by local law to create and/or perfect security, notice of that security will be served on the account bank in relation to applicable accounts within five (5) Business Days of the creation of that security and the applicable Security Grantor of that security will use its reasonable endeavours to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the Security Grantor of that security has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period.

(d)

Irrespective of whether notice of that security is required for creation or perfection, if the service of notice would prevent any member of the Group from using a bank account in the ordinary course of its business, no notice of security will be served until the occurrence of the Acceleration Date which is continuing. Springing notices of pledge will be required to be sent to account banks where an account is to be blocked upon the occurrence of the Acceleration Date.

(e)

Any security over bank accounts (other than any security over the Escrow Account or any mandatory prepayment account in relation to the RCF) will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank, whether created or arising before or after the security in favour of the Secured Parties has been given. No Security Grantor will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(f)

No control agreements (or perfection by control or similar arrangements) shall be required with respect to any account except to the extent that such agreement is necessary to perfect the security and it provides that control will only be exercised once an Acceleration Date has occurred and is continuing.

(g)

No bank account shall be required to be opened in order to perfect any share security required to be granted in accordance with these Agreed Security Principles unless required for the creation or perfection of such security.

(h)	No security over bank accounts shall be required to be registered unless required for the creation and/or perfection of such security.

7.	Guarantees/Security

(a)

Subject to the due execution of all relevant security documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law, obtaining any relevant foreign legal opinions and subject to any qualifications which may be set out in any Finance Document and any relevant legal opinions obtained and subject to the requirements of the Agreed Security Principles, the Security Agent (and, where applicable, each of the other Secured Parties) shall:

(i)	receive the benefit of (A) an upstream, cross-stream and downstream guarantee from each Obligor (provided that the Company shall not be required to give an upstream or cross-stream guarantee);

(ii)	receive the benefit of security granted over:

a.

all or substantially all assets of each Obligor provided that such security will only be granted over an Obligor’s portfolio assets by way of floating charge (or equivalent) in jurisdictions where a floating charge or similar security interest (including, without limitation, a business mortgage under Swedish law with a value to be agreed between the parties acting reasonably and in good faith) is readily available and customarily granted. If a relevant jurisdiction does not recognise a floating charge or similar security interest, then no security shall be granted over such portfolio assets and the parties shall in good faith negotiate and agree the scope of security to be provided by such Obligor subject always to the other terms of these Agreed Security Principles;

b.

the shares held by any Holding Company of an Obligor or Material Company in such Obligor or Material Company (as applicable). For the avoidance of doubt, there shall be no requirement to provide security over the shares of the Company notwithstanding that it constitutes a Material Company;

c.

the shares of each other subsidiary that is incorporated in the same jurisdiction as a Material Company that is subject to a share pledge and which shares are held by a Holding Company that is otherwise granting a security interest;

d.	the shares held by an RS Pledgor in an RS Entity;

e.	the Shareholder Loans; and

f.	the Intercompany Loans.

in each case, from time to time to secure all the liabilities of the Obligors under the Finance Documents, the Exchange Notes and the New Money Notes, in each case in accordance with these Agreed Security Principles; and

(iii)

(in the case of those security documents creating pledges or charges over shares in an Obligor or Material Company) receive the benefit of a first priority valid charge or analogous or equivalent security over all of the shares in issue at any time in that Obligor or Material Company (as applicable) which are owned by another Obligor or Holding Company of any Obligor or Material Company (with such security document being governed by the laws of the jurisdiction in which such Obligor or Material Company whose shares are being pledged is formed).

(b)

The parties shall negotiate the form of each Transaction Security Document in good faith in accordance with the terms of these Agreed Security Principles. Notwithstanding anything to the contrary, any guarantee and security arrangements agreed by the parties from time to time (including the identity and category of assets subject or not subject to security) shall, absent any manifest error, be deemed to satisfy all relevant obligations of the Group to provide guarantees and security.

8.	Attached Security

Midco shall grant any and all security it is to grant pursuant to these Agreed Security Principles as security for, in addition to the Secured Liabilities, its liabilities owed to Holdco under the Shareholder Loans as attached security (Sw. vidhängande säkerhet).

9.	Overrides

(a)

Notwithstanding anything to the contrary in these Agreed Security Principles, Company and Holdco Security shall be granted by the Company and Holdco regardless of any exceptions included in these Agreed Security Principles other than those set out in paragraph (b) below and the parties agree that the commercial agreement to provide, grant and perfect the Company and Holdco Security shall prevail.

(b)

The Company shall not be required to grant the RED DS Share Pledges or the RED DS Receivables Pledges to the extent that such security would not otherwise be required pursuant to these Agreed Security Principles and the transfer of the relevant RED Direct Subsidiary is expected to complete within 20 Business Days of the Restructuring Effective Date (or such later date as the relevant parties may reasonably agree), provided that such security shall be required if such transfer has not completed by such date.

(c)

The “Company and Holdco Security” means (i) the share pledge to be granted by the Company over the shares in Holdco, (ii) the share pledge to be granted by Holdco over the shares in MidCo, (iii) the pledge over receivables owed by Holdco to the Company, (iv) the pledge over receivables owed by Midco to Holdco, (v) the share pledge to be granted by the Company over the shares in any subsidiary which it directly owns on the Restructuring Effective Date (the “RED Direct Subsidiaries”) (the “RED DS Share Pledges”) and (vi) the pledge over receivables owed by any RED Direct Subsidiary to the Company (the “RED DS Receivables Pledges”).

(d)

Notwithstanding anything to the contrary in these Agreed Security Principles, any security governed by Swedish law (or purported to be perfected pursuant to, and in accordance with, Swedish law) shall be subject to the Swedish Terms set out at Annex 1.

Annex 1 to the Agreed Security Principles—Swedish Terms Rider

1.	Definitions

“Swedish Companies Act” means the Swedish companies act (Sw. Aktiebolagslagen (2005:551)).

“Swedish Terms” means the principles set forth in Clause [•] (Swedish terms).

2.	Clause [•] (Swedish terms)

(a)

Any (i) merger in respect of an entity which will be absorbed and the shares of which is being subject to Transaction Security governed by Swedish law, (ii) any payment (whether it be in cash, kind or by way of set-off) of a loan subject to (or purported to be subject to) a perfected Transaction Security governed by Swedish law, and/or (iii) other transaction or action having the effect of releasing perfected Transaction Security governed by Swedish law (or Transaction Security governed by Swedish law purported to be subject to a perfected security interest), shall, in each case, always be subject to the prior written consent of the Security Agent (acting in its sole discretion). Each Secured Party hereby authorises the Security Agent to give consent promptly on its behalf where such transactions and/or actions are not prohibited under the terms of the Finance Documents, without notification or further reference to the Secured Parties.

(b)

Notwithstanding any other provisions in this Agreement except for paragraph (c) below, the release of any perfected Transaction Security governed by Swedish law (or any Transaction Security purported or required to be perfected in accordance with Swedish law in accordance with the Agreed Security Principles) shall always be subject to the prior written consent of the Security Agent (acting in its sole discretion). Each Secured Party hereby authorises the Security Agent to give consent promptly on its behalf where such release or disposal is not prohibited under the terms of the Finance Documents, the Exchange Notes and the New Money Notes without notification or further reference to the Secured Parties and the Security Agent may take instructions from the Majority Lenders for any release contemplated hereunder.

(c)

Notwithstanding paragraph (b) above, if a disposal of assets is made on arm’s length terms then the release of any Transaction Security governed by Swedish law shall not require the consent of the Security Agent, provided that such disposal is not prohibited under the Finance Documents, the Exchange Notes and the New Money Notes, that the disposal is for cash and that all proceeds are paid directly to the Security Agent and are immediately applied towards prepayment of the relevant amounts in accordance with the terms of the Finance Documents, the Exchange Notes and the New Money Notes, which amounts cannot be re-drawn.

(d)

Each transfer and/or assignment by a Lender shall include a proportionate part of the security interests granted under the relevant Security Document governed by Swedish law, together with a proportionate interest in the relevant Security Document governed by Swedish law.

(e)

Any obligation for any entity incorporated in Sweden to act as trustee shall be an obligation to act as agent and the obligation to hold assets on trust shall be an obligation not to hold such assets on trust but to hold such assets as agent.

(f)

If a Party incorporated in Sweden (the “Swedish Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Swedish Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the provisions of the Swedish Funds Accounting Act (Sw. Lag (1944:181) om redovisningsmedel) and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct.

(g)

For the avoidance of doubt, the Parties agree that any novation effected in accordance with this Agreement shall, in relation to any Security created or expressed to be created under a Transaction Security governed by Swedish law, take effect as an assignment and/or transfer of such security interests.

(h)	Any security granted under a Security Document governed by Swedish law will be granted to the Secured Parties represented by the Security Agent.

(i)

A “compromise” or “composition” with any creditor includes (i) any write-down of debt (Sw. offentligt ackord) or debt settlement (Sw. skulduppgörelse) following from any procedure of “företagsrekonstruktion” under the Swedish company reorganisation act (Sw. Lag (2022:964) om företagsrekonstruktion) (the “Swedish Company Reorganisation Act”), or (ii) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish bankruptcy act (Sw. Konkurslag (1987:672)) (the “Swedish Bankruptcy Act”).

(j)

A “receiver”, “trustee” or “liquidator” includes (i) ‘rekonstruktör’ under the Swedish Company Reorganisation Act, (ii) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (iii) ‘likvidator’ under the Swedish Companies Act.

(k)

A “merger”, “consolidation” or “amalgamation” includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act and a “demerger” includes any ‘delning’ implemented in accordance with Chapter 24 of the Swedish Companies Act.

(l)

A “winding-up”, “liquidation” or “dissolution” includes “frivillig likvidation” or “tvångslikvidation” under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a “konkurs” under the Swedish Bankruptcy Act and a “reorganization” includes a “företagsrekonstruktion” under the Swedish Company Reorganisation Act.

(m)

A “guarantee” includes any “garanti” under Swedish law which is independent from the debt to which it relates and any “borgen” under Swedish law which is accessory to or dependant on the debt to which it relates.

(n)

An insolvency includes such entity being subject to “konkurs” under the Swedish Bankruptcy Act, “företagsrekonstruktion” under the Swedish Company Reorganisation Act or “tvångslikvidation” under Chapter 25 of the Swedish Companies Act.

(o)

In relation to this Agreement and any other Finance Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated in Sweden will always be subject to Swedish law and in particular to but not limited to the procedure set forth in the Swedish Bankruptcy Act, the Swedish Company Reorganisation Act and the Swedish Companies Act.

Agreed Form

ANNEX 7

EXCHANGE NOTES AND NEW MONEY NOTES: COMMON TERMS

26

Milbank Draft August 15, 2024

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Debt covenant
Ratio Debt	Unlimited, subject to 2.00x FCCR, can be incurred by the Issuer and Restricted Subsidiaries (subject to NGRS cap).	Permission to be deleted.

Credit Facilities Basket	Greater of €1,800m (28 SUNs) / €1,100m (27/26/25/24 SUNs) and 35% of ERC; can be incurred by the Issuer and Restricted Subsidiaries.

€[1,100] million[2] (no grower). May only be in the form of revolving facilities (provided that up to €50 million can be incurred in the form of short-term commercial paper with a maturity not to exceed six months) and may only be incurred by the Issuer and Guarantors.

Any debt that refinances the existing RCF must be subject to the same intercreditor arrangements as the existing RCF; and subject to a yield cap to be agreed.

Drawings under the RCF at any time to be incurred under this basket.

General Debt Basket	Greater of €490m (28 SUNs) / €365m (27/26 SUNs) / €400m (25 SUNs) / €300m (24 SUNs) and 9.5% of ERC, can be incurred by the Issuer and Restricted Subsidiaries (subject to NGRS cap).	€50 million (no grower). May only be incurred by the Issuer and Guarantors.

Acquisition Indebtedness	Unlimited acquisition debt, provided ability to incur ratio debt or no deterioration of FCCR; can be incurred by the Issuer and Restricted Subsidiaries.	Permission to be deleted.

Acquired Indebtedness	Unlimited acquired debt, provided ability to incur ratio debt or no deterioration of FCCR; can be incurred by the Issuer and Restricted Subsidiaries.	Unlimited Acquired Debt[3]; provided that: (i) pro forma at the time of the incurrence (a) FCCR ≥ 2.00x or (b) the FCCR would not be less than immediately prior to giving effect to such acquisition or other transaction; (ii) such Acquired Debt must be non-recourse to the rest of the Restricted Group (except to the extent provided in customary “bad boy” undertakings); and (iii) no other Restricted Group member may make payments (other than in the ordinary course and on an arms’ length basis) or contribute assets or otherwise transfer value to the acquired entity or any of its subsidiaries (the “Target Group”) while that debt remains outstanding, provided that other Restricted Group members may make payments based on a fixed annual basket in an amount to be agreed to fund capex & other PPE of the Target Group.

[1]	The covenants under this Annex 7 apply to the “Restricted Group”, meaning, for the purposes of this Annex 7, Intrum AB (publ) and its Restricted Subsidiaries.
[2]	To equal the total commitments under the RCF as of the RED.
[3]

“Acquired Debt” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary; provided that such Indebtedness has been outstanding for at least six months prior to the Acquisition Date. The “Acquisition Date” shall be the date the definitive agreement for such acquisition, merger or consolidation was entered into.

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Currency / Interest Rate / Hedging Agreements	Unlimited; provided for bona fide hedging purposes and not for speculative purposes (as determined in good faith).	Unlimited; provided for bona fide hedging purposes and not for speculative purposes (as determined in good faith).

Capital Lease Obligations / Purchase Money Obligations	Greater of €210m (28 SUNs) / €150m (27/26/24 SUNs) / €195m (25 SUNs) and 2.4% of Total Assets, can be incurred by the Issuer and Restricted Subsidiaries.

Greater of €75 million and [ ● ]%[4] of Total Assets.

Capital Lease Obligations and Purchase Money Obligation existing as of the RED to be incurred under this basket and not the Existing Debt basket.

Purchase Money Obligations may only be incurred by the Issuer and Guarantors.

For the avoidance of doubt, this basket cannot be used to incur debt for the purpose of purchasing Portfolio Assets or acquiring an Acquired Business.

Contribution Debt	100%, can be incurred by the Issuer and Restricted Subsidiaries.	Permission to be deleted.

QRF	Unlimited, can be incurred by the Issuer and Restricted Subsidiaries.	Permission to be deleted.[5]

Local Lines of Credit / Working Capital Facilities	€80m, no grower (24 SUNs) / greater of €110m (28 SUNs) / €100m (27/26/25 SUNs) and 2.1% of ERC; can be incurred by the Issuer and Restricted Subsidiaries.	€20 million (no grower) with Permitted Liens to secure this basket to facilitate efficient cash management locally.

Additional Baskets		Basket for New Money Notes in the amount of €526,315,000[6]; provided that, to the extent the New Money Notes are issued in an amount less than €526,315,000 or are fully or partially repaid, (i) such basket cannot be used for a Qualified Receivable Financing, (ii) any Indebtedness incurred under this basket may only be incurred by the Issuer and Guarantors and must be at lower pricing than the New Money Notes, and (iii) the New Money Notes noteholders have a ROFO over any indebtedness incurred under this basket.

[4]	Corresponding grower component to be calculated on the basis of the fixed component as a percentage of Total Assets as of [RED], pro forma for the Cerberus transaction.
[5]	In addition, obligations under or in respect of Qualified Receivables Financings to be considered “Indebtedness”.
[6]	To reflect the amount of New Money Notes.

2

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes

Existing debt as of RED (pro forma for the Restructuring) (consisting of the Piraeus term loan) to be grandfathered in.

Deferred purchase price basket of €75 million for the Issuer and Guarantors in connection with unsecured deferred purchase price obligations (and guarantees in respect thereof) not to exceed 18 months.

Refinancing Indebtedness	(i) If Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a Stated Maturity that is the same or later than that of the debt being refinanced, and if shorter, the SUNs; (ii) (in the case of the 25 and 28 SUNs only: other than CLOs that would have been operating leases in IAS 17) the principal amount is equal to or less than the amount of the debt being refinanced; (iii) if Issuer/Guarantor was an obligor, then refinanced debt has to be incurred by the Issuer or a Guarantor; (iv) if debt being refinanced is expressly subordinated to the SUNs or Guarantees, such refinancing debt is subordinated to the SUNs or Guarantees on terms at least as favourable; (v) if debt being refinanced was incurred under the acquired debt basket, the refinancing debt is incurred by the issuer; [in the case of the 25 and 28 SUNs only: and (vi) CLOs classified as operational leases may only be refinanced by similar CLOs; provided that refinancing debt shall not include debt of the Issuer or a Restricted Subsidiary that refinances debt of an Unrestricted Subsidiary.

As per the 2026 Eurobond Indenture, with the following additional restrictions on the ability to refinance the Exchange Notes with pari passu debt or unsecured debt: (i) no amortization (excluding final maturity payments) and no voluntary repayment other than on a pro rata basis, prior to the last maturity of the Exchange Notes; (ii) MFN[7] on key non-economic terms including covenants and collateral; (iii) if the all-in yield (inclusive of margin, any interest rate floor, and all market participation, OID (based on a three-year convention), arrangement fees or similar fees (other than, for the avoidance of doubt, fees to the underwriting banks, legal counsel and other expenses in connection with the incurrence of Refinancing Indebtedness)) of the Refinancing Indebtedness with respect to the Exchange Notes does not exceed 9.5% per annum, such Refinancing Indebtedness can have a maturity inside the remaining Exchange Notes (other than the Exchange Note being refinanced); otherwise, the maturity of such Refinancing Indebtedness must be at least six months after that of all Exchange Notes that remain outstanding as of the date that such Refinancing Indebtedness is incurred; (iv) Exchange Noteholders have a ROFO[8] on such Refinancing Indebtedness; and (v) the Refinancing Indebtedness must be incurred by the Issuer or any Guarantor.

In addition, any Refinancing Indebtedness with respect to the PPNs and Piraeus term loan must be similarly ranked and comply with limbs (iii), (iv) and (v) of the preceding paragraph.

Reclassification	Permitted, except that drawings under the RCF on the Issue Date will be deemed incurred under the Credit Facilities basket and may not be reclassified.	No reclassification.

[7]	Terms of MFN to be agreed between the parties at a later date.
[8]	Terms of ROFO to be agreed between the parties at a later date.

3

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Other	N/A	Notwithstanding anything to contrary herein or in the Agreed Security Principles, no Indebtedness may be incurred by entities that own or acquire Portfolio Assets (other than (i) Acquired Debt not incurred in contemplation of the relevant acquisition and any Refinancing Indebtedness in respect thereof, (ii) Indebtedness described in Sections 4.06(b)(3) (provided that a non-Guarantor accedes to the Intercreditor Agreement), (7) (to the extent such Indebtedness consists of Capitalized Lease Obligations incurred in the ordinary course of business), (8) and (10) under the 2026 Eurobond Indentures and (iii) the deferred purchase price basket.

Permitted Liens and Permitted Collateral Liens

Permitted Liens: General Basket	€250 million.	Permission to be deleted.

Permitted Liens: Other

Permitted Lien for Credit Facilities basket.

Permitted Lien for Refinancing Indebtedness; provided such Lien is limited to the same property/assets securing the debt being refinanced.

Permitted Lien for ordinary-course obligations up to the greater of 2.5% of ERC and €120 million.

For the avoidance of doubt, (i) clause (14) under “Permitted Liens” to be retained and can be used to secure Acquired Debt on the assets and shares of the relevant Target Group (provided such Liens are not created in anticipation of such acquisition and have been in place for at least six months prior to the relevant Acquisition Date); (ii) clause (21) under “Permitted Liens” to be retained and can be used to secure the local credit facilities basket; and (iii) clause (22) under “Permitted Liens” to be retained and can be used to secure the New Money Notes on the Escrow Account.

Permitted Liens for Credit Facilities basket, Refinancing Indebtedness and ordinary-course obligations up to the greater of 2.5% of ERC and €120 million to be deleted.

Permitted Collateral Liens	N/A

(i)  Credit Facilities basket;

(ii)  Hedging;

(iii)   Exchange Notes (and Refinancing Indebtedness in respect thereof);

(iv) New Money Notes (and Refinancing Indebtedness in respect thereof);

(v)   Piraeus term loan (and Refinancing Indebtedness in respect thereof);

4

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes

(vi) operational liens consistent with clause (1) of the definition of “Permitted Collateral Liens” in the RCF;

(vii)  Liens to secure Guarantees of Indebtedness that is otherwise permitted to be secured on the Collateral; and

(viii)  Liens to secure any “parallel debt obligation” under the ICA.

Debt incurred under the Credit Facilities basket, New Money Notes basket and Hedging baskets may be senior to the Exchange Notes with respect to proceeds of enforcement of security.

Restricted Payments

General Restrictions / General Dividend Permission	N/A

No Restricted Payments described under 4.04(a)(1) or (2) of the 2026 Eurobonds Indenture prior to 31 December 2028. Following this date, the company may make Restricted Payments described under 4.04(a)(1) or (2) of the 2026 Eurobonds Indenture; provided that on a pro forma basis: (i) greater than 50% of all Exchange Notes have been repaid or refinanced (tested by reference to the amount of Exchange Notes outstanding following any redemption, buy-back with the proceeds of any New Money Notes or other repurchases), (ii) Consolidated Total Net Leverage Ratio ≤ 2.5x and (iii) the dividend yield (including buy-backs and other payments / distributions to shareholders) for the most recently ended four full fiscal quarters does not exceed 5%.

No Restricted Payments described under 4.04(a)(3), (4) or (5) of the 2026 Eurobonds Indenture at any time.

For the avoidance of doubt, dividends or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis, measured by value) will not be restricted.

Anti-short circuit provisions to be included to block indirect Restricted Payments to affiliates/shareholders.[9]

[9]	Including via Co-Investment Vehicles and Fund Co-Investment Vehicles.

5

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
‘Build-up’ basket

50% of Consolidated Net Income on a cumulative basis beginning on 1 January 2016 to the end of the Issuer’s most recently ended fiscal quarter prior to the date of such Restricted Payment for which internal consolidated financial statements are available (or, if the Consolidated Net Income is a deficit, minus 100% of such deficit), plus other customary builder baskets.

Subject to no Default having occurred and is continuing or would occur as a result of such Restricted Payment.

Issuer must be able to incur an additional €1 of Ratio Debt after giving pro forma effect to the Restricted Payment.

Permission to be deleted.

General basket	Greater of €180m (28 SUNs) / €110m (27/26/24 SUNs) / €145m (25 SUNs) and 3.4% of ERC Subject to no Default or Event of Default. Reduces the CNI build up basket.	Permission to be deleted.

Payment of Subordinated Indebtedness	Purchase, repurchase, redemption, defeasance or other acquisition of retirement of Subordinated Indebtedness: (a)(i) from Net Available Cash from Asset Dispositions but only if the Issuer purchased all Notes tendered and (ii) at a price no greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; (b) to the extent required by the agreement governing such Subordinated Indebtedness, following a Change of Control but only if (i) the Issuer shall have made a CoC offer and purchased all the Notes tendered thereby and (ii) at a price no greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or (c)(i) consisting of Acquired Indebtedness and (ii) at a price no greater than 100% of the principal amount of such Subordinated Indebtedness.	Permission to be deleted.

Equity Repurchases

(28/27/26/25 SUNs) €15m and 0.3% of ERC per fiscal year (with unused amount up to the greater of €10m and 0.2% of ERC being carried over to the next fiscal year)

(24 SUNs) €30m plus €2m multiplied by the number of calendar years since the Issue Date.

€7 million per fiscal year (no carry-forward or carry-back), provided that there is no continuing Event of Default; provided that such basket can only be used for equity repurchases pursuant to a long-term incentive plan.

6

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Parent Expenses

All SUNs:

(i)  General corporate overhead: greater of €2m and 0.05% of ERC in any fiscal year

(ii)  Other Parent fees/expenses: greater of €2m and 0.05% of ERC in any fiscal year

(iii)   Uncapped payments to any Permitted Holder for out of pocket expenses in connection with its direct or indirect investment in the Restricted Group

Permission to be deleted.

Dividends on Equity / IPO Proceeds

All SUNs:

(i)  Not to exceed 6% of the Issuer Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 4.25x.

(ii)  Subject to no Default or Event of Default.

(iii)   Reduces the CNI build up basket.

Permission to be deleted.

Excluded Contributions	In an amount equal to the Excluded Contributions made.	An amount equal to the proceeds of equity offerings that are designated as Excluded Contributions can be used to make Portfolio Acquisitions or acquisitions of Acquired Businesses, subject to clauses (i) to (iii) in the first paragraph of “Permitted Investments—General Restrictions” below, except that Investment capacity created by Excluded Contributions shall not be subject to the proviso set forth therein.

Qualified Receivables Financing	Uncapped.	Permission to be deleted.

Unlimited basket	Unlimited provided that Consolidated Leverage Ratio on a pro forma basis does not exceed 3.0x Subject to no Default or Event of Default. Reduces the CNI build up basket	Permission to be deleted.

Unrestricted Subsidiary Spin-Offs	Permitted.	Restricted Payments described in 4.04(c)(15) under of the 2026 Eurobonds Indenture to be prohibited.

Reclassification	Permitted.	Permission to be deleted.

7

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Permitted Investments

General Restrictions	N/A

No Investments constituting a Portfolio Acquisition or an acquisition of an Acquired Business unless: (i) the Restricted Group’s equity interest in any acquired entity to be pledged to the Exchange Noteholder subject to the Agreed Security Principles (except where the acquired entity’s shares are already pledged to secure Acquired Debt, provided that such share pledges are not created in anticipation of such acquisition and have been in place for at least six months prior to the relevant Acquisition Date); (ii) in the case of Portfolio Acquisitions, the Loan to Cost of such Portfolio Acquisition must be less than 60%; and (iii) in the case of an acquisition of an Acquired Business, the Acquired Business must have a Consolidated Total Net Leverage Ratio of less than 2.0x; provided that the aggregate amount of such Investments in any fiscal year shall not in any event exceed the Additional Capex Limit (as defined in Schedule 3 (Restructuring Term Sheet)); provided further that the amount of such Investments in any fiscal year (x) may not exceed Business Plan Capex (as defined in Schedule 3 (Restructuring Term Sheet)) for the relevant financial year as a result of acquisitions of Acquired Businesses, and (y) may exceed Business Plan Capex for the relevant financial year (but may not exceed Maximum Capex (as defined in Schedule 3 (Restructuring Term Sheet))) as a result of Portfolio Acquisitions if the Consolidated Net IRR for such Portfolio Acquisitions that exceed the Business Plan Capex is at least 14%.

“Portfolio Acquisition” means any Investment, directly or indirectly, in (i) Portfolio Assets by the Issuer or any Restricted Subsidiary or (ii) one or more entities or vehicles that hold, directly or indirectly, Portfolio Assets by the Issuer or any Restricted Subsidiary.

“Acquired Business” is to be defined as an entity that is, or is to be, acquired by the Issuer or any Restricted Subsidiary and becomes a Restricted Subsidiary, or is merged into the Issuer or any Restricted Subsidiary.

“Loan to Cost” means the ratio of (i) Acquired Debt of the relevant entity, entities or vehicle(s) (and or any of their subsidiaries) that hold, directly or indirectly, Portfolio Assets; to (ii) the cash consideration paid/payable by such entity for the purchased Portfolio Assets.

8

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
“Consolidated Net IRR” means unlevered consolidated internal rate of return net of servicing costs.

Restrictions on Leveraged Minority Co-Investment Vehicles	Greater of €710m (28 SUNs) / €650m (27/26/25 SUNs) and 13.8% of ERC. Greater of €400m and 13.0% of ERC (24 SUNs).

€50 million per fiscal year sub-basket under the Additional Capex Limit that can be used for Investments in (i) Portfolio Assets with a Loan to Cost above 60% and (ii) Leveraged Minority Co-Investment Vehicles; provided (i) the relevant Investments must have a consolidated levered internal rate of return net of servicing costs of 18% or higher and an unlevered MOIC of 2.0x or higher and (ii) Intrum must receive 75% of the servicing income with respect to such Investments (at the time of Investment, averaged on a rolling 12-month basis).

Existing Investments in Leveraged Minority Co-Investment Vehicles as of the RED to be grandfathered.

Restrictions on Non-Leveraged Minority Co-Investment Vehicles	N/A

Investments in Non-Leveraged Minority Co-Investment Vehicles to be permitted subject to the following conditions:

(i)  the Non-Leveraged Minority Co-Investment Vehicle has no outstanding Indebtedness;

(ii)  the Consolidated Net IRR for Investments in a Non-Leveraged Minority Co-Investment Vehicle is at least 14% (including, for the avoidance of doubt, Investments that do not exceed the Business Plan Capex);

(iii)   Intrum must receive 75% of the servicing income with respect to such Investment (at the time of Investment, averaged on a rolling 12-month basis);

(iv) Intrum receives returns on its Investments on at least a pro rata basis;

(v)   co-investment contract must be on customary market terms (including customary minority protections with respect to asset dispositions);

(vi) servicing contracts must be on customary market terms;

(vii)  Investments in Non-Leveraged Minority Co-Investment Vehicles are subject to the conditions in “Permitted Investments—General Restrictions” (including Maximum Capex); and

9

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes

(viii)  for the avoidance of doubt, existing restrictions on Co-Investment Vehicles from the 2026 Eurobond Indenture remain in place.

See the definition of “Excess Cash” in the repayment waterfall in Schedule 3 (Restructuring Term Sheet) for the contribution of EBITDA and asset dispositions by Non-Leveraged Minority Co-Investment Vehicles to such definition.

Restrictions on Majority Co-Investment Vehicles	N/A

Investments in Majority Co-Investment Vehicles to be permitted subject to the following conditions:

(i)  such Majority Co-Investment Vehicles are Restricted Subsidiaries (but not Guarantors) and are subject to the covenants (including with respect to debt incurrence, Permitted Investments and asset sales (subject to ability to sell economic interests of the Majority Co-Investment Vehicles per this paragraph));

(ii)  subject to (iv)(b) below, the Restricted Group can make Investments into the Majority Co-Investment Vehicle for no less than 50.1% of the economic interests in the Majority Co-Investment Vehicle, with third-parties making Investments for up to 49.9% of the economic interests in the Majority Co-Investment Vehicle;

(iii)   the Restricted Group will have up to 18 months from the time of designation of a Majority Co-Investment Vehicle (which designation cannot occur prior to the date that a third party commits or invests into the Majority Co-Investment Vehicle) (a “Majority Co-Investment Vehicle Designation”) to issue interests in the Majority Co-Investment Vehicle to third-party investors on an arm’s length basis;

(iv) Investments by Intrum in the Majority Co-Investment Vehicle must be in the form of (a) cash or (b) assets acquired by the Restricted Group after July 1, 2024 (in the case of (b) only, the assets contributed must be matched by corresponding investments by third party investors (on an arm’s length basis and pro rata for the third party investors’ economic interest in the Majority Co-Investment Vehicle) obtained within 18 months of the relevant Majority Co-Investment Vehicle Designation);

10

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes

(v)   the Restricted Group’s economic interest in the Majority Co-Investment Vehicle will be pari passu or senior to the economic interests of the third party investors in the Majority Co-Investment Vehicle, with no layering or subordination in the waterfall, except in relation to asset management and/or performance fees or otherwise for the benefit of the Restricted Group;

(vi) the limitations under the definition of “Co-Investment Vehicle” in the 2026 Eurobond Indenture continue to apply (including that Indebtedness at the Majority Co-investment Vehicle will be non-recourse to the rest of the Restricted Group);

(vii)  servicing of such Majority Co-Investment Vehicles’ directly or indirectly held portfolios will be performed by the Restricted Group, except where Intrum determines, in its reasonable discretion, that it is in the economic best interest of the Restricted Group for such servicing to be carried out by a third-party, with such determination being made in a manner consistent with Intrum’s past practice;

(viii)  servicing contracts must be on customary market terms;

(ix) the Restricted Group receives returns on the invested assets at least pro rata to their economic interest in the Majority Co-Investment Vehicle; and

(x)   the Consolidated Net IRR for Investments in a Majority Co-Investment Vehicle that exceed the Business Plan Capex is at least 14%.

Receivables / QRF	Uncapped investments in receivables owing to the Issuer or any Restricted Subsidiary in the ordinary course of business and Investments in connection with a QRF	Permission to be deleted.

Management Advances	Greater of €10m and 0.2% of ERC at any time (all SUNs)	Permission to be deleted.

11

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
General Permitted Investments

(28 SUNs) Greater of €280m and 3.3% of Total Assets.

(27/26 SUNs) Greater of €220m and 2.8% of Total Assets.

(25 SUNs) Greater of €270m and 3.3% of Total Assets.

(24 SUNs) Greater of €140m and 2.3% of Total Assets.

Permission to be deleted.

Investments in Similar Business	Greater of €190m (28 SUNs) / €170m (27/26 SUNs) / €180m (25 SUNs) and 2.2% of Total Assets Greater of €100m and 1.6% of Total Assets (24 SUNs).	Permission to be deleted.

Reclassification	Not permitted.	Not permitted.

Asset Dispositions

Restrictions on Asset Dispositions

Consideration received (including by way of relief from, or other Person assuming, liabilities) is not less than the FMV of the shares and assets subject to such Asset Disposition (as determined in good faith by an officer or the Board of Directors and including Permitted Asset Swaps).

Minimum 75% consideration must consist of cash, Cash Equivalents or Temporary Cash Investment.

100% of the Net Cash Proceeds from the Asset Disposition is applied within 365 days from the later of (A) the date of the Asset Disposition and (B) the receipt of such Net Available Cash to repay debt (subject to certain conditions) or reinvest in the business.

The total amount of Asset Dispositions in non-core markets (defined to be Czech Republic, Hungary and Slovakia) may not exceed €300 million over the life of the Exchange Notes.

The total amount of Asset Dispositions in core markets (defined to be any market other than a non-core market) may not exceed 3% of Book Value per year (with no carry forward or carry back), based on the lesser of (i) the Book Value as of the date of the Lock-Up Agreement (pro forma for the Cerberus transaction) and (ii) the Book Value at the beginning of the relevant fiscal year.

“Book Value” shall mean the mark-to-market value of Portfolio Assets and shares in joint ventures.

Consideration received (including by way of relief from, or other Person assuming, liabilities) is not less than the FMV of the shares and assets subject to such Asset Disposition (as determined in good faith by an officer or the Board of Directors and including Permitted Asset Swaps).

Minimum 75% consideration must consist of cash, Cash Equivalents or Temporary Cash Investment.

12

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
100% of the Net Cash Proceeds from the Asset Disposition must be applied in accordance with the repayment waterfall noted in Schedule 3 (Restructuring Term Sheet); provided that Net Cash Proceeds which are being used to repay the Exchange Notes should be applied pro-rata to all existing Exchange Note maturities.

Asset Disposition carve-outs:

Synthetic Sales	N/A

Carve-out for Synthetic Sales (with no cap) of Portfolio Assets purchased after July 1, 2024, to the extent:

(i)  made at fair market value, on or around the same date as an acquisition of Portfolio Assets in a jurisdiction in which, for regulatory, tax or other reasons outside of Intrum’s control, it is necessary or beneficial to the Restricted Group for the entirety of the portfolio of assets to be owned by a Restricted Subsidiary,

(ii)  no debt is used to purchase the relevant Portfolio Assets,

(iii)   the acquirer of the synthetic sale portfolio will not receive a right to more than its pro-rata share of collections in relation to the portfolio net of relevant costs,

(iv) Intrum receives 100% cash payment within 30 days from closing of the synthetic sale,

(v)   Intrum receives a right to service the full portfolio of Portfolio Assets on closing subject to customary market conditions, and

(vi) there is no debt at or security on the relevant Portfolio Assets (i.e., the assets are not levered in any way).

Any proceeds from such Synthetic Sales go to replenish the annual capex limit (such that the resulting capex spend would be no different than had the Company only invested their minority share).

For the avoidance of doubt, Synthetic Sales of assets owned by the Group as of July 1, 2024 are not subject to this carve-out.

Put-backs and re-sale rights under SPAs	N/A	Carve-out for sales of Portfolio Assets relating to exercising put backs or other re-sale rights in the ordinary course of business or consistent with past practice under sale and purchase agreements with respect to Portfolio Acquisitions.

13

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Merger Covenant / Change of Control / Permitted Reorganization	[Same]	Transactions permitted under the Merger Covenant. Transactions that constitute a Change of Control. Any disposition resulting from a Permitted Reorganization.

De minimis	Greater of €120m (28 SUNs) / €110m (27/26 SUNs) / €115m (25 SUNs) and 1.4% of Total Assets Greater of €30m and 0.5% of Total Assets (24 SUNs).	€2 million per fiscal year (no carry-forward or carry-back).

Asset sales, the proceeds of which are used to make Permitted Investments or Restricted Payments	Subject to applicable Permitted Investment or Restricted Payment basket	Permission to be deleted.

Sale & Leaseback Transactions	Uncapped.	Permission to be deleted.

Forced Sales		Carve-out for forced sales in relation to non-controlled joint ventures/investment structures with drag rights and for take-outs relating to secured portfolios in the ordinary course of business.

Affiliate Transactions

De minimis	€30 million	€10 million.

Arm’s length terms

Transaction, or transactions, taken as a whole, are not materially less favourable than arm’s length transaction with third parties

If in excess of €75m (28/27/26/25 SUNs) / €60m (24 SUNs), the terms have been approved by a majority of the members of the Board of Directors of the Issuer.

Transaction, or transactions, taken as a whole, are not materially less favourable than arm’s length transaction with third parties

If in excess of €15 million, the terms have been approved by a majority of the members of the Board of Directors of the Issuer.

If in excess of €25 million, the Issuer has obtained a fairness opinion from a third-party accounting or investment banking firm.

Affiliate Transactions carve-outs:

Qualified Receivables Financing	Uncapped	Permission to be deleted.

Management Advances	Uncapped	Permission to be deleted.

Sponsor Fees	Uncapped	Permission to be deleted.

14

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Events of Default

Non-payment	30-day cure period for failure to pay interest or Additional Amounts when due. No cure period for failure to pay principal or premium when due.	15-day cure period for failure to pay interest or Additional Amounts when due. No cure period for failure to pay principal or premium when due.

Other obligations

30-day cure period for failure to comply with obligations under Change of Control covenant after written notice from the Trustee or holders representing 30% in aggregate principal amount of the outstanding Notes (other than a failure to purchase the Notes which constitutes an EoD).

60 day cure period for failure to comply with any other obligations under the Indenture after written notice from the Trustee or holders representing 30% in aggregate principal amount of the outstanding Notes

15-day cure period for failure to comply with obligations under Change of Control covenant after written notice from the Trustee or holders representing 25% in aggregate principal amount of the outstanding Notes (other than a failure to purchase the Notes which constitutes an EoD).

30-day cure period for failure to comply with any other obligations under the Indenture after written notice from the Trustee or holders representing 25% in aggregate principal amount of the outstanding Notes

Final judgments	€55 million	€40 million.

Cross-default / cross-acceleration	€55 million	€40 million.

Insolvency	Applies to Issuer, Significant Subsidiaries and groups of Restricted Subsidiaries that together constitute a Significant Subsidiary.

To apply to Company, Holdco, Midco, Significant Subsidiaries, groups of Restricted Subsidiaries that together constitute Significant Subsidiaries, Obligors and Pledgors and based on cash flow insolvency;

•  Default trigger: threshold to be changed from “entry into” insolvency proceedings to “any corporate action, legal proceedings or other procedure or step is taken in relation to”;

•  Bankruptcy Law: definition to be amended to capture UK, EU and US insolvency procedures, moratoria, and restructuring tools (including schemes of arrangement and other ‘non-insolvency’ restructuring procedures);

•  Grace period for disputed winding up petitions: to be reduced from 60 days to 45 days.

•  To include mandatory liquidations pursuant to Swedish law.

15

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Cessation of Business	—	To apply to Company, Significant Subsidiaries, Obligors and Pledgors, provided that Permitted Reorganizations (except with respect to the Company, Holdco and Midco) are permitted as a Permitted Transaction.

Security Interests	—	Security interests in the Collateral cease to be effective.

Audit Qualification	N/A	The Company’s auditors qualify the annual financial statements of the Group in a manner that could reasonably be expected to materially adversely affect the interests of the holders (taken as a whole) under the Notes Documents or in respect of the Group as a going concern.

Percentage of holders required to accelerate	30%	25%

Reporting Requirements

Financial Statements

120 days after each financial year:

•  audited consolidated financial statements of Issuer;

•  unaudited pro forma income statement and balance sheet information for material acquisitions, dispositions and recapitalizations;

•  operating and financial review;

•  description of business, management and shareholders, material affiliate transactions and material contractual arrangements;

•  material risk factors; and

•  material recent developments.

60 days after end of first three financial quarters:

•  unaudited consolidated financial statements of Issuer;

•  unaudited pro forma income statement and balance sheet information for material acquisitions, dispositions and recapitalizations;

•  operating and financial review; and

•  material recent developments.

To apply at Company level.

16

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Other Requirements	Promptly after occurrence of: • material acquisition, disposition or restructuring; • change in senior executive officer; • change in auditor; and • other material event.

Additional reporting requirements as set forth below:

•  A sub-limit to the liquidity split on available RCF and cash on balance sheet as follows, which, with reference to page 29 of the Q2 results by way of example, should be located after the last bullet point, such that it would have supported the SEK 10.5bn liquidity stated:

SEKm
Cash on Balance Sheet	[50]
Trapped cash	[(10)]
Undrawn available commitments under SSRCF	[10]

Liquidity	[50]

•  A quarterly breakdown of available capacity under each of the indenture baskets/permissions, within the investor deck.

•  Under Group “EBITDA excluding Non-Recurring Items (“EBITDA”)”, detail and commentary on synergies and costs savings that have been achieved and are contemplated in the definition of Consolidated Leverage Ratio. If no such items are taken into account, the Company would simply confirm this.

•  A bridge for reported EBITDA to Cash EBITDA.

Other[10]

Unrestricted Subsidiaries	No ability to designate Unrestricted Subsidiaries other than Partnerships and GPs in connection with the Asset Management Scheme set forth in the Appendix and subject to the restrictions therein.

Co-Investment Vehicles

Existing Co-Investment Vehicles permitted and future Co-Investment Vehicles permitted subject to the restrictions in this baskets table.

Fund Co-Investment Vehicles permitted subject to the restrictions in the Appendix.

Anti-layering covenant, as per Section 4.06(h) under the 2026 Eurobond Indenture. Chewy protections (ASPs to provide that non-wholly owned subs are not carved out unless required by law/regulation).

[10]	Financial definitions customary for a restructured credit to be agreed between the parties.

17

Basket/Permission[1]	Current Permission	Agreed Position for the Exchange Notes and New Money Notes
Additional covenants

Serta right of first refusal protection on new money up-tiering (90% consent required to subordinate the Notes in right of payment and/or give super senior or priority security to any other Indebtedness unless the noteholders have been provided with a bona fide opportunity to provide their pro rata share of such priming Indebtedness on the same terms).

Payments for consent covenant, as per Section 4.11 under the 2026 Eurobond Indenture.

Negative pledge such that if any guarantee is not granted or security not granted over an asset on the basis of the ASPs, such asset cannot be provided as security and/or the relevant entity cannot provide a guarantee or other assurance of payment to any other creditor unless such security or guarantee is also shared with the New Money Notes and Exchange Notes.

Financial Calculations covenant, as per Section 4.17 under the 2028 Eurobond Indenture.

Dividend blocker covenant to prohibit any restrictions or encumbrances on the ability of Midco and/or any of its Restricted Subsidiaries to pay dividends, pay Indebtedness owed, make loans, distributions, advances or other payments to Holdco or the Company for the purpose of making any payments with respect to or in connection with the Exchange Notes and/or the New Money Notes (including, but not limited to, refinancing, amending, extending, repaying, purchasing, investing in and/or pledging assets in support of any Exchange Notes and/or New Money Notes and/or paying any principal amounts, interest amounts, premia, catch-up payments, make-whole amounts, fees, underwriting discounts, costs, commissions, hedging, tax, break costs, indemnification obligations or other expenses (including any consent fees) in connection therewith), other than, for the avoidance of doubt, restrictions and encumbrances contained in the amended RCF as of the RED.

18

APPENDIX

Agreed Position
Structure

Each Co-Investment Vehicle subject to this scheme (the “Fund Co-Investment Vehicle”) and any of its Subsidiaries will be Restricted Subsidiaries, but will not be Guarantors. Each Fund Co-Investment Vehicle will be 100% owned by Restricted Subsidiaries and/or one or more Partnerships (owned by third party investors) and/or third-party investors.

One or more partnerships with third party investors with economic interests in a Fund Co-Investment Vehicle (the “Partnership”) and its controlling general partner (the “GP”) will not be Restricted Subsidiaries.

As a condition to designating the GP as an Unrestricted Subsidiary:

(i)  the GP will be prohibited from incurring any Indebtedness, pledging any assets or receiving any economics from the Partnership and/or any Fund Co-Investment Vehicle;

(ii)  the Restricted Group will make no Investments in the GP or the Partnership, except those which are required to maintain the corporate existence of such entities;

(iii)   Intrum or its Restricted Subsidiaries will control the GP;

(iv) controls will be put in place to ensure the prohibitions on the GP are maintained (controls other than EoD to be agreed); and

(v)   the GP cannot change asset management contracts or servicing contracts with respect to a fund in a manner that would be materially adverse to the interests of the bondholders, after final close of such fund.

As the general partner to the Partnership, the GP will have customary controlling interests in the Partnership (which will be subject to customary non-controlling LP rights, such as approval of affiliate transactions, change of tax status, increase of LP liability, etc.).

Economic Interest

Subject to the paragraph below, the Restricted Group can make Investments into the Fund Co-Investment Vehicle for up to 35% of the economic interests in the Fund Co-Investment Vehicle, with third-parties making Investments for at least 65% of the economic interests in the Fund Co-Investment Vehicle.

The Restricted Group will have up to 18 months from the time of designation of a Fund Co-Investment Vehicle (which designation cannot occur prior to the date that a third party commits or invests into the Fund Co-Investment Vehicle) (a “Fund Co-Investment Vehicle Designation”) to achieve the 35% threshold set out above, by issuing interests in the Fund Co-Investment Vehicle to a Partnership or third-party investors on an arm’s length basis.

Form of Investment and Capex Limits

Investments by Intrum in the Fund Co-Investment Vehicle must be in the form of (i) cash or (ii) assets acquired by the Restricted Group after July 1, 2024 (subject to (x) in the case of each of (i) and (ii), the Maximum Capex parameters as applied from January 1, 2024 and (y) in the case of (ii) only, the assets contributed must be matched by corresponding investments by, or commitments (requiring asset contribution within 18 months of the relevant Fund Co-Investment Vehicle Designation) from third party investors (through a Partnership or otherwise and in each case on an arm’s length basis) of 65% or more of the economic interests in the Fund Co-Investment Vehicle, obtained within 18 months of the relevant Fund Co-Investment Vehicle Designation).

The Maximum Capex parameters applies (i) to cash Investments in the Fund Co-Investment Vehicle in the year in which such cash Investments are made and (ii) to other assets contributed to the Fund Co-Investment Vehicle in the year in which such assets were acquired.

A sub-limit of 30% of the Maximum Capex in the year the relevant assets were acquired applies to Investments (via cash or in-kind) in levered Fund Co-Investment Vehicles. For purposes of determining compliance with the prior sentence, the amount of the Investment of any contributed assets should be no less than book value of the contributed assets as determined in good faith by the Intrum board at the time of the transfer.

The Restricted Group’s economic interest in the Fund Co-Investment Vehicle will be pari passu or senior to the economic interests of the Partnership in the Fund Co-Investment Vehicle, with no layering or subordination in the waterfall, except in relation to asset management and/or performance fees or otherwise for the benefit of the Restricted Group.

19

Debt

Debt at any Fund Co-Investment Vehicle and its subsidiaries to be limited to 50% Loan to Purchase Price (i.e., ratio of Indebtedness of the Fund Co-Investment Vehicle and its Restricted Subsidiaries to the consideration paid/payable by the Fund Co-Investment Vehicle and its Restricted Subsidiaries for the assets held by them).

For purposes of calculating the Loan to Purchase Price of any contributed assets, the Purchase Price of contributed assets should be the amount initially paid by the Restricted Group, not the amount paid by the Co-Investment Vehicle.

Indebtedness incurred by the Fund Co-Investment Vehicle and its Subsidiaries will be on arms’ length terms and non-recourse to the rest of the Restricted Group (other than the ability to pledge the shares of the Fund Co-Investment Vehicle to raise third-party debt at the Fund Co-Investment Vehicle in order to finance the purchase of portfolio assets)

Indebtedness may be incurred by the Fund Co-Investment Vehicle or at one or more of its Subsidiaries

Any other debt baskets that the Restricted Group has cannot be used to finance the Fund Co-Investment Vehicle or its Subsidiaries in any way (including the financing of equity or asset contributions into the Fund Co-Investment Vehicle)

Identity of Servicing Entity and Fees

The Fund Co-Investment Vehicle and its Subsidiaries are prohibited from being the servicing entity in respect of their directly or indirectly held portfolios.

The Restricted Group receives returns on the invested assets at least pro rata to their economic interest in the Fund Co-Investment Vehicle held by the Restricted Group.

Not more than 40% of asset management and performance fees (in each case, for all Fund Co-Investment Vehicles) may be shared with third parties. Intrum shall be permitted to share the asset management and performance fees paid by any Fund Co-Investment Vehicle or Partnership, provided that at the time of any agreement to share asset management or performance fees, Intrum reasonably expects that the net asset management and estimated performance fees to be received by the Restricted Group from all Fund Co-Investment Vehicles and Partnership shall be at least 110% of the costs incurred by Intrum for the management of the Fund Co-Investment Vehicles and Partnerships. For the avoidance of doubt, servicing fees are not to be shared with third parties, subject to the points outlined below.

Servicing of a Fund Co-Investment Vehicles directly or indirectly held portfolios will be performed by the Restricted Group, except where Intrum determines, in its reasonable discretion, that it is in the economic best interest of the Restricted Group for such servicing to be carried out by a third-party, with such determination being made in a manner consistent with Intrum’s past practice.

Servicing and asset management contracts must be on customary market terms.

Other

The Intrum servicer and asset management entity in respect of a Fund Co-Investment Vehicle must be a Guarantor of the Exchange Notes and the Exchange Notes must have security over its shares, subject to local law limitations / ASPs.

The Fund Co-Investment Vehicle will be permitted to invest, directly or indirectly, in any receivables and related assets consistent with Intrum’s past practice.

Capex spend in relation to the Fund Co-Investment Vehicle structure is subject to the Permitted Investment General Restrictions for required returns.

There can be no obligation on the part of any other member of the Restricted Group to maintain the financial condition or support the operations of the Fund Co-Investment Vehicle.

Intrum will use commercially reasonable efforts to negotiate the terms of any financing arrangements with a third-party creditor lending to the Fund Co-Investment Vehicle or its Subsidiaries to include a ROFO to apply in favour of the Restricted Group in the event that the third-party creditor enforces its share pledge over the Fund Co-Investment Vehicle.

Neither the Partnership, the Fund Co-Investment Vehicle nor any of its Subsidiaries can make any direct or indirect Restricted Payments (via investments or otherwise) to shareholders or affiliates of Intrum that are not members of the Restricted Group.

20

Agreed Form

ANNEX 8

ENHANCED REPORTING PACKAGE

27

Reporting KPIs (Quarterly)

Details
General

•   Revert to a reporting framework for the investing segment to include metrics by asset type and KPIs aligned with “Appendix – Investment Segment Reporting (Example)” that are not in current reporting disclosure

•   Agreed to maintain quarterly earnings call with Noteholders, including Q&A

Group	Gross Revenue	• —

	EBITDA excluding Non-Recurring Items (“EBITDA”)	• —

	Net Debt & Leverage	• Split by instrument • Liquidity
	Attributable Net Income	• —

	Condensed Income Statement, Balance Sheet, and Cash Flows	• —

Servicing	Total AUM	• By Client Type (e.g., commercial banks, investors, securitization vehicles) • By Region

	Collections & Collection Rate	• —

Servicing	Regional Performance Side-by-Side	• GBV • Collections • Collection Rate • Gross Revenues • EBITDA excl. NRIs • EBITDA Margin excl. NRIs

	AUM Bridge	• AUM bridge provided in aggregate i.e., as (+) AUM BoP (-) collections (+) new inflows (=) AUM EoP

	Split by Region	• AUM total, revenues and EBITDA on a regional basis

Investing	Face Value /GBV of owned portfolio	• —

	Vintage analysis	• Historical collections and remaining ERC per vintage broken down by year • Historical and forecast collection curves for each vintage vs. underwritten curves • Book Value and Face Value per vintage

Investment Management	Reporting

•   Reporting for Investment Management to start when the AUM (specific to investment management fund vehicles managed by Intrum / GP for external third-party clients) reaches €500m

•   Reporting to include:

•   AUM

•   AUM bridge

•   Aggregated fee income (without spilt between management and performance fee)

Appendix – Investment Segment Reporting (Example)

	Full year 2022					Full year 2021
SEKM	Overdue receivables	REO	Financial services	Joint ventures	Segment total	Overdue receivables	REO	Financial services	Joint ventures	Segment total
Cash revenues	13,435	192	230	334	14,191	11,853	198	190	248	12,490
Cash EBITDA	10,319	33	103	334	10,790	8,843	16	107	248	9,215
Replenishment capex	-6,550	—	—	—	-6,550	-5,654	—	—	—	-5,654

Cash EBIT	3,769	33	103	334	4,240	3,190	16	107	248	3,561
Total revenues	8,231	192	638	—	9,061	7,676	198	190	—	8,063
Items affecting comparability	-116	—	-408	—	-525	-133	—	—	—	-133

Adjusted segment revenues	8,116	192	230	—	8,537	7,543	198	190	—	7,931
Segment earnings	5,111	20	507	-5,246	392	4,659	-14	105	293	5,043
Items affecting comparability	-116	12	-406	5,768	5,257	-133	29	1	288	185

Adjusted segment earnings	4,995	32	101	521	5,648	4,526	15	106	581	5,229
KPI’s
Average invested capital	33,953	311	674	5,323	40,260	29,423	354	539	5,893	36,209
Segment cash RoIC, %	10.1	2.0	75.9	6.3	10.5	10.9	4.5	19.5	4.2	9.8
Total portfolio investments made	7,385	152	—	—	7,538	7,004	99	—	1,002	8,106
Money-on-money multiple (RTM)	2.05	—	—	—	2.05	2.04	—	—	—	2.04
Book value	35,645	302	—	1,162	37,109	31,478	315	—	6,438	38,231
ERC	75,302	377	—	1,954	77,634	64,901	389	—	9,047	74,337
Cost to collect, paid %	23	90	—	—	24	26	107	—	—	24
Amortisation ratio, %	40	—	—	—	40	36	—	—	—	36
Operating margin, %	61	10	80	—	4	61	-7	55	—	63
Adjusted operating margin, %	62	16	44	—	66	60	8	56	—	66
Return on portfolio investments, ROI, %	15	6	—	-99	1	16	-6	—	5	14
Adjusted return on portfolio investments, ROI, %	15	10	—	10	14	15	6	—	10	14

Agreed Form

ANNEX 9

OTHER TERMS

Releases and Conditions Precedent

Releases

Mutual, customary and reciprocal releases by and for the benefit of (amongst others) the Group, the Core Noteholder Group, the Backstop Providers, the New Noteholders, the Consenting Noteholders (or in the case of a Compromise Process that is used to compromise the Participating Noteholders, all Participating Noteholders), the RCF SteerCo Group, the Participating Lenders (or in the case of a Compromise Process that is used to compromise the Lenders, all Lenders) and their respective professional advisers, related funds and related parties, in respect of all claims, losses, liabilities etc. arising out of, or in connection with:

•  the negotiation or preparation of the Restructuring, the Compromise Process or the Restructuring Documents or the implementation and/or consummation of the Restructuring; and

•  the execution of the Restructuring Documents or any other documents required to implement the Restructuring or the taking of any steps or actions reasonably necessary to implement the Restructuring,

in each case with the scope of and exceptions to such releases to be agreed by the Majority Core Noteholder Group, the RCF SteerCo Group and the Company.

Conditions Precedent to the Restructuring

Conditions precedent to the Restructuring Effective Date to include and subject to any waiver by the Company, the Majority Core Noteholder Group and the Majority Participating Lenders, the following (in each case in form and substance satisfactory to the Majority Core Noteholder Group and the Majority Participating Lenders):

•  corporate approvals of the Company (including shareholder approvals for issuance of the Ordinary Shares) and all other members of the Group that are providing guarantees, security or are party to an intra-group loan and are required to accede to the intercreditor agreement (as applicable) in form and substance satisfactory to the Majority Core Noteholder Group and the Majority Participating Lenders (each acting reasonably);

•  receipt of all requisite approvals of Participating Noteholders, New Money Noteholders and Lenders (according to the selected implementation path);

•  receipt of a final tax structure paper for the implementation and consummation of the Restructuring in form and substance satisfactory to the Majority Core Noteholder Group and RCF SteerCo Group (each acting reasonably);

28

Agreed Form

•  any court proceedings or other steps required to implement the Restructuring having become effective, and any processes in any applicable jurisdiction as agreed between the Company, the Majority Participating Lenders and the Majority Core Noteholder Group (each acting reasonably) as being required for the proper recognition and protection (including against clawback and subordination risks) of the Restructuring having been completed;

•  the Reorg Steps Plan and evidence that the steps and transactions referred to in the Reorg Steps Plan as steps and/or transactions to be undertaken on or prior to the Restructuring Effective Date have been duly completed;

•  the Facility Agreement Amendments Documents, Notes Amendments Documents, New Money Documents and Restructuring Documents being binding and effective on the terms and conditions therein contained;

•  an Agreed Form financial reporting package template;

•  an Agreed Form allocations spreadsheet and funds flow;

•  payment of all fees, costs and expenses required to be paid under the Lock-Up Agreement, the Amendment and Restatement Agreement and the other Restructuring Documents and in accordance with the agreed form funds flow;

•  satisfaction of all necessary ‘know your customer’ and anti-money laundering checks;

•  the Group maintaining corporate ratings from any two of Fitch, Moody’s and S&P as at the Restructuring Effective Date;

•  the granting of all security that is expressed to be a condition precedent under the Finance Documents, the RCF Amendment Documents, the New Money Notes documents or the Exchange Notes documents; and

•  the approved Business Plan.

29

Agreed Form

ANNEX 10

DEFINED TERMS

Certain defined terms

“2025 MTNs” means: (i) the SEK 1,250 million senior floating rate medium term notes due 2025, issued by the Company pursuant to notes terms and conditions dated 25 June 2018; (ii) the SEK 1,100 million senior floating rate medium term notes due 2025, issued by the Company pursuant to terms and conditions dated 3 May 2023; and (iii) the SEK 400 million senior medium-term notes due 2025, issued by the Company pursuant to the terms and conditions dated 3 May 2023, in each case pursuant to a medium term notes programme issuance agreement between, among others, the Company and Swedbank AB as lead arranger, originally dated 10 February 2012 (in each case, as amended, amended and restated or supplemented from time to time).

“2026 Eurobonds” means the €800m 3.500% senior notes issued by the Company due 2026, issued pursuant to the 2026 Eurobonds Indenture an indenture dated 31 July 2019 (as amended, amended and restated or supplemented from time to time).

“2026 MTNs” means the SEK 1,000 m senior floating rate medium-term notes issued by the Company pursuant to terms and conditions dated 25 June 2018 pursuant to a medium term notes programme issuance agreement between, among others, the Company and Swedbank AB as lead arranger, originally dated 10 February 2012 (as amended, amended and restated or supplemented from time to time).

“2027 Eurobonds” means the €850m 3.000% senior notes issued by the Company due 2027, issued pursuant to an indenture dated 19 September 2019 (as amended, amended and restated or supplemented from time to time).

“2028 Eurobonds” means the €450m 9.250% senior notes issued by the Company due 2028, issued pursuant to an indenture dated 14 December 2022 (as amended, amended and restated or supplemented from time to time).

“Agreed Exchange Rate” means: (i) the spot rate of exchange as displayed by Bloomberg L.P; or, if that rate is not available, (ii) any other commercially available spot rate of exchange selected by the Company (acting reasonably and in good faith), in each case for the purchase of one currency with another currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the agreed security principles set out in Annex 6 (Agreed Security Principles).

“Business Plan” means the business plan of the Company to be approved by the Majority Core Noteholder Group and the Majority Participating Lenders as the “Business Plan” for the purposes of this Restructuring Term Sheet.

“Commitments” has the meaning given to it in the Amended SSRCF.

“Consent Fee Eligible Consenting Eurobond Noteholder” means a Consent Fee Eligible Noteholder that holds Participating Eurobonds.

30

Agreed Form

“Early Bird Eligible Consenting Eurobond Noteholder” means an Early Bird Eligible Noteholder that holds Participating Eurobonds.

“Effective Date RCF Commitments” has the meaning given to that term in Annex 4 (Amended/Extended SSRCF Term Sheet).

“Entitled Noteholder” has the meaning given to it in Annex 2 (The Ordinary Shares).

“Eurobond Pro Rata Share” means, in respect of a Participating Eurobond Holder, the proportion that the principal amount outstanding of the Participating Eurobonds held by such Participating Eurobond Holder bears to the aggregate principal amount outstanding of all Participating Eurobonds as at the Record Date (or such later or earlier time and date as the Company and the Majority Core Noteholder Group may agree). For the avoidance of doubt, any accrued unpaid interest on the Participating Eurobonds shall be excluded from such calculation. Eurobond Pro Rata Shares shall be calculated by the Information Agent in accordance with the Lock-Up Agreement.

“Eurobonds” means the 2024 Eurobonds, the 2025 Eurobonds, the 2026 Eurobonds, the 2027 Eurobonds, the 2028 Eurobonds and the PPNs.

“Exchange Notes” means: (i) the 2027 Exchange Notes; (ii) the 2028 Exchange Notes; (iii) the 2029 Exchange Notes; (iv) the 2030 Exchange Notes.

“Guarantor” means the guarantors of the Amended SSRCF, New Money Notes and the Exchange Notes.

“Indenture” means, as the context requires, the relevant indenture relating to the Participating Eurobonds.

“Lock-Up Pro Rata Share” means, in respect of an Entitled Noteholder, the proportion that the principal amount outstanding of the Locked-Up Eurobond Notes Debt held by such Entitled Noteholder bears to the aggregate principal amount outstanding of all Locked-Up Eurobond Notes Debt of all Entitled Noteholders as at the Record Date. For the avoidance of doubt, any accrued unpaid interest on the Locked-Up Notes Debt shall be excluded from such calculation. Lock-Up Pro Rata Shares shall be calculated by the Information Agent in accordance with the Lock-Up Agreement.

“Locked-Up Eurobond Notes Debt” means in relation to each Consenting Noteholder, the amount of Locked-Up Notes Debt held by that Consenting Noteholder from time to time that is comprised of Participating Eurobonds only.

“MTN Pro Rata Share” means, in respect of a Participating MTN Holder, the proportion of: (i) the principal amount outstanding of the Participating MTNs held by such Participating MTN Holder; to (ii) the aggregate principal amount outstanding of all Participating MTNs as at the Record Date, as shall be calculated by the Information Agent in accordance with the Lock-Up Agreement. For the avoidance of doubt, any accrued and unpaid interest on the Participating MTNs shall be excluded from such calculation.

31

Agreed Form

“MTN Terms & Conditions” means the terms & conditions for the Participating MTNs dated 15 June 2018 and 3 May 2023.

“New Noteholders” means the holders of the New Money Notes.

“Ordinary Shares – Eurobonds” means the Ordinary Shares multiplied by the ratio of (i) Participating Eurobonds to (ii) Participating Notes

“Ordinary Shares – MTNs” means the Ordinary Shares multiplied by the ratio of (i) Participating MTNs to (ii) Participating Notes.

“Participating Eurobonds” means the outstanding 2025 Eurobonds, the 2026 Eurobonds, the 2027 Eurobonds, the 2028 Eurobonds and the PPNs.

“Participating Eurobond Holder” means a holder of Participating Eurobonds.

“Participating MTNs” means the outstanding 2025 MTNs and 2026 MTNs.

“Participating MTN Holder” means a holder of Participating MTNs.

“Participating Noteholder” means a holder of Participating Notes.

“Participating Notes” means the Participating Eurobonds and Participating MTNs.

“Pro Rata Share” means, in respect of a Participating Noteholder, the proportion that the principal amount outstanding of the Participating Notes held by such Participating Noteholder bears to the aggregate principal amount outstanding of all Participating Notes on the Record Date (or such later or earlier time and date as the Company and the Majority Core Noteholder Group may agree). For the avoidance of doubt, any accrued unpaid interest on the Participating Notes shall be excluded from such calculation. Pro Rata Shares shall be calculated by the Information Agent in accordance with the Lock-Up Agreement.

“Utilisations” has the meaning given to it in the Amended SSRCF.

32

Schedule 5

Form of Noteholder / Lender Accession Letter

To: Kroll Issuer Services Limited

Email: intrum@is.kroll.com

Copy to: The Company and the Company Advisers

Email: [.]

From: [Additional [Consenting Noteholder][Participating Lender][Backstop Provider]] (the “Acceding Party”)

Email: [Additional [Consenting Noteholder’s][Participating Lender’s][Backstop Provider’s] email address]

Dated: ____________________

Dear Sir/Madam

Lock-up Agreement originally dated [•] 2024 between, among others the Company, and the Original Consenting Noteholders (in each case as defined therein) (the “Agreement”)

1.	This is a Noteholder / Lender Accession Letter for the purposes of the Agreement and terms defined in the Agreement, have the same meaning in this Noteholder / Lender Accession Letter.

2.

We agree to be bound by the terms of the Agreement as a [Consenting Noteholder][Participating Lender][Backstop Provider]. [We are entering into this Agreement as a sub-participant of the lender of record with respect to the Facility Agreement Debt identified in the confidential annexure.][1]

3.	Our Locked-Up [Notes] / [Facility Agreement] Debt, [Non-Voting Debt][2] and [Debt subject to a Repo Arrangement] is set out in the Confidential Annexure to this Noteholder / Lender Accession Letter.

4.	[We hereby confirm, warrant and represent that we are an Abstaining Creditor in accordance with the definition of “Abstaining Creditor” in the Agreement.][3]

5.	[Our Transferred New Notes Commitment (as defined in the Backstop Agreement) are those set out in our novation agreement pursuant to the Backstop Letter.][4]

6.	Our notice details for the purposes of Clause 20 (Notices) of the Agreement are as follows:

Address: [•]

Attn: [•]

Email address: [•]

This Noteholder / Lender Accession Letter is governed and construed in accordance with English law.

Additional [Consenting Noteholder][Participating Lender][Backstop Provider]

By:

[1]	Note: Only to be included where a party is acceding as a sub-participant of a Facility Agreement lender.
[2]	Note: Only to be included for Abstaining Creditors.
[3]	Note: Only to be included for Abstaining Creditors.
[4]	Note: Only to be included for parties acceding as Backstop Providers.

[Schedule – Lock-up Agreement]

CONFIDENTIAL ANNEXURE TO THE NOTEHOLDER / LENDER ACCESSION LETTER

Our Locked-Up [Notes] / [Facility Agreement] Debt is as follows:

Notes (ISIN) / Facilities	Principal Amount	[Euroclear / Clearstream / Euroclear Sweden] Account Number	Name of custodian, trustee, issuing institution, prime broker or similar (if applicable)

Facility Agreement

Notes pursuant to 2025 Eurobonds Indenture (XS2211136168 and XS2211137059)

Notes pursuant to 2026 Eurobonds Indenture (XS2034925375 and XS2034928122)

Notes pursuant to 2027 Eurobonds Indenture (XS2052216111 and XS2052216202)

Notes pursuant to 2028 Eurobonds Indenture (XS2566292160 and XS2566291865)

PPNs (XS2093168115)

2024 MTNs (SE0013102407)

SEK 1,100m MTNs due 2025 (SE0013105533)

SEK 400m MTNs due 2025 (SE0013105525)

[Schedule – Lock-up Agreement]

SEK 1,250m MTNs due 2025 (SE0013104080)

SEK 1,000m MTNs due 2026 (SE0013360435)

Revolving Credit Facility (in connection with the Facility Agreement)

Ancillary Facility (in connection with the Facility Agreement)

Attachment: please attach evidence of Proof of Holdings.

[Schedule – Lock-up Agreement]

[Our Non-Voting Debt is as follows:]

Notes (ISIN) / Facilities	Principal Amount	[Euroclear / Clearstream / Euroclear Sweden] Account Number	Name of custodian, trustee, issuing institution, prime broker or similar (if applicable)
Notes pursuant to 2025 Eurobonds Indenture (XS2211136168 and XS2211137059)

Notes pursuant to 2026 Eurobonds Indenture (XS2034925375 and XS2034928122)

Notes pursuant to 2027 Eurobonds Indenture (XS2052216111 and XS2052216202)

Notes pursuant to 2028 Eurobonds Indenture (XS2566292160 and XS2566291865)

PPNs (XS2093168115)

2024 MTNs (SE0013102407)

SEK 1,100m MTNs due 2025 (SE0013105533)

SEK 400m MTNs due 2025 (SE0013105525)

SEK 1,250m MTNs due 2025 (SE0013104080)

[Schedule – Lock-up Agreement]

SEK 1,000m MTNs due 2026 (SE0013360435)

Revolving Credit Facility (in connection with the Facility Agreement)

Ancillary Facility (in connection with the Facility Agreement)

[Schedule – Lock-up Agreement]

[Our Debt subject to Repo Arrangements (if relevant) is as follows:]

Notes (ISIN) / Facilities	Principal Amount	[Euroclear / Clearstream / Euroclear Sweden] Account Number	Name of custodian, trustee, issuing institution, prime broker or similar (if applicable)
Notes pursuant to 2025 Eurobonds Indenture (XS2211136168 and XS2211137059)

Notes pursuant to 2026 Eurobonds Indenture (XS2034925375 and XS2034928122)

Notes pursuant to 2027 Eurobonds Indenture (XS2052216111 and XS2052216202)

Notes pursuant to 2028 Eurobonds Indenture (XS2566292160 and XS2566291865)

PPNs (XS2093168115)

2024 MTNs (SE0013102407)

SEK 1,100m MTNs due 2025 (SE0013105533)

SEK 400m MTNs due 2025 (SE0013105525)

SEK 1,250m MTNs due 2025 (SE0013104080)

[Schedule – Lock-up Agreement]

SEK 1,000m MTNs due 2026 (SE0013360435)

Revolving Credit Facility (in connection with the Facility Agreement)

Ancillary Facility (in connection with the Facility Agreement)

[Schedule – Lock-up Agreement]

Schedule 6

Form of Transfer Certificate

To:	The Company

The Information Agent (as defined in the Agreement)

Email: [•]

Dated: _________________

Dear Sir/Madam

Lock-up Agreement originally dated [•] 2024 between, among others, the Company and the Original Consenting Noteholders (in each case, as defined therein) (the “Agreement”)

1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this letter. This is a Transfer Certificate.

2.	[The transferor] (the “Transferor”) and [the transferee] (the “Transferee”) are either [Consenting Noteholders] or [Participating Lenders] as at the date hereof.

3.

We write to inform you that the principal amounts of Locked-Up [Notes] / [Facility Agreement] Debt set out in the table below, plus any accrued unpaid interest thereon, have been transferred by the Transferor to the Transferee on [date][5]:

Notes (ISIN) / Facilities	Principal Amount	Interest	[Euroclear / Clearstream / Euroclear Sweden] Account Number	Name of custodian, trustee, issuing institution, prime broker or similar (if applicable)

Notes pursuant to 2025 Eurobonds Indenture (XS2211136168 and XS2211137059)

Notes pursuant to 2026 Eurobonds Indenture (XS2034925375 and XS2034928122)

Notes pursuant to 2027 Eurobonds Indenture (XS2052216111 and XS2052216202)

[5]	Please use this paragraph and delete paragraph 4 if you are a Consenting Noteholder/Participating Lender informing of a decrease in your Locked-Up Debt.

[Schedule – Lock-up Agreement]

Notes pursuant to 2028 Eurobonds Indenture (XS2566292160 and XS2566291865)

PPNs (XS2093168115) 2024 MTNs (SE0013102407)

SEK 1,100m MTNs due 2025 (SE0013105533)

SEK 400m MTNs due 2025 (SE0013105525)

SEK 1,250m MTNs due 2025 (SE0013104080)

SEK 1,000m MTNs due 2026 (SE0013360435)

Revolving Credit Facility (in connection with the Facility Agreement)

Ancillary Facility (in connection with the Facility Agreement)

4.

We write to inform you that the principal amounts of [Notes] / [Facility Agreement] Debt (which has not previously been Locked-Up [Notes] / [Facility Agreement] Debt) set out in the table below, plus any accrued unpaid interest thereon, have been transferred to the Transferee on [date][6]:

[6]	Please use this paragraph and delete paragraphs 2 and 3 if you are a Consenting Noteholder/Participating Lender informing of an increase in your Locked-Up Debt.

[Schedule – Lock-up Agreement]

Notes (ISIN) / Facilities	Principal Amount	[Euroclear / Clearstream / Euroclear Sweden] Account Number	Name of custodian, trustee, issuing institution, prime broker or similar (if applicable)

Notes pursuant to 2025 Eurobonds Indenture (XS2211136168 and XS2211137059)

Notes pursuant to 2026 Eurobonds Indenture (XS2034925375 and XS2034928122)

Notes pursuant to 2027 Eurobonds Indenture (XS2052216111 and XS2052216202)

Notes pursuant to 2028 Eurobonds Indenture (XS2566292160 and XS2566291865)

PPNs (XS2093168115)

2024 MTNs (SE0013102407)

SEK 1,100m MTNs due 2025 (SE0013105533)

SEK 400m MTNs due 2025 (SE0013105525)

[Schedule – Lock-up Agreement]

SEK 1,250m MTNs due 2025 (SE0013104080)

SEK 1,000m MTNs due 2026 (SE0013360435)

Revolving Credit Facility (in connection with the Facility Agreement)

Ancillary Facility (in connection with the Facility Agreement)

5.	[We inform you that the following [Non-Voting Debt][Debt subject to Repo Arrangements] have been transferred to the Transferee on [date].][7]

[Non-Voting Debt]

Notes (ISIN) / Facilities	Principal Amount	[Euroclear / Clearstream / Euroclear Sweden] Account Number	Name of custodian, trustee, issuing institution, prime broker or similar (if applicable)

Notes pursuant to 2025 Eurobonds Indenture (XS2211136168 and XS2211137059)

Notes pursuant to 2026 Eurobonds Indenture (XS2034925375 and XS2034928122)

Notes pursuant to 2027 Eurobonds Indenture (XS2052216111 and XS2052216202)

Notes pursuant to 2028 Eurobonds Indenture (XS2566292160 and XS2566291865)

[7]	To be included only if any of the debt subject to transfer constitutes Non-Voting Debt or Debt subject to Repo arrangements.

[Schedule – Lock-up Agreement]

PPNs (XS2093168115) 2024 MTNs (SE0013102407)

SEK 1,100m MTNs due 2025 (SE0013105533)

SEK 400m MTNs due 2025 (SE0013105525)

SEK 1,250m MTNs due 2025 (SE0013104080)

SEK 1,000m MTNs due 2026 (SE0013360435)

Revolving Credit Facility (in connection with the Facility Agreement)

Ancillary Facility (in connection with the Facility Agreement)

[Schedule – Lock-up Agreement]

[Debt subject to Repo Arrangements (if relevant) is as follows:]

Notes (ISIN) / Facilities	Principal Amount	[Euroclear / Clearstream / Euroclear Sweden] Account Number	Name of custodian, trustee, issuing institution, prime broker or similar (if applicable)

Notes pursuant to 2025 Eurobonds Indenture (XS2211136168 and XS2211137059)

Notes pursuant to 2026 Eurobonds Indenture (XS2034925375 and XS2034928122)

Notes pursuant to 2027 Eurobonds Indenture (XS2052216111 and XS2052216202)

Notes pursuant to 2028 Eurobonds Indenture (XS2566292160 and XS2566291865)

PPNs (XS2093168115)

2024 MTNs (SE0013102407)

SEK 1,100m MTNs due 2025 (SE0013105533)

SEK 400m MTNs due 2025 (SE0013105525)

SEK 1,250m MTNs due 2025 (SE0013104080)

[Schedule – Lock-up Agreement]

SEK 1,000m MTNs due 2026 (SE0013360435)

Revolving Credit Facility (in connection with the Facility Agreement)

Ancillary Facility (in connection with the Facility Agreement)

6.	This Transfer Certificate is governed by and construed in accordance with English law.

The Transferor: [TRANSFEROR]

By: [signature of authorised person signing on behalf of Transferor]

Name:   [print name of authorised person]

Email address:  [email address of Transferor]

The Transferee: [TRANSFEREE]

By: [signature of authorised person signing on behalf of Transferee]

Name:  [print name of authorised person]

Email address:  [email address of transferee]

[Schedule – Lock-up Agreement]

Schedule 7

Form of Sub-Participation Letter

To:	Kroll Issuer Services Limited as Information Agent (as defined in the Agreement, as defined below),

(by email to [•])

Copy to:	Notes Ad Hoc Group’s Counsel

(by email to [•])

From:	[Proposed Sub-Participant]

Dated:	[•]

Lock-up Agreement originally dated [•] 2024 between, among others, the Company and the Original Consenting Noteholders (in each case, as defined therein) (the “Agreement”)

1.	We refer to the Agreement. This is a Sub-Participation Letter. Terms defined in the Agreement have the same meaning in this letter unless given a different meaning in this letter.

2.

We confirm that we have entered into a sub-participation [or similar] agreement (the “Sub-Participation Agreement”) with [name of lender of record / beneficial holder of the Notes] (the “Consenting Creditor”) in respect of [certain of] the Locked-Up Debt (the “Sub-Participated Debt”) which is the subject of our Sub-Participation Agreement.

3.

We acknowledge that the Consenting Creditor is bound by the terms of the Agreement and we agree, to the extent voting powers in relation to the Sub-Participated Debt have been transferred to us or must otherwise be exercised at our discretion by the Consenting Creditor, to give such directions and instructions and to take such other actions as are necessary to enable the Consenting Creditor to comply with its obligations under the Agreement.

4.	We agree to exercise all of our rights and discharge all of our obligations in each case in respect of the Sub-Participated Debt as if we were a Consenting Creditor.

5.	[Proposed Sub-Participant’s] sub-participation in the Locked-Up Debt is as set out in the table below:

Consenting Creditor	[Notes] / [Commitments]	[ISIN] / [Facilities]	Locked-Up Debt	Principal Amount of Sub-Participated Debt

6.	Our administrative details are as follows:

Address:    [•]

Email Address:  [•]

Attention:    [•]

[Schedule – Lock-up Agreement]

7.	This Sub-Participation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

SIGNED AND DELIVERED AS A DEED by [Proposed Sub-Participant]

acting by

[its directors] / [an authorised signatory]

Authorised Signatory / Director

Authorised Signatory / Director

In the presence of:

Email Address:

Attention:

SIGNED AND DELIVERED AS A DEED by [Consenting Creditor]

acting by

[its directors] / [an authorised signatory]

Authorised Signatory / Director

Authorised Signatory / Director

In the presence of:

Email Address:

Attention:

[Schedule – Lock-up Agreement]

SIGNATURE PAGES

[Schedule – Lock-up Agreement]

The Company SIGNED for and on behalf of INTRUM AB (PUBL)

By:	[REDACTED]	By:	[REDACTED]
Name:	Emil Folkesson	Name:	Niklas Lundquis
Title:	Acting CFO	Title:	CLO

[Project Indoor – A&R agreement to the Lock-up Agreement – Signature page]

The Information Agent

For and on behalf of KROLL ISSUER SERVICES LIMITED [REDACTED]
in its capacity as Information Agent

Name: Paul Kamminga Title: Director

[Project Indoor – A&R agreement to the Lock-up Agreement – Signature page]

The Consenting Noteholders

[SIGNATURE PAGES REMOVED]

[Project Indoor – A&R agreement to the Lock-up Agreement – Signature page]

Other Consenting Noteholders

[SIGNATURE PAGES REMOVED]

[Project Indoor – A&R agreement to the Lock-up Agreement – Signature page]

The Original Participating Lenders

[SIGNATURE PAGES REMOVED]

[Project Indoor – A&R agreement to the Lock-up Agreement – Signature page]

Exhibit C

Backstop Agreement

STRICTLY PRIVATE & CONFIDENTIAL

New Funding Backstop Letter

From:	The institutions set out in the signature pages (each an “Original Backstop Provider”, and together, the “Original Backstop Providers”)

To:	Intrum AB (publ) (the “Company”) and the Issuer (as defined below)

_10_ July 2024

Ladies and Gentlemen:

Project Indoor – New Funding Backstop Letter

Reference is made to the lock-up agreement (the “Lock-Up Agreement”) dated on or around the date of this Agreement (as defined herein) and as amended from time to time between, among others, the Company, the Information Agent and the Consenting Noteholders (as defined therein).

This letter agreement (this “Agreement”) is the Backstop Agreement referred to in the Lock-Up Agreement and sets forth the commitment of each Backstop Provider, subject to the terms and conditions contained herein and in the Restructuring Term Sheet, to purchase or subscribe for, directly or indirectly, the New Money Notes.

1	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms used and not otherwise defined herein shall have the meanings given to them in the Lock-Up Agreement.

1.2	In addition, in this Agreement:

“Additional Backstop Provider” means a person that has acceded to this Agreement in accordance with Clause 14 (Transfers);

“Backstop Provider” means an Original Backstop Provider or an Additional Backstop Provider unless it has ceased to be a Backstop Provider in accordance with Clause 14 (Transfers);

“Issuer” means the Company or such other member of the Group as may be agreed between the Company and the Majority Core Noteholder Group, which shall be the issuer of the New Money Notes;

“New Notes Commitment” means:

(a)	in relation to any Original Backstop Provider:

(i)	its “Original New Notes Commitment” as set out in Schedule 1 (Original New Notes Commitment); and

(ii)	the amount of any Transferred New Notes Commitments transferred to such Original Backstop Provider in accordance with this Agreement; and

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(b)	in relation to any Additional Backstop Provider, the amount of any Transferred New Notes Commitments transferred or deemed to be transferred to it in accordance with this Agreement, in each case, to the extent not reduced, transferred or deemed to be transferred by it in each case in accordance with this Agreement;

“Original Backstop Provider” means a signatory to this Agreement as a Backstop Provider on the original date of this Agreement provided that such person has not ceased to be a Backstop Provider as contemplated by the terms of this Agreement, being the persons named in the signature pages to this Agreement;

“Purchase Price” means the purchase price payable by a Backstop Provider in respect of the aggregate principal amount of New Money Notes to be issued to such Backstop Provider at the Issue Price specified in the Restructuring Term Sheet;

“Relevant Notes Debt” means the principal outstanding amount (excluding, for the avoidance of doubt, accrued unpaid interest) of Notes Debt under each tranche of the Eurobonds (excluding the Eurobonds issued pursuant to the 2024 Eurobonds Indenture) and each tranche of MTN Issuance (excluding the 2024 MTNs);

“Total Backstop Fee” means €15,789,450 (or, to the extent that the New Notes Commitments of any Backstop Provider are denominated in Swedish krona, the equivalent amount denominated in Swedish krona, calculated by the Information Agent using a publicly available spot rate of exchange selected by the Information Agent (acting reasonably) at or about 11:00am (London) on the Record Date), being an aggregate amount equal to 3.00% of the aggregate principal amount of New Money Notes, being €526,315,000 (or its equivalent in Swedish krona to the extent that some or all New Money Notes are to be issued in Swedish krona in accordance with the Restructuring Term Sheet and/or the Steps Plan), and notwithstanding any reduction in the amount of New Money Notes agreed to be issued in accordance with the Lock-Up Agreement, the Restructuring Term Sheet and the Steps Plan; and

“Transferred New Notes Commitments” has the meaning given to it in Clause 14.1 (Transfers).

1.3

References to a “Backstop Provider” or an “Original Backstop Provider” in this Agreement shall include any of its Nominees (as notified by the Backstop Provider to the Information Agent in accordance with Clause 2.1 (Commitment)).

2	COMMITMENT

2.1

Each Backstop Provider hereby irrevocably commits, severally and not jointly, to the Company and the Issuer, subject to the terms and conditions set forth in this Agreement and the Lock-Up Agreement, that it shall purchase or subscribe for, or shall cause the purchase of or subscription for, directly or indirectly through one or more of its Nominees (as may be notified by the Backstop Provider to the Information Agent in writing from time to time but not less than five (5) Business Days prior to the Record Date) on the Restructuring Effective Date (or such other date as agreed in accordance with the Steps Plan), New Money Notes to be issued under the New Money Notes Indenture in accordance with the Restructuring Term Sheet and the Steps Plan, in an amount equal to its New Notes Commitment. No Backstop Provider shall be responsible for the obligations of any other Backstop Provider but a Backstop Provider shall remain responsible for the performance by any of its Nominees of any obligations under this Agreement.

3	EFFECTIVENESS OF THIS AGREEMENT

The provisions of this Agreement shall become effective and binding on the Company, the Issuer and each Backstop Provider on the date of this Agreement (the “Effective Date”).

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4	ALLOCATIONS

4.1

The New Notes Commitments shall be reduced on a pro rata basis as between each Backstop Provider that has a New Notes Commitment to account for New Money Notes that are subscribed for by holders of Relevant Notes Debt (or their Nominees) (“Subscribers”) in accordance with the Lock-Up Agreement, the Restructuring Term Sheet and the Steps Plan.

4.2

In the event that any Subscriber breaches the terms of the note purchase or subscription agreement relating to the New Money Notes and fails to fund all or part of its New Money Notes in the manner required thereunder (a “Defaulting Subscriber”), the Company and the Issuer may upon written notice to the Backstop Providers, require each Backstop Provider (for the avoidance of doubt excluding any Backstop Provider which is a Defaulting Subscriber) to subscribe for and fund (and each Backstop Provider shall subscribe for and fund) its pro rata share (based on such Backstop Provider’s New Notes Commitment) of such Defaulting Subscriber’s allocation of New Money Notes within two (2) Business Days of such notice, provided that no Backstop Provider’s aggregate obligations to subscribe for New Money Notes shall exceed the amount of its New Notes Commitment prior to any reduction pursuant to Clause 4.1.

4.3

In the event a Backstop Provider fails to fulfil its obligation under this Agreement, terminates this Agreement in accordance with Clause 13.2, and/or notifies the Company and the Issuer that it shall not subscribe for or fund its New Notes Commitment (such Backstop Provider a “Defaulting Backstop Provider”), the Company and the Issuer will be entitled to seek to allocate some or all of the New Notes Commitment of such Defaulting Backstop Provider as follows:

(a)

first, to one or more Backstop Providers (who shall not be obliged to accept such allocation but shall respond to any communication from the Company or the Issuer within one (1) Business Day of request); and

(b)

second, to the extent that any other Backstop Provider does not accept such allocation or is itself a Defaulting Backstop Provider, to any other party who, in the sole judgment of the Company, will be able to subscribe for and fund the New Money Notes.

5	BACKSTOP FEE

5.1

The Company shall pay (or shall procure the payment by the Issuer or any other member of the Group, including the Issuer) to each Backstop Provider (or for the avoidance of doubt, directly to its Nominee(s), where appointed) a fee in an amount equal to the Total Backstop Fee multiplied by the proportion that the amount of the relevant Backstop Provider’s New Notes Commitments bears to the aggregate amount of all New Notes Commitments as at the Record Date, or, if earlier, as at the termination of this Agreement (and ignoring for these purposes any reduction in the New Notes Commitments pursuant to Clause 4.1) and shall be denominated in the same currency(ies) as the relevant Backstop Provider’s New Notes Commitments (each a “Backstop Fee”, and together, the “Backstop Fees”).

5.2

The Company, the Issuer and each Backstop Provider acknowledge and agree that the Backstop Fees shall accrue on the Effective Date of this Agreement, subject to the terms of this Agreement, and shall be due and payable to each Backstop Provider in accordance with Clause 5.4 upon the earliest to occur of:

(a)	the issuance of the New Money Notes;

(b)	the Restructuring Effective Date; or

(c)	the termination of this Agreement in accordance with:

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(i)

Clause 13.1, if the Lock-Up Agreement is terminated by the Majority Core Noteholder Group or RCF SteerCo Group in accordance with Clause 8.3(c)(i), 8.3(c)(iv), 8.3(c)(viii), 8.3(d) or 8.3(e) of the Lock-Up Agreement; or

(ii)

Clause 13.2(a)(ii); provided that the Backstop Fee shall only be payable pursuant to this Clause 5.2(c)(ii) to such Backstop Provider that elects to terminate this Agreement pursuant to Clause 13.2(a)(ii).

5.3	The Backstop Fee shall not be payable if this Agreement terminates in any circumstance other than a circumstance set out in Clause 5.2(c).

5.4	The Backstop Fee shall be payable to each Backstop Provider (or for the avoidance of doubt its Nominee(s), where appointed):

(a)

in respect of a Backstop Fee due in accordance with Clause 5.2(a), such Backstop Fee shall be set off in full on the Issue Date (as defined in the Restructuring Term Sheet) against the Purchase Price payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider; or

(b)	otherwise, in cash.

5.5	No Backstop Fee shall be payable to a Defaulting Backstop Provider.

6	CONDITIONS

Each Backstop Provider’s New Notes Commitment shall be subject to:

(a)	the execution of this Agreement by each of the Original Backstop Providers and the Company and this Agreement being in full force and effect;

(b)

the execution and delivery of a customary note purchase agreement or subscription agreement (which shall include customary investor representations and the obligation of each purchaser to prefund the relevant purchase price of the New Money Notes on the Restructuring Effective Date (or such other date as agreed in accordance with the Steps Plan)) to which the Company and/or the Issuer will be party and the satisfaction or waiver of each of the conditions to closing thereunder;

(c)	the Lock-Up Agreement being effective and not having been terminated in accordance with its terms (other than as a result of the occurrence of the Restructuring Effective Date); and

(d)	completion by the Backstop Providers of all necessary “know-your-customer” and anti-money laundering checks with respect to the Issuer.

7	PARTIES IN INTEREST

The parties hereto hereby agree that their respective agreements and obligations set forth in this Agreement are solely for the benefit of the other parties hereto and the Issuer and each of their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto and the Issuer and each of their respective successors and permitted assigns any benefits, rights or remedies.

8	ENFORCEABILITY & THIRD PARTY RIGHTS

Other than each of the Indemnified Persons and the Issuer, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement. Each of the Indemnified Persons and the Issuer may enforce or enjoy the benefit of any term of this Agreement as if they were a party to this Agreement.

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9	NO MODIFICATION

Subject to the remainder of this Clause 9, no waiver, amendment or other modification of this Agreement shall be effective without the prior written consent of the Company, the Issuer and each Backstop Provider. Such consent may be provided by a party by email via its legal advisers. No consent of any Backstop Provider that has terminated this Agreement in respect of itself pursuant to Clause 13.2 shall be required to amend or waive a provision of this Agreement after the date of such termination.

10	TAXATION

10.1

All payments to be made under this Agreement (including, for the avoidance of doubt, all Backstop Fee payments made in cash pursuant to Clause 5.4(b)) shall be in the same currency as the corresponding New Notes Commitments and shall be made free and clear of any deduction or withholding for or on account of any tax (a “Tax Deduction”), save as required by law. If the Company (or any other member of the Group that makes a Backstop Fee payment on behalf of the Company) is required to make any Tax Deduction, the Company (or such member of the Group, as applicable) shall pay additional amounts such that the net amount received by each Backstop Provider after that Tax Deduction is the same as the sum it would have received had no such deduction or withholding been required or made, except to the extent that such a Tax Deduction would not have arisen but for (i) the beneficiary of such payment (or any of its Affiliates) being resident in or having any present or former connection with the jurisdiction imposing the relevant tax, other than any connection arising solely as a result of its entitlement to any Backstop Fee hereunder; or (ii) the failure of the beneficiary of such payment (or any of its Affiliates) to provide any form, certificate, document or other information that would have reduced or eliminated such deduction or withholding where such form, certificate, document or other information was reasonably requested in writing by the Company.

10.2

All payments to be made under this Agreement (including, for the avoidance of doubt, all Backstop Fee payments made in cash pursuant to Clause 5.4(b)) are exclusive of any value added tax or similar charge (“VAT”).

10.3

Without limiting the foregoing, if VAT is or becomes chargeable in respect of an amount payable by the Company (or any other member of the Group that makes a Backstop Fee payment on behalf of the Company) (including, for the avoidance of doubt, all Backstop Fee payments made in cash pursuant to Clause 5.4(b)) to any Backstop Provider under this Agreement which constitutes consideration for any supply for VAT purposes and the Backstop Provider (or a member of a group or fiscal unity of which it is a part for VAT purposes) is required to account to the relevant tax authority for the VAT, the Company shall pay (or procure the payment of) (in addition to any other consideration for the relevant supply) an amount equal to the VAT chargeable on that supply to the Backstop Provider (subject to that Backstop Provider promptly providing a valid VAT invoice to the recipient of the supply to which the VAT relates).

10.4

For the avoidance of doubt, where this letter requires that the Indemnified Person (as defined below) is to be reimbursed or indemnified for any cost or expenses, such reimbursement or indemnification (as the case may be) shall include an amount equal to any VAT which has been incurred on such cost or expense, save to the extent that the Indemnified Person determines (acting reasonably and in good faith) that it (or a member of a group or fiscal unity for VAT purposes of which it is part) has obtained or is entitled to credit or repayment in respect of such VAT from a tax authority.

11	GOVERNING LAW AND JURISDICTION

(a)	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

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(b)

The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

12	COUNTERPARTS

This Agreement may be executed in any number of counterparts (including by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

13	TERMINATION

13.1	This Agreement shall terminate:

(a)	by mutual written consent of the Company and the Backstop Providers; or

(b)	automatically and immediately on the termination of the Lock-Up Agreement in accordance with Clauses 8.1(b), 8.2 and 8.3 of the Lock-Up Agreement.

Termination shall not prejudice prior breaches which may be enforced against a defaulting party.

13.2

Notwithstanding any other terms of this Agreement, a Backstop Provider may, by written notice to the other parties, terminate this Agreement (such termination being effective in respect of that Backstop Provider only and solely with respect to the terminating Backstop Provider’s New Notes Commitment, and not with respect to New Notes Commitment of any other Backstop Provider) if:

(a)

(i)	any Core Term (as defined below) of the Lock-Up Agreement is amended, waived or otherwise modified without the prior written consent of that Backstop Provider; or

(ii)

the Company or the Issuer (or their respective successor or assignee) does not comply with any obligations or undertakings in this Agreement in any material respect, unless the failure to comply is capable of remedy and is remedied within ten (10) Business Days of receipt of a notice from the Backstop Provider alleging failure to comply; or

(b)	it becomes unlawful for the Backstop Provider to perform its obligations hereunder and such supervening unlawfulness is continuing.

For the purposes of this Agreement, a “Core Term” shall mean:

(a)	any material economic term of the New Money Notes as set out in the Restructuring Term Sheet; and

(b)	any extension of the Long-Stop Time.

13.3	Clause 5, Clauses 7 to 14 (inclusive), Clause 18, Clauses 20 to 22 (inclusive) of this Agreement shall survive termination of this Agreement under Clause 13.1 or 13.2.

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14	TRANSFERS

14.1

Subject to Clauses 14.2 and 14.3, and without prejudice to the right of any Backstop Provider to appoint a Nominee in accordance with Clause 2.1 of this Agreement, the rights and obligations of the parties hereto under this Agreement shall not be transferable, in whole or in part, without the other parties’ prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each party requested to provide such consent and, if granted, shall not constitute a waiver of this requirement as to any subsequent transfer.

14.2

Each Backstop Provider may novate any of its rights and obligations arising under this Agreement on or prior to the date falling five (5) Business Days prior to the Record Date to: (i) any other Backstop Provider, or (ii) any Nominee of any other Backstop Provider, subject in each case, to the transferring Backstop Provider and transferee having executed and delivered to the Company, the Issuer and the Information Agent a Novation Agreement in the form set out in Schedule 2 to this Agreement (provided that no Backstop Provider shall be required to execute or deliver a Novation Agreement in respect of any transfer to its own Nominee made in accordance with Clause 2.1 (Commitment)), and the Company hereby consents to any such Novation Agreement or written notice constituting an effective novation. Upon such execution and delivery (or written notice, where relevant), the transferor’s rights and obligations corresponding to its New Notes Commitment (including Backstop Fees) specified in the Novation Agreement (or written notice, where relevant) (the “Transferred New Notes Commitment”) shall be novated to the transferee, and the transferee shall become a party to this Agreement as a Backstop Provider hereunder in accordance with and as described in the Novation Agreement and be responsible for the performance of the obligations of the transferor under this Agreement relating to the Transferred New Notes Commitment (or portion thereof). Notwithstanding the foregoing, the Backstop Provider shall remain responsible for the performance by any of its Nominees of any obligation under this Agreement.

14.3

The Company may assign any or all of its rights arising under this Agreement to the Issuer. The Company may only novate any or all of its rights and obligations arising under this Agreement with the prior written consent of the Backstop Providers.

14.4	Any purported transfer in contravention of this Clause shall be void.

15	BACKSTOP PROVIDER REPRESENTATIONS AND WARRANTIES

Each Backstop Provider hereby represents and warrants to each of the Company and the Issuer that:

(a)	it is the beneficial owner of all of the Relevant Notes Debt held by it;

(b)	it has the applicable power and authority to execute, deliver and perform this Agreement;

(c)

the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate or other organizational action by it (including, for the avoidance of doubt, any relevant credit or investment (as applicable) committee);

(d)

this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement;

(e)

it (or any of its contemplated Nominees or funds or accounts that are managed or advised by itself or any of its contemplated Nominees) has uncalled capital commitments or otherwise has available funds at least equal to the sum of its New Notes Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding

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(f)	the execution, delivery and performance by the undersigned of this Agreement does not (i) violate the organizational documents of the undersigned, or (ii) violate any applicable law or judgment;

(g)

it is either: (i) in the United States or a U.S. person (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) and is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act; or (ii) not a U.S. person (as defined in Regulation S under the Securities Act) and is outside the United States; and

(h)

it has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the New Money Notes, it is able to bear the economic risk of loss of its entire investment, and it has had access to all information and materials it has requested about the Company and the Issuer in order to make its investment decision.

16	INFORMATION UNDERTAKING

Each Backstop Provider hereby undertakes to notify the Company and the Issuer as soon as reasonably practicable after determining that it does not expect to be able to comply with its obligations under Clause 2 above, without prejudice to the contractual obligations created under such Clause 2 and this Agreement generally.

17	PARTIAL INVALIDITY

If, at any time, any provision or part of a provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions or parts of a provision nor the legality, validity or enforceability of such provision or parts of a provision under the law of any other jurisdiction will in any way be affected or impaired.

18	NOTICES

18.1

All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, by e-mail, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties hereto at the following addresses (or at such other address for a party hereto as will be specified by like notice):

(a)	If to the Company or the Issuer:

Address:	Riddargatan 10, 114 35, Stockholm

Email:	niklas.lundquist@intrum.com; jens.kullander@intrum.com; emil.folkesson@intrum.com; clo@intrum.com

Attention:	Chief Financial Officer

with a copy (which copy shall not constitute notice) to:

Address:	Milbank LLP, 100 Liverpool Street, London EC2M 2AT

E-mail address:	MilbankProjectIndoor@milbank.com

Attention:	Yushan Ng and Sarah Levin

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(b)	If to a Backstop Provider, to the address set forth on such Backstop Provider’s signature page,

with a copy (which copy shall not constitute notice) to:

Address:	Latham & Watkins (London) LLP, 99 Bishopsgate, London, EC2M 3XF

E-mail address:	ProjectImpetus.lwteam@LW.com

Attention:	Yen Sum, Jennifer Brennan and Jack Isaacs

19	INDEMNITY

19.1

The Company shall indemnify and hold harmless each Backstop Provider and, where a Backstop Provider has in accordance with Clause 2.1 (Commitment) appointed a Nominee to perform its obligations hereunder, each such Nominee, and each of their directors, officers, partners, members and employees (each, an “Indemnified Person”) from and against all losses, claims, damages, liabilities and costs and expenses (collectively, “Losses”) that any such Indemnified Person may properly incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the backstop transactions contemplated hereby, including the New Notes Commitment, the payment of the Backstop Fees or the use of the proceeds of the New Money Notes, or any breach by the Company of this Agreement, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and reimburse each Indemnified Person upon demand for reasonable and properly documented (subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement are consummated or whether or not this Agreement is terminated, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to:

(a)

in the case of a Defaulting Backstop Provider and its directors, officers, partners, members and employees, Losses caused by the default or breach of such Defaulting Backstop Provider under this Agreement;

(b)

Losses to the extent they are found by a final, non-appealable judgment of a court or other tribunal of competent jurisdiction to arise from the wilful misconduct or gross negligence of such Indemnified Person;

(c)

costs and expenses incurred by any Indemnified Person in connection with the negotiation, preparation, or execution of this Agreement or the other Transaction Documents (save to the extent that the Company and/or another member of the Group has separately agreed to provide cost cover pursuant to a fee letter executed by the Company and/or such other member of the Group); or

(d)	any Tax on the net income, profits or gains of the Indemnified Person,

provided further that the Indemnified Persons shall together instruct only one legal counsel and one special counsel in any one jurisdiction at any one time (unless it is reasonably determined that they have a conflict as between themselves).

19.2

For the avoidance of doubt, this indemnity covers only the Losses referred to above and not losses, claims, damages, liabilities and costs and expenses otherwise connected to the Lock-Up Agreement and the other transactions contemplated thereby (other than this Agreement and the backstop transactions contemplated hereby, including the New Notes Commitment, the delivery of the Backstop Fees or use of the proceeds of the New Money Notes).

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20	REMEDIES AND WAIVERS

The failure to exercise or delay in exercising a right or remedy under this Agreement will not constitute a waiver of that right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy will preclude any further exercise of that right or remedy, or the exercise of any other right or remedy. Except as expressly provided in this Agreement, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. Nothing in this Agreement shall constitute or be construed as a waiver or compromise of any other term or condition of any of the Finance Documents or the New Money Documents, or any Backstop Provider’s rights in relation to them, which for the avoidance of doubt shall continue to apply in full force and effect and it is understood that all such rights are expressly reserved (except to the extent expressly altered under the Lock-Up Agreement). Notwithstanding anything to the contrary in this Agreement, none of the parties hereto will be liable for, and none of the parties hereto shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits; provided that, in all events, a party hereto will be liable for direct damages and any other reasonably foreseeable damage that is recoverable under applicable contract law.

21	NO RELIANCE

21.1

No Backstop Provider nor any of its Nominees or Representatives shall have any duties or obligations to the other Backstop Providers in respect of this Agreement or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, no Backstop Provider nor any of its Nominees or Representatives:

(a)	shall be subject to any fiduciary or other implied duties to the other Backstop Providers;

(b)	shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Provider;

(c)

shall have any duty to any other Backstop Provider to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to any other Backstop Provider any information relating to the Company or the Group that may have been communicated to or obtained by such Backstop Provider or any of its affiliates in any capacity; and

(d)

may rely, and confirms that it has not relied, on any due diligence investigation that any other Backstop Provider or any person acting on behalf of such other Backstop Provider may have conducted with respect to the Company or the Group or any of its affiliates or any of their respective securities.

21.2

Each Backstop Provider acknowledges that no other Backstop Provider is acting as an arranger, placement agent, initial purchaser, underwriter, broker or finder with respect to its participation in the New Money Notes.

22	ENTIRE AGREEMENT

This Agreement and the Lock-Up Agreement (including the Restructuring Term Sheet) together set out the entire agreement between the parties as to the commitment by the Backstop Providers to (i) provide the New Notes Commitment and (ii) backstop and provide the New Notes Commitments, and supersede any prior oral and/or written understandings or arrangements relating thereto.

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SCHEDULE 1

(ORIGINAL NEW NOTES COMMITMENT)

[INTENTIONALLY OMITTED]

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SCHEDULE 2

(Novation Agreement)

To:

From: [the Transferring Backstop Provider] (the “Transferor”) and [the Transferee] (the “Transferee”)

Dated: [•]

New Funding Backstop Letter dated [•] 2024

1

We refer to the New Funding Backstop Letter. This is a Novation Agreement. This agreement (the “Agreement”) shall take effect as a Novation Agreement for the purposes of the New Funding Backstop Letter. Terms defined in the New Funding Backstop Letter have the same meaning in this Agreement unless given a different meaning in this Agreement.

2

The Transferor novates absolutely to the Transferee, [a Nominee of][1] an existing Backstop Provider, all the rights of the Transferor under the New Funding Backstop Letter which correspond to that portion of the Transferor’s New Notes Commitment under the New Funding Backstop Letter as specified in paragraph 5 below.

3	The Transferor novates absolutely to the Transferee, [a Nominee of][2] an existing Backstop Provider, all of its obligations arising under the New Funding Backstop Letter.

4

[The Transferee becomes a Party as a Backstop Provider and agrees to be bound by all of the obligations equivalent to those set forth in the New Funding Backstop Letter under paragraph 2 above and to be bound by the representations, warranties, undertakings and agreements provided by each Backstop Provider in the New Funding Backstop Letter.][3]

5	The New Notes Commitment of the Transferor to be transferred pursuant to this Agreement is €[•] (the “Transferred New Notes Commitment”).

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[The Transferee agrees to be bound by the terms of the Lock-Up Agreement as a Backstop Provider (as defined in the Lock-Up Agreement).][4] The Transferee and the Transferor agree that, for the purposes of calculating “Majority Backstop Providers” under and as defined in the Lock-Up Agreement, the Transferee shall vote in respect of the Transferred New Notes Commitment, and the Transferor shall have no such right to vote in respect of the Transferred New Notes Commitment.

7	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

9	This Agreement has been entered into on the date stated at the beginning of this Agreement.

[1]	Delete if Transferee is an existing Backstop Provider.
[2]	Delete if Transferee is an existing Backstop Provider.
[3]	Delete if Transferee is an existing Backstop Provider.
[4]	Delete if Transferee is an existing Backstop Provider.

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[•]

As Transferor

By:

Name:

Title:

[•]

As Transferee

By:

Name:

Title:

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SIGNATURES

The Original Backstop Providers

[SIGNATURE PAGES REMOVED]

[Signature Page to New Funding Backstop Letter]

Agreed and accepted by:

Intrum AB (publ)

By: [REDACTED]	By: [REDACTED]
Name: Emil Folkesson	Name: Niklas Lundquist
Title: Acting CFO	Title: CLO

[Signature Page to New Funding Backstop Letter]

Exhibit D

Financial Projections

Exhibit D

Financial Projections1

As a condition to Confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that Confirmation is not likely to be followed by either a liquidation or the need to further reorganize the Debtors (and together with their non-Debtor affiliates, the “Company”). To support the satisfaction of this condition, and to provide each Holder of a Claim who is entitled to vote on the Plan with adequate information to determine whether to vote to accept or reject the Plan, the Company’s management team (“Management”), with the assistance of their advisors, developed financial projections (the “Financial Projections”) for the fiscal years 2025 through 2028 (the “Forecast Period”).

The Financial Projections were prepared by Management with the assistance of various professionals, including their financial advisors, and are based on a number of assumptions made by Management within the bounds of their knowledge of their business and operations and with respect to the future performance of the Company’s operations. Although Management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, there can be no assurance that such assumptions will be realized. Any estimates or forecasts reflected in the Financial Projections inherently involve significant elements of subjective judgment and analysis that may or may not be correct. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Debtors’ financial results and must be considered. Accordingly, the Financial Projections should be reviewed in connection with a review of the risk factors set forth in Section IX of the Disclosure Statement.

The Financial Projections were not prepared with a view toward compliance with published guidelines of the United States Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. An independent auditor has not examined, compiled, or performed any procedures with respect to the prospective financial information contained in this Exhibit and, accordingly, it does not express an opinion or any other form of assurance on such information or its achievability. The Debtors’ independent auditor assumes no responsibility for, and denies any association with, the prospective financial Information.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Financial Projections contain certain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and Management with respect to the timing of, completion of, and scope of the current restructuring, Amended Plan, Debtors’ business plan, and market conditions, and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based. While the Debtors believe that the expectations are based upon reasonable assumptions within the bounds of their knowledge of their business and operations, parties-in-interest are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward looking statements.

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Disclosure Statement.

Accounting Policies

The Financial Projections have been prepared using accounting policies that are consistent with those applied in the Debtors’ historical financial statements, which are prepared in accordance with International Financial Reporting Standards (“IFRS”). The Financial Projections consist of the following unaudited pro forma financial statements:

(i)	Projected Consolidated Statement of Income

(ii)	Projected Consolidated Statement of Cash Flows

(iii)	Projected Consolidated Statement of Financial Position

Summary of Significant Assumptions

The Debtors, with the assistance of various professionals, including their financial advisors, prepared the Financial Projections for the fiscal years 2025 through 2028. The Financial Projections are based on a number of assumptions with respect to the future performance of Intrum AB and its controlled direct and non-direct subsidiaries (the “Consolidated Group”). These include: (i) detailed assumptions on portfolio purchases based on decades of experience underwriting and monitoring portfolio investments; (ii) detailed input from all business lines (servicing, portfolio collections, etc.) and management of geographic regions thoroughly reviewed by (and including the input from) senior management; in particular, servicing projections were substantiated by a report commissioned from a reputable independent strategy consultant covering servicing market dynamics in each of the Debtor’s core geographies.

General Assumptions Methodology

The Company operates on a fiscal year ended December 31 and the Financial Projections assume the Effective Date will be March 31, 2025 and that the Reorganized Debtor(s) will continue to conduct operations substantially similar to its current businesses, including the previously announced shifting of strategy towards a more ‘capital light’ business model (based on investment partnerships and higher focus on servicing and asset management fees) and without substantive changes to its geographic presence.

Risk Factors

Although these Financial Projections have been prepared in good faith and are believed to be reasonable, it is important to note that the Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond Management’s control. Many factors could cause actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to the Debtor(s) or persons acting on their behalf apply only as of the date of this Disclosure Statement and are expressly qualified in their entirety by the cautionary statements included in this document. The Debtor(s) undertake(s) no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events or circumstances.

Projected Financial Statements

Intrum AB, et al.

Projected Consolidated Statement of Income

Fiscal Year Ending December 31
($ in Million)	2025	2026	2027	2028
Servicing Income	1,359	1,422	1,509	1,594
Investing Income	484	449	426	409
Central Income	53	67	118	130

Total Income	1,895	1,938	2,054	2,133
Direct Costs	(859)	(859)	(901)	(945)
Indirect Costs	(529)	(518)	(541)	(562)
Share of Associates and JVs	51	50	44	49

EBIT	558	610	656	675
Net Financial Expense[2]	(73)	(320)	(285)	(244)

Income Before Taxes	485	290	371	430
Taxes	(44)	(72)	(93)	(108)

Net Income / (Loss) for the Period	441	217	278	323
Net Income to Non-Controlling Interest	(32)	(35)	(36)	(37)

Net Income	409	183	242	286

Cash Income	2,258	2,294	2,406	2,502

Cash EBITDA	999	1,032	1,071	1,104

FX Rates Applied

EUR/USD: 1.090

SEK/USD: 0.096

SEK/EUR: 0.088

Notes to the Projected Consolidated Statement of Income

Income

The Company forecasts Income derived from various sources:

•

Servicing: Reflects servicing income streams, including variable collection commissions; fixed collection fees; debtor fees; guarantee commissions; and subscription earnings. Servicing income is expected to grow in coming years, both through organic growth and servicing of portfolios to be purchased in via co-investment structures.

•

Investing: Reflects amounts collected on investment portfolios less (i) amortization of investment portfolios and less (ii) revaluations of investment portfolios. Investing Income and Cash EBITDA are expected to gradually decline as the Company transitions to a capital-light business model.

•	Central: Income from Central business lines, including income from acquired businesses (eCollect, Ophelos) and other digital initiatives, such as Data Monetization.

[2]	Net Financial Expense in 2025 includes the impact of the Restructuring in terms of debt cancellation, expected tenders and fees

Direct Costs

Direct costs include portfolio amortization and expenses supporting specific income-generating activities. Direct costs have been estimated on a country-level basis.

Indirect Costs

Indirect costs include all recurring operating expenses that are not direct costs. Indirect costs have been estimated on a country-level basis.

Share of Associates and JVs

Share of Associates and JVs represents income from the Group’s Greek and Italian JVs, in addition to the Orange JV3.

Net Financial Expense

Net Financial Expense post-emergence is forecasted based on the Debtors’ proposed capital structure as more fully described in the Plan and the exhibits thereto. The forecast reflects the interest expense impact arising from the issuance of a New Money facility. The Financial Projections assume that all New Money proceeds will be applied towards tenders for Reinstated Notes, on a pro-rata basis, at c.90% average price, the impact of which also impacts Net Financial Expense. The Financial Projections also assume a refinancing facility from 30 September 2027 (with economics in line with the Reinstated Notes), and this is reflected in the Net Financial Expense. Net Financial Expense incorporates Cancellation of Debt Income arising from i) the reduction of Noteholder claims in respect of the Restructuring Transactions, and ii) discount captured on Reinstated Notes tenders. Lastly, it incorporates transaction fees associated with the restructuring.

Tax Expense

The Company forecasts Tax Expense based on an effective tax rate of 25% to its earnings before tax (EBT). Additionally, the 2025 tax expense reflects benefit from existing tax losses in Sweden.

Non-controlling Interest

Non-controlling Interest reflects the proportionate share of Net Income attributable to the minority interest holder in subsidiaries that are (i) consolidated, but (ii) not fully held by the Company.

Cash Income

“Cash Income” is defined as Total Income plus portfolio amortisations.

Cash EBITDA

“Cash EBITDA” is defined as adjusted operating earnings (EBIT) adding back depreciation and amortisations and portfolio amortisations. In addition, the EBIT contribution from joint ventures is replaced by the actual cash contribution from the joint venture.

Cash EBITDA is a key measure of the Company’s operational performance. Management, including the chief operating decision-maker(s), use Cash EBITDA consistently for several purposes, including internal reporting, the evaluation of business objectives, opportunities and performance, and monitoring net leverage development.

[3]

“Orange JV” identifies the entity that acquired a meaningful amount of NPL portfolios from Intrum, as announced in press releases dated January 22, 2024 and July 1, 2024. Intrum holds a minority 35% position in the Orange JV on a pari passu basis with majority owner Cerberus (65%) and act as a servicer for the JV on an exclusive basis

Intrum AB, et al.

Projected Consolidated Statement of Cash Flows

Fiscal Year Ending December 31
($ in Million)	2025	2026	2027	2028
EBIT	558	610	656	675
(+) Amortization / Depreciation and Impairment	129	117	107	110
(-) Share of Associates and Joint Ventures	(51)	(50)	(44)	(49)
(+) Payments from JVs	32	37	46	76
(-) Income Taxes Paid	(82)	(61)	(101)	(130)

Cash Flows from Operating Activities	586	652	663	682

Acquisition of Portfolio Investments	(192)	(192)	(192)	(192)
(+) Amortization of Portfolio Investments	331	319	306	293
(-) Acquisition of Intangible Assets	(29)	(59)	(25)	(25)
(-) Acquisition of Property, Plant and Equipment	(9)	(9)	(9)	(9)

Cash Flows from Investing Activities	101	58	80	66

Proceeds / (Repayment) from Borrowings	(214)	(343)	(409)	(453)
(-) Proceeds / (Repayment) of Other Financial Liabilities	(14)	(14)	(14)	(14)
(-) Finance Expense Paid[4]	(440)	(320)	(285)	(244)
(-) Dividends Paid to Non-Controlling Interest	(32)	(32)	(35)	(36)

Cash Flows from Financing Activities	(700)	(710)	(743)	(748)

Net Change in Cash	(13)	0	0	0

Cash, BoP	286	273	273	273

Cash, EoP	273	273	273	273

FX Rates Applied

EUR/USD: 1.090

SEK/USD: 0.096

SEK/EUR: 0.088

Notes to the Projected Consolidated Statement of Cash Flows

EBIT

See Notes to the Projected Consolidated Statement of Income

Amortization / Depreciation and Impairment

Amortization / Depreciation and Impairment reflects the anticipated amortization / depreciation and impairment of all Group assets other than Portfolio Investments. These assets include property, plant, and equipment, capitalized software costs, client servicing assets, and licences.

Share of Associates and JVs

Share of Associates and JVs represents the P&L result from the Group’s Greek and Italian JVs, in addition to the Orange JV which is to be deducted in the Statement of Cash Flows.

[4]	Finance Expense Paid in 2025 includes payment of financing fees and advisor costs related to the Restructuring

Payments from JVs

Reflects cash received from the Group’s Greek and Italian JVs, in addition to the Orange JV.

Income Taxes Paid

The Company forecasts Taxes Paid based on the tax expense from the prior year as the primary variable. To develop a reliable estimate, the relationship between cash tax for year n and the tax expense for year n-1 was analysed over the period from 2020 to 2023. This analysis identified a coefficient in the range of 1.3 to 1.4 as a reasonable factor for estimation. For prudence, the coefficient is rounded upwards and applied to project Taxes Paid.

Acquisition of Portfolio Investments

Portfolio Investments consist of portfolios of delinquent consumer debts purchased at prices below the nominal receivable. As part of a strategic shift towards a capital-light business model, the Company has set a lower target for spending on Portfolio Investments than in previous years.

Amortization of Portfolio Investments

Portfolio Investments are recognised at amortised cost applying the effective interest method, based on a collection forecast established at the acquisition date of each portfolio. Amortization represents the period’s reduction in the portfolio’s current value, which is attributable to collection taking place as planned.

Acquisition of Intangible Assets

Reflects investment in capitalized software costs, client servicing assets, goodwill, and licences.

Acquisition of Property, Plant and Equipment

Reflects investment in all tangible assets aside from Portfolio Investments, including property, plant, and equipment.

Proceeds / (Repayment) on Debt

Issuances and repayments on debt are forecasted based on the Debtors’ proposed capital structure as more fully described in the Plan and the exhibits thereto. Both proceeds from New Money issuance and cash outlays for Reinstated Notes tenders are incorporated; their combined net impact on this item is nil. The Financial Projections also assume that, from 1 January 2025 onwards, cash in excess of $273m (or €250m)5 is applied to temporally reduce the drawn amount of the revolving credit facility, which is reflected in the Projected Consolidated Statement of Cash Flows and Financial Position.

Proceeds / (Repayment) of Other Financial Liabilities

Reflects lease repayments associated with capitalized leases, which are excluded from net income in accordance with IFRS.

Finance Expense Paid

Finance Expense Paid is forecasted based on the Debtors’ proposed capital structure as more fully described in the Plan and the exhibits thereto. The forecast reflects interest expense impact arising from the issuance of a New Money facility. The Financial Projections assume that all New Money proceeds will be applied towards tenders for Reinstated Notes, on a pro-rata basis, at c.90% average price, the impact of which also impacts Net Financial Expense. The Financial Projections also assume a refinancing facility from 30 September 2027, and this is reflected in the Net Financial Expense. Lastly, it incorporates transaction fees associated with the restructuring.

[5]	Please note this figure has been used for the purpose of the Financial Projections and does not reflect what the Debtor considers to be its minimum cash requirement to run the business

Dividends Paid to Non-Controlling Interest

Reflects dividends paid to minority interest holders in subsidiaries that are (i) consolidated, but (ii) not fully held by the Company.

Intrum AB, et al.

Projected Consolidated Statement of Financial Position

Fiscal Year Ending December 31
($ in Million)	2024	2025	2026	2027	2028
Assets
Intangible Assets	3,847	3,778	3,748	3,692	3,641
Portfolio Investments	2,229	2,090	1,963	1,849	1,748
Investment in Joint Ventures	223	243	256	254	227
Property, Plant and Equipment	25	26	28	30	26
Right of Use Assets	56	48	42	38	33
Deferred Tax Assets	199	199	199	199	199
Other Financial Assets	18	18	18	18	18

Non-Current Assets	6,599	6,402	6,255	6,081	5,893

Property Holdings	30	30	30	30	30
Tax Receivable	78	78	78	78	78
Derivatives	9	9	9	9	9
Receivables and Other Operating Assets	441	441	441	441	441
Fiduciary Assets	125	125	125	125	125
Cash and Equivalents	286	273	273	273	273

Current Assets	969	956	956	956	956

Total Assets	7,568	7,358	7,211	7,037	6,849

Liabilities & Equity
Net Pension Benefit Liability	13	13	13	13	13
Borrowings	3,563	4,313	2,866	1,803	2,447
Other Financial Liability	249	249	249	249	249
Provisions	12	12	12	12	12
Deferred Tax Liability	118	80	91	82	60
Lease Liability	45	45	45	45	45

Non-Current Liabilities	4,001	4,712	3,277	2,205	2,826
Borrowings	1,331	0	1,103	1,757	661
Tax Payable	40	40	40	40	40
Payables and Other Operating Liabilities	584	584	584	584	584
Derivatives	21	21	21	21	21
Fiduciary Liabilities	125	125	125	125	125
Provisions	21	21	21	21	21
Lease Liability	16	16	16	16	16

Current Liabilities	2,137	807	1,909	2,564	1,467

Total Liabilities	6,138	5,519	5,187	4,769	4,294

Equity Attributable to Parent Company	1,226	1,635	1,818	2,061	2,346
Noncontrolling Interest	203	204	206	208	209

Equity	1,430	1,840	2,025	2,268	2,555

Total Liabilities & Equity	7,568	7,358	7,211	7,037	6,849

FX Rates Applied

EUR/USD: 1.090

SEK/USD: 0.096

SEK/EUR: 0.088

Notes to the Projected Consolidated Statement of Financial Position

Intangible Assets

Reflects capitalized software costs, client servicing assets, goodwill, and licences. Client servicing assets and capitalized software are expected to decline over time as amortization and impairment exceeds new net investment. Goodwill increases when deferred purchase payments are made in respect of the eCollect and Ophelos acquisitions.

Portfolio Investments

Portfolio Investments consist of portfolios of delinquent consumer debts purchased at prices below the nominal receivable. The balance sheet amount is a function of expected collections and purchases. The evolution over time is a function of the assumptions on new investments and collections on / amortization of existing portfolios.

JV and Associate Investments

Reflects the book value of the Group’s Irish and Italian JVs and Associates. The assets held by the JVs and Associates relate to investment portfolios originated across the Company’s European footprint. For each JV and Associate, the Company forecasts changes to Book Value by netting anticipated earnings (which increase Book Value) and anticipated cash dividends (which decrease Book Value). Given that the JVs and Associates are in run-off, the Company also regularly assesses the recoverable amount of each vehicle. If the Book Value exceeds the recoverable amount, an impairment is recognised to ensure the Book Value reflects the reduced future economic benefits anticipated. The Company assumes no further investment will be made into these JV and Associate vehicles.

Property, Plant & Equipment

Reflects various fixed assets, including computer hardware, equipment, tools, fixtures, and property improvements. The Company forecasts a stable level of PP&E investment based on historical needs. The Company forecasts depreciation on a country-level based on historical relationships with total costs.

Other Non-Current Assets

Reflects various items including right-of-use lease assets, deferred tax assets, deposits, and loan receivables. Right-of-use lease assets are measured at cost, reflecting the amount of the initial measurement of lease liability, any lease payments made at or before the commencement date less any lease incentives receive, direct and restoration costs. The Company forecasts limited movement in the value of the other sub-items.

Receivables and Other Operating Assets

Reflects accounts receivable, prepaid expenses and accrued income, and other receivables. Expected to remain flat during the Financial Projections period.

Fiduciary Assets

Reflects cash received on collection of a specific debt on behalf of a client and payable to the client within a specified period. Expected to remain flat during the Financial Projections period.

Cash

The Company forecasts total cash and equivalents of $286m on 1 January 2025. Cash flow generation for the second half of 2024 is based on forecasted assumptions similar to the ones outlined in the notes to these Financial Projections. The Financial Projections also assume that, from 1 January 2025 onwards, cash in excess of $273m (or €250m)6 is applied to temporally reduce the drawn amount of the revolving credit facility, which is reflected in the Projected Consolidated Statement of Cash Flows and Financial Position

[6]	Please note this figure has been used for the purpose of the Financial Projections and does not reflect what the Debtor considers to be its minimum cash requirement to run the business

Other Current Assets

Reflects property holdings, tax receivables, and derivative assets. Expected to remain flat during the Financial Projections period.

Non-Current Borrowings

Reflects all financial debt (excluding leases) due after the upcoming year. From time-to-time, the company forecasts incremental debt issuances, primarily to refinance large maturities. These facilities are assumed to be long-term, maturing after the projection period.

Other Non-Current Liabilities

Reflects various items including deferred tax liabilities, lease liabilities, provisions for legal claims, net pension benefit liabilities, deferred purchase consideration, and long-term liabilities to minority shareholders. Lease liabilities are initially measured on a present value basis. Subsequently, payments are allocated between principal (which reduces the lease liabilities) and finance cost. The finance cost is charged to the Consolidated Statement of Income over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Changes to deferred tax liabilities are forecasted by netting taxes paid (reported on the Consolidated Statement of Cash Flows) from tax expense (reported on the Consolidated Statement of Income).

The Company forecasts limited changes in value of the other sub-items.

Current Borrowings

Reflects all financial debt (excluding leases) due within the upcoming year. The Company’s Revolving Credit Facility is treated as current only within one year of final maturity.

Payables and Other Operating Liabilities

Reflects various items, including prepaid subscription income, accrued interest, accrued bonus expense, accrued vacation pay, and accrued social security expenses. Expected to remain flat during the Financial Projections period.

Fiduciary Liabilities

Reflects cash received on collection of a specific debt on behalf of a client and payable to the client within a specified period. Expected to remain flat during the Financial Projections period.

Other Current Liabilities

Includes various items such as: corporate tax payable, short-term provisions related to the cost-saving program, forward foreign exchange contracts and short-term property lease liabilities. Expected to remain flat during the Financial Projections period.

Exhibit E

Liquidation Analysis

LIQUIDATION ANALYSIS1

Introduction

Under the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of an allowed claim or interest that does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate that the Plan satisfies the “best interests of creditors” test, the Debtors, with the assistance of their restructuring advisors, AlixPartners, LLP, have prepared this hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and the accompanying notes to this Liquidation Analysis.

This Liquidation Analysis sets forth an estimated range of recovery values for each Class of Claims and Interests upon disposition of assets pursuant to a hypothetical chapter 7 liquidation. As illustrated by this Liquidation Analysis, (a) Holders of Claims in certain Unimpaired Classes that would otherwise receive a full recovery under the Plan would receive an equal or lower recovery in a hypothetical liquidation and (b) Holders of Claims or Interests in Impaired Classes would receive an equal or lower recovery in a hypothetical liquidation than they would under the Plan. Further, no Holder of a Claim or Interest would receive or retain property under the Plan of a value that is less than such Holder would receive in a chapter 7 liquidation. Accordingly, and as set forth in greater detail below, the Debtors believe that the Plan satisfies the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that this Liquidation Analysis and the conclusions set forth herein are fair and represent the Debtors’ best judgment regarding the results of a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

Statement of Limitations

The preparation of a liquidation analysis is an uncertain process involving the use of estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive risks, uncertainties and contingencies, most of which are difficult to predict and many of which are beyond the control of the Debtors, their management, and their advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual chapter 7 liquidation. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good faith estimate of the proceeds that would be generated, and the recoveries that would result, if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code after conversion of the Chapter 11 Cases. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis and values stated herein have not been subject to any review,

[1]

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Joint Chapter 11 Plan of Reorganization of Intrum AB and its Debtor Affiliate Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”) or (b) the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Intrum AB and its Debtor Affiliates (the “Disclosure Statement”).

compilation, or audit by any independent accounting firm. No independent appraisals were conducted in preparing the Liquidation Analysis. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. As a result, the actual amount of Claims that would ultimately be Allowed against the Debtors’ Estates could vary significantly from the estimates stated herein, depending on the nature and amount of Claims asserted during the pendency of the hypothetical chapter 7 case. Similarly, the value of the Debtors’ assets in a liquidation scenario is uncertain and could vary significantly from the values set forth in the Liquidation Analysis.

The Debtors’ estimates of Allowed Claims and Interests contained in the Liquidation Analysis reference specific Claims estimates, even though the Debtors’ estimates of ranges of projected recoveries under the Plan to Holders of Allowed Claims and Interests are based on ranges of Allowed Claims and Interests. In addition, the cessation of business in a chapter 7 liquidation is likely to trigger certain Claims that otherwise would not exist under a Plan absent a liquidation. These additional Claims could be significant, and some may be administrative expenses, while others may be entitled to priority in payment over Unsecured Claims.

The Liquidation Analysis does not include estimates for: (i) certain tax consequences, either foreign or domestic, that may be triggered upon the liquidation and sale of assets, (ii) recoveries resulting from any potential preference, fraudulent transfer, or other litigation or Avoidance Actions, (iii) certain Claims that may be entitled to priority under the Bankruptcy Code, including administrative priority Claims under sections 503(b) and 507(b) of the Bankruptcy Code, (iv) environmental or other governmental Claims arising from the shut-down or sale of the Debtors’ assets, or (v) additional unsecured Claims as well as contract and lease breakage and rejection damages unsecured Claims arising from a chapter 7 liquidation. More specific assumptions are detailed in the notes below. ACCORDINGLY, NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT, IN WHOLE OR IN PART, APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED HEREIN. THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS IS SPECULATIVE AND RESULTS COULD VARY MATERIALLY FROM ESTIMATES PROVIDED HEREIN.

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of the Debtors’ financial statements to account for other known liabilities, as necessary. In addition, the Liquidation Analysis includes estimates for Claims that could be asserted and allowed in a chapter 7 liquidation, including unpaid chapter 11 Administrative Claims, chapter 7 Administrative Claims and chapter 7 trustee fees (together, the “Administrative Claims”). To date, as the Chapter 11 Cases have not been commenced, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of Allowed Claims set forth in this Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Basis of Presentation

This Liquidation Analysis has been prepared assuming that the Debtors converted their current Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code on or about March 31, 2025 (the “Liquidation Date”), which the Debtors believe is a reasonable proxy for the Effective Date of the Plan. It is assumed that on the Liquidation Date, the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) to convert all assets into cash. In this hypothetical scenario, the Trustee would satisfy claims by selling the Debtors’ assets as a going concern in a rapid, distressed sale on a country-by-country basis. The cash amount (the “Cash Proceeds”) that would be available for satisfaction of Allowed Claims and Interest would be net of taxes resulting from the sale of the assets. The Cash Proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with applicable law: (i) first, for payment of Administrative Claims; (ii) second, to pay the secured portions of all Allowed Secured Claims including the Allowed RCF Claims and the Allowed Senior Secured Term Loan Claims from the respective collateral; and (iii) third to pay any deficiency claims on account of the Allowed Secured Claims, the Allowed Notes Claims, and the Allowed General Unsecured Claims on a pari passu basis. Certain factors, such as an inability by the Debtors or the Trustee to maintain the Debtors’ operations during the liquidation process, a seizure of collateral by secured creditors against the Debtors’ non-debtor affiliates, significant vendor attrition, delays in the liquidation process, and/or the need to incur additional financing to support the operations of the Debtors’ non-debtor affiliates during the liquidation process, may limit the amount of the proceeds generated by the liquidation of the Debtors’ assets. These factors could materially reduce the value. On a “present value” basis, the liquidation proceeds would yield equal or lower recoveries than those estimated in this Liquidation Analysis.

The Liquidation Analysis has been prepared assuming that the Debtors’ current Chapter 11 Cases convert to chapter 7 on the Liquidation Date. The Liquidation Analysis assumes the rapid, distressed sale of the Debtors’ assets within three months post-conversion as an operating business. The sales process will take place under the direction of the Trustee, likely utilizing third-party advisors. The Liquidation Analysis assumes that the chapter 7 trustee would direct the sales process and local-law liquidation proceedings would not be commenced. However, to the extent that liquidators are appointed in local jurisdictions such competing processes may have a negative impact on recoveries due to, among other things, additional costs due to the appointment of other professionals and potential jurisdictional disputes. The Liquidation Analysis is also based on the assumptions that the Debtors have continued access to liquidity during the course of the sales process. The Liquidation Analysis assumes that no additional financing would be incurred, whether to support the operations of the Debtors’ non-debtor affiliates during the liquidation process or otherwise. The Liquidation Analysis was prepared on a consolidated basis. There can be no assurance that the liquidation would be completed in this limited time frame, nor is there any assurance that the recoveries assigned to the assets would in fact be realized.

Under section 704 of the Bankruptcy Code, a trustee must, among other duties, collect and convert the property of the estate as expeditiously (generally in a distressed process) as is compatible with the best interests of parties-in-interest. This Liquidation Analysis is also based on the assumptions that: (i) the Debtors have continued access to liquidity during the course of the liquidation process to fund Administrative Claims and (ii) operations, accounting, treasury, IT, and other management services needed to sell the operating entities continue.

DETAILED LIQUIDATION ANALYSIS

The following Liquidation Analysis should be reviewed in conjunction with the associated notes.

Liquidation Analysis - Summary of Debtors
			Recovery $	Recovery $
In $Millions	Note:		Low	High
Cash and Cash Equivalents	[A	]	$423	$423
Proceeds from Sale of Servicing Business Unit	[B	]	1,018	1,425
Proceeds from Sale of Investing Business Unit	[B	]	1,652	1,858

Total Proceeds			$3,093	$3,707
Administrative and Chapter 7 Claims
Trustee Fees			$40	$49
Professional Fees			67	82

Total Administrative Claims	[C	]	$107	$131
Administrative Claims Recovery			107	131

Administrative Recovery %			100.0%	100.0%
Net Proceeds from Liquidation			$2,986	$3,575
Secured Senior Term Loan Claims			$109	$109
Secured Senior Term Loan Recovery	[D	]	109	109

Secured Senior Term Loan Recovery %			100.0%	100.0%
RCF Claims			$1,199	$1,199
RCF Recovery	[E	]	1,199	1,199

RCF Recovery %			100.0%	100.0%
Notes Claims			$3,646	$3,646
Notes Recovery	[F	]	1,678	2,267

Notes Recovery %			46.0%	62.2%
Unsecured Claims			TBD	TBD
Unsecured Recovery	[G	]	N/A	N/A

Unsecured Recovery %			na	na
Total Distributions			$2,986	$3,575

Notes to the Liquidation Analysis

Asset Recovery Estimates

[A] Cash and Cash Equivalents: This cash balance represents the estimated balance as of the Liquidation Date. A 100% recovery on cash and equivalents has been estimated for the low and high scenarios. The cash balance in the Liquidation Analysis assumes interest is paid on the Senior Secured Term Loan Claims and the RCF Claims during the chapter 11 cases due to their assumed oversecured status.

[B] Proceeds from Sale of Servicing and Investing Business Units: The Proceeds from Sale of Servicing and Investing Business Units from the chapter 7 distressed going-concern sale represents proceeds of the sale of the individual business units of the Company, assuming a conversion to a chapter 7 on March 31, 2025. The value of the operations was estimated by conducting a Discounted Cash Flow valuation analysis on a by-business unit and geographic segment basis of sale, on the post-tax cash flows of the business under a chapter 7 context. The analysis utilized a liquidation discount 10% to 20% for the investing business segment and a liquidation discount of 30% to 50% on the servicing business segment, which reflects the rapid, distressed sale of the business along with the ability to generate interest in the disparate pieces of the business across geographies. Given the regulated nature of the Debtors, different geographies have different regulatory characteristics. This was considered when using a by-business unit and geographic segment transaction paradigm.

Chapter 7 Liquidation / Administrative Claims

[C] Administrative Claims / Wind-Down Costs: Pursuant to section 326 of the Bankruptcy Code, the Bankruptcy Court may allow reasonable compensation for the Trustee’s services, subject to certain limitations. Additionally, pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Trustee, including expenses affiliated with selling the Debtors’ assets, will be entitled to payment in full prior to any distribution to Chapter 11 Administrative Claims or Other Priority Claims. For the purpose of the Liquidation Analysis, Trustee fees and legal/professional expenses are estimated based on 1.5% and 2.5% of the net cash proceeds of liquidation, respectively. The Liquidation Analysis estimates the Trustee’s fees and related professional expenses ranging from $107 million to $131 million. Administrative Claims are estimated to receive a 100% recovery.

Claims

The Claim amounts in the Liquidation Analysis are based on amounts outstanding as of the assumed Petition Date.

[D] Senior Secured Term Loan Claims: Senior Secured Term Loan Claims represent the estimated Claims for the Senior Secured Term Loan. The Senior Secured Term Loan Claims are estimated to receive a 100% recovery.

[E] RCF Claims: RCF Claims represent the estimated claims for the RCF Claims arising under the Facility Agreement. RCF Claims are estimated to receive a 100% recovery.

[F] Notes Claims: Notes Claims represent the estimated Claims for the Notes arising under the Eurobonds, the MTNs, and the PPNs. The Notes Claims are estimated to receive a 46.0% to 62.2% recovery.

[G] General Unsecured Claims: General Unsecured Claims include estimated deficiency claims will be asserted at each applicable Debtor entity and are entitled to pari passu treatment with General Unsecured Claims and Notes Claims. The Liquidation Analysis assumes that General Unsecured Claims will be paid pursuant to first day orders, however, to the extent that General Unsecured Claims remain outstanding such claims would dilute recoveries to Notes Claims.

ATTACHMENT – REDLINE

~~SOLICITATION VERSION~~

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
~~INTRUM~~Intrum AB et al.,[1]	)	Case No. ~~24-~~24-90575 (~~_~~CML)
)
	)	(Joint Administration Requested)
Debtors.	)
	)	~~(Joint Administration to Be Requested)~~

DISCLOSURE STATEMENT FOR

JOINT PREPACKAGED CHAPTER 11 PLAN

OF INTRUM AB AND ITS DEBTOR AFFILIATE

MILBANK LLP	PORTER HEDGES LLP

Dennis F. Dunne (pro hac vice pending)	John F. Higgins (TX 09597500)
Jaimie Fedell (pro hac vice pending)	M. Shane Johnson (TX 24083263)
55 Hudson Yards	1000 Main Street, 36th Floor
New York, New York 10001	Houston, TX 77002
Telephone: (212) 530-5000	Telephone: (713) 226-6000
Facsimile: (212) 530-5219	Facsimile: (713) 226-6248

Proposed Co-Counsel for Debtors in Possession	Proposed Co-Counsel for Debtors in Possession

Dated: ~~October~~November 17, 2024

[1]	The Debtors in these chapter 11 cases are Intrum AB and Intrum AB of Texas LLC. The Debtors’ service address in these chapter 11 cases is 801 Travis Street, STE 2101, #1312, Houston, TX 77002.

THIS SOLICITATION IS BEING CONDUCTED BY INTRUM AB AND ITS DEBTOR AFFILIATE (COLLECTIVELY, THE “DEBTORS”) TO OBTAIN SUFFICIENT ACCEPTANCES OF THE DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION (THE “PLAN”) ~~PRIOR TO THEIR FILING OF VOLUNTARY PETITIONS FOR RELIEF UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE NO CHAPTER 11 CASES HAVE BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS BEEN NEITHER FILED WITH ANY UNITED STATES BANKRUPTCY COURT NOR APPROVED BY ANY UNITED STATES BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. FOLLOWING COMMENCEMENT OF THE DEBTORS’ CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ENTRY OF A BANKRUPTCY COURT ORDER (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (II) APPROVING THE SOLICITATION OF VOTES ON THE PLAN AS HAVING BEEN IN COMPLIANCE WITH SECTION 1125 AND 1126(B) OF THE BANKRUPTCY CODE, AND (III) CONFIRMING THE PLAN.~~.

DISCLOSURE STATEMENT FOR

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF INTRUM AB AND ITS DEBTOR AFFILIATE

~~October~~November 17, 2024

Solicitation of votes from Holders of outstanding

CLASS 3 RCF CLAIMS

CLASS 5 NOTES CLAIMS

EXCEPT AS OTHERWISE SPECIFIED HEREIN OR AS MAY BE COMMUNICATED BY THE DEBTORS, THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO THE CLASS 5 CLAIMS IS BEING MADE PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), INCLUDING SECTION 4(A)(2) THEREOF, AND APPLICABLE UNITED STATES STATE SECURITIES LAWS AND SIMILAR LAWS OF ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE.

DELIVERY OF BALLOTS

For your vote to be counted, Ballots (as defined herein) reflecting your vote must be actually received by the Voting Agent (as defined herein) before 4:00 p.m. (prevailing Central Time), on November 13, 2024 (the “Voting Deadline”) unless extended by the Debtors. You should refer to the enclosed Ballot(s) for instructions on how to vote.

The record date for determining which Holders of Claims may vote on the Plan is October 15, 2024 (the “Voting Record Date”)

As soon as practicable after commencing the Chapter 11 Cases, the Debtors intend to request that the Bankruptcy Court schedule a hearing to approve this Disclosure Statement and confirm the Plan (the “Combined Hearing”) and establish December ~~15~~1, 2024 as the date by which objections, if any, to the adequacy of the Disclosure Statement and Confirmation of the Plan must be filed with the Bankruptcy Court.

A COPY OF THE PLAN TO WHICH THIS DISCLOSURE STATEMENT RELATES IS ATTACHED HERETO AS EXHIBIT A. PLEASE NOTE THAT THE DESCRIPTION OF THE PLAN IN THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY PROVIDED FOR CONVENIENCE. IN THE CASE OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN ITSELF, THE PLAN WILL GOVERN.

IMPORTANT INFORMATION FOR YOU TO READ

~~THE DEBTORS HAVE NOT YET FILED FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AND NO BANKRUPTCY COURT HAS APPROVED THE ADEQUACY OF THE DISCLOSURES CONTAINED IN THIS DISCLOSURE STATEMENT.~~

The Debtors have prepared this disclosure statement (this “Disclosure Statement”) in connection with the solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of Intrum AB and its Debtor Affiliate (as it may be amended, supplemented, restated, or modified from time to time, the “Plan”),2 and the information set forth herein may not be relied upon for any other purpose. The Debtors have not authorized any entity to provide any information about, or concerning, the Plan, other than the information contained in this Disclosure Statement. Nor have the Debtors authorized any entity to make any representations concerning the Debtors (together with their non-Debtor affiliates, the “Company” or “Intrum”) other than as set forth in this Disclosure Statement.

This Disclosure Statement sets forth certain information regarding the Company’s operations, its financial history and forecasts, the need for the Debtors to seek chapter 11 protection, significant events that are expected to occur during the Debtors’ chapter 11 cases, and the anticipated organization, operations, and liquidity of the reorganized Debtors upon emergence from chapter 11. This Disclosure Statement also describes the terms of the Plan, certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that the Holders of claims entitled to vote on the Plan must follow in order for their votes to be counted.

Intrum AB has entered into a Lock-Up Agreement with certain of the Debtors’ creditors (the “Consenting Creditors”), a redacted copy of the most recently amended and restated form of which is attached hereto as Exhibit B (the “Lock-Up Agreement”), that allows them to effectuate a recapitalization pursuant to the terms of the Plan. The Debtors anticipate the proposed restructuring to improve their financial condition and creditworthiness, and ensure their continued operations as a going concern.

The Debtors ~~are commencing~~commenced solicitation of the votes on the Plan prior to filing petitions for bankruptcy protection, which they believe will minimize disruption to the Company’s day-to-day operations, reduce the cost of their restructuring, and ultimately be in the best interests of all of the Debtors’ stakeholders.

The Debtors therefore recommend, with the support of the Consenting Creditors, that all Holders of Claims entitled to vote on the Plan, once they have reviewed all of the information contained in this Disclosure Statement, the Plan, and other documents incorporated by reference hereto, vote to accept the Plan.

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan or the Lock-Up Agreement, as applicable.

v

THE PLAN PROVIDES THAT CERTAIN ENTITIES AND PERSONS WILL BE DEEMED TO HAVE GRANTED THE THIRD-PARTY RELEASE CONTAINED IN ARTICLE VIII.D OF THE PLAN. EVEN IF YOU VOTE TO REJECT THE PLAN, YOU WILL BE BOUND BY THE THIRD-PARTY RELEASE UNLESS YOU VALIDLY AND TIMELY OPT-OUT OF THE THIRD-PARTY RELEASE. FOR MORE INFORMATION ABOUT THE THIRD-PARTY RELEASE, PLEASE REFER TO SECTION IV.H.2.b OF THIS DISCLOSURE STATEMENT.

THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE, AND THE DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN, BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE PLAN, TO CONSULT WITH THEIR OWN ADVISORS WITH RESPECT TO LEGAL, BUSINESS, FINANCIAL, OR TAX MATTERS ARISING IN CONNECTION WITH THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

EACH HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN IS ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING. THE PLAN SUMMARY AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT WITH RESPECT TO THE PLAN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, WHICH CONTROLS IN THE EVENT OF ANY INCONSISTENCY OR INCOMPLETENESS.

UNLESS OTHERWISE STATED HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THEY WILL BE CORRECT OR ACCURATE AT ANY TIME AFTER THAT DATE.

ANY STATEMENTS IN THIS DISCLOSURE STATEMENT CONCERNING THE PROVISIONS OF ANY DOCUMENT ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE, REFERENCE IS MADE TO SUCH DOCUMENT FOR THE FULL TEXT THEREOF. CERTAIN DOCUMENTS DESCRIBED OR REFERRED TO IN THIS DISCLOSURE STATEMENT ARE NOT ATTACHED AS EXHIBITS BECAUSE OF THE IMPRACTICABILITY OF FURNISHING COMPLETE COPIES OF SUCH DOCUMENTS TO ALL RECIPIENTS OF THIS DISCLOSURE STATEMENT BUT ARE AVAILABLE UPON REQUEST TO THE DEBTORS. SUCH DOCUMENTS AND PLEADINGS WILL ALSO BE AVAILABLE ON THE COMPANY’S SOLICITATION WEBSITE AT ~~https://cases.ra.kroll.com/IntrumBallots~~https://cases.ra.kroll.com/IntrumAB. ALL INQUIRIES SHOULD BE DIRECTED TO THE SOLICITATION AGENT BY (A) WRITING TO INTRUM AB BALLOT PROCESSING CENTER, C/O KROLL RESTRUCTURING ADMINISTRATION LLC, 850 THIRD AVENUE, SUITE 412, BROOKLYN, NY 11232; OR (B) EMAILING ~~INTRUMBALLOTS@RA.KROLL.COM~~INTRUMBALLOTS@RA.KROLL.COM (WITH “INTRUM SOLICITATION INQUIRY” IN THE SUBJECT LINE).

EXCEPT WHERE SPECIFICALLY NOTED HEREIN, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH THE GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

THE COMPANY’S MANAGEMENT AND ADVISORS PREPARED THE FINANCIAL PROJECTIONS INCLUDED IN THIS DISCLOSURE STATEMENT. WHILE THESE FINANCIAL PROJECTIONS ARE PRESENTED WITH NUMERICAL SPECIFICITY, THEY ARE NECESSARILY BASED ON ESTIMATES AND CERTAIN ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT THEY CANNOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY DIFFER FROM ANY ASSUMED FACTS AND CIRCUMSTANCES. ALTERNATIVELY, ANY EVENTS AND CIRCUMSTANCES THAT COME TO PASS MAY WELL HAVE BEEN UNANTICIPATED AND, THUS, MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THESE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

AS TO THE DESCRIPTIONS OF LITIGATION OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, OR SHOULD BE CONSTRUED AS, AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

Neither this Disclosure Statement nor the Plan has been filed with, or approved or disapproved by, the United States Securities and Exchange Commission (the “SEC”) or any comparable state authority, and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the merits of the Plan. Any representation to the contrary is a criminal offense.

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b). The securities to be issued on or after the Effective Date will not be the subject of a registration statement filed with the SEC under the Securities Act, or any securities regulatory authority of any state under the applicable state securities law. To exempt the issuance of the Exchange Notes, the Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) in connection with the Plan from registration under the

Securities Act, the Debtors intend to rely on section 1145(a) of the Bankruptcy Code or, to the extent not available, as, e.g., the Backstopped Notes, if issued to persons or entities that are “accredited investors” of the type described in Rule 501(a)(1), (2), (3), or (7) promulgated under the Securities Act or “qualified institutional buyers” as defined in Rule 144A under the Securities Act, on section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder (and in each case, on equivalent state law registration exemptions). The prepetition solicitation of votes on the Plan is being made in reliance on the exemption from the registration requirements of the Securities Act, including as provided by section 4(a)(2) thereof, and other applicable United States state securities laws and similar laws of any securities regulatory authority of any state. Neither the solicitation of votes on the Plan nor this Disclosure Statement constitutes an offer to sell securities (or a solicitation of an offer to acquire securities) in any state or jurisdiction in which such offer or solicitation is not authorized.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, SECTION 4(A)(2) OF THE SECURITIES ACT, OR ANY OTHER APPLICABLE EXEMPTION FROM SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology, such as “may,” “expect,” “anticipate,” “estimate,” “continue,” or the negatives thereof, as well as any similar or comparable language. You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis and financial projections forward-looking information contained herein are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

Subject to the terms hereof, this Disclosure Statement is provided, on a confidential basis, to the Holders of claims in Class 3 and Class 5 for use solely in connection with the consideration of the Plan. Its use for any other purpose is not authorized. Distribution of this Disclosure Statement by the recipients thereof to any person other than the holders of claims in Class 3 or Class 5 and any person retained to advise such Holders with respect to their participation in the Debtors’ restructuring is unauthorized and, until such time, if any, as the Plan is publicly filed with the Bankruptcy Court, any disclosure of its contents without the Company’s prior written consent is prohibited. Each Holder of claims in Class 3 or Class 5, by accepting delivery of this Disclosure Statement, agrees to the foregoing and agrees to make no copies or reproductions of this Disclosure Statement or any documents referred to in this Disclosure Statement in whole or in part (other than publicly available documents).

TABLE OF CONTENTS

SECTION I. INTRODUCTION AND OVERVIEW OF THE PROPOSED RESTRUCTURING		6

A.	Solicitation Package	9
B.	Summary of Classification and Estimated Recoveries of Claims and Interests Under Plan	10
C.	Plan Solicitation	13
	1. Parties Entitled to Vote on Plan	13
	2. Voting Procedures, Ballots, and Voting Deadline	14
D.	Anticipated Restructuring Timetable	14

SECTION II. HISTORICAL INFORMATION		16

A.	Overview of the Company’s Business	16
B.	Selected Financial Information	18
C.	Corporate Governance	18
D.	Organizational Structure	19
E.	Prepetition Capital Structure	19
	1. The RCF	20
	2. Senior Secured Term Loan	21
	3. Notes	21
F.	Events Leading to Commencement of Chapter 11 Cases	22
G.	Negotiation and Entry into Lock-Up Agreement	23
H.	Other recent events	26

SECTION III. ANTICIPATED EVENTS DURING CHAPTER 11 CASES		28

A.	Overview of Chapter 11	28
B.	First-Day Relief	29

SECTION IV. SUMMARY OF JOINT PREPACKAGED CHAPTER 11 PLAN		32

A.	Treatment of Claims and Interests	32
	1. Administrative Claims	32
	2. Professional Fee Claims	33
	3. Priority Tax Claims	34
	4. Restructuring Expenses	35
B.	Classification of Claims and Interests	35
	1. Special Provision Governing Unimpaired Claims	36
C.	Acceptance and Rejection of the Plan	37
	1. Voting Classes; Presumed Acceptance by Non-Voting Classes	37
	2. Elimination of Vacant Classes	37
	3. No Waiver	37
	4. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	37
	5. Controversy Concerning Impairment	37
	6. Subordinated Claims	37

D.	Means for Implementation of the Plan	38
	1. General Settlement of Claims and Interests	38
	2. Restructuring Transactions	38
E.	Sources of Consideration for Plan Distributions	39
	1. Issuance of the New Money Notes	39
	2. Equity Issuance	40
	3. SSRCF	41
	4. Exchange Notes	42
	5. Corporate Action	43
	6. Corporate Existence	44
	7. Vesting of Assets in the Reorganized Debtors	44
	8. Cancellation of Prepetition Credit Agreements, Notes, Instruments, Certificates, and Other Documents	44
	9. Effectuating Documents; Further Transactions	45
	10. Certain Securities Law Matters	45
	11. Section 1146(a) Exemption	46
	12. Employee and Retiree Benefits	47
	13. Preservation of Causes of Action	47
F.	Treatment of Executory Contracts and Unexpired Leases	48
	1. Assumption of Executory Contracts and Unexpired Leases	48
	2. Indemnification Obligations	49
	3. Claims Based on Rejection of Executory Contracts or Unexpired Leases	49
	4. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	50
	5. Insurance Policies	51
	6. Modifications, Amendments, Supplements, Restatements, or Other Agreements	51
	7. Reservation of Rights	52
	8. Nonoccurrence of Effective Date	52
	9. Contracts and Leases Entered into after Petition Date	52
G.	Provisions Governing Distributions	52
	1. Distributions on Account of Claims and Interests Allowed as of the Effective Date	52
	2. Rights and Powers of Disbursing Agent	53
	3. Special Rules for Distributions to Holders of Disputed Claims and Interests	53
	4. Delivery of Distributions and Undeliverable or Unclaimed Distributions	53
	5. Claims Paid or Payable by Third Parties	56
	6. Setoffs	56
	7. Allocation Between Principal and Accrued Interest	57
	8. Minimum Distributions	57

H.	Procedures for Resolving Disputed Claims	57
	1. Disputed Claims Generally	57
	2. Objections to Claims	58
	3. Estimation of Claims	58
	4. Disallowance of Claims	58
	5. No Distributions Pending Allowance	58
	6. Distributions after Allowance	59
	7. Claims Resolution Procedures Cumulative	59
	8. Single Satisfaction of Claims	59
I.	Settlement, Release, Injunction, and Related Provisions	59
	1. Compromise and Settlement	59
	2. Discharge of Claims and Termination of Interests	59
	3. Release of Liens	60
	4. Releases by the Debtors	61
	5. Releases by Holders of Claims and Interests	62
	6. Exculpation	63
	7. Injunction	63
J.	Conditions to Effective Date	64
	1. Waiver of Conditions	67
K.	Modification, Revocation, or Withdrawal of Plan	67
	1. Modification of the Plan	67
	2. Effect of Confirmation on Modifications	67
	3. Withdrawal of Plan	68
L.	Retention of Jurisdiction	68

SECTION V. VOTING PROCEDURES AND REQUIREMENTS		70

A.	Voting Deadline	71
B.	Voting Record Date	71
C.	Parties Entitled to Vote	71
D.	Ballots	72
E.	Agreements upon Furnishing Ballots	72
F.	Withdrawal or Change of Votes on the Plan	73
G.	Fiduciaries and Other Representatives	73
H.	Waivers of Defects, Irregularities, etc.	73
I.	Further Information, Additional Copies	73

SECTION VI. CONFIRMATION OF PLAN		74

A.	Combined Hearing	74
B.	Requirements for Confirmation of Plan – Consensual Confirmation	74
	1. Acceptance by At Least One Impaired Class of Claims	74
	2. Feasibility	74
	3. Best Interests Test	75
C.	Requirements for Confirmation of Plan – Non-Consensual Confirmation	76
	1. Unfair Discrimination	76
	2. Fair and Equitable Test	76

SECTION VII. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS		77

A.	U.S. Holders of Addressed Claims	78
B.	Consequences of Owning and Disposing of SSRCF, Exchange Notes, Noteholder Ordinary Shares, and Subscription Rights	80
	1. Ownership of SSRCF and the Exchange Notes	80
	2. Distributions on Noteholder Ordinary Shares	83
	3. Sale, Exchange, or Other Taxable Disposition of Noteholder Ordinary Shares	84
	4. Subscription Rights	84
	5. Possible Treatment of the Company as a Passive Foreign Investment Company	85
C.	Accrued Interest	86
D.	Market Discount	87
E.	Information Reporting and Backup Withholding	87
F.	Importance of Obtaining Professional Tax Assistance	88

SECTION VIII. CERTAIN FEDERAL AND STATE SECURITIES LAW CONSIDERATIONS		88

A.	1145 Securities	88
B.	Private Placement.	89

SECTION IX. RISK FACTORS		91

A.	Certain Bankruptcy Considerations	92
B.	Business-Related Risks	95
C.	Risks Related to the Restructuring Transaction	96
D.	Risks Related to the Exchange Notes and the Exchange Notes Collateral	97
E.	Risks Related to the New Money Notes and the New Money Notes Collateral	104
F.	Risks Relating to Noteholder Ordinary Shares	112
G.	Other Risks	112
H.	Certain Disclaimers	113

SECTION X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN		114

A.	Liquidation Under Chapter 7 or Chapter 11	114
B.	Alternative Plans of Reorganization	115

SECTION XI. CONCLUSION AND RECOMMENDATION		115

EXHIBITS3

EXHIBIT A	Joint Prepackaged Chapter 11 Plan

EXHIBIT B	Lock-Up Agreement

EXHIBIT C	Backstop Agreement

EXHIBIT D	Financial Projections

EXHIBIT E	Liquidation Analysis

[3]	Each Exhibit is incorporated herein by reference.

SECTION I.

INTRODUCTION AND OVERVIEW OF THE PROPOSED RESTRUCTURING

Intrum AB (“Intrum” or the “Company”) and its Debtor affiliate, as debtors and debtors in possession (collectively, the “Debtors”) submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in connection with the solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of Intrum AB and its Debtor Affiliate, dated as of October 17, 2024. A copy of the Plan is attached hereto as Exhibit A. In the event of any inconsistency between the terms of the Plan and the description of such terms in this Disclosure Statement, the terms of the Plan shall control. The Debtors are pleased to announce that the Plan provides for a restructuring of the Debtors’ capital structure (the “Restructuring”). As a result, the Debtors will emerge from the Chapter 11 Cases (as the “Reorganized Debtors”) as a stronger enterprise, with a sustainable capital structure that is better aligned with the Debtors’ present and future operating prospects.

Intrum is a public limited liability company incorporated under the laws of Sweden and has been listed on the Nasdaq Stockholm exchange since June 2002. It is a credit management servicing company and operates its business throughout a number of European countries with two service lines: “Servicing” and “Investing.” Through the Servicing segment, the Company provides credit management services which are focused on late payment and debt collection. The Company employs tailored debt collection strategies and solutions to maximize cash flow streams from loans and other overdue receivables for clients who outsource their debt collection function. The Company’s Investing segment focuses on purchasing portfolios of secured and unsecured loans and other overdue receivables from its servicing clients and other third parties for a portion of their nominal value, which the Company generally then services using its inhouse debt collection operations. Upon purchase of defaulted receivables, the Company implements long-term debt collection measures aimed at helping customers become debt free. As core values of the Company, empathy and adopting an ethical approach to helping indebted customers become debt free in a respectful manner, the Company and the Intrum Group interacts with every customer to craft solutions on the basis of their individual circumstances, for example through instalment plans that take account of each consumer’s payment capacity.

The Debtors and their non-debtor affiliates have approximately 80,000 clients and approximately 10,000 employees, as well as operations in 20 countries with approximately 250,000 calls with consumers on a daily basis. As of the date of this Disclosure Statement, the Debtors have approximately $~~4.890~~4.656 billion of funded debt4, consisting of:

•	a secured revolving credit facility (the “RCF”) with total commitments of approximately $~~1.199~~1.116 billion[5];

•	a secured term loan with Piraeus Bank S.A. (the “Senior Secured Term Loan”) with approximately $~~109~~95 million outstanding[6]; and

•	a total of 9 unsecured note issuances with approximately $~~3.582~~3.445 billion in principal outstanding[7].

[4]	Based on an exchange rate of 1 SEK = ~~0.096~~0.086 USD (as of ~~October 14, 2024~~Petition Date).
[5]	As above.
[6]	As above.
[7]	Based on an exchange rate of 1 SEK = ~~0.096~~0.086 USD (as of ~~October 14, 2024~~Petition Date).

In recent years, the credit management services industry has been negatively impacted by high inflation and reduced access to capital markets owing to a decreased appetite from investors. As a response to this macroeconomic pressure, Intrum embarked on a move to a capital light business, moving away from balance sheet investments and pivoting towards its servicing segment. In January 2024, Intrum announced the sale of a portfolio of assets to affiliates of Cerberus Capital Management L.P. (“Cerberus”) for approximately 98% of its book value, intending to use the total net proceeds of the sale (SEK 7.2 billion ($~~691~~619 million equivalent)8 to reduce its debt burden.

Despite the liquidity boost provided by the Cerberus transaction, markets reacted negatively to the announcement of the sale transaction. In early 2024, rating agencies downgraded Intrum’s long-term ratings citing, among other things, increasing net leverage and declining EBITDA as a result of the Cerberus transaction. Following these sequential events, the Company’s share price dropped significantly, trading down approximately 90% from 2021 highs to a trough in March 2024.

Facing pending debt maturities of approximately $~~3.497~~3.314 billion9 in 2025 and 2026 alone, Intrum recognized significant risk of not being able to address these debt liabilities on the capital markets, as Intrum’s options to access unsecured financing on acceptable economic terms has become more limited as Intrum has battled negative market perception.

Accordingly, Intrum approached its lenders regarding a potential comprehensive restructuring transaction in Q2 2024. These negotiations bore fruit and on July 10, 2024 Intrum entered into a Lock-Up Agreement with, amongst others, an ad hoc group of noteholders (the “Notes Ad Hoc Group”) holding a majority of the principal amount outstanding under the Notes.

The Lock-Up Agreement contemplates a new money injection of about €526 million in new secured notes with the exchange of all existing notes with post-2024 maturities into second-lien exchange notes with extended maturities at a 10% discount to face value. It also contemplates an amendment and extension of the RCF on terms to be agreed with the RCF lenders. With the support of a majority by value of its Noteholders, the Company engaged in discussions with a steering committee of its RCF lenders regarding the terms of the Restructuring and on August 15, 2024, reached an agreement with lenders holding approximately 76% by value of the total commitments represented by the RCF on the terms of the restructuring as detailed in the Lock-Up Agreement as amended pursuant to an amendment and restatement agreement. A redacted copy of the Lock-Up Agreement is attached hereto as Exhibit B and incorporated herein by reference. Following the amendment and restatement to the Lock-Up Agreement, the Company sought support from additional creditors, and as of the date of this Disclosure Statement, lenders holding approximately 97% by value of the total commitments represented by the RCF and 73% in principal amount of the Notes have agreed to support the Restructuring and vote to accept the Plan by executing the Lock-Up Agreement.

[8]	As above.
[9]	As above

The Lock-Up Agreement and Plan contemplate, among other things: (i) an approximately two-year extension of the RCF maturity to June 30, 2028 (subject to certain springing maturity rights) and a reduction of the overall RCF from $1.962 billion to $~~1.199~~1.116 billion (equivalents)10 in exchange for certain fees, pricing increase, and an enhanced collateral package; (ii) reinstatement of the Senior Secured Term Loan; (iii) the exchange of all existing unsecured notes issuances into second-lien exchange notes at a 10% discount to face value with staggered maturity dates from 2027-2030 (each existing unsecured notes issuance to be allocated proportionately across each exchange notes maturity), in exchange for, among other things, 10% of post-dilution equity and certain fees payable to consenting noteholders; (iv) a fully-backstopped new money injection of approximately €526 million ($573 million equivalent)11 in new secured notes to be utilized for discounted buy-backs; and (v) payment in full of all general unsecured claims.

The Plan contemplates the following stakeholder recoveries:

•

each Holder of an Allowed RCF Claim will receive, in full and final satisfaction, settlement, release and discharge of such Claim its pro rata share of the SSRCF; provided, that notwithstanding the foregoing, all Ancillary Facility Claims shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and claims under the applicable Ancillary Facility;

•	the Senior Secured Term Loan Claim will be Reinstated or otherwise paid in full in cash;

•

each Holder of an Allowed Notes Claim will receive, in full and final satisfaction, settlement, release, and discharge of such Claims (i) its pro rata share of the Exchange Notes; and (ii) its pro rata share of the Noteholder Ordinary Shares. Holders of Allowed Notes Claims will also receive their pro rata share of the Subscription Rights in accordance with the Lock-Up Agreement and the Rights Offering Documents;

•

each Holder of an Allowed General Unsecured Claim will receive either: (i) Reinstatement of such Allowed General Unsecured Claim; or (ii) payment in full in cash on (a) the Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim;

[10]	Based on an exchange rate of 1 SEK = ~~0.096~~0.086 USD (as of ~~October 14, 2024~~Petition Date).
[11]	Based on an exchange rate of 1 EUR = 1.090 USD (as of ~~October 14, 2024~~Petition Date).

•	all Allowed Other Secured Claims and Allowed Other Priority Claims will be rendered Unimpaired; and

•	the Existing Equity Interests will be reinstated on the Effective Date.[12]

Given the significant support for the Debtors’ restructuring, the Debtors have elected to pursue a prepackaged restructuring to maximize value by minimizing both the costs of restructuring and the impact on the Debtors’ businesses. The Debtors, with the support of the Consenting Creditors, believe that consummation of the proposed Restructuring will provide the Reorganized Debtors with the capital structure and liquidity necessary to continue operating as a going concern and execute on the Debtors’ long-term business plan—an outcome that benefits all stakeholders. Not only will the Plan help stabilize the Reorganized Debtors’ business in the near-term, but it will also position them to operate successfully for years to come and be competitive within their industry. The Debtors ~~anticipate commencing~~commenced the Chapter 11 Cases on ~~or before~~ November ~~17~~15 , 2024 and ~~requesting~~requested a hearing on confirmation of the Plan approximately ~~35~~20 days thereafter.

In connection with developing the Plan, the Debtors conducted a careful review of their current business operations and compared their projected value as a going concern with their potential value in a liquidation, as well as estimated recoveries on account of Allowed Claims and Interests under each scenario. The Debtors concluded that the potential recoveries would be maximized by their continuing to operate as a going concern as their businesses have significant value that would not be realized in a liquidation, either in whole or in substantial part. For additional information on estimated recoveries under the Plan as compared to estimated recoveries in a liquidation, please refer to the discussion in Section VI.B.3, titled “Best Interests Test.” Accordingly, the Debtors, with the support of the Consenting Creditors, strongly recommend that, to the extent you are entitled to vote on the Plan, you vote to accept the Plan. Furthermore, please note that subject to the terms of the Lock-Up Agreement, the parties who have entered into or acceded to the Lock-Up Agreement other than the Abstaining Creditors (as defined in the Lock-Up Agreement) are required, in accordance with the terms of the Lock-Up Agreement to vote to accept the Plan.

A. Solicitation Package.

The “Solicitation Package” distributed to all Holders of Claims entitled to vote to accept or reject the Plan contains the following:

•	this Disclosure Statement,

•	the Plan (attached to this Disclosure Statement as Exhibit A),

[12]	Intrum will, prior to the Effective Date, hold an extraordinary general meeting to authorize the Board of Intrum to resolve on the issuance of the Noteholder Ordinary Shares on the Effective Date.

•	the Lock-Up Agreement (a redacted version of which is attached to this Disclosure Statement as Exhibit B),[13]

•	the Backstop Agreement (a redacted version of which is attached to this Disclosure Statement as Exhibit C,)

•	the Financial Projections (attached to this Disclosure Statement as Exhibit D),

•	the Liquidation Analysis (attached to this Disclosure Statement as Exhibit E), and

•

one or more ballots (each, a “Ballot”), as well as instructions describing the acceptable methods to submit the Ballots (via email, first class mail, overnight courier, or hand delivery to Kroll Restructuring Administration, LLC (“Kroll” or the “Voting Agent”) or in accordance with the instructions provided by your broker, bank, or other nominee, or the agent of a broker, bank, or other nominee (each of the foregoing, a “Nominee”)).

Each Ballot has been coded to indicate the Class of Claims that can be voted thereby. If you are a Holder of a Claim entitled to vote on the Plan and you did not receive a Ballot, received a damaged or wrong Ballot, or lost your Ballot, please contact Kroll by e-mail at intrumballots@ra.kroll.com.

In voting to accept or reject the Plan, you must use only the Ballot(s) sent to you with this Disclosure Statement, coded for the Class in which your Claim has been placed. For your vote to be counted, your properly filled-in Ballot(s) must be actually received by the Voting Agent no later than 4:00 p.m., prevailing Central Time, on November 13, 2024 (the “Voting Deadline”). For your vote to be counted, each Ballot must be properly executed, completed, and delivered to the Voting Agent in accordance with the instructions set forth in the Ballot such that it is actually received by the Voting Agent before the Voting Deadline. Votes submitted by fax or any other method outside of those contemplated in the Ballot or voting instructions, as applicable, will not be accepted or counted.

The Debtors anticipate commencing their chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and will request that their cases be jointly administered.

B. Summary of Classification and Estimated Recoveries of Claims and Interests Under Plan

The following table summarizes the classification of Claims and Interests under the Plan and estimated recoveries on account thereof. Although every reasonable effort was made to be accurate, the projections of recoveries are only estimates. The ultimate amounts of Allowed Claims may vary from the estimates set forth herein. As a result, the estimated recoveries set forth in this Disclosure Statement may vary from the actual recoveries realized. In addition, the ability

[13]	The signature pages to the Lock-Up Agreement have been redacted in accordance with the terms and conditions thereof.

to receive distributions under the Plan depends upon, among other things, the ability of the Debtors to obtain confirmation of the Plan and meet the conditions to the Plan’s effectiveness, as discussed in this Disclosure Statement. For additional information regarding the terms of the Plan and treatment of Allowed Claims and Interests thereunder, please refer to the discussion in Section IV, titled, “Summary of Joint Prepackaged Chapter 11 Plan,” as well as the Plan itself.

Class	Type of Claim or Interest	Treatment of Claim/Interest	Estimated Recovery
1	Other Secured Claims	Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Majority Participating Lenders and the Majority Core Noteholder Group (not to be unreasonably withheld), either: (i) payment in full in Cash of its Allowed Other Secured Claim; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	100%

2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall either (i) receive Cash in an amount equal to such Allowed Other Priority Claim or (ii) be Reinstated.	100%

3	RCF Claims	In full and final satisfaction, settlement, release, and discharge of each Allowed RCF Claim, on the Effective Date, each Holder of such Allowed RCF Claim shall receive its pro rata share of the SSRCF; provided that notwithstanding the foregoing, all Ancillary Facility Claims shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and claims under the applicable Ancillary Facility. In addition, each Holder of an Allowed RCF Claim shall also receive Cash in an amount equal to all accrued and unpaid interest and all other premiums, fees, costs, or other amounts due and owing pursuant to, and in accordance with, the applicable Facility Agreement Documents, and all other premiums, fees, costs, or other amounts otherwise due and owing pursuant to, and in accordance with the applicable Facility Agreement Documents shall have been paid, regardless of when accrued and payable.[14]	100%

[14]

For the avoidance of doubt, the payment of all other premiums, fees, costs, or other amounts otherwise due and owing pursuant to, and in accordance with the applicable Facility Agreement Documents shall include any amounts due to any agent under any such Facility Agreement Documents.

Class	Type of Claim or Interest	Treatment of Claim/Interest	Estimated Recovery
4	Senior Secured Term Loan Claims	At the option of the Debtors or the Reorganized Debtors, each Holder will receive (i) payment in full in Cash, (ii) such Allowed Senior Secured Term Loan Claim will be Reinstated, or (iii) such Holder will receive such other treatment so as to render its Allowed Senior Secured Term Loan Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	100%

5	Notes Claims	Each Holder of an Allowed Notes Claim shall receive (i) its pro rata share of the Exchange Notes (provided that Holders of an Allowed Notes Claim denominated in SEK shall receive Exchange Notes denominated in SEK and Holders of an Allowed Notes Claim denominated in Euro shall receive Exchange Notes denominated in Euro); and (ii) its pro rata share of the Noteholder Ordinary Shares. Holders of Allowed Notes Claims will also receive their pro rata share of the Subscription Rights in accordance with the Lock-Up Agreement and the Rights Offering Documents. On the Effective Date, each Holder of an Allowed Notes Claim shall also receive Cash in an amount equal to (i) all accrued and unpaid interest on the principal amount of such Allowed Notes Claim and (ii) all other premiums, fees, costs, or other amounts due and owing pursuant to the applicable Prepetition Finance Documents governing the Notes with respect to such Notes Claim. In each case, pro rata calculations shall be in accordance with the definition of the term “Pro Rata Share” in the Lock-Up Agreement.	91.6%[15]

6	General Unsecured Claims	Each Holder of an Allowed General Unsecured Claim shall receive either: (i) Reinstatement of such Allowed General Unsecured Claim; or (ii) payment in full in Cash on (a) the Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	100%

[15]

The Estimated Recovery for the Notes Claims of 91.6% is calculated as (i) 90% reinstatement into Exchange Notes plus (ii) the estimated value of the Noteholder Ordinary Shares. The latter is estimated based on the market capitalization as of ~~October 16, 2024~~Petition Date of SEK 5.26 billion which is expected to reflect dilution arising post-issuance of the Noteholder Ordinary Shares.

Class	Type of Claim or Interest	Treatment of Claim/Interest	Estimated Recovery
7	Intercompany Claims	All Intercompany Claims will be adjusted, Reinstated, contributed, set off, settled, cancelled and released, or discharged as determined by the Debtors or the Reorganized Debtors, as applicable, in their sole discretion, in accordance with the Lock-Up Agreement, Agreed Steps Plan and Restructuring Implementation Deed or may be compromised pursuant to the Swedish Reorganisation Plan.	0% -100%

8	Existing Equity Interests	Each Holder of an Existing Equity Interest shall have its Existing Equity Interest Reinstated.	100%

9	Intercompany Interests	All Intercompany Interests will be adjusted, Reinstated, contributed, set off, settled, cancelled and released, or discharged as determined by the Debtors or the Reorganized Debtors, as applicable, in their sole discretion, in accordance with the Agreed Steps Plan.	0% -100%

C. Plan Solicitation

As indicated above, the Debtors intend to implement the Restructuring through the confirmation of the Plan. The Debtors are solicitating votes in order to obtain sufficient acceptances of the Plan to permit its confirmation by the Bankruptcy Court. For further information and instructions on voting on the Plan, please refer to Section V, titled “Voting Procedures and Requirements.”

1. Parties Entitled to Vote on Plan

Under the Bankruptcy Code, only Holders of Claims and Interests that are “Impaired” and receiving distributions under the Plan and are entitled to vote to accept or reject the Plan. Holders of Claims or Interests that are Unimpaired under the Plan are, in accordance with section 1126(f) of the Bankruptcy Code, conclusively presumed to accept the Plan, and the solicitation of their votes is not required. Holders of Claims or Interests that are Impaired under the Plan but will neither receive nor retain any distribution under the Plan are, in accordance with section 1126(g) of the Bankruptcy Code, conclusively presumed to reject the Plan, and the solicitation of their votes is not required either.

Holders of Claims in Classes 3 (RCF Claims) and 5 (Notes Claims) are Impaired under the Plan and receiving distributions thereunder. The Debtors are therefore soliciting votes from the holders of Claims in these Classes.

Holders of Claims and Interests, as applicable, in Classes 1 (Other Secured Claims), 2 (Other Priority Claims), 4 (Senior Secured Term Loan Claims), 6 (General Unsecured Claims), 7 (Intercompany Claims), 8 (Existing Equity Interests), and 9 (Intercompany Interests) are either Unimpaired or Impaired but not receiving any distribution under the Plan and therefore are not entitled to vote to accept or reject the Plan.

2. Voting Procedures, Ballots, and Voting Deadline

If you have received a Ballot, you should read the materials in the Solicitation Package in their entirety, including the instructions set forth in the Ballot. These materials contain important information concerning how your Claim has been classified for voting purposes and how your vote will be tabulated. After carefully reviewing the Solicitation Package, please indicate your acceptance or rejection of the Plan on the Ballot. The Debtors will not count any votes transmitted by a Ballot that does not indicate either acceptance or rejection of the Plan or indicates both acceptance and rejection of the Plan. All Holders of Claims who receive an opt out form have the ability to opt out of the Third-Party Releases.

Each Ballot has been coded to reflect the Class of Claims it relates to. You must use only the Ballot(s) sent to you with this Disclosure Statement and follow the applicable instructions. If you have Claims in more than one Class, you should use a separate Ballot to vote in each such Class. For your vote to be counted, your Ballot(s) must be actually received by the Voting Agent no later than the Voting Deadline. Any Ballot received after the Voting Deadline will be counted only in the Debtors’ sole discretion. For your vote to be counted, your Ballot must be properly executed, completed, and timely delivered in accordance with the instructions set forth thereon. Do not return any debt instruments with your Ballot(s). Please review the Ballot or voting instructions included in your Solicitation Package for further guidance on how to properly submit your vote(s) before the Voting Deadline.

If you have any questions about the amount of your Claim(s), the procedure for voting your Claim(s), the Solicitation Package, or if you wish to obtain, at your own expense, an additional copy of this Disclosure Statement and its exhibits, please contact the Voting Agent, by e-mail at intrumballots@ra.kroll.com.

D. Anticipated Restructuring Timetable

~~As soon as practicable after commencing the Chapter 11 Cases, the~~The Debtors ~~anticipate~~have filed a motion seeking entry of an order scheduling the Combined Hearing to consider (i) the adequacy of information contained in this Disclosure Statement, (ii) approval of the solicitation of votes on the Plan, and (iii) confirmation of the Plan. The Debtors expect that notice of the Combined Hearing will be mailed to all known Holders of Claims and Interests and published in the New York Times and the Financial Times or another similar newspaper approximately twenty-eight (28) days before the date by which objections either to the adequacy of information contained in this Disclosure Statement or to the confirmation of the Plan must be filed. For additional information regarding the Combined Hearing, please refer to Section VI.A, titled “Combined Hearing.”

Assuming the Bankruptcy Court approves the Debtors’ scheduling request, the Debtors anticipate that the Combined Hearing will be held within approximately ~~thirty-five~~twenty (~~35~~20 ) days after the Petition Date.

The Debtors anticipate emerging from the Chapter 11 Cases by the close of Q1 2025 or early Q2 2025. For additional information regarding the anticipated Chapter 11 Cases, please refer to Section III, titled “Anticipated Events During Chapter 11 Cases.”Based on the foregoing, the Debtors are anticipating the following case timeline:

Proposed Confirmation Schedule
Event	Proposed Date
Voting Record Date	October 15, 2024
Solicitation Commencement Date	October 17, 2024
Voting Deadline	November 13, 2024, at 4:00 p.m. (CT)
Deadline for Non-Voting Holders to Submit Release Opt-Out Form	November 13, 2024, at 4:00 p.m. (CT)
Petition Date	November ~~17~~15, 2024
Plan Supplement Filing Deadline	~~December 2~~November 29, 2024
Plan/Disclosure Statement Objection Deadline	December ~~15~~1, 2024 at 4:00 p.m. (CT)
Deadline to File Brief in Support of Confirmation and Reply Deadline	December ~~17~~3, 2024
Combined Hearing	December ~~20~~5, 2024

Prior to or following confirmation of the Plan, the Debtors intend to commence a proceeding which will allow for implementation of the Plan with respect to Intrum in Sweden through a Swedish company reorganisation (Sw. företagsrekonstruktion) (the “Swedish Reorganisation” and, such plan, the “Swedish Reorganisation Plan”) pursuant to the Swedish Company Reorganisation Act (Sw. lag (2022:964) om företagsrekonstruktion) (the “Swedish Reorganisation Act”). Intrum anticipates submitting a request for plan negotiations, together with the Swedish Reorganisation Plan, to the Swedish Court during January 2025. The Swedish Court will determine the date for, and summon amongst others, Intrum and the affected parties (impaired creditors) to a plan hearing for the purposes of voting on the Swedish Reorganisation Plan. The plan hearing shall take place within three (3) to five (5) weeks after the decision on plan negotiations (likely during February 2025). Assuming the Swedish Reorganisation Plan is approved by the affected parties and/or confirmed by the Swedish Court, Intrum anticipates the Swedish Reorganisation Plan Confirmation during March or first half of April 2025, and targets to emerge from the Swedish Reorganisation at the same time.

In connection with the Restructuring Transactions, it is also proposed that the Intrum Group’s corporate structure will be reorganized and all assets and liabilities of Intrum AB hived down to newly created subsidiaries of Intrum AB ahead of the Effective Date (further details of which are set out in Section II. F herein). The Debtors have commenced work on the steps required to effect the hive down.

Pursuant to the Lock-Up Agreement, the Debtors are required to implement and consummate the Restructuring Transactions by the ‘Long-Stop Date’ prescribed in the Lock-Up Agreement, being (unless otherwise agreed by the requisite creditor majorities) March 31, 2025, or, if a Compromise Process (as defined in the Lock-Up Agreement) remains ongoing at such time, May 31, 2025.

SECTION II.

HISTORICAL INFORMATION

A. Overview of the Company’s Business

Intrum is a public limited liability company incorporated under the laws of Sweden. Its principal business address is at Riddargatan 10, 114 35, Stockholm, Sweden. Intrum was registered in 2001 (corporate identity number 556607-7581) and has been listed on the Nasdaq Stockholm exchange since June 2002. Intrum was listed on the Nasdaq Stockholm, Large Cap list in 2016.

Intrum’s current brand was established in 2017 following Intrum’s acquisition of the entire issued share capital of Lindorff AB (“Lindorff”) in exchange for newly issued shares in Intrum (the “Merger”). Prior to the Merger, Intrum was known as “Intrum Justitia”, and its origins can be traced to Sven Göransson founding a credit management services company in 1923 in Sweden. The companies that Sven Göransson founded became pioneers in developing processes to obtain credit information prior to lending and in specialized collection operations. Following World War II and throughout the 1960’s, one of the companies founded by Sven Göransson, Justitia Inkasso och Juridiska byrå AB, became Sweden’s premier collection agency. By the 1980s its value proposition included a comprehensive range of services for credit administration, including collection, financial and administrative services and factoring. In 1982, Justitia Inkasso och Juridiska byrå AB changed its name to Intrum Justitia AB (publ). In the years following, Intrum Justitia continued to expand, both through acquisitions and organic growth, to become one of Europe’s leading credit management companies.

Lindorff was founded in 1898 in Norway by Eynar Lindorff. From its origins in Norway, it grew to become one of the leading credit management providers in Europe. In October 2014, Nordic Capital acquired 85% of Lindorff and in mid-2015, Nordic Capital increased its ownership of Lindorff to 91%. Lindorff operated solely in Norway until 1998, after which it expanded into other Nordic and Baltic countries. Upon completion of the Merger, Intrum became the leading credit management provider in Europe.

In February 2017, the Company completed the acquisition of First Credit Ltd (currently under the name of non-Debtor Intrum UK), re-entering into the British market. In October 2017, it entered the Greek market by acquiring a debt portfolio from Eurobank. In November 2018, it entered into a partnership with Intesa Sanpaolo S.p.A. which resulted in the formation of non-Debtor Intrum Italy S.p.A. In October 2019, the Company strengthened its Greek operations and entered into a partnership with Piraeus, acquiring 80% of Piraeus Bank’s Recovery Banking Unit in combination with a long-term non-performing exposure servicing agreement, establishing a leading independent credit management platform in Greece.

The Company operates its business with two service lines: “Investing” and “Servicing” These service lines are subdivided into four geographical groups, each composed of different European countries. Intrum’s integrated business model enables the Company to support clients in two ways: by buying portfolios of overdue accounts, and by servicing accounts – mainly collecting debts – on an outsourced basis.

The Company’s Investing segment focuses on purchasing portfolios of secured and unsecured loans and other overdue receivables from its clients for a portion of their nominal value, which the Company generally then services using its inhouse debt collection operations. Upon purchase of defaulted receivables, the Company implements long-term debt collection measures aimed at helping customers become debt free. As core values of the Company, empathy and adopting an ethical approach to helping indebted customers become debt free in a respectful manner, the Company interacts with every customer to craft solutions on the basis of their individual circumstances, for example through instalment plans that take account of each consumer’s payment capacity. The Investing segment also houses the Company’s REO offering. Either (i) in the course of its recovery activities for secured loans (or infrequently in relation to unsecured loans with personal guarantees), or (ii) as an outright investment strategy, the Company directly or indirectly, and sometimes alongside its co-investors, holds title to real estate (“REOs”) that are expected to be eventually resold. The Company arranges for the sale of REOs using internal and external resources and networks and its REO ownership/exposure is concentrated in Spain and Hungary.

Through the Servicing segment, the Company provides credit management services which are focused on late payment and debt collection. The Company employs tailored debt collection strategies and solutions to maximize cash flow streams from loans and other overdue receivables for clients who outsource their debt collection function. In addition to, and generally in combination with, collection services, the Company provides capabilities in alternative solutions and offers clients a wide range of value-added services prior to loans and receivables becoming overdue. The value-added service offering includes credit information and analysis on individuals and companies to help the Company’s clients assess their potential customers’ payment capacity, data extraction and modelling, selection and scoring of potential customers and a full suite of services relating to accounts receivable, including invoicing, reminders and account ledger services. For the twelve months ended December 31, 2023, the Servicing segment generated revenue of SEK 10.294 billion ($~~988~~885 million equivalent)16, excluding revenue generated from portfolios of loans and other overdue receivables that the Company owns.

The Company has, in recent years been moderating and re-evaluating its investment pace to lay the foundation for a transition to a ‘capital-light’ and client centric platform in line with its strategic agenda. As such, the Group has seen a trend of increasing profitability and revenues in its Servicing segment whilst income attributable to the Investing segment has been declining. In line with its strategic direction, in July 2024 the Company entered into a joint venture agreement with Cerberus allowing Intrum to scale its investment activity without increasing its debt, providing servicing and additional portfolio management revenues. The Company is also exploring further structures (including joint ventures and asset management fund vehicles) to support its transition and growth in the Servicing segment whilst maintaining a ‘capital-light’ business model.

[16]	Based on an exchange rate of 1 SEK = ~~0.096~~0.086 USD (as of ~~October 14, 2024~~Petition Date).

As of the date of this Disclosure Statement, the Company has approximately 80,000 clients and approximately 10,000 employees, as well as operations in twenty (20) countries with approximately 250,000 calls with consumers on a daily basis.

B. Selected Financial Information

For the twelve months ended December 31, 2023, the Company generated income of SEK 8.247 billion ($~~792~~709 million equivalent)17 from its Investing segment. As of December 31, 2023, the book value of assets held by the Company’s Investing segment was SEK 35.294 billion ($~~3.388~~3.035 billion equivalent)18 with an ERC of SEK 74 billion ($~~7.1~~6.4 billion equivalent).19

For the twelve months ended December 31, 2023, the Company generated income of SEK 10.294 billion ($~~988~~885 million equivalent)20 from its Servicing segment.

C. Corporate Governance

Intrum Group is controlled by Intrum AB, a Swedish public company domiciled in Stockholm with its shares listed on the Nasdaq Stockholm exchange.

As of the Petition Date, the directors of Intrum AB are Magnus Lindquist (Chairman), Michel van der Bel, Debra Davies, Geeta Gopalan, Andreas Näsvik, Philip Thomas and Ragnhild Wiborg.

Examples of external regulations affecting governance at Intrum AB include:

•	The Swedish Companies Act;

•	Nasdaq Stockholm’s Rule Book for Issuers;

•	Luxembourg Stock Exchange’s regulations for issuers (SOL);

•	The Market Abuse Regulation (MAR); and

•	The Swedish Code of Corporate Governance;

[17]	As above.
[18]	As above.
[19]	As above.
[20]	As above.

D. Organizational Structure

Intrum AB is the ultimate parent entity of the Intrum group including its Debtor affiliate and non-Debtor affiliates and is a publicly traded corporation with its primary listing on Nasdaq Stockholm. Nordic Capital controls 30.13% of Intrum’s voting stock and is Intrum’s largest shareholder. AMF Pension & Fonder and Vanguard, who control 5.75% and 2.51% of Intrum’s voting stock respectively, are the second and third largest shareholders. The remaining voting stock is held by other public shareholders. The Company is comprised of 134 entities although only two entities in the corporate structure, including Intrum AB, are chapter 11 debtors. A chart illustrating the Company’s simplified organizational structure, is set forth below.

E. Prepetition Capital Structure

The Debtors have incurred funded debt through three (3) primary types of debt instruments, consisting of (i) a revolving credit facility (the “RCF”); (ii) a term loan facility (the “Senior Secured Term Loan Facility”); and (iii) nine unsecured notes issuances (the “Notes” and together with the RCF and Senior Secured Term Loan Facility, the “Outstanding Debt Instruments”). The aggregate principal indebtedness under these facilities as of ~~October 15, 2024~~the Petition Date, is as follows:

Facility	Principal Balance Outstanding as of ~~October 15, 2024~~Petition Date[21]
RCF	$	~~1.199~~1.116 billion
Senior Secured Term Loan Facility	$	~~109~~95 million
2025 Eurobonds	$	~~875~~843 million
2026 Eurobonds	$	~~872~~840 million

[21]

~~Represents~~These figures represent the approximate principal balance outstanding as of the Petition Date, excluding accrued and unpaid interest and other amounts~~. Based on an exchange rate of 1 SEK = 0.096 USD (as of October 14, 2024)~~.

2027 Eurobonds	$	~~903~~870 million
2028 Eurobonds	$	~~491~~473 million
PPNs	$	~~82~~79 million
SEK 1.1b 2025 MTNs	$	~~106~~100 million
SEK 400m 2025 MTNs	$	~~38~~36 million
SEK 1.25b 2025 MTNs	$	~~120~~114 million
SEK 1b 2026 MTNs	$	~~96~~91 million
Unsecured Notes (aggregate)	$	~~3.583~~3.445 billion
Total	$	~~4.891~~4.656 billion

The RCF and the Senior Secured Term Loan are secured obligations of Intrum and are guaranteed (subject to certain relevant legal limitations (where applicable)) by (i) Intrum; (ii) Intrum Holding AB, a private limited company with corporate identity number 556723-5956; (iii) Intrum Intl AB, a private limited company incorporated under the laws of Sweden with corporate identity number 556570-1181; (iv) Lock TopCo AS, a private limited company incorporated under the laws of Norway with corporate identity number 913_85-2_508; and (v) Intrum UK Group Limited, a private limited company incorporated under the laws of England and Wales with registered number 03515447 (collectively, the “Existing Guarantees”).

Under the Intercreditor Agreement, the RCF, Senior Secured Term Loan and Notes are all pari passu in right of payment without any preference among them; however, with respect to the secured obligations, the proceeds of enforcement of the Transaction Security Documents will be paid to the RCF lenders in priority to the Senior Secured Term Loan Facility lender.

1. The RCF

Intrum, Swedbank AB, as facility agent and security agent, and the lenders party thereto are party to a Facility Agreement, originally dated December 6, 2019 (as amended, restated, modified or supplemented from time to time, including by an amendment and restatement deed dated December 7, 2020), governing the RCF. As of ~~October 15, 2024~~the Petition Date, there is approximately $~~1.199~~1.116 billion22 in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the RCF.

The RCF is secured by, among other things, (i) a share pledge agreement granted by Intrum over all of the shares of Intrum Holding AB originally dated September 22, 2017, and as amended and restated on December 7, 2020; (ii) a share pledge agreement granted by Intrum over all of the shares in Intrum Intl AB dated July 10, 2017; (iii) a receivables pledge agreement granted by Intrum over intra-group loans made available to Intrum Intl AB, Intrum Holding AB, and Lock TopCo AS and each other “Material Company” (as defined in the Facility Agreement) dated September 22, 2017; (iv) an assignment agreement granted by Lock TopCo AS over intra-group loan receivables made available to Intrum dated January 15, 2020; (v) an assignment agreement granted by Lock TopCo AS over monetary claims against Intrum Intl AB and Intrum Holding AB dated January 15, 2020; and (vi) a share pledge granted by Intrum over the shares held in Intrum UK Group Limited dated September 2, 2024.

[22]	Based on an exchange rate of 1 SEK = ~~0.096~~0.086 USD (as of ~~October 14, 2024~~Petition Date).

2. Senior Secured Term Loan

Intrum, Swedbank AB as ~~facility agent and~~ security agent, and Piraeus Bank S.A., as lender and as facility agent thereto from time to time, are party to a Term Loan Credit Agreement, dated as of November 10, 2023. As of ~~October 15, 2024~~the Petition Date, there was approximately $~~109~~95 million23 in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the Senior Secured Term Loan.

The Senior Secured Term Loan is secured by, among other things, (i) a share pledge agreement granted by Intrum over all of the shares of Intrum Holding AB originally dated September 22, 2017 and as amended and restated on December 7, 2020; (ii) a share pledge agreement granted by Intrum over all of the shares in Intrum Intl AB dated July 10, 2017; (iii) a receivables pledge agreement granted by Intrum over intra-group loans made available to Intrum Intl AB, Intrum Holding AB, and Lock TopCo AS and each other “Material Company” (as defined in the Facility Agreement) dated September 22, 2017; (iv) an assignment agreement granted by Lock TopCo AS over intra-group loan receivables made available to Intrum dated January 15, 2020; (v) an assignment agreement granted by Lock TopCo AS over monetary claims against Intrum Intl AB and Intrum Holding AB dated January 15, 2020; and (vi) a share pledge granted by Intrum over the shares held in Intrum UK Group Limited dated September 2, 2024.

3. Notes

Intrum has a total of nine outstanding unsecured notes issuances made up of the Senior Unsecured Notes (the “SUNs”), the Medium Term Notes (the “MTNs”) and the Private Placement Notes (the “PPNs”).

The SUNs are comprised of (i) the senior unsecured notes initially in the amount of EUR 850 million and due on August 15, 2025 (the “2025 Eurobonds”); (ii) the senior unsecured notes initially in the amount of EUR 800 million and due on July 15, 2026 (the “2026 Eurobonds”); (iii) the senior unsecured notes due initially in the amount of EUR 850 million and on September 15, 2027 (the “2027 Eurobonds”); and (iv) the senior unsecured notes initially in the amount of EUR 450 million and due on March 15, 2028 (the “2028 Eurobonds”). The SUNs are governed by New York law.

The MTNs are comprised of (i) SEK 1.1 billion senior notes due on July 3, 2025; (ii) SEK 400 million senior notes due on July 3, 2025; (iii) SEK 1.25 billion senior notes due on September 12, 2025 (together, the “2025 MTNs”); and (iv) and SEK 1 billion senior notes due on September 9, 2026 (the “2026 MTNs”). The MTNs are governed by Swedish law.

[23]	As above.

The PPNs are comprised of EUR 75 million senior unsecured private placement notes due March 15, 2025 (the “PPNs”). The PPNs are governed by New York law.

As of ~~October 15, 2024~~the Petition Date, there was approximately $~~3.141~~3.026 billion in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the SUNs, $~~360~~341 million in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the MTNs and $~~82~~79 million in principal, plus accrued and unpaid interest, fees, and other charges and expenses outstanding under the PPNs.24

F. Events Leading to Commencement of Chapter 11 Cases

In recent years, the credit management services industry has been negatively impacted by high inflation and reduced access to capital markets owing to a decreased appetite from investors. A slowing European economy and an increase in the cost of living has impacted the collectability of Intrum’s portfolios. Although inflation has been gradually decelerating, average annual inflation in the EU was 6.4% in Q3 2023, compared with less than 2% in the same period in 2019 and significantly higher than in the United States. European central banks have continued to sharply increase interest rates to combat high inflation, with the European Central Bank only beginning to cut rates in June 2024. The combination of slow growth and high inflation has placed significant stress on households and businesses throughout Europe: “Stage 2” loans, or loans where credit risk has increased significantly, were almost 60% higher in 2023 than compared to 2019.

Intrum has also in past years increased its scale through investment in loan book receivables, financing the investments via the Outstanding Debt Instruments. As the cost of borrowing has increased across the market, financing further investments via new debt financings has become less attractive.

In response to the broader macroeconomic environment affecting the credit management services industry—particularly post-COVID—Intrum embarked on a move to a capital light business, moving away from balance sheet investments, moderating its pace of investment, and pivoting towards its investment management capabilities. In 2023, Intrum launched and completed a cost reduction program of SEK 0.8 billion ($~~77~~68 million equivalent), followed by an additional initiative to address a total cost base of SEK 1.5 billion ($~~144~~126 million equivalent) to be completed by year end 2024 and with full run rate achieved during the first half of 2025.25 In parallel, Intrum signed agreements to exit its operations in Brazil, Romania, and the Baltics and sold a Finnish non-core platform which resulted in net proceeds of approximately SEK 0.6 billion ($~~58~~51 million equivalent)26 The Board and management decided not to propose any dividend payable in 2024.

In furtherance of its shift to a capital light business, in January 2024, Intrum announced the sale of a portfolio of assets to Cerberus for approximately 98% of its book value (the “Back-Book Sale”), intending to use the total net proceeds of the sale (SEK 7.2 billion ($~~691~~619 million equivalent)) to reduce its debt burden.27

[24]	Based on an exchange rate of 1 SEK = ~~0.096~~0.086 USD (as of ~~October 14, 2024~~Petition Date).
[25]	Based on an exchange rate of 1 SEK = ~~0.096~~0.086 USD (as of ~~October 14, 2024~~Petition Date).
[26]	As above.
[27]	As above.

Markets reacted negatively to the announcement of the Back-Book Sale. On January 25, 2024, Intrum held its Q4 earning call, and confirmed that Q4 income was flat year over year, that its Q4 Cash EBITDA was down 1.4% year over year and that its reported net leverage was up from 4.1x as of December 31, 2022, to 4.4x as of December 31, 2023. As a result, the Company’s share price dropped significantly and the Outstanding Debt Instruments started trading at a significant discount. Intrum’s share price dropped 50% from SEK 70 (prior to the announcement) to SEK 35 on February 7, 2024, and to SEK 14 by March 19, 2024.

The further drop in share price was partly attributable to successive ratings downgrades imposed by rating agencies. Moody’s on January 30, 2024, downgraded the Intrum AB corporate family rating (CFR) to B2 from B1 and its senior unsecured debt rating to B3 from B2. The issuer outlook was changed to negative from stable.

In February, S&P lowered its long-term ratings on Intrum and its senior notes to ‘BB-’ from ‘BB’ and affirmed at ‘B’ with respect to the short-term rating on Intrum on February 5, 2024, perceiving that the Back-Book Sale would weaken Intrum’s leverage by depressing EBITDA generation.

Based on the maturity profile of the Outstanding Debt Instruments, Intrum had been facing approximately $~~3.497~~3.314 billion (equivalent)28 of debt liabilities in 2025 and 2026 alone. Intrum recognizes a significant risk of not having sufficient cash on balance sheet to address these liabilities.

Given that Intrum perceives a significant risk of not being able to repay certain of its maturities with cash on hand as they come due in coming years, it would need to rely on the debt capital markets to refinance its outstanding debt. Intrum’s options to access unsecured financing on acceptable economic terms, however, has become more limited as Intrum has battled negative market perception. Intrum has also considered seeking secured financing, using permitted capacity under its Outstanding Debt Instruments to refinance its immediate maturities. Such options, while feasible, are complex and likely to be associated with high costs of borrowing.

In view of the factors identified above, Intrum decided to take proactive steps to address its capital structure on a holistic basis to better position it to achieve its commercial objectives and to avoid a situation of increased financial distress in the medium to long-term.

G. Negotiation and Entry into Lock-Up Agreement

Intrum initially approached its creditors regarding a potential comprehensive restructuring transaction in Q2 2024. These negotiations – initially among the Company and the Notes Ad Hoc Group, and separately with the RCF SteerCo Group—bore fruit and on July 10, 2024, Intrum entered into the Lock-Up Agreement with beneficial holders of a majority by principal amount of the Notes issued by the Company.

[28]	As above.

On the same day, the Lock-Up Agreement was publicly launched via a website set up and maintained by Kroll Issuer Services Limited, in its capacity as Information Agent.

The Company continued negotiations with its lenders under the RCF, led by the RCF Steerco Group. On August 15, 2024, the Company and a requisite majority of Consenting Noteholders reached agreement with the RCF Steerco Group (who collectively hold approximately 76% of the total commitments under the RCF) on the terms of the Restructuring. The revised terms differed to the terms originally documented in the Lock-Up Agreement. The parties’ agreement was documented in an amendment and restatement agreement to the Lock-Up Agreement. On the same day, the amended and restated Lock-Up Agreement was publicly announced and posted on the website maintained by Kroll Issuer Services Limited. The amended and restated Lock-Up Agreement became effective immediately subject to certain conditions precedent. These conditions precedent were satisfied on August 26, 2024.

Certain fees were offered to all of the Company’s funded-debt creditors in exchange for their support and undertakings in connection with the Lock-Up Agreement.

•

Any RCF lender who acceded to the Lock-up Agreement on or before September 16, 2024 (a “Consent Fee Eligible Participating Lender”), is entitled to receive a cash fee of (A) 0.5% of its share of RCF Commitments as at the Implementation Milestone 1 Date, payable upon the earlier of (i) five (5) Business Days following the decision to launch any court-based restructuring process and (ii) November 29, 2024 the (“RCF Forbearance Fee”) and (B) a further 0.5% of its share of the RCF Commitments as at the Lender Record Date on the Effective Date. If the RCF Forbearance Fee has not been paid by the Effective Date nor will be paid on the Effective Date, a Consent Fee Eligible Participating Lender is eligible to receive a cash fee of 0.5% of its RCF Commitments. Alternatively, if no court-based restructuring process is required and implementation takes place prior to November 29, 2024, each Consent Fee Eligible Participating Lender is entitled to receive a total cash fee of 1% of its share of RCF Commitments as at the Lender Record Date payable on the Effective Date;

•

Any beneficial holder of SUNs or PPNs who acceded to the Lock-up Agreement (A) on or before September 2, 2024, is entitled to receive a fee of 0.5% of the aggregate principal amount of its Notes and (B) on or before September 16, 2024, is entitled to receive a fee of 0.5% of the aggregate principal amount of its Notes, in each case, payable in additional Exchange Notes. Thus, a beneficial holder of SUNs or PPNs who acceded to the Lock-up Agreement on or before September 2, 2024 is entitled to receive a cumulative fee of 1.0% of the aggregate principal amount of its Notes;

•

All beneficial holders of MTNs in a particular issuance of MTNs are eligible to receive (A) a fee of 0.75% of the principal amount outstanding under that MTN issuance if at least a majority of MTNs within that issuance acceded to the Lock- up Agreement on or before September 16, 2024 and at least a majority of holders of that particular issuance of MTNs vote in favor of any noteholders’ meeting(s) required in connection with the implementation of the Restructuring, and (B) a fee of 0.25% of the principal amount outstanding under that MTN issuance, if at least 90% of MTNs within that issuance acceded to the Lock-up Agreement on or before September 16, 2024 and holders holding at least 90% of MTNs of that particular issuance of MTNs vote in favor of any noteholders’ meeting(s) required in connection with the implementation of the Restructuring, or the MTNs are otherwise exchanged into the relevant Exchange Notes pursuant to a court-based implementation process;

and in each case any such fees will become due and payable in accordance with, and subject to, the terms of the Lock-Up Agreement, the Agreed Steps Plan and/or the Restructuring Implementation Deed (as applicable).

Several additional lenders under the RCF and beneficial holders of Notes acceded to the Lock-Up Agreement since it was initially executed and later amended and restated. As of the date of this Disclosure Statement, approximately 97% by value of the RCF lenders and approximately 72.9% of the Noteholders by value are party to the Lock-Up Agreement.

The Lock-Up Agreement contemplates, among other things:

•

the exchange of all existing Notes with post-2024 maturities into newly issued second-lien notes with extended staggered maturities from 2027-2030 (each existing unsecured notes issuance to be allocated proportionately across each exchange notes maturity) at a 10% discount to face value (the “Exchange Notes”), in exchange for 10% of equity of the Company, on a fully diluted basis;

•

a new money injection of approximately €526 million by the issuance of new senior secured 1.5 lien notes (the “New Money Notes”) for the purpose of buying back Exchange Notes at a discount to principal, backstopped by certain holders of Notes, and open to all holders of Notes to participate in; and

•	an extension of maturity of the RCF and an improvement in economic terms.

The Exchange Notes, the New Money Notes and the RCF will benefit from a substantially enhanced covenants package and collateral package, including guarantees from all material subsidiaries within the Intrum Group and security over all material assets of the Intrum Group. The collateral package is subject to finalization and will be subject to certain agreed security principles appended to the Lock-up Agreement.

The RCF will be secured on a 1L basis, the New Money Notes and Super Senior Term Loan on a 1.5L basis and the Exchange Notes on a 2L basis.

In connection with the Restructuring Transactions, it is also proposed that the Intrum Group’s corporate structure will be reorganized and all assets and liabilities of Intrum AB hived down to newly created subsidiaries of Intrum AB. Under the new structure, the Company will have no material functions other than acting as the entity with listed shares. The Company’s direct subsidiary, Intrum Investments and Financing AB (“HoldCo”), will become the borrower under the RCF and the issuer of the New Money Notes and the Exchange Notes HoldCo’s direct subsidiary, Intrum Group Operations AB (“MidCo”), will assume all operational functions of the Company and become the immediate parent of the rest of the Intrum Group.

As part of the Group reorganization , it is also proposed that certain regulated entities of the Group will be moved from their existing position in the corporate structure to be held directly by MidCo, subject to ongoing tax and regulatory analysis, and obtaining all necessary regulatory approvals. The steps required to implement the Intrum Group reorganization will be set out in a steps plan, to be agreed between the Company, the Majority Participating Lenders and the Majority Core Noteholder Group.

The Exchange Notes, the New Money Notes and the RCF will benefit from security namely over the shares in each of HoldCo and MidCo as part of their enhanced collateral package thereby affording them a single point of enforcement.

The Restructuring contemplated by the Lock-Up Agreement will allow the Debtors to successfully emerge from chapter 11 and operate as a well-funded enterprise. The Lock-Up Agreement sets forth the principal terms of the Restructuring as summarized above, including the terms of the Plan (described in detail below in Section IV, titled “Summary of Joint Prepackaged Chapter 11 Plan”).

H. Other recent events

Dissenting Group

Despite the significant increase in creditor support during the period from the signing of the initial Lock-Up Agreement in July 2024 until the signing of the amended and restated Lock-Up Agreement in August 2024, two separate minority ad hoc groups of noteholders represented by Weil, Gotshal & Manges LLP and Ropes & Gray LLP, respectively, have refused to support the Restructuring Transactions and accede to the Lock-Up Agreement.

Holdings of both groups are understood to be primarily in the 2025 Eurobonds and 2025 MTNs. Throughout August, September and into October 2024, the Company engaged in good faith discussions with these dissenting ad hoc groups to encourage their support of the Restructuring Transactions. As of the date of this Disclosure Statement, however, the dissenting groups have not agreed to support the Restructuring Transactions and are not party to the Lock-Up Agreement.

Nevertheless, given the existing supermajority creditor support, the Company and its Consenting Creditors determined to implement the proposed restructuring contemplated by the Lock-Up Agreement through prepackaged chapter 11 proceedings.

Cerberus Back-Book Sale

On July 1, 2024, Intrum AB announced the completion of the Back-Book Sale to Cerberus. An amount equal to the net proceeds from the sale of approximately SEK 7.2 billion ($~~689~~619 million equivalent) has been applied towards the partial prepayment and cancellation of the Group’s RCF (as described in further detail below).29

[29]	Based on an exchange rate of 1 SEK = ~~0.096~~0.086 USD (as of ~~October 14, 2024~~Petition Date).

As part of the Back-Book Sale, Intrum AB retained a 35% ownership stake in the purchasing entity and entered into a minimum 5-year exclusive agreement to retain servicing of the sale portfolio. This transaction allowed Intrum AB to shift assets from proprietary balance sheet investment to third-party servicing income and continue towards implementing a capital light/asset management business model.

As a result of the transaction, Intrum’s investment portfolio was reduced to approximately SEK 24 billion ($~~2.3~~2.06 billion equivalent)30 from approximately SEK 35 billion (approximately $~~3.4~~3 billion equivalent).31

Following completion of the Back-Book Sale, in order to comply with certain obligations under the RCF and the Senior Secured Term Loan, Intrum UK Group Limited acceded as a guarantor of those debt instruments and the Company granted a pledge over its shares in Intrum UK Group Limited.

2024 SUNs

On July 15, 2024, Intrum AB repaid all outstanding obligations pursuant to the 2024 SUNs at their scheduled maturity in full satisfaction and discharge of the obligations under the indenture governing the 2024 SUNs.

Cerberus Front-Book Partnership

On July 16, 2024, Intrum AB announced that it had signed a term sheet with an affiliate of Cerberus for future investments in consumer unsecured non-performing loans. This partnership is intended to allow Intrum AB to scale its investment activity without increasing its debt, providing servicing revenues and additional portfolio management revenues, in line with its capital light strategy. The parties will seek to jointly invest up to €1 billion annually. Cerberus will provide 70% of the capital and the Intrum Group will provide 30%, with the Intrum Group’s level of investments subject to downward adjustment under certain conditions.

RCF

In connection with the RCF SteerCo Group’s accession to the Lock-Up Agreement, in August 2024 Intrum AB partially prepaid certain loans under the RCF, and irrevocably cancelled the corresponding commitments in an amount equal to the proceeds of the Back-Book Sale. The impact of the partial prepayments and cancellations was a reduction of the total outstanding utilizations and commitments under the RCF from €1.8 billion to €1.1 billion as from August 21, 2024.

2024 MTNs

On October 1, 2024, Intrum AB repaid all outstanding obligations pursuant to the 2024 MTNs at their scheduled maturity.

[30]	As above.
[31]	Based on an exchange rate of 1 SEK = ~~0.096~~0.086 USD (as of ~~October 14, 2024~~Petition Date).

SECTION III.

ANTICIPATED EVENTS DURING CHAPTER 11 CASES

A. Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and other stakeholders. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote the equality of treatment of similarly situated creditors and equity interest Holders with respect to the distribution of a debtor’s assets. In furtherance of these two goals, section 362 of the Bankruptcy Code generally provides for an automatic stay, arising upon the filing of a petition for relief under chapter 11, of substantially all acts and proceedings against a debtor and its property, including all attempts to collect debt or enforce liens that arose prior to the commencement of the debtor’s chapter 11 case. The commencement of a chapter 11 case creates an estate comprising all of the debtor’s legal and equitable interests as of the petition date.

The consummation of a plan is the principal objective of a chapter 11 case. A chapter 11 plan sets forth the means for satisfying claims against and interests in the debtor. Confirmation of a plan by the bankruptcy court makes the plan binding, subject to the occurrence of its effective date, upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest Holder of a debtor. Subject to certain limited exceptions and the terms of the applicable plan, the order confirming a plan discharges the debtor from any debt that arose prior to the date of confirmation and substitutes therefor the obligations specified in the confirmed plan.

The Bankruptcy Code expressly authorizes a debtor to solicit votes for the acceptance of a plan prior to the filing of a chapter 11 case. Section 1125(a) of the Bankruptcy Code requires a plan proponent, prior to soliciting acceptances of the votes on its proposed plan, to prepare and distribute a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment whether to accept or reject the plan. Because no chapter 11 cases have yet been commenced, this Disclosure Statement has not yet been approved by any bankruptcy court. If the Chapter 11 Cases are subsequently commenced as currently contemplated, the Debtors will promptly seek an order of the Bankruptcy Court approving this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code and determining that the solicitation of votes on the Plan by means of this Disclosure Statement was in compliance with section 1125(a) of the Bankruptcy Code.

B. First-Day Relief

The Debtors intend to continue operating their businesses during the pendency of the Chapter 11 Cases in the ordinary course and, to be in the position to do so, ~~expect to seek~~have sought certain “first-day” relief from the Bankruptcy Court. The following is a description of the “first-day” motions that the Debtors ~~currently expect to file on~~filed on or around the Petition Date. ~~As a result of further consideration, however, the Debtors may determine to file other motions, omit certain motions, or file motions at a time other than the first day of the Chapter 11 Cases. The following list should therefore not be considered final or exhaustive.~~

Debtors’ Emergency Motion for Entry of an Order ~~Authorizing~~Directing (I) Joint Administration of the Debtors’Chapter 11 Cases and (II) Granting Related Relief (the “Joint Administration Motion”)

Upon commencement of the Chapter 11 Cases, the Debtors ~~expect to file~~filed a motion for entry of an order directing procedural consolidation and joint administration of the Chapter 11 Cases. Joint administration of the Chapter 11 Cases will provide significant administrative convenience without harming the substantive rights of any party in interest.

Debtors’ Emergency Ex Parte Application ~~to Appoint~~for Entry of an Order Authorizing the Employment and Retention of Kroll Restructuring Administration~~,~~ LLC as Claims, Noticing, and Solicitation Agent (the “Claims and Noticing Agent Application”)

The Debtors ~~expect to seek~~filed a motion for an order authorizing them to retain Kroll as their claims, noticing, and solicitation agent. The Debtors believe that Kroll’s employment is in the best interest of the estates as Kroll has the required expertise and Kroll’s rates are competitive and reasonable.

Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to File a Consolidated Creditor Matrix and List of the 30 Largest Unsecured Creditors, (II) Modifying the Requirement to File a List of Equity Security Holders, (III) Authorizing the Debtors to Redact Certain Personally Identifiable Information, and (IV) Granting Related Relief (the “Creditor Matrix Motion”)

The Debtors filed a motion for an order confirming (a) the Debtors’ authority to file one consolidated creditor matrix and one consolidated list of the 30 largest unsecured creditors, (b) modifying the requirement to file a list of and provide notice directly to the equity security holders of Intrum AB, and (c) authorizing the Debtors to redact certain personally identifiable information. The ability to file one consolidated list of creditors and one list of the 30 largest general unsecured creditors is consistent with the relevant procedures of a complex chapter 11 proceeding in the Bankruptcy Court. The Debtors also believe that the preparation and submission of a list of all of the Debtors’ equity security holders and last known addresses or places of business of each—if even possible, given that the Debtors do not maintain complete lists in part because a significant number of Intrum AB’s outstanding shares are held through nominees—would cause undue expense and administrative burden.

~~Motion for Entry of an Order Authorizing Continued Use of the Existing Cash Management System~~

Debtors’ Emergency Motion Seeking Entry of an Order (I) Restating and Enforcing the Worldwide Automatic Stay, Anti-Discrimination Provisions, and Ipso Facto Protections of the Bankruptcy Code, (II) Approving the Form and Manner of Notice, and (III) Granting Related Relief (the “Automatic Stay Motion”)

The Debtors filed a motion for an order restating and enforcing the worldwide automatic stay, anti-discrimination provisions, and ipso facto protections of the Bankruptcy Code and approval of the form and notice related thereto. The Debtors believe that due to the Company’s extensive operations outside of the United States and European-centric nature of its business, many of the Company’s clients, business contacts, and non-U.S. creditors and contract counterparties may be unfamiliar with the chapter 11 process and the protections afforded thereunder, including the scope of a debtor-in-possession’s authority to operate its business and the import of the automatic stay and granting the relief requested in the Automatic Stay Motion will better enable the Debtors to inform non-U.S. creditors and interested parties of debtor protections that may be unfamiliar to them.

Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing Postpetition Use of Cash Collateral, (II) Granting Adequate Protection, and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(B) (the “Cash Collateral Motion”)

The Debtors filed a motion for entry of interim and final orders authorizing the Debtors’ use of Cash Collateral and granting certain relate relief. The Debtors use cash on hand and cash flow from operations to fund their working capital needs and capital expenditures, and for other general corporate purposes. Without access to cash on hand the Debtors would be unable to generate revenue, operate their business, or pay their employees. Access to Cash Collateral is critical for the Debtors to be able to satisfy obligations that are essential for the continued management, operation, and preservation of the Debtors’ businesses and to swiftly proceed to emergence.

Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing Debtors to (A) Perform Under Prepetition Hedging Arrangements, (B) Enter into, and Perform Under, Postpetition Hedging Arrangements, (C) Grant Liens and Superpriority Administrative Expense Claims, and (II) Granting Related Relief (the “Hedging Motion”)

The Debtors filed a motion for entry of interim and final orders authorizing the Debtors to (i) perform under prepetition hedging arrangements, including paying any prepetition amounts owed thereunder, as necessary in the ordinary course of business; (ii) enter into, and perform under, postpetition hedging arrangements with the lenders under that certain Lock-Up Agreement and the Hedge Policy; and (iii) grant liens and administrative claims on account of postpetition hedging agreements, subject to the terms and conditions contained in any Financing Order. As is customary in the Debtors’ industry, in the ordinary course of business, the Debtors enter into Hedging Arrangements pursuant to the Hedge Policy. Maintaining the Prepetition Hedging Arrangements and allowing the Debtors to enter into Postpetition Hedging Arrangements (to the extent of the capacity allowed under the existing debt basket and in accordance with the Hedge Policy) is key to maximizing the value of the Debtors’ estates.

Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing Them to Continue Using Their Existing (A) Cash Management System and (B) Business Forms, (II) Authorizing Them to Continue Engaging in Intercompany Transactions, (III) Providing Administrative Expense Priority for Postpetition Intercompany Claims, (IV) Waiving Compliance with Section 345(B) and UST Guidelines, and (V) Granting Related Relief (the “Cash Management Motion”)

The Debtors ~~expect to seek~~filed a motion for entry of an order authorizing them to continue using their existing cash management system, bank accounts, business forms, cash pooling arrangements, and credit cards; continuing to engage in intercompany transactions in the ordinary course; providing administrative expense priority for postpetition intercompany transactions; and granting an extension of the time within which the Debtors must comply with the requirements of section 345(b) of the Bankruptcy Code. Maintaining the current cash management system will facilitate the Debtors’ transition in the Chapter 11 Cases by, among other things, minimizing delays in paying postpetition obligations and eliminating administrative inefficiencies.

Debtors’ Emergency Motion for Entry of an Order (I) Authorizing ~~the Debtors to Pay Wages and Benefits to Employees and Continue Existing Employee Benefit Plans~~Them to (A) Continue Employee Compensation and Benefits Programs and (B) Pay Prepetition Claims Related Thereto, and (II) Granting Related Relief (the “Wages Motion”)

The Debtors ~~expect to seek~~filed a motion for entry of an order authorizing them to continue employee compensation and benefits programs in the ordinary course of business and pay prepetition claims in connection therewith in the ordinary course of business. In the ordinary course of business, the Debtors compensate their employees by, among other things, wages, time-off benefits, reimbursable business expenses, bonuses, medical, dental, and vision plans, life insurance, retirement plans, and workers’ compensation. Without continuing to provide these compensation and benefits, the Debtors believe that their employees may seek alternative employment opportunities. In addition, the Debtors believe that maintaining these compensation and benefits is necessary to minimize the personal hardship to the employees and to maintain morale and stability in the Debtors’ business operations.

Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Payment of Certain Taxes and Fees and (II) Granting Related Relief (the “Taxes Motion”)

The Debtors ~~expect to seek~~filed a motion requesting an order authorizing them to continue to negotiate, pay, and remit (or use tax credits to offset), or otherwise satisfy any taxes and fees, including income and franchise taxes, sales and use taxes, property taxes, and fees, that arise or accrue in the ordinary course of business postpetition and authorizing the Debtors to negotiate, pay, and remit (or use tax credits to offset), or otherwise satisfy any prepetition taxes and fees in the ordinary course of business. The Debtors believe that payment of these taxes and related fees is imperative to preserving the going concern value of their estates and facilitating their continued operations.

Debtors’ Emergency Motion for Entry of ~~an Order~~Interim and Final Orders (I) Authorizing ~~the Debtors~~Them to Pay Prepetition ~~Claims of Certain Foreign and Trade Vendors~~Trade Claims, and (II) Granting Related Relief (the “Trade Claims Motion”)

The Debtors ~~expect to seek~~filed a motion requesting an order authorizing them to pay prepetition amounts owing on account of critical and foreign vendor claims. The Debtors believe that preserving key relationships with such vendors and other providers is vital to maintain the Debtors’ business operations, goodwill, and market share.

Debtors’ Emergency Motion for Entry of an Order (I) Scheduling ~~a~~ Combined Hearing on ~~the~~(A) Adequacy of ~~This~~ Disclosure Statement and (B) Confirmation of ~~the~~ Plan ~~and~~, (II) Approving Solicitation Procedures and Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline, (III) Fixing Deadline to Object to Disclosure Statement and Plan, (IV) Conditionally (A) Directing the United States Trustee Not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement to File Statements of Financial Affairs and Schedules of Assets and Liabilities, and (V) Granting Related Relief (the “Scheduling Motion”)

In light of the pre-packaged nature of the Chapter 11 Cases, the Debtors ~~expect to seek~~filed a motion requesting entry of an order approving, among other relief: (i) the scheduling of a combined hearing to address the approval of this Disclosure Statement and the confirmation of the Plan; (ii) an objection deadline in respect of both the Plan, the Disclosure Statement, and the assumption and rejection of certain unexpired leases and executory contracts; (iii) procedures for soliciting votes on the Plan; (iv) the form and manner notices of the combined hearing and objection deadlines; and (v) extending the deadline for the Debtors to file schedules of assets and liabilities and statements of financial affairs.

For additional information regarding the confirmation process and requirements, please refer to the discussion in Section VI, titled “Confirmation of Plan.”

SECTION IV.

SUMMARY OF JOINT PREPACKAGED CHAPTER 11 PLAN

A. Treatment of Claims and Interests

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

1. Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims or Backstop Fees, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except as otherwise provided in Article II.A of the Plan, and except with respect to Administrative Claims that are Professional Fee Claims or Backstop Fees requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Combined Order and the notice of entry of the Combined Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed with the Bankruptcy Court and served on the Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with the Bankruptcy Court with respect to an Administrative Claim previously Allowed.

The Backstop Fee will be set off in full on the Effective Date against the Purchase Price (as defined in the Backstop Agreement) payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider. The Backstop Fee will otherwise be paid in Cash to each Backstop Provider in accordance with the Backstop Agreement.

2. Professional Fee Claims

a. Professional Fee Claims

All applications for final allowance of Professional Fee Claims must be Filed and served on the Reorganized Debtors and such other Entities who are designated in the Combined Order no later than twenty-one (21) days after the Effective Date. The Professional Fee Claims owed to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account after such Claims are Allowed by a Final Order. After all Allowed Professional Fee Claims have been paid in full, any excess amounts remaining in the Professional Fee Escrow Account shall be returned to the Reorganized Debtors. To the extent that the funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Allowed Professional Fee Claims owed to the Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting Professional by no later than thirty (30) days after the Filing of the applicable final application for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Escrow Account, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Escrow Account and shall use such funds to pay only the Professional Fee Claims, as and when Allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in the Plan, the failure of the Professional Fee Escrow Account to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Debtors or the Reorganized Debtors.

b. Professional Fee Escrow Account

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the benefit of the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors.

c. Professional Fee Escrow Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate in good faith their Professional Fee Claims (taking into account any retainers) prior to and as of the Effective Date and shall deliver such estimate to the Debtors at least three (3) calendar days prior to the Confirmation Date. If a Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Amount.

d. Post-Confirmation Date Fees and Expenses

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate. Each Reorganized Debtor may employ and pay any post-Effective Date fees and expenses of any professional, including any Professional, in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court, including with respect to any transaction, reorganization, or success fees payable by virtue of Consummation of the Plan.

3. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

4. Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Lock-Up Agreement and the Restructuring Implementation Deed, without any requirement (i) to File a fee application with the Bankruptcy Court, (ii) for Bankruptcy Court review or approval, and/or (iii) submission to any party of itemized time detail. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. From and after the Petition Date, the Debtors and the Reorganized Debtors (as applicable) shall pay, when due and payable pursuant to the Lock-Up Agreement, the Restructuring Implementation Deed, and otherwise in the ordinary course, Restructuring Expenses, whether incurred before, on, or after the Effective Date. On or prior to the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and unpaid as of the Effective Date shall be submitted to the Debtors and shall be paid, or caused to be paid, by the Reorganized Debtors within ten (10) Business Days of receipt of the applicable final invoice.

Notwithstanding the foregoing, if the Debtors or the Reorganized Debtors, as applicable, reasonably dispute the reasonableness of any such estimate or invoice, the Debtors or the Reorganized Debtors, as applicable, shall submit an objection to such applicable Professional within two (2) Business Days of receipt thereof (subject to such professional’s right to cure any disputed issue). Any undisputed portion of such invoice shall be paid in accordance with the foregoing paragraph, and the disputed portion of such estimate or invoice shall not be paid until the dispute is resolved.

B. Classification of Claims and Interests

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth in Article III of the Plan. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving Distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.

Class	Type of Claim or Interest	Impairment	Voting Rights
1	Other Secured Claims	Unimpaired	Not entitled to vote (Conclusively presumed to accept)
2	Other Priority Claims	Unimpaired	Not entitled to vote (Conclusively presumed to accept)
3	RCF Claims	Impaired	Entitled to vote
4	Senior Secured Term Loan Claims	Unimpaired	Not entitled to vote (Conclusively presumed to accept)
5	Notes Claims	Impaired	Entitled to vote
6	General Unsecured Claims	Unimpaired	Not entitled to vote (Conclusively presumed to accept)
7	Intercompany Claims	Either (i) Unimpaired or (ii) Impaired	Either (i) conclusively presumed to accept/not entitled to vote or (ii) deemed to have rejected/not entitled to vote
8	Existing Equity Interests	Unimpaired	Not entitled to vote (Conclusively presumed to accept)
9	Intercompany Interests	Either (i) Unimpaired or (ii) Impaired	Either (i) conclusively presumed to accept/not entitled to vote or (ii) deemed to have rejected/not entitled to vote

The treatment of each Class pursuant to the Plan is set forth in Section I.B herein.

1. Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan or the Lock-Up Agreement, nothing under the Plan shall affect, diminish, or impair the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims; and, except as otherwise specifically provided in the Plan, nothing herein shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired (including, for the avoidance of doubt, any Claim that is Reinstated) by the Plan. Except as otherwise specifically provided in the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is otherwise Unimpaired by the Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

C. Acceptance and Rejection of the Plan

1. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

2. Elimination of Vacant Classes

Any Class of Claims or Interests that, as of the commencement of the Combined Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

3. No Waiver

Nothing contained in the Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

4. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the terms of the Lock-Up Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

5. Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on the Confirmation Date or such other date as fixed by the Bankruptcy Court.

6. Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.

Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

D. Means for Implementation of the Plan

1. General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or any Distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Agreed Steps Plan or the Restructuring Implementation Deed. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement and transactions are in the best interests of the Debtors, their Estates, and Holders of Allowed Claims and Allowed Interests, and is fair, equitable, and within the range of reasonableness. Subject to the provisions of the Plan governing Distributions, all Distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

2. Restructuring Transactions

On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction, including those transactions set forth in the Lock-Up Agreement and Restructuring Implementation Deed, and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions (to the extent not already effected), including, as applicable, to effectuate a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, the Lock-Up Agreement, the Restructuring Implementation Deed or in the Definitive Documents, including: (a) the issuance, transfer, or cancellation of any securities, notes, instruments, Certificates, and other documents required to be issued, transferred, or cancelled pursuant to the Plan or any Restructuring Transaction; (b) issuance of the SSRCF and entry into the Facility Agreement Amendments Documents; (c) issuance of the Exchange Notes and the execution and delivery of the Exchange Notes Indenture; (d) the issuance of the New Money Notes and the execution and delivery of the New Money Notes Indenture and the New Money Notes Purchase Agreement; (e) the execution and delivery of the New Security Documents and amended Intercreditor Agreement; and (f) the issuance of the Noteholder Ordinary Shares, in each case, subject to the Plan and the consent rights and agreements and obligations contained in the Lock-Up Agreement.

The Combined Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

E. Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan with (i) the SSRCF; (ii) issuance of the New Money Notes, (iii) the issuance of the Noteholder Ordinary Shares, and (iv) issuance of the Exchange Notes.

1. Issuance of the New Money Notes

The Reorganized Debtors shall consummate the Rights Offering in accordance with the Rights Offering Documents and the Lock-Up Agreement. Subscription Rights to participate in the Rights Offering shall be allocated among relevant Holders of Notes Claims as of a specified record date in accordance with the Rights Offering Documents and the Plan, and the allocation of such Subscription Rights will be exempt from SEC registration under applicable law and shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction. The Reorganized Debtors intend to implement the Rights Offering in a manner that shall not cause it to be deemed a public offering in any jurisdiction.

Holders of the Subscription Rights (or their Nominee) shall receive the opportunity to subscribe for their pro rata share of up to approximately €526,315,000 (or equivalent) of the New Money Notes, the subscription price for which shall be at an issue price of 98% of the face value of the New Money Notes and, for each Backstop Provider only, less its pro rata share of the Backstop Fee, in accordance with and pursuant to the Plan, the Rights Offering Procedures, the Lock-Up Agreement and the Agreed Steps Plan. The principal amount of the New Money Notes has been backstopped in full by the Backstop Providers in accordance with the Backstop Agreement. To the extent that any Holders of the Subscription Rights (or their Nominee) do not subscribe for their Subscription Rights, the Backstop Providers shall subscribe for such amounts in the proportions and on the terms set out in the Backstop Agreement.

On the Effective Date, the Reorganized Debtors will issue the New Money Notes, on the terms set forth in the Rights Offering Documents, New Money Notes Indenture, the New Money Notes Purchase Agreement, the Agreed Steps Plan, the Restructuring Implementation Deed, and the Plan. The New Money Notes issued to the Backstop Providers (in their capacity as Backstop Providers) in connection with the Rights Offering (the “Backstopped Notes”) will be issued only to persons that are: “qualified institutional buyers” (as defined in Rule 144A under the Securities Act); or “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in reliance on the exemption provided by either section 1145 of the Bankruptcy Code or section 4(a)(2) under the Securities Act; or persons that, at the time of the issuance, were outside of the United States and were not U.S. persons (and were not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all Liens and security interests granted or confirmed (as applicable) pursuant to, or in connection with, the New Money Notes Indenture, the Security Documents (as defined in the New Money Notes Indenture), or the New Money Documents (including any Liens and security interests granted or confirmed (as applicable) on the Reorganized Debtors’ assets): (a) shall be deemed to be granted or confirmed (as applicable) by the

Reorganized Debtors pursuant to the New Money Documents; (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Money Documents, with the priorities established in respect thereof under applicable non-bankruptcy law and the New Money Documents; (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Money Documents; (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, subordination, or equitable subordination for any purposes whatsoever under any applicable law, the Plan, or the Combined Order; and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable law, the Plan, or the Combined Order. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

The New Money Notes are backstopped by the Backstop Providers pursuant to the Backstop Agreement. In consideration for their backstop of the New Money Notes, each Backstop Provider will receive its pro rata share of the Backstop Fee, as more fully detailed in the Backstop Agreement. The Backstop Fee will be set off in full on the Effective Date against the Purchase Price (as defined in the Backstop Agreement) payable by such Backstop Provider in respect of the New Money Notes to be issued to such Backstop Provider. The Backstop Fee will otherwise be paid in Cash to each Backstop Provider in accordance with the Backstop Agreement and the Agreed Steps Plan.

2. Equity Issuance

On the Effective Date, the Company will issue the Noteholder Ordinary Shares on a pro rata basis to the Holders of Notes Claims (or their Nominee), in accordance with the terms of the Agreed Steps Plan and Restructuring Implementation Deed.

The Company shall use all reasonable efforts to ensure that, as soon as possible following the Effective Date, the ownership of the Noteholder Ordinary Shares shall be reflected through the facilities of Euroclear Sweden. None of the Debtors, the Reorganized Debtors or any other Person shall be required to provide any further evidence other than the Plan or the Combined Order with respect to the treatment of the Noteholder Ordinary Shares under applicable securities laws. Euroclear Sweden and any transfer agent shall be required to accept and conclusively rely upon the Plan or Combined Order in lieu of a legal opinion regarding whether the Noteholder Ordinary Shares are exempt from registration or eligible for Euroclear Sweden book-entry delivery, settlement, and depository services.

All of the Noteholder Ordinary Shares issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each Distribution and issuance of the Noteholder Ordinary Shares under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance.

The Company shall effect the listing of the Noteholder Ordinary Shares on Nasdaq Stockholm as soon as reasonably practicable, and in any event, within six (6) weeks following registration of the issuance of Noteholder Ordinary Shares with the Swedish Companies Registration Office in accordance with the Lock-Up Agreement, the Restructuring Implementation Deed, and the Agreed Steps Plan.

3. SSRCF

The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Agreed Steps Plan and Restructuring Implementation Deed, enter into the Facility Agreement Amendments Documents on or before the Effective Date, on behalf of themselves and each Holder of RCF Claims, on the terms set forth in the Facility Agreement Amendments Documents, and which shall be included in the Plan Supplement. The Facility Agreement will be amended and restated in the form of the Facility Agreement Amendments Documents. On the Effective Date, Holders of RCF Claims shall receive their pro rata share of the SSRCF.; provided that all Ancillary Facility Claims (which are pursuant to the Facility Agreement) shall be Reinstated and each Ancillary Facility shall continue in accordance with its terms and constitute an ancillary facility under the SSRCF in accordance with the terms of the SSRCF Credit Agreement. For the avoidance of doubt, each Holder of an Ancillary Facility Claim shall retain its rights and Claims under the applicable Ancillary Facility.

Confirmation of the Plan shall be deemed approval of the Facility Agreement Amendments Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Facility Agreement Amendments Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the RCF SteerCo Group.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all of the Liens and security interests to be granted in accordance with the Facility Agreement Amendments Documents (a) shall be deemed to be granted, (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Facility Agreement Amendments Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Facility Agreement Amendments Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4. Exchange Notes

The Debtors or Reorganized Debtors, as applicable, shall, pursuant to the Agreed Steps Plan and Restructuring Implementation Deed, issue the Exchange Notes on or before the Effective Date, on the terms set forth in the Exchange Notes Indenture, and included in the Plan Supplement. The Exchange Notes shall be distributed to Holders of Notes Claims (or their respective Nominees) on the Effective Date on account of their respective Notes Claims in the manner set forth in the Plan.

Confirmation of the Plan shall be deemed approval of the Notes Amendments Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors, the Reorganized Debtors, or a non-Debtor Affiliate in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Debtors or Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to consummate the applicable Notes Amendments Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as may be agreed between the Debtors or Reorganized Debtors and the Majority Core Noteholder Group.

On the Effective Date, and without the need for any further corporate action or other action by Holders of Claims or Interests, all Liens and security interests granted or confirmed (as applicable) pursuant to, or in connection with, the Notes Amendments Documents (including any Liens and security interests granted or confirmed (as applicable) on the Reorganized Debtors’ assets): (a) shall be deemed to be granted or confirmed (as applicable) by the Reorganized Debtors pursuant to the Notes Amendments Documents; (b) shall be legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Notes Amendments Documents, with the priorities established in respect thereof under applicable non-bankruptcy law and the Notes Amendments Documents; (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Notes Amendments Documents; (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, subordination, or equitable subordination for any purposes whatsoever under any applicable law, the Plan, or the Combined Order; and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable law, the Plan, or the Combined Order. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Combined

Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5. Corporate Action

Upon the Effective Date, all actions contemplated under the Plan and all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date) shall be deemed authorized and approved in all respects, including: (1) the issuance and Distribution of the Noteholder Ordinary Shares; (2) the issuance of New Money Notes; (3) the issuance of Exchange Notes; (4) entry into the Facility Agreement Amendments Documents, (5) implementation of the Restructuring Transactions; (6) entry into the Transaction Documents; and (7) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases.

All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Noteholder Ordinary Shares, the Exchange Notes, the New Money Notes, the Facility Agreement Amendments Documents, the Transaction Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.D of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

Upon Confirmation of the Plan, each Holder of RCF Claims and each Holder of Notes Claims will be deemed to have appointed the Company as its attorney and agent and to have irrevocably instructed, authorized, directed and empowered the Company (or its authorized representative) solely to (i) enter into, execute and (if applicable) deliver, for and on its behalf, any Transaction Document to which it is party, in each case solely to the extent consistent with the Lock-Up Agreement, Agreed Steps Plan and the Restructuring Implementation Deed and (ii) in the case of Holder of Notes, to take any action necessary to ensure that steps described in the Agreed Steps Plan and the Restructuring Implementation Deed are carried out, including if necessary updating the books and records of the relevant clearing systems in which the Notes are held.

6. Corporate Existence

Except as otherwise provided in the Plan or Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable law).

7. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement (including, for the avoidance of doubt the Agreed Steps Plan and Restructuring Implementation Deed), or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Claims, rights, defenses, and Causes of Action of the Debtors, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, Causes of Action, charges, or other encumbrances. If the Reorganized Debtors default in performing under the provisions of the Plan and the Chapter 11 Cases are converted to Chapter 7, all property vested in each Reorganized Debtor and all subsequently acquired property owned as of or after the conversion date shall revest and constitute property of the bankruptcy Estates in such Chapter 7 cases. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

8. Cancellation of Prepetition Credit Agreements, Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in the Plan, the Combined Order, any agreement, instrument or other document entered into in connection with or pursuant to the Plan, the Lock-Up Agreement, or the Restructuring Implementation Deed, all credit agreements, security agreements, intercreditor agreements, notes, instruments, Certificates, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Agents/Trustees shall be released from all duties thereunder; provided, that, notwithstanding Confirmation or the occurrence of the Effective Date, any such document that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) enabling Holders of Allowed Claims and Allowed Interests to receive Distributions under the Plan as provided herein, (b) governing the contractual rights and obligations among the Agents/Trustees and the lenders or Holders party thereto (including, without limitation, indemnification, expense reimbursement, and Distribution provisions) until the Reorganized Debtors emerge from the Chapter 11 Cases, (c) preserving any rights of the Agents/Trustees thereunder to maintain, exercise, and enforce any applicable rights of indemnity, reimbursement, or contribution, or subrogation or any other claim or entitlement, (d) permitting each Agent/Trustee to perform any functions that are necessary to effectuate the immediately foregoing, including appearing and being heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court;

(e) facilitating the amendment, reinstatement and combination of the Facility Agreement into the Facility Agreement Amendments Documents, solely to the extent set forth in the Lock-Up Agreement, (f) facilitating the issuance of New Money Notes, solely to the extent set forth in the Lock-Up Agreement, (g) facilitating the issuance of the Exchange Notes, solely to the extent set forth in the Lock-Up Agreement, (h) facilitating the issuance of the Noteholder Ordinary Shares, solely to the extent set forth in the Lock-Up Agreement and (i) furthering any other purpose as set forth in the Lock-Up Agreement, Restructuring Implementation Deed, and Transaction Documents.32

9. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Transaction Documents, and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

10. Certain Securities Law Matters

Except as described in the following paragraphs, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act the offer, issuance, and Distribution of the Exchange Notes, the Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) issued pursuant to the Plan on account of Notes Claims. The offering, issuance, and Distribution of such Exchange Notes, Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) pursuant to section 1145(a) of the Bankruptcy Code shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, Distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such Exchange Notes, Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

With respect to any Consenting Noteholder who signed the Lock-Up Agreement before the filing of the Chapter 11 Cases with the Bankruptcy Court, the Debtors relied on section 4(a)(2) of the Securities Act or Regulation S under the Securities Act for the offer of the Exchange Notes and the Noteholder Ordinary Shares to be issued pursuant to the Plan on account of Notes Claims,

[32]	For the avoidance of doubt, the Facility Agreement Documents shall not be cancelled, but shall be amended in accordance with the Agreed Steps Plan and the Restructuring Implementation Deed.

and the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act the issuance and Distribution of such Exchange Notes and the Noteholder Ordinary Shares. Such Exchange Notes and Noteholder Ordinary Shares will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

The Debtors will rely on section 1145(a) of the Bankruptcy Code, section 4(a)(2) of the Securities Act and Regulation S under the Securities Act, or any other available exemption from registration under the Securities Act, as applicable, to exempt from registration under the Securities Act the offer, issuance, and Distribution of the New Money Notes issued pursuant to the Plan, which do not include any Backstopped Notes. Such Backstopped Notes will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws if they are issued to a U.S. person in accordance with the Backstop Agreement pursuant to section 4(a)(2) of the Securities Act but will otherwise be issued pursuant to Regulation S (if they are issued to a non-U.S. person outside of the United States in accordance with the Backstop Agreement). Such Backstopped Notes may be resold, exchanged, assigned or otherwise transferred pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law.

11. Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan, including: (a) the issuance, Distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the SSRCF, the Exchange Notes, and the New Money Notes, if applicable; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Combined Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

12. Employee and Retiree Benefits

All compensation and benefits programs shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

13. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action included in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Consenting Creditors) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action of the Debtors against it. Except as specifically released under the Plan or pursuant to a Final Order, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action of the Debtors notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

For the avoidance of doubt, the Debtors and the Reorganized Debtors do not reserve any Claims or Causes of Action that have been expressly released by the Debtors pursuant to the Debtor Release set forth in Article VIII of the Plan (including, for the avoidance of doubt, Claims against the Consenting Creditors).

F. Treatment of Executory Contracts and Unexpired Leases

1. Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be assumed and assigned to the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (1) those that are identified on the Rejected Executory Contract and Unexpired Lease List; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. The Rejected Executory Contract and Unexpired Lease List shall be acceptable to the Majority Participating Lenders and the Majority Core Noteholder Group and the Debtors shall not seek to assume or reject Executory Contracts and Unexpired Leases, except with the prior written consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group (which consent shall not be unreasonably withheld).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Lock-Up Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Lock-Up Agreement shall be binding and enforceable against the parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Lock-Up Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of such agreement including, without limitation, any termination events or provisions thereunder. On the Effective Date, in accordance with the Lock-Up Agreement, the Debtors shall pay to each Consent Fee Eligible Participating Lender (x) the RCF Lock-Up Fee and (y) to the extent the RCF Forbearance Fee has not been paid in accordance with the terms of the Lock-Up Agreement, the RCF Closing Fee, in each case, calculated in the manner set forth in the Lock-Up Agreement. On the Effective Date, in accordance with the Lock-Up Agreement, the Debtors shall pay to each (x) Consent Fee Eligible Consenting Eurobond Noteholder the Eurobond Consent Fee, (y) Early Bird Eligible Consenting Eurobond Noteholder the Early Bird Eurobond Consent Fee, (z) eligible Participating MTN Holder, the Simple Majority MTN Consent Fee, the Enhanced Majority MTN Consent Fee in additional Exchange Notes, in each case to the extent applicable in accordance with the terms of, and calculated in the manner set forth in the Lock-Up Agreement.

Entry of the Combined Order by the Bankruptcy Court shall constitute a Final Order approving the assumptions and assumptions and assignments of the Executory Contracts and Unexpired Leases as set forth in the Plan and the rejections of the Executory Contracts and Unexpired Leases as set forth in the Rejected Executory Contract and Unexpired Lease List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to Article V.A of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List identified in Article V.A of the Plan and in the Plan Supplement at any time through and including 45 days after the Effective Date.

To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the Executory Contract or Unexpired Lease counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

2. Indemnification Obligations

On and after the Effective Date, the Indemnification Provisions will be assumed and irrevocable and survive the Effective Date. None of the Debtors or the Reorganized Debtors, as applicable, will take any action to amend or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, managers’, employees’, or agents’ indemnification rights.

3. Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Combined Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the Effective Date or (2) entry of an order of the Bankruptcy Court (including the Combined Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

4. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the Debtors ordinary course of business. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Claims and Noticing Agent on or before 30 days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors ordinary course of business; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure Amount despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure Amount without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors (with the consent of the Majority Core Noteholders Group (not to be unreasonably withheld)) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to Article V of the Plan, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, and for which any Cure has been fully paid pursuant to Article V of the Plan, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

5. Insurance Policies

Each of the Insurance Policies are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan or in the Plan Supplement or any document related thereto, on the Effective Date, (1) the Debtors shall be deemed to have assumed all Insurance Policies, and (2) such Insurance Policies shall revest in the Reorganized Debtors. Nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Combined Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (x) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such Insurance Policies or (y) alters or modifies the duty, if any, that the Insurers pay Claims covered by such Insurance Policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, Insurers shall not need to nor be required to File or serve a Cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing Cure Amounts or Claims.

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any directors’ and officers’ Insurance Policies in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled, subject to and in accordance with the terms and conditions of such Insurance Policy in all respects, to the full benefits of any such Insurance Policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. For the avoidance of doubt, the directors’ and officers’ Insurance Policies shall revest in the Reorganized Debtors. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including by purchasing any tail coverage (including, without limitation, a tail policy).

6. Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

7. Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, subject to the consent of the Majority Consenting Creditors (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

8. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code

9. Contracts and Leases Entered into after Petition Date

Notwithstanding anything contained in the Plan (including any release, discharge, exculpation or injunction provisions) or the Combined Order, contracts, agreements, instruments, Certificates, leases and other documents entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts, agreements, instruments, certificates, leases and other documents (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the Plan (including the release, discharge, exculpation and injunction provisions), the entry of the Combined Order and any other Definitive Documents.

G. Provisions Governing Distributions

1. Distributions on Account of Claims and Interests Allowed as of the Effective Date

Except as otherwise provided (i) in the Plan, (ii) upon a Final Order, or (iii) in an agreement by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Claim or Interest, on the Effective Date or as reasonably practicable thereafter, the Distribution Agent shall make initial Distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan.

2. Rights and Powers of Disbursing Agent

a. Powers of the Disbursing Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all Distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

b. Expenses Incurred on or after the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

3. Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, unless as otherwise agreed to by the Debtors or set forth in an order of the Bankruptcy Court: (a) no partial payments and no partial Distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order; provided, however, that if a portion of a Claim is not Disputed, the Distribution Agent may make a partial distribution based on such portion of such Claim that is not Disputed; and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any Distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other Distributions arising from property distributed to Holders of Allowed Claims or Interests, as applicable, in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other Distributions were earlier paid to Holders of Allowed Claims or Interests in such Class.

4. Delivery of Distributions and Undeliverable or Unclaimed Distributions

a. Delivery of Distributions

Except as otherwise provided herein (including, for the avoidance of doubt, as set forth in the foregoing paragraph with respect to Distributions to Holders of RCF Claims and Notes Claims), and notwithstanding any authority to the contrary, Distributions to Holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to Holders of record as of the Effective Date by the Distribution Agent: (1) to the address of such Holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been Filed and the Distribution Agent has not received a written notice of address or change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Notwithstanding anything to the contrary in the Plan, including Article VI.D of the Plan, the Debtors, the Reorganized Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any Distributions under the Plan, including for the avoidance of doubt, Distributions to the Holding Period Trust.

b. Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

c. Foreign Currency Exchange Rate

Except as otherwise provided in a Final Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall, for the purposes of determining the amount of a Distribution be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as displayed by Bloomberg L.P. or, if that rate is not available, as published in The Wall Street Journal, National Edition, as of a date to be agreed by the Debtors or the Reorganized Debtors, the Majority Participating Lenders, and the Majority Core Noteholder Group.

d. Undeliverable Distributions and Unclaimed Distributions

If any Distribution to a Holder of an Allowed Claim or Interest is returned to the Distribution Agent as undeliverable, no further Distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed Distributions shall be made to such Holder on the next Distribution Date. Undeliverable Distributions shall remain in the possession of the Reorganized Debtors until such time as a Distribution becomes deliverable, or such Distribution reverts to the Reorganized Debtors or is cancelled pursuant to Article VI.D.(c) of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any Distribution under the Plan, other than with respect to the Noteholder Ordinary Shares or Exchange Notes, that is an unclaimed Distribution for a period of six months after Distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such unclaimed Distribution is not Noteholder Ordinary Shares or Exchange Notes, as applicable, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the Distribution that is an unclaimed Distribution, to the contrary.

Noteholder Ordinary Shares and Exchange Notes will be issued directly to any Holder of an Allowed Notes Claim (or its Nominee(s)) that has confirmed its details (including details of a securities account that is compatible with Euroclear Sweden) to the Distribution Agent by no later than the date falling 10 Business Days prior to the Effective Date (or such other time and date as the Debtor and the Majority Core Noteholder Group may agree). Any Holder of an Allowed Notes Claim that has not confirmed its details by this date shall accept that its pro rata share of the Noteholder Ordinary Shares and Exchange Notes may instead be transferred to the Holding Period Trust.

If any Holder of an Allowed Notes Claim is unable, owing to fund constitutional or binding governance reasons, to receive its pro rata share of the Noteholder Ordinary Shares or Exchange Notes or to nominate a Nominee to receive its pro rata share of the Noteholder Ordinary Shares or Exchange Notes, such Noteholder Ordinary Shares or Exchange Notes may be transferred to the Holding Period Trust. Any unclaimed Noteholder Ordinary Shares or Exchange Notes held by the trustee at the end of such fixed period shall be liquidated and the net proceeds held on trust for a further fixed period for such Holder of an Allowed Notes Claim to claim. Upon the expiry of the later fixed period, the trustee will deliver any unclaimed proceeds to the Debtor.

e. Surrender of Cancelled Instruments or Securities

On the Effective Date, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent. Such Certificate shall be cancelled solely with respect to the Debtors (other than any Certificate that survives and is not cancelled pursuant to the Plan), and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, Article VI of the Plan shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.

5. Claims Paid or Payable by Third Parties

a. Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a Distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return or deliver any Distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such Distribution under the Plan; provided that the foregoing shall not prejudice such third party’s rights (including, for the avoidance of doubt, subrogation rights) with respect to the Debtors and the Reorganized Debtors.

b. Claims Payable by Insurance Carriers

No Distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

c. Applicability of Insurance Policies

Except as otherwise provided herein, Distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

6. Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off or recoup against any Allowed Claim (other than an Allowed Claim held by a Consenting Creditor) and the Distributions to be made pursuant to the Plan on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder; provided, further, that such Holder may contest any such set off by a Reorganized Debtor in the Bankruptcy Court or any other court of competent jurisdiction. For the avoidance of doubt, any such right of set off may be preserved by Filing a Proof of Claim related to such right of set off prior to the Effective Date.

7. Allocation Between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

8. Minimum Distributions

No (a) fractional shares of Noteholder Ordinary Shares or (b) fractional New Money Notes or Exchange Notes shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. Whenever any payment or Distribution of a (a) fraction of a dollar or (b) fractional New Money Note or Exchange Notes under the Plan would otherwise be called for, such payment or Distribution shall be rounded as follows: (x) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number; and (y) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment or Distribution therefore. The total number of authorized New Money Notes, and/or Exchange Notes, as applicable, shall be adjusted as necessary to account for the foregoing rounding, subject to any minimum denominations required under the Exchange Notes or the New Money Notes, as the case may be.

Whenever any payment or Distribution of a fraction of a dollar or fractional share of Noteholder Ordinary Shares under the Plan would otherwise be called for, the actual payment or Distribution will reflect a rounding down of such fraction to the nearest whole dollar or share of Noteholder Ordinary Shares, with half dollars and half shares of Noteholder Ordinary Shares or less being rounded down.

H. Procedures for Resolving Disputed Claims

1. Disputed Claims Generally

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in the Plan or Combined Order, Holders of Claims, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, need not File Proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims as if the Chapter 11 Cases had not been commenced. The Holders of Claims other than Claims arising from the rejection of an Executory Contract or Unexpired Lease shall not be subject to any Claims resolution process in the Bankruptcy Court. Except for Proofs of Claim in respect of Claims arising from the rejection of an Executory Contract or Unexpired Lease, any Filed Claim, regardless of the time of filing, and including Claims Filed after the Effective Date, shall be deemed withdrawn. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court

2. Objections to Claims

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims shall be served and Filed on or before the later of (i) one (1) year after the Effective Date and (ii) such later date as may be fixed by the Bankruptcy Court. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims other than through an objection to a Claim or to Proof of such Claim.

3. Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, and subject to the consent of the Majority Participating Lenders and the Majority Core Noteholder Group, not to be unreasonably withheld, may (i) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (ii) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim, including, without limitation, at any time during litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.

4. Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors

5. No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is Filed, no payment or Distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Disputed Claim becomes an Allowed Claim.

6. Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan, including the treatment provisions provided in Article IV of the Plan.

7. Claims Resolution Procedures Cumulative

All of the Claims, objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

8. Single Satisfaction of Claims

In no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim or Interest exceed 100 percent of the underlying Allowed Claim or Interest plus applicable interest required to be paid hereunder, if any

I. Settlement, Release, Injunction, and Related Provisions

1. Compromise and Settlement

Upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Agreed Steps Plan. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement and transactions are in the best interests of the Debtors, their Estates, and Holders of Allowed Claims and Allowed Interests, and is fair, equitable, and within the range of reasonableness. Subject to the provisions of the Plan governing distributions, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

In accordance with the provisions of the Plan, and pursuant to Bankruptcy Rule 9019, without any further notice to, or action, order, or approval of, the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle (1) Claims (including Causes of Action) against and Interests in the Debtors not previously Allowed (if any) and (2) claims (including Causes of Action) against other Entities.

2. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the Distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

3. Release of Liens

Except as otherwise provided in or pursuant to the New Security Documents, the Plan, the Combined Order, or any other contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B. of the Plan and any existing mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates or the Debtors’ affiliates for the benefit of Holders of RCF Claims, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, other than, for the avoidance of doubt, the Liens and security interests granted pursuant to, or in connection with, the Facility Agreement Amendments Documents, the Notes Amendments Documents or the Security Documents (as defined in the Notes Amendments Documents). Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Combined Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

4. Releases by the Debtors

Except as otherwise specifically provided in the Plan or the Combined Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any Avoidance Actions and derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Cause of Action against, or Interest in, a Debtor or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Facility Agreement Documents, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of Securities pursuant to the Plan, or the Distribution of property under the Plan, the Lock-Up Agreement, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, the Lock-Up Agreement, the Restructuring Implementation Deed, the Rights Offering Documents (including the Backstop Agreement), the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Definitive Documents, the Facility Agreement Amendments Documents, or any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct gross negligence of an Entity other than a Debtor, (iv) any Cause of Action against a Released Party arising from any obligations owed to or by the Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date, (v) any Cause of Action that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, or (vi) any Cause of Action against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan.

5. Releases by Holders of Claims and Interests

Except as otherwise specifically provided in the Plan or the Combined Order, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Facility Agreement Documents, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or Distribution of Securities pursuant to the Plan, or the Distribution of property under the Plan, or the Lock-Up Agreement. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Lock-Up Agreement, the Restructuring Implementation Deed, the Rights Offering Documents (including the Backstop Agreement), the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Definitive Documents, the Facility Agreement Amendments Documents, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, (iv) any Cause of Action against a Released Party arising from any obligations owed to or by the Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date, (v) any Cause of Action that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, or (vi) any Cause of Action against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan.

6. Exculpation

Except as otherwise expressly provided in the Plan or the Combined Order, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any and all Causes of Action whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising in law, equity, contract, tort or otherwise, for any claim related to any act or omission in connection with, relating to, or arising out of the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Facility Agreement, the Prepetition Finance Documents, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Rights Offering Documents, the Restructuring Implementation Deed, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Lock-Up Agreement, the Disclosure Statement, the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the Distribution of property under the Plan, the Lock-Up Agreement, or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and Distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such Distributions shall not be, liable at any time for (i) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Lock-Up Agreement, the Restructuring Implementation Deed, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action, (iii) any Cause of Action (other than a Cause of Action against the Debtors, the Reorganized Debtors, or any Related Party of the Debtors) unknown to such Exculpated Party as of the Effective Date that arises out of actual fraud or gross negligence of an Entity other than such Exculpated Party, or (iv) the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such Distributions made pursuant to the Plan.

7. Injunction

Upon entry of the Combined Order, all Persons and Entities shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan or the vesting of the Estates’ assets in, and the enjoyment of such assets by, the Reorganized Debtors pursuant to the Plan.

Except as otherwise specifically provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Combined Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions (collectively, the “Covered Matters”) against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties (the “Covered Entities”): (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

With respect to any Covered Entity, no Entity or Person may commence or continue any action, employ any process, or take any other act to pursue, collect, recover or offset any Claim, Interest, debt, obligation, or Cause of Action relating or reasonably likely to relate to any act or commission in connection with, relating to, or arising out of a Covered Matter (including one that alleges the actual fraud, gross negligence, or willful misconduct of a Covered Entity), unless expressly authorized by the Bankruptcy Court after (1) it determines, after a notice and a hearing, such Claim, Interest, debt, obligation, or Cause of Action is colorable and (2) it specifically authorizes such Entity or Person to bring such Claim or Cause of Action. The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether any such Claim, Interest, debt, obligation or Cause of Action is colorable and, only to the extent legally permissible and as provided for in Article XI, shall have jurisdiction to adjudicate such underlying colorable Claim, Interest, debt, obligation, or Cause of Action.

J. Conditions to Effective Date

The following are conditions to the Effective Date that must be satisfied or waived in accordance with Article IX.B of the Plan:

(1)	the Combined Order in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders shall be a Final Order;

(2)

the Transaction Documents and the New Security Documents, shall be in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date);

(3)	the Backstop Agreement shall remain in full force and effect and shall not have terminated pursuant to its terms;

(4)	the Rights Offering shall have been conducted, in all material respects, in accordance with the Rights Offering Procedures;

(5)

issuance of the Noteholder Ordinary Shares (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date), in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

(6)

all conditions precedent to the issuance of the Exchange Notes have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

(7)

all conditions precedent to the issuance of the New Money Notes have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement and the Restructuring Implementation Deed;

(8)

all conditions precedent to the effectiveness of the SSRCF have been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date, in each case, in accordance with the Plan, the Lock-Up Agreement and the Restructuring Implementation Deed;

(9)

all other applicable Definitive Documents shall be in form and substance acceptable to the Majority Core Noteholder Group and the Majority Participating Lenders (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date and those conditions precedent that are expected to occur on the Effective Date);

(10)	the establishment and funding of the Professional Fee Escrow Account;

(11)

payment of all fees, costs and expenses required to be paid under the Lock-Up Agreement, the Backstop Agreement, and the other Transaction Documents and in accordance with the Lock-Up Agreement, including the Restructuring Expenses (to the extent not already paid);

(12)	the Swedish Reorganisation Plan Confirmation shall have occurred and shall be a Final Order;

(13)	all payments in Cash due pursuant to the Treatment in Class 3 and pursuant to the Treatment in Class 5 shall have been paid in full in Cash;

(14)

the Agreed Steps Plan and evidence that steps and transactions referred to therein as steps/transactions to be undertaken on or prior to the Effective Date shall have been or will be duly completed to the satisfaction of Majority Core Noteholder Group and Majority Participating Lenders in accordance with the Plan, the Lock-Up Agreement, and the Restructuring Implementation Deed;

(15)

all requisite governmental authorities and third parties will have approved or consented to the Restructuring Transactions and any applicable waiting period under applicable law (including with respect to anti-trust laws) shall have expired, in either case, to the extent required;

(16)

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise preventing or prohibiting the consummation of any Restructuring Transactions.

(17)

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by, and in accordance with, the Lock-Up Agreement, the Agreed Steps Plan, the Restructuring Implementation Deed, and the Plan; and

(18)	either:

~~(18)~~ (i) the Lock-Up Agreement shall not have been terminated and shall remain in full force and effect ~~in accordance with its terms.~~; or

(ii)

(a)	on or before May 30, 2025 the Debtors shall have delivered the Swedish RP Certificate to the Consenting Creditors;

(b)

the Lock-Up Agreement shall not have been terminated other than pursuant to clause 8.1(b) (Automatic Termination) of the Lock-Up Agreement and such termination shall have occurred not more than 122 days before the Effective Date; and

(c)	the Company shall have delivered to the Consenting Creditors a LUA Compliance Certificate;

(d)

no event or circumstance has occurred which (with the expiry of any grace period, the giving of any notice or any combination of the foregoing) would have resulted in a termination right arising in favor of (i) the Majority Core Noteholder Group or the Majority Participating Lenders under paragraphs (c) to (e) of Clause 8.3 (Voluntary termination) or 8.5 (Termination by Participating Lenders with respect to Participating Lenders only) of the Lock-Up Agreement or (ii) the Majority Participating Lenders or the

Majority Consenting Noteholders under paragraph (f) of Clause 8.3 (Voluntary termination) of the Lock-Up Agreement (in each case, as if it had not already terminated) and none of the Majority Core Noteholder Group, the Majority Participating Lenders nor the Majority Consenting Noteholders have delivered notice to the Company confirming that it or they would have terminated the Lock-Up Agreement on the basis of such event or circumstance if the Lock-Up Agreement had still been in full force and effect; and

(e)	neither the Majority Core Noteholder Group nor the Majority Participating Lenders have delivered an Effective Date Failed CP Notice to the Company.

K. ~~1.~~ Waiver of Conditions

The Debtors, with the prior written consent (which may be provided through electronic mail) of the Majority Core Noteholder Group and the Majority Participating Lenders, may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time or as otherwise provided in the Lock-Up Agreement without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Consenting Creditors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

L. ~~K.~~ Modification, Revocation, or Withdrawal of Plan

1. Modification of the Plan

Subject to the limitations and terms contained in the Plan, the Debtors reserve the right to (1) amend or modify the Plan before the entry of the Combined Order consistent with the terms set forth herein, in accordance with the Bankruptcy Code and the Bankruptcy Rules; and (2) after the entry of the Combined Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, subject to the Lock-Up Agreement, to remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein, in each case set forth in the preceding clauses (1) and (2) with the prior written consent (which may be provided through electronic mail) of the Majority Participating Lenders and the Majority Core Noteholder Group. The Debtors must give counsel to the Consenting Creditors (or, if a Consenting Creditor does not have counsel, to such Consenting Creditor) at least five (5) Business Days’ advance notice, or otherwise as much notice as is reasonably practicable, prior to withdrawing the Plan.

2. Effect of Confirmation on Modifications

Entry of the Combined Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3. Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Lock-Up Agreement and the approval rights of the parties set forth therein, to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Lock-Up Agreement that survive the termination of these agreements (each, according to its terms) shall remain in effect in accordance with the terms thereof.

M. ~~L.~~ Retention of Jurisdiction

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases or the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, which shall be exclusive jurisdiction within the territorial jurisdiction of the United States, including jurisdiction to:

(1)

subject to Article VII.A of the Plan, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(2)

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(3)

resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

(4)

ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to Distributions under the Plan;

(5)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(6)

enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Combined Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

(7)	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(8)	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(9)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(10)

hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of Distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Combined Order; or (d) related to section 1141 of the Bankruptcy Code;

(11)	decide and resolve all matters related to the issuance of the Noteholder Ordinary Shares and the New Money Notes and the execution of the Transaction Documents;

(12)	enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

(13)	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

(14)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(15)	enter an order or Final Decree concluding or closing the Chapter 11 Cases;

(16)	enforce all orders previously entered by the Bankruptcy Court; and

(17)	hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code.

provided, in each case, that the Bankruptcy Court shall not retain jurisdiction over matters arising from agreements or documents (or performance under agreements or documents) contained in the Plan Supplement or any Definitive Documents, in each case, that have a jurisdictional, forum selection, or dispute resolution clause that refers matters to or permits a Person to bring actions before a different court or forum, and any matters arising from agreements or documents (or performance under any agreements or documents) contained in the Plan Supplement or any other Definitive Documents that contain such clauses shall be governed in accordance with the provisions of such agreements or documents; provided, further, that if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

SECTION V.

VOTING PROCEDURES AND REQUIREMENTS

If you are entitled to vote to accept or reject the Plan, you should receive a Ballot for the purpose of voting on the Plan. If you hold Claims you are entitled to vote in more than one Class, you will receive separate Ballots to use for voting in each such Class. If you are entitled to vote and did not receive a Ballot, received a damaged Ballot, or lost your Ballot, please contact the Voting Agent by e-mail at ~~Intrumballots@ra.kroll.com.~~ Intrumballots@ra.kroll.com.

Before voting to accept or reject the Plan, you should carefully review the Plan attached hereto as Exhibit A and described in Section IV, titled “Summary of Joint Prepackaged Chapter 11 Plan.”

As applicable, an Opt-Out Election Form or Ballot will be provided to you. The Opt-Out Election Form or Ballot, as applicable, will provide you with the option to not grant the releases contained in Article VIII of the Plan to the extent the releases are applicable to you. You must complete and timely return the Opt-Out Election Form or Ballot, as applicable, to the Voting Agent by the Voting Deadline in accordance with the instructions set forth in the Opt-Out Election Form or Ballot, as applicable, for your opt-out to be valid; OTHERWISE, YOU WILL BE DEEMED TO CONSENT TO AND BE BOUND BY THE RELEASES SET FORTH IN THE PLAN IF THEY ARE APPLICABLE TO YOU. Please review the additional information set forth in this Disclosure Statement, the Opt-Out Election Form or Ballot, as applicable, the Plan, and any other documents related to the Chapter 11 Cases that you may receive from time to time. Please be advised that your decision to opt out of the releases in Article VIII of the Plan does not affect the amount of distribution you will receive under the Plan.

A. Voting Deadline

For your vote to be considered for purposes of accepting or rejecting the Plan, your Ballot must be actually received by the Voting Agent no later than the Voting Deadline of 4:00 p.m., prevailing Central Time, on November 13, 2024. The Debtors expressly reserve the right to extend the Voting Deadline by oral or written notice to the Voting Agent. The Debtors will not have any obligation to publish, advertise, or otherwise communicate any such extension, other than by filing a notice of such extension on the docket and/or posting notice on the Voting Agent’s solicitation website at ~~https://cases.ra.kroll.com/IntrumBallots~~https://cases.ra.kroll.com/IntrumAB . There can be no assurance that the Debtors will exercise this right to extend the solicitation period and Voting Deadline.

UNLESS YOUR BALLOT IS ACTUALLY RECEIVED BY THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT TO ACCEPT AND COUNT SUCH LATE BALLOT. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE VOTING AGENT.

You must complete and return your Ballot(s) in accordance with the instructions set forth on the applicable Ballot(s). Votes may not be transmitted orally, by facsimile, or by any means other than those contemplated in the Ballot(s) or voting instructions.

B. Voting Record Date

Consistent with the provisions of Bankruptcy Rule 3018(b), the Debtors have fixed October 15, 2024, as the “Voting Record Date” for the determination of which Holders of record of the Claims are entitled to vote to accept or reject the Plan. Only Holders of record as of the Voting Record Date are entitled to vote to accept or reject the Plan.

C. Parties Entitled to Vote

Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a chapter 11 plan. Creditors or equity interest holders whose claims or interests are not Impaired by a plan are deemed to accept the plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “Impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Creditors and equity interest Holders whose Claims or Interests are Impaired by a plan, but who will neither receive nor retain any property under a plan, are also not entitled to vote because they are deemed to have rejected a plan pursuant to section 1126(g) of the Bankruptcy Code.

As mentioned above, the Debtors are soliciting votes on the Plan only from the Holders of Claims in Classes 3 and 5, which are Impaired and receiving a distribution under the Plan.

D. Ballots

Each Ballot is marked to indicate the Class into which your Claim has been placed under the Plan. All votes to accept or reject the Plan must be cast by completing and submitting the appropriate Ballot in accordance with the instructions set forth on such Ballot, or for Holders of Notes Claims in Class 5, in accordance with the instructions provided by your Nominee. Ballots must be delivered to the Voting Agent in accordance with the instructions set forth on the applicable Ballot or voting instructions, as applicable, and actually received by the Voting Deadline.33

In order to be counted as votes to accept or reject the Plan, all Ballots must be properly executed, completed, and delivered via by first class mail, overnight courier, email or personal delivery so that the Ballots are actually received by the Voting Agent on or before the Voting Deadline. THE METHOD OF DELIVERY OF YOUR BALLOT(S) IS AT YOUR ELECTION AND RISK. If such delivery is by mail, it is recommended that you use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

If you are entitled to vote and you did not receive a Ballot, received a damaged Ballot, or lost your Ballot, please contact the Voting Agent by e-mail at ~~Intrumballots@ra.kroll.com~~Intrumballots@ra.kroll.com

Holders of Claims voting on the Plan should be sure to check the appropriate box entitled “ACCEPT (VOTE FOR) THE PLAN” or “REJECT (VOTE AGAINST) THE PLAN.” Any executed Ballot that does not indicate either acceptance or rejection of the Plan, or that indicates both acceptance and rejection of the Plan, will not be counted.

To the extent a person or entity holds multiple Claims in a particular Class, the Voting Agent will aggregate such Holder’s Claims for purposes of counting votes.

E. Agreements upon Furnishing Ballots

The delivery of a Ballot to the Voting Agent by a Holder of a Claim voting to accept the Plan will constitute the agreement of such Holder to accept (i) all of the terms of, and conditions to, the solicitation and (ii) all terms of the Plan; provided, however, that all parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

[33]

In connection with the solicitation of votes on the Plan, the proposed Voting Agent’s SWIFT-enabled affiliate, Kroll Issuer Services (UK) (“KIS UK”), is authorized to submit a Master Ballot on behalf of (and at the direction of) Euroclear and/or Clearstream following customary practices. Any instructions submitted in solicitations of votes on the Plan to Euroclear and/or Clearstream with respect to the Class 5 Notes Claims, will be forwarded by Euroclear and/or Clearstream to KIS UK, which will share such information with the Voting Agent.

A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

F. Withdrawal or Change of Votes on the Plan

Any claimholder who has submitted a properly completed Ballot to the Voting Agent may change its vote by submitting, prior to the Voting Deadline, a subsequent, properly completed Ballot. If more than one timely, properly completed Ballot is received with respect to the same Claim, the Ballot that will be counted will be the Ballot that the Voting Agent determines in its sole discretion was the last to be received.

Except as may be provided in the Lock-Up Agreement, no vote may be withdrawn after the Voting Deadline, without the prior consent of the Debtors.

G. Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another Entity acting in a fiduciary or representative capacity, such Entity should indicate such capacity when signing and, if requested by the Debtors, will be required to submit proper evidence of authority to so act satisfactory to the Debtors.

H. Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of the Ballots will be determined by the Debtors in their sole discretion, which determination will be final and binding on all parties.

The Debtors reserve the right to reject any and all Ballots not in proper form or improperly delivered. Unless otherwise directed by the Bankruptcy Court, delivery of a Ballot will not be deemed to have occurred until any irregularities have been cured or waived; provided, however, that the Debtors may waive any defects or irregularities as to any particular Ballot. Neither the Debtors nor any other person, including the Voting Agent, will have any duty to provide notification of defects or irregularities with respect to the Ballots, nor will any of them incur any liabilities for failure to provide such notification.

I. Further Information, Additional Copies

If you have any questions or require further information about the voting procedures or about the Solicitation Package, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents (at your own expense, unless otherwise specifically required by of Bankruptcy Rule 3017(d)), please contact the Voting Agent by e-mail at ~~Intrumballots@ra.kroll.com.~~Intrumballots@ra.kroll.com.

SECTION VI.

CONFIRMATION OF PLAN

A. Combined Hearing

On, or as promptly as practicable after commencement of the Chapter 11 Cases, the Debtors will request that the Bankruptcy Court schedule the Combined Hearing. Notice of the Combined Hearing will be provided to all known creditors and equity interest Holders. The Combined Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Combined Hearing or any subsequent adjourned Combined Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to the confirmation of the Plan must (i) be in writing, (ii) conform to the Bankruptcy Rules, (iii) set forth the name of the objecting party, the nature of Claims or Interests held or asserted by the objecting party, (iv) state with particularity the legal and factual basis for the objection, and (v) be filed with the Bankruptcy Court, together with proof of service thereof, and served so as to be received no later than the date and time designated in the notice of the Combined Hearing.

The procedures for filing objections to confirmation of the Plan shall be determined by the Bankruptcy Court after the Chapter 11 Cases are commenced.

B. Requirements for Confirmation of Plan – Consensual Confirmation

At the Combined Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Some of these requirements are discussed below.

1. Acceptance by At Least One Impaired Class of Claims

Pursuant to section 1129(a)(10) of the Bankruptcy Code, at least one Impaired Class of Claims must vote to accept the Plan. An Impaired Class of Claims is deemed to have accepted the Plan if it is accepted by the Holders of at least two-thirds in amount and more than one-half in number of the Claims that have voted on the Plan.

2. Feasibility

Pursuant to section 1129(a)(11) of the Bankruptcy Code, the Bankruptcy Court must determine, among other things, that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors. This condition is often referred to as the “feasibility” of the Plan.

For purposes of determining whether the Plan meets this requirement, the Debtors, in consultation with their financial advisors, have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan. As part of that analysis, the Debtors have prepared consolidated projected financial results (the “Financial Projections”) for each of the fiscal years through 2028.

The Debtors have prepared the Financial Projections based upon certain assumptions and the assessments of market experts the Debtors believe to be reasonable at the time of preparation. The Financial Projections have not been examined or compiled by independent accountants. Many of the assumptions on which the Financial Projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the period covered by the Financial Projections may vary from the projected results, and the variations may be material. All Holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in evaluating the feasibility of the Plan.

The Financial Projections, and the assumptions on which they are based, are attached hereto as Exhibit D.

3. Best Interests Test

Unless an Impaired Class of Claims accepts the Plan unanimously, section 1129(a)(7) of the Bankruptcy Code requires the Bankruptcy Court to determine that the Plan is in the best interests of the dissenting Holders of Claims in such Class. This “best interests” test must show that each Holder of an Impaired Claim in such Class will receive property under the Plan with a value that is not less than such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

To estimate the potential recoveries to Holders of Claims and Interests in a chapter 7 liquidation, the Bankruptcy Court would first have to estimate the amount of liquidation proceeds that might be available for distribution based on the relative priority of Claims and Interests as set forth in the Bankruptcy Code.

The amount of liquidation proceeds available for Distribution to Holders of unsecured Claims would be reduced by, first, the Claims of secured creditors to the extent of the value of their respective collateral and, second, the administrative and other priority claims allowed in chapter 7, including the costs and expenses of liquidation, such as the compensation of a chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, applicable taxes, litigation costs, and all unpaid administrative expenses incurred in the Chapter 11 Cases allowed in the chapter 7 cases, such as compensation of counsel and other professionals retained by the Debtors and obligations arising from the Debtors’ operations during the pendency of the Chapter 11 Cases. The liquidation itself would accelerate certain priority payments that otherwise would be due in the original course of business. Those priority claims would have to be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured Claims or to make any distribution in respect of Interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases, resulting in a significantly greater amount of General Unsecured Claims.

Once the Bankruptcy Court ascertains the potential recoveries to the Debtors’ creditors in chapter 7, it would then compare it to the respective distributions to such creditors provided under the Plan. If the probable distribution to a Class under chapter 7 has a value greater than the value of the distribution to be received by the members of such Class under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed.

The Liquidation Analysis attached hereto as Exhibit E demonstrates that each Holder of a Claim or Interest in an Impaired Class will receive at least as much, if not more, under the Plan as such Holder would receive if the Debtors were liquidated under chapter 7.

C. Requirements for Confirmation of Plan – Non-Consensual Confirmation

The Bankruptcy Code permits the Bankruptcy Court to confirm the Plan over the dissent of any Impaired Class of Claims or Interests as long as the remaining standards in section 1129(a) and section 1129(b) are met. This power to confirm a plan over dissenting classes is often referred to as a “cram down.” It ensures that no single class of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is accepted by the other case constituents.

The Bankruptcy Court may confirm the Plan despite the rejection (or deemed rejection) by any Impaired Class of Claims or Interests if the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Class.

1. Unfair Discrimination

In general, a bankruptcy court will consider whether a plan provides different treatment to classes of claims of the same legal character and equal rank. The test does not require that the treatment be exactly the same, but that, to the extent such treatment is different, the discrimination be “fair.” Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly.

2. Fair and Equitable Test

To be fair and equitable with respect to a dissenting class of impaired secured claims, a chapter 11 plan must provide that each Holder in such class either (a) retains its liens on the property subject to such liens (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of consummation of the chapter 11 plan, of at least such allowed amount or (b) receives the “indubitable equivalent” of its secured claim.

To be fair and equitable with respect to a dissenting class of impaired unsecured creditors, a chapter 11 plan must provide that either (a) each Holder in such class receives or retains property having a value, as of consummation of the plan, equal to the allowed amount of its unsecured claim or (b) the Holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the chapter 11 plan.

To be fair and equitable with respect to a dissenting class of impaired equity interest Holders, a chapter 11 plan must provide that either (a) each Holder in such class receives or retains property having a value, as of consummation of the chapter 11 plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference or fixed redemption price of its interest and (ii) the value of its interest or (b) the Holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the chapter 11 plan.

The Debtors submit, and will demonstrate in the memorandum of law they will file in connection with Confirmation, that the Plan is fair and equitable and does not discriminate unfairly with respect to the Holders of Claims and Interests, as applicable.

SECTION VII.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of the consummation of the Plan to holders of RCF Claims or Notes Claims (collectively, the “Addressed Claims”). The following discussion does not address the U.S. federal income tax consequences to holders of Claims who are Unimpaired or who are not entitled to vote because they are deemed to accept or reject the Plan. In addition, this discussion does not address the receipt of Applicable Noteholder Consent Fees, RCF Fees, Backstop Fees or any other consideration being received on account of a person’s capacity other than as a holder of a Claim as consideration for their Claim pursuant to the Plan nor does it address tax issues relating to the ownership or disposition of the New Money Notes.

This discussion is limited to U.S. Holders (defined below) of Addressed Claims, who hold their Addressed Claims as capital assets for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address rules relating to special categories of holders, including financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, tax-exempt organizations, traders in securities that elect to mark- to-market, persons subject to special accounting rules under section 451(b) of the Code, U.S. expatriates, investors that hold Addressed Claims as part of a straddle, hedging, constructive sale or conversion transaction, holders whose functional currency is not the U.S. dollar or holders who will actually or constructively own 5% or more of the ordinary shares in the capital of the Company (by either vote or value). The discussion does not address any U.S. state, local or foreign taxes, the “Medicare” tax on net investment income, any U.S. federal alternative minimum tax or any other U.S. federal tax other than the U.S. federal income tax.

Generally, the Plan is not expected to have any material U.S. federal income tax consequences to the Debtors. Accordingly, this discussion does not address any U.S. federal income tax consequences relevant to the implementation of the Plan to the Debtors.

The discussion of U.S. federal income tax consequences below is based on the Code, U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), judicial authorities, published positions of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. Holders should note that no rulings from the IRS have been sought with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.

This discussion is not a comprehensive description of all of the U.S. federal tax consequences that may be relevant with respect to the Plan. U.S Holders are urged to consult their own tax advisors regarding their particular circumstances and the U.S. federal tax consequences with respect to the Plan, as well as any tax consequences arising under the laws of any U.S. state, local or foreign tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Addressed Claims that, for U.S. federal income tax purposes, is any of the following:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes holds Addressed Claims, the U.S. federal income tax treatment of a partner (or other beneficial owner) therein generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partnership or other pass-through entity and accordingly, this summary does not apply to partnerships or other pass-through entities. A partner (or other beneficial owner) of a partnership or other pass-through entity or arrangement exchanging Addressed Claims pursuant to the Plan should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner (or other beneficial owner) of exchanging Addressed Claims.

A. U.S. Holders of Addressed Claims

Pursuant to the Plan, each holder of Addressed Claims will receive their pro rata share of (i) in the case of RCF Claims, SSRCF and Cash, and (ii) in the case of Notes Claims, Exchange Notes, Noteholder Ordinary Shares, Subscription Rights and Cash in satisfaction of its Addressed Claims (the “Consideration”). The U.S. federal income tax consequences of the Plan to U.S. Holders of Addressed Claims will depend on whether the exchange of the Addressed Claims pursuant to the Plan constitutes a taxable transaction or a tax-deferred (or partially tax-deferred) transaction, such as an exchange governed by section 368 of the Code. Whether the exchange constitutes a taxable transaction or a tax-deferred (or partially tax-deferred) transaction will depend on the manner in which the Restructuring Transactions undertaken pursuant to the Plan (including pursuant to the Agreed Steps Plan) are consummated (which is not yet finally determined or certain), the identity and U.S. federal income tax classification of the issuer of the Consideration, whether the relevant Addressed Claim is treated as a “security” for U.S. federal income tax purposes, whether the Consideration received in exchange (in whole or partial consideration) for the relevant Addressed Claim is treated as a “security” for U.S. federal income tax purposes and whether Cash or any other amounts are attributable to accrued but unpaid interest on such Addressed Claims.

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are a number of other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor at the time of issuance, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current or accrued basis. A U.S. Holder of Addressed Claims should consult its own tax advisor to determine whether its Addressed Claims should be treated as securities for U.S. federal income tax purposes and, if such Addressed Claims are securities for such purposes, whether any instrument issued as Consideration are securities for such purposes.

If the exchange of Addressed Claims for any of the Consideration constitutes a tax- deferred transaction, generally, U.S. Holders of Addressed Claims that constitute “securities” for U.S. federal income tax purposes, subject to the discussion below under “Accrued Interest” below, should be required to recognize gain (but not loss), to the lesser extent of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the Consideration received in exchange for the Addressed Claim minus the U.S. Holder’s adjusted tax basis, if any, in such Addressed Claim) or (b) the amount of Cash and fair market value of “other property” (as described under section 356 of the Code) received in the exchange. In such case, a U.S. Holder’s tax basis in the Consideration received (other than (i) any Cash or “other property” or (ii) Consideration treated as received in satisfaction of accrued but unpaid interest and accrued original issue discount (“OID”), if any) should be equal to the tax basis in the Addressed Claims exchanged therefor increased by the amount of any gain recognized upon the exchange, and the holding period for such Consideration should include the holding period for the exchanged Addressed Claims. The tax basis of any “other property” should be equal to the fair market value of such property, and the holding period for such “other property” should commence on the day following the Effective Date. Each U.S. Holder of Addressed Claims should consult its own tax advisor about the consequences to them that may apply in the event that the exchange of the Addressed Claims pursuant to the Plan constitutes a tax-deferred (or partially tax-deferred) transaction, such as an exchange governed by section 368 of the Code.

If the exchange of Addressed Claims for the Consideration constitutes a taxable transaction, each U.S. Holder of an Addressed Claim generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of Cash and the “issue price” of the SSRCF or Exchange Notes received, as applicable, and (B) in the case of a U.S. Holder of

Notes Claims, the fair market value of the Noteholder Ordinary Shares and Subscription Rights received (other than any such Consideration treated as received for accrued but unpaid interest and accrued OID, if any) (each based on the U.S. dollar value of any such amount paid in the form of, or based on a foreign currency translated at the spot rate of exchange on the Effective Date) and (ii) the U.S. Holder’s adjusted tax basis in its Addressed Claim immediately prior to the exchange (other than any tax basis attributable to accrued but unpaid interest and accrued OID, if any). The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Addressed Claim in such U.S. Holder’s hands, whether the Addressed Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to its Addressed Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Addressed Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations. To the extent that a portion of the Consideration received is allocable to accrued but untaxed interest or OID, the U.S. Holder may recognize ordinary income. See “Accrued Interest” and “Market Discount” below. A U.S. Holder’s tax basis in any SSRCF, Exchange Notes, Noteholder Ordinary Shares, or Subscription Rights received should be equal to the amount required to be taken into account in computing gain or loss as described above. A U.S. Holder’s holding period in any item of Consideration received on the Effective Date should begin on the day following the Effective Date.

Regardless of whether the exchange is treated as a taxable transaction or a tax-deferred (or partially tax-deferred) transaction, a U.S. Holder will have taxable interest income to the extent of any Consideration allocable to accrued but unpaid interest or OID not previously included in income, as more fully described below under “Accrued Interest,” which amounts will not be included in the amount realized with respect to a U.S. Holder’s Addressed Claim.

B. Consequences of Owning and Disposing of SSRCF, Exchange Notes, Noteholder Ordinary Shares, and Subscription Rights

1. Ownership of SSRCF and the Exchange Notes

The SSRCF and Exchange Notes are intended to be treated as debt for U.S. federal income tax purposes and the discussion below assumes such treatment.

Stated interest on the SSRCF and the Exchange Notes (including any additional amounts paid in respect of withholding taxes and without reduction for any amounts withheld) generally will be includible in the gross income of a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of stated interest on the SSRCF or the Exchange Notes will be required to include in income (as ordinary income) the U.S. dollar value of the foreign currency interest payment (determined based on the spot rate of exchange on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at such time.

A cash method U.S. Holder will not recognize foreign currency exchange gain or loss with respect to the receipt of such stated interest, but may recognize foreign currency exchange gain or loss attributable to the actual disposition of the foreign currency so received.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, or that is otherwise required to accrue interest prior to receipt, will be required to include in income (as ordinary income) the U.S. dollar value of the amount of stated interest income in foreign currency that has accrued for such year determined by translating such amount into U.S. dollars at the average spot rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate of exchange for the partial period within each taxable year. Alternatively, an accrual basis U.S. Holder may make an election (which must be applied consistently to all debt instruments held by the electing U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder, and cannot be changed without the consent of the IRS) to translate accrued interest income into U.S. dollars using the spot rate of exchange on the last day of the interest accrual period (or the last day of the portion of the accrual period within each taxable year in the case of a partial accrual period), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize foreign currency exchange gain or loss with respect to accrued stated interest income on the date such interest is received. The amount of foreign currency exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the foreign currency payment received (determined based on the spot rate of exchange on the date such stated interest is received) in respect of such accrual period and the U.S. dollar value of the interest income that has accrued during such accrual period (as determined above), regardless of whether the payment is in fact converted to U.S. dollars at such time. Any such foreign currency exchange gain or loss generally will constitute ordinary income or loss and be treated, for foreign tax credit purposes, as U.S. source income or loss, and generally will not be treated as an adjustment to interest income or expense.

The SSRCF and the Exchange Notes will be treated as issued with OID for U.S. federal income tax purposes if the sum of all principal and interest payments (other than “qualified stated interest”) with respect to the SSRCF or the Exchange Notes, as applicable, exceeds the issue price (as defined below) of the SSRCF or the Exchange Notes, as the case may be, by more than a statutorily defined de minimis amount. U.S. Holders, whether on the cash or accrual method of accounting for U.S. federal income tax purposes, generally must include any OID in gross income as it accrues (on a constant yield to maturity basis), regardless of whether cash attributable to such OID is received at such time. OID accrued by a U.S. Holder generally will be treated as foreign source ordinary income and generally will be considered “passive” category income in computing the foreign tax credit such U.S. Holder may claim for U.S. federal income tax purposes. The availability of a foreign tax credit is subject to certain conditions and limitations and the rules governing the foreign tax credit are complex. Holders should consult their own tax advisors regarding the rules governing the foreign tax credit and deductions.

The amount of OID includible in gross income by a U.S. Holder of SSRCF or the Exchange Notes in any taxable year generally is the sum of the “daily portions” of OID with respect to the SSRCF or the Exchange Notes, as applicable, for each day during such taxable year on which the U.S. Holder holds the SSRCF or the Exchange Notes. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for the SSRCF or the Exchange Notes may be of any length and may vary in length over the term of the SSRCF or the Exchange Notes provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

The amount of OID allocable to any accrual period will be an amount equal to the product of the “adjusted issue price” for the SSRCF and the Exchange Notes, as applicable, at the beginning of the accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of the SSRCF and the Exchange Notes at the beginning of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any payments previously made on the SSRCF and the Exchange Notes, as applicable, other than any payments of qualified stated interest. The “yield to maturity” of the SSRCF and the Exchange Notes is the discount rate that, when used in computing the present value (as of the issue date) of all principal and interest payments to be made on the SSRCF or the Exchange Notes, as applicable, produces an amount equal to the issue price of the SSRCF or the Exchange Notes. OID, if any, on the SSRCF and the Exchange Notes will be determined for any accrual period in foreign currency and then translated into U.S. dollars.

The “issue price” of the SSRCF and each series of Exchange Notes will be determined separately. The issue price of the SSRCF and each series of the Exchange Notes will depend on whether the SSRCF or such series of Exchange Notes are considered “publicly traded” for U.S. federal income tax purposes as of the issue date of the SSRCF and the relevant series of Exchange Notes. The SSRCF or series of Exchange Notes will be treated as “publicly traded” for U.S. federal income tax purposes if they are traded on an “established market,” within the meaning of the applicable Treasury Regulations, at any time during a 31-day period ending 15 days after the issue date of the SSRCF and the Exchange Notes which, in the case of any particular series of debt, also requires that the series exceeds $100 million. The issue date is the date of the exchange of the RCF Claims for the SSCRF and the Notes Claims for the relevant series of Exchange Notes. Reorganized Debtor[s] may not be able to determine whether the SSRCF or a series of Exchange Notes are treated as “publicly traded” for U.S. federal income tax purposes until after the Effective Date.

If the SSRCF or a series of the Exchange Notes are treated as “publicly traded” for U.S. federal income tax purposes, then the issue price of each of the SSRCF and such series of the Exchange Notes will be their respective fair market values determined as of the issue date. If the SSRCF or a series of Exchange Notes is not treated as “publicly traded” for U.S. federal income tax purposes but the RCF Claims or relevant series of Notes Claims (whichever is surrendered in exchange for the SSRCF or series of the Exchange Notes that are not treated as “publicly traded” for sch purposes) are treated as “publicly traded” for such purposes (under the rules described above), the issue price of the SSRCF or such series of the Exchange Notes (that is not treated as “publicly traded” for such purposes) would be the fair market value of the RCF Claims, in the case of the SSRCF, and the portion of the relevant series of Notes Claims, in the case of the Exchange Notes, exchanged for the SSRCF or the Exchange Notes, as applicable, determined as of the issue date, provided that if the RCF Claims or series of Notes Claims does not exceed $100 million, such Claims will not be considered “publicly traded” for such purposes. If neither the SSRCF nor RCF Claims are treated as “publicly traded” for U.S. federal income tax purpose, the issue price of the SSRCF will be the stated principal amount of the SSRCF as long as the SSRCF Claims are considered to have “adequate stated interest” for U.S. federal income tax purposes. If neither a series of Exchange Notes nor the associated Notes Claims are treated as “publicly traded” for U.S. federal income tax purposes (under the rules described above), the issue price of such Exchange Notes will be the stated principal amount of the Exchange Notes as long as the series of Exchange Notes are considered to have “adequate stated interest” for U.S. federal income tax purposes.

A U.S. Holder will recognize foreign currency exchange gain or loss when OID, if any, is paid (including, upon the disposition of the SSRCF or the Exchange Notes, the receipt of proceeds that include amounts attributable to OID previously included in income) to the extent of the difference, if any, between the U.S. dollar value of the foreign currency payment received, translated at the spot rate of exchange on the date such payment is received, and the U.S. dollar value of the accrued OID. For these purposes, all receipts on the SSRCF or the Exchange Notes will be viewed first, as payment of stated interest payable on the SSRCF or the Exchange Notes, as applicable; second, as receipt of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first; and third, as receipt of principal. The rules governing OID instruments are complex and prospective purchasers should consult their own tax advisors concerning the application of such rules to the SSRCF or the Exchange Notes as well as the interplay between the application of the OID rules and the currency exchange gain or loss rules.

2. Distributions on Noteholder Ordinary Shares

Subject to the discussion below under “Possible Treatment of the Company as a Passive Foreign Investment Company,” any distributions with respect to the Noteholder Ordinary Shares (including any amounts withheld in respect of taxes thereon) generally will be treated as taxable dividends to the extent paid out of Reorganized Debtor’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of any distribution exceeds the Company’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Noteholder Ordinary Shares, and thereafter as capital gain, subject to the discussion below under “Market Discount.” The Company does not know whether it will keep record of its earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that any distribution on the Noteholder Ordinary Shares generally will be treated as a dividend unless otherwise noted. If any such distributions are in foreign currency, such amount will be included in income at the U.S. dollar value of the foreign currency (determined based on the spot rate of exchange on the date such amount is received) regardless of whether the payment is in fact converted to U.S. dollars at such time. A U.S. Holder will later recognize foreign currency exchange gain or loss, if any, upon converting such funds to U.S. dollars.

Any such taxable dividends received by a corporate U.S. Holder will not be eligible for the “dividends received deduction.” Any such taxable dividends will be eligible for reduced rates of taxation as “qualified dividend income” for non-corporate U.S. Holders if the following conditions are met: (i) either (1) the Company is eligible for the benefits of a comprehensive income tax treaty with the United States that the Secretary of the U.S. Treasury has determined is satisfactory and that includes an exchange of information program (which includes, as of the date hereof, the Convention between the Government of the United States of America and the Government of Sweden for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income) or (2) the Noteholder Ordinary Shares are readily tradable on an established securities market in the United States (including, e.g., the NYSE or NASDAQ); (ii) the U.S. Holder meets the holding period requirement for the Noteholder Ordinary Shares (generally more than 60 days during the 121-day period that begins 60 days before the ex-dividend date); and (iii) the Company was not in the year prior to the year in which the dividend was paid (with respect to a U.S. Holder that held Noteholder Ordinary Shares), and is not in the year in which the dividend is paid, a passive foreign investment company (“PFIC”). Otherwise, such taxable dividends will not be eligible for reduced rates of taxation as “qualified dividend income.”

No assurance can be given that the Company will qualify, or remain qualified, for the benefits of a comprehensive income tax treaty, and it is not expected that the Noteholder Ordinary Shares will be considered readily tradable on an established securities market in the United States as described above. In addition, as discussed below under “Possible Treatment of Reorganized Debtor as a Passive Foreign Investment Company,” no assurance can be given that Reorganized Debtor will not be treated as a PFIC. Accordingly, each non-corporate U.S. Holder is urged to consult its tax advisor regarding whether taxable dividends received by such U.S. Holder will be eligible for qualified dividend income treatment.

3. Sale, Exchange, or Other Taxable Disposition of Noteholder Ordinary Shares

Subject to the discussion below under “Possible Treatment of the Company as a Passive Foreign Investment Company,” a U.S. Holder generally will recognize gain or loss on a sale, exchange or other taxable disposition of Noteholder Ordinary Shares equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Noteholder Ordinary Shares. If the proceeds of such sale are received in foreign currency, for purposes of determining gain or loss, such amount will be converted into the U.S. dollar value of the foreign currency (determined based on the spot rate of exchange on the date such amount is received) regardless of whether the payment is in fact converted to U.S. dollars at such time. A U.S. Holder will later recognize foreign currency exchange gain or loss, if any, upon converting such funds to U.S. dollars. Subject to the discussion below under “Market Discount,” this gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder has held (or is deemed to hold) the Noteholder Ordinary Shares for more than one year. For foreign tax credit limitation purposes, gain or loss recognized upon a disposition generally will be treated as from sources within the United States. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes is subject to limitations.

4. Subscription Rights

While the U.S. federal income tax treatment of the receipt and exercise of the Subscription Rights is not entirely clear, it is expected that a U.S. Holder that elects to exercise its Subscription Rights should be treated as purchasing, in exchange for its Subscription Rights and the amount of cash paid by the U.S. Holder to exercise such Subscription Rights, New Money Notes issued in connection with such exercise. Consistent with such treatment, such a purchase should generally be treated as the exercise of an option under general tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it receives the New Money Notes upon the exercise of the Subscription Rights. A U.S. Holder’s aggregate tax basis in the New Money Notes should equal the sum of (i) the amount of cash paid by the U.S. Holder to exercise the Subscription Rights plus (ii) such U.S. Holder’s tax basis in the Subscription Rights immediately before the Subscription Rights are exercised (determined consistent with U.S. Holder’s treatment of the receipt of the Subscription Rights). A U.S. Holder’s holding period for the New Money Notes received pursuant to such exercise should begin on the day following the date the U.S. Holder receives the New Money Notes upon the exercise of such U.S. Holder’s Subscription Rights.

A U.S. Holder that elects not to exercise the Subscription Rights may be entitled to claim a loss equal to the amount of tax basis allocated to such Subscription Rights. In general, such loss would be a capital loss (long-term or short-term depending upon whether the requisite holding period was satisfied), subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise their Subscription Rights are urged to consult with their own tax advisors as to the tax consequences of such decision.

Alternatively, the receipt and exercise of the Subscription Rights may be treated for U.S. federal income tax purposes as an integrated transaction pursuant to which the New Money Notes are acquired directly in partial satisfaction of the U.S. Holder’s Notes Claims, or otherwise. U.S. Holders that will receive and expect to exercise Subscription Rights pursuant to the Plan are urged to consult with their own tax advisors as to the tax characterization thereof.

5. Possible Treatment of the Company as a Passive Foreign Investment Company

The Company may be classified as a PFIC for U.S. federal income tax purposes. In general, a foreign corporation will be classified as a PFIC if (i) 75% or more of its gross income in a taxable year is passive income, or (ii) 50% or more of its assets in a taxable year, averaged quarterly over the year, produce, or are held for the production of, passive income. Passive income for this purpose generally includes, among other items, interest, dividends, royalties, rents and annuities. For purposes of these PFIC tests, if the Company directly or indirectly owns at least 25% (by value) of the stock of another corporation, the Company will be treated as owning its proportionate share of such other corporation’s gross assets and receiving its proportionate share of such other corporation’s gross income.

The determination of whether the Company is a PFIC is a factual determination made annually and thus may be subject to change. Because these determinations are based on the nature of our income and assets from time to time, and involve the application of complex tax rules, no assurances can be provided that we will not be considered a PFIC for the current or any past or future tax year.

If the Company is a PFIC for any taxable year during which a U.S. Holder holds (or is deemed to hold) Noteholder Ordinary Shares, the Company will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds (or is deemed to hold) the Noteholder Ordinary Shares unless (i) the Company ceases to be a PFIC and (ii) the U.S. Holder makes a “deemed sale” election under the PFIC rules. In general, if the

Company is a PFIC for any taxable year during which a U.S. Holder holds (or is deemed to hold) Noteholder Ordinary Shares, any gain recognized by the U.S. Holder on a sale or other taxable disposition of such Noteholder Ordinary Shares, as well as the amount of any “excess distribution” (defined below) received by such U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the Noteholder Ordinary Shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before the Company became a PFIC would be taxed as ordinary income. The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year, and an interest charge would be imposed. For purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its Noteholder Ordinary Shares in a taxable year exceeds 125% of the average of the annual distributions on the Noteholder Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment or “qualified electing fund” treatment) of the Noteholder Ordinary Shares. It is not known whether the Company will make available the information necessary for U.S. Holders to make a “qualified electing fund” election with respect to their Noteholder Ordinary Shares.

The rules relating to PFICs are complex. Each U.S. Holder is urged to consult its tax advisor regarding whether the Company is or will become a PFIC and, if so, the U.S. federal income tax consequences of holding the Noteholder Ordinary Shares.

C. Accrued Interest

To the extent that any amount received by a U.S. Holder of a surrendered Addressed Claim is attributable to accrued but unpaid interest or OID, the receipt of such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already taken into income by the U.S. Holder, and subject to a special exception that may be available to cash-method U.S. Holders in certain circumstances). Conversely, a U.S. Holder of an Addressed Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest or OID was previously included in the U.S. Holder’s gross income but was not paid in full. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the Consideration is not sufficient to fully satisfy all principal and interest on an Addressed Claim, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate Consideration received in respect of Addressed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid interest, if any, that accrued on such Claims through the Effective Date. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by a U.S. Holder should be allocated in some way other than as provided in the Plan. U.S. Holders of Addressed Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

D. Market Discount

Under the “market discount” provisions of the Code, some or all of any gain realized by a U.S. Holder of an Addressed Claim who receives consideration pursuant to the Plan in satisfaction of its Addressed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the Addressed Claim. In general, a debt instrument is considered to have been acquired with “market discount” if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, in either case, by at least a statutorily defined de minimis amount.

Any gain recognized by a U.S. Holder on the taxable disposition of an Addressed Claim acquired with market discount should generally be treated as ordinary income to the extent of the market discount that accrued thereon while the Addressed Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of the exchange of Addressed Claims that were acquired with market discount pursuant to the Plan.

E. Information Reporting and Backup Withholding

All distributions to U.S. Holders of Claims under the Plan are subject to any applicable tax withholding, including (as applicable) employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the holder fails to furnish its social security number or other taxpayer identification number (a “TIN”), furnishes an incorrect TIN, fails properly to report interest or dividends, or under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded (or credited against the holder’s U.S. federal income tax liability) to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a U.S. taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds. U.S. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these rules in the regulations and require disclosure on the holders’ tax returns.

The U.S. federal income tax consequences of the Plan are complex. The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of such U.S. Holder’s circumstances and income tax situation. All holders of Claims should consult with their tax advisors as to the particular tax consequences to them of the transactions contemplated by the Plan, including the applicability and effect of any U.S. state, local, or foreign tax laws, of any applicable income tax treaty, and of any change in applicable tax laws.

F. Importance of Obtaining Professional Tax Assistance

The foregoing summary has been provided for informational purposes only. All holders of Claims and Interests are urged to consult their own tax advisors concerning the U.S. federal, local, and non-U.S. income tax and other tax consequences that may result from implementation of the Plan.

SECTION VIII.

CERTAIN FEDERAL AND STATE SECURITIES LAW CONSIDERATIONS

The offer, issuance, and distribution under the Plan of the Exchange Notes, the Noteholder Ordinary Shares and the New Money Notes (other than the Backstopped Notes) (collectively, the “1145 Securities”) to Holders of the Notes Claims shall be exempt from the registration under Section 5 of the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. The offer, sale, issuance and distribution under the Plan of the 1145 Securities to be issued pursuant to the Agreed Steps Plan and Restructuring Implementation Deed will be exempt from the registration requirements under Section 5 of the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. The Backstopped Notes will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws if they are issued to a U.S. person in accordance with the Backstop Agreement pursuant to section 4(a)(2) of the Securities Act but will otherwise be issued pursuant to Regulation S (if they are issued to a non-U.S. person outside of the United States in accordance with the Backstop Agreement).

A. 1145 Securities

Section 1145 of the Bankruptcy Code generally exempts from the registration requirements under Section 5 of the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. In reliance upon this exemption, the 1145 Securities will be exempt from the registration requirements of the Securities Act, and any other state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the Holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, the 1145 Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim against, or interest in, a debtor with a view to distribution of any security to be received in exchange for the claim or interest, (b) offers to sell securities issued under a plan for the Holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution and under an agreement in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan, or (d) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a “person”, whether through the ownership of voting securities, by contract, or otherwise. The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration under the Securities Act pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In addition to the foregoing, all transfers of the Noteholder Ordinary Shares will be subject to the transfer provisions and other applicable provisions set forth in the Restructuring Implementation Deed.

B. Private Placement.

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under Section 4(a)(2) of the Securities Act.

Rule 144A allows for the resale of securities to QIBs, and Regulation S allows for the resale of securities to certain persons in offshore transactions complying with Rule 903 or Rule 904 of Regulation S.

The Debtors believe that the Backstopped Notes are issuable without registration under the Securities Act in reliance on the exemption from registration provided under section 4(a)(2) of the Securities Act. Only Holders of the Notes that are institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act) or “qualified institutional buyers” (within the meaning of Rule 144A of the Securities Act) and are parties to the Backstop Agreement will receive the Backstopped Notes, if any. The Backstopped Notes will be “restricted securities” (within the meaning of Rule 144), subject to the transfer restrictions applicable thereto. Such securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law.

Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the Holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate of the issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and who has not been an affiliate of the issuer during the three months preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a brokers’ transaction (within the meaning of section 4(a)(4) of the Securities Act), directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC a notice of proposed sale on Form 144.

The Debtors believe that the Rule 144 exemption will not be available with respect to any Backstopped Notes (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, nonaffiliated Holders of 4(a)(2) Securities will be required to hold their Backstopped Notes for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. It is currently contemplated that the Reorganized Debtors will not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

The Debtors and Reorganized Debtors, as applicable, reserve the right to reasonably require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the Backstopped Notes. The Debtors and Reorganized Debtors, as applicable, also reserve the right to stop the transfer of any Backstopped Notes if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws (including, for the avoidance of doubt, Rule 144A and Regulation S).

All persons who receive Backstopped Notes will be required to acknowledge and agree, pursuant to and to the extent set forth in the Agreed Steps Plan, that (a) they will not offer, sell or otherwise transfer any Backstopped Notes except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the Backstopped Notes will be subject to the other restrictions described above.

In any case, recipients of securities issued under or in connection with the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

SECTION IX.

RISK FACTORS

The implementation of the Plan, the issuance of the Noteholder Ordinary Shares and the obligations under the Definitive Documents, the Facility Agreement Amendments Documents, the Notes Amendments Documents, the New Money Documents, the New Security Documents, and the Rights Offering Documents are subject to a number of material risks, including those summarized below. However, this summary of risks is not exhaustive. Prior to deciding how to vote on the Plan, Holders of Claims entitled to vote should read and consider carefully all of the information in the Plan and this Disclosure Statement, as well as all other information referenced or incorporated by reference into this Disclosure Statement.

This section contains certain “forward-looking statements.” These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the Debtors’ and the Reorganized Debtors’ control, including the implementation of the Plan, the continuing availability of sufficient borrowing capacity or other financing to fund operations, the effect of the reorganization on customers, suppliers, and vendors, and risks regarding the operation of the business and associated with regulatory matters. Holders of Claims are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements. No party, including, without limitation, the Debtors or the Reorganized Debtors, undertakes an obligation to update any such statements.

A. Certain Bankruptcy Considerations

The bankruptcy court may find the solicitation of votes defective.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of the petition commencing a chapter 11 case. However, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) of the Bankruptcy Code require that:

•

solicitation complies with applicable non-bankruptcy law (or if there is no such law, votes must be solicited after disclosure of adequate information (as defined by section 1125(a) of the Bankruptcy Code));

•	the plan be transmitted to substantially all creditors and interest holders entitled to vote; and

•	the time prescribed for voting is not unreasonably short.

Bankruptcy Rule 3018(b) provides that a Holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures.

While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion and not require re-solicitation of votes on the Plan.

The Debtors may be unable to obtain confirmation of the Plan.

Although the Debtors believe that the Plan will satisfy all requirements for confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not be sufficiently material as to necessitate re-solicitation of votes on the Plan.

If the Plan is not confirmed or does not become effective, there can be no assurance the Chapter 11 Cases will not be converted into chapter 7 liquidation cases or that any alternative chapter 11 plan or plans would be confirmed on terms as favorable to the Holders of Claims and Interests as those of the Plan. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the Debtors’ going-concern value would be substantially eroded to the detriment of all stakeholders.

Risks associated with prolonged Chapter 11 Cases

The Debtors cannot be certain that the Chapter 11 Cases, commenced solely for the purpose of implementing the Plan, would be of relatively short duration (e.g., 35 to 65 days). It is impossible to predict with certainty the amount of time the Debtors will need to stay in chapter 11.

If the Debtors are unable to obtain confirmation of the Plan on a timely basis for any reason, they may be forced to operate in chapter 11 for an extended period while trying to develop a different chapter 11 plan. Lengthy Chapter 11 Cases would involve additional expenses and divert the attention of management from operation of the businesses, as well as create concerns for personnel, vendors, suppliers, service providers, and customers. The disruption that lengthy Chapter 11 Cases would inflict upon the Debtors’ businesses would increase with the length of time needed to complete the Restructuring Transaction, and the severity of that disruption would depend upon the attractiveness and feasibility of the Plan from the perspective of the suppliers, service providers, vendors, personnel, and customers.

Significant delay may result in the termination of the Lock-Up Agreement due to missed milestones, other termination events, or other applicable events of default to the extent the Debtors are unable to obtain waivers or amendments from the requisite Consenting Creditors.

In addition, at the outset of a chapter 11 case, the Bankruptcy Code provides the debtor with the exclusive right to propose a plan and prohibits all others from proposing an alternative plan. If the exclusivity period expires or is terminated by the Bankruptcy Court, however, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

The Effective Date may not occur.

Although the Debtors expect the Effective Date to occur after the Confirmation Date, there can be no assurance as to such timing. The occurrence of the Effective Date is subject to certain conditions precedent as set forth in Article IX of the Plan. Failure to meet any of these conditions – unless waived – could result in the Plan not being consummated.

If the Effective Date does not occur, the Plan will be null and void, and nothing contained in the Plan will: (i) constitute a waiver or release of any claims by the Debtors, any Holders of Claims or Interests, or any other Entity; (ii) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity, in any respect.

If the Effective Date does not occur, there can be no assurance that the Chapter 11 Cases will not be converted into chapter 7 liquidation cases or that any alternative chapter 11 plan or plans would be confirmed on terms as favorable to the Holders of Claims and Interests as those of the Plan. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the Debtors’ going-concern value would be eroded to the detriment of all stakeholders.

The Debtors may be unsuccessful in obtaining first-day relief.

There can be no guaranty that the Debtors will be successful in obtaining the necessary authorization of the Bankruptcy Court with respect to the requested “first day” relief, including but not limited to, the authorization to pay wages and employee benefits and use the existing cash management system. As a result, the Debtors may be unable to make certain prepetition payments to employees, customers, vendors, suppliers, and service providers, in which case the Debtors’ businesses may suffer.

The releases, injunctions, and exculpations provisions may not be approved.

The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

Risk of Termination of the Lock-Up Agreement.

The Lock-Up Agreement contains provisions that give the Consenting Creditors the ability to terminate the Lock-Up Agreement if certain conditions are satisfied. Termination of the Lock-Up Agreement could result in the Debtors’ inability to confirm the Plan and in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with their vendors, suppliers, employees, and major customers.

Risks Related to Possible Objections to the Plan.

There is a risk that certain parties could object to either the entirety of the Plan or to specific provisions of the Plan. Although the Debtors believe that all Plan provisions comply with the relevant Bankruptcy Code requirements, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

Financial Projections, Estimates, and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary.

Certain of the information contained in this Disclosure Statement contains estimates and assumptions that might ultimately prove to be incorrect and projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, including but not limited to (i) the aggregate amounts of Claims in the various Classes and (ii) the estimated recoveries by Holders of Allowed Claims, and such projections and estimates should not be considered assurances or guarantees of the amount of assets that will ultimately be available for distribution on the Effective Date or the amount of Claims in the various Classes that might be Allowed. In addition, if the actual amount of Allowed Claims are greater than the Debtors’ estimates, the Debtors may be unable to pay or otherwise satisfy those Claims in accordance with the terms of the Plan.

Continued risks after consummation of the Plan.

Even if the Plan is consummated, the Reorganized Debtors will continue to face a number of risks, including risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, changes in interest rates, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for their products and services, and increasing expenses. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that the Plan will achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other means after the completion of the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

B. Business-Related Risks

The announcement of the Restructuring Transactions could adversely affect the value of the Debtors’ businesses.

It is possible that announcement of the Restructuring Transactions or the filing of the Chapter 11 Cases could adversely affect the Debtors’ operations and relationships with third parties. Due to this uncertainty, many risks exist, including the following:

•	clients could switch to competitors;

•	personnel may be distracted from performance of their duties or more easily attracted to other employment opportunities, including with the Debtors’ competitors;

•	clients may delay making payments;

•

although the Plan provides for payment in full of General Unsecured Claims, general unsecured creditors depending on the terms of the relevant contractual relationships, may suspend or terminate their relationship with the Company, exercise rights of set-off or similar remedies, further restrict ordinary credit terms, or require guarantee of payment;

•	vendors and clients could terminate their relationship or require financial assurances or enhanced performance;

•	trade creditors could require payment in advance or cash on delivery;

•	the ability to renew existing contracts and compete for new business may be adversely affected;

•	competitors may take business away from the Debtors; and

•	insurance policies may be more difficult or expensive to obtain.

A delay in completing the Restructuring Transactions may result in the same adverse consequences. The occurrence of one or more of these events could have a material and adverse effect on the financial condition, operations, and prospects of the Debtors and the value of its existing interests and debt.

Results may vary from the projections and other forward-looking statements.

The Debtors’ management and advisors have prepared the Financial Projections attached to this Disclosure Statement as Exhibit D. While those Financial Projections have been presented with numerical specificity, the Financial Projections are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which will be beyond the Reorganized Debtors’ control. The Debtors caution that they cannot make any representations as to the accuracy of these Financial Projections (or other forward-looking statements set forth in this Disclosure Statement) or to the Reorganized Debtors’ ability to achieve the projected results. Some assumptions will inevitably differ from actual conditions. Furthermore, events and circumstances occurring after the date on which these Financial Projections were prepared may differ from any assumed facts and circumstances and may affect financial results in a materially adverse or materially beneficial manner. The Financial Projections and other forward-looking statements, therefore, should not be relied upon as a guarantee or other assurance of the actual results that will occur.

The Reorganized Debtors may not be able to generate sufficient cash to service their indebtedness.

The Reorganized Debtors’ ability to make scheduled payments on, or refinance, their debt obligations depends on their financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on the SSRCF, or Exchange Notes, as applicable.

C. Risks Related to the Restructuring Transaction

The Swedish Reorganisation

The Debtors currently intend to accomplish the implementation of the Plan for Intrum AB in Sweden through a Swedish Reorganisation of Debtor Intrum AB, which may give rise to certain risks.

The Swedish Reorganisation regime is governed by the Swedish Company Reorganisation Act, enacted by the Swedish Parliament in 2022. Thus, it is a new legislation with limited precedents and case law. A Swedish Reorganisation is, to some extent, the Swedish equivalent to chapter 11 of the Bankruptcy Code. However, the provisions of the Swedish Company Reorganisation Act are not fully compatible with the provisions of chapter 11 of the Bankruptcy Code; meaning it is not certain that the same result will be achieved in a Swedish Reorganisation. For example, the Swedish rules on class composition and voting thresholds and the rules on cross-class cramdown and conditions for confirmation are not entirely consistent with the corresponding rules under the Bankruptcy Code. Accordingly, fully implementing the Plan in Sweden by way of a Swedish Reorganisation proceeding may pose challenges if these thresholds or rules are not met or complied with to the extent required. The consequences for the Debtors’ creditors in such a scenario may be that the distributions to creditors provided for in the Plan may not be realized in the manner envisaged and, in the event of a failure to obtain confirmation of a Swedish Reorganisation Plan, that the Plan cannot be consummated at all, which may lead to the effects described above in connection with a possible chapter 7 conversion. Furthermore, there are differences in what is considered an Allowed Claim under chapter 11 of the Bankruptcy Code compared to the Swedish Company Reorganisation Act (e.g. if the Swedish Reorganisation is initiated significantly after the Petition Date, which may have the effect that the distributions to creditors provided for in the Plan may not be realized in the manner set forth therein).

Further, the Debtors currently only intend to initiate a Swedish Reorganisation proceeding in relation to the Debtor Intrum AB. There is a risk that certain creditors may threaten to take actions against the remaining Debtors with local authorities and, as a result, such Debtors may need to initiate further parallel proceedings, including in other jurisdictions to implement the Plan. Accordingly, there is no guarantee that implementation of the Plan in Sweden would be successful as a measure to effectuate the Plan for enforcement purposes, and there may be a need for additional implementation measures in Sweden or elsewhere, which will likely further complicate and delay the process to implement the Plan.

D. Risks Related to the Exchange Notes and the Exchange Notes Collateral

The ultimate recoveries under the Plan by the holders of Notes Claims will depend on the realizable value of the Exchange Notes and the Collateral (as defined in the Exchange Notes Indenture) securing the Exchange Notes (the “Exchange Notes Collateral”). The Exchange Notes and the Exchange Notes Collateral are subject to a number of material risks, including, but not limited to, those specified below.

The Issuer is a holding company dependent upon cash flow from subsidiaries to meet its obligations on the Exchange Notes.

The Issuer is a holding company with no independent business operations or significant assets other than investments in its subsidiaries. The Issuer depends upon the receipt of sufficient funds from its subsidiaries to meet its obligations. The Company intends to procure the transfer of funds from its subsidiaries to the Issuer through a combination of dividends and interest payments on intercompany loans in order to meet the obligations on the Exchange Notes.

The amounts of dividends and distributions available to the Issuer will depend on the profitability and cash flow of its subsidiaries and the ability of those subsidiaries to issue dividends under applicable law. The subsidiaries of the Issuer, however, may not be able to, or may not be permitted under applicable law to, make distributions or advance upstream loans to the Issuer to make payments in respect of its indebtedness, including the Exchange Notes. Various agreements governing Intrum Group’s debt may restrict, and in some cases, may actually prevent the ability of the subsidiaries to move cash within their restricted group. Applicable tax laws may also subject such payments to further taxation.

Enforcement of the Exchange Notes Guarantees across multiple jurisdictions may be difficult.

The Exchange Notes will be issued by the Issuer, which is incorporated under the laws of Sweden, and guaranteed by the several Exchange Notes Guarantors, which are organized or incorporated under the laws of multiple jurisdictions. In the event of bankruptcy, pre-insolvency, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions and in the jurisdiction of incorporation or organization of a future Exchange Notes Guarantor. The rights under the Exchange Notes Guarantees will thus be subject to the laws of a number of jurisdictions, and it may be difficult to effectively enforce such rights in multiple bankruptcy, pre-insolvency, insolvency and other similar proceedings. Moreover, such multijurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, pre-insolvency, insolvency, administration and other laws of the jurisdiction of organization of the Issuer and the Exchange Notes Guarantors may be materially different from, or in conflict with, one another, including creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdictions’ law should apply and could adversely affect the ability of the holders of the Exchange Notes to enforce their rights and to realize any recovery under the Exchange Notes and the Exchange Notes Guarantees.

The insolvency laws of Sweden and other jurisdictions may differ from the laws of the United States.

The Issuer is incorporated under the laws of Sweden. In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in Sweden or another relevant jurisdiction. The bankruptcy, insolvency, administrative and other laws of Sweden may be materially different from, or in conflict with, those of the United States, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of Swedish laws or laws of another relevant jurisdiction, or any conflict among them, could call into question whether any particular jurisdiction’s law should apply, adversely affect the ability of the holders of the Exchange Notes to enforce their rights under the Exchange Notes in those jurisdictions, limit any amounts that they may receive or otherwise result in a less favorable outcome.

If the Exchange Notes are redeemed early, an investor may not be able to reinvest such proceeds in a comparable security.

In the event that the Exchange Notes are redeemed early in accordance with the optional redemption provisions contained in the Exchange Notes Indenture and the terms of the New Money Notes Indenture, and depending on prevailing market conditions at the time, an investor who receives proceeds due to such an early redemption may not be able to reinvest such proceeds in an investment that yields comparable returns.

The transfer of the Exchange Notes is restricted, which may adversely affect their liquidity and the price at which they may be sold.

The Exchange Notes have not been registered under, and neither the Company nor the Issuer is obliged to register the Exchange Notes under, the Securities Act or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act and any other applicable laws. Neither the Company nor the Issuer has agreed to or otherwise undertaken to register the Exchange Notes and neither the Company nor the Issuer has any intention to do so.

Credit ratings may not reflect all risks, are not recommendations to buy or hold securities and may be subject to revision, suspension or withdrawal at any time.

One or more independent credit rating agencies may assign credit ratings to the Exchange Notes. The ratings may not reflect the potential impact of all risks related to the structure, market, additional risk factors discussed herein and other factors that may affect the value of the Exchange Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by the rating agency at any time. No assurance can be given that a credit rating will remain constant for any given period of time or that a credit rating will not be lowered or withdrawn entirely by the credit rating agency if, in its judgment, circumstances in the future so warrant. A suspension, reduction or withdrawal at any time of the credit rating assigned to the Exchange Notes by one or more of the credit rating agencies may adversely affect its access to capital, the cost and terms and conditions of its financings and the value and trading of the Exchange Notes, which could have a material adverse effect on its business, financial condition and results of operations.

The Exchange Notes will be structurally subordinated to the liabilities and preference shares (if any) of the members of the Intrum Group that do not guarantee the Exchange Notes.

Some, but not all, of the members of the Intrum Group will guarantee the Exchange Notes. Members of the Intrum Group that have not guaranteed the Exchange Notes will not have any obligations to pay amounts due under the Exchange Notes or to make funds available for that purpose. Generally, holders of indebtedness of, and trade creditors of, such members of the Intrum Group, are entitled to payments of their claims from the assets of such members of the Intrum Group before these assets are made available for distribution to the Issuer, as a direct or indirect shareholder and the creditors of the Issuer (including the Holders of the Exchange Notes) will have no right to proceed against the assets of such subsidiary. As such, the Exchange Notes will be structurally subordinated to the creditors (including trade creditors) and any Holders of preferred stock of Intrum AB’s subsidiaries.

The security interests in the Exchange Notes Collateral are not directly granted to the Holders of the Exchange Notes.

The security interests in the Exchange Notes Collateral that will secure, among other obligations, the obligations of the Issuer under the Exchange Notes and the guarantors under the guarantees will not be granted directly to the Holders of the Exchange Notes, but will be granted only in favor of the Security Agent on behalf of the Exchange Notes Trustee and the Holders of the Exchange Notes in accordance with the Exchange Notes Indenture and the Intercreditor Agreement. The Holders of the Exchange Notes will not have direct security interests and will not be entitled to take enforcement action in respect of the Exchange Notes Collateral, except through the Exchange Notes Trustee, who will (subject to the provisions of the Exchange Notes Indenture and the Intercreditor Agreement) provide instructions to the Security Agent in respect of the Exchange Notes Collateral.

It may be difficult to realize the value of the Exchange Notes Collateral, and the ability of the Security Agent to enforce certain of the Exchange Notes Collateral may be restricted.

The Exchange Notes Collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections permitted under the Exchange Notes Indenture and the Intercreditor Agreement, as applicable. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Exchange Notes Collateral as well as the ability of the Security Agent to realize or foreclose on such Exchange Notes Collateral. Furthermore, the ranking of security interests can be affected by a variety of factors, including the timely satisfaction of perfection requirements, statutory liens, certain statutory preferences or recharacterization under the laws of certain jurisdictions.

The security interests of the Security Agent are subject to practical challenges generally associated with the realization of security interests in the Exchange Notes Collateral. For example, the Security Agent may need to obtain the consent or approval of a third party (including a government or regulatory agency) to enforce a security interest in a contract or to transfer or sell certain assets. The Company cannot provide assurance that the Security Agent will be able to obtain any such consents or approvals. The Company also cannot provide assurance that the consents or approvals of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the Security Agent may not have the ability to foreclose upon those assets and the value of the Exchange Notes Collateral may significantly decrease.

The Exchange Notes Collateral may not be sufficient to secure the obligations under the Exchange Notes.

The Exchange Notes Collateral will also secure the Intrum Group’s obligations under the Revolving Credit Facility and the New Money Notes. The Exchange Notes Collateral may also secure additional debt to the extent permitted by the terms of the Exchange Notes Indenture, including certain hedging obligations. In addition, the lenders under the Revolving Credit Facility, certain hedging counterparties and the Holders of New Money Notes will have a prior lien or priority in the waterfall for the proceeds of Exchange Notes Collateral to the Holders of the Exchange Notes. There may not be sufficient Exchange Notes Collateral to pay all or any of the Exchange Notes. The rights of a Holder of Exchange Notes to the Exchange Notes Collateral would be further diluted by any increase in the debt secured by the relevant Exchange Notes Collateral or a reduction of the Exchange Notes Collateral.

All Exchange Notes Collateral shall be subject to the Agreed Security Principles and permitted security interests as described in the form of Exchange Notes Indenture and certain of the Intrum Group’s assets are not part of the Exchange Notes Collateral.

The value of the Exchange Notes Collateral and the amount to be received upon a sale of such Exchange Notes Collateral will depend upon many factors, including, among others, the ability to sell the Exchange Notes Collateral in an orderly sale, whether or not the business is sold as a going concern, the condition of the economies in which operations are located and the availability of buyers. The book value of the Exchange Notes Collateral should not be relied on as a measure of realizable value for such assets. No appraisals of any of the Exchange Notes Collateral have been prepared by the Company or on the Company’s behalf. The fair market value of the Exchange Notes Collateral is subject to fluctuations based on factors that include, among others, the Company’s ability to implement its business strategy, whether or not the business is sold as a going concern, the ability to sell the Exchange Notes Collateral in an orderly sale, general economic conditions, the availability of buyers, whether any approvals required to purchase the business would be available to a potential buyer and similar factors. Hence, the amount to be received upon a sale of any Exchange Notes Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Exchange Notes Collateral at such time, general market and economic conditions and the timing and the manner of the sale. All or a portion of the Exchange Notes Collateral may be illiquid and may have no readily ascertainable market value. Likewise, the Company cannot provide assurance that there will be a market for the sale of the Exchange Notes Collateral, or, if such a market exists, that there will not be a substantial delay in its liquidation. In addition, the share pledges of an entity may be of no value if that entity is subject to an insolvency or bankruptcy proceeding. The Exchange Notes Collateral may be released in connection with an enforcement sale and certain disposals pursuant to the Intercreditor Agreement.

There also can be no assurance that the Exchange Notes Collateral will be sellable and, even if sellable, the timing of any liquidation or foreclosure is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets owned by the Company, such as liens resulting from consignment agreements with the Company’s suppliers and retention rights, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could materially adversely affect the value of the Exchange Notes Collateral and the ability of the Security Agent to realize or foreclose on the Exchange Notes Collateral. By the nature of the Company’s business, some or all of the Exchange Notes Collateral may be illiquid and may have no readily ascertainable market value. Also, certain of the Company’s contracts, including the Exchange Notes Indenture, include or will include a change of control clause, which may be triggered by enforcement of Exchange Notes Collateral and limit the value of the Exchange Notes Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Company cannot provide assurance that the proceeds from any sale or liquidation of the Exchange Notes Collateral will be sufficient to pay the obligations due under the Exchange Notes. If the proceeds of any enforcement (including, where applicable, a sale) of Exchange Notes Collateral are not sufficient to repay all amounts due on the Exchange Notes (to the extent not repaid from the proceeds of the sale of the Exchange Notes Collateral), a Holder of Exchange Notes would only have a senior unsecured claim against the Issuer’s remaining assets.

The Exchange Notes Indenture will also permit the existence or the granting of certain liens other than those in favor of the Holders of the Exchange Notes on the Exchange Notes Collateral, such as certain preexisting or statutory liens. Holders of such other secured indebtedness may have rights and remedies which, if exercised, could reduce the proceeds available to satisfy the Company’s obligations under the Exchange Notes.

The Exchange Notes will be secured only to the extent of the value of the assets that have been granted as Exchange Notes Collateral.

The Exchange Notes will be secured only by the Exchange Notes Collateral described in the Exchange Notes Indenture. Once granted, the security interests over the Exchange Notes Collateral will be limited to the same extent as those under the Revolving Credit Facility and certain other indebtedness, which limitations could be significant. To the extent that the claims of the Holders of the Exchange Notes exceed the value of the assets securing those Exchange Notes and other obligations, those claims will rank equally with the claims of the Holders of all other existing and future senior unsecured indebtedness ranking pari passu with the Exchange Notes. As a result, if the value of the assets pledged as security for the Exchange Notes is less than the value of the claims of the Holders of the Exchange Notes, those claims may not be satisfied in full before the claims of certain unsecured creditors are paid.

The grant of Exchange Notes Collateral to secure the Exchange Notes might be challenged or voidable in an insolvency proceeding.

The grant of Exchange Notes Collateral in favor of the Security Agent may be voidable by the grantor or by an insolvency liquidator, receiver or administrator or by other creditors, or may be otherwise set aside by a court, or be unenforceable if certain events or circumstances exist or occur, including, among others, if the grantor is deemed to be insolvent at the time of the grant, or if the grant permits the secured parties to receive a greater recovery than if the grant had not been given and an insolvency proceeding in respect of the grantor is commenced within a legally specified “clawback” period following the grant.

The Intrum Group may incur additional indebtedness that is secured by the Exchange Notes Collateral on a pari passu basis, and lenders under the Revolving Credit Facility, Holders of the New Money Notes and certain hedging counterparties may receive proceeds from the enforcement of the Exchange Notes Collateral in priority to Holders of the Exchange Notes pursuant to the Intercreditor Agreement.

Subject to certain conditions, the Intrum Group is permitted to grant security over the Exchange Notes Collateral in connection with future issuances of its indebtedness or indebtedness of its restricted subsidiaries, including any additional New Money Notes, in each case, as permitted under the Exchange Notes Indenture. As such, in the event of a foreclosure on the Exchange Notes Collateral, a Holder of Exchange Notes may not be able to fully recover on the Exchange Notes Collateral if the then outstanding claims on such indebtedness that shares the Exchange Notes Collateral pursuant to the Intercreditor Agreement are greater than the proceeds realized.

Any proceeds received upon any enforcement over any Exchange Notes Collateral, after any applicable liabilities in respect of indebtedness designated as Super Senior Lender Liabilities, Super-Priority Hedging Liabilities, Piraeus Facility Lender Liabilities, 1.5 Liabilities and Headroom Liabilities under the Intercreditor Agreement have been discharged from such recoveries, will be applied pro rata in payment of all liabilities in respect of obligations under the Exchange Notes Indenture and the Exchange Notes and any other indebtedness of the Intrum Group permitted to be incurred and secured by the Exchange Notes

Collateral pursuant to the Exchange Notes Indenture and the Intercreditor Agreement on a pari passu basis.

The claims of the Holders of the Exchange Notes are effectively subordinated to the rights of the Intrum Group’s future secured creditors to the extent of the value of the assets securing such indebtedness that does not constitute Exchange Notes Collateral.

The Exchange Notes will only be secured by the Exchange Notes Collateral. The Exchange Notes Indenture will provide for a negative pledge but will allow the Intrum Group, subject to specified limitations, to incur secured indebtedness that will be effectively senior to the Exchange Notes to the extent of the value of the non-Exchange Notes Collateral assets that secure that indebtedness. In the event of any distribution or payment of the Intrum Group’s assets in any foreclosure, dissolution, winding-up, liquidation, administration, reorganization, or other insolvency or bankruptcy proceeding, the proceeds from the sale of non-Exchange Notes Collateral assets securing any indebtedness will be available to pay obligations on the Exchange Notes only after all such secured indebtedness (including claims preferred by operation of law) has been paid in full. As a result, Holders of Exchange Notes may receive less, ratably, than holders of indebtedness secured by assets that do not constitute Exchange Notes Collateral.

The Intrum Group may not have the ability to raise the funds necessary to finance an offer to repurchase the Exchange Notes upon the occurrence of certain events constituting a change of control as required by the Exchange Notes Indenture.

Upon the occurrence of certain events constituting a “change of control,” the Issuer would be required to offer to repurchase all outstanding Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest to the date of purchase. If a change of control were to occur, the Company cannot provide assurance that it would have sufficient funds available at such time to pay the purchase price of the outstanding Exchange Notes or that the restrictions in the Revolving Credit Facility Agreement, the Intercreditor Agreement or its other existing contractual obligations would allow it to make such required repurchases. The repurchase of the Exchange Notes pursuant to such an offer could cause a default under such indebtedness, even if the change of control itself does not. The ability of the Issuer to receive cash from its subsidiaries to allow them to pay cash to the Holders of the Exchange Notes following the occurrence of a change of control, may be limited by the Company’s then existing financial resources. If an event constituting a change of control occurs at a time when the Issuer is prohibited from repurchasing the Exchange Notes by the terms of its indebtedness (or the Issuer’s subsidiaries are prohibited from providing funds to the Issuer for the purpose of repurchasing the Exchange Notes), the Company may seek the consent of the lenders under such indebtedness to purchase the Exchange Notes or may attempt to refinance the borrowings that contain such prohibition. If such consent to repay such borrowings is not obtained or such refinancing is not possible, the Issuer will remain prohibited from repurchasing any Exchange Notes. In addition, the Company expects that it would require third-party financing to make an offer to repurchase the Exchange Notes upon a change of control. The Company cannot provide assurance that it would be able to obtain such financing. Any failure by the Issuer to offer to purchase the Exchange Notes would constitute a default under the Exchange Notes Indenture, which would, in turn, constitute a default under the Revolving Credit Facility Agreement, the New Money Notes Indenture and certain other indebtedness.

E. Risks Related to the New Money Notes and the New Money Notes Collateral

The New Money Notes and the Collateral (as defined in the New Money Notes Indenture, which includes the escrow account in which the proceeds of the New Money Notes will be held (the “Escrow Account”)) securing the New Money Notes (the “New Money Notes Collateral”) are subject to a number of material risks, including, but not limited to, those specified below.

The offering of the New Money Notes may not be completed.

The offering of the New Money Notes will not be completed unless the conditions to the Effective Date are satisfied. There can be no assurance that the Company would be able to satisfy such conditions.

The Issuer is a holding company dependent upon cash flow from subsidiaries to meet its obligations on the New Money Notes.

The Issuer is a holding company with no independent business operations or significant assets other than investments in its subsidiaries. The Issuer depends upon the receipt of sufficient funds from its subsidiaries to meet its obligations. The Company intends to procure the transfer of funds from its subsidiaries to the Issuer through a combination of dividends and interest payments on intercompany loans in order to meet the obligations on the New Money Notes.

The amounts of dividends and distributions available to the Issuer will depend on the profitability and cash flow of its subsidiaries and the ability of those subsidiaries to issue dividends under applicable law. The subsidiaries of the Issuer, however, may not be able to, or may not be permitted under applicable law to, make distributions or advance upstream loans to the Issuer to make payments in respect of its indebtedness, including the New Money Notes. Various agreements governing Intrum Group’s debt may restrict, and in some cases, may actually prevent the ability of the subsidiaries to move cash within their restricted group. Applicable tax laws may also subject such payments to further taxation.

If the Company does not use the proceeds of the New Money Notes for certain debt buybacks of the Exchange Notes prior to the date falling 12 months after the Effective Date (the “Escrow Longstop Date”), the Issuer will be required to redeem its New Money Notes. As a result, the Holders of the New Money Notes may not obtain the return they expect on the New Money Notes and the escrowed funds may not be sufficient to cover the special mandatory redemption price.

The proceeds from the issuance of the New Money Notes will be held in an escrow account pending the satisfaction of certain conditions, including buybacks of the Exchange Notes, some of which are outside of our control. If certain debt buybacks of the Exchange Notes do not occur prior to the Escrow Longstop Date or if certain other events that trigger escrow termination occur, including the Company’s sole determination that a special mandatory redemption shall occur, the New Money Notes will be subject to a special mandatory redemption and the Holders of the New Money Notes may not obtain the return they expect to receive on the New Money Notes. Upon such redemption, the Holders of the New Money Notes may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns. In addition, if the Holders of the New Money Notes purchase the New Money Notes at a price greater than the issue price of the New Money Notes, such Holders may suffer a loss on their investment. The escrow funds will be initially limited to the proceeds from the Offering after deducting certain fees pursuant to the Backstop Letter and will not be sufficient to pay the special mandatory redemption price, which ranges from 98% to 100% of the aggregate issue price of the New Money Notes (depending on the timing of the special mandatory redemption) plus accrued and unpaid interest and additional amounts, if any, from the Effective Date to, but excluding, the date of special mandatory redemption and there is no assurance that the Issuer will have access to the funds necessary to allow it to pay the full amount of the required redemption price in the event of a special mandatory redemption.

There are circumstances other than repayment or discharge of the New Money Notes under which the New Money Notes Guarantees may be released automatically, without the consent of the Holders of the New Money Notes or the consent of the New Money Notes Trustee.

Under various circumstances, the New Money Notes Guarantees will be released automatically.

Enforcement of the New Money Notes Guarantees across multiple jurisdictions may be difficult.

The New Money Notes will be issued by the Issuer, which is incorporated under the laws of Sweden, and guaranteed by the several New Money Notes Guarantors, which are organized or incorporated under the laws of multiple jurisdictions. In the event of bankruptcy, pre-insolvency, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions and in the jurisdiction of incorporation or organization of a future New Money Notes Guarantor. The rights under the New Money Notes Guarantees will thus be subject to the laws of a number of jurisdictions, and it may be difficult to effectively enforce such rights in multiple bankruptcy, pre-insolvency, insolvency and other similar proceedings. Moreover, such multijurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, pre-insolvency, insolvency, administration and other laws of the jurisdiction of organization of the Issuer and the New Money Notes Guarantors may be materially different from, or in conflict with, one another, including creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdictions’ law should apply and could adversely affect the ability of the Holders of the New Money Notes to enforce their rights and to realize any recovery under the New Money Notes and the New Money Notes Guarantees.

The insolvency laws of Sweden and other jurisdictions may differ from the laws of the United States.

The Issuer is incorporated under the laws of Sweden. In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in Sweden or another relevant jurisdiction. The bankruptcy, insolvency, administrative and other laws of Sweden may be materially different from, or in conflict with, those of the United States, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of Swedish laws or laws of another relevant jurisdiction, or any conflict among them, could call into question whether any particular jurisdiction’s law should apply, adversely affect the ability of the Holders of the New Money Notes to enforce their rights under the New Money Notes in those jurisdictions, limit any amounts that they may receive or otherwise result in a less favorable outcome.

If the New Money Notes are redeemed early, an investor may not be able to reinvest such proceeds in a comparable security.

In the event that the New Money Notes are redeemed early in accordance with the optional redemption provisions contained in the New Money Notes Indenture and depending on prevailing market conditions at the time, an investor who receives proceeds due to such an early redemption may not be able to reinvest such proceeds in an investment that yields comparable returns.

The transfer of the New Money Notes is restricted, which may adversely affect their liquidity and the price at which they may be sold.

The New Money Notes have not been registered under, and neither the Company nor the Issuer is obliged to register the New Money Notes under, the Securities Act or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act and any other applicable laws. Neither the Company nor the Issuer has agreed to or otherwise undertaken to register the New Money Notes and neither the Company nor the Issuer has any intention to do so.

Credit ratings may not reflect all risks, are not recommendations to buy or hold securities and may be subject to revision, suspension or withdrawal at any time.

One or more independent credit rating agencies may assign credit ratings to the New Money Notes. The ratings may not reflect the potential impact of all risks related to the structure, market, additional risk factors discussed herein and other factors that may affect the value of the New Money Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by the rating agency at any time. No assurance can be given that a credit rating will remain constant for any given period of time or that a credit rating will not be lowered or withdrawn entirely by the credit rating agency if, in its judgment, circumstances in the future so warrant. A suspension, reduction or withdrawal at any time of the credit rating assigned to the New Money Notes by one or more of the credit rating agencies may adversely affect its access to capital, the cost and terms and conditions of its financings and the value and trading of the New Money Notes, which could have a material adverse effect on its business, financial condition and results of operations.

The New Money Notes will be structurally subordinated to the liabilities and preference shares (if any) of the members of the Intrum Group that do not guarantee the New Money Notes.

Some, but not all, of the members of the Intrum Group will guarantee the New Money Notes. Members of the Intrum Group who have not guaranteed the New Money Notes will not have any obligations to pay amounts due under the New Money Notes or to make funds available for that purpose. Generally, Holders of indebtedness of, and trade creditors of, such members of the Intrum Group, are entitled to payments of their claims from the assets of such members of the Intrum Group before these assets are made available for distribution to the Issuer, as a direct or indirect shareholder and the creditors of the Issuer (including the Holders of the New Money Notes) will have no right to proceed against the assets of such subsidiary. As such, the New Money Notes will be structurally subordinated to the creditors (including trade creditors) and any Holders of preferred stock of Intrum AB’s subsidiaries.

The security interests in the New Money Notes Collateral are not directly granted to the Holders of the New Money Notes.

The security interests in the New Money Notes Collateral that will secure, among other obligations, the obligations of the Issuer under the New Money Notes and the Guarantors under the Guarantees will not be granted directly to the Holders of the New Money Notes, but will be granted only in favor of the Security Agent on behalf of the New Money Notes Trustee and the Holders of the New Money Notes in accordance with the New Money Notes Indenture and the Intercreditor Agreement. The Holders of the New Money Notes will not have direct security interests and will not be entitled to take enforcement action in respect of the New Money Notes Collateral, except through the New Money Notes Trustee, who will (subject to the provisions of the New Money Notes Indenture and the Intercreditor Agreement) provide instructions to the Security Agent in respect of the New Money Notes Collateral.

It may be difficult to realize the value of the New Money Notes Collateral, and the ability of the Security Agent to enforce certain of the New Money Notes Collateral may be restricted.

The New Money Notes Collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections permitted under the New Money Notes Indenture and the Intercreditor Agreement, as applicable. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the New Money Notes Collateral as well as the ability of the Security Agent to realize or foreclose on such New Money Notes Collateral. Furthermore, the ranking of security interests can be affected by a variety of factors, including the timely satisfaction of perfection requirements, statutory liens, certain statutory preferences or recharacterization under the laws of certain jurisdictions.

The security interests of the Security Agent are subject to practical challenges generally associated with the realization of security interests in the New Money Notes Collateral. For example, the Security Agent may need to obtain the consent or approval of a third party (including a government or regulatory agency) to enforce a security interest in a contract or to transfer or sell certain assets. The Company cannot provide assurance that the Security Agent will be able to obtain any such consents or approvals. The Company also cannot provide assurance that the consents or approvals of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the Security Agent may not have the ability to foreclose upon those assets and the value of the New Money Notes Collateral may significantly decrease.

The New Money Notes Collateral may not be sufficient to secure the obligations under the New Money Notes.

The New Money Notes Collateral (other than the Escrow Account) will also secure the Intrum Group’s obligations under the Revolving Credit Facility and the New Money Notes. The New Money Notes Collateral (other than the Escrow Account) may also secure additional debt to the extent permitted by the terms of the New Money Notes Indenture, including certain hedging obligations. In addition, the lenders under the Revolving Credit Facility and certain hedging counterparties will have a prior lien or priority in the waterfall for the proceeds of New Money Notes Collateral (other than the Escrow Account) to the Holders of the New Money Notes. There may not be sufficient New Money Notes Collateral to pay all or any of the New Money Notes. The rights of a Holder of New Money Notes to the New Money Notes Collateral would be further diluted by any increase in the debt secured by the relevant New Money Notes Collateral or a reduction of the New Money Notes Collateral.

All New Money Notes Collateral shall be subject to the Agreed Security Principles and permitted security interests as described in the form of New Money Notes Indenture and certain of the Intrum Group’s assets are not part of the New Money Notes Collateral.

The value of the New Money Notes Collateral and the amount to be received upon a sale of such New Money Notes Collateral will depend upon many factors, including, among others, the ability to sell the New Money Notes Collateral in an orderly sale, whether or not the business is sold as a going concern, the condition of the economies in which operations are located and the availability of buyers. The book value of the New Money Notes Collateral should not be relied on as a measure of realizable value for such assets. No appraisals of any of the New Money Notes Collateral have been prepared by the Company or on the Company’s behalf. The fair market value of the New Money Notes Collateral is subject to fluctuations based on factors that include, among others, the Company’s ability to implement its business strategy, whether or not the business is sold as a going concern, the ability to sell the New Money Notes Collateral in an orderly sale, general economic conditions, the availability of buyers, whether any approvals required to purchase the business would be available to a potential buyer and similar factors. Hence, the amount to be received upon a sale of any New Money Notes Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the New Money Notes Collateral at such time, general market and economic conditions and the timing and the manner of the sale. All or a portion of the New Money Notes Collateral may be illiquid and may have no readily ascertainable market value. Likewise, the Company cannot provide assurance that there will be a market for the sale of the New Money Notes Collateral, or, if such a market exists, that there will not be a substantial delay in its liquidation. In addition, the share pledges of an entity may be of no value if that entity is subject to an insolvency or bankruptcy proceeding. The New Money Notes Collateral may be released in connection with an enforcement sale and certain disposals pursuant to the Intercreditor Agreement.

There also can be no assurance that the New Money Notes Collateral will be sellable and, even if sellable, the timing of any liquidation or foreclosure is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets owned by the Company, such as liens resulting from consignment agreements with the Company’s suppliers and retention rights, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could materially adversely affect the value of the New Money Notes Collateral and the ability of the Security Agent to realize or foreclose on the New Money Notes Collateral. By the nature of the Company’s business, some or all of the New Money Notes Collateral may be illiquid and may have no readily ascertainable market value. Also, certain of the Company’s contracts, including the New Money Notes Indenture, include or will include a change of control clause, which may be triggered by enforcement of New Money Notes Collateral and limit the value of the New Money Notes Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Company cannot provide assurance that the proceeds from any sale or liquidation of the New Money Notes Collateral will be sufficient to pay the obligations due under the New Money Notes. If the proceeds of any enforcement (including, where applicable, a sale) of New Money Notes Collateral are not sufficient to repay all amounts due on the New Money Notes (to the extent not repaid from the proceeds of the sale of the New Money Notes Collateral), a Holder of New Money Notes would only have a senior unsecured claim against the Issuer’s remaining assets.

The New Money Notes Indenture will also permit the existence or the granting of certain liens other than those in favor of the Holders of the New Money Notes on the New Money Notes Collateral, such as certain preexisting or statutory liens. Holders of such other secured indebtedness may have rights and remedies which, if exercised, could reduce the proceeds available to satisfy the Company’s obligations under the New Money Notes.

The New Money Notes will be secured only to the extent of the value of the assets that have been granted as New Money Notes Collateral.

The New Money Notes will be secured only by the New Money Notes Collateral described in the New Money Notes Indenture. Once granted, the security interests over substantially all of the New Money Notes Collateral will be limited to the same extent as those under the Revolving Credit Facility and certain other indebtedness, which limitations could be significant. To the extent that the claims of the Holders of the New Money Notes exceed the value of the assets securing those New Money Notes and other obligations, those claims will rank equally with the claims of the Holders of all other existing and future senior unsecured indebtedness ranking pari passu with the New Money Notes. As a result, if the value of the assets pledged as security for the New Money Notes is less than the value of the claims of the Holders of the New Money Notes, those claims may not be satisfied in full before the claims of certain unsecured creditors are paid.

The grant of New Money Notes Collateral to secure the New Money Notes might be challenged or voidable in an insolvency proceeding.

The grant of New Money Notes Collateral in favor of the Security Agent may be voidable by the grantor or by an insolvency liquidator, receiver or administrator or by other creditors, or may be otherwise set aside by a court, or be unenforceable if certain events or circumstances exist or occur, including, among others, if the grantor is deemed to be insolvent at the time of the grant, or if the grant permits the secured parties to receive a greater recovery than if the grant had not been given and an insolvency proceeding in respect of the grantor is commenced within a legally specified “clawback” period following the grant.

The Intrum Group may incur additional indebtedness that is secured by the New Money Notes Collateral (other than the Escrow Account) on a pari passu basis, and lenders under the Revolving Credit Facility and certain hedging counterparties may receive proceeds from the enforcement of the New Money Notes Collateral (other than the Escrow Account) in priority to Holders of the New Money Notes pursuant to the Intercreditor Agreement.

Subject to certain conditions, the Company is permitted to grant security over the New Money Notes Collateral (other than the Escrow Account) in connection with future issuances of its indebtedness or indebtedness of its restricted subsidiaries, including any additional New Money Notes, in each case, as permitted under the New Money Notes Indenture. As such, in the event of a foreclosure on such New Money Notes Collateral, a Holder of the New Money Notes may not be able to fully recover on such New Money Notes Collateral if the then outstanding claims on such indebtedness that shares such New Money Notes Collateral pursuant to the Intercreditor Agreement are greater than the proceeds realized.

Any proceeds received upon any enforcement over such New Money Notes Collateral, after any applicable liabilities in respect of indebtedness designated as Super Senior Lender Liabilities and Super-Priority Hedging Liabilities under the Intercreditor Agreement have been discharged from such recoveries, will be applied pro rata in payment of all liabilities in respect of obligations under the New Money Notes Indenture and the New Money Notes and any other indebtedness of the Intrum Group permitted to be incurred and secured by the New Money Notes Collateral pursuant to the New Money Notes Indenture and the Intercreditor Agreement on a pari passu basis.

The claims of the Holders of the New Money Notes are effectively subordinated to the rights of the Intrum Group’s future secured creditors to the extent of the value of the assets securing such indebtedness that does not constitute New Money Notes Collateral.

The New Money Notes will only be secured by the New Money Notes Collateral. The New Money Notes Indenture will provide for a negative pledge but will allow the Company, subject to specified limitations, to incur secured indebtedness that will be effectively senior to the New Money Notes to the extent of the value of the non-New Money Notes Collateral assets that secure that indebtedness. In the event of any distribution or payment of the Intrum

Group’s assets in any foreclosure, dissolution, winding-up, liquidation, administration, reorganization, or other insolvency or bankruptcy proceeding, the proceeds from the sale of non-New Money Notes Collateral assets securing any indebtedness will be available to pay obligations on the New Money Notes only after all such secured indebtedness (including claims preferred by operation of law) has been paid in full. As a result, Holders of New Money Notes may receive less, ratably, than Holders of indebtedness secured by assets that do not constitute New Money Notes Collateral.

The Intrum Group may not have the ability to raise the funds necessary to finance an offer to repurchase the New Money Notes upon the occurrence of certain events constituting a change of control as required by the New Money Notes Indenture.

Upon the occurrence of certain events constituting a “change of control,” the Issuer would be required to offer to repurchase all outstanding New Money Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest to the date of purchase. If a change of control were to occur, the Company cannot provide assurance that it would have sufficient funds available at such time to pay the purchase price of the outstanding New Money Notes or that the restrictions in the Revolving Credit Facility Agreement, the Intercreditor Agreement or its other existing contractual obligations would allow it to make such required repurchases. The repurchase of the New Money Notes pursuant to such an offer could cause a default under such indebtedness, even if the change of control itself does not. The ability of the Issuer to receive cash from its subsidiaries to allow them to pay cash to the Holders of the New Money Notes following the occurrence of a change of control, may be limited by the Company’s then existing financial resources. If an event constituting a change of control occurs at a time when the Issuer is prohibited from repurchasing the New Money Notes by the terms of its indebtedness (or the Issuer’s subsidiaries are prohibited from providing funds to the Issuer for the purpose of repurchasing the New Money Notes), the Company may seek the consent of the lenders under such indebtedness to purchase the New Money Notes or may attempt to refinance the borrowings that contain such prohibition. If such consent to repay such borrowings is not obtained or such refinancing is not possible, the Issuer will remain prohibited from repurchasing any New Money Notes. In addition, the Company expects that it would require third-party financing to make an offer to repurchase the New Money Notes upon a change of control. The Company cannot provide assurance that it would be able to obtain such financing. Any failure by the Issuer to offer to purchase the Exchange Notes would constitute a default under the New Money Notes Indenture, which would, in turn, constitute a default under the Revolving Credit Facility Agreement, the Exchange Notes Indenture and certain other indebtedness

F. Risks Relating to Noteholder Ordinary Shares

The market price of Intrum AB’s ordinary shares may be volatile and may decline before or after the issuance.

The market price of Intrum AB’s ordinary shares is subject to wide fluctuations in response to numerous factors, some of which are beyond the Company’s control. These factors include, among other things, actual or anticipated variations in the Company’s costs of doing business, operating results and cash flow, the nature and content of the Company’s earnings releases and its competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in its markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in its industry, and governmental legislation or regulation, as well as general economic and market conditions, such as downturns in economy and recessions.

In recent years, the stock market in general has experienced extreme price fluctuations that have often times been unrelated to the operating performance of the affected companies. Similarly, the market price of the Company’s ordinary shares may fluctuate significantly based upon factors unrelated or disproportionate to its operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of Intrum AB’s ordinary shares.

Significant sales of the Company’s ordinary shares, or the perception that significant sales thereof may occur in the future, could adversely affect the market price for its ordinary shares.

The sale of substantial amounts of the Company’s ordinary shares could adversely affect the price of these securities. Sales of substantial amounts of the Company’s ordinary shares in the public market, and the availability of shares for future sale could adversely affect the prevailing market price of its ordinary shares and could cause the market price of its ordinary shares to remain low for a substantial amount of time.

The Company does not anticipate paying cash dividends in the foreseeable future.

The Company does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on the presence of debt under the Indentures and the Facility Agreement, the Company’s results of operations and financial condition and other factors.

G. Other Risks

The Financial Projections and other financial information are based on assumptions that may prove incorrect.

The Financial Projections and certain other financial information contained herein reflect numerous assumptions concerning the anticipated future performance of the Debtors, some of which may not materialize.

The financial information contained in this Disclosure Statement has not been audited except as otherwise stated herein. In preparing this Disclosure Statement, the Debtors have relied on financial data derived from their books and records available at the time of such preparation. Although the Debtors have exercised reasonable business judgment to ensure the accuracy of the financial information provided herein, and while the Debtors believe that such financial information fairly reflects their financial results, the Debtors are unable to warrant or represent that the financial information contained herein is without inaccuracies.

The Financial Projections are, by their nature, forward-looking, and necessarily based on certain significant assumptions or estimates that are beyond the Debtors’ control and may ultimately prove to be incorrect. The actual future financial results of the Debtors may turn out to be materially different from the Financial Projections. As discussed above, the Debtors’ industry is competitive, and their operations are subject to inherent uncertainties and risks, all of which make accurate forecasting very difficult. There can be no assurances that such prospective assessments will ultimately prove to be accurate.

It was assumed in the preparation of the Financial Projections and other financial information contained herein that the historical book value of the Debtors’ assets as of December 30, 2023, approximates those assets’ fair value, except for specific adjustments.

The implementation of the Plan may have significant United States federal income tax consequences for Holders of Allowed Claims and Holders of Allowed Interests.

The implementation of the Plan may have significant United States federal income tax consequences for Holders of Allowed Claims and Holders of Allowed Interests.

For a general discussion of the United States federal income tax treatment of the Plan for U.S. Holders of Allowed Claims and U.S. Holders of Allowed Interests, see the discussion in Section VII, titled “Certain U.S. Federal Income Tax Considerations.” Holders of Allowed Claims and Allowed Interests should consult with their tax advisors to determine the United States federal income tax consequences of the Plan in light of each Holder’s specific circumstances.

Historical financial information will not be comparable.

As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

The Debtors have no duty to update.

The statements contained in the Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of the Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update the Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

H. Certain Disclaimers

No representations outside the Disclosure Statement are authorized.

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in the Disclosure Statement. Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, the Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

No legal or tax advice is provided by the Disclosure Statement.

The contents of the Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest. The Disclosure Statement is not legal advice to you. The Disclosure Statement may not be relied upon for any purpose other than to determine (i) how to vote on the Plan, (ii) whether or not to opt-out of the releases as set forth in Section VIII(D)(2) of the Plan, and (iii) whether or not to object to confirmation of the Plan.

No admission made.

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or the Holders of Claims or Interests.

SECTION X.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN

If the Plan is not confirmed, the alternatives include (a) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code and (b) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization. Each of these possibilities is discussed in turn below.

A. Liquidation Under Chapter 7 or Chapter 11

If the Plan is not confirmed, the Chapter 11 Cases could be converted to liquidation cases under chapter 7 of the Bankruptcy Code. A trustee would then be appointed to promptly liquidate the assets of the Debtors.

Although it is impossible to predict precisely how the proceeds of a liquidation would be distributed, in a chapter 7 liquidation, additional administrative expenses caused by the appointment of a trustee and professionals to assist the trustee, along with an increase in the number of unsecured Claims that would arise by reason of the liquidation and from the rejection of unexpired leases and executory contracts, would cause a substantial diminution of the distributions available to creditors.

The Debtors could also be liquidated pursuant to a chapter 11 plan. In a liquidation under chapter 11, the Debtors’ assets could be sold in a more orderly fashion over a longer period of time than in a chapter 7 liquidation. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs incurred. Because a trustee is not required in a chapter 11 liquidation, expenses for professional fees could be lower than in a chapter 7 liquidation. However, the drafting and pursuit of a liquidation plan and solicitation and tabulation of votes thereon would result in additional delays and administrative costs.

Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that any liquidation would be a much less attractive alternative than the Plan because of the greater recoveries the Debtors anticipate will be provided under the Plan. It is highly unlikely that the Holders of General Unsecured Claims or Interests would receive any distribution in a liquidation under either chapter 7 or chapter 11.

THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO HOLDERS OF CLAIMS AND INTERESTS THAN WOULD LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.

The Liquidation Analysis, prepared by the Debtors with its financial advisors, premised upon a chapter 7 liquidation, is attached hereto as Exhibit E. The Liquidation Analysis takes into account the realizable value of the Debtors’ assets of the Debtors and the extent to which the assets are subject to liens and security interests. Based on this analysis, a liquidation of the Debtors’ assets would produce less value for distribution to creditors and equity interest Holders than that recoverable under the Plan.

B. Alternative Plans of Reorganization

If the Debtors continued to operate their businesses and manage their properties as debtors-in-possession while formulating and negotiating an alternative plan, they would remain subject to the restrictions imposed by the Bankruptcy Code. Protracted Chapter 11 Cases would significantly affect the Debtors business and ability to operate as a going concern.

SECTION XI.

CONCLUSION AND RECOMMENDATION

The Debtors, with the support of the Consenting Creditors, believe that confirmation and implementation of the Plan is in the best interests of the Holders of Claims and Interests because it provides the greatest recoveries to such Holders. In addition, any alternative to confirmation of the Plan could result in extensive delays and substantially increased administrative expenses.

Accordingly, the Debtors, with the support of the Consenting Creditors, urge all Holders of Claims who are entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they are actually received by the Voting Agent no later than 4:00 p.m., prevailing Central Time, on November 13, 2024.

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Dated: ~~October~~November 17, 2024

Respectfully submitted,

Intrum AB (pub) and its undersigned affiliate

By:	/s/ Andrés Rubio.
Name: Andrés Rubio
Title: Chief Executive Officer

On behalf of Intrum AB (pub) and its Debtor affiliate